UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

U.S. PLASTIC LUMBER CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☒	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

U.S. PLASTIC LUMBER CORP.

2300 W. Glades Rd., Suite 440W
Boca Raton, Florida 33431
(561) 394-3511

                    , 2002

Dear Stockholder:

      The board of directors and officers of U.S. Plastic Lumber Corp., a Nevada corporation, cordially invite you to attend the Special Meeting of Stockholders (the “Special Meeting”) to be held on                     , 2002 at the Renaissance Boca Raton Hotel located at 2000 NW 19th Street, Boca Raton, Florida 33431 at 2:00 p.m. (Daylight Savings Time) or any adjournment or postponement of the Special Meeting.

      We entered into the purchase agreement dated as of December 29, 2001 and the amendments thereto dated as of February 12, 2002 and March 5, 2002 (the “Original Purchase Agreement”) with New CEI Inc. (“New CEI”) and Clean Earth, Inc. (“Clean Earth”), our wholly-owned subsidiary. Pursuant to the Original Purchase Agreement, we agreed to sell all of the issued and outstanding capital stock of Clean Earth (“Original Clean Earth Sale Transaction”) which together with its subsidiaries comprise our environmental recycling division. We obtained our stockholders’ approval of the Original Clean Earth Sale Transaction at the Special Meeting of our stockholders held on March 19, 2002. Subsequent to the stockholders’ approval of the Original Clean Earth Sale Transaction, New CEI assigned all of its rights and obligations under the Original Purchase Agreement to CEI Holding Corporation (the “Purchaser”), a corporation recently formed by Eos Partners L.P. and BancAmerica Capital Investors, two private equity investment groups that collectively manage over $2.5 billion of capital. We entered into the Amended and Restated Purchase Agreement (the “Purchase Agreement”), dated as of June 14, 2002, with the Purchaser, CEI Acquisition Corp. (“Purchaser Sub”) and Clean Earth. The Purchase Agreement also provides for the sale of all of the issued and outstanding capital stock of Clean Earth (the “Clean Earth Sale Transaction”), but certain terms and conditions of the Purchase Agreement differ from the terms and conditions of the Original Purchase Agreement. We cannot complete the Clean Earth Sale Transaction unless our stockholders approve it by casting the majority of outstanding shares of our common stock “FOR” the Clean Earth Sale Transaction. The enclosed proxy statement contains, among other things, a discussion of the Clean Earth Sale Transaction. The board of directors recommends that you consider the enclosed materials carefully.

      In connection with the Clean Earth Sale Transaction, stockholders are also being asked to approve and ratify (i) the issuance of 19,935,808 shares of our common stock to Stout Partnership (“Stout”) pursuant to the conversion of a $5.0 million debenture (plus accrued interest) (the “Stout Debenture”) and (ii) the issuance of 500,000 shares of our common stock to Stout upon the exercise of warrants issued to Stout. Some of our officers and directors are the general partners of Stout, including Mark S. Alsentzer, August C. Schultes, III and Gary J. Ziegler. Stockholder approval is required for the issuance of these shares because, among other things, The Nasdaq Stock Market Rules require companies listed on the Nasdaq Stock Market to obtain stockholder approval prior to the issuance of securities in a private transaction equal to (i) 20% or more of such company’s outstanding voting securities and (ii) at a price per share below the greater of book or market value, on the original issuance date of the securities or if the issuance would result in a change in control. Our senior lenders have conditioned their extension of a $10.0 million line of credit to us upon the conversion of the Stout Debenture for shares of our common stock. The receipt of this line of credit is essential to the on-going viability of our company and will be used to fund our operations following the Clean Earth Sale Transaction. If stockholders do not approve the conversion, we will not have sufficient working capital to fund our ongoing operations following the completion of the Clean Earth Sale Transaction. Subject to the completion of the Clean Earth Sale Transaction and the receipt of stockholder approval, by a letter dated as of May 29, 2002, Stout and we agreed to convert the Stout Debenture into shares of our common stock, even though such conversion was not required pursuant to the terms of the Stout Debenture, based upon a conversion price of $0.26 per share, which represents the lowest closing price during the four trading days prior to May 29, 2002, in accordance with the Convertible Debenture Purchase Agreement dated December 1, 2000. Stout also agreed to waive past defaults on such debenture.

      At the Special Meeting, you will be asked to consider and vote upon the proposals (i) to approve the Clean Earth Sale Transaction, (ii) to approve and ratify the issuance of shares of our common stock to Stout, as described above, (iii) to act upon the adjournment or postponement of the Special Meeting, if necessary, to permit further solicitation of proxies if we lack sufficient votes to approve the Clean Earth Sale Transaction or the Stout conversion transaction at the time of the Special Meeting, and (iv) to transact such other matters as may properly come before the Special Meeting or any adjournment or postponement of the Special Meeting.

      We are undergoing a liquidity crisis and our accountants included an explanatory note in their audit report with respect to our December 31, 2001, consolidated financial statements, that states that our financial condition, recurring losses from operations and inability to repay indebtedness raises substantial doubt as to our ability to continue as a going concern. We entered into a succession of forbearance agreements with our senior lenders that require us to sell Clean Earth. Our senior lenders have agreed to forbear until August 31, 2002. If we are not successful in closing the Clean Earth Sale Transaction, we will be in breach of the forbearance agreement with the senior lenders and the forbearance agreement with certain other lenders (who have agreed to forbear until July 31, 2002) that could lead these lenders to seek to foreclose on our assets. Additionally, our failure to close the Clean Earth Sale Transaction will prevent us from curing our liquidity crisis, which will adversely affect our ability to operate as a going concern. However, there can be no assurance that the closing of the Clean Earth Sale Transaction will allow us to continue as a going concern. See “Special Considerations” on page 91.

      OUR BOARD OF DIRECTORS CAREFULLY REVIEWED AND CONSIDERED THE TERMS AND CONDITIONS OF THE CLEAN EARTH SALE TRANSACTION AS WELL AS OTHER ALTERNATIVES AVAILABLE TO US. BASED ON ITS REVIEW, OUR BOARD HAS DETERMINED THAT THE CLEAN EARTH SALE TRANSACTION IS FAIR TO, AND IN THE BEST INTERESTS OF, OUR COMPANY AND OUR STOCKHOLDERS. IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, WHETHER OR NOT YOU ATTEND THE SPECIAL MEETING IN PERSON AND REGARDLESS OF THE NUMBER OF SHARES YOU OWN.

      The board has approved the Clean Earth Sale Transaction and the other proposals described in this proxy statement and recommends that stockholders vote “FOR” approval of the Clean Earth Sale Transaction and the other proposals described in this proxy statement by marking the enclosed proxy card “FOR” the approval of the Clean Earth Sale Transaction and the other proposals and returning the proxy card in the accompanying self-addressed, postage-prepaid envelope. Your early response will be greatly appreciated. Of course, you are also welcome to attend the Special Meeting and vote your shares in person.

Sincerely,

Mark S. Alsentzer
Chairman, President and Chief Executive
Officer

      THE CLEAN EARTH SALE TRANSACTION AND THE OTHER PROPOSALS DESCRIBED IN THIS PROXY STATEMENT HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE CLEAN EARTH SALE TRANSACTION OR THE OTHER PROPOSALS NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

This proxy statement and a proxy card are being first mailed to our stockholders on or about                , 2002.

NOTICE OF THE SPECIAL MEETING OF THE STOCKHOLDERS
SUMMARY
RECENT DEVELOPMENTS
QUESTIONS AND ANSWERS RELATING TO THE CLEAN EARTH SALE TRANSACTION AND OTHER PROPOSALS
GENERAL INFORMATION
Date, Time, Place and Purpose of the Special Meeting
Record Date and Shares Entitled to Vote
Quorum and Voting Rights
Solicitation of Proxies
Revocation of Proxies
PROPOSAL ONE: THE CLEAN EARTH SALE TRANSACTION
Business Currently Conducted
Description of Business to be Sold -- Environmental Recycling Division
Description of Remaining Business -- Plastic Lumber Division
Summary of the Purchase Agreement
Regulatory Approvals
Accounting Treatment of the Clean Earth Sale Transaction
Federal Income Tax Consequences of the Clean Earth Sale Transaction
Vote Required for the Approval of the Clean Earth Sale Transaction
Dissenters’ Rights
Transaction Expenses
Background of Our Decision to Sell Clean Earth
Recommendations of the Board of Directors
Reasons for the Clean Earth Sale Transaction
Position of the Company as to the Fairness to Stockholders of the Clean Earth Sale Transaction
Opinion of the Investment Banker
Effects of the Clean Earth Sale Transaction
$10.0 Million Line of Credit
Plans after the Clean Earth Sale Transaction
Use of Net Cash Proceeds from the Clean Earth Sale Transaction
Interests in the Clean Earth Sale Transaction that Differ from Your Interests
PROPOSAL TWO: APPROVAL AND RATIFICATION OF THE ISSUANCE OF SHARES OF OUR COMMON STOCK UPON CONVERSION OF A DEBENTURE AND EXERCISE OF WARRANTS ISSUED TO STOUT PARTNERSHIP
General
The Stout Transactions
Special Considerations Related to the Stout Conversion Transaction
Stockholder Approval Requirements
Principal Effects of Approval or Non-Approval of the Stout Conversion Transaction
Vote Required for Approval of the Stout Conversion Transaction
Dissenters’ Rights
Recommendation of the Board of Directors
PROPOSAL THREE: ADJOURNMENT
SPECIAL CONSIDERATIONS
INFORMATION ABOUT THE PURCHASER
General
No Market for Purchaser’s Capital Stock
Our Interest in Purchaser
Management and Ownership of the Purchaser
Legal Proceedings
Description of Capital Stock
SELECTED FINANCIAL DATA
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Year Ended December 31, 2001 Compared to Year Ended December 31, 2000
Year Ended December 31, 2000 Compared to Year Ended December 31, 1999
Liquidity and Capital Resources
New Accounting Standards
Transactions with Related and Certain Other Parties
Critical Accounting Policies and Estimates
Revenue Recognition and Accounts Receivable
Property, Plant and Equipment
Acquired Intangibles
Accounting For Income Taxes
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
MANAGEMENT
INDEPENDENT ACCOUNTANTS
STOCKHOLDER PROPOSALS
OTHER MATTERS
FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
CONDENSED CONSOLIDATED BALANCE SHEETS At March 31, 2002 and December 31, 2001
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS Three Months Ended March 31, 2002 and 2001
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS Three Months Ended March 31, 2002 and 2001
U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES NOTES TO CONDENSED UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
1. Nature of Operations and Basis of Presentation
Nature of Operations
Basis of Presentation
2. Liquidity and Capital Resources
3. Agreement to Sell Clean Earth, Inc.
4. Capital Stock
Series D Convertible Preferred Stock
Series E Convertible Preferred Stock
Common Stock Private Placement
5. Notes and Capital Leases Payable
6. Convertible Subordinated Debentures
7. Restructuring Charges
8. Legal Proceedings
9. Recent Accounting Pronouncements
10. Segment Reporting
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
CONSOLIDATED BALANCE SHEETS As of December 31, 2001 and 2000
CONSOLIDATED STATEMENTS OF OPERATIONS For the Years Ended December 31, 2001, 2000 and 1999
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY For the Years Ended December 31, 2001, 2000 and 1999
CONSOLIDATED STATEMENTS OF CASH FLOWS For the Years Ended December 31, 2001, 2000 and 1999
U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Nature of Operations and Summary of Significant Accounting Policies
Nature of Operations
Principles of Consolidation
Use of Estimates
Reclassifications
Cash and Cash Equivalents
Inventories
Property, Plant and Equipment
Impairment of Long Lived Assets
Acquired Intangibles, Net
Other Assets
Revenue Recognition
Stock-Based Compensation
Income Taxes
Advertising Costs
Concentrations of Credit Risk
Fair Value of Financial Instruments
Earnings (Loss) Per Share
Comprehensive Income
Recent Accounting Pronouncements
2. Liquidity and Capital Resources
3. Purchase Agreement to Sell Clean Earth, Inc.
14. Related Party Transactions
15. Commitment and Contingencies
Operating Leases
Employment Agreements
Legal Proceedings
Licensing Agreements
Loss Contingencies
16. Segment Reporting
17. Derivatives
18. Changes in Valuation Accounts
19. Quarterly Financial Data (Unaudited)

U.S. PLASTIC LUMBER CORP.

2300 W. Glades Rd., Suite 440W
Boca Raton, Florida 33431
(561) 394-3511

NOTICE OF THE SPECIAL MEETING OF THE STOCKHOLDERS
TO BE HELD ON                         , 2002

To the Stockholders of U.S. Plastic Lumber Corp.:

      Notice is hereby given that the Special Meeting of the Stockholders (the “Special Meeting”) of U.S. Plastic Lumber Corp., a Nevada corporation (the “Company”), will be held at the Renaissance Boca Raton Hotel located at 2000 NW 19th Street, Boca Raton, Florida 33431 on                     , 2002 at 2:00 p.m. (Daylight Savings Time) for the following purposes:

1. To consider and vote upon a proposal to approve the sale of all of the issued and outstanding capital stock of Clean Earth, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company, which together with its subsidiaries comprise our environmental recycling division, to CEI Holding Corporation, a Delaware corporation (the “Purchaser”), pursuant to the terms and conditions of the amended and restated purchase agreement dated as of June 14, 2002 (the “Purchase Agreement”) entered into by the foregoing parties, and CEI Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Purchaser, and the transactions contemplated by the Purchase Agreement (the “Clean Earth Sale Transaction”), as more fully described in the accompanying proxy statement. A copy of the Purchase Agreement is attached as Appendix A to the enclosed proxy statement.

2. To approve and ratify the issuance of shares of our common stock upon the conversion of a debenture and the exercise of warrants issued to Stout Partnership (the “Stout Conversion Transaction”).

3. To act upon the adjournment or postponement of the Special Meeting, if necessary, to permit further solicitation of proxies if we lack sufficient votes to approve the Clean Earth Sale Transaction or the Stout Conversion Transaction at the time of the Special Meeting.

4. To transact such other matters as may properly come before the Special Meeting or any adjournment or postponement of the Special Meeting.

      Registration and seating for the Special Meeting will begin at 1:30 p.m. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Please note that if your shares, or the shares of the person or entity for whom you are the duly appointed proxy, are held in “street name” (i.e., through a broker or other nominee), for admittance to the Special Meeting you will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the Special Meeting.

      By resolution of the board of directors of the Company, only stockholders of record of the Company’s common stock at the close of business on July 10, 2002 are entitled to the notice of and to vote at the Special Meeting and any adjournment or postponement of the Special Meeting. A list of the Company’s stockholders of record, as of the close of business on July 10, 2002, will be available at the Special Meeting for examination by any stockholder, a stockholder’s agent or attorney.

      EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD, WHICH IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS, AS SOON AS POSSIBLE IN THE ACCOMPANYING SELF-ADDRESSED, POSTAGE-PREPAID ENVELOPE. IF YOU DO ATTEND THE SPECIAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

By Order of the Board of Directors,

Bruce C. Rosetto
Secretary

                    , 2002
Boca Raton, Florida

SUMMARY	1
RECENT DEVELOPMENTS	10
QUESTIONS AND ANSWERS RELATING TO THE CLEAN EARTH SALE TRANSACTION AND OTHER PROPOSALS	12
GENERAL INFORMATION	17
Date, Time, Place and Purpose of the Special Meeting	17
Record Date and Shares Entitled to Vote	17
Quorum and Voting Rights	17
Solicitation of Proxies	18
Revocation of Proxies	18
PROPOSAL ONE: THE CLEAN EARTH SALE TRANSACTION	19
Business Currently Conducted	19
Description of Business to be Sold — Environmental Recycling Division	23
Description of Remaining Business — Plastic Lumber Division	29
Summary of the Purchase Agreement	35
Summary of Terms of Seller Note	52
Unaudited Pro Forma Consolidated Condensed Financial Information	55
Regulatory Approvals	60
Accounting Treatment of the Clean Earth Sale Transaction	61
Federal Income Tax Consequences of the Clean Earth Sale Transaction	61
Vote Required for the Approval of the Clean Earth Sale Transaction	62
Dissenters’ Rights	62
Transaction Expenses	62
Background of Our Decision to Sell Clean Earth	62
Recommendations of the Board of Directors	70
Reasons for the Clean Earth Sale Transaction	70
Position of the Company as to the Fairness to Stockholders of the Clean Earth Sale Transaction	74
Opinion of the Investment Banker	76
Effects of the Clean Earth Sale Transaction	81
$10.0 Million Line of Credit	82
Plans after the Clean Earth Sale Transaction	83
Use of Net Cash Proceeds from the Clean Earth Sale Transaction	84
Interests in the Clean Earth Sale Transaction that Differ from Your Interests	85
PROPOSAL TWO: APPROVAL AND RATIFICATION OF THE ISSUANCE OF SHARES OF OUR COMMON STOCK UPON CONVERSION OF A DEBENTURE AND EXERCISE OF WARRANTS ISSUED TO STOUT PARTNERSHIP	87
General	87
The Stout Transactions	87
Special Considerations Related to the Stout Conversion Transaction	88
Stockholder Approval Requirements	89
Principal Effects of Approval or Non-Approval of the Stout Conversion Transaction	90
Vote Required for Approval of the Stout Conversion Transaction	90
Dissenters’ Rights	90
Recommendation of the Board of Directors	90
PROPOSAL THREE: ADJOURNMENT	90

i

SPECIAL CONSIDERATIONS	91
INFORMATION ABOUT THE PURCHASER	107
General	107
No Market for Purchaser’s Capital Stock	107
Our Interest in Purchaser	107
Management and Ownership of the Purchaser	107
Legal Proceedings	108
Description of Capital Stock	108
SELECTED FINANCIAL DATA	109
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	110
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK	132
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	132
MANAGEMENT	135
INDEPENDENT ACCOUNTANTS	137
STOCKHOLDER PROPOSALS	137
OTHER MATTERS	137
FORWARD-LOOKING STATEMENTS	137
WHERE YOU CAN FIND MORE INFORMATION	138
INDEX TO FINANCIAL STATEMENTS	F-1
Appendix A: Purchase Agreement	A-1
Appendix B: Form of Seller Note	B-1
Appendix C: Opinion of Sanders Morris Harris, Inc.	C-1

ii

SUMMARY

      This summary is intended to give you a summary of the material aspects of the proposed sale of Clean Earth which together with its subsidiaries comprise our environmental recycling division, as described in this proxy statement and is referred to as the Clean Earth Sale Transaction. Neither the Purchaser nor Purchaser Sub has any relation to us or any of our affiliates. This summary also provides a brief description of the Stout conversion transaction. You should carefully review the proxy statement and the agreements attached as appendices to this proxy statement so that you can gain a more complete understanding of the Clean Earth Sale Transaction and the Stout conversion transaction.

      CLEAN EARTH SALE TRANSACTION. (See page 35.) The following is a brief description of the material business terms of the Clean Earth Sale Transaction:

•	Purchase Price. (See page 35.) The purchase price that we will receive in the Clean Earth Sale Transaction consists of:

•	Cash. The cash portion of the purchase price is equal to $45.0 million, subject to certain adjustments described below.

•	Promissory Note. A 5.0% subordinated promissory note issued by Purchaser in the original principal amount of $3.5 million with a maturity date on the ten-year anniversary date of the closing date of the Clean Earth Sale Transaction, subject to certain adjustments and rights of set-off as described in this document.

In addition, the Purchaser agreed to reimburse us an amount not to exceed $50,000 for fees and expenses of KPMG LLP paid by us with respect to the preparation and issuance of an audit report related to Clean Earth and its subsidiaries’ audited financial statements for and as of December 31, 2001.

•	Purchase Price Adjustments. The cash portion of the purchase price described in the foregoing section is subject to the following adjustments as of the closing of the Clean Earth Sale Transaction:

•	if the Estimated Adjusted Long-Term Debt (as defined in the Purchase Agreement) is greater or less than $5.5 million, the cash portion of the purchase price will be decreased or increased by the amount of the difference; and

•	if the Estimated AWC (adjusted working capital) (as defined in the Purchase Agreement) of Clean Earth and its subsidiaries on a consolidated basis on the closing date, is (i) less than $10.0 million, the cash portion of the purchase price will be reduced by the amount of the deficiency and (ii) greater than $12.5 million, the cash portion of the purchase price will be increased by the amount of the difference.

      In addition, there may be additional adjustments to the purchase price based upon a final audited closing date balance sheet to be delivered after the closing of the Clean Earth Sale Transaction if the adjusted long-term debt and adjusted working capital set forth on the final audited closing date balance sheet differ from the amounts of such items set forth on the estimated closing date balance sheet.

      Based on the projected adjusted long-term debt of Clean Earth and its subsidiaries as of July 31, 2002, we estimate that the cash portion of the purchase price would increase by approximately $1.2 million. Based on the projected adjusted working capital as of July 31, 2002, we estimate that the cash portion of the purchase price would decrease by approximately $2.9 million. Assuming the Clean Earth Sale Transaction was completed on July 31, 2002, the projected resulting net purchase price adjustments described above would result in a decrease in the cash portion of the purchase price of approximately $1.7 million.

      We anticipate closing the Clean Earth Sale Transaction by the end of August 2002 or as soon thereafter as practicable. We currently estimate that the maximum reduction to the purchase price as a result of these provisions would not exceed $3.0 million. The adjustments for a reduction in purchase price after the closing, if any, will be first paid to Purchaser out of the $1.0 million escrow. Downward adjustments in the purchase price, if any, in excess of $1.0 million will be paid to Purchaser, at Purchaser’s option, by wire transfer by us of immediately available funds or by the offset against, mandatory retirement or reduction of the Purchaser’s obligations under the $3.5 million note delivered to us at the closing, on a dollar-for-dollar basis.

      The cash portion of the purchase price is also subject to reduction at closing by an amount equal to the aggregate amount of all Defaulted Obligations (as defined in the Purchase Agreement) estimated to be outstanding assuming the occurrence of the closing. If the cash portion of the purchase price is reduced due to such Defaulted Obligations, Purchaser will deliver a promissory note with respect to each Defaulted Obligation (each, a “D.O. Note”) to us at the closing in the principal amount equal to such reduction payable on such terms and at such date or dates as the obligation giving rise to the reduction would have been payable by Clean Earth or its subsidiary had the default not occurred. There may be additional adjustments to the purchase price and the amount of the related D.O. Note based upon a final audited closing date balance sheet to be delivered after the closing if the amount of Defaulted Obligations set forth on the final audited closing date balance sheet differs from the amount of Defaulted Obligations set forth on the estimated closing date balance sheet upon which the adjustments at closing were made.

      The debt defaults described above only apply to debt obligations being assumed by the Purchaser and debt defaults and debt obligations not transferred to the Purchaser do not trigger a reduction in the purchase price. None of our obligations or the obligations of Clean Earth are currently in default which would result in an adjustment to the purchase price pursuant to this provision of the Purchase Agreement. There are no forbearance agreements that would trigger a reduction in the purchase price pursuant to this provision. We currently believe that it is remote that there will be any defaults that would result in our receipt of a D.O. Note pursuant to the terms of the Purchase Agreement described above.

      In the event the closing date cash payment would be less than $39.0 million, we will provide revised proxy materials to our stockholders and will re-solicit votes from the stockholders prior to the consummation of the Clean Earth Sale Transaction.

      As detailed above, we estimate that the maximum amount of all adjustments and reductions that could affect the cash portion of the purchase price, based upon our internal projection of our financial position as of July 31, 2002, will be approximately $1.7 million. We do not anticipate that these purchase price adjustments (including adjustments related to debt defaults) will impair our ability to pay our senior creditors. Assuming the completion of the Clean Earth Sale Transaction on or before August 31, 2002, the application of $40.6 million of net cash proceeds therefrom to repay a portion of our outstanding indebtedness, the conversion of the Stout Debenture and the restructuring of the debentures issued to Halifax Fund, L.P. (“Halifax”) in accordance with the terms described in this document we believe, based on our current financial projections, that the $10.0 million line of credit provided by our senior lenders at closing will be sufficient to fund our operations through 2003. Further, we do not believe these purchase price adjustments will have any impact on our forbearance agreements.

•	Excluded Assets. We will keep the following assets and not transfer these assets as part of the Clean Earth Sale Transaction: the receivables related to (i) the Assignment Agreement dated as of May 21, 2000 between us and Interstate Industrial Corp. related to claims for payment of Clean Earth and its subsidiaries pursuant to the Joint Venture Agreement dated December 31, 1997 between Interstate Industrial Corp. and us, for which the net book value is approximately $500,000 and (ii) claims for payment of Clean Earth and its subsidiaries pursuant to the Quakertown Founding Site Agreement dated December 1998 between Integrated Technical Services, a subsidiary of Clean Earth, and the Pennsylvania Department of Environmental Protection. We believe the value of this receivable to be approximately $4.2 million, however, because we may have to enter into litigation to collect this receivable, we have recorded an allowance to reduce its net book value to $1.0 million.

•	Licenses and Trademarks Transferred to the Purchaser. On or prior to the closing date, we will also transfer all licenses and trademarks relating to the assets, business and operations of Clean

Earth or any of its subsidiaries from U.S. Plastic Lumber IP Corporation, our wholly-owned subsidiary, to Clean Earth without any cost, expense or fees payable by Clean Earth, any of its subsidiaries, Purchaser or Purchaser Sub.

•	Conditions to the Closing of Purchaser and Purchaser Sub. (See page 42.) The obligation of the Purchaser and Purchaser Sub to consummate the Clean Earth Sale Transaction is subject to certain conditions, including, but not limited to, the following:

•	the accuracy of our and Clean Earth’s representations and warranties and the satisfaction of all conditions on our and Clean Earth’s part to be performed on or before closing;

•	the receipt by Purchaser or Purchaser Sub of senior secured financing of at least $37.0 million (consisting of a term loan and a revolving credit facility) from a syndicate of institutional lenders led by Bank of America, N.A. in accordance with a written commitment from such lenders satisfactory to Purchaser and Purchaser Sub;

•	the receipt by Purchaser and Purchaser Sub of specified third party consents;

•	no material adverse effect on the financial condition, properties, business, operations, assets or results of operations of Clean Earth and its subsidiaries has occurred since the date of the Purchase Agreement;

•	our stockholders’ approval of the Clean Earth Sale Transaction;

•	the receipt by Purchaser and Purchaser Sub of certain of Clean Earth’s and its subsidiaries’ financial statements, reports and documents in the timeframes set forth in the Purchase Agreement and the adjusted working capital set forth in certain of these documents must be at least $7.0 million;

•	the receipt of Purchaser and Purchaser Sub of a true and complete copy of an opinion dated as of the date of the Purchase Agreement rendered by our board of director’s financial advisor to the effect that, as of the date of the Purchase Agreement, and based upon the assumptions and limitations stated in such opinion, the consideration that will be paid to us in the Clean Earth Sale Transaction is fair and reasonable to us and to the holders of our common stock from a financial point of view; and

•	Purchaser’s receipt of written agreements of the parties under our Credit Agreement dated as of June 30, 2000 and of Halifax under the Halifax Documents (as defined in the Purchase Agreement), in each case to release their liens on the shares and assets of Clean Earth and its subsidiaries.

      Purchaser has advised us that it has received a non-binding commitment from a group of lenders led by Bank of America, N.A. to provide the $37.0 million of financing. We have received consents to the Clean Earth Sale Transaction and to the release of liens on the assets of Clean Earth and its subsidiaries from Halifax and our senior lenders. We have also obtained several third party consents to the Clean Earth Sale Transaction.

•	Stockholders’ Approval and our Conditions to the Closing. (See page 44.) Our obligation to consummate the Clean Earth Sale Transaction is subject to various conditions, including, but not limited to, the approval of the Clean Earth Sale Transaction by the holders of a majority of our outstanding common stock, the receipt of specified third party consents, the accuracy of Purchaser’s and Purchaser Sub’s representations and warranties and the satisfaction of all conditions on Purchaser’s and Purchaser Sub’s part to be performed on or before closing, the termination of our obligations under certain guaranties and financial assurances described in the Purchase Agreement, and the Substitution Agreement (as defined in the Purchase Agreement) being effective as of the closing of the Clean Earth Sale Transaction.

•	Tax Treatment of the Clean Earth Sale Transaction. The Clean Earth Sale Transaction will be taxable to us, but not our stockholders. It will be taxable as a sale of stock, unless the Purchaser determines post-closing to require a joint Section 338(h)(10) election with respect to the Clean Earth Sale Transaction. In such event, it will provide to us partially completed Section 338(h)(10) elections for federal and state tax purposes which we will complete and deposit with the Escrow Agent (as defined in the Purchase Agreement). Upon delivery by the Purchaser of $1.0 million to the Escrow Agent, the Escrow Agent will deliver such elections to the Purchaser. The Escrow Agent will deliver the $1.0 million to us as additional consideration upon filing of our tax returns for the entities for which the Section 338 elections are being made. Where the Purchaser and we make a joint Section 338(h)(10) election with respect to the stock purchase, Clean Earth is treated as selling its assets in a single transaction to a new corporation owned by the Purchaser for an amount equal to the price the Purchaser pays for the Clean Earth stock plus Clean Earth’s liabilities inherited by the Purchaser plus certain other items. Clean Earth is treated as making this asset sale and recognizes the related taxable gain while a member of our consolidated group. Therefore, a stock sale without a Section 338(h)(10) election would produce less taxable gain and would result in an overall lower combined federal and state tax liability to us. If the election is made, the Clean Earth Sale Transaction would produce a higher taxable gain resulting in higher combined state and federal taxes, which we anticipate will not be greater than the additional $1.0 million purchase price consideration.

•	Non-Competition/ Non-Solicitation. (See page 46). Pursuant to the terms of the Purchase Agreement, we agreed that for a period of three years following the closing, we would not, and cause our subsidiaries not to, among other things, (i) partake in certain activities which would compete with Clean Earth or any of its subsidiaries’ business, or (ii) solicit for employment any employee of Clean Earth or any of its subsidiaries during such employee’s employment by Clean Earth or any of its subsidiaries or, subject to certain exceptions, after such employment, or (iii) employ as a consultant any employee of Clean Earth or any of its subsidiaries, during such employee’s employment by Clean Earth or any of its subsidiaries or, subject to certain exceptions, after such employment.

•	Termination of the Purchase Agreement. (See page 47). The Purchase Agreement may be terminated at any time prior to the closing as follows:

•	by the mutual written consent of us, the Purchaser and Purchaser Sub;

•	by the Purchaser and Purchaser Sub acting together if there has been a material adverse effect on the financial condition, properties, business operations, assets, or results of operations of Clean Earth, and its subsidiaries, taken as a whole between the date of the Purchase Agreement and the closing date;

•	by the Purchaser and Purchaser Sub acting together if any of the conditions precedent of Purchaser and Purchaser Sub to closing have not been satisfied as of the closing date or if the satisfaction of any such condition precedent is or becomes impossible (other than through the failure of Purchaser or Purchaser Sub to fully comply with its obligations under the Purchase Agreement) and Purchaser and Purchaser Sub have not waived such condition on or before the closing date;

•	by us and Clean Earth acting together if any of our conditions precedent to closing have not been satisfied as of the closing date or if the satisfaction of any such condition precedent is or becomes impossible (other than through the failure of us or Clean Earth to fully comply with its obligations under the Purchase Agreement) and we and Clean Earth have not waived such condition on or before the closing date;

•	by either Purchaser and Purchaser Sub acting together, on the one hand, or us and Clean Earth acting together, on the other hand, if the closing is not effected on or prior to (i) September 13, 2002 (subject to (ii) below) (provided, that the failure to effect the closing by September 13, 2002 is not primarily due to acts, omissions or failure of the terminating party) or (ii) October 31, 2002 if the closing is not effected due solely to the failure of the Special

Meeting to occur at any time during the period from the date of the Purchase Agreement up to (and including) the termination date (other than through the failure of us or Clean Earth to fully comply with its obligations under the Purchase Agreement);

•	by Purchaser and Purchaser Sub acting together, on the one hand, or us and Clean Earth acting together, on the other hand, if a material breach of any provision of the Purchase Agreement has been committed by the other and such breach has not been waived;

•	by Purchaser and Purchaser Sub acting together, if (i) we deliver a Shareholder Update Letter (as described on page 48) to the Purchaser on or before the closing date or (ii) we or Clean Earth fail to comply with certain covenants related to cash management; or

•	by Purchaser and Purchaser Sub acting together, on the one hand, or us and Clean Earth acting together, on the other hand, if the Special Meeting occurs and our stockholders do not approve the Clean Earth Sale Transaction at the Special Meeting.

      We extended the forbearance period under our forbearance agreement related to our senior credit facility with Bank of America, N.A., Union Planters Bank and LaSalle Bank (the “Senior Credit Facility”) until August 31, 2002 or an earlier date specified by our senior lenders in case of a forbearance default. We extended the forbearance period under our forbearance agreement related to our master credit facility with G.E. Capital, Siemens Financial Services Inc., Safeco Credit Co., Inc., The CIT Group/ Equipment Financing, Inc. and HSBC Business Credit (USA), Inc. (the “Master Credit Facility”) until the earlier of July 31, 2002 or the closing of the Clean Earth Sale Transaction. See “Proposal One: Clean Earth Sale Transaction — Background of Our Decision to Sell Clean Earth” for a description of the forbearance agreements entered into with our lenders. We believe that these lenders will agree to extend their forbearance to accommodate the anticipated closing schedule for the Clean Earth Sale Transaction. If the forbearance agreement related to the Master Credit Facility is not extended beyond July 31, 2002 and we fail to close the Clean Earth Sale Transaction by or on July 31, 2002, our lenders under the Senior Credit Facility and the Master Credit Facility will have the right to declare us in default and declare all obligations immediately due and payable. As we do not have the financial resources available to pay these obligations, we may be forced to seek protection under the Bankruptcy Code or we may be forced into a bankruptcy proceeding by our lenders. See “Special Considerations — Special Considerations Relating to Our Business Without Taking into Consideration the Clean Earth Sale Transaction — If we are unable to meet our payment obligations or comply with the covenants contained in our debt agreements in 2002, we will be required to significantly curtail our operations and it may raise substantial doubt about our ability to continue as a going concern.”

•	Termination Fees. (See page 48.) Pursuant to the Purchase Agreement, we and Clean Earth have agreed that either of us will pay termination fees to the Purchaser and Purchaser Sub of up to $1.25 million plus verifiable out-of-pocket expenses not to exceed $500,000, if the Purchase Agreement is terminated under circumstances described in the Purchase Agreement.

•	Expenses. All expenses incurred in connection with the Clean Earth Sale Transaction will be paid by the party incurring such expenses.

•	PRP Reserve. We have agreed to keep all liability relating to the following matters in which Clean Earth of North Jersey, Inc., Clean Earth’s subsidiary, has been named as a “potentially responsible party”: the Spectron, Inc. Superfund Site located in Elkton, Maryland, the Four County Landfill Site in Indiana and the Bayonne Barrel and Drum Site in Newark, New Jersey. We have reserved $324,485 with respect to these matters which we currently believe is sufficient to cover our portion of the liability with respect to these matters. We currently estimate that it will take up to five years for these matters to be resolved and the amount of our liability determined. As a result, no assurances can be given as to whether this reserve will be sufficient to cover our portion of this liability.

•	Indemnification. (See page 50.) The Purchase Agreement contains indemnification obligations for each party, subject to certain caps and limits described in the Purchase Agreement, related to matters including (i) any inaccuracy or breach of any representation or warranty in the Purchase Agreement or this proxy statement, (ii) a party’s failure to perform or observe fully any covenant, agreement or provision of the Purchase Agreement, or (iii) any claims relating to the enforcement of a party’s rights under the Purchase Agreement. In addition, we have agreed to indemnify Purchaser, Purchaser Sub and Clean Earth for liabilities relating to certain environmental matters, certain lawsuits, brokers fees incurred in connection with the Purchase Agreement, and our Welfare Plans. In addition, each of Purchaser, Purchaser Sub and Clean Earth agreed to indemnify us for our liabilities and obligations (i) under specified guaranties or financial assurances and (ii) arising subsequent to the closing of the Clean Earth Sale Transaction under the PNC Shareholder Guaranty (as defined in the Purchase Agreement).

•	Estimated Gain on Clean Earth Sale. We anticipate recording a pre-tax gain of approximately $1.0 million on the Clean Earth Sale Transaction.

      INTERESTS IN THE SALE OF CLEAN EARTH THAT DIFFER FROM YOUR INTERESTS. (See page 85.)

•	Each of Frank Barbella, Theodore Budzynski, Steven C. Sands and Michael Goebner, officers of Clean Earth or one of its subsidiaries, have executed letter agreements with the Purchaser providing for each to enter into long term employment agreements with the Purchaser, effective as of the closing of the Clean Earth Sale Transaction. The Purchaser also intends to enter into a similar letter agreement with Brent Kopenhaver, also a key executive of Clean Earth. None of these individuals are our directors or officers.

•	The guarantors of an indemnity agreement on behalf of a Clean Earth subsidiary (the “B.C. Guarantors”), which include directors, Mark S. Alsentzer and August C. Schultes, III, and family members and affiliates of such directors, and certain officers of Barbella Environmental Technology, Inc. (“BET”), a Clean Earth subsidiary, will receive certain payments from Clean Earth and the Purchaser in connection with the closing of the Clean Earth Sale Transaction, a portion of which payments would reduce the amount to be paid to these individuals by us. The aggregate amount of the payments owed to the B.C. Guarantors by us is $862,500, of which, subject to conditions described on page 40, $375,000 will be paid by Clean Earth at the closing of the Clean Earth Sale Transaction, to be divided among such guarantors based upon their respective individual commitments which have not been determined at this time. The remaining portion of the payments owed to the B.C. Guarantors will be paid by us, and is reflected in the net cash proceeds we will receive in the Clean Earth Sale Transaction. The B.C. Guarantors have not allocated the amount of the payment among themselves.

•	Kenneth Leung, one of our directors, is a managing director of Sanders Morris Harris, Inc., a financial advisor retained by our board of directors (the “Investment Banker”), that rendered the fairness opinion in connection with the Clean Earth Sale Transaction.

•	Other than payments to the B.C. Guarantors described above, none of our affiliates will have an on-going relationship with the Purchaser, except as described below.

In the event the Purchaser is unable to terminate or replace the letters of credit provided by the B.C. Guarantors within 30 days after the closing of the Clean Earth Sale Transaction, the Purchaser is required to make an additional payment to the B.C. Guarantors in the amount of $125,000 and to negotiate with the B.C. Guarantors in good faith additional payments to resolve the matter.

Strategic Alliance Group, LLC, which provides redevelopment services for landfills and other industrial properties, has engaged the services of Clean Earth in connection with its operations, including, but not limited to, retaining Clean Earth as a subcontractor in connection with a landfill contract between Strategic Alliance Group, LLP and the City of Linden, New Jersey. Certain of our officers, including Mark S. Alsentzer and Bruce Rosetto, own a minority interest in Strategic Alliance Group, LLC.

Rosetto & Associates, LLP, a private law firm, has an executed engagement letter with Clean Earth. Although there is no obligation on the part of Clean Earth or the Purchaser to utilize the services of this law firm following the completion of the Clean Earth Sale Transaction, the services of Rosetto & Associates may be utilized in the future. Bruce Rosetto, our Executive Vice President and Secretary, is the sole principal of Rosetto & Associates.

      USE OF NET CASH PROCEEDS: (See page 84.) We intend to use all of the cash proceeds from the Clean Earth Sale Transaction, which are estimated to be approximately $40.6 million, net of purchase price adjustments (estimated to be $1.7 million) and transaction costs, to repay a portion of our outstanding indebtedness, including, but not limited to, our term loan with our senior lenders as well as other debt. Assuming the completion of the Clean Earth Sale Transaction on or before August 31, 2002, the application of $40.6 million of net cash proceeds therefrom to repay a portion of our outstanding indebtedness, the conversion of the Stout Debenture and the restructuring of the Halifax debentures in accordance with the terms described in this document, we will have approximately $23.0 million of debt outstanding, exclusive of any borrowings that would take place under the $10.0 million line of credit. We believe that the $1.0 million delivered to the escrow agent will be sufficient to cover any purchase price adjustments related to long-term debt and working capital subsequent to the closing and the net cash proceeds of $40.6 million take into account these adjustments. These estimates do not take into account adjustments to the purchase price related to debt defaults which would result in our receipt of notes from the Purchaser in lieu of cash at the closing as we currently believe the circumstances that would give rise to our receiving notes in lieu of cash are sufficiently remote.

      The following table illustrates how we intend to use the net proceeds of the Clean Earth Sale Transaction, with dollar amounts in thousands:

Net Cash Proceeds	$40,575
Retirement of Senior Credit Facility Term Loan(a)	(25,000)
Retirement of Senior Credit Facility Revolving Credit Line(a)	(12,900)
Deferred interest and fees on Senior Credit Facility(a)	(2,941)
Partial repayment of Halifax Subordinated Convertible Debenture	(2,500)
Payment of past due accounts payable	(2,250)
Payment on Master Credit Facility(b)	(500)
Consulting and legal fees	(500)

Excess (deficit) proceeds	$(6,017)

(a)	Holders of debt include Bank of America, N.A., Union Planters Bank and LaSalle Bank.

(b)	Holders of this debt include, G.E. Capital, Siemens Financial Services Inc., Safeco Credit Co., Inc., The CIT Group/ Equipment Financing, Inc. and HSBC Business Credit (USA), Inc.

      $10.0 MILLION LINE OF CREDIT: We have obtained a commitment letter from a group of lenders led by Bank of America, N.A. to provide a new $10.0 million revolving credit facility, referred to in this document as the $10.0 million line of credit, subject to the satisfaction of certain conditions described herein, and we anticipate that this funding will be available at the closing. As a condition to the extension of this line of credit the lenders have required that the outstanding debentures issued to Halifax be restructured (as described herein) and that Stout convert its debenture into shares of our common stock. See “Proposal Two: Approval and Ratification of the Issuance of Shares of Our Common Stock upon Conversion of a Debenture and Exercise of Warrants Issued to Stout Partnership.” We intend to use the $10.0 million line of credit to (i) fund the deficit shown in the above table, and (ii) fund the working capital requirements of the plastic lumber division. See “Proposal One: The Clean Earth Sale Transaction — $10.0 Million Line of Credit” for a description of the terms of the $10.0 million line of credit.

      BACKGROUND OF OUR DECISION TO SELL CLEAN EARTH: (See page 62). In October 2000, we retained Banc of America Securities LLC (“BAS”), a leading global investment banking firm, to evaluate strategic alternatives for us, including the sale of Clean Earth. BAS is an affiliate of Bank of America, N.A. which will be repaid with a portion of the proceeds of the Clean Earth Sale Transaction and which will provide financing to the Purchaser. With the assistance of BAS, the board has thoroughly explored market interest in various strategic transactions, including the possibility of engaging in a joint venture, a strategic partnership or a merger. The board concluded that any alternatives to the Clean Earth Sale Transaction were either not feasible or were likely to provide significantly less value to the holders of our common stock. Due to the lack of consistent earnings between July of 2000 and December of 2001, financial covenant defaults on our senior and master credit facilities, our inability to make principal and interest payments on our senior debt and the unwillingness of our lenders to restructure the terms of existing debt, management’s attempts to restructure or refinance our existing debt, absent a sale of Clean Earth, have been unsuccessful. In addition, due to certain events described below, the sale of Clean Earth will help us meet our significant debt obligations. See “Proposal One: The Clean Earth Sale Transaction — Background of Our Decision to Sell Clean Earth” for a description of the defaults and forbearance agreements entered into with our lenders.

      We currently do not have the financial resources to repay our debt obligations as they become due or in the event that current or future events of default are not waived in writing and such debt is immediately due without obtaining new debt and/or equity capital, negotiating different payment terms and/or selling some of our assets. Our current and past failures to comply with the terms of the Senior Credit Facility and the Master Credit Facility, as well as the related forbearance agreements and other debt obligations, and the material financial obligations currently contained in the Senior Credit Facility and the Master Credit Facility have a material adverse effect upon our liquidity and capital resources and raise substantial doubt about our ability to continue as a going concern.

      EFFECT OF NOT CLOSING THE CLEAN EARTH SALE TRANSACTION: We are undergoing a liquidity crisis and our accountants included an explanatory note in their audit report with respect to our December 31, 2001 consolidated financial statements that states our financial condition, recurring losses from operations and inability to repay indebtedness raises substantial doubt as to our ability to continue as a going concern. Furthermore, the factors leading to and the existence of the explanatory paragraph in the report of independent certified public accountants may adversely affect our relationship with potential investors, lenders, customers and suppliers and have an adverse effect on our ability to obtain additional financing.

      We entered into a succession of forbearance agreements with our senior lenders that require us to sell Clean Earth. If we are not successful in closing the Clean Earth Sale Transaction, we will be in breach of the forbearance agreement with the senior lenders and the forbearance agreement with certain other lenders that could lead these lenders to seek to foreclose on our assets. Additionally, our failure to close the Clean Earth Sale Transaction will prevent us from curing our liquidity crisis, which will adversely affect our ability to operate as a going concern. Therefore, we believe that if the Clean Earth Sale Transaction is not completed, we will not have sufficient capital to fund our operations and we will be unable to meet our debt payment obligations, absent an additional debt or equity financing. Due to these factors, we may be forced to seek protection under the Bankruptcy Code or we may be forced into a bankruptcy proceeding by our lenders. See “Special Considerations — Special Considerations Relating to Our Business Without Taking into Consideration the Clean Earth Sale Transaction — If we are unable to meet our payment obligations or comply with the covenants contained in our debt agreements in 2002, we will be required to significantly curtail our operations and it may raise substantial doubt about our ability to continue as a going concern.”

      Due to the lack of consistent earnings between July of 2000 and December of 2001, financial covenant defaults on our senior and master credit facilities, our inability to make principal and interest payments on our senior debt and the unwillingness of our senior lenders to restructure the terms of existing debt, management’s attempts to restructure or refinance our existing debt, absent a sale of Clean Earth, have been unsuccessful.

      FAIRNESS OPINION: (See page 76.) The Investment Banker acted as a financial advisor to our board of directors in connection with the proposed Clean Earth Sale Transaction. On June 14, 2002, the Investment Banker delivered its opinion to the board of directors. Such opinion stated that as of June 14, 2002 and based upon and subject to the assumptions, limitations and qualifications set forth in the opinion, the consideration to be received by us in the Clean Earth Sale Transaction was fair to us and our stockholders from a financial point of view. Kenneth Leung, one of our directors, is a managing director of the Investment Banker. The Investment Banker, including its affiliates, did not receive any compensation from us, other than fees and expenses related to the fairness opinions issued in connection with the Original Clean Earth Sale Transaction and the Clean Earth Sale Transaction, during the past two years, except for board fees and reimbursement of travel expenses of Kenneth Leung.

      OPERATIONS AFTER THE SALE OF CLEAN EARTH: (See page 83.) If our stockholders approve the Clean Earth Sale Transaction and we consummate the Clean Earth Sale Transaction, we will continue our operations of the plastic lumber division. Our plastic lumber division has had a history of substantial losses and mixed operating results. The plastic lumber division, through much of its history, has been able to rely on the profits and cash flow generated by the environmental recycling division operated by Clean Earth in order to maintain its operations and grow its business. Although we believe that with the estimated pay-down of $46.6 of our debt and other obligations, the conversion of the Stout Debenture, the restructuring of the Halifax debentures in accordance with the terms described in this document and the increased production capacity acquired in 1999 and 2000 we should be in an improved position to increase our margins, grow our sales, and deliver value to our stockholders, we can give you no assurances that the sale of Clean Earth will enable us to accomplish any of these goals or even to continue as a going concern. Notwithstanding the completion of the Clean Earth Sale Transaction, the receipt of the estimated net cash proceeds of $40.6 million therefrom, the receipt of the $10.0 million line of credit, the conversion of the Stout Debenture and the restructuring of the Halifax debentures in accordance with the terms described in this document, we may require additional capital to repay outstanding indebtedness and fund ongoing operations. We believe, based on our current financial projections, that assuming the completion of the Clean Earth Sale Transaction on or before August 31, 2002, the application of $40.6 million of net cash proceeds therefrom to repay a portion of our outstanding indebtedness, the conversion of the Stout Debenture and the restructuring of the Halifax debentures in accordance with the terms described in this document, the $10.0 million line of credit will be adequate to fund our current level of operations through the end of fiscal year 2003. After we close the Clean Earth Sale Transaction and assuming the conversion of the Stout Debenture and the restructuring of the Halifax debentures in accordance with the terms described in this document, the cash interest expense on our remaining debt for the balance of fiscal year 2002 will be approximately $800,000. We intend to service the debt through cash flow from operations and our $10.0 million line of credit. Our results for the first quarter of fiscal year 2002 showed a significant improvement in the operating performance of the plastic lumber division as a result of the completion of our restructuring plan, and we expect continued improvement into 2003. However, there can be no assurances that we will meet our projections. If we fail to meet our projections, it will have a material adverse impact on our liquidity and capital resources. Our current projections also allow for the use of approximately $6.0 million of the $10.0 million line of credit to retire outstanding debt and other obligations that may be due at closing, including interest payments and past due accounts payable. However, if we fail to meet these projections at anytime during the year, we will be required to raise additional capital. These projections are based on internal forecasts, including current backlog of orders, however there can be no assurance that actual results will meet these projections. These projections give effect to our anticipated purchase price adjustments. Accordingly, the amount of additional funding, if any, the timing of our need for such funding and our ability to raise the necessary funds can not be predicted at this time. In the event additional capital is required, our failure to complete an additional debt or equity financing may have a material adverse effect on our operations and our ability to continue as a going concern. See “Special Considerations — Special Considerations Relating to Our Business Upon the Consummation of the Clean Earth Sale Transaction.”

      STOUT CONVERSION TRANSACTION: In connection with the Clean Earth Sale Transaction, stockholders are also being asked to approve a proposal to approve and ratify the issuance of 19,935,808 shares of our common stock to Stout pursuant to the conversion of a $5.0 million debenture (including accrued interest) and the issuance of 500,000 shares of our common stock to Stout upon the exercise of warrants issued to Stout (the “Stout Conversion Transaction”). Some of our officers and directors are the general partners of Stout, including, Mark S. Alsentzer, August C. Schultes, III and Gary J. Ziegler. Stockholder approval is required for the issuance of these shares to Stout, because among other things, The Nasdaq Stock Market Rules require companies listed on the Nasdaq Stock Market to obtain stockholder approval prior to the issuance of securities in a private transaction equal to (i) 20% or more of such company’s outstanding voting securities and (ii) at a price per share below the greater of book or market value, on the original issuance date of the securities or if the issuance would result in a change in control. In the event that the stockholders do not approve the Stout Conversion Transaction, we will be unable to fund our ongoing operations following the completion of the Clean Earth Sale Transaction because our senior lenders have conditioned their extension of the $10.0 million line of credit upon the conversion of the Stout Debenture for shares of our common stock. The receipt of this line of credit is essential to the on-going viability of our company. Subject to the completion of the Clean Earth Sale Transaction and the receipt of stockholder approval, by a letter dated as of May 29, 2002, Stout and we agreed to convert the Stout Debenture into 19,935,808 shares of our common stock at a conversion price of $0.26 per share, which represents the lowest closing price during the four trading days prior to May 29, 2002, in accordance with the Convertible Debenture Purchase Agreement dated December 1, 2000. Stout also agreed to waive past defaults on such debenture. See “Proposal Two: Approval and Ratification of the Issuance of Shares of Our Common Stock Upon Conversion of a Debenture and Exercise of Warrants Issued to Stout Partnership.”

RECENT DEVELOPMENTS

      Restructuring Of Halifax’s Debentures: Our senior lenders have also conditioned the extension of a $10.0 million line of credit necessary to fund our ongoing operations, upon the restructuring of Halifax’s debentures in accordance with terms set forth in the letter agreements described below. On June 5, 2002, pursuant to a letter agreement, we and Halifax agreed in principal to restructure all of the securities held by, and liabilities owed to, Halifax subject to the execution of definitive agreements and the consummation of the Clean Earth Sale Transaction. Set forth below are the key terms to the restructuring of the Halifax debentures:

•	the 5% convertible debenture and the 25% convertible debenture issued to Halifax will be terminated or amended and restated as set forth below;

•	the common stock resulting from conversion of Series D Preferred Stock previously owned by Halifax will be canceled;

•	all default charges, fees and penalties will be waived by Halifax;

•	Halifax will release us from any action Halifax has against us relative to the 5% and 25% debentures or the Series D Preferred Stock;

•	Halifax will release its second lien on all of our assets that are being transferred in connection with the Clean Earth Sale Transaction and all of the assets of Clean Earth and its subsidiaries. Halifax will retain its second lien on the balance of our assets, subject to limited exceptions;

•	at the closing of the Clean Earth Sale Transaction, Halifax will be paid $2.5 million in cash;

•	at the closing of the Clean Earth Sale Transaction, we will issue Halifax a 10% subordinated convertible debenture in the principal amount of $2.8 million (“10% Debenture”). This debenture will be for a term of three years. During the first two years, the interest will be paid in kind. During the third year, the interest will be paid in cash. The debenture will be convertible in shares of our common stock in the following manner: $933,333.33 will be convertible at $0.75 per share, $933,333.33 will be convertible at $1.00 per share and $933,333.33 will be convertible at $1.25 per share;

•	at the closing of the Clean Earth Sale Transaction, we will issue Halifax a 10% subordinated note in the principal amount of $5.6 million. The note will be for a term of three years. During the first two years, the interest will be paid in kind. During the third year, the interest will be paid in cash. This note will not be convertible; and

•	we and Halifax will negotiate a limitation on our ability to incur senior debt based upon a ratio of total senior debt to total assets.

      On June 7, 2002, pursuant to an additional letter agreement, Halifax agreed that it will, among other things, subject to the execution of definitive agreements related to the restructuring of all of the securities held by Halifax, waive any and all defaults that may arise under, or relate to, the convertible debenture purchase agreements between us and Halifax, the Halifax debentures and all other related documents, instruments and agreements, solely as a result of the Clean Earth Sale Transaction.

      Nasdaq National Market Delisting: (See page 99.) Beginning on June 23, 1999 our common stock traded on the Nasdaq National Market under the trading symbol “USPL.” In May 2002, we were notified by Nasdaq that we did not meet the Nasdaq maintenance criteria for continued listing due to the decline in our stock price and that our common stock would be delisted on May 24, 2002. We filed an application with Nasdaq to transfer our securities to The Nasdaq SmallCap Market, and the initiation of the delisting proceedings was stayed pending Nasdaq’s review of our application. On June 21, 2002, we were notified by Nasdaq that our application for listing on the Nasdaq SmallCap Market was approved and effective June 25, 2002, our common stock began trading on the Nasdaq SmallCap Market. As a result of our listing on the Nasdaq SmallCap Market, we have until August 13, 2002 to regain compliance with the $1.00 bid price requirement. On August 13, 2002 we may also be eligible for an additional 180 day grace period if we meet certain requirements. In addition, we can transfer back to the Nasdaq National Market if our bid price is $1.00 per share for 30 consecutive trading days by February 10, 2003 and we meet the other criteria for continued listing on the Nasdaq National Market. No assurance can be given as to whether we will be successful in maintaining our Nasdaq SmallCap listing or transferring back to the Nasdaq National Market.

      Termination Of Fusion Capital Agreement: On December 7, 2000, we entered into the common stock purchase agreement (the “Fusion Purchase Agreement”) with Fusion Capital Fund II, LLC (“Fusion Capital”), which was later amended and restated effective May 16, 2001 and amended on August 31, 2001. The Fusion Purchase Agreement which was subsequently amended, provided for Fusion Capital’s purchase of up to $6.0 million of our common stock subject to increase, at our discretion, by an additional $6.0 million tranche. The Fusion Purchase Agreement established what is sometimes termed an equity line of credit or an equity drawdown facility. To date, no shares were sold to Fusion Capital pursuant to the Fusion Purchase Agreement, however, we issued 200,000 shares of our common stock to Fusion Capital as consideration for entering into the Fusion Purchase Agreement and a warrant to purchase 100,000 shares of our common stock.

      On June 4, 2002, we entered into a Termination Agreement with Fusion Capital which terminated the Fusion Purchase Agreement and the agreements entered into in connection with the Fusion Purchase Agreement effective June 4, 2002 subject to certain provisions of the Fusion Purchase Agreement, including, but not limited to, our representations and warranties and those of Fusion Capital as well as indemnification provisions which survive the termination of the Fusion Purchase Agreement.

QUESTIONS AND ANSWERS RELATING TO THE CLEAN EARTH SALE TRANSACTION AND OTHER PROPOSALS

Q:	What steps did our board of directors take to ensure that the Clean Earth Sale Transaction is fair to us and our stockholders?

A:	In October 2000, our board of directors retained BAS to explore and evaluate strategic options for us. These options included, among other possibilities, the sale of our environmental services division comprised of Clean Earth and its subsidiaries. For a description of the events leading to the execution of the Purchase Agreement, see page 62.

The board of directors also retained the Investment Banker to advise it specifically with respect to the Clean Earth Sale Transaction, and to render its opinion, based upon the assumptions made, matters considered and limits of review set forth in its opinion, that, from a financial point of view, the consideration to be received by us in the Clean Earth Sale Transaction is fair to us and our stockholders. For a more detailed description of the opinion of the Investment Banker, see page 76.

Q:	When do we expect to complete the Clean Earth Sale Transaction?

A:	We expect that the Clean Earth Sale Transaction will be completed in August 2002.

Q:	What is the management’s estimate of the net cash proceeds to be realized from the Clean Earth Sale Transaction?

A:	We currently estimate that, assuming the closing occurs on or before August 31, 2002, the Clean Earth Sale Transaction will generate net cash proceeds of approximately $40.6 million, after reductions for estimated purchase price adjustments and transaction costs, which we intend to use to repay a portion of our outstanding indebtedness, including, but not limited to, our term loan with our senior lenders as well as other debt. We currently estimate that our debt obligations due at closing will exceed the net proceeds of the Clean Earth Sale Transaction. These estimates may ultimately change as a result of subsequent events. Assuming the completion of the Clean Earth Sale Transaction on or before August 31, 2002, the application of $40.6 million of net cash proceeds therefrom to repay a portion of our outstanding indebtedness, the conversion of the Stout Debenture and the restructuring of the Halifax debentures in accordance with the terms described in this document, we will have approximately $23.0 million of debt outstanding, exclusive of any borrowings that would take place under the $10.0 million line of credit. We anticipate that our debt obligations at closing in excess of the net cash proceeds will be financed through the $10.0 million line of credit, which is discussed on page 82. For additional details about our estimate of the net cash proceeds from the Clean Earth Sale Transaction, see page 84.

Q:	What happens if purchase price adjustments exceed $1.0 million?

A:	The adjustments after closing, if any, for a reduction of the purchase price in excess of $1.0 million related to long-term debt and working capital will be paid to Purchaser, at Purchaser’s option, by wire transfer by us of immediately available funds or by the offset against, mandatory retirement or reduction of Purchaser’s obligations under the $3.5 million note we will receive from Purchaser at the closing of the Clean Earth Sale Transaction, on a dollar-for-dollar basis. The Purchase Agreement also provides for adjustments to the purchase price related to certain debt defaults which would result in our receipt of notes from the Purchaser in lieu of cash at the closing. Although we currently believe that the circumstances that would give rise to our receipt of notes in lieu of cash are sufficiently remote, in such event we would be required to utilize a larger portion of the $10.0 million line of credit to repay outstanding indebtedness.

Q:	Will any of the proceeds received from the transaction be distributed to our stockholders?

A:	No. We intend to use the net proceeds from the Clean Earth Sale Transaction to pay off a portion of our outstanding indebtedness, including but not limited to, our term loan with our senior lenders as well as other debt. Approximately $2.5 million will be paid to Halifax, one of our stockholders, to repay a portion of our outstanding debt held by them. See page 10 for a discussion regarding the restructuring of the Halifax debentures.

Q:	What will our operations consist of after the completion of the Clean Earth Sale Transaction?

A:	Upon the completion of the Clean Earth Sale Transaction, our operations will consist of the plastic lumber division comprised of U.S. Plastic Lumber Ltd. and its subsidiary, The Eaglebrook Group, Inc. For the year ended December 31, 2001, Clean Earth had net revenues of $116.2 million and operating income of $4.3 million, exclusive of $13.5 million of asset impairment charges while the plastic lumber division had net revenues of $57.8 million and an operating loss of $8.4 million, exclusive of $11.5 million of restructuring and asset impairment charges. For the three months ended March 31, 2002, Clean Earth had net revenues of $22.7 million and operating income of $1.2 million, while the plastic lumber division had net revenues of $14.2 million and operating income of approximately $800,000. After the completion of the Clean Earth Sale Transaction, our current stockholders will no longer have any ownership interest in the future operations of Clean Earth and the assets associated with Clean Earth will no longer be available for distribution in the event that we are forced to declare bankruptcy. For the description of the plastic lumber division, see page 29.

Q:	What will we do if the Clean Earth Sale Transaction is not approved by our stockholders?

A:	While we will continue to exist as a publicly owned entity, we will not have sufficient capital to fund our operations and we will be unable to meet our debt payment obligations, absent an additional debt or equity financing, which would negatively impact our business, financial condition and liquidity. If the sale of Clean Earth is not completed, absent an additional debt or equity financing, we will be required to significantly curtail our operations and our ability to continue as a going concern would be impaired. Due to these factors, we may be forced to seek protection under the Bankruptcy Code or we may be forced into a bankruptcy proceeding by our lenders. If the Clean Earth Sale Transaction is not approved or otherwise not consummated, the value of your stock may be reduced.

Q:	What is the recommendation of our board of directors as to the Clean Earth Sale Transaction?

A:	The board of directors has unanimously approved the Clean Earth Sale Transaction and has determined that it is fair to, and in the best interests of, us and our stockholders. The board recommends that you vote “FOR” the approval of the Clean Earth Sale Transaction. For additional details regarding the board’s recommendation and the factors it considered, see page 70.

Q:	Are there risks I should consider in deciding whether to approve the Clean Earth Sale Transaction?

A:	Yes. If the Clean Earth Sale Transaction is not consummated, we will not have sufficient capital to fund our operations and will be unable to meet our debt payment obligations, absent an additional debt or equity financing, which would negatively impact our business, financial condition and liquidity. If the Clean Earth Sale Transaction is not completed, absent an additional debt or equity financing, we will be required to significantly curtail our operations and our ability to continue as a going concern would be impaired. Due to these factors, we may be forced to seek protection under the Bankruptcy Code or we may be forced into a bankruptcy proceeding by our lenders. Due to the lack of consistent earnings between July of 2000 and December of 2001, financial covenant defaults on our senior and master credit facilities, our inability to make principal and interest payments on our senior debt and the unwillingness of our lenders to restructure the terms of existing debt, management’s attempts to restructure or refinance our existing debt, absent a sale of Clean Earth, have been unsuccessful. Notwithstanding the completion of the Clean Earth Sale Transaction, the receipt of the estimated net proceeds of $40.6 million therefrom, the receipt of the $10.0 million line of credit, the conversion of the Stout Debenture and the restructuring of the Halifax debentures in accordance with the terms described in this document, we may require additional capital to repay outstanding indebtedness and fund ongoing operations. We believe, based on our current financial projections, that assuming the completion of the Clean Earth Sale Transaction on or before August 31, 2002, the application of $40.6 million net cash proceeds therefrom to repay a portion of our outstanding indebtedness, the conversion of the Stout Debenture and the restructuring of the Halifax debentures in accordance with the terms described in this document, the $10.0 million line of credit will be adequate to fund our current level of operations through the end of fiscal year 2003. After we close the Clean Earth Sale Transaction and assuming the conversion of the Stout Debenture and the restructuring of the Halifax debentures in accordance with the terms described in this document, the cash interest expense on our remaining debt for balance of fiscal year 2002 will be approximately $800,000. We intend to service the debt through cash flow from operations and our $10.0 million working capital line of credit. Our results for the first quarter of fiscal year 2002 showed a significant improvement in the operating performance of the plastic lumber division as a result of the completion of our restructuring plan, and we expect continued improvement into 2003. However, there can be no assurances that we will meet our projections. If we fail to meet our projections, it will have a material adverse impact on our liquidity and capital resources. Our current projections also allow for the use of approximately $6.0 million of the $10.0 million line of credit to retire outstanding debt and other obligations that may be due at closing, including interest payments and past due accounts payable. However, if we fail to meet these projections at anytime during the year, we will be required to raise additional capital. These projections are based on internal forecasts, including current backlog of orders; however there can be no assurance that actual results will meet these projections. These projections give effect to our anticipated purchase price adjustments. Accordingly, the amount of additional funding, if any, the timing of our need for such funding and our ability to raise the necessary funds can not be predicted at this time. In the event additional capital is required, our failure to complete an additional debt or equity financing following the Clean Earth Sale Transaction may have a material adverse effect on our operations and our ability to continue as a going concern. For a detailed description of special considerations, see page 91.

Q:	Do our directors or officers have interests in the Clean Earth Sale Transaction that differ from mine?

A:	Certain officers of Clean Earth or one of its subsidiaries have executed letter agreements with the Purchaser providing for such officers to enter into long term employment agreements with the Purchaser, effective as of the closing of the Clean Earth Sale Transaction. The guarantors of an indemnity agreement on behalf of a Clean Earth subsidiary will receive certain payments from Clean Earth and the Purchaser in connection with the closing of the Clean Earth Sale Transaction, a portion of which payments would reduce the amount to be paid to these individuals by us. The guarantors consist of a group of persons or entities, including our directors, Mark S. Alsentzer and August C. Schultes, III, family members and affiliates of such directors, and certain officers of BET. Kenneth Leung, one of our directors, is a managing director of the Investment Banker who rendered the fairness opinion. Bruce Rosetto, our Executive Vice President and Secretary, is the sole principal of a law firm which provides services to Clean Earth. For additional details regarding the fairness opinion, these employment agreements, and the payment to certain directors, see pages 76 and 85, respectively.

Q:	What will happen if the Stout Conversion Transaction is not approved by our stockholders?

A:	In the event that the stockholders do not approve the Stout Conversion Transaction, we will be unable to fund our ongoing operations following the completion of the Clean Earth Sale Transaction because our senior lenders have conditioned their extension of the $10.0 million line of credit upon the conversion of the Stout Debenture for shares of our common stock. This line of credit is essential to the on-going viability of our company. Subject to the completion of the Clean Earth Sale Transaction and the receipt of stockholder approval, by a letter dated as of May 29, 2002, Stout and we agreed to convert the Stout Debenture into 19,935,808 shares of our common stock at a conversion price of $0.26 per share, which represents the lowest closing price during the four trading days prior to May 29, 2002, in accordance with the Convertible Debenture Purchase Agreement dated December 1, 2000. Stout also agreed to waive past defaults on such debenture. The failure of the stockholders to approve the Stout Conversion Transaction will have a serious detrimental effect on our ongoing operations.

Q:	Are there risks I should consider in deciding whether to approve the Stout Conversion Transaction?

A:	Yes. In the event that the stockholders approve the Stout Conversion Transaction, Stout will convert its $5.0 million debenture (including accrued interest of $183,310 as of May 29, 2002) and we will issue 19,935,808 shares of our common stock to Stout which will significantly dilute the ownership interest of existing stockholders. Although the approval of the Stout Conversion Transaction also includes approval of the exercise of warrants held by Stout to purchase 500,000 shares of our common stock, Stout has advised us that it has no intention of exercising its warrants at this time. However, Stout will have the ability to exercise such warrants and such exercise would additionally dilute the ownership interest of existing stockholders.

Q:	Who is entitled to vote at the Special Meeting?

A:	All stockholders of record on the close of business on July 10, 2002 are entitled to vote at the Special Meeting. The holders of each outstanding share of our common stock as of such date are entitled to one vote per share with respect to each matter to be considered at the Special Meeting. As of the close of business on July 10, 2002 there were a total of shares of common stock outstanding.

Q:	What vote of stockholders is required to approve the Clean Earth Sale Transaction?

A:	Under Nevada law, the approval of the Clean Earth Sale Transaction requires the affirmative vote of our stockholders holding a majority of shares of our common stock outstanding on the close of business on July 10, 2002. Our directors and executive officers, including their affiliates, have indicated their intention to vote all shares beneficially owned by them in favor of the Clean Earth Sale Transaction. As of July 10, 2002, directors and executive officers, including affiliates, beneficially owned % of our outstanding common stock. The percentage of unaffiliated stockholders needed to approve the Clean Earth Sale Transaction is [ ]%.

Q:	What vote of stockholders is required to approve the Stout Conversion Transaction?

A:	Approval of the Stout Conversion Transaction requires the affirmative vote of a majority of the votes cast on such matters, except that shares issued upon conversion of the outstanding debenture or the exercise of outstanding warrants by Stout prior to the Special Meeting may not be voted in connection with the Stout Conversion Transaction. As of July 10, 2002, Stout had not converted any portion of its debenture or exercised any of its warrants.

Q:	How do I vote?

A:	To cast your vote, please complete, date, sign and mail the proxy card in the enclosed self-addressed postage pre-paid envelope. You may specify on the proxy card whether you vote for, vote against or abstain from voting on the proposal.

If you sign the proxy card and leave Proposal 1 (Clean Earth Sale Transaction), Proposal 2 (Stout Conversion Transaction) or Proposal 3 (Adjournment to solicit additional proxies), or blank, the proxies will vote “FOR” the approval of each of those proposals. If you abstain from voting on Proposal 1, your vote will be counted in the tabulation of votes as a vote cast against the proposal. A broker non-vote with respect to Proposal 1 will also be counted as a vote against the proposal. An abstention or a broker non-vote on Proposal 2 or 3 or any other proposal will not be counted as votes cast for or against such proposal.

Proposal 4 of the proxy card confers discretionary authority on the persons named on the proxy card to vote the shares represented by the proxy card on any other matter that is properly presented for action at the Special Meeting or any adjournment or postponement of the Special Meeting. Stockholders are also welcome to attend the Special Meeting.

Q:	Should I fill out the proxy card if I plan to attend the Special Meeting?

A:	You should complete, date and sign your proxy card and mail it in the enclosed envelope as soon as possible so that your shares will be represented at the Special Meeting, even if you plan to attend the meeting in person.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You can change your vote by sending in a later dated, signed proxy card or a written revocation before the Special Meeting or by attending the Special Meeting and voting in person. Your attendance at the Special Meeting will not, by itself, revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change those instructions.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares only if you provide your broker with instructions on how to vote. You should follow the procedures provided by your broker regarding the voting of your shares.

Q:	Who will pay the costs of soliciting the proxies?

A:	We will bear all of the costs of soliciting proxies. We have retained a proxy solicitation firm, Georgeson Shareholder, to assist us in the proxy solicitation process. We have paid Georgeson Shareholder a retainer of $7,500, and we estimate that our fees and expenses payable to Georgeson Shareholder, including the retainer, will be $15,000.

Q:	What are the federal income tax consequences of the Clean Earth Sale Transaction to me?

A:	The Clean Earth Sale Transaction will not be a taxable transaction to you for federal income tax purposes. We will be subject to taxation as a result of the Clean Earth Sale Transaction as a sale of stock. If the Section 338(h)(10) election is made, the Clean Earth Sale Transaction will be treated as an asset sale and would produce higher taxable gain resulting in higher state and federal taxes to us. We believe that the additional $1.0 million of consideration we will receive from the Purchaser as a result of a Section 338(h)(10) election will be sufficient to cover our federal and state income tax liabilities resulting from the Clean Earth Sale Transaction. Accordingly, we do not anticipate that the election will affect our ability to repay outstanding debt obligations.

Q:	Do I have appraisal or dissenters’ rights in connection with the Clean Earth Sale Transaction or the Stout Conversion Transaction?

A:	Any of our stockholders who do not approve of the proposed Clean Earth Sale Transaction or the Stout Conversion Transaction are not entitled to appraisal or dissenters’ rights with respect to these transactions under Nevada law or our articles of incorporation.

Q:	Who can help answer my questions?

A:	If you have questions about this proxy statement or would like additional copies of the proxy statement, you should contact: Georgeson Shareholder, our proxy solicitor, at 1-800-646-5284 located at 17 State Street, New York, New York 10004.

GENERAL INFORMATION

Date, Time, Place and Purpose of the Special Meeting

      Our board of directors solicits your proxy for use at the Special Meeting of stockholders (the “Special Meeting”) to be held on                     , 2002 at the Renaissance Boca Raton Hotel located at 2000 NW 19th Street, Boca Raton, Florida 33431 at 2:00 p.m. (Daylight Savings Time) or any adjournment or postponement of the Special Meeting. References in this proxy statement to “USPL,” the “Company,” “we,” “us” and “our” refer to U.S. Plastic Lumber Corp. and its subsidiaries and predecessors unless the context of the description indicates otherwise.

      At the Special Meeting, stockholders will be asked to consider and vote upon: (i) a proposal to approve the Clean Earth Sale Transaction that is more fully described in the proxy statement, (ii) a proposal to approve and ratify the issuance of shares of our common stock to Stout, (iii) a proposal to adjourn or postpone the Special Meeting, if necessary, to solicit additional proxies, and (iv) any other business which may properly come before the Special Meeting or any adjournment or postponement of the Special Meeting. The Clean Earth Sale Transaction cannot be completed without the approval of our stockholders. Our senior lenders have conditioned their extension of the $10.0 million line of credit to us upon the conversion of the Stout Debenture for shares of our common stock. Subject to the completion of the Clean Earth Sale Transaction and the receipt of stockholder approval, by a letter dated as of May 29, 2002, Stout and we agreed to convert the Stout Debenture into 19,935,808 shares of our common stock at a conversion price of $0.26 per share, which represents the lowest closing price during the four trading days prior to May 29, 2002, in accordance with the Convertible Debenture Purchase Agreement dated December 1, 2000. Stout also agreed to waive past defaults on such debenture. The receipt of this line of credit is essential to the on-going viability of our company and will be used to fund operations following the Clean Earth Sale Transaction. In the event that the stockholders do not approve the Stout Conversion Transaction, we will be unable to fund our ongoing operations following the completion of the Clean Earth Sale Transaction.

      The notice of the Special Meeting, this proxy statement and the enclosed proxy card are being first mailed to our stockholders on or about                               , 2002.

Record Date and Shares Entitled to Vote

      Only stockholders of record of our common stock, par value $.0001 per share, at the close of business on July 10, 2002 (the “Record Date”) are entitled to the notice of and to vote at the Special Meeting. At the close of business on the Record Date,                               shares of the common stock were issued and outstanding.

Quorum and Voting Rights

      In order for a quorum to be present at the Special Meeting, a majority of the outstanding shares of our common stock at the close of business on the Record Date must be present in person or represented by proxy at the Special Meeting. All such shares that are present in person or represented by proxy at the Special Meeting will be counted in determining whether a quorum is present, including abstentions and broker non-votes. A broker non-vote occurs when shares held by a broker are not voted with respect to the proposal because the broker does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

      Each share of our common stock entitles the holder to one vote on each proposal at the Special Meeting. The approval of the Clean Earth Sale Transaction (Proposal 1) will require approval by a majority of the shares of our common stock outstanding at the close of business on the Record Date. An abstention or a broker non-vote with respect to the proposal to approve the Clean Earth Sale Transaction will have the same effect as a vote against the proposal.

      The approval of the Stout Conversion Transaction (Proposal 2) will require the approval by a majority of the votes cast on such matters, except that shares issued upon conversion of the outstanding debenture or the exercise of outstanding warrants by Stout prior to the Special Meeting may not be voted in connection with the Stout Conversion Transaction. As of July 10, 2002, Stout had not converted any portion of its debenture or exercised any of its warrants. The stockholders can approve Proposal 3 as well as any other business matters, other than the Clean Earth Sale Transaction and the Stout Conversion Transaction, properly brought before the Special Meeting if the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition to the proposal. An abstention or a broker non-vote on Proposals 2 or 3 or any other proposal other than the Clean Earth Sale Transaction, properly brought before the Special Meeting will not be counted as votes cast for or against such proposal.

Solicitation of Proxies

      This proxy statement is furnished to our stockholders in connection with our solicitation of proxies for use at the Special Meeting. We will bear all costs of soliciting proxies, including the cost of printing and mailing this proxy statement. In addition to the solicitation by mail, our directors, officers and employees may solicit proxies from stockholders in person, by telephone or electronically. Those directors, officers and employees will not receive additional compensation for that solicitation but may be reimbursed for their out-of-pocket expenses. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the solicitation of votes from beneficial owners of shares held of record by such persons or entities. We will reimburse those custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses. We have also retained a proxy solicitation firm, Georgeson Shareholder to assist us in the proxy solicitation process. We have paid Georgeson Shareholder a retainer of $7,500, and we estimate that our fees and expenses payable to Georgeson Shareholder, including the retainer, will be $15,000.

      A form of proxy is enclosed. If properly executed and received in time for voting, and not revoked, the enclosed proxy will be voted in accordance with its instructions. If no directions to the contrary are indicated, the persons named in the enclosed proxy will vote all your shares of the common stock “FOR”: (i) the approval of the Clean Earth Sale Transaction; (ii) the approval of the Stout Conversion Transaction; (iii) the approval of the proposal to adjourn or postpone the Special Meeting to solicit additional proxies if necessary; and (iv) any other business which may properly come before the Special Meeting or any adjournment or postponement of the Special Meeting.

      Proposal 4 of the enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the Special Meeting or any adjournment or postponement of the Special Meeting: (i) matters to be presented at the Special Meeting which we do not have notice on or prior to the close of business on the 10th day after the notice of the Special Meeting is given to stockholders; (ii) approval of the minutes of a prior meeting of stockholders, if such approval does not amount to ratification of the action taken at the annual meeting; (iii) any proposal omitted from this proxy statement and form of proxy pursuant to Rules 14a-8 or 14a-9 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (iv) matters incident to the conduct of the Special Meeting.

      We are not currently aware of any matters that will be brought before the Special Meeting (other than procedural matters) that are not referred to in the enclosed notice of the Special Meeting. However, if any additional matters are properly brought before the Special Meeting, the persons named in the enclosed proxy will vote the proxies in their discretion in accordance with their best judgment and in the manner they believe to be in the best interest of USPL. The accompanying form of proxy has been prepared at the direction of the board of directors and is sent to you at the request of the board of directors. The proxies named in the proxy card have been designated by the board of directors.

Revocation of Proxies

      A stockholder giving proxy pursuant to this solicitation may revoke such proxy any time before it is voted by (i) filing with our Secretary, at or before the taking of the vote at the Special Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares, or (iii) attending the Special Meeting and voting in person (although attendance of the Special Meeting will not in itself constitute a revocation of the proxy). Before the taking of the vote at the Special Meeting, any written notice of revocation or subsequent proxy should be sent to U.S. Plastic Lumber Corp., 2300 W. Glades Road, Suite 440W, Boca Raton, Florida 33431, attention: Secretary, or hand delivered to our Secretary, or to our proxy solicitor, Georgeson Shareholder located at 17 State Street, New York, New York 10004.

PROPOSAL ONE: THE CLEAN EARTH SALE TRANSACTION

      At the Special Meeting, stockholders will be asked to consider and vote upon a proposal to approve the Clean Earth Sale Transaction. The Clean Earth Sale Transaction refers to the sale of all of the outstanding capital stock of Clean Earth to the Purchaser pursuant to the terms and conditions of the Purchase Agreement and other transactions contemplated by the Purchase Agreement. Since the Clean Earth Sale Transaction represents the sale of approximately 41% of our assets, this proxy statement includes the general description of our business as we currently operate it, a description of the business to be sold and the business remaining after the completion of the Clean Earth Sale Transaction.

Business Currently Conducted

General

      We are currently a manufacturer and marketer of recycled plastic lumber products and a provider of environmental recycling services. We were incorporated in Nevada in June 1992. In March 1996, we acquired Earth Care Global Holdings, Inc. as a wholly-owned subsidiary through the acquisition of all the issued and outstanding stock of Earth Care Global Holdings, Inc. in a stock for stock exchange. At the time of this acquisition, we changed our name from Educational Storybooks International, Inc. to U.S. Plastic Lumber Corp.

      We have two distinct business segments, the plastic lumber division and the environmental recycling division. Please refer to the consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for segment financial information for the past three years.

      Clean Earth, our wholly-owned subsidiary, operates our environmental recycling division, which includes fixed based plants providing thermal desorption and bioremediation, environmental construction services, upland disposal of dredge materials, beneficial re-use of industrial wastes, and on-site recycling services. Clean Earth has a number of subsidiaries which are listed under “— Corporate Structure.”

      U.S. Plastic Lumber Ltd., our wholly-owned subsidiary, operates the plastic lumber division, which manufactures structural and non-structural primarily plastic lumber, and fabricates a variety of accessory products, such as park and site amenities made from 100% recycled high density polyethylene, a form of plastic. We also manufacture a composite decking product made from plastic and wood fiber in addition to plastic sheet products, cornerboards, and other items for the packaging industry. U.S. Plastic Lumber Ltd. has one wholly-owned subsidiary, The Eaglebrook Group, Inc., which operates our Chicago plastic recycling and manufacturing operations.

      Within the plastic lumber division, we operate a total of three manufacturing, processing, recycling and fabrication facilities throughout the United States. The primary product produced in two of these plants is plastic lumber profiles made from recycled plastic waste. Recycled plastic lumber is manufactured in a variety of colors, profiles, and shapes including standard lumber dimensions and many custom engineered profiles and shapes. Plastic lumber’s principal intended use is as an environmentally friendly and non-toxic alternative to pressure treated lumber and rain forest hardwoods, which is suitable for and provides superior performance in most outdoor applications.

      Our plastic lumber operation manufactures plastic profiles from recycled waste plastic, and plastic composite lumber with additives including wood and fiberglass, to produce a high quality, long lasting alternative to pressure treated lumber. Plastic lumber provides superior performance in outdoor uses and is suitable for most nonstructural and structural applications. We have a license to use a patented technology and also own two patents to manufacture structural plastic lumber. By producing a high quality recycled plastic lumber product, we believe that we conserve natural resources through reducing the need for lumber products made from wood. At the same time we reduce the amount of plastic waste going into landfills while providing a longer lasting, useful product. Our plastic lumber products are intended as an excellent replacement for pressure treated lumber, which is often treated with toxic chemicals such as chromated copper arsenate to retard decay and insect infestation. The Environmental Protection Agency has recently indicated its intention to phase out the chromated copper arsenate within the next several years due to its carcinogenic properties. Plastic lumber is not subject to decay or insect infestation and thus will outlast wood, especially in applications exposed to moisture. Recycled plastic lumber is environmentally friendly because it eliminates potential pollution from these toxic chemicals leaching into the environment.

      We operate five facilities within the environmental operations of Clean Earth. Two of our plants treat and recycle soil that has been contaminated with petroleum hydrocarbons and similar compounds through a process known as thermal desorption. Our third plant treats and recycles soil through a process, which is bioorganic in nature. Our fourth plant treats and recycles soil through a chemical treatment and cold mix process. Finally, we have a plant that consolidates and stabilizes oils, solvents, and heavy metal contaminated waste for disposal at unrelated companies.

      Clean Earth operates plants in New Castle, Delaware, Philadelphia, Pennsylvania, Carteret, New Jersey, Hagerstown, Maryland, and Kearny, New Jersey. Clean Earth also owns two environmental construction companies: Integrated Technical Services, Inc., in Winslow, New Jersey and BET in Somerville, New Jersey. Clean Earth also owns Consolidated Technologies, Inc., which provides beneficial re-use of dredge materials and upland re-use of dredge materials to reclaim strip mines and brownfield properties.

      Clean Earth offers environmental recycling services and operates several subsidiaries. Clean Earth of New Castle, Inc. and Clean Earth of Philadelphia, Inc. operate low temperature thermal desorption treatment plants that ensure that contaminated soil is treated in accordance with local, state and federal regulations. This thermal treatment process removes petroleum hydrocarbons from the soil. Federal and state agencies (including Delaware, New Jersey, New York, Maryland, and Pennsylvania) have recognized this process as a cost effective technology. Contaminated solids, soils, and construction debris are recycled and reused in construction and industrial applications. Our recycling center in New Castle, Delaware is in a prime location for servicing the Northeast and Mid-Atlantic regions, where extensive remodeling and rebuilding of infrastructure and abandoned industrial property is ongoing. This division also operates Clean Earth of Carteret, Inc., a bioremediation plant located in Carteret, New Jersey, which removes petroleum hydrocarbons from soil. The plant is similar to Clean Earth of New Castle, Inc.’s facility except that Clean Earth of Carteret Inc.’s process involves bio-organic destruction of petroleum hydrocarbons whereas Clean Earth of New Castle, Inc.’s facility uses low temperature thermal desorption to remove petroleum hydrocarbons from the soil. Clean Earth has a subsidiary, Clean Earth of Maryland, Inc., located in Hagerstown, Maryland that provides soil recycling services in the Maryland/ Washington D.C. region. Clean Earth also has a subsidiary, Clean Earth of North Jersey, Inc. (“CENJ”), which is involved in the recycling and beneficial re-use of industrial wastes. The plant is a permitted Resource Conservation & Recovery Act facility. The remaining environmental recycling subsidiaries, Integrated Technical Services, Inc., BET and Consolidated Technologies, Inc., are involved in beneficial re-use of waste products, upland re-use of dredge materials in strip mines and brownfield properties, environmental construction services, and on-site recycling services.

Corporate Structure

      We are a holding company for our wholly-owned subsidiaries: (i) U.S. Plastic Lumber Ltd., a Delaware corporation, which has been formed to act as a holding company for all operating recycled plastic lumber subsidiaries, (ii) Clean Earth, a Delaware corporation, the holding company which owns all operating environmental recycling subsidiaries, and (iii) U.S. Plastic Lumber Finance Corporation, a Delaware holding company which was established to provide financing to our subsidiaries. A list of our indirect subsidiaries is presented below.

U.S. Plastic Lumber Ltd. Subsidiary:

          The Eaglebrook Group, Inc., a Delaware corporation

Clean Earth, Inc. Subsidiaries:

Advanced Remediation and Disposal of Delaware, Inc., a Delaware corporation

Allied Waste Services, Inc., a Delaware corporation
Barbella Environmental Technology, Inc., a New Jersey corporation
Barbella Environmental Technology of New Jersey, Inc., a Delaware corporation
Clean Earth of Carteret, Inc., a Delaware corporation
Carteret Asphalt Corporation, a Delaware corporation
Clean Earth of New Castle, Inc., a Delaware corporation
Clean Earth of Maryland, Inc., a Maryland corporation
Clean Rock Properties, Ltd., a Maryland corporation
Consolidated Technologies, Inc., a Pennsylvania corporation
Integrated Technical Services, Inc. a Delaware corporation
Clean Earth of North Jersey, Inc., a New Jersey corporation
Clean Earth of Philadelphia, Inc., a Delaware corporation

U.S. Plastic Lumber Finance Corporation Subsidiary:

          U.S. Plastic Lumber IP Corporation, a Delaware corporation

      The Clean Earth Sale Transaction includes the transfer of all licenses and trademarks relating to the assets, business and operations of Clean Earth from U.S. Plastic Lumber IP Corporation to Clean Earth. U.S. Plastic Lumber IP Corporation has entered into several license agreements regarding manufacture of soil, water dredging and other matters directly benefiting the business of Clean Earth. U.S. Plastic Lumber IP Corporation also owns two trademarks: “Clean Earth” and “Integrated Technical Services” which benefit Clean Earth.

Properties

      Our properties consist of administrative offices, manufacturing plants, fabrication and assembly facilities, and sales offices. All of our properties are leased with the exception of the properties at the CENJ facility in Kearny, New Jersey, the facility in Philadelphia, Pennsylvania, the facility in Hagerstown, Maryland and the facility in Ocala, Florida. We have options to purchase on several of the properties we lease.

      Our primary properties as of March 31, 2002 were as follows:

Corporate Office

      Boca Raton, Florida: This location consists of approximately 3,300 sq. ft. and serves as our corporate offices. There are presently approximately 10 people employed in this location. The property is in good condition and we lease it. The monthly rental is $5,067 and the lease expired in February 2002. We extended the lease on this property through February 2003.

Plastic Lumber Operating Facilities

      Chicago, Illinois: This location consists of approximately 400,000 sq. ft. This location is the headquarters of our plastic division. It produces plastic and composite lumber profiles through a continuous extrusion process. It manufactures the 100% plastic deckboard as part of the “Carefree Xteriors‘® product line. It also processes, sorts, grinds and washes HDPE, much of it used by us as a raw material for our manufacturing plants. It also produces products for our OEM and packaging business. We lease this property with an option to purchase. The lease expires in January 2009 and the monthly rental is $42,398 per month.

      Ocala, Florida: This location consists of approximately 143,200 sq. ft. and we own it. This facility is used for manufacturing and distribution warehouse, and for recycling of resins for use as raw material.

      Denver, Colorado: We obtained this 44,800 sq. ft. location with the acquisition of Baron Enterprises, Inc. and we use it to manufacture plastic slip and tier sheets. Our lease on this property expires August 31, 2005 and the monthly rent is $12,133 per month.

      Facilities Leased to Third Parties:

      Auburn, Massachusetts: This location consists of approximately 34,000 sq. ft. The property is in good condition and we currently sublease it to a third party raw material processor.

      Chino, California: This location consists of approximately 33,571 sq. ft. This facility is used for recycling of resins, in part, used as raw material in our manufacturing operations. We currently sublease it to a third party raw material processor.

Environmental Recycling Operating Facilities

      Mt. Laurel, New Jersey: This office consists of approximately 3,000 sq. ft. and is the headquarters for the Environmental Services Division. Our lease on this property expires in October 2004 and the monthly rental is approximately $5,130.

      Hatfield, Pennsylvania: This facility serves as an administrative office for Consolidated Technologies, Inc. consisting of approximately 4,000 sq. ft. The lease expires in February 2003 and the monthly rental is approximately $2,800.

      New Castle, Delaware: This property consists of 7.5 acres of buildings and property consisting of the Thermal Desorption soil recycling operation. The lease on this property expires in August 2003, and the basis for the monthly rental is the volume of tonnage received at the facility.

      Philadelphia, Pennsylvania: This property consists of 9 acres with a building of approximately 27,900 sq. ft. The property, which we own, consists of a Thermal Desorption soil recycling operation.

      Hagerstown, Maryland: This property consists of 13.67 acres and contains buildings totaling approximately 33,000 sq. ft. The property, which we own, consists of a soil recycling plant.

      Carteret, New Jersey: This facility consists of approximately 80,000 sq. ft. and five acres of property and is leased. This facility recycles soil through a bioorganic process. The lease on this property expires in December 2027, and the monthly rental is $18,050.

      Kearny, New Jersey: This facility is the administrative offices and treatment, storage and disposal facility for our S & W Waste operations. It consists of approximately 7 acres and we own it.

      Somerville, New Jersey: This facility is an administrative office for our environmental construction services company. This lease has a rental of $2,730 per month. We currently lease the premises on a month-to-month basis.

      Winslow, New Jersey: This facility is an administrative office for our environmental construction services company. Our lease on this property has a rental of $2,500 per month and expired in February 2002. We currently lease this property on a month-to-month basis while we negotiate for an extension of the lease with the owner of the property.

      Merrick, New York: This facility is an administrative office for our environmental construction services company. This lease has a rental of $2,640 per month. We currently lease the premises on a month-to-month basis.

Employees

      As of March 31, 2002, we and our subsidiaries employed on a full time basis a total of approximately 720 employees through the United States. Of this number, approximately 375 employees are full time regular employees of the plastic lumber division; and 335 persons are full time regular employees in the environmental recycling division. There are 10 full time regular employees at the corporate headquarters.

Legal Proceedings

      In April 2001, we were served with an arbitration demand from Southern Wood Services seeking an award of $3,328,000 due to our failure to abide by the terms of a contract relative to the purchase of wood flour. On September 7, 2001, the arbitrators issued an award for damages in favor of Southern Wood Services in the amount of $1,760,000, inclusive of arbitration costs and expenses.

      We promptly appealed the award, however, on February 28, 2002, the results of a hearing in the Superior Court of DeKalb County, Georgia, in a civil action, affirmed the arbitration ruling in favor of Southern Wood Services. The court upheld the $1,760,000 award for damages, and also ordered us to pay administrative fees, arbitrators’ compensation and interest on the aggregate at 12% retroactive to September 7, 2001. As a result, we accrued $1,844,000 at December 31, 2001 in connection with this ruling. On June 18, 2002 we entered into a settlement agreement with Southern Wood Services under which we agreed to pay Southern Wood Services $30,000 per month for 53 months.

      In December 1998, we purchased CENJ, then known as S&W Waste, Inc., in a stock purchase transaction. Pursuant to such purchase, we could be responsible for liabilities resulting from matters wherein CENJ has been named as a potentially responsible party (“PRP”) in matters involving the possible disposal of hazardous waste at specific disposal sites. CENJ is currently named as a PRP in the following matters: Bayonne Barrel & Drum Site, Spectron, Inc. and Four County Landfill-Operable Unit #2. At March 31, 2002 we have accrued approximately $324,000 for estimated liabilities related to these matters. We believe the accrual is sufficient to cover the aggregate liability that may be incurred in these matters; however, there can be no assurances that the accrual will be sufficient.

      We are subject to claims and legal actions that arise in the ordinary course of our business. We believe that the ultimate liability, if any, with respect to these claims and legal actions, will not have a material effect on our financial position or results of operations.

Description of Business to be Sold — Environmental Recycling Division

      The environmental recycling division is comprised of Clean Earth and its subsidiaries. The Clean Earth Sale Transaction includes the sale of Clean Earth and its subsidiaries. After the completion of the Clean Earth Sale Transaction, our current stockholders will no longer have any ownership interest in the future operations of Clean Earth and the assets associated with Clean Earth will no longer be available for distribution in the event that we are forced to declare bankruptcy.

      The environmental recycling division offers a wide array of services including soil treatment through either thermal desorption or bioremediation, environmental construction services, upland disposal of dredge materials, beneficial re-use of industrial wastes, and on-site recycling services. We have a broad base of customers, and we are not dependent upon a single customer or a few customers for the sale of these services. No single customer accounts for more than 10% of our consolidated revenues in this operation.

      Clean Earth of New Castle, Inc. and Clean Earth of Philadelphia, Inc. provide a safe, cost effective and final solution to the environmental problem of dealing with soils and construction debris contaminated with petroleum hydrocarbons such as diesel fuel, heating fuel, kerosene, jet fuel, and gasoline. This solution is to treat these soils so they can be recycled as clean fill. The treatment process heats the contaminated soils in a controlled environment to a point that the contaminants are volatized into a gas phase and then incinerated in an afterburner. In 1995, Clean Earth of New Castle, Inc. modified its plant to recycle products at higher temperatures (up to 1,100 degrees Fahrenheit). Clean Earth of New Castle, Inc. is now capable of treating soils contaminated with heavier products such as number six oil, refinery wastes, waste oils, and coal distillates such as coal tar. The facility is currently seeking two permit modifications from the Delaware Environment and Natural Resources Commission to help reduce costs. One permit modification allows the facility to burn waste oil rather than natural gas in winter months. Natural gas is at its highest cost in winter months and waste oil is generally less expensive. Switching to waste oil as a fuel in the winter months enables more efficient costs, which translates to improved operating margins. The Delaware Environment and Natural Resources Commission is also reviewing for approval a second permit modification for accepting sewer sludge into the process. The addition of sewer sludge significantly reduces the volume of water which the plant consumes, increases the volume of clean soil, and generates additional revenue for us. There can be no assurance that such permit modifications will be obtained.

      Clean Earth of Carteret, Inc. was founded in 1997 and opened its facility for business in the third quarter of 1998 in Carteret, New Jersey. This facility serves a similar function as Clean Earth of New Castle, Inc., except that it remediates soil contaminated with petroleum hydrocarbons through a bioorganic process. This facility’s operational costs are substantially less than thermal desorption, yet the tipping fee (the fee it charges its customers to treat wastes at the facility) is similar to the tipping fee at the Clean Earth of New Castle, Inc. facility. In addition, Clean Earth of Carteret, Inc. is strategically located to receive materials by truck or rail. This location is also well suited to receive dredge materials from the New York/ New Jersey harbor, transferring the dredge materials to rail and shipping the material for disposition in Pennsylvania strip mines.

      We also acquired Clean Earth of Maryland, Inc., a soil recycling facility, in December 1999 which is located in Hagerstown, Maryland. Clean Earth of Maryland, Inc. operates in the soil recycling market in the New York to Washington D.C. corridor. Our beneficial re-use operation, known as Consolidated Technologies, Inc., was acquired in early to mid 1998. Consolidated Technologies, Inc. oversees the business of beneficial re-use of industrial wastes including the upland re-use of dredge materials. Consolidated Technologies, Inc. has experimented with numerous samples of dredge sediments and has identified proprietary formulations for the creation of engineered fill materials through solidification and stabilization of the dredged sediments. Essentially, these mix designs are formulated from 100 percent waste materials and industry by-products.

      In September 1997, the federal government prohibited offshore dumping of contaminated dredge material. The Clean Earth operation may take advantage of this new market opportunity by finding alternative ways to re-use contaminated dredge material mixed with other products to create a pozzolonic fill which can be used for cover material and clean fill. For example, we have disposal rights which the Pennsylvania Department of Environmental Protection granted to utilize dredge material mixed with coal ash or incinerator ash to produce a grout like substance suitable to reclaim strip mines. Strip mines represent a very significant environmental issue for Pennsylvania.

      Consolidated Technologies, Inc. has a permit for a 550,000 cubic yard demonstration project involving the beneficial re-use of treated dredge materials for the reclamation of an abandoned strip mine in Pennsylvania known as the Bark Camp Mine Complex. We have entered into a No-Cost Contract with the Commonwealth of Pennsylvania Department of Environmental Protection to reclaim a portion of the Bark Camp site with dredge materials and other industrial by-products. This demonstration incorporates everything from the physical dredging activities in the New York Harbor to the final placement of the engineered fill product at the Bark Camp Strip Mine site. Approximately 536,000 tons have been placed through December 31, 2001.

      Consolidated Technologies, Inc.’s business consists of the dredging, processing, and beneficial re-use of contaminated dredge material removed from harbors as engineered structural fill material capable of being utilized for development of commercial or industrial sites, or as fill for reclamation of abandoned strip mines. Consolidated Technologies, Inc. has obtained the first and only beneficial re-use permit for utilizing manufactured fill created from dredge material for abandoned strip mine reclamation in Pennsylvania.

      Clean Earth has two subsidiaries, Integrated Technical Services, Inc. and BET, which perform services in environmental construction, on-site remediation, beneficial re-use of industrial wastes, underground storage tank removals, landfill capping, on-site stabilization and treatment of hazardous waste to non-hazardous waste materials, consulting services, and other ancillary environmental services.

      Regulatory Matters. All of our principal business activities within the environmental division are subject to extensive and evolving environmental, health, safety, and transportation laws and regulations at the federal, state, and local levels. The United States Environmental Protection Agency and various other federal, state, and local environmental, zoning, health, and safety agencies in the United States and elsewhere administer these regulations. Many of these agencies periodically examine our operations to monitor compliance with these laws and regulations. Many of our facilities operate under permits granted by one or more federal, state, or local agencies. We have found that the procedures to obtain the necessary permits are often times difficult, time-consuming, expensive, and may be opposed by local citizens as well as environmental groups. Once obtained, the issuing agency may modify or revoke the operating permits. We, as well as others in our industry, may be required, from time to time, to make significant capital and operating expenditures in order to comply with current and future regulatory requirements. Federal, state, and local governments, from time to time, propose or adopt other types of laws, regulations, or initiatives with respect to the environmental services industry, including laws, regulations, and initiatives to ban or restrict the international, interstate, or intrastate shipment of wastes, impose higher taxes on out-of-state waste shipments than upon in-state shipments, limit the type of waste that may be disposed of at existing facilities, mandate waste minimization initiatives, and re-classify categories of non-hazardous waste as hazardous. These regulations, laws, and initiatives can create situations which have a material adverse effect on our environmental business.

      We make a continuing effort to anticipate regulatory, political, and legal developments that might affect operations, but we cannot always do so. We cannot predict the extent to which any legislation or regulation that may be enacted, amended, repealed, re-interpreted, or enforced in the future may affect our operations. These actions could adversely affect our operations or impact our financial condition or earnings.

      Governmental authorities may enforce compliance with regulations and permit conditions and obtain injunctions or impose fines in case of violations. During the ordinary course of our operations, we may, from time to time, receive citations or notices from these authorities that a facility is not in full compliance with applicable environmental or health and safety regulations. Upon receipt of these citations or notices, we will work with the authorities to address their concerns. Failure to correct the problems to the satisfaction of the authorities could lead to monetary penalties, curtailed operations, jail terms, facility closure, or an inability to obtain permits for additional sites or modifications to permits for existing sites.

      As a result of changing government and changing public attitudes in the area of environmental regulation and enforcement, management anticipates that continually changing health, safety, and environmental protection laws will require us, and others engaged in the environmental industry, to continually modify and upgrade various facilities including altering methods of operations and cost that may be substantial. To date, we have not had to expend material amounts to modify or alter any of our existing facilities resulting from changes in environmental protection laws. To our knowledge, we are currently in compliance in all material respects with all applicable federal, state, and local laws, permits, regulations, and orders affecting our operations. We cannot assure you that we will not have to expend substantial amounts for these actions in the future.

      We have grown in part by acquisition of additional environmental facilities. Although we conduct due diligence investigations of the past practices of the businesses that we acquire, we cannot assure you that, through our investigation, we identified all potential environmental problems or risks. As a result, we may have acquired facilities that have unknown environmental problems and related liabilities. In order to mitigate the foregoing risks, we obtained environmental representations and indemnities from the sellers of the businesses that we acquired. However, we cannot assure you that we will be able to rely on these indemnities if an environmental liability exists.

      Generally, under environmental laws, the generator of the waste is financially and legally responsible for that waste forever, and is strictly liable for the costs of clean up and disposal of these wastes. Disposing of the waste in a landfill or mixing it with other materials does not eliminate that liability. Proper control and tracking of all waste materials which are handled is essential for avoiding any liabilities with respect to these wastes. We take precautions not only to eliminate, if possible, the liability of our customers, who are the generators of the contaminated soil and debris, but also to maintain proper control and tracking of each waste stream. Once the waste has successfully been treated, the liability is significantly reduced. The product, once treated, is no longer classified as waste, but is, generally, a reusable material.

      In order to keep in compliance with applicable environmental, zoning, health, and safety regulations we may need to expend considerable time, effort and money. In addition, due to the possibility of unanticipated factual or regulatory developments, the amounts and timing of future environmental expenditures and compliance could vary substantially from those currently anticipated.

      State and Local Regulation. The states in which we operate have their own laws and regulations that may be more strict than comparable federal laws and regulations governing hazardous and non-hazardous waste disposal, water and air pollution releases, and cleanup of hazardous substances and the liability for these matters. These states have also adopted regulations governing the siting, design, operation, maintenance, closure, and post closure maintenance of disposal facilities. Our facilities and operations are likely to be subject to many, if not all, of these types of requirements. We cannot assure you that these laws and regulations will not have a material adverse effect on our operations or financial condition.

      Sales and Marketing. The environmental recycling operation is involved in a number of markets, including but not limited to remediation of contaminated soil, coal tar, upland disposal of dredge materials, and the recycling of sewer sludge and municipal incinerator ash for beneficial re-use. These markets are substantial. These markets are tied together via the contracting services arm of Clean Earth. These service companies can provide on site clean-up, removal, and transportation of these materials to other of our divisions for recycling and beneficial re-use of the products in an environmentally safe manner.

      We have recently begun bidding on large contracts to receive dredge material. Prior to September 1997, contaminated dredge material from harbors was dumped in the oceans. New federal regulations require upland disposal of this material. We believe most harbors throughout the United States will be faced with this issue and will be required to abide by these new government regulations. This market is new, and we have permits in place to provide for using the dredge materials to reclaim abandoned strip mines as opposed to disposing of the material in landfills.

      We are also expanding the capabilities of our facilities in Delaware and Philadelphia to process and re-use material such as sewer sludge, for which permitting has already been obtained, and municipal incinerator ash. We currently landfill these products. We will process the sewer sludge and recover the nutrients which will be mixed with the clean soil to provide an improved product for resale.

      The principal sales and marketing advantage that Clean Earth has over its competitors is a broad range of services allowing customers a one stop shopping concept through not only contracting services but also the facilities to process material. One distinct advantage we have is our quality control system. Our comprehensive disclosure and testing systems ensure proper tracking of material as well as on site testing to insure that only acceptable material is permitted onto our sites. Rigorous quality control procedures are essential as they relate to the responsibility and liability in handling of material not only to us, but also to our customers.

      We do experience a seasonal slow-down during the winter months due to the fact that our environmental operations are located in the Northeast United States where adverse weather can impact our performance.

      Competition and Barriers to Entry. Clean Earth has several large competitors that provide similar services within the northeast and Mid-Atlantic States. These competitors include R-3 Technologies in Bristol, Pennsylvania, TPST in Baltimore, Maryland, and MART in Vineland, NJ. Clean Earth has obtained a permit to treat coal tar materials from Delaware Natural Resources and Environmental Commission. We believe that this provides a niche market because very few competitors have this capability. We also compete in the Environmental Services arena with IT Group, Inc., Roy F. Weston, and Sevenson Environmental Services, Inc.

      Significant entry barriers exist for this line of business. First, the siting, permitting, and licensing process is time consuming and costly. Second, a large capital investment is required to build the plants and purchase the equipment necessary to operate the facility. Additionally, contracts must be awarded to obtain the incoming product as well as contracts to dispose of the material after it has been treated in order to operate an economically feasible facility. Finally, this type of operation requires technically trained individuals to operate and ensure that the facility remains in strict compliance with environmental laws. Some of our competitors are national companies with greater name recognition, greater economic resources and significantly larger business size.

      Plant Operations. The soil treatment plants and the CENJ Waste Resource Conservation & Recovery Act facility are operated with a strict commitment to safety, health, and environmental issues coupled with a rigorous system of controls. This commitment provides credibility to the “Certificate of Destruction and Recycling” issued to each waste generator.

      The Waste Tracking System, which is applicable to all of our plants, starts before the contaminated soil is accepted at the plant gate. A comprehensive disclosure testing and manifesting system ensures that the solids brought to the facility fall well within the limits of Clean Earth’s permits and treatment capacities. This system mirrors the procedures of hazardous waste facilities. Furthermore, Clean Earth runs an Extractable Organic Halogens test on every load of material before it is authorized for unloading in the storage buildings. In addition, management runs several spot checks with the comprehensive on-site laboratory with respect to:

•	Gas Chromatographer for Poly Chlorinated Biphenyls;

•	Gas Chromatographer for Volatile Organic Compounds identification; and

•	Gas Chromatographer with a high temperature desorber for Total Hydrocarbons and Desorption Temperatures Extractable Organic Halogens analyzer and the screening equipment for fines content.

      These tests enable Clean Earth to determine quickly and efficiently that the materials that are received are in accordance with their characterization by the generator. This sizable investment in equipment and personnel protects both the facility and the customers against the possibility of receiving undesirable wastes.

      The storage buildings at each facility are large, fully enclosed structures and are built on continuous concrete slabs. We regularly collect and check the run-offs from the buildings. We have divided the buildings into small compartments to maintain rigorous separation and tracking of each waste stream and to minimize commingling. This mitigates the potential liability to a small quantity if undesirable waste is detected after it has been accepted. This also ties into the sophisticated waste tracking system that mobilizes a network of eight microcomputers so as to monitor each load of material from the time of reception to the final treatment test results. These computers function on-line and enable operators to view and analyze, at any time, all the information relative to a given shipment.

      In addition, a comprehensive control system exists at each of our plants with recording devices that insure compliance with the various permit requirements. Clean Earth further guarantees the facility’s performance by testing the production daily. As recommended in Environmental Protection Agency publication #SW846, Clean Earth composites a sample for every 300 tons of production and tests it for BTEX with a Gas Chromatographer and for TPH by the Environmental Protection Agency 418 method, using an independent State certified laboratory. For coal tars, the treated materials are also tested for Polynuclear Aromatic Hydrocarbons by the Environmental Protection Agency 8270 method. We believe that this treatment plant is the first in the industry to control its emissions with a Continuous Emissions Monitoring system. Information is collected minute-by-minute and stored on computers for control purposes. This information is available to both customers and regulators. All of our properties are monitored through several monitoring wells. These monitoring wells are tested quarterly. The test results are reported to the appropriate state agency.

      Liability Insurance and Bonding Capabilities. Clean Earth has fully bonded the costs of a closure plan approved by the Delaware Environmental and Natural Resources Commission. In addition, Clean

Earth has secured a total of $10.0 million of Contractor’s Pollution Legal Liability and $10.0 million of Environmental Impairment Liability insurance coverages. The waste recycling companies’ product is also protected with $1.0 million single/$2.0 million aggregate Products and Completed Operations coverage which is part of our overall general liability policy.

      The environmental recycling division has also obtained a $75.0 million performance bond capability to enable the environmental remediation companies to participate in more significant projects.

      Federal Regulations. The primary U.S. federal statutes affecting both our environmental recycling and our plastic lumber businesses are summarized below:

(1) The Resource Conservation & Recovery Act of 1976, as amended, establishes the framework for federal, state, and local government cooperation in controlling the management of non-hazardous and hazardous solid waste. These regulations established minimum standards for environmental facilities and may impose significant liabilities and costs. We do not believe that the cost of complying with these standards will have a material adverse effect on our operations.

(2) The Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, provides for the cleanup of sites from where there is a release or threatened release of a hazardous substance into the environment. This statute imposes joint and several liability for the cost of cleanup and for damages to natural resources upon the present and former owners or operators of facilities or sites from which there is a release or threatened release of hazardous substances to the extent the disposal of hazardous substances for which there is a release occurred during their period of ownership or operation. Waste generators and transporters also have strict liability under this statute. Liability under this statute is not dependent upon the intentional disposal of hazardous wastes as defined under the Resource Conservation & Recovery Act. It can be founded upon the release or threatened release, even as result of lawful, unintentional, and non-negligent action, of any one of more than 700 hazardous substances, including very small quantities of these substances. Therefore, if we have transported waste material and lawfully disposed of it at a properly licensed facility, we can still have liability under this statute which can be very substantial. Since Clean Earth may be deemed to be a responsible party under the Comprehensive Environmental Response Compensation and Liability Act, we have purchased an environmental liability insurance policy and have established a reserve to resolve potential liabilities that may be imposed upon Clean Earth. No assurance is made as to whether such reserve and insurance will be adequate should a claim arise under this statute. We attempt to minimize our exposure under this statute by selecting disposal facilities and transporters who we believe maintain strict compliance with all environmental laws and who carry environmental liability insurance of their own.

(3) The Clean Air Act provides for the federal, state, and local regulation for the emission of air pollutants. These regulations impose emission limitations and monitoring and reporting requirements on our various operations, including our soil treatment facilities and our CENJ facility. We do not anticipate that the cost of compliance with this statute will have a material adverse effect on us, however, we cannot assure you that we will be successful in maintaining compliance with this statute.

(4) The Occupational Safety and Health Act of 1970 authorizes the Occupational Safety and Health Administration to promulgate occupational safety and health standards. Various provisions of this statute, including provisions of this statute for notices of hazards, safety within the workplace, and handling of hazardous substances, may apply to our operations.

(5) The Federal Water Pollution Control Act of 1972 establishes rules for regulating the discharge of pollutants into streams, rivers, groundwater, or other surface waters from a variety of sources, including hazardous and non-hazardous disposal sites. Runoff from our facilities could require us to apply for and obtain discharge permits, conduct a sampling and monitoring, and reduce the quantity of pollutants, if any, in those discharges. This statute is likely to affect the construction or expansion of existing facilities because we would be required to obtain a storm water discharge permit even before the time we begin development of a facility. This statute provides civil, criminal, and administrative penalties for violation of its provisions.

Description of Remaining Business — Plastic Lumber Division

      The plastic lumber division is comprised of U.S. Plastic Lumber Ltd. and its subsidiary, The Eaglebrook Group, Inc.

      Products. During the past several years, we believe our recycled plastic lumber division has positioned itself to be a leading manufacturer of recycled plastic lumber, a newly emerging industry. Recycled plastic lumber is manufactured in a variety of colors, profiles, and shapes including standard lumber dimensions and a variety of custom engineered profiles and shapes.

      Our recycled plastic lumber products are primarily made using a substantial quantity of recycled, post-consumer, and post-industrial plastics and are used for numerous municipal, commercial, and residential applications. We also manufacture a composite lumber product consisting of plastic and wood fiber. Our products are primarily manufactured for the building products industry, custom commercial and industrial uses, and the packaging/shipping industry. Our products are manufactured using a non-toxic material that is an environmentally friendly alternative to pressure treated lumber and rain forest woods and provides superior performance for most nonstructural, outdoor applications where traditional wood is subject to moisture damage and rotting. We also produce structural plastic lumber manufactured from a patented process. We believe that our products offer these unique advantages:

•	Environmentally friendly and non-toxic

•	Virtually maintenance free

•	Conservation of trees and reduce use of exotic rain forest hardwoods

•	Can be worked with conventional tools

•	Aesthetically pleasing wood-like textured surface

•	Splinter proof — never rots

•	Not affected by termites, ants, or other woodborers

•	Not affected by moisture

•	No splitting, cracking, or chipping

•	Holds nails and screws 40% better than wood

•	No toxic leaching into soil or groundwater

•	Most graffiti easily washes off

      Products built with our recycled plastic lumber have the appearance of freshly stained or painted wood but the longevity and maintenance-free qualities of plastic. Recycled plastic products are an ideal replacement for wood, metal, and concrete in numerous applications, including most non-structural exterior functions. Some of the potential applications include:

•	Decking systems and platforms, including supporting structures and railings, for residential and commercial projects

•	Packaging products such as cornerboards used in shipping produce worldwide or slipsheets used in material handling applications

•	Commercial, municipal, and residential applications such as park benches, picnic tables, trash receptacles, stadium seats, planters, landscaping ties, and similar other uses

•	Trailer, farm equipment, and railroad box car flooring

•	Industrial applications such as pallets, walkways in chemical plants, catwalks on factory roofs, coil cradles, and other specialized applications

•	Sanitary animal pen flooring

•	Railroad ties

•	Sea pilings and marine bulkheads

•	Original Equipment Manufacture custom profiles

      Distribution Varies by the Type of Product. Original Equipment Manufacture, transportation, and packaging products are sold directly to end-users. Our decking and railing systems are primarily distributed through a two-step distribution process. We sell to a building supply company who, in turn, distributes to mass merchants, lumber yards, and others. For products that we fabricate, such as park benches, trash receptacles, and others, they are primarily distributed directly to end-users or in response to government bidding. We are not dependent upon a single customer or a few customers for the sale of these products. No single customer accounts for 10% or more of our consolidated revenues.

      Manufacturing and Recycling Facilities. The Chicago, Illinois manufacturing facility (approximately 400,000 sq. ft.) currently operates twenty-nine extruders that utilize a vacuum calibration continuous flow forming manufacturing line. This process allows for the manufacture of many special profiles, in any length, that cannot be produced with conventional roll forming or closed mold systems. One of the primary products produced at this facility is our 100% polyethylene deckboard, one of three components to our “Carefree Xteriors”® product line portfolio. In addition, a plastic slipsheet product, DuraPack®, and other packaging products are manufactured at this facility to service the packaging industry. This facility also produces fabricated products for marine and government applications and products for Original Equipment Manufacturers, as well as providing processing of post consumer and postindustrial plastics, which we utilize as raw material. We intend to expand our production capacity at this facility using equipment from some of our smaller operations, which during the current year will be consolidated into our regional facilities.

      The Ocala, Florida manufacturing facility currently operates a total of eleven extruders utilizing continuous flow production. One of the specialty products developed at this facility is a composite deckboard, consisting of plastic and wood, used for decks in commercial and residential applications. The composite product line was developed to compete directly with several manufacturers of composite deck product throughout the country. Four extruders in this facility are used to manufacture this composite product as another component to our “Carefree Xteriors”®) product line portfolio. This facility also produces cornerboards, a product for our packaging division, for the produce shipping industry worldwide. The facility consists of approximately 140,000 sq. ft. on 37 acres of land, and also produces our structural lumber and railroad tie product lines.

      Our Denver, Colorado facility currently has two extruders and consists of approximately 44,800 sq. ft. This facility only produces slipsheets and tier sheets for our packaging division, which product is sold to the beverage industry.

      As a result of management’s restructuring of plastic lumber operations, which commenced in the fourth quarter of 2000, we consolidated some of our smaller plants, including those located in Sweetser, Indiana, Green Bay, Wisconsin, Vernon, California, Fontana, California, Trenton, Tennessee, Denton, Maryland and Reidsville, North Carolina into our regional hub facilities. As a result, we will have closed or idled seven of our smaller facilities by the end of the first quarter of 2002. In addition, on October 1, 2001, we sub-leased two other facilities dedicated to recycling operations located in Auburn, Massachusetts and Chino, California. See “Management’s Discussion of Financial Condition and Results of Operations — Restructuring, Equipment and Inventory Impairment Charges.”

      Our manufacturing process involves proprietary technologies and specialized manufacturing equipment that was custom built or modified to our specifications. The manufacturing process utilizes granulated and/or densified recycled plastic, which in some cases, contains additives formulated for desired end use characteristics of the product. A key advantage of the process is the ability to utilize recycled plastic waste to create a consistent material that can be extruded into a desired shape. While the end product maintains many of the desirable properties of traditional wood materials, it also has superior characteristics such as moisture and insect resistance, which give it an advantage over wood for many applications.

      The primary product of our manufacturing process is plastic profiles in various sizes ranging from 3/8” x 1”, to 10” diameter profiles in various lengths and a variety of packaging related products such as cornerboard, slip sheets and tier sheets. We also market and sell various engineered or value added products for specific applications, in which our plastic lumber is used to make the finished product.

      The manufacturing process, which primarily uses a substantial quantity of recycled plastic raw material, consists of three stages. First, the recycled plastic materials received at the plant are identified and categorized by resin type. These materials are processed through a series of grinding, densifying and other operations to a consistent particle size. The ground plastic resins are then blended with other ingredients such as colorant and UV stabilizers to prepare specific mixes for the products that the plant produced. Second, the plastics are heated, mixed, and compounded into a thick molten composite which is extruded through either closed mold, roll forming, or vacuum calibration finishing lines into specified shapes or profiles using equipment specifically designed for processing recycled materials. Finally, the extruded products are cooled in a downstream process, and the resulting profiles are inspected and cut to specific lengths. The product is then ready to be packaged for shipping. We utilize only recycled polyethylenes and do not use plastics with PVC, toxic chemicals, insecticide, or paint residues. We use composite materials for manufacturing our structural lumber product line and our composite deckboard line of products. Our manufacturing process produces no harmful environmental by-products or hazardous waste.

      Raw Materials Supply. We obtain our mixed plastics feedstock through our own operations or from firms who obtain these materials from a large variety of recycling facilities, including municipal recycling programs, as well as plastics discarded in various industrial and manufacturing processes. We are not dependent on any one source to obtain our supplies. We believe the raw material feedstock is currently purchased from sources that are dependable and adequate for at least short term and medium term manufacturing requirements. Generally, we attempt to maintain raw material inventory sufficient to supply our manufacturing requirements for approximately one to two months. Due to our liquidity problems, we have occasionally experienced brief disruptions in availability of raw materials and other supplies. In addition, the cost of recycled plastics has been subject to cyclical market fluctuations over the past several years based on supply and demand. Therefore, no assurances can be given that raw materials will always be available at commercially reasonable prices. We are generally of the belief that if significant increases in demand for recycled plastics of a lasting nature were to occur, the potential supply of recycled plastics could easily be expanded to meet any lasting increase in demand. We believe that both supply and demand will continue to increase as public awareness of the need to recycle plastic waste increases. However, any disruption of supply arrangements or significant lasting increases in raw materials prices could have a material adverse effect on our operations.

      Research and Development. We are the only manufacturer of 100% recycled plastic lumber that has received a successful evaluation report from BOCA Evaluation Services, Inc., indicating compliance of our Carefree Decking® and Carefree® Guardrail System with national building code requirements. BOCA Evaluation Services, Inc. is a national testing organization that evaluates building products. Qualified third party laboratories determine compliance with national building code standards. We are in the process of applying for evaluation reports for products manufactured by us. We have not incurred any significant research and development expenditures during the last three years.

      Proprietary Technology. We are generally of the belief that maintaining state of the art technology in our formulations, molds, and manufacturing processes and maintaining the proprietary nature of that technology through trade secrecy is more important to maintaining a competitive position in the industry than seeking any legal protections that patents may provide. However, we own two patents on our structural lumber product and have a worldwide license on the Rutgers patent. We purchased the two patents as part of the Polymerix/ Trimax asset acquisition through the bankruptcy court. The first Trimax patent expires on July 9, 2008, and the second patent expires on May 18, 2010. We have a patent application pending for process and composition relating to the manufacture of wood fiber and polymer composite. We believe these patents are important because they provide us with a competitive position in the market.

      We have several license agreements relative to patented technologies of others. The Rutgers patent expires on August 4, 2015. Our license agreement with Rutgers has a duration that extends the life of the patent depending upon us maintaining our contract rights with Rutgers. We have a license with Paul Adam for the manufacturing and commercial sale of contaminated or impacted dredge material from a wide variety of industrial waste streams that we use in our environmental division. The Adam license extends for the duration of the Adam patent, December 5, 2011, unless either party to the license seeks to terminate the agreement earlier for reasons set forth in the License Agreement. We also have a non-exclusive license with the Strandex Corporation to manufacture composite lumber products. The Strandex License Agreement expires on April 22, 2011.

      We have several registered trademarks and several more currently pending application for registration. Our registered trademarks are as follows: Carefree Decking System®, Carefree Xteriors®, Smartdeck®, Clean Earth®, Integrated Technical Services®, Recyclemaid®, Cyclewood®, Trimax®, Durawood®, Durapack®, RecycleDesign®, Global Garden®, SmartTrim®, Duratie®, CrushGuard® and GripGuard®. We take an aggressive attitude toward the protection of our proprietary technology and trademarks.

      Competition and Barriers to Entry. The recycled plastic lumber industry is a young, highly fragmented industry with over 20 small manufacturers and many more marketers of recycled plastic lumber. The competition is broken down into two separate categories: plastic lumber manufacturers using strictly high density polyethylene and manufacturers that use a mixture of high density and other polymers and wood fiber to produce a less expensive composite product.

      We primarily use only high–density polyethylene and additives at all of our plants. The major competitors in this segment of the market include NEW Plastics Corp., Luxemburg, Wisconsin and a variety of small “mom and pop” organizations. We attempt to compete with these competitors on the basis of price, quality, and service. Two competitors who manufacture commingled plastic are The Plastic Lumber Company, Inc., Akron, Ohio and Hammer’s Plastics Recycling, Iowa Falls, Iowa.

      Several competitors exist that manufacture a composite product that consists of a mixture of wood and plastic. TREX®, TimberTech, Louisiana Pacific and AERT are our competitors who use a plastic composite material made with sawdust used to manufacture primarily deckboard. TREX® has a strong distribution system in place and has the most widely disseminated product of all of our competitors. We compete directly against the composite deck manufacturers through our Smart Deck® product.

      We believe that our competitive position in the market has increased substantially over the last twelve months. In large part this is due to several factors, including wider distribution of our products nationally, cross-selling of separate products to the entire distribution network, centralized purchasing which can lower our cost basis, and an experienced management team.

      We manufacture recycled plastic lumber which will be in direct competition with conventional wood in most of its applications. At present, the principal competitive disadvantage of recycled plastic lumber compared to wood is that recycled plastic lumber is generally more expensive to purchase. Recycled plastic lumber is comparable in price to high-grade cedar and redwood. Composite lumber is about 20% less expensive than recycled plastic lumber. Recycled plastic lumber and composite lumber can be more expensive to initially purchase than comparable wood, but recycled plastic lumber and composite lumber can be more cost effective because they can substantially outlast wood, particularly in applications where the lumber is exposed to the elements. We also believe that environmental restrictions are presently impeding forestry operations in United States forests. A second factor impeding the use of pressure treated wood is the toxic leaching characteristics. Chemicals injected into pressure treated wood contain hazardous constituents that are released into the soil and create potentially hazardous conditions which the U.S.

Environmental Protection Agency has recently taken action to address by phasing out these chemicals. These factors may reduce, if not eliminate, any price advantage that pressure treated wood presently has with respect to its initial cost.

      There are significant barriers to entry for this line of business. First and foremost, the technology and cost of development of a successful product is time consuming and costly. Second, there is a large capital investment required to build the plants, purchase the equipment necessary to operate the facilities, and market the product on a national level. In order to penetrate the market successfully, a company needs to establish a national presence with the ability to produce in sufficient volumes to attract major distributors. This type of operation requires technically trained individuals to operate and ensure that the facility remains in strict compliance with our formulas and quality control procedures to maintain product consistency on a national basis.

      Potential Markets. By producing a suitable recycled plastic lumber and composite lumber product, we conserve natural resources, reduce the plastic waste entering landfills, and provide a useful, maintenance-free product that satisfies this growing market. One of the major markets for recycled plastic lumber and composite lumber is as a substitute for pressure treated lumber. The pressure treating process injects Chromated Copper Arsenate “CCA” (all carcinogens) into the wood. The United States Environmental Protection Agency recently announced that it intends to phase out the use of pressure treated lumber containing chromated copper arsenate over the next two to three years because of the use of carcinogens in the pressure treating process. In addition, there are currently a number of states that have either passed laws or have on their legislative agenda, restrictions on the use and disposal of pressure treated lumber. We believe this phase out of pressure treated lumber containing arsenic, which represents approximately 90% of pressure treated lumber currently manufactured provides an excellent opportunity for us. We are unable to predict the potential response by the pressure treated lumber industry to the Environmental Protection Agency announcement. Although the Environmental Protection Agency has determined to ban pressure treated lumber, the Environmental Protection Agency has decided upon a two year phase out period that is intended to provide manufacturers time to convert their plants to the alternative treatments that currently exist. Assuming a nonarsenic alternative to pressure treated lumber is developed, there is a significant question in the market place as to the cost of this alternative. As a result, we believe that this announcement provides an opportunity for us for two reasons. We believe that we have the largest available production capacity for plastic lumber and that our plastic lumber product will be price competitive with any new product developed. As a result, we believe the Environmental Protection Agency announcement will have a meaningful impact on sales growth over the next several years. Pressure treated wood has legislative restrictions in some states on its disposal in toxic waste landfills. Plastic and composite lumber is a safe alternative that is fully recyclable and maintenance-free. Home Depot, Inc. and Lowes Inc., leading home improvement retailers whom carry our decking product in some of their stores, have announced during the last year that they will curtail purchases of hardwood lumber that are having an adverse environmental impact. Our product consists of both structural and non-structural profiles, which are an excellent substitute for many exterior uses for traditional wood lumber.

      We have developed a prototype railroad crosstie made from commingled plastic which has been subjected to extensive testing over the last several years. This prototype is superior in many ways to the creosote wood crosstie. Our cross ties have approximately 500 MGT (million gross tons) of service and are performing without any measurable defects. In contrast, creosote wood ties installed at the same time have experienced noticeable wear.

      Presently, approximately 180,000 miles of class one railroad track are being utilized in the United States, with approximately 3,334 crossties per mile or a total of over 600,000,000 ties in place. In 1999, 15,000,000 crossties were replaced in the United States, 93% of which were wood ties, and 65,000,000 cross ties were replaced worldwide. In 1999, the worldwide market for replacing crossties was approximately $2.5 billion. In some applications, the creosote wood crosstie may have an expected useful life of less than 5 years, creating a large demand for the more durable recycled plastic crossties that have an estimated useful life in excess of 50 years. Moisture, extreme temperature fluctuations, and location relative to curves and switches are some conditions which shorten creosote wood tie life. Railroads know from extensive experience which locations require highest maintenance. These locations will be the initial target areas for our longer lasting polymer crossties.

      Sufficient test data shows that the plastic railroad tie performs well enough to enable us to market our railroad tie product to the railroad industry. The primary issue in our growth plans regarding the plastic railroad tie is cost. Our current pricing structure is approximately double the cost of a comparable wood tie. We market our tie on the basis of life cycle cost savings. We cannot assure you that our marketing strategy will succeed in creating demand for our railroad tie product.

      During the last twelve months, we have also introduced, several products specified for original equipment manufacturers. Some of these products are gaining wide acceptance in such diverse industries such as the door, hot tub, beverage, trucking and roll or sheet steel industries. Durability of our product and reduced life cycle costs have been the primary factor in growing sales in each of these segments of our business.

      Marketing Strategies. Our business and operations are divided into two distinct divisions: (i) building products, all of which are now marketed under the Carefree Xteriors® name, which include high density polyethylene (“HDPE”), composite and structural lumber products; and (ii) engineered products, including fabricated products, railroad ties, marine & government, and Original Equipment manufacture “OEM”/industrial businesses; packaging products, including DuraPack® plastic slipsheets, tier sheets, corner board, and other related packaging products. We continue to use the Smart Deck® name for selling through a specific distributor.

      We employ market focused Sales Specialists and industry specific representatives to market and sell our products. We utilize traditional sources of sales including attending trade shows, select advertising, cold calling, and customer referrals. We also market and sell through distributor relationships. We are seeking to expand our distribution network nationwide in some markets.

      We focus our selling strategy on the high quality, maintenance-free aspect of our product along with our superior customer service. We also focus on the benefits of our products. Benefits include being maintenance free, 100% recycled, environmentally sensitive, aesthetically pleasing in appearance, free from rot and insect infestation, and durable. Our sales are not dependent upon a few customers, but rather we currently have a broad base of customers.

      We have historically experienced a seasonal slow-down in the winter months during the past three years, but we are attempting to reduce the seasonality of our sales. We can do this by increasing our marketing efforts in warmer climates of the U.S. during winter months, by supplying product for custom items which are not as seasonal, and by increasing our industrial products sales which tend to be less seasonal in nature.

      Government Regulation and Environmental Matters. Although the recycled plastic and composite lumber operations do not generate significant quantities of waste materials or hazardous substances, our operations are and will in the future be subject to numerous existing and proposed laws and regulations designed to protect the environment from waste materials and particularly hazardous wastes emissions. We are subject to federal, state and local laws regarding the environment, occupational health and safety, and other regulations applicable to our business. See “— Environmental Recycling Division — Regulatory Matters” for additional discussion of environmental regulations affecting our business. The primary regulations affecting the plastic lumber divisions are air quality emissions from our manufacturing plants, disposal of solid and liquid wastes, wastewater, and storm water discharge. We do not believe that our waste disposal practices and manufacturing processes will be in violation of any existing or presently proposed law or regulation or require special handling permits or procedures or otherwise result in significant capital expenditures that would have a material adverse effect on operations. Currently, costs of compliance with regulatory requirements for the plastic lumber division do not materially impact our financial condition, although many times the delays in approving permit modifications can delay our ability to quickly adapt to changing market conditions. Consequently, we cannot assure you that regulatory requirements will not in the future adversely affect our operations or require the introduction of costly additional manufacturing or waste disposal practices, which could adversely affect our financial condition. Additionally, as with manufacturing practices in general, if we release any hazardous substance, such a release could have a material adverse effect whether we (i) directly or indirectly cause the release; or (ii) the release comes from any of our owned or leased properties; or (iii) the release comes from any associated offsite disposal of our wastes; or (iv) the release comes from prior activities on our owned or leased property.

Summary of the Purchase Agreement

      The following summary of the material provisions of the Purchase Agreement is qualified in its entirety by reference to the Purchase Agreement, a copy of which is attached to the proxy statement as Appendix A. We urge our stockholders to read the Purchase Agreement in its entirety for a more complete description of the terms and conditions of the Clean Earth Sale Transaction. Capitalized terms used, but not defined, in this description of the Purchase Agreement have the same meaning as in the Purchase Agreement.

Sale of the Capital Stock of Clean Earth and its Subsidiaries

      We, Clean Earth, and New CEI entered into the Original Purchase Agreement, pursuant to which we agreed to sell all of the issued and outstanding capital stock of Clean Earth, our wholly-owned subsidiary, which together with its subsidiaries comprise our environmental recycling division. We obtained our stockholders’ approval of the Original Clean Earth Sale at the Special Meeting of our stockholders held on March 19, 2002. Subsequent to the stockholders’ approval of the Original Clean Earth Sale Transaction, New CEI assigned all of its rights and obligations under the Original Purchase Agreement to the Purchaser. We entered into the Purchase Agreement with the Purchaser, Purchaser Sub and Clean Earth. The Purchase Agreement also provides for the sale of all of the issued and outstanding capital stock of Clean Earth but certain terms and conditions of the Purchase Agreement differ from the terms and conditions of the Original Purchase Agreement. Neither the Purchaser nor Purchaser Sub has any relation to us or any of our affiliates.

Purchase Price

      The Purchase Price in the Clean Earth Sale Transaction consists of:

•	$45.0 million in cash, subject to certain adjustments described below, of which $1.0 million will be delivered at Closing to the Escrow Agent to be held and then paid to us, Purchaser or Purchaser Sub pursuant to the Escrow Agreement; and

•	a 5.0% subordinated promissory note issued by Purchaser in the original principal amount of $3.5 million with a maturity date on the ten-year anniversary date of the Closing Date (the “Seller Note”), subject to certain adjustments and rights of set-off as described in this document, which will be delivered at Closing to the Escrow Agent to be held and then released to us, Purchaser or Purchaser Sub pursuant to the Escrow Agreement.

      In addition, the Purchaser agreed to reimburse us an amount not to exceed $50,000 for fees and expenses of KPMG LLP paid by us with respect to the preparation and issuance of an audit report related to Clean Earth and its subsidiaries’ audited financial statements for and as of December 31, 2001.

Purchase Price Adjustments

      The cash portion of the Purchase Price described in the foregoing section is subject to the following adjustments as of the Closing:

•	if the Estimated Adjusted Long-Term Debt is greater or less than $5.5 million, the cash portion of the Purchase Price will be decreased or increased by the amount of the difference; and

•	if the Estimated AWC (adjusted working capital) of Clean Earth and its subsidiaries on a consolidated basis on the Closing Date, is (i) less than $10.0 million, the cash portion of the Purchase Price will be reduced by the amount of the deficiency and (ii) greater than $12.5 million, the cash portion of the Purchase Price will be increased by the amount of the difference.

      In addition, there may be additional adjustments to Purchase Price based upon a final audited closing date balance sheet to be delivered after the Closing if the adjusted long-term debt and adjusted working capital set forth on the final audited closing date balance sheet differ from the amounts of such items set forth on the estimated closing date balance sheet.

      Based on the projected adjusted long-term debt of Clean Earth and its subsidiaries as of July 31, 2002, we estimate that the cash portion of the purchase price would increase by approximately $1.2 million. Based on the projected adjusted working capital as of July 31, 2002, we estimate that the cash portion of the purchase price would decrease by approximately $2.9 million. Assuming the Clean Earth Sale Transaction was completed on July 31, 2002, the projected resulting net purchase price adjustments described above would result in a decrease in the cash portion of the purchase price of approximately $1.7 million.

      We anticipate closing the Clean Earth Sale Transaction by the end of August 2002 or as soon thereafter as practicable. We currently estimate that the maximum reduction to the purchase price as a result of these provisions would not exceed $3.0 million. The adjustments for a reduction in the Purchase Price after Closing, if any, will be first paid to Purchaser out of the $1.0 million escrow. Downward adjustments in the Purchase Price, if any, in excess of $1.0 million will be paid to Purchaser, at Purchaser’s option, by wire transfer by us of immediately available funds or by the offset against, mandatory retirement or reduction of the Purchaser’s obligations under the Seller Note, on a dollar-for-dollar basis.

      The cash portion of the Purchase Price is also subject to reduction at Closing by an amount equal to the aggregate amount of all Defaulted Obligations estimated to be outstanding on the Closing Date assuming the occurrence of the Closing. If the cash portion of the Purchase Price is reduced due to such Defaulted Obligations, Purchaser will deliver a promissory note with respect to each Defaulted Obligation (each, a “D.O. Note”) to us at the Closing in the principal amount equal to such reduction payable on such terms and at such date or dates as the obligation giving rise to the reduction would have been payable by Clean Earth or its subsidiary had the default not occurred. There may be additional adjustments to the Purchase Price and the amount of the related D.O. Note based upon a final audited closing date balance sheet to be delivered after the Closing if the amount of Defaulted Obligations set forth on the final audited closing date balance sheet differs from the amount of Defaulted Obligations set forth on the estimated closing date balance sheet upon which the adjustments at Closing were made. The Purchaser will use the amount of the cash portion of the Purchase Price so reduced to pay the related Defaulted Obligation. The assets that will secure each D.O. Note will be the identical assets that secure the current debt obligation. Any assets that would secure these promissory notes are assets that would be transferred to the Purchaser in the Clean Earth Sale Transaction so that we would no longer be holding these assets. The purpose of this provision is in the event a Defaulted Obligation is accelerated as a result of the Clean Earth Sale Transaction and such obligation can not be assumed by the Purchaser, we agreed to provide the financing in order to prevent the Purchaser from terminating the Clean Earth Sale Transaction. Purchaser agreed to use its commercially reasonable efforts to refinance each D.O. Note, and if Purchaser is successful in refinancing this obligation, it will repay the amount of the D.O. Notes we hold.

      The debt defaults described above only apply to debt obligations being assumed by the Purchaser and debt defaults and debt obligations not transferred to the Purchaser do not trigger a reduction in the purchase price. None of our obligations or the obligations of Clean Earth are currently in default which would result in an adjustment to the purchase price pursuant to this provision of the Purchase Agreement. There are no forbearance agreements that would trigger a reduction in the purchase price pursuant to this provision. We currently believe that it is sufficiently remote that there will be any defaults that would result in our receipt of a D.O. Note pursuant to the terms of the Purchase Agreement described above.

      In the event the closing date cash payment would be less than $39.0 million, we will provide revised proxy materials to our stockholders and will re-solicit votes from the stockholders prior to the consummation of the Clean Earth Sale Transaction.

      As detailed above, we estimate that the maximum amount of all adjustments and reductions that could affect the cash portion of the purchase price, based upon our internal projection of our financial position as of July 31, 2002, will be approximately $1.7 million. We do not anticipate that these purchase price adjustments (including adjustments related to debt defaults) will impair our ability to pay our senior creditors. Assuming the completion of the Clean Earth Sale Transaction on or before August 31, 2002, the application of $40.6 million of net cash proceeds therefrom to repay a portion of our outstanding indebtedness, the conversion of the Stout Debenture and the restructuring of the Halifax debentures in accordance with the terms described in this document, we believe, based on our current financial projections, that the $10.0 million line of credit provided by our senior lenders at closing will be sufficient to fund our operations through 2003. Further, we do not believe these purchase price adjustments will have any impact on our forbearance agreements.

Excluded Assets

      We will keep the following assets and not transfer these assets as part of the Clean Earth Sale Transaction: the receivables related to (i) the Assignment Agreement dated as of May 21, 2000 between us and Interstate Industrial Corp. related to claims for payment of Clean Earth and its subsidiaries pursuant to the Joint Venture Agreement dated December 31, 1997 between Interstate Industrial Corp. and us, for which the net book value is approximately $500,000 and (ii) claims for payment of Clean Earth and its subsidiaries pursuant to the Quakertown Founding Site Agreement dated December 1998 between Integrated Technical Services, a subsidiary of Clean Earth, and the Pennsylvania Department of Environmental Protection (collectively, the “Distributed Claims”). We believe the value of the Distributed Claims to be approximately $4.2 million, however because we may have to enter into litigation to collect these claims, we have recorded an allowance to reduce their net book value to $1.0 million.

Licenses and Trademarks Transferred to the Purchaser

      On or prior to the Closing Date, we will also transfer all licenses and trademarks relating to the assets, business and operations of Clean Earth or any of its subsidiaries from U.S. Plastic Lumber IP Corporation, our wholly-owned subsidiary, to Clean Earth without any cost, expense or fees payable by Clean Earth, any of its subsidiaries, Purchaser or Purchaser Sub. See the description of licenses and trademarks of U.S. Plastic Lumber IP Corporation on page 21.

Representations and Warranties

      The Purchase Agreement contains statements and promises made by the Purchaser and Purchaser Sub about themselves called representations and warranties. In addition, the Purchase Agreement contains representations and warranties made by us and Clean Earth. You can review the representations and warranties contained in Articles III, IV and V of the Purchase Agreement attached to this proxy statement as Appendix A.

Conduct of Clean Earth’s Business Pending Closing

      Pursuant to the Purchase Agreement, Clean Earth and we agreed that prior to the Closing Date, Clean Earth will, unless otherwise expressly consented to by Purchaser and Purchaser Sub, among other things:

•	maintain all qualifications to transact business and remain in good standing in the State of Delaware and in the foreign jurisdictions where it does business;

•	conduct its business in the ordinary course of business, consistent with past practices;

•	maintain its properties and assets in good condition and repair;

•	not amend its certificate of incorporation or bylaws;

•	not acquire any business organization or enter into any partnership or joint venture;

•	not declare or pay any dividend or other distribution (other than the distribution of the Distributed Claims and the PRP Reserve) in respect of, or purchase or redeem, any shares of its capital stock;

•	not issue or sell any shares of its capital stock or any rights to purchase such shares or any securities convertible into or exchangeable for such shares;

•	not liquidate or dissolve or obligate itself to liquidate or dissolve;

•	not incur any Indebtedness or, other than in the ordinary course of business, consistent with past practices, any liabilities;

•	not sell any debt securities or lend money to or guarantee the Indebtedness of any Person other than a subsidiary in the ordinary course of business, consistent with past practices;

•	not make any change in the accounting principles, methods, records or practices followed by it or depreciation or amortization policies or rates adopted by it;

•	comply with all applicable legal requirements imposed upon it in connection with the Clean Earth Sale Transaction;

•	not dispose of, or suffer or cause the encumbrance by any Lien upon any of its properties or assets, except for sales or dispositions of inventory or excess equipment or other assets (which excess equipment and other assets taken together will not exceed $175,000 in aggregate amount) in the ordinary course of business, consistent with past practices;

•	not adopt or amend in any material respect any plan, agreement or arrangement for the benefit of employees other than to comply with any legal requirement;

•	not pay or make any accrual or arrangement for payment of any increase in compensation, bonuses or special compensation of any kind, or any severance or termination pay to, or enter into any employment or loan or loan agreement with any of its current or former officers, directors, employees or consultants, except as may be within the ordinary course of business consistent with past practices, but in no event will the compensation or severance of any employee who currently earns over $75,000 per year be increased;

•	not enter and cause each of its subsidiaries not to enter into a contract, other than in the ordinary course of business consistent with past practices, but in no event enter into a contract for products and services in an amount greater than $3.0 million without the prior consent of the Purchaser Sub;

•	not purchase or enter into any contract to purchase any capital assets or capital stock of any person, except for capital expenditures or commitments necessary to maintain its properties and assets in good condition and repair (the amount of which will not in the aggregate exceed $50,000) and for equipment or machinery (no item of which will exceed $100,000);

•	maintain its insurance policies in full force and effect;

•	not cancel, release or discharge any of its claims against any person, and not discharge any lien (other than permitted liens as described in the Purchase Agreement) upon any of its assets;

•	not institute or settle any action before any governmental entity, except as it relates solely to the Distributed Claims;

•	maintain in full force and effect, and comply with, all franchises, licenses, permits, certificates, authorizations, rights and other approvals of governmental entities;

•	deliver to Purchaser at least ten days prior to the Closing Date a Pre-Closing Balance Sheet and Closing Estimates Certificate;

•	deliver to the Purchaser and Purchaser Sub the Final Draft Audited Financial Statements, the Draft Auditor Report, the Audited Financial Statements and/or the Auditor Report in the timeframes set forth in the Purchase Agreement.

      To review all of the covenants and agreements of us and Clean Earth related to the conduct of Clean Earth’s business pending Closing, you should read the Purchase Agreement which is attached to this proxy statement as Appendix A.

Our Covenants

      Pursuant to the Purchase Agreement, we agreed, through the Closing Date, to:

•	comply and have Clean Earth and each of its subsidiaries comply promptly with all requirements that applicable legal requirements may impose upon us or them with respect to the Clean Earth Sale Transaction;

•	obtain any consent, authorization or approval required to be obtained by Clean Earth or us in connection with the Clean Earth Sale Transaction;

•	promptly advise the Purchaser and Purchaser Sub of any change in the consolidated business or condition of Clean Earth and its subsidiaries that has had or may have a material adverse effect on the financial condition, properties, business, operations, assets or results of operations of Clean Earth and its subsidiaries taken as a whole;

•	deliver to the Purchaser and Purchaser Sub prior to the Closing a written statement disclosing any materially untrue statement in the Purchase Agreement or any document furnished pursuant to the Purchase Agreement, or any material omission to state any material fact;

•	subject to Purchaser’s deposit of $200,000 with the Escrow Agent and our receipt of a copy of the BOA Commitment, prepare and deliver a proxy statement relating to the transactions contemplated by the Purchase Agreement prepared in accordance with the Exchange Act, to our stockholders soliciting their vote in favor of the Clean Earth Sale Transaction, hold a meeting of our stockholders to vote on the Clean Earth Sale Transaction and deliver at such meeting the votes or proxies of our officers and directors and their respective affiliates in favor of the Clean Earth Sale Transaction;

•	except as otherwise provided in the Purchase Agreement, cause BET, which is a party to a contract with the City of New York relating to the environmental remediation of the Pennsylvania Avenue Landfill in the Borough of Brooklyn (the “Brooklyn Contract”), not to distribute to us any “mobilization” monies or advances received under the Brooklyn Contract, other than to cover expenses actually incurred in the performance of its obligations thereunder or pay certain profits to Clean Earth;

•	take all actions to enable an effective election to be made for Clean Earth and each of its subsidiaries under Section 338(h)(10) of the Code, and not to take any action inconsistent therewith;

•	use its reasonable best efforts to obtain termination agreements from the B.C. Guarantors that terminate any agreements, arrangements or understandings (whether oral or written) among the B.C. Guarantors and any of Clean Earth or any subsidiary thereof, with respect to the payment by Clean Earth or any subsidiary thereof of any amounts or other consideration to the B.C. Guarantors, or any of them, upon the occurrence of the Closing or thereafter (“B.C. Guarantor Reimbursement Agreement”); and

•	cause the promissory notes issued by Clean Earth or any of its subsidiaries to us or any of our subsidiaries (other than Clean Earth and its subsidiaries) to be cancelled prior to the Closing Date.

      To review all of our covenants and agreements contained in the purchase agreement, you should read the purchase agreement which is attached to this proxy statement as Appendix A.

     Covenants of the Purchaser, Purchaser Sub and Clean Earth

      Pursuant to the Purchase Agreement, each of the Purchaser, Purchaser Sub and Clean Earth agreed, through the Closing Date, to:

•	comply with all requirements that applicable legal requirements may impose upon it in connection with the Clean Earth Sale Transaction;

•	use its reasonable best efforts to obtain any consent, authorization or approval required to be obtained in connection with the Clean Earth Sale Transaction; and

•	provide such information as we may reasonably request for inclusion in the Proxy Statement.

      In addition, the Purchase Agreement provides that at the Closing, Clean Earth will pay to the B.C. Guarantors: $375,000 so long as Clean Earth receives written agreements from the B.C. Guarantors which provide for the termination by the B.C. Guarantors of the B.C. Guarantor Reimbursement Agreements and the release of Clean Earth and its subsidiaries from any further liability or obligation thereunder. From and after the Closing, regardless of the terms of the Substitution Agreement described below, Purchaser will use its commercially reasonable best efforts to have the one or more letters of credit in the amount of $4.0 million received by National Union fire Insurance Company of Pittsburgh, PA (“NUFI”) from the B.C. Guarantors pursuant to a financial support letter (the “B.C. Guarantors LoCs”) terminated or replaced. If Purchaser is unable to terminate or replace the B.C. Guarantor LoCs within 30 days after the Closing Date, then Purchaser will pay the B.C. Guarantors an additional $125,000 on the 31st day after the Closing Date. If for any reason, Purchaser is unable to remove or terminate the B.C. Guarantor LoCs within 30 days after the Closing Date, the Purchaser and the B.C. Guarantors will negotiate in good faith additional payments to resolve this matter. See “— Interests in the Clean Earth Sale Transaction that Differ from Your Interests.”

      The Purchase Agreement also provides that the Purchaser will deposit $200,000 with the Escrow Agent, to be held in escrow and released to us or Purchaser in accordance with the following conditions and the conditions set forth in the Escrow Agreement. Upon the occurrence of the Closing, the $200,000 placed in escrow will be applied to reduce, on a dollar-for-dollar basis, the amount of the cash portion of the Purchase Price to be remitted by the Purchaser to us and the $200,000 will be released by the Escrow Agent to us. Upon the termination of the Purchase Agreement, the $200,000 placed in escrow will be released by the Escrow Agent (i) to us, but only if (a) all of the Purchaser’s conditions precedent to Closing (other than the Purchaser or Purchaser Sub receiving, on the Closing Date, the BOA Commitment) were fully satisfied and (b) all of the conditions precedent set forth in the credit agreement and related documents contemplated by the BOA Commitment to Purchaser’s receipt of senior secured financing pursuant to the credit agreement and such documents were fully satisfied, and (ii) to Purchaser, in all other instances. Net earnings on the $200,000 placed in escrow will be released to the party receiving the $200,000 escrowed amount.

      To review all of the covenants and agreements of Purchaser and Purchaser Sub contained in the purchase agreement, you should read the purchase agreement which is attached to this proxy statement as Appendix A.

     Substitution Agreement

      In connection with BET entering into the Brooklyn Contract, BET and NUFI executed a performance bond and a payment bond (the “Brooklyn Bonds”). As an inducement for NUFI to underwrite the Brooklyn Bonds, BET, USPL and the B.C. Guarantors entered into a certain letter agreement dated as of December 21, 2001 with NUFI (the “Financial Support Letter”). Under the Financial Support Letter, BET, USPL and the B.C. Guarantors agreed to provide certain financial support and consideration to NUFI (including one or more bank letters of credit) with respect to the Brooklyn

Bonds in addition to that already contemplated by a general indemnity agreement dated August 30, 1999 between USPL, Clean Earth, Clean Earth’s subsidiaries, as Contractors and Indemnitors thereunder, on the one hand, and the member companies of the American International Group (including NUFI), on the other hand (the “General Indemnity Agreement”).

      In connection with the Purchase Agreement, Purchaser, NUFI and the Insurance Company of the State of Pennsylvania entered into a Substitution Agreement, which provides that immediately upon the consummation of the Clean Earth Sale Transaction, so long as the Purchaser has a consolidated surety net worth (as defined in the Substitution Agreement) of at least $10.0 million (the “Effective Time”), Purchaser will be bound by the General Indemnity Agreement as a Contractor and Indemnitor thereunder. In addition, among other things, Purchaser agreed that from and after the Effective Time it would pledge to NUFI a combination of cash, bank letters of credit and/or other financial instruments in a maximum aggregate amount of $2.0 million.

      From and after the Effective Time, so long as the Purchaser satisfies certain conditions, NUFI and the Insurance Company of the State of Pennsylvania (collectively, the “Sureties”) agreed, among other things, that:

•	without any further action on the part of the Sureties, the Financial Support Letter would automatically be terminated, with no further liability or obligation of us, BET or B.C. Guarantors thereunder;

•	without any further action on the part of the Sureties, we will be released from the General Indemnity Agreement to the extent of our liabilities and obligations thereunder related to the Brooklyn Bonds, with no further liability or obligation on our part thereunder related to the Brooklyn Bonds or any Bonds which may be issued after the Closing; and

•	the Sureties will promptly return to the B.C. Guarantors all collateral (including the B.C. Guarantors LoCs) received from them pursuant to the Financial Support Letter.

     Post Closing Covenants

      In addition to any other covenants in the Purchase Agreement that will survive the Closing of the Clean Earth Sale Transaction, the parties agree that certain covenants will continue to survive post Closing, including, but not limited to, the following:

•	as soon as practicable following the Closing Date (and in no event later than 90 days following the Closing Date) Clean Earth will prepare and deliver to us and the Purchaser the Final Closing Date Balance Sheet and the Calculations Certificate;

•	the Purchaser and Purchaser Sub will cause Clean Earth to fully cooperate with us in our efforts to collect the Distributed Claims;

•	so long as we hold Notes with an aggregate principal balance of $500,000, Purchaser will provide to us within 45 days of the end of each of the first three quarters of its fiscal year and 90 days of the end of the last quarter of its fiscal year, its balance sheet and statement of operations for such quarter or fiscal year;

•	to the extent that any Permitted Guaranty made on behalf of Clean Earth is not removed on or before the Closing Date, then the Purchaser and Purchaser Sub will cause Clean Earth to use its commercially reasonable efforts to have us removed as a guarantor under such Permitted Guaranty or to release us from such Permitted Guaranty as soon as reasonably practical after the Closing;

•	so long as we or one of our affiliates holds Notes, Purchaser will maintain an office in the United States where notices, presentment and demands upon Purchaser in respect of the Notes may be given or made; and

•	so long as we or one of our affiliates holds Notes with an aggregate outstanding principal balance of $500,000, Purchaser will maintain its corporate existence, comply in all material respects with applicable governmental regulations, keep records and books of account in accordance with sound business practices, and retain independent public accountants of recognized national standing to audit Purchaser’s annual financial statements.

Cash Management

      Clean Earth and its subsidiaries agreed to maintain certain segregated bank and other custodial accounts referred to as cash facilities for payments from customers and suppliers as provided by the Purchase Agreement. The Purchase Agreement also restricts payments that can be made under these accounts to maintain cash generated by the environmental recycling division, except that we are permitted to make specified payments, including but not limited to:

•	obligations or liabilities of Clean Earth and its subsidiaries such as payroll costs, related payroll taxes, specified mortgage payments, and specified insurance payments;

•	reimbursing us for the portion of our corporate overhead costs and expenses allocable to our business, subject to certain limitations provided that the maximum amount of funds or securities that may be so withdrawn during any calendar week cannot exceed $120,000 per week; and

•	withdrawals made for our benefit and in such amounts as our Vice President of Finance determines to be necessary for him to comply with his duties as the holder of such office and as our principal accounting officer, such withdraws are referred to herein as Upstream Fiduciary Payments.

      The terms of the Purchase Agreement also set forth a priority of payments in the event of a shortfall of funds in specified accounts and prohibit Upstream Fiduciary Payments at any time that the Net Intercompany Position (computed using the formula set forth in the Purchase Agreement) exceeds $1.0 million.

      In addition, we, Clean Earth and its subsidiaries are prohibited from assigning, pledging, hypothecating or otherwise transferring any cash facility (or any funds or securities therein), or granting to any person, except as provided in the Purchase Agreement, or making or blocking any withdrawals of funds or securities from these accounts.

      We also agreed to provide the Purchaser with a weekly reconciliation of these accounts and to obtain any consents related to the cash management provisions of the Purchase Agreement from our lenders.

Employment Agreements

      After the Closing, none of Purchaser, Purchaser Sub, Clean Earth or any of its subsidiaries will be required to employ or retain any employee of Clean Earth, any of its subsidiaries, or any other person, other than Frank Barbella, Theodore Budzynski, Steven C. Sands and Michael Goebner, who are officers of Clean Earth or one of its subsidiaries. None of these individuals are our directors or officers.

Conditions to the Closing

      The obligation of the Purchaser and Purchaser Sub to consummate the transactions contemplated by the Purchase Agreement are subject to the satisfaction, at or prior to the Closing, of certain conditions, including, but not limited to, the following:

•	the lack of any pending or threatened action before any governmental entity challenging the acquisition of Clean Earth by the Purchaser or Purchaser Sub;

•	the accuracy of our representations and warranties and Clean Earth’s representations and warranties in the Purchase Agreement;

•	satisfaction of all conditions on our and Clean Earth’s part to be performed on or before the Closing Date;

•	the receipt by Purchaser and Purchaser Sub of certain legal opinions from legal counsel to us and Clean Earth;

•	the receipt by Purchaser or Purchaser Sub of senior secured financing of at least $37.0 million (consisting of a term loan and a revolving credit facility) from a syndicate of institutional lenders led by Bank of America, N.A. in accordance with a written commitment from such lenders reasonably satisfactory to Purchaser and Purchaser Sub (the “BOA Commitment”);

•	Purchaser’s receipt of a counterpart to the Non-Competition and Non-Solicitation Agreement, dated as of the Closing Date, between Clean Earth and Mark S. Alsentzer executed by Mark S. Alsentzer;

•	Purchaser’s receipt of counterparts to the Transition Services Agreement, dated as of the Closing Date, by and between us and Clean Earth, executed by us and Clean Earth;

•	all consents required to be obtained or made by us, Clean Earth, the Purchaser or Purchaser Sub from or with third parties will have been obtained or made;

•	the receipt by Purchaser and Purchaser Sub of the Senior Facility Consent and the Halifax Consent;

•	all waiting periods (or extensions thereof), (if any) specified under applicable legal requirements, the expiration of which are necessary for the consummation of the Clean Earth Sale Transaction will have expired or been terminated;

•	no material adverse effect on the financial condition, properties, business, operations, assets or results of operations of Clean Earth and its subsidiaries has occurred since the date of the Purchase Agreement;

•	the receipt by Purchaser and Purchaser Sub of (i) either (x) the Audited Financial Statements and the Auditor Report or (y) the Final Draft Audited Financial Statements and the Final Draft Auditor Report, at least ten days prior to the Closing Date and (ii) the Audited Financial Statements and Auditor Report at or prior to the Closing; and the Audited Financial Statements are substantially similar to the Latest Unaudited Annual Financial Statements;

•	our stockholders’ approval of the Clean Earth Sale Transaction;

•	the receipt by Purchaser and Purchaser Sub, at least ten days prior to the Closing Date, of the Pre-Closing Balance Sheet and Closing Estimates Certificate, each of which will be prepared in a manner reasonably satisfactory to Purchaser Sub and the amount of the Estimated AWC (adjusted working capital) set forth in these documents must be at least $7.0 million;

•	the receipt by Purchaser and Purchaser Sub of offers of resignation, effective as of the Closing upon acceptance by Purchaser, of all of the directors and officers of each of Clean Earth and its subsidiaries;

•	the receipt by Purchaser and Purchaser Sub of a certificate, dated as of the Closing Date, signed by Clean Earth, certifying that our ownership interest in Clean Earth is not, as of the Closing Date, a U.S. real property interest for purposes of Treasury Regulations Sections 1.897-2(g)(1)(ii) and (h)(1)(i) under the Code;

•	the receipt by Purchaser and Purchaser Sub of a true and complete copy of an opinion dated as of the date of the Purchase Agreement rendered by our board of director’s financial advisor to the effect that, as of the date of the Purchase Agreement, and based upon the assumptions and limitations stated in such opinion, the consideration that will be paid to us in the Clean Earth Sale Transaction is fair and reasonable to us and to the holders of our common stock from a financial point of view;

•	our delivery to Purchaser of a certificate or certificates representing all of the Shares and the Transaction Documents specified to be delivered by us pursuant to the Purchase Agreement; and

•	Purchaser’s receipt of written agreements of the parties under the Existing Credit Agreement and of Halifax under the Halifax Documents, in each case to release their liens on the shares and assets of Clean Earth and its subsidiaries.

      Purchaser has advised us that it has received a non-binding commitment from Bank of America, N.A. to provide the $37.0 million of financing. We have received consents to the Clean Earth Sale Transaction and to the release of liens on the assets of Clean Earth and its subsidiaries from Halifax and our existing senior lenders. We have also obtained several third party consents to the Clean Earth Sale Transaction.

      Our obligation to consummate the Clean Earth Sale Transaction contemplated by the Purchase Agreement will be subject to the satisfaction, at or prior to the Closing, of certain conditions, including but not limited to, the following:

•	the lack of any pending or threatened action before any governmental entity challenging the acquisition of Clean Earth by the Purchaser or Purchaser Sub;

•	all consents required to be obtained or made by us, Clean Earth, the Purchaser or Purchaser Sub from or with third parties will have been obtained or made;

•	the receipt by Purchaser and Purchaser Sub of the Senior Facility Consent and the Halifax Consent;

•	all waiting periods (or extensions thereof) (if any) specified under applicable legal requirements, the expiration of which are necessary for the consummation of the Clean Earth Sale Transaction will have expired or been terminated;

•	the accuracy of the representations and warranties of the Purchaser and Purchaser Sub in the Purchase Agreement;

•	the satisfaction of all conditions on Purchaser’s and Purchaser Sub’s part to be performed on or before the Closing Date;

•	our receipt of a legal opinion from O’Sullivan LLP, counsel for Purchaser and Purchaser Sub;

•	our stockholders’ approval of the Clean Earth Sale Transaction;

•	the termination of our obligations under certain Guaranties and Financial Assurances described in the Purchase Agreement;

•	Purchaser’s delivery to us of the cash portion of the Purchase Price and the Transaction Documents specified to be delivered by Purchaser pursuant to the Purchase Agreement;

•	Purchaser’s delivery of the $1.0 million escrow funds and the Seller Note to the Escrow Agent;

•	Purchaser Sub’s delivery to us of the Transaction Documents specified to be delivered by Purchaser Sub pursuant to the Purchase Agreement; and

•	the Substitution Agreement (or an agreement with substantially similar provisions) being effective as of the Closing.

      To review all of the conditions to Closing contained in the purchase agreement, you should read the purchase agreement which is attached to this proxy statement as Appendix A.

      We currently do not anticipate waiving any conditions to Closing, however, we reserve the right to do so in our discretion. At the time of Closing, we may consider waiving a condition or portion of a condition which we determine is not material to the consummation of the Clean Earth Sale Transaction, including but not limited to miscellaneous representations and warranties or obligations under certain Guaranties and Financial Assurances. We do not anticipate resoliciting stockholders following their approval of the Clean Earth Sale Transaction unless there is a material change in the purchase price to be received from the Purchaser which was not described in the proxy statement. In addition, in the event the closing date cash payment would be less than $39.0 million, we will provide revised proxy materials to our stockholders and will re-solicit votes from the stockholders prior to the consummation of the Clean Earth Sale Transaction.

Transition Services Agreement

      One of the conditions to the obligation of Purchaser and Purchaser Sub to consummate the Clean Earth Sale Transaction is our execution and delivery of the Transition Services Agreement. The Transition Services Agreement provides that we, for a period not to exceed 90 days after the Closing Date, will provide the following services to Clean Earth: (i) the provision and administration of employee remuneration and expense; (ii) the provision of such accounting support services as may be required for Clean Earth and its subsidiaries to conduct their respective operations; (iii) the provision of such human resources services as may be required for Clean Earth and its subsidiaries to conduct their respective operations; (iv) the provision of consulting services by our general counsel with respect to specified matters; (v) the provision of (a) employee benefits and benefit coverage under one or more of those plans sponsored or maintained by us (other than non-occupational disability coverage funded through contributions to the New York or New Jersey state disability funds) that, prior to the Closing, provided benefits or benefits coverage to the employees of Clean Earth or any of its subsidiaries, and (b) the continued availability thereof to the eligible employees of Clean Earth and its subsidiaries; and (vi) the provision of such other services as shall be agreed upon in writing by us and Clean Earth. Clean Earth will pay us a price for each service equal to our fully allocated cost for the performance of such service, determined on a basis consistent with our recent historical practice. However, in the case of (v) above, Clean Earth will pay us our incremental cost of providing that service. The indemnification provisions set forth in the Purchase Agreement, other than the provisions setting forth thresholds and deductibles, will apply to the Transition Services Agreement.

Tax Treatment of the Clean Earth Sale Transaction

      The transaction will be taxable to us, but not our stockholders. It will be taxable as a sale of stock, unless the Purchaser determines post-closing to require a joint Section 338(h)(10) election with respect to the Clean Earth Sale Transaction. In such event, it will provide to us partially completed Section 338(h)(10) elections for federal and state tax purposes which we will complete and deposit with the Escrow Agent. Upon delivery by the Purchaser of $1.0 million to the Escrow Agent, the Escrow Agent will deliver such elections to the Purchaser. The Escrow Agent will deliver the $1.0 million to us as additional consideration upon filing of our tax returns for the entities for which the Section 338 elections are being made. Where we make a joint Section 338(h)(10) election with the Purchaser with respect to the stock purchase, Clean Earth is treated as selling its assets in a single transaction to a new corporation owned by the Purchaser for an amount equal to the price the Purchaser pays for the Clean Earth stock plus Clean Earth’s liabilities inherited by the Purchaser plus certain other items. Clean Earth is treated as making this asset sale and recognizes the related taxable gain while a member of our consolidated group. Therefore, a stock sale without a Section 338(h)(10) election would produce less taxable gain and would result in an overall lower combined federal and state tax liability to us. If the election is made, the Clean Earth Sale Transaction would produce a higher taxable gain resulting in higher combined state and federal taxes, which we anticipate will not be greater than the additional $1.0 million purchase price consideration.

Limitations on Solicitation of Other Offers

      We have agreed that neither we nor Clean Earth nor any of our or their respective officers and directors will

•	initiate, solicit, encourage, facilitate, discuss or negotiate directly or indirectly, any proposal, offer or inquiry of another party to acquire Clean Earth or any of its subsidiaries (any such transaction being referred to as an “Acquisition Transaction”);

•	provide information to another party, or review information of another party in connection with an Acquisition Transaction; or

•	enter into any contract, agreement or arrangement with another party, concerning or relating to an Acquisition Transaction.

      However, in response to an unsolicited offer, proposal or inquiry with respect to an Acquisition Transaction, Clean Earth may engage in discussions or negotiations regarding such offer, proposal or inquiry and may negotiate with and furnish information concerning Clean Earth to a third party if the board of directors of Clean Earth determines in good faith, based upon a written opinion of outside legal counsel, that a failure to furnish the information to or negotiate with such third party could reasonably conflict with the proper discharge of the fiduciary duties of Clean Earth’s directors.

      If we or Clean Earth receive any proposal of the type referred to above, we or Clean Earth will

•	immediately provide Purchaser Sub with a copy of all information provided to the third party;

•	inform the Purchaser and Purchaser Sub that information is to be provided, that discussions or negotiations are to take place or that an offer has been received from a third party; and

•	furnish to the Purchaser and Purchaser Sub the identity of the person receiving such information or the proponent of such offer and, if applicable, a description of the material terms of such offer.

Non-Competition/ Non-Solicitation

      Pursuant to the Purchase Agreement we agreed that for a period of three years following the Closing, we would not, and cause our subsidiaries not to, without the prior written consent of Purchaser and Purchaser Sub, directly or indirectly,

•	do anything to cause or encourage any officer, director, employee or agent of Clean Earth or any its subsidiaries to terminate his or her employment with Clean Earth or such subsidiary, as the case may be, for the purpose of competing with or proposing to compete with Clean Earth or any of its subsidiaries, or for the purpose of damaging Clean Earth or any of its subsidiaries in any way,

•	contact or otherwise act in concert with any other person, for purposes of (x) competing, directly or indirectly, with the business of Clean Earth and its subsidiaries as engaged in, or being actively developed by, Clean Earth and its subsidiaries on the Closing Date (collectively, the “Business”) or (y) damaging in any way Clean Earth or any of its subsidiaries, or

•	engage in, have an interest in, or provide advice or assistance to, any business in any county, state or country in which Clean Earth or any of its subsidiaries conducted business on or prior to the Closing Date which competes with the Business.

      We agreed that for a period of three years following the Closing Date neither we nor any of our subsidiaries will, without the prior written consent of Purchaser and Purchaser Sub, directly or indirectly,

•	solicit for employment any employee of Clean Earth or any of its subsidiaries during such employee’s employment by Clean Earth or any of its subsidiaries, or

•	employ, or retain as a consultant or independent contractor, any employee of Clean Earth or any of its subsidiaries, during such employee’s employment by Clean Earth or any of its subsidiaries; or

•	(i) solicit for employment any employee of Clean Earth or any of its subsidiaries or (ii) employ, or retain as a consultant or independent contractor, any employee of Clean Earth or any of its subsidiaries, after such employment, provided that this restriction will not apply if (and only if) at no time from and after the date of the Purchase Agreement until the end of such employment, we have discussed with or communicated to such employee, directly or indirectly, (1) any plan or proposal for us, directly or indirectly, to employ, or retain as a consultant or independent contractor, such employee after the end of such employee’s employment by Clean Earth or any of its subsidiaries thereof or (2) the availability or prospect of such employment or engagement or retention as a consultant or independent contractor after the end of such employee’s employment by Clean Earth or any of its subsidiaries

      Mark S. Alsentzer, our Chairman, President and Chief Executive Officer, has agreed to enter into a Non-Competition and Non-Solicitation Agreement, dated the Closing Date, in which he will agree that for a period of two years following the Closing, he will not, without the prior written consent of Clean Earth, directly or indirectly, take any of the actions described above. For purposes of Mr. Alsentzer’s non-compete agreement, the business of Clean Earth and its subsidiaries is defined as the business of Clean Earth and its subsidiaries as engaged in, or being definitively planned by Clean Earth and its subsidiaries, or with respect to which Clean Earth and its subsidiaries have incurred significant expense. In addition, whereas our non-compete agreement applies to any county, state or country in which Clean Earth or any of its subsidiaries conducted business on or prior to the Closing Date. Mr. Alsentzer’s non-compete agreement applies to the states of Delaware, Maryland, New Jersey, New York and Pennsylvania and each of the counties located in such states. In addition, Mr. Alsentzer’s non-compete agreement sets forth certain exceptions related to the Mr. Alsentzer’s engaging in the (i) restoration and redevelopment of real estate which has been designated as a “brownfield” or which is otherwise environmentally impaired (“Brownfield Redevelopment Projects”) and (ii) brokering of the transfer and disposal of waste products and bi-products. Furthermore, Mr. Alsentzer’s agreement relating to not soliciting or hiring an employee of Clean Earth or its subsidiaries after such employee’s employment shall not apply if (and only if) at no time from and after April 11, 2002 until the end of such employment, Mr. Alsentzer has discussed with or communicated to such employee, directly or indirectly, (i) any plan or proposal for Mr. Alsentzer, directly or indirectly, to employ, or retain as a consultant or independent contractor, such employee after the end of such employee’s employment by Clean Earth or any of its subsidiaries, or (ii) the availability or prospect of such employment or engagement or retention as a consultant or independent contractor after the end of such employee’s employment by Clean Earth or any of its subsidiaries. In the Non-Compete and Non-Solicitation Agreement, Mr. Alsentzer will also agree, subject to certain exceptions, not to disclose confidential information (as defined in such agreement) regarding Clean Earth and its subsidiaries.

     Termination of the Purchase Agreement

      The Purchase Agreement may be terminated at any time prior to the Closing as follows:

•	by the mutual written consent of us, the Purchaser and Purchaser Sub;

•	by the Purchaser and Purchaser Sub acting together if there has been a material adverse effect on the financial condition, properties, business operations, assets or results of operations of Clean Earth and its subsidiaries taken as a whole between the date of the Purchase Agreement and the Closing Date;

•	by the Purchaser and Purchaser Sub acting together if any of the conditions precedent of Purchaser and Purchaser Sub to Closing have not been satisfied as of the Closing Date or if the satisfaction of any such condition precedent is or becomes impossible (other than through the failure of Purchaser or Purchaser Sub to fully comply with its obligations under the Purchase Agreement) and Purchaser and Purchaser Sub have not waived such condition on or before the Closing Date;

•	by us and Clean Earth acting together if any of our conditions precedent to Closing have not been satisfied as of the Closing Date or if the satisfaction of any such condition precedent is or becomes impossible (other than through the failure of us or Clean Earth to fully comply with its obligations under the Purchase Agreement) and we and Clean Earth have not waived such condition on or before the Closing Date;

•	by either Purchaser and Purchaser Sub acting together, on the one hand, or us and Clean Earth acting together, on the other hand, if the Closing is not effected on or prior to (i) September 13, 2002 (subject to (ii) below) (provided, that the failure to effect the Closing by September 13, 2002 is not primarily due to acts, omissions or failure of the terminating party) or (ii) October 31, 2002 if the Closing is not effected due solely to the failure of the Shareholder Meeting to occur at any time during the period from the date of the Purchase Agreement up to (and including) the termination date (other than through the failure of us or Clean Earth to fully comply with its obligations under the Purchase Agreement);

•	by Purchaser and Purchaser Sub acting together, on the one hand, or us and Clean Earth acting together, on the other hand, if a material breach of any provision of the Purchase Agreement has been committed by the other and such breach has not been waived;

•	by Purchaser and Purchaser Sub acting together, if (i) we deliver a letter to Purchaser, addressed to Purchaser and Purchaser Sub prior to the Closing Date which (a) describes event(s) which have occurred which have caused the inaccuracy or breach of any representation or warranty, (b) identifies the inaccurate or breached representation or warranty and (c) provides a good faith estimate of the damages reasonably likely to result from such inaccuracy or breach (a “Shareholder Update Letter”) on or before the Closing Date, (ii) the Net Intercompany Position exceeds or has exceeded $1.0 million on any date (a “Non-Compliance Date”) during the period (the “Compliance Period”) from the date of the Purchase Agreement up to (and including) the Closing Date (unless, on such Non-Compliance Date, the Net Intercompany Position is or was less than $1.2 million and, during the Compliance Period (including, but not limited to, the Non-Compliance Date), the Net Intercompany Position has been between $1.0 million and $1.2 million for no more than three separate periods of up to three consecutive business days each), (iii) we have failed to make an Accelerated Upstream Repayment in accordance with the Purchase Agreement, or (iv) we have failed to make an Upstream Repayment in full by the applicable Upstream Repayment Date. or

•	by Purchaser and Purchaser Sub, on the one hand, or us and Clean Earth acting together, on the other hand, if the Shareholder Meeting occurs and the Shareholder Approval is not obtained at the Shareholder Meeting.

      Except as otherwise set forth in the Purchase Agreement, if the Purchase Agreement is terminated by a party because of the other party’s breach or because one or more of the conditions to the terminating party’s obligations under the Purchase Agreement are not satisfied as a result of the other party’s failure to fully comply with its obligations under the Purchase Agreement, the terminating party’s rights to pursue all remedies available at law or in equity with respect to such breaching party will survive such termination unimpaired.

     Termination Fees

      We and Clean Earth have agreed to pay certain termination fees in the event the Purchase Agreement is terminated for specified reasons as follows:

•	if the Purchaser and Purchaser Sub acting together terminate the Purchase Agreement (i) because there has been a material adverse effect on Clean Earth, (ii) as a result of the failure of certain conditions to Closing of Purchaser and Purchaser Sub, (iii) because we deliver a Shareholder Update Letter to the Purchaser on or before the Closing Date, (iv) we or Clean Earth fail to comply with certain covenants related to cash management, we or Clean Earth will promptly pay Purchaser and Purchaser Sub a fee of $1.25 million, plus the verifiable legal and other out-of-pocket expenses of Purchaser and Purchaser Sub not to exceed $500,000.

•	if the Purchaser and Purchaser Sub acting together, on the one hand, or we and Clean Earth acting together, on the other hand, terminate the Purchase Agreement because (i) the Closing is not effected on or prior to (a) September 13, 2002 (subject to (b) below) (provided that the failure to effect the Closing by September 13, 2002 is not primarily due to acts, omissions or failure of the terminating party) or (b) October 31, 2002 if the Closing is not effected due solely to the failure of the Shareholder Meeting to occur at any time during the period from the date of the Purchase Agreement up to (and including) the termination date (other than through the failure of us or Clean Earth to fully comply with its obligations under the Purchase Agreement), or (ii) if the Shareholder Meeting occurs and the Shareholder Approval is not obtained at the Shareholder

Meeting, then we or Clean Earth will pay Purchaser and Purchaser Sub the verifiable legal and other out-of-pocket expenses of Purchaser and Purchaser Sub not to exceed $500,000.

•	if the Purchaser and Purchaser Sub acting together, on the one hand, or we and Clean Earth, acting together, on the other hand, terminate the Purchase Agreement because of the reasons set forth in the immediately preceding paragraph, and, prior to the six-month anniversary of the date of termination, we, Clean Earth or any of its subsidiaries enter into a binding contract or agreement for the consummation of an Acquisition Transaction, then, upon consummation of such Acquisition Transaction, we or Clean Earth will promptly pay Purchaser and Purchaser Sub a fee of $1.25 million.

      The termination fees are intended to be paid as liquidated damages (including if payments are made in respect of a termination of the Purchase Agreement because of the breach of such agreement), and not as a penalty. Except as otherwise set forth in the Purchase Agreement, the termination fees described above will be the sole and exclusive remedy of the parties for the failure of the applicable party to consummate the Clean Earth Sale Transaction (except for fraud or intentional breach by the applicable party).

      We extended the forbearance period under our forbearance agreement in connection with the Senior Credit Facility until August 31, 2002 or an earlier date specified by our senior lenders in case of a forbearance default. We extended the forbearance period under our forbearance agreement related to the Master Credit Facility until the earlier of July 31, 2002 or the closing of the Clean Earth Sale Transaction. We believe that these lenders will agree to extend their forbearance to accommodate the anticipated closing schedule for the Clean Earth Sale Transaction. If the forbearance agreement related to the Master Credit Facility is not extended beyond July 31, 2002 and we fail to close the Clean Earth Sale Transaction by or on July 31, 2002, our lenders under the Senior Credit Facility and the Master Credit Facility will have the right to declare us in default and demand all obligations immediately due and payable. As we do not have the financial resources available to pay these obligations, we may be forced to seek protection under the Bankruptcy Code or we may be forced into a bankruptcy proceeding by our lenders. See “Special Considerations — Special Considerations Relating to Our Business Without Taking into Consideration the Clean Earth Sale Transaction — If we are unable to meet our payment obligations or comply with the covenants contained in our debt agreements in 2002, we will be required to significantly curtail our operations and it may raise substantial doubt about our ability to continue as a going concern.”

     Expenses

      All costs and expenses (including, without limitation, all legal fees and expenses and fees and expenses of any brokers, finders or similar agents) incurred in connection with the Purchase Agreement and the transactions contemplated by it will be paid by the party incurring such fees and expenses.

     PRP Reserve

      We have agreed to keep all liability relating to the following matters in which Clean Earth of North Jersey, Inc., Clean Earth’s subsidiary, has been named as a “potentially responsible party”: the Spectron, Inc. Superfund Site located in Elkton, Maryland, the Four County Landfill Site in Indiana and the Bayonne Barrel and Drum Site in Newark, New Jersey. We have currently reserved $324,485 with respect to these matters (“PRP Reserve”) which we currently believe is sufficient to cover our portion of the liability with respect to these matters. We currently estimate that it will take up to five years for these matters to be resolved and the amount of our liability determined. As a result, no assurances can be given as to whether this reserve will be sufficient to cover our portion of this liability.

     Indemnification

      In the Purchase Agreement, we agreed to indemnify Purchaser, Purchaser Sub and Clean Earth from and against any damages arising out of, resulting from, or relating to:

•	any inaccuracy or breach of any representation or warranty made by us or Clean Earth in the Purchase Agreement or this proxy statement (unless arising out of information provided to us by Purchaser or Purchaser Sub specifically for inclusion herein) or in any writing delivered pursuant to the Purchase Agreement or at the Closing;

•	the failure of us or Clean Earth to perform or observe fully any covenant, agreement or provision to be performed or observed by such party pursuant to the Purchase Agreement or any other documents executed as part of the Purchase Agreement;

•	any actions incidental to the enforcement of the rights of Purchaser or Purchaser Sub under the Purchase Agreement;

•	any fees of any broker, finder or similar agent employed by or on behalf of us or Clean Earth, or any brokerage commissions, finders’ fees or any similar compensation to be paid to any person pursuant to any agreement or understanding of any kind which we or Clean Earth has entered into with such person, in connection with the Purchase Agreement or the transactions contemplated thereby (including, but not limited to, any fess arising under the agreement between us and BAS, with respect to the potential payment of certain fees by us to BAS);

•	the Spectron, Inc. Superfund Site located in Elkton, Maryland, the Four County Site in Indiana and the Bayonne Barrel and Drum Site in Newark, New Jersey matters (collectively, the “PRP Matters”)

•	Clean Earth’s and its subsidiaries’ obligations under ISRA and the ACO (excluding certain costs) with respect to Clean Earth’s and its subsidiaries’ New Jersey facilities arising under ISRA prior to the Closing;

•	the pre-Closing environmental condition of the facility and property of Clean Earth’s subsidiary, Clean Earth of Philadelphia, Inc., located at 3201 South 61st Street, Philadelphia, Pennsylvania (the “Philadelphia Facility”);

•	all actions raised under certain identified lawsuits and any other causes of action arising out of the facts or circumstances alleged to have occurred in such lawsuits, to the extent such damages are in excess of the amounts therefor (if any) reflected as a reserve, liability or accrual on the Final Closing Date Balance Sheet; or

•	all actions threatened, asserted or instituted against or under our Welfare Plans (or the assets thereof), by, for the benefit of, or with respect to, current or former employees of Clean Earth and its subsidiaries, at any time prior to the Closing.

      If we deliver a Shareholder Update Letter to the Purchaser and Purchaser Sub prior to Closing, the Purchaser and Purchaser Sub do not terminate the Purchase Agreement and Closing occurs, neither Purchaser nor Purchaser Sub will be able to make an indemnification claim relating to damages resulting from the inaccuracy or breach of the representation or warranty discussed in the Shareholder Update Letter to the extent that such inaccuracy or breach resulted from the occurrence of an event after the date of the Purchase Agreement.

      In the Purchase Agreement, each of Purchaser, Purchaser Sub and Clean Earth agreed to indemnify us from and against any damages arising out of or resulting from:

•	any inaccuracy in or breach of any representation or warranty made by Purchaser or Purchaser Sub in the Purchase Agreement, in any writing delivered pursuant to the Purchase Agreement or at the Closing (including any writing delivered to us by Purchaser or Purchaser Sub specifically for inclusion in this proxy statement);

•	the failure by Purchaser or Purchaser Sub to perform or observe any covenant, agreement or condition to be performed or observed by it pursuant to the Purchase Agreement (other than any covenant, agreement, undertaking or obligation to be performed and complied with by Purchaser or Purchaser Sub prior to Closing);

•	any and all Actions incidental to the enforcement of our rights under the Purchase Agreement;

•	our liabilities or obligations arising subsequent to the Closing under the PNC Shareholder Guaranty; or

•	our liabilities or obligations under Permitted Guaranties.

      Each of Purchaser, Purchaser Sub and Clean Earth also agreed to indemnify the B.C. Guarantors from and against any Damages arising out of or resulting from the B.C. Guarantor’s liabilities or obligations under the Financial Support Letter.

      No indemnification claim will be made relating to: (i) the inaccuracy or breach of certain representations or warranties made by a party, (ii) certain actions incidental to the enforcement of the Purchaser or Purchaser Sub’s rights under the Purchase Agreement and (iii) all actions raised under certain identified lawsuits until such time that the party making an indemnification demand believes, in good faith, that it has a claim or claims for indemnity totaling $375,000. Once cumulative aggregate damages relating to such claims exceed $375,000, the Indemnitor will be liable for all damages to the Indemnified Group, in excess of the first $175,000 of damages. Our liability for such indemnification claims will not exceed the amount of $25.0 million.

      No indemnification claims relating to the Philadelphia Facility will be made until such time that the Purchaser Indemnified Group believes, in good faith, that it has claims for indemnification for indemnity totaling $100,000. Once cumulative aggregate damages exceed $100,000, we will be liable to the Purchaser Indemnified Group for the amount by which such damages exceed $100,000. Our liability relating to the Philadelphia Facility will not exceed $3.5 million.

      The limitations set forth in the preceding two paragraphs will not apply to indemnification claims with respect to fraud or intentional breach by any party. No party will be entitled to recover punitive damages from another party.

      Upon the final determination of any damages payable by Purchaser, Purchaser Sub or Clean Earth pursuant to an indemnification claim, Purchaser, Purchaser Sub or Clean Earth will pay us such damages within five business days on demand by wire transfer of immediately available funds.

      Upon the final determination of any damages payable by us pursuant to an indemnification claim, other than a claim relating to the Philadelphia Facility, (a “Purchaser Indemnity Determination”), subject to other permitted remedies described in the Purchase Agreement, Purchaser, Purchaser Sub or Clean Earth, as the case may be, will seek to collect the amount of the Purchaser Indemnity Determination in the following manner. First, Purchaser, Purchaser Sub or Clean Earth will seek to collect the amount of the Purchaser Indemnity Determination from the $1.0 million placed in escrow at Closing. If the amount recovered from the escrow account is less than the Purchaser Indemnity Determination, Purchaser, Purchaser Sub or Clean Earth will then seek to recover the amount of such shortfall by the offset against, mandatory retirement or reduction of the obligations of Purchaser under the Seller Note, on a dollar-for-dollar basis. If the amount recovered from the escrow account plus the amount by which the Seller Note is reduced is less than the Purchaser Indemnity Determination, Purchaser, Purchaser Sub or Clean Earth may demand that we pay the amount of such shortfall by wire transfer of immediately available funds within five days of such demand. Upon the final determination of any damages payable by us pursuant to an indemnification claim relating to the Philadelphia Facility, Purchaser, Purchaser Sub and Clean Earth’s sole remedy (unless such damages arise out of fraud or intentional breach by any party to the Purchase Agreement) is to seek to recover such damages by the offset against, mandatory retirement or reduction of the obligations of Purchaser under the Seller Note, on a dollar-for-dollar basis.

Summary of Terms of Seller Note

      The following summary of the Seller Note is qualified in its entirety by reference to the Form of Seller Note which is attached to the proxy statement as Appendix B. We urge our stockholders to read the form of Seller Note in its entirety for a more complete description of the terms and conditions of the Seller Note.

     General

      At closing, Purchaser will issue to us the Seller Note, a 5.0% subordinated promissory note with an original principal amount of $3.5 million and a maturity date on the ten-year anniversary date of the closing date of the Clean Earth Sale Transaction.

     Interest Payments

      The Seller Note will bear interest at the annual rate of five percent of the principal amount thereof, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (commencing on the first such date which occurs after the closing date). However, if a default under the Seller Note occurs and is continuing the Seller Note will bear interest at the annual rate of seven percent of the principal amount thereof. Interest will accrue on the Seller Note from the date of issuance. All computations of interest under the Seller Note will be made on the basis of a 360-day year consisting of twelve 30-day months. Whenever any payment under the Seller Note becomes due on a day that is not a business day, such payment will be made on the next succeeding business day, and such extension of time will be included in the computation of interest or other amounts owed.

      On any interest payment date, other than an interest payment date on or during which a default under the Seller Note has occurred and is continuing, Purchaser may elect to defer all or any portion of the interest to be paid on such date. If Purchaser elects to defer such payment, then the aggregate principal amount of the Seller Note will be automatically deemed to be increased on such interest payment date by an amount equal to the interest (or portion thereof) owing on such interest payment date.

     Restrictions on Transfer

      The holder of the Seller Note will be restricted from transferring all or any of the Seller Note to any person other than to its affiliate or a purchaser of all, or substantially all, of the assets of the transferring holder. Prior to making a transfer of the Seller Note, the transferring holder must give written notice to Purchaser of such transferring holder’s intention to effect such transfer which states the manner and circumstances of the proposed transfer. Such notice must be accompanied, if reasonably requested by Purchaser, by the written opinion, addressed to Purchaser, of counsel for the transferring holder, as to whether in the opinion of such counsel such proposed transfer involves a transaction requiring registration of the transferred Seller Note under the Securities Act of 1933, as amended (the “Securities Act”). In addition, the transferee must also deliver to Purchaser its written agreement to be bound by (i) the provisions of the Purchase Agreement which provide that the Seller Note is subject to retirement and reduction or offset and (ii) the Seller Note’s restrictions on transfer.

     Rights of Set-Off, Retirement and Reduction

      The Seller Note provides that in the event of a breach by us of the Purchase Agreement, in accordance with any applicable limitations set forth in the Purchase Agreement, Purchaser may at any time and from time to time, to the fullest extent permitted by law, set off and apply any and all obligations at any time owing by Purchaser under the Seller Note to the holder or us against any and all of our obligations to Purchaser now or hereafter existing under the Purchase Agreement.

      In the event that we owe Purchaser money in connection with (i) adjustments to the cash portion of the Purchase Price or under an indemnity claim (other than a claim related to the Philadelphia Facility) in excess of the $1.0 million escrowed amount, or (ii) under an indemnification claim related to the

Philadelphia Facility, the Seller Note may be offset, on a dollar-for-dollar basis, against, or be recovered, on a dollar-for-dollar basis, by the mandatory retirement or reduction of, the remaining obligations under such note, as more fully set forth in the Purchase Agreement.

     Prepayment

      Purchaser may, at its sole option, prepay the Seller Note, without penalty or premium, in whole or in part.

     Optional Redemption

      In the event of a change of control (as defined in the Seller Note), the holder of the Seller Note will have the option to require Purchaser to repurchase the Seller Note.

      If the holder of the Seller Note elects to require the repurchase of the Seller Note, subject to the compliance with certain notice provisions set forth in the Seller Note, the repurchase of the Seller Note will be consummated concurrently with the consummation of the transaction that would result in a change of control. Upon the consummation of the change of control transaction, subject to the subordination provisions set forth in the Seller Note, Purchaser will purchase the Seller Note from the holder for a purchase price equal to the then outstanding principal amount of the Seller Note, together with all interest accrued thereon through the date of repurchase. If Purchaser fails to give the holder notice of a change of control transaction in accordance with the terms set forth in the Seller Note, the Seller Note will become due and payable in full upon the occurrence of the change of control.

     Subordination

      The Seller Note is subordinate and junior to all Senior Debt (as defined in the Seller Note) to the extent provided in the Seller Note.

      If an event of default or default under, and as defined in, the Senior Debt Documents (as defined in the Seller Note) has occurred and is continuing or would result from Purchaser making or the holder demanding, accepting, receiving or collecting payments under the Seller Note, neither Purchaser nor any of its subsidiaries may make, and the holder of the Seller Note may not demand, accept or receive, or attempt to collect or commence any legal proceedings to collect (unless the holders of Senior Debt (as defined in the Seller Note) join in such proceedings) any direct or indirect payment of any amount payable on the Seller Note until all principal of, premium, if any, and interest on, and all other obligations of Purchaser under, any Senior Debt has been paid in full and all commitments to extend Senior Debt have terminated.

      In the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation or other similar proceedings, relative to Purchaser and its creditors (in their capacity as creditors of Purchaser) and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of Purchaser, whether or not involving insolvency or bankruptcy, then:

•	the holders of the Senior Debt will first be entitled to receive payment in full of all amounts payable thereon before the holder of the Seller Note would be entitled to receive any payment of amounts owing under the Seller Note; and

•	any payment or distribution of assets of Purchaser of any kind or character to which the holder of the Seller Note would be entitled, but for the provisions of the Seller Note, will be paid or distributed by the liquidating trustee or agent or other person making such payment or distribution, directly to the holders of Senior Debt to the extent necessary to make payment in full of all amounts of Senior Debt remaining unpaid.

      Should any payment or distribution be collected or received by the holder of the Seller Note in respect of amounts owing under the Seller Note, at a time when the payment thereof by Purchaser is prohibited by the Seller Note, the holder of the Seller Note will deliver the same to the holders of Senior

Debt for the benefit of the holders of the Senior Debt for application to payment of all Senior Debt in full, until so delivered, the same will be held in trust by the holder of the Seller Note as the property of the holders of the Senior Debt.

      The holder of the Seller Note will not be subrogated to the rights of the holders of the Senior Debt to receive payments or distributions of assets of Purchaser until all amounts payable with respect to the Senior Debt are paid in full.

      After the payment in full of all of the Senior Debt, the holder of the Seller Note will be subrogated (equally and ratably with the holders of all subordinated indebtedness of Purchaser which, by its terms as of the closing date of the Clean Earth Sale Transaction, is not superior in right of payment to the amounts payable under the Seller Note, and ranks on a parity with the amounts payable under the Seller Note) to the rights of the holders of Senior Debt to receive payments or distributions of cash, property or securities of Purchaser applicable to the Senior Debt until all amounts owing under the Seller Note are paid in full. For purposes of such subrogation, no payments or distributions to the holder of the Seller Note of cash, property, securities or other assets by virtue of the subrogation herein provided which otherwise would have been made to the holders of the Senior Debt shall, as between Purchaser, its creditors (other than the holders of Senior Debt) and the holder of the Seller Note, be deemed to be a payment of amounts owing under the Seller Note. The holder of the Seller Note agrees that, in the event that all or any part of any payment made on account of the Senior Debt is recovered from the holders of Senior Debt as a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law, any payment or distribution received by the holder of the Seller Note on account of the Seller Note at any time after the date of the payment so recovered, whether pursuant to the right of subrogation provided for in this Seller Note or otherwise, will be deemed to have been received by the holder of the Seller Note in trust as the property of the holders of the Senior Debt and the holder of the Seller Note will forthwith deliver the same to the holders of the Senior Debt for the benefit of the holders of the Senior Debt for application to payment of all Senior Debt in full.

      The Seller Note provides that the obligation and liabilities of Purchaser for or upon the Senior Debt may, from time to time, in whole or in part, be renewed, extended, modified, amended, restated, accelerated, compromised, supplemented, terminated, sold, exchanged, waived or released without notice to or the consent of the holder of the Seller Note.

      Any payment of the Seller Note that would result in a violation of the Senior Debt Documents will not be made so long as the Senior Debt Documents remain in effect. The failure to make such payments will not be deemed to be a default under the Seller Note.

Default

      The occurrence and continuation of the following events constitute a default under the Seller Note:

•	Purchaser fails to make any payment of principal on the Seller Note when and as the same shall become due and payable, by acceleration or otherwise;

•	Purchaser fails to make any payment of cash interest on the Seller Note, when and as the same shall become due and payable, by acceleration or otherwise;

•	Purchaser defaults in the due observance or performance of any covenant, condition or agreement to be observed or performed by it under the Seller Note (other than a covenant which is specifically addressed by another default provision of the Seller Note) and such default shall continue unremedied for a period of 30 days after written notice thereof to the Purchaser from the holder of the Seller Note;

•	certain events related to Purchaser’s bankruptcy or insolvency as set forth in the Seller Note; or

•	a warrant of attachment, execution or similar process shall be issued against any substantial part of the property or assets of Purchaser and the enforcement of such attachment, execution or similar process is not stayed pending appeal.

      If an event of default occurs under the Seller Note, subject to the subordination provisions set forth in the Seller Note, the registered holders of the Seller Note(s) representing a majority of the then outstanding principal balance of the Seller Note(s) may, at their election and without demand or notice of any kind, declare all obligations under the Seller Note(s) immediately due and payable, proceed to collect the same, and exercise any and all other rights, powers and remedies given it by the Seller Note(s) or by law.

Unaudited Pro Forma Consolidated Condensed Financial Information

      We present the following unaudited pro forma consolidated condensed financial statements to illustrate the effects of the sale of Clean Earth to the Purchaser under the terms described on pages 35-55, on our historical financial position and operating results.

      We based this pro forma financial information on our historical financial statements after removing the assets and liabilities to be acquired and assumed by the Purchaser and the revenues and expenses associated with the business activities to be transferred to the Purchaser as well as the Stout and Halifax transactions described herein and the $10.0 million line of credit. The pro forma results are not necessarily reflective of results that will be achieved by us in the future.

      Our unaudited pro forma condensed consolidated balance sheet as of March 31, 2002 gives effect to the sale as if it had occurred on the balance sheet date. The unaudited pro forma condensed consolidated results of operations for the twelve months ended December 31, 2001 and the three months ended March 31, 2002, give effect to the sale as if it had occurred on January 1, 2001. The unaudited pro forma condensed consolidated financial statements have been derived from, and should be read in conjunction with, the historical consolidated financial statements, including the notes thereto, for the year ended December 31, 2001 and the three months ended March 31, 2002 which can be found on page F-1.

      We present these unaudited pro forma consolidated condensed financial statements for informational purposes only. These unaudited pro forma consolidated condensed financial statements are not necessarily indicative of the financial position or results of our operations that would have occurred had the transaction been consummated on January 1, 2001. In addition, the unaudited pro forma consolidated condensed financial statements are not necessarily indicative of our future financial condition or operating results.

      Pro forma adjustments for the sale give effect to:

•	The sale of 100% of the stock of Clean Earth for:

•	$45,000,000 in cash, less purchase price adjustments of $1,591,000 assuming a closing date of March 31, 2002, less investment banking, legal and other expenses of approximately $1,738,000 directly related to the transaction, less $1.0 million to be paid to the Escrow Agent; and

•	A subordinated promissory note having a stated value of $3,500,000, which we have valued at approximately $921,000. The valuation that we placed on this note is based on the advice we have received from our Investment Banker in conjunction with the issuance of their fairness opinion, and takes into account the specific characteristics and inherent risk of the note.

•	Removal of the revenues, expenses, assets and liabilities relating to the business we are selling in the transaction.

      In addition, the pro forma balance sheet as of March 31, 2002 gives effect to the following related proposed transactions:

•	A new working capital line of credit in the amount of $10.0 million will be available at closing to assist in meeting our obligations at closing;

•	The application of the net proceeds realized in the transaction and drawdowns of the $10.0 million line of credit as follows:

•	$37,900,000 to pay down the outstanding principal balance of the Senior Credit Facility;

•	$500,000 principal payment on the Master Credit Facility and a forbearance agreement whereby the lenders under the Master Credit Facility will agree to accept interest only payments for two years following the close of the Clean Earth Sale Transaction;

•	$2,250,000 to satisfy past due accounts payable of our remaining business; and

•	$2,500,000 principal payment to Halifax, as part of the overall restructuring of the debentures issued to Halifax, as discussed on page 10.

•	The lenders under the senior credit facility are to forgo payment of $1,000,000 of deferred interest and fees that were payable as of March 31, 2002, which is accounted for as a modification of debt terms, with the remaining $2,249,000 payable to be paid at closing;

•	The reclassification to long term debt of $1,149,000 of accrued interest and penalties due to Halifax as part of the restructuring of the Halifax debentures;

•	Conversion of the Stout Debenture (including approximately $112,000 of accrued interest at March 31, 2002) into 19,935,808 shares of our common stock; and

•	We assume full recovery of the $1.0 million held in escrow at closing.

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of March 31, 2002

      The following table shows our unaudited condensed consolidated balance sheet at March 31, 2002 as if the Clean Earth Sale Transaction had taken place on March 31, 2002.

		Pro Forma
	Historical	Adjustments		Pro Forma

	(Dollars in thousands)
Cash	$1,062	$(682)		$380
Accounts receivable, net	38,185	(26,663	)(a)	11,522
Other current assets	8,188	(1,193	)(a)	6,995

Total current assets	47,435	(28,538)		18,897
Property, plant and equipment, net	86,440	(27,531	)(a)	58,909
Other intangibles, net	8,897	(8,316	)(a)	581
Goodwill	13,031	—		13,031
Other assets	6,128	(913	)(a,b)	5,215

Total assets	161,931	(65,298)		96,633

Accounts payable	$32,885	$(20,774	)(a,c)	$12,111
Current portion of long term debt	55,948	(55,381	)(a,d)	567
Other current liabilities	14,474	(6,877	)(a,e)	7,597

Total current liabilities	103,307	(83,032)		20,275
Long term debt	16,674	10,820	(a,d,e)	27,494
Other liabilities and minority interest	774	800	(e)	1,574

Total liabilities	120,755	(71,413)		49,343
Stockholders’ equity	41,176	6,115	(f)	47,291

Total liabilities and equity	$161,931	$(65,298)		$96,633

(a)	To reflect the removal of assets and liabilities of the business to be sold as of March 31, 2002.

(b)	Reflects the addition of $921,000 for the value of the Seller Note and $1.0 million of the cash portion of the purchase price to be held in escrow.

(c)	Reflects the payment of $2,250,000 of past due accounts payable of the remaining Plastic Lumber business. This payment will be funded from the net cash proceeds from the transaction.

(d)	Reflects the payment of Senior Credit Facility principal and Master Credit Facility principal of $37.9 million and $0.5 million respectively, as well as the effects of refinancing the remaining Halifax debentures and the extended forbearance received from the Master Credit Facility.

(e)	Reflects the agreement by the lenders under the Senior Credit Facility to forgo $1.0 million in deferred interest and fees, which will be reclassified to long term liabilities in connection with securing a new revolving credit facility with the existing senior lenders, payment of the remaining $2,249,000 of deferred interest and fees to the senior lenders at closing and the reclassification to long term debt of $1,149,000 of accrued interest and penalties in connection with the restructuring of the Halifax debentures.

(f)	Reflects conversion of the Stout Debenture in the amount of $5.0 million plus approximately $112,000 of accrued interest into 19,935,808 shares of our common stock and a gain on the sale of Clean Earth of approximately $1.0 million.

      The pro forma balance sheet does not give effect to a $1.0 million payment which will become receivable from the Purchaser in the event of a joint Section 338(h)(10) election.

      The pro forma balance sheet also does not give effect to any income tax liability or any adjustment of deferred income tax accounts which may arise from the Clean Earth Sale Transaction.

      The pro forma financial information is not necessarily indicative of the operating results or financial position that would have occurred had the transaction been consummated as of the dates indicated, nor are they necessarily indicative of future operating results.

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

For the Twelve Months Ended December 31, 2001

      The following table shows our unaudited pro-forma condensed consolidated results of operations for the twelve months ended December 31, 2001 as if the sale of Clean Earth had taken place as of January 1, 2001. In thousands except share and per share amounts,

		Pro Forma
	Historical	Adjustments		Pro-Forma

Net sales	$174,050	$(116,220	)(a)	$57,830
Gross profit	22,705	(17,570	)(a)	5,135
Selling, general and administrative expenses	32,321	(13,291	)(a,b)	19,030
Restructuring and asset impairment charges	24,994	(13,500	)(a)	11,494

Operating income (loss)	(34,610)	9,221		(25,389)
Interest expense	12,840	(3,578	)(a,c)	9,262
Interest and other (income) expense	32	88	(a)	120
Minority interest (income) loss	(31)	—	(a)	(31)

Loss before income taxes	(47,451)	12,711		(34,740)
Income tax provision	712	1,559	(d)	2,271

Loss from continuing operations	(48,163)	11,152		(37,011)
Preferred stock dividends earned	1,377	—		1,377

Loss from continuing operations attributable to common stockholders	$(49,540)	$11,152		$(38,388)

Loss per share from continuing operations	$(1.34)	—		$(0.67)

Weighted average diluted shares outstanding	36,973,930	19,935,808	(e)	56,909,738

(a)	To reflect the removal of revenues and expenses of the business to be sold.

(b)	Includes $80,000 of corporate expenses, primarily legal fees, which would not have been incurred had the sale of Clean Earth, Inc. taken place on January 1, 2001.

(c)	Includes a reduction of interest expense in the amount of $3,326,000 in 2001 resulting from the paydown of our senior and other debt net of borrowings on the $10.0 million line of credit as of January 1, 2001, using our approximate historical weighted average interest rate of 8%.

(d)	Represents that portion of our consolidated income tax provision for 2001 attributable to the business to be sold, with no deferred tax adjustment being provided due to valuation reserves on deferred tax assets.

(e)	Reflects the number of shares that the Stout Debenture and accrued interest will be converted into.

      In addition to the pro forma adjustments above, we will also recognize a beneficial conversion feature of approximately $1,196,000, which would be recorded as interest expense, in connection with the conversion of the Stout Debenture.

      The pro forma financial information is not necessarily indicative of the operating results that would have occurred had the transaction been consummated as of the dates indicated, nor are they necessarily indicative of future operating results.

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

For the Three Months Ended March 31, 2002

      The following table shows our unaudited pro-forma condensed consolidated results of operations for the three months ended March 31, 2002 as if the sale of Clean Earth had taken place as of January 1, 2001. In thousands except share and per share amounts.

		Pro Forma
	Historical	Adjustments		Pro-Forma

Net sales	$36,888	$(22,684)		14,204
Gross profit	6,429	(3,272	)(a)	3,157
Selling, general and administrative expenses	5,925	(2,741	)(a,b)	3,184
Restructuring and asset impairment charges	—			—

Operating income (loss)	504	(531)		(27)
Interest expense	3,397	(1,009	)(a,c)	2,388
Other (income) expense	(83)	17	(a)	(66)

Loss before income taxes	(2,810)	461		(2,349)
Income tax benefit(e)	—	—		—

Loss from continuing operations	(2,810)	461		(2,349)
Preferred stock dividends earned	177	—		177

Loss from continuing operations attributable to common stockholders	$(2,987)	$461		$(2,526)

Loss per share from continuing operations	$(0.07)	—		$(0.04)

Weighted average diluted shares outstanding	41,028,479	19,935,808	(d)	60,964,287

(a)	To reflect the removal of revenues and expenses of the business to be sold.

(b)	During the first three months of 2002, we incurred $623,000 of corporate expenses, primarily for legal, printing and other expenses, pertaining to the sale of Clean Earth that would not have been incurred had the sale taken place on January 1, 2001.

(c)	Includes an estimated reduction of tax interest expense in the amount of 925,000 for the first three months of 2002 resulting from the paydown of our senior and other debt, net of borrowings on the $10.0 million line of credit, on January 1, 2001, using our approximate historical weighted average interest rate of 8%.

(d)	Reflects the number of shares that the Stout Debenture and accrued interest will be converted into.

(e)	No deferred tax adjustments are provided due to valuation reserves on our deferred tax assets.

      The pro forma financial information is not necessarily indicative of the operating results or financial position that would have occurred had the transaction been consummated as of the dates indicated, nor are they necessarily indicative of future operating results.

Regulatory Approvals

      Hart-Scott-Rodino. The Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “DOJ”) frequently scrutinize the legality under the antitrust laws of transactions such as the Clean Earth Sale Transaction. At any time before or after the Clean Earth Transaction, the DOJ or the FTC could take such action under the antitrust laws as they deem necessary or desirable in the public interest, including seeking to enjoin the Clean Earth Sale Transaction. Private parties and state attorneys general may also bring an action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Clean Earth Sale Transaction on antitrust grounds will not be made or, if such a challenge is made, of the result of such challenge.

      The HSR Act, and the rules and regulations thereunder, provide that certain transactions may not be consummated until required information and materials have been furnished to the DOJ and the FTC. However, based upon information provided by the Purchaser, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), is not applicable to the Clean Earth Sale Transaction. The HSR Act, and the rules and regulations thereunder, provide that certain transactions may not be consummated until required information and materials have been furnished to the DOJ and the FTC.

      Other. The consummation of the Clean Earth Sale Transaction is conditioned upon all material government consents, approvals and authorizations legally required for the consummation of the Clean Earth Sale Transaction having been obtained and being in effect. In addition, certain state and local government filings are required to be made in connection with the Clean Earth Sale Transaction. No assurance can be given that all required consents, authorizations or approvals will be obtained.

Accounting Treatment of the Clean Earth Sale Transaction

      The proposed sale of Clean Earth will be accounted for as a sale of certain assets, including the stock of certain subsidiary corporations and assumption of certain liabilities. Upon consummation of the proposed sale of Clean Earth, we will recognize a financial reporting gain or loss equal to the net proceeds (the sum of the purchase price received less the expenses relating to the proposed sale) less the closing net book value of the assets sold and liabilities assumed. The issuance by the Purchaser of a subordinated promissory note to us will be accounted for as a long term asset which will be valued based on the present value of future cash flows to be realized, using a discount rate commensurate with the risk of the promissory note.

Federal Income Tax Consequences of the Clean Earth Sale Transaction

      The following is a summary of the material United States federal income tax considerations relating to the Clean Earth Sale Transaction. This summary does not purport to be a complete analysis of tax considerations. The summary does not consider the effect of any applicable foreign, state, local or other tax laws.

      Corporate Tax Considerations. It is anticipated that an election will be made under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended, to treat the proposed Clean Earth Sale Transaction for federal income tax purposes as a sale of the corporate assets of Clean Earth (including the stock of certain subsidiary corporations) in exchange for cash and the Seller Note.

      It is also anticipated that a substantial portion of the resulting taxable gain realized as a consequence of the Clean Earth Sale Transaction will be offset by net operating loss carryforwards resulting from losses previously incurred by us. It should be noted that the corporate alternative minimum tax rules applicable for federal income tax purposes generally limit the amount of net operating loss carryforwards that may be utilized for a particular tax year to 90% of a corporation’s alternative minimum taxable income. However, under the Job Creation and Worker Assistance Act of 2002, net operating loss carryforwards to the 2001 and 2002 tax years may offset 100% of a taxpayer’s alternative minimum taxable income. Therefore, no material federal income tax liability should result from the Clean Earth Sale Transaction.

      We anticipate, however, that we will incur a state tax liability as a result of the Section 338(h)(10) election, the amount of which has not been determined at this time. However, we anticipate that it will be approximately $500,000 to $1.0 million. We believe that the additional $1.0 million of consideration we will receive as a result of a joint Section 338(h)(10) election will be sufficient to cover our federal and state income tax liabilities resulting from the Clean Earth Sale Transaction.

      Stockholder Tax Considerations. Since we do not anticipate distributing any of the cash or other proceeds to our stockholders, the Clean Earth Sale Transaction will not result in any tax consequences to our stockholders.

Vote Required for the Approval of the Clean Earth Sale Transaction

      The approval of the Clean Earth Sale Transaction will require approval by a majority of the shares of our common stock outstanding at the close of business on the Record Date.

Dissenters’ Rights

      Any of our stockholders who do not approve of the proposed Clean Earth Sale Transaction are not entitled to appraisal or dissenters’ rights with respect to the proposed Clean Earth Sale Transaction and related matters under Nevada law or our articles of incorporation.

Transaction Expenses

      We plan to use a portion of the proceeds from the Clean Earth Sale Transaction to fund transaction expenses related to the Clean Earth Sale Transaction. We estimate that we will incur approximately $1.7 million in costs and expenses associated with the Clean Earth Sale Transaction, as set forth in the table below:

Expenses	Estimated Amount

Financial advisory fees(a)	$520,000
Consulting fees	250,000
B. C. Guarantors’ fees(b)	487,500
Legal fees	250,000
Accounting fees	20,000
Printing and mailing fees	180,000
SEC filing fees	5,000
Proxy solicitation fees	15,000
Miscellaneous	9,000

Total	$1,737,500

(a)	Kenneth Leung, one of our directors, is a managing director of the Investment Banker which will receive $20,000 in cash proceeds. The Investment Banker previously received $60,000 in connection with the Original Clean Earth Sale Transaction.

(b)	The guarantors consist of a group of persons or entities, including our directors, Mark S. Alsentzer and August C. Schultes, III, family members and affiliates of such directors, and certain officers of BET.

      We believe that the $1.0 million delivered to the escrow agent will be sufficient to cover any purchase price adjustments related to long-term debt and working capital subsequent to the closing and the net cash proceeds of $40.6 million take into account these adjustments. These estimates do not take into account adjustments to the Purchase Price related to debt defaults which would result in our receipt of notes from the Purchaser in lieu of cash at the closing as we currently believe the circumstances that would give rise to our receiving notes in lieu of cash are sufficiently remote.

Background of Our Decision to Sell Clean Earth

Actions Taken by the Company to Reduce Costs and Maintain Operations

      Since September of 2001, we have taken the actions described below in order to reduce our costs and maintain our operations.

      In September of 2001, we announced the closing of three of our plastic lumber manufacturing facilities and the leasing of two of our resin processing plants to third parties in an effort to reduce fixed costs, improve customer service and narrow management’s focus to a smaller number of manufacturing facilities, without reducing total manufacturing capacity. These actions represent the final steps in restructuring our manufacturing operations since installing new management in the fourth quarter of 2000. The Fontana, California, Denton, Maryland, and Trenton, Tennessee plants were closed on September 28, 2001 and the equipment and manufacturing processes at these plants are being transferred to our Chicago, Illinois and Ocala, Florida manufacturing locations. We have obtained a buyout of the lease on the Denton, Maryland plant and entered into a sublease on the Fontana, California plant. We are currently attempting to sublease or obtain a buyout on the Trenton, Tennessee plant. In addition, we discontinued raw material processing at our Auburn, Massachusetts and Chino, California resin plants and agreed to lease these operations to other raw material processors. We received notice from our tenant subleasing the Auburn, Massachusetts plant terminating the sublease and we are currently negotiating a new sublease on this facility. We will continue raw material processing, for our own use, at the Chicago and Ocala plants. Approximately 140 full time manufacturing and administrative positions were eliminated in connection with the reduction in facilities. The plan of restructure was adopted by management and the board of directors and communicated to employees in late September of 2001. We also recorded an acquired intangibles impairment charge related to our environmental recycling division in the fourth quarter of 2001 in the amount of $13.5 million. The following is a summary of restructuring and asset impairment charges we recorded in the third and fourth quarters of 2001:

Write-down for equipment impairment	$8,694,000
Write-down for acquired intangible impairment	$14,616,000
Lease termination, severance and other exit costs	$1,656,000

Total restructuring and asset impairment charges	$24,966,000

      We recorded a significant loss in the third and fourth quarter of 2001 as a result of these charges. The third quarter charges of $11.5 million were composed of approximately $10.0 million of non-cash charges and $1.5 million of charges that will require cash expenditures over the twelve months following the third quarter restructuring charge. The fourth quarter impairment charge of $13.5 million was a non-cash charge.

      On September 28, 2001, we notified all of the banks which participate in the Senior Credit Facility, under which as of May 31, 2002 we owed approximately $41.3 million, including accrued interest and fees, that due to lower than expected sales at our plastic lumber division we could not pay the $2.5 million installment of our term loan due September 30, 2001 and certain interest and fees without jeopardizing our business operations. In addition, we were not in compliance with some of the covenants under the Senior Credit Facility as of September 30, 2001. Substantially all of our assets have been pledged as collateral for the Senior Credit Facility.

      On December 12, 2001, we reached an agreement (the “Forbearance Agreement”) with the banks participating in the Senior Credit Facility, which was effective as of November 14, 2001, whereby the lenders under the facility agreed to accept interest only payments from us and allowed us to defer the September 30 and December 31, 2001 principal payments until the earlier of February 28, 2002 or the occurrence of a default under the Forbearance Agreement. Pursuant to the terms of this Forbearance Agreement, the lenders also agreed not to take any action against us with respect to the covenant violations as of September 30, 2001 and December 31, 2001. The Forbearance Agreement provided for a forbearance fee of $100,000 payable by us at the termination of the forbearance period. The forbearance period was to have terminated on February 28, 2002 or at the time of a forbearance default (“Forbearance Default”), as defined in the Forbearance Agreement. Forbearance Defaults included, but were not limited to (i) our failure to comply with any provision of the Forbearance Agreement, (ii) our failure to enter into a definitive agreement for the sale of certain of our assets on or prior to December 31, 2001, (iii) termination of our bonding capacity, or (iv) any other default under the Senior Credit Facility, other than existing and anticipated defaults listed in the Forbearance Agreement.

      In addition, we did not make certain interest or principal payments during fiscal 2002. Although our failure to make these interest and principal payments and the expiration of the forbearance period set forth in the Forbearance Agreement constituted a default under our credit agreements, the senior lenders did not take any action against us with respect to these defaults.

      On April 12, 2002, the senior lenders agreed to a supplemental Forbearance Agreement (the “SC First Amendment”), effective as of April 12, 2002, which amended the Forbearance Agreement to defer the interest payments due on January 31, February 28, April 1, and April 30, 2002 and the principal payment due on April 1, 2002. Under the terms of the SC First Amendment, the forbearance period was extended to May 31, 2002. The SC First Amendment also required us to make payments to the senior lenders in the aggregate of approximately $716,000 at various dates between April 12 and May 30, 2002, including all of the costs and expenses pertaining to the senior lenders’ retention of a financial consultant to evaluate the operations, financial records, business prospects, economic value and other aspects of our company. Payments made under the terms of this agreement were to be applied first to amounts payable to the lenders’ financial consultant, second to interest that was due January 31, 2002, third to interest that was due February 28, 2002 and fourth to interest that was due April 1, 2002. We are also required to maintain at all times a retainer with the lenders’ financial consultant of not less than $75,000. As of May 31, 2002 we made all required payments under the SC First Amendment, including $200,000 of payments to the lenders’ financial consultant, except for the payment due May 31, 2002, which the senior lenders agreed to defer until the earlier of the Clean Earth Sale Transaction or the receipt of funds from certain projects.

      The SC First Amendment also amended the definition of Forbearance Defaults. Forbearance Defaults under the SC First Amendment included, but were not limited to, (i) our failure to comply with any provision of the Forbearance Agreement; (ii) our failure to enter into a definitive agreement for the sale of certain of our assets on or prior to December 31, 2001; (iii) termination of our bonding capacity; (iv) any other default under the Senior Credit Facility, other than existing and anticipated defaults; or (v) our failure to do the following:

•	to pay the March invoice of counsel to the administrative agent under the Senior Credit Facility on or before April 15, 2002 or any other invoice of counsel to the administrative agent within 15 days after receipt of such invoice;

•	to make any required payment, not to exceed $715,802.11, under the SC First Amendment;

•	to deliver to the administrative agent, on or before May 10, 2002, an appraisal of our equipment and the equipment of our subsidiaries;

•	to deliver to the administrative agent, on or before April 20, 2002, a letter agreement with Eos Partners, L.P. (“Eos”) providing an exclusivity period during which Eos would conduct due diligence in order to evaluate a potential transaction with Clean Earth, subject to receiving the consent of New CEI allowing the foregoing and any potential transaction arising therefrom; and

•	to comply with any provision of additional agreements described below that we entered into as consideration for the forbearance under the SC First Amendment.

      On June 14, 2002, we entered into a Second Supplemental Forbearance Agreement (the “SC Second Amendment”) with the senior lenders effective as of May 31, 2002. The SC Second Amendment amends the SC First Amendment to, among other things, extend the Forbearance Period through August 31, 2002. Such extension defers our payments under the Senior Credit Facility, including, but not limited to, a $2.5 million principal payment that is due on June 30, 2002 and the payment of the total outstanding balance of the Senior Credit Facility that is due on July 1, 2002. The Forbearance Defaults under the SC Second Amendment include, but are not limited to, the following:

•	our failure to comply with any provision of additional agreements under the SC First Amendment and the SC Second Amendment;

•	our failure to deliver to the administrative agent, on or prior to June 14, 2002, (i) a definitive purchase agreement for the sale of Clean Earth on terms and subject to conditions reasonably satisfactory to the senior lenders (it being understood that the form of the purchase agreement delivered to the senior lenders on June 13, 2002 was satisfactory to them); (ii) an agreement from our lenders under the Master Credit Facility, pursuant to which the Master Credit Facility will be restructured on terms (including required amortization) satisfactory to the senior lenders, in their sole discretion, in exchange for a payment of not more than $500,000 upon the closing of the sale of Clean Earth; and (iii) an agreement from Halifax, pursuant to which Halifax agrees to a restructuring of its existing subordinated debt on terms satisfactory to the senior lenders, in their sole discretion, in exchange for a payment of not more than $2.5 million upon the closing of the sale of Clean Earth; and

•	at any time after the execution and delivery of the purchase agreement for the sale of Clean Earth, the failure of such purchase agreement to be in full force and effect; or the determination by any party to the purchase agreement that it will not proceed with the sale of Clean Earth or the failure of such party to work diligently toward the completion of the sale of Clean Earth; or our failure to distribute to our stockholders, on or before August 12, 2002, a proxy statement for the approval of the sale of Clean Earth (which statement will be reasonably satisfactory to the senior lenders).

      As additional consideration for the forbearance, we agreed to enter into additional agreements under the terms of the SC Second Amendment, to (i) pay $303,258.22 of the interest which was due on May 31, 2002 under the Senior Credit Facility on the earlier of (x) the closing date of the sale of Clean Earth or (y) to the extent that any funds are received in connection with the contract for the project known as Remedial Action for Pennsylvania Avenue Landfill located in Brooklyn, New York, on the date of receipt of such funds; and (ii) permit the lenders’ financial consultant to participate in our discussions and negotiations with Halifax and lenders under the Master Credit Facility.

      Under the terms of the SC Second Amendment, the senior lenders consented to the sale of Clean Earth so long as such sale is consummated substantially in accordance with the form of the purchase agreement for the sale of Clean Earth delivered to the senior lenders on June 13, 2002.

      On October 4, 2001, we requested that the participants in the Master Credit Facility, under which as of May 31, 2002 we owed approximately $11.4 million including accrued interest, fees, and penalties, grant a suspension of principal payments on the Master Credit Facility until the earlier of March 31, 2002 or the sale of some of our assets. Through December 31, 2001, we continued to make all scheduled principal payments on the Master Credit Facility. On January 3, 2002, we notified all of the participants in the Master Credit Facility that we would not be making any further principal payments until at least April of 2002. In addition, we did not make the term payment of $1.7 million due January 2, 2002 and, as of September 30, 2001, we were not in compliance with the tangible net worth covenant under the Master Credit Facility, largely due to the restructuring and asset impairment charges recorded in the third quarter of 2001. See “Special Considerations — Special Considerations Relating to Our Business Without Taking into Consideration the Clean Earth Sale Transaction — We have a history of losses and if we are not able to achieve and maintain profitability, the market price of our common stock could decrease” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” While our failure to make principal payments and to meet the tangible net worth covenant constituted events of default under the Master Credit Facility, none of the lenders that are party to the Master Credit Facility took any action against us.

      On March 18, 2002, we, GE Capital Corp. and the other participants in the Master Credit Facility signed a Forbearance and Modification Agreement, dated as of February 28, 2002, which restructured the Master Credit Facility by allowing us to defer principal payments until April 1, 2002 while continuing to make interest payments and providing a waiver of the September 30, and December 31, covenant violations. In accordance with the agreement, we will be required to make a $500,000 principal payment upon the proposed sale of Clean Earth. In addition, we will be required to make a $2.0 million prepayment on the Master Credit Facility upon the earlier of (i) our obtaining a new revolving credit facility with availability of least $10.0 million to replace our current revolving credit facility; (ii) our exercising the purchase option on, and subsequently obtaining a mortgage against, our Chicago property; or (iii) September 30, 2002. Pursuant to this agreement, commencing on September 1, 2002, the Master

Credit Facility will be restructured to a 48-month term. The Forbearance and Modification Agreement also re-sets the minimum tangible net worth covenant for June 30, 2002 and added new covenants for minimum levels of earnings before interest, taxes, depreciation and amortization (“EBITDA”) commencing March 31, 2002. It also requires us, under certain circumstances, to grant additional security interest to GE Capital Corp. and to the other participants in the Master Credit Facility for some of our property, plant and equipment for which these lenders currently have no security interest. As of March 31, 2002, we were in compliance with EBITDA covenant.

      On June 5, 2002, we, GE Capital Corp. and the other participants in the Master Credit Facility signed the First Amendment to Forbearance and Modification Agreement, dated as of May 30, 2002 (the “MC First Amendment”). The MC First Amendment (i) extends the forbearance period until the earlier of July 31, 2002 or the closing of the Clean Earth Sale Transaction, and (ii) increases the forbearance fee from 1% to 2% of the obligations outstanding under the Master Credit Facility as of the date of the sale of Clean Earth. The forbearance fee will be due and payable in full on August 1, 2002, regardless of the date of the closing of the Clean Earth Sale Transaction. There can be no assurance that we will be successful in closing the Clean Earth Sale Transaction by or on July 31, 2002 or that we will be able to comply with the other revised terms of the MC First Amendment.

      The Master Credit Facility contains a provision whereby an event which would accelerate payment terms of the Senior Credit Facility would also accelerate the payment terms of the Master Credit Facility to the same due date as the Senior Credit Facility. The Senior Credit Facility has a similar provision with respect to the Master Credit Facility. In addition, defaults under these lending agreements cause defaults, pursuant to cross default provisions, of our other agreements, including, but not limited to, other lending agreements, debenture agreements, lease agreements and other agreements.

      We issued a $4.0 million convertible debenture to Halifax that was due July 1, 2002. The $4.0 million convertible debenture contains a provision which provides that the sale or transfer by us of substantially all of our assets (the sale of Clean Earth is considered to be the sale of substantially all of our assets) gives the holder an option to consider the debenture immediately due and payable and requires us to redeem this debenture at a redemption price equal to 100% of the outstanding principal amount of the debenture or at a premium. Halifax has provided its consent to the Clean Earth Sale Transaction and agreed to restructure this debenture and the other debenture we issued to it subject to the consummation of the Clean Earth Sale Transaction and the execution of definitive documents. See page 10 for a discussion regarding the restructuring of Halifax’s debentures. After restructuring, Halifax will continue to hold a second lien on substantially all of our assets. If the Clean Earth Sale Transaction is not completed, we will be required to retire the $4.0 million convertible debenture issued to Halifax. The Forbearance and Modification Agreement to the Master Credit Facility prohibits us from making any payments of principal, interest or any other amounts due and owing to Halifax, other than the $2.5 million payment related to Halifax’s debenture, Stout or any future subordinated lender for one year from the date of the closing of the proposed sale of Clean Earth, if consummated, unless an equal payment, in addition to all currently scheduled principal and interest payments, is paid to the participants in the Master Credit Facility.

      On April 4, 2002, the maturity date of the $5.0 million convertible debenture payable to Stout, our largest stockholder, was extended from July 1, 2002 to July 1, 2003 in exchange for increasing the interest rate on the debenture from 11.5% to 16%. Some of our officers and directors are the general partners of Stout, including Mark S. Alsentzer, August C. Schultes, III and Gary J. Ziegler. The debenture gives Stout an option, upon the occurrence of certain events of default under the terms of the debenture, to consider the debenture immediately due and payable and requires us to redeem this debenture at a redemption price equal to 100% of the outstanding principal amount of the debenture plus accrued, but unpaid interest and default payments. Our senior lenders have required that Stout convert its debenture into shares of our common stock as a condition to its extension of the $10.0 million line of credit. Subject to the completion of the Clean Earth Sale Transaction and the receipt of stockholder approval, by a letter dated as of May 29, 2002, Stout and we agreed to convert the Stout Debenture into 19,935,808 shares of our common stock at a conversion price of $0.26 per share, which represents the lowest closing price during the four trading days prior to May 29, 2002, in accordance with the Convertible Debenture

Purchase Agreement dated December 1, 2000. Stout also agreed to waive past defaults on such debenture. See “Proposal Two: Approval and Ratification of the Issuance of Shares of Our Common Stock Upon Conversion of a Debenture and Exercise of Warrants Issued to Stout Partnership.”

      We currently do not have the financial resources to repay our debt obligations described above as they become due or in the event that current or future events of default are not waived in writing and such debt is immediately due without obtaining new debt and/or equity capital, negotiating different payment terms and/or selling some of our assets. Our current and past failures to comply with the terms of the Senior Credit Facility and Master Credit Facility, as well as the related forbearance agreements and other debt obligations, and the material financial obligations currently contained in the Senior Credit Facility and Master Credit Facility have a material adverse effect upon our liquidity and capital resources and raise substantial doubt our about our ability to continue as a going concern. Due to these factors, we may be forced to seek protection under the Bankruptcy Code or we may be forced into a bankruptcy proceeding by our lenders if the Clean Earth Sale Transaction is not consummated. See “Special Considerations — Special Considerations Relating to Our Business Without Taking into Consideration the Clean Earth Sale Transaction — If we are unable to meet our payment obligations or comply with the covenants contained in our debt agreements in 2002, we will be required to significantly curtail our operations and it may raise substantial doubt about our ability to continue as a going concern.”

      Our independent certified public accountants included an explanatory paragraph in their audit report for the fiscal year ended December 31, 2001 with respect to our consolidated financial statements as of December 31, 2001. This explanatory paragraph states that our recurring losses from operations, accumulated deficit of $61.0 million, working capital deficit of $60.5 million and our inability to make principal and interest payments on our senior debt raise substantial doubt about our ability to continue as a going concern. Furthermore, the factors leading to and the existence of the explanatory paragraph in the report of independent certified public accountants may adversely affect our relationship with potential investors, lenders, customers and suppliers and have an adverse effect on our ability to obtain additional financing.

      Due to the lack of consistent earnings between July of 2000 and December of 2001, financial covenant defaults on our senior and master credit facilities, our inability to make principal and interest payments on our senior debt and the unwillingness of our lenders to restructure the terms of existing debt, management’s attempts to restructure or refinance our existing debt, absent a sale of Clean Earth, have been unsuccessful.

Solicitation of a Strategic Transaction

      In October 2000, we retained BAS, to explore and evaluate strategic alternatives for us, which could include the possible sale of our environmental recycling division, Clean Earth. On October 11, 2000, we issued a press release announcing the engagement of BAS as a financial advisor.

      From October 2000 until February 2001, BAS identified and contacted approximately 158 potential buyers, including 81 strategic buyers and 77 financial buyers. As a result of BAS’ efforts, we have received initial, non-binding indications of interest from four potential buyers, including Founders Equity Inc. (“Founders”), an affiliate of New CEI.

      On January 4, 2001, our board of directors met to discuss the progress of BAS with respect to finding a buyer for our environmental recycling division. Our board of directors also discussed management’s discussions with our senior lending group, consisting of Bank of America, N.A., LaSalle Bank and Union Planters Bank, and the insistence by this group that we sell the environmental recycling division at the earliest possible time. Our board of directors also discussed the status of BAS’ efforts and the presentations BAS had established with potential suitors.

      From January 2001 until May 2001, the management of Clean Earth conducted management presentations for each of the four potential investors who were preliminarily interested in the proposed sale of Clean Earth.

      During this period, our board of directors held several meetings, in which the status of the potential sale of the environmental recycling division was discussed. With the assistance of BAS, the board has thoroughly explored market interest in various strategic transactions, including the possibility of engaging in a joint venture, a strategic partnership or a merger. The board concluded that any alternatives to the Original Clean Earth Sale Transaction were either not feasible or were likely to provide significantly less value to the holders of our common stock. BAS had informed us that no strategic buyers were interested and that potential financial buyers were having difficulty in being able to fund the purchase price due to the tightening of the debt market during this time frame. During this period, only Founders made a serious proposal in the form of a letter of intent.

      In May 2001, Founders made an initial proposal for an entity to be formed to acquire Clean Earth. On May 31, 2001, our board of directors met to discuss the initial proposal of Founders. The initial offer from Founders provided for cash consideration of $40.0 million and included conditions to closing that required Clean Earth to have $56.6 million of net worth and $13.0 million in working capital upon closing of the transaction.

      The board of directors also discussed an alternative option of spinning out the environmental recycling division into a clean public shell, which held $11.0 million in cash. Other options evaluated by our board of directors were rejected because they were determined to be (i) not viable, (ii) not attainable in the time frame within which Bank of America, N.A. required us to close a sale of Clean Earth, or (iii) generated less cash than the Original Clean Earth Sale Transaction. Our board of directors authorized the officers to proceed with negotiations with Founders and the public shell opportunity.

      During the period from June 1, 2001 through September 11, 2001, we had intense negotiations with Founders and we continued to explore other alternatives, including other potential suitors and the public shell opportunity. During this period, we underwent extensive negotiations with Founders, which resulted in various changes in terms and conditions including the purchase price. In September 2001, Founders increased the cash portion of the purchase price to $45.0 million and reduced the net worth requirement to $53.9 million and the working capital requirement to $10.0 million. This resulted in a net change in purchase price of $5.0 million from Founders’ initial offer.

      The Founders’ non-binding letter of intent, dated September 11, 2001, contained the terms and conditions of the transaction as reflected in the documents for the Original Clean Earth Sale Transaction. On September 11, 2001, we executed a letter of intent with Founders. From September 11, 2001 through the execution of the Original Purchase Agreement, we were involved in intense negotiation process, described below, with Founders regarding the terms and conditions of the transaction.

Negotiating the Original Purchase Agreement

      From May 31, 2001 through December 29, 2001, New CEI and its advisors conducted due diligence at various of our facilities and examined legal documents.

      On December 1, 2001, our legal counsel, forwarded a preliminary draft of the Original Purchase Agreement to Founders.

      During the period from December 2, 2001 to December 29, 2001, we and Clean Earth, together with our counsel and advisors, exchanged comments on the initial draft and subsequent drafts of the Original Purchase Agreement via meetings, telephone conversations and electronic mail. During this period, Founders established New CEI as the company that would purchase all of the outstanding capital stock of Clean Earth.

      On December 18 and 19, 2001, we and our counsel met with representatives and counsel of Founders in New York City. The purpose of these meetings was to negotiate the specific terms of the Original Purchase Agreement and related transaction documents.

      On December 24, 2001, we finalized our engagement of the Investment Banker, whom we retained to render an opinion to the effect that the purchase price to be paid pursuant to the Original Purchase Agreement constituted fair consideration in the sale of Clean Earth.

      On December 29, 2001, we, Clean Earth and New CEI executed and delivered the Original Purchase Agreement.

      The Investment Banker made a presentation to the board of directors and delivered its oral opinion to the board of directors (subsequently confirmed in writing) at the December 31, 2001 board meeting, to the effect that, based upon and subject to the assumptions, limitations and qualifications set forth in the opinion, the consideration to be received in the Original Clean Earth Sale Transaction was fair to us and our stockholders from a financial point of view.

      On December 31, 2001, the board of directors unanimously concluded that the sale of all of the outstanding capital stock of Clean Earth to New CEI would be fair to us and our stockholders, and adopted a resolution approving the Original Purchase Agreement, other transaction documents and the Original Clean Earth Sale Transaction contemplated by such documents.

      On January 2, 2002, we publicly announced the Original Purchase Agreement.

      On January 8, 2002, the Investment Banker rendered its written opinion that, as of December 31, 2001 and January 8, 2002 and based upon the assumptions made, matters considered and limits of review set forth in the opinion, from a financial point of view, the consideration to be received by us in the Original Clean Earth Sale Transaction was fair to us and our stockholders.

      On February 12, 2002, we entered into an amendment to the Original Purchase Agreement, which made certain clarifying changes including certain changes to the consideration to be received and certain purchase price adjustments (including adjustments related to debt defaults and mezzanine financing). By letter dated February 12, 2002, the Investment Banker advised us that based upon its review of the amendment, the changes in the consideration to be received in the Original Clean Earth Sale Transaction did not alter its opinion dated January 8, 2002 with respect to the fairness of the Clean Earth Sale Transaction. The amendment was approved by the board of directors on February 13, 2002.

      On March 4, 2002, New CEI sent us a notice terminating the Original Purchase Agreement.

      On March 5, 2002, we entered into a letter agreement acknowledging the withdrawal of the termination notice by New CEI and amending the Original Purchase Agreement to extend the date of termination from March 31, 2002 to April 21, 2002. The board of directors approved this amendment on March 5, 2002.

      On March 19, 2002, our stockholders approved the Original Clean Earth Sale Transaction.

      On March 22, 2002, we received a letter of interest from Eos to acquire Clean Earth along the broad parameters as outlined in our March 2002 proxy statement to stockholders.

      On April 11, 2002, New CEI executed an acknowledgement and consent as to (i) the execution and delivery by us of an Exclusivity Agreement with Eos, (ii) the engagement by us and Clean Earth to enter into negotiations with Eos and/or BancAmerica Capital Investors regarding an Acquisition Transaction related to Clean Earth, (iii) providing information concerning the business, assets and properties of Clean Earth to Eos and BancAmerica Capital Investors, and (iv) the entry and consummation by us and Clean Earth into such an Acquisition Transaction.

      On April 11, 2002, we entered into an Exclusivity Agreement with Eos to evaluate a potential Acquisition Transaction with Clean Earth.

     Negotiating the Purchase Agreement

      From April 12, 2002 through May 31, 2002, the Purchaser and its advisors conducted due diligence at various of our facilities and examined legal documents.

      On May 3, 2002, legal counsel for the Purchaser, forwarded a preliminary draft of the Purchase Agreement to us.

      During the period from May 3, 2002 to June 12, 2002 we and Clean Earth, together with our counsel and advisors, exchanged comments on the initial draft and subsequent drafts of the Purchase Agreement and related agreements via meetings, telephone conversations and electronic mail. During this period, the Purchaser was incorporated in Delaware and would serve as the company that would purchase all of the outstanding capital stock of Clean Earth.

      On May 29, 2002, we finalized our engagement of the Investment Banker, whom we retained to render an opinion to the effect that the purchase price constitutes fair consideration in the sale of Clean Earth.

      After the close of business on June 14, 2002, we, Clean Earth and the Purchaser executed and delivered the Purchase Agreement.

      The Investment Banker delivered its opinion to the board of directors at the June 14, 2002 board meeting, to the effect that, based upon and subject to the assumptions, limitations and qualifications set forth in the opinion, the consideration to be received in the Clean Earth Sale Transaction was fair to us and our stockholders from a financial point of view.

      On June 14, 2002, prior to the execution of the Purchase Agreement, the board of directors unanimously concluded that the sale of all of the outstanding capital stock of Clean Earth to Purchaser would be fair to us and our stockholders, and adopted a resolution approving the Purchase Agreement, other transaction documents and the Clean Earth Sale Transaction contemplated by such documents.

      On June 14, 2002, the Investment Banker rendered its written opinion that, as of June 14, 2002 and based upon the assumptions made, matters considered and limits of review set forth in the opinion, from a financial point of view, the consideration to be received by us in the Clean Earth Sale Transaction was fair to us and our stockholders.

      On June 17, 2002, we publicly announced the Purchase Agreement.

      In addition, since the public announcement of the Purchase Agreement on June 17, 2002, we have not received any indications of interest from any other party regarding the purchase of Clean Earth.

Recommendations of the Board of Directors

      On June 14, 2002, our board of directors unanimously approved the Clean Earth Sale Transaction having determined that the terms of the Purchase Agreement are fair to, and in the best interests of, us and our stockholders. Accordingly, our board recommends that you vote “FOR” the approval of the Clean Earth Sale Transaction. Our directors and members of our senior management have informed us that they intend to vote their shares for the approval of the Clean Earth Sale Transaction. Collectively our executive officers and directors beneficially own 8,902,420 shares, or 20.1% of our common stock (exclusive of options, warrants and shares to be issued to Stout upon the conversion of the Stout Debenture) as of May 31, 2002. See “Security Ownership of Certain Beneficial Owners and Management.”

Reasons for the Clean Earth Sale Transaction

      In reaching its determination that the Clean Earth Sale Transaction is fair to, and in the best interests of, us and our stockholders, and in recommending that our stockholders vote to approve the Clean Earth Sale Transaction, the board consulted with our senior management and our financial and legal advisors and considered the following factors:

•	Lack of Operating Capital. We do not have the funds to continue our current operations and repay existing debt obligations. We will have to make significant additional offerings of our equity or debt to repay outstanding borrowings and to provide sufficient working capital for the business to continue as a going concern and such additional debt or equity could cause substantial dilution to our stockholders. If we are unable to raise such additional capital, our ability to continue as a going concern would be impaired and we may be forced to seek protection under the Bankruptcy Code or we may be forced into a bankruptcy proceeding by our lenders.

•	Lack of Alternatives. With the assistance of BAS, the entire board thoroughly explored market interest in various strategic transactions, including the possibility of engaging in a joint venture, a strategic partnership or a merger. Other options evaluated by our Board of Directors were rejected because they were determined to be (i) not viable, (ii) not attainable in the time frame within which our senior lenders required us to close a sale of Clean Earth, or (iii) generated less cash than the Clean Earth Sale Transaction. The board concluded that any alternatives to the Clean Earth Sale Transaction were either not feasible, not attainable within the time constraints provided by our lenders, or were likely to provide significantly less value to the holders of our common stock.

•	Market Conditions. As a result of current market conditions, the board does not believe that we would be able to raise the capital necessary to fund our existing business and repay existing debt obligations.

•	Relief from Liabilities. The Clean Earth Sale Transaction will allow us to pay off a substantial portion of our outstanding debt, thereby, providing the best chance for us to continue as a going concern and to provide stockholder value to our stockholders.

•	Purchase Price. The board believes that the purchase price the Purchaser has agreed to pay represents the highest price that the Purchaser would be willing to pay in acquiring the assets it seeks to acquire. This determination was the result of the board’s arm’s-length negotiations with the Purchaser in an attempt to obtain the highest possible price. In reaching this determination the board considered, among other things, the Purchase Price contained in the Purchase Agreement and all of the possible purchase price adjustments.

•	Net Cash Proceeds from the Sale. We currently estimate that, assuming the Clean Earth Sale Transaction is consummated on or prior to August 31, 2002, the Clean Earth Sale Transaction will generate net cash proceeds of approximately $40.6 million, after giving effect to our estimate of the purchase price adjustments and transaction costs. We believe that the $1.0 million delivered to the escrow agent will be sufficient to cover any purchase price adjustments related to long-term debt and working capital subsequent to the closing and the net cash proceeds of $40.6 million take into account these adjustments. These estimates do not take into account adjustments to the Purchase Price related to debt defaults which would result in our receipt of notes from the Purchaser in lieu of cash at the closing as we currently believe the circumstances that would give rise to our receiving notes in lieu of cash are sufficiently remote. Our estimates of these proceeds and adjustments are as follows:

Net Cash Proceeds — Clean Earth Sale Assuming August 31, 2002 Close

($ in thousands)

Cash purchase price	$45,000
Less:
Amount to be delivered to the Escrow Agent	1,000
Purchase price adjustments	1,688
Financial advisory fees(a)	520
Consulting fees	250
B. C. Guarantors’ fees(b)	488
Legal fees	250
Accounting fees	20
Printing and mailing fees	180

($ in thousands)

SEC filing fees	5
Proxy solicitation fees	15
Miscellaneous	9

Net cash proceeds	$40,575

(a)	Kenneth Leung, one of our directors, is a managing director of the Investment Banker which will receive $20,000 in cash proceeds. The Investment Banker previously received $60,000 in connection with the Original Clean Earth Sale Transaction.

(b)	The guarantors consist of a group of persons or entities, including our directors, Mark S. Alsentzer and August C. Schultes, III, family members and affiliates of such directors, and certain officers of BET.

      In addition to the expenses listed in the table above and assuming the use of the Section 338(h)(10) election by the Purchaser, we do not anticipate incurring any material federal tax liability, but we do anticipate a state tax liability of approximately $500,000 to $1.0 million. This expense has not been included in the table above because the Purchaser will pay us an additional $1.0 million for agreeing to make the Section 338(h)(10) election.

•	Fairness Opinion. The Investment Banker rendered an opinion dated June 14, 2002 to the effect that, as of June 14, 2002 and based upon the assumptions and limitations stated in the opinion, the consideration that will be paid to us in the Clean Earth Sale Transaction is fair and reasonable to us and the holders of our common stock from a financial point of view. In reviewing the analysis of the Investment Banker, the board considered the fact that under certain of the comparative analyses prepared by the Investment Banker the consideration to be received in the Clean Earth Sale Transaction was outside the range or on the low end of the range.

•	Market Approach — Comparable Public Company Transactions. The board of directors considered the mergers of public companies in related industries where the purchase price received resulted in values in excess of the purchase price in this transaction. The board does not believe that these transactions are a good basis for comparison because target companies were not in the same industry and were public companies which generally command a higher purchase price. This view is shared by our Investment Banker.

      The board believes that each of the foregoing factors generally supported its determination. The board did, however, consider the potential adverse effects of the Clean Earth Sale Transaction. These included the following:

•	Our Operations Subsequent to the Clean Earth Sale Transaction. The assets to be sold constitute approximately 41% of our assets and the sale of Clean Earth will leave us with the plastic lumber division which has had losses throughout most of its history. In addition, the plastic lumber division has relied upon profits and cash flows from the environmental recycling division to maintain its operations and grow its business. Furthermore, we have no immediate plans to replace the Clean Earth assets with other assets that would allow us to continue our operations on the scale we have in the past.

•	Net Loss Subsequent to the Clean Earth Sale Transaction. After the consummation of the Clean Earth Sale Transaction, we anticipate our net loss from continuing operations for the third quarter of 2002 to be between approximately $0.7 million and $1.0 million, or between $0.01 and $0.02 per share. This estimate assumes that the Clean Earth Sale Transaction is consummated before August 31, 2002. We cannot assure you that these assumptions will ultimately prove correct.

•	Inability to Consummate the Clean Earth Sale Transaction. There is a risk that the Clean Earth Sale Transaction will not be completed, in which case, we will not have sufficient capital to fund our operations and will be unable to meet our debt payment obligations, absent an additional debt or equity financing, which would negatively impact our business, financial condition and liquidity. If the Clean Earth Sale Transaction is not completed, absent an additional debt or equity financing, we will be required to significantly curtail our operations and our ability to continue as a going concern would be impaired. Notwithstanding the completion of the Clean Earth Sale Transaction, the receipt of the estimated net cash proceeds of $40.6 million therefrom, the receipt of the $10.0 million line of credit, the conversion of the Stout Debenture and the restructuring of the Halifax debentures in accordance with the terms described in this document, we may require additional capital to repay outstanding indebtedness and fund ongoing operations. We believe, based on our current financial projections, that assuming the completion of the Clean Earth Sale Transaction on or before August 31, 2002, the application of $40.6 million of net cash proceeds therefrom to repay a portion of our outstanding indebtedness, the conversion of the Stout Debenture and the restructuring of the Halifax debentures in accordance with the terms described in this document, the $10.0 million line of credit will be adequate to fund our current level of operations through the end of fiscal year 2003. .

•	Need for Additional Financing to Fund Operations and Repay Outstanding Indebtedness. The proceeds of the Clean Earth Sale Transaction will not be sufficient to repay all of our outstanding indebtedness. Assuming the completion of the Clean Earth Sale Transaction on or before August 31, 2002, the application of $40.6 million of net cash proceeds therefrom to repay a portion of our outstanding indebtedness, the conversion of the Stout Debenture and the restructuring of the Halifax debentures in accordance with the terms described in this document, we will have approximately $23.0 million of debt outstanding, exclusive of any borrowings that would take place under the $10.0 million line of credit. Notwithstanding the completion of the Clean Earth Sale Transaction, the receipt of the estimated net cash proceeds of $40.6 million therefrom, the receipt of the $10.0 million line of credit, the conversion of the Stout Debenture and the restructuring of the Halifax debentures in accordance with the terms described in this document, we may require additional capital to repay outstanding indebtedness and fund ongoing operations. We believe, based on our current financial projections, that assuming the completion of the Clean Earth Sale Transaction on or before August 31, 2002, the application of $40.6 million of net cash proceeds therefrom to repay a portion of our outstanding indebtedness, the conversion of the Stout Debenture and the restructuring of the Halifax debentures in accordance with the terms described in this document, the $10.0 million line of credit will be adequate to fund our current level of operations through the end of fiscal year 2003. After we close the Clean Earth Sale Transaction and assuming the conversion of the Stout Debenture and the restructuring of the Halifax debentures in accordance with the terms described in this document, the cash interest expense on our remaining debt for the balance of fiscal year 2002 will be approximately $800,000. We intend to service the debt through cash flow from operations and our $10.0 million working capital line of credit. Our results for the first quarter of fiscal year 2002 showed a significant improvement in the operating performance of the plastic lumber division as a result of the completion of our restructuring plan, and we expect continued improvement into 2003. However, there can be no assurances that we will meet our projections. If we fail to meet our projections, it will have a material adverse impact on our liquidity and capital resources. Our current projections also allow for the use of approximately $6.0 million of the $10.0 million line of credit to retire outstanding debt and other obligations that may be due at closing, including interest payments and past due accounts payable. However, if we fail to meet these projections at anytime during the year, we will be required to raise additional capital. These projections are based on internal forecasts, including current backlog of orders, however there can be no assurance that actual results will meet these projections. These projections give effect to our anticipated purchase price adjustments. Accordingly, the amount of additional funding, if any, the timing of our need for such funding and our ability to raise the necessary funds can not be predicted at this time. In the event additional capital is required, our failure to complete an additional debt or equity financing may have a material adverse effect on our operations and our ability to continue as a going concern.

•	Purchase Price Adjustments. The board of directors carefully considered negative factors including the purchase price adjustments and the amount of debt that will remain following the completion of the Clean Earth Sale Transaction.

      The above discussion concerning the information and factors considered by the board is not intended to be exhaustive, but includes the material factors considered by the board in making its determination. For a detailed description of special considerations, see page 91. In view of the variety of factors considered, the board did not quantify or otherwise attempt to assign relative weights to these factors. In addition, individual members of the board may have given different weight to different factors and therefore may have viewed certain factors more positively or negatively than others.

Position of the Company as to the Fairness to Stockholders of the Clean Earth Sale Transaction

      We believe that the Clean Earth Sale Transaction is substantively fair to our stockholders. Our belief as to the substantive fairness is based on various factors, including:

•	Recommendation of the Board of Directors. Our board, consisting entirely of directors not affiliated with the Purchaser, recommended the approval of the Clean Earth Sale Transaction and, based on the factors described above in the section “Reasons for the Clean Earth Sale Transaction”, determined that the Clean Earth Sale Transaction is fair to us and our stockholders.

•	Fairness Opinion. We retained the Investment Banker that rendered an opinion that, from a financial point of view, the consideration to be received by us in the Clean Earth Sale Transaction is fair to us and our stockholders.

•	Net Cash Proceeds from the Sale. We currently estimate that, assuming the Clean Earth Sale Transaction is consummated on or before August 31, 2002, the Clean Earth Sale Transaction will generate net cash proceeds of approximately $40.6 million, after giving effect to our estimate of the purchase price adjustments and transaction costs. We believe that the $1.0 million delivered to the escrow agent will be sufficient to cover any purchase price adjustments related to long-term debt and working capital subsequent to the closing and the net cash proceeds of $40.6 million take into account these adjustments. These estimates do not take into account adjustments to the Purchase Price related to debt defaults which would result in our receipt of notes from the Purchaser in lieu of cash at the closing as we currently believe the circumstances that would give rise to our receiving notes in lieu of cash are sufficiently remote. Our estimates of these proceeds and adjustments are as follows:

Net Cash Proceeds — Clean Earth Sale Assuming August 31, 2002 Close ($ in thousands)

Cash purchase price	$45,000
Less:
Amount to be delivered to the Escrow Agent	1,000
Purchase price adjustments	1,688
Financial advisory fees(a)	520
Consulting fees	250
B. C. Guarantors’ fees(b)	488
Legal fees	250
Accounting fees	20
Printing and mailing fees	180
SEC filing fees	5
Proxy solicitation fees	15
Miscellaneous	9

Net cash proceeds	$40,575

(a)	Kenneth Leung, one of our directors, is a managing director of the Investment Banker which will receive $20,000 in cash proceeds. The Investment Banker previously received $60,000 in connection with the Original Clean Earth Sale Transaction.

(b)	The guarantors consist of a group of persons or entities, including our directors, Mark S. Alsentzer and August C. Schultes, III, family members and affiliates of such directors, and certain officers of BET.

      In addition to the expenses listed in the table above and assuming the use of the Section 338(h)(10) election by the Purchaser, we do not anticipate incurring any material federal tax liability, but we do anticipate a state tax liability of approximately $500,000 to $1.0 million. This expense has not been included in the table above because the Purchaser will pay us an additional $1.0 million for agreeing to make the Section 338(h)(10) election.

•	Net Book Value. As of March 31, 2002, our net book value was $41.2 million or $0.93 per share of our common stock. We currently estimate that, as of August 31, 2002, our net book value will be approximately $48.0 million, or approximately $0.75 per share of common stock, assuming the Clean Earth Sale Transaction is consummated on or before that date. “Net book value” represents our consolidated stockholders’ equity. Our actual net book value may vary depending on various factors, including, but not limited to, the timing of the closing of the Clean Earth Sale Transaction.

•	Lack of Alternatives. With the assistance of the BAS, the entire board thoroughly explored market interest in various strategic transactions, including the possibility of engaging in a joint venture, a strategic partnership or a merger. Other options evaluated by our board of directors were rejected because they were determined to be (i) not viable, (ii) not attainable in the time frame within which our senior lenders required us to close a sale of Clean Earth, or (iii) generated less cash than the Clean Earth Sale Transaction. The board concluded that any alternatives to the Clean Earth Sale Transaction were either not feasible, not attainable within the time constraints provided by our lenders, or were likely to provide significantly less value to the holders of our common stock.

      We also believe that the Clean Earth Sale Transaction is procedurally fair to our stockholders. Our belief as to procedural fairness is based upon various factors, including:

•	Board Action. In October of 2000, our board began to identify alternatives, consider and evaluate the possibility of the sale of Clean Earth and retained BAS to help it in this process.

•	Engagement of the Investment Banker. The board engaged the Investment Banker to serve as an independent financial advisor to the board. The board received a fairness opinion from the Investment Banker that, from a financial point of view, the consideration to be received by us in the Clean Earth Sale Transaction is fair to us and our stockholders.

•	Negotiation of the Purchase Agreement. The Purchase Agreement was extensively negotiated at an arm’s length basis among us, the Purchaser and their respective advisors.

•	Deliberations of the Board. The board engaged in deliberations regarding the Clean Earth Sale Transaction during the period from March 2002 until May 2002 and held approximately two meetings during this period.

•	Approval of Board of Directors. Our board, consisting entirely of directors not affiliated with the Purchaser, recommended the approval of the Clean Earth Sale Transaction and, based on the factors described above, determined that the Clean Earth Sale Transaction is fair to us and our stockholders.

      The above discussion is not intended to be exhaustive, but includes the material factors upon which we have based our determination that the Clean Earth Sale Transaction is substantively and procedurally fair to us and our stockholders. In reaching this determination, we have not assigned specific weights to particular factors and considered all factors as a whole. Many of these factors, however, are based on estimates. There can be no assurance that any of the estimates set forth above, or anywhere else in this proxy statement, will be realized. Stockholders, in determining whether to vote in favor of the Clean Earth Sale Transaction, are cautioned not to attribute undue certainty to any of the estimates set forth in this proxy statement.

Opinion of the Investment Banker

      The Investment Banker acted as a financial advisor to our board of directors in connection with the proposed Clean Earth Sale Transaction. The Investment Banker delivered its opinion to the board of directors on June 14, 2002. Such opinion stated that as of June 14, 2002 and based on and subject to the assumptions, limitations and qualifications set forth in the opinion, from a financial point of view, the financial terms of the proposed sale of Clean Earth to the Purchaser was fair to us and our stockholders.

      THE FULL TEXT OF THE INVESTMENT BANKER’S WRITTEN OPINION, DATED JUNE 14, 2002, IS ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT. YOU MAY READ SUCH OPINION FOR A DISCUSSION OF ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS OF THE REVIEW UNDERTAKEN BY THE INVESTMENT BANKER IN RENDERING ITS OPINION. THE SUMMARY OF THE MATERIAL TERMS OF INVESTMENT BANKER’S OPINION AND THE METHODOLOGY USED TO RENDER THE OPINION SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

      The Investment Banker’s opinion is for the information and assistance of our board of directors in connection with its consideration of the proposed Clean Earth Sale Transaction. The Investment Banker’s opinion is limited to the fairness, from a financial point of view, of the proposed Clean Earth Sale Transaction to us and the holders of our common stock, and it expresses no opinion as to the merits of our underlying decision to engage in the Clean Earth Sale Transaction. The Investment Banker’s opinion necessarily is based upon market, economic and other conditions as they exist and can be evaluated on June 14, 2002, and the Investment Banker assumes no responsibility to update or revise its opinion based upon circumstances or events occurring after June 14, 2002. The Investment Banker’s opinion is not intended to be and does not constitute a recommendation to any of our stockholders as to how such stockholders should vote with respect to the Clean Earth Sale Transaction. In addition, the Investment Banker’s opinion does not in any manner address the viability of our remaining business following the consummation of the Clean Earth Sale Transaction or our logic in the use of proceeds from the Clean Earth Sale Transaction.

      In connection with the preparation and delivery of its opinion to our board of directors, the Investment Banker performed a variety of financial and comparative analyses, as described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, the Investment Banker did not attribute any set weight to any analysis or factor considered by it, but, rather, made qualitative judgments as to the significance and relevance of each analysis and factor. As such, the Investment Banker believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion.

      No limitations were imposed by us on the scope of the Investment Banker’s investigation or the procedures to be followed by the Investment Banker in rendering its opinion. In arriving at its opinion, the Investment Banker’s fairness analysis was primarily that the estimated fair market value range of “items given up” by our stockholders was reasonably close to the estimated fair market value of “value received.”

      In arriving at its opinion, the Investment Banker has, among other things:

•	reviewed a draft of the Purchase Agreement dated June 12, 2002;

•	reviewed a draft dated June 13, 2002 of our Schedule 14A Proxy Statement;

•	reviewed our audited financial statements and annual report and Form 10-K for the fiscal years ended December 31, 2000 and December 31, 2001;

•	reviewed our Form 10-Q report and unaudited financial statements for the quarters ended March 31, 2001, June 30, 2001, September 30, 2001 and March 31, 2002;

•	reviewed our, U.S. Plastic Lumber Ltd.’s and Clean Earth’s unaudited financial statements for the years ended December 31, 2000 and 2001 and the three months ended March 31, 2001 and 2002;

•	reviewed our management’s projected income statements for Clean Earth for the years ending December 31, 2002 – 2004, including 2002 figures revised on June 11, 2002;

•	reviewed historical market prices and trading volume for our common stock;

•	reviewed our press releases dated October 12, 2001, October 15, 2001, January 25, 2002, March 20, 2002, April 2, 2002 and April 11, 2002;

•	reviewed a selling memorandum for Clean Earth prepared by BAS;

•	reviewed Exhibit D to the Purchase Agreement regarding the Seller Note; and

•	reviewed a draft of the post-closing capitalization table for both Clean Earth and Purchaser.

      The Investment Banker also discussed with our management various assets, liabilities and operations relating to us and our subsidiaries, Clean Earth and U.S. Plastic Lumber Ltd.

      With our permission, the Investment Banker assumed and relied upon, without assuming any responsibility for verification, the accuracy and completeness of all of the financial and other information provided to, discussed with, or reviewed by or for the Investment Banker, or publicly available, for purposes of this opinion, and have further relied upon the assurances of our management that it is not aware of any facts that will make such information inaccurate or misleading in any respect material to its analysis. The Investment Banker has neither made nor obtained any independent evaluations or appraisals of our assets or liabilities or of assets or liabilities of our subsidiary, Clean Earth, nor has the Investment Banker conducted a physical inspection of our properties and facilities or properties and facilities of Clean Earth.

      The Investment Banker has assumed that the financial forecasts provided to it by us have been reasonably determined on bases reflecting the best currently available estimates and judgment of our management as to the future financial performance of Clean Earth. The Investment Banker has further assumed in its analyses that, in, all material respects, such forecasts and projections will be realized in the amounts and times indicated thereby. The Investment Banker expresses no view as to such forecasts or the assumptions on which they were based. The Investment Banker has relied as to all legal, accounting and tax matters with respect to the Clean Earth Sale Transaction on legal counsel, accountants and our other financial advisors. The Investment Banker was not authorized to negotiate the terms of the Clean Earth Sale Transaction, and it has based its opinion solely upon the proposed Purchase Agreement as negotiated by others. The Investment Banker was not asked to, and did not, solicit third party offers to acquire all or part of our company or our subsidiary, Clean Earth.

      For purposes of rendering its opinion, the Investment Banker assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Purchase Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Purchase Agreement and that all conditions to the consummation of the Clean Earth Sale Transaction will be satisfied without waiver of such conditions. The Investment Banker also assumed that all material governmental, regulatory or other consents and approvals will be obtained and that in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which we are a party, as contemplated by the Purchase Agreement, no restrictions will be imposed or amendments, modifications or waivers made that would have any material adverse effect on the consideration to be received or the time of such receipt.

      In arriving at its opinion, the Investment Banker did not conduct a physical inspection of our properties and facilities and did not make or obtain any evaluations or appraisals of our assets or liabilities.

      The following is a summary of certain financial and comparative analyses performed by the Investment Banker and presented to the board. Certain of the analyses include information presented in tabular format. In order to fully understand the financial analyses used by the Investment Banker, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

      The consideration to be received in the Clean Earth Sale Transaction based upon the Purchase Agreement is $45.0 million in cash (subject to purchase price adjustments which the Investment Banker considered) and a 5.0% subordinated promissory note with an original principal amount of $3.5 million and a maturity date on the ten-year anniversary date of the Closing Date of the Clean Earth Sale Transaction.

      Overall Approach. The Investment Banker’s fairness analysis was primarily that the estimated fair market value range of “items given up” by our stockholders was reasonably close to the estimated fair market value of “value received.” The Investment Banker’s value range for “items given up” was estimated to be $45.0 to $55.0 million, primarily based on a review of the “auction” process conducted by BAS, but also considered five other methodologies: (a) discounted cash flow analysis, (b) market approach — comparable public companies, (c) market approach — comparable transactions, (d) Earnings Before Interest, Taxes and Depreciation (“EBITDA”) multiple approach and (e) adjusted book value approach. The table below is a summary of the Investment Banker’s results obtained through the utilization of these four other methodologies as well the result of its discounted cash flow analysis:

Valuation Methodology:	High	Mean	Low

	($ in millions)
Discounted Cash Flow Analysis	$65.0	$58.8	$52.5
Market Approach (Public Comparables)	$50.3	$48.1	$45.9
Market Approach (M&A Transactions)	$59.0	$57.1	$55.3
EBITDA Multiple Approach	$48.2	$38.6	$28.9
Adjusted Book Value	NA	$46.1	NA

      The Investment Banker’s estimated value for “items received” was $49.6 million, including $43.2 million for cash, a note with a present value of $0.9 million, and the assumption of $5.5 million of debt.

      Review of the Auction Process Conducted By BAS. We hired BAS in October 2000 to assist in the potential sale of Clean Earth and announced this event in a press release. Over several months, a background information document was prepared and approximately 158 prospective buyers were identified and contacted. Only five buyers had a serious interest, and their initial valuations for the total capitalization of Clean Earth (i.e., both debt and equity) ranged from $50 million to $82 million.

      The Investment Banker, after talking to our management and conducting other due diligence, found only two other buyers made a serious proposal in the form of a letter of intent with terms similar to those outlined herein as the proposed Clean Earth Sale Transaction. In an offer seriously considered in December 2001 – January 2002, the proposed purchase price for the Original Clean Earth Sale Transaction was approximately $52.4 million (as compared to $49.6 million in the current Clean Earth Sale Transaction), but the purchase fell through when the buyer could not complete the necessary financing.

      The Investment Banker noted that the best measure of fair market value is what someone will actually pay for something. In the Investment Banker’s opinion and in the opinion of our management, a thorough effort was made to “auction” Clean Earth to potential buyers, and the Purchaser won the auction.

      Discounted Cash Flow Analysis. Using a discounted cash flow methodology, the Investment Banker estimated “free cash flow” for the five months ending December 31, 2002 and for the fiscal years ending December 31, 2003 – 2011 and then calculated the net present value of Clean Earth’s future cash flows and a residual value after nine years and five months. The Investment Banker recognized that potential buyers most likely developed their own projections and their own discounted cash flow model, and those projections might well have been more conservative for 2002-2004 than the projections furnished to the Investment Banker by our management. The business of Clean Earth has numerous risk factors, including potential changes in regulatory and market environments. The projected cash flows for Clean Earth are summarized below:

Estimation of Free Cash Flow

	Actual	Projected

	Fiscal Year Ending December 31,

	2001(1)	2002(2)	2003	2004	2005	2006	2007	2008	2009	2010	2011

	($ in millions)
Revenue Growth(2)	15.6%	(6.1)%	15.0%	5.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
Revenues	$116.2	$45.8	$125.6	$131.8	$131.8	$131.8	$131.8	$131.8	$131.8	$131.8	$131.8
EBIT Margin	3.7%	8.9%	9.1%	9.6%	9.6%	9.6%	9.6%	9.6%	9.6%	9.6%	9.6%
EBIT	4.3	4.1	11.5	12.7	12.7	12.7	12.7	12.7	12.7	12.7	12.7
Less: Adjustments(3)	(0.3)	(0.1)	(0.3)	(0.3)	(0.3)	(0.3)	(0.3)	(0.3)	(0.3)	(0.3)	(0.3)
Plus: Depreciation	4.1	1.4	3.9	4.0	4.0	4.0	4.0	4.0	4.0	4.0	4.0

EBITDA	8.2	5.4	15.1	16.4	16.4	16.4	16.4	16.4	16.4	16.4	16.4
Less: Increase in Working Cap		0.2	(1.2)	(0.5)	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Less: Maintenance Cap-ex(4)		(0.1)	(0.4)	(0.5)	(4.0)	(4.0)	(4.0)	(4.0)	(4.0)	(4.0)	(4.0)

Free Cash Flow to Firm (Pre- tax)		$5.5	$13.5	$15.4	$12.3	$12.3	$12.3	$12.3	$12.3	$12.3	$12.3

(1)	Figures exclude the $13.5 million goodwill impairment charge.

(2)	Represents 5/12 of combined 2002 projections and actual results (through 4/30). In other words, August 1, 2002 through December 31, 2002. This is due to the fact that the transaction is not expected to close until late July of 2002. The revenue growth figure is an annualized revenue growth figure.

(3)	Adjustments reflect replacement costs for services that are currently shared with U.S. Plastic Lumber. Projections for the year 2002, held constant as a percentage of revenues thereafter.

(4)	Maintained as a constant percentage of revenues at March 31, 2002 latest twelve months level for the years 2002-2004; assumes zero net maintenance capital expenditures thereafter with depreciation treated as a cash inflow that pays for all capital expenditures (i.e., held flat at $4.6 million per year).

      Our management has reviewed these cash flow projections and has approved them as the best estimates available to the Investment Banker near June 14, 2002. Clean Earth’s revenues increased 17.6% and 15.6% in the fiscal years 2000 and 2001, respectively, but are anticipated to decrease by 6.1% in 2002 primarily due to our liquidity crisis as well as other problems currently being experienced by us. (See page 62 of this proxy statement). Our management stated that there could be no assurances that Clean Earth would be successful in obtaining the large contracts projected for 2003 and 2004. In view of the substantial growth of EBITDA from an actual 2001 level of $8.2 million (excluding the $13.5 million asset impairment charge) to adjusted projected levels of $12.8 (2002 annualized figure) and $16.4 million in future years, it is quite possible that a buyer of Clean Earth would discount or reduce the seller’s projections in developing its own projections.

      A terminal value multiple was applied to the last year (i.e., 2011) in Clean Earth’s projected cash flow model. The Investment Banker utilized a 4 – 5 multiple with the multiple being calculated by dividing one by the estimated required rate of return (i.e., 20 – 25 percent), an investor would expect from this type of investment. Applying the multiple to the projected cash flow in 2011 and discounting this terminal value along with projected free cash flows for the years 2002 through 2011 at an investor’s required rate of return of 25 percent resulted in a fair market value for 100 percent of Clean Earth’s capitalization of $52.5 million and at 20 percent a value of $65.0 million. The consideration to be received in the Clean Earth Sale Transaction of $49.6 million is lower than the values designated under this approach. The Investment Banker did not believe that this valuation approach formed a sufficient enough basis for a good comparison because of the subjective nature and unpredictability of the earnings and cash flow projections for the next ten years in an industry constantly being beset by dramatic changes in both regulatory and market environments. The board of directors considered the discounted cash flow analysis in determining whether to approve the Clean Earth Sale Transaction and arrived at a conclusion similar to that of the Investment Banker described above.

      Market Approach — Comparable Public Companies. Using publicly available information, the Investment Banker reviewed and compared certain actual financial and stock market information for publicly traded companies in the environmental remediation services sector. The Investment Banker selected the following comparable companies: Clean Harbors Environmental Services, Inc.; Envirogen, Inc.; Environmental Safeguards, Inc. and Philip Services Corporation. The Investment Banker then calculated latest twelve months Enterprise Value (defined as equity market value plus debt plus preferred stock plus minority interests minus cash and marketable securities) to EBITDA and Enterprise Value to Earnings Before Interest and Taxes (“EBIT”) multiples for these companies. However, the only companies for which an Enterprise Value to EBITDA multiple were available were Clean Harbors, Inc. and Philip Services Corporation, as the others did not have positive EBITDA. The Investment Banker felt that the multiple for Philip Services Corporation was skewed upward due to abnormally low operating results and thus used only the multiple of Clean Harbors, Inc. in their analysis. Additionally, Clean Harbors, Inc. was the only comparable company for an Enterprise Value to EBIT multiple was available, as the others did not have positive EBIT. The Enterprise Value to EBITDA and Enterprise Value to EBIT multiples for Clean Harbors, Inc. were 6.5x and 10.3x, respectively. Applying these multiples as well as a 20 percent discount (a combined discount for factors such as liquidity, size of company, risk and control) to Clean Earth’s operating data for the trailing twelve months ended March 31, 2002 indicated a range of values of $45.9 million to $50.3 million. The consideration to be received in the Clean Earth Sale Transaction of $49.6 million falls within this range.

      Market Approach — Comparable Public Transactions. The Investment Banker reviewed certain publicly available information regarding the terms and financial characteristics of selected mergers and acquisitions that were completed subsequent to June of 1998 which the Investment Banker believed to be comparable to the proposed Clean Earth Sale Transaction. The Investment Banker searched for all transactions in which the target had a Standard Industrial Classification (SIC) Code of 4953 or 4959, which includes establishments primarily engaged in the collection and disposal of refuse by processing or destruction or in the operation of incinerators, waste treatment plants, landfills, or other sites for disposal of such materials and establishments primarily engaged in furnishing sanitary services, not classified elsewhere. The Investment Banker then closely examined the business operations of the resulting targets and eliminated those targets whose operations did not closely match the operations of Clean Earth. The public transactions remaining were:

Target Name	Acquirer Name

Sevenson Environmental Services	SCC Contracting Corporation
GZA GeoEnvironmental Tech	Investor Group
IT Group Inc.	IT Group Inc.
Diversified Scientific Svcs	Perma-Fix Environmental Svcs
Stericycle Inc.	Bain Capital
Valley Systems Inc.	HydroChem Industrial Services
GNI Group, Inc.

      Again, the Investment Banker calculated latest twelve months Enterprise Value to EBITDA and Enterprise Value to EBIT multiples for these companies, obtaining adjusted mean ratios (excluding the high and low values) of 5.7x and 10.6x, respectively. Applying these multiples to Clean Earth’s operating data gave a range of values of $55.3 million to $59.0 million. The consideration to be received in the Clean Earth Sale Transaction is lower than the values designated under this approach. The Investment Banker did not believe these transactions formed the basis for a good comparison because Clean Earth was not similar to the “target” companies in these other transactions, and Clean Earth is a privately held company and the targets in the other transactions were all public companies which generally command a higher purchase price due to the attributes associated with being a public company.

      The Board of Directors considered the Market Approach related to comparable public transactions in determining whether to approve the Clean Earth Sale Transaction and arrived at a conclusion similar to that of the Investment Banker described above.

      EBITDA Multiple Approach. A rough “rule of thumb” valuation technique is to simply apply a multiple to the latest twelve months EBITDA. Small private companies are typically purchased for roughly 3 – 5 EBITDA. Applying this valuation technique to Clean Earth’s trailing twelve months ended March 31, 2002 adjusted EBITDA of $9.6 million results in a fair market value of range of $28.9 million to $48.2 million. The consideration to be received in the Clean Earth Sale Transaction of $49.6 million falls just outside the top end of this range.

      Adjusted Book Value Approach. As part of our review of the fair market value of Clean Earth’s total capitalization, the Investment Banker discussed with our management the value to a potential buyer of assets and liabilities in comparison to their book values. The results of an “adjusted book value” analysis indicated a fair market value of approximately $46.1 million for Clean Earth’s total capitalization. The consideration to be received in the Clean Earth Sale Transaction of $49.6 million is close to the valuation derived under this approach.

      Pursuant to an engagement letter dated May 29, 2002 we have agreed to pay the Investment Banker an opinion fee of $20,000 for the financial advisory services provided by the Investment Banker in connection with the Clean Earth Sale Transaction plus out of pocket expenses and disbursements, including fees and disbursements of counsel to the Investment Banker, actually incurred by the Investment Banker. Kenneth Leung, one of our directors, is also a managing director of the Investment Banker. In connection with the Original Clean Earth Sale Transaction we paid the Investment Banker an opinion fee of $60,000 plus out of pocket expenses and disbursements, including fees and disbursements of counsel to the Investment Banker, actually incurred by the Investment Banker. The Investment Banker, including its affiliates, did not receive any compensation from us, other than fees and expenses related to the fairness opinions issued in connection with the Original Clean Earth Sale Transaction and the Clean Earth Sale Transaction, during the past two years, except for board member remuneration fees and reimbursement of travel expenses of Kenneth Leung.

Effects of the Clean Earth Sale Transaction

      We believe that, assuming the Clean Earth Sale Transaction closes on or before August 31, 2002, we will obtain approximately $40.6 million in net cash proceeds from the sale. Assuming the Clean Earth Sale Transaction is consummated before August 31, 2002, we will incur a net loss from continuing operations between approximately $0.7 million and $1.0 million in the third quarter of 2002.

•	Repayment of Debt with Net Cash Proceeds. We currently estimate that, assuming the Clean Earth Sale Transaction is consummated on or before August 31, 2002, the Clean Earth Sale Transaction will generate net cash proceeds of approximately $40.6 million, after giving effect to our estimate of the purchase price adjustments and transaction costs. Assuming the completion of the Clean Earth Sale Transaction on or before August 31, 2002, the application of $40.6 million of net cash proceeds therefrom to repay a portion of our outstanding indebtedness, the conversion of the Stout Debenture and the restructuring of the Halifax debentures in accordance with the terms described in this document, we will have approximately $23.0 million of debt outstanding, exclusive of any borrowings that would take place under the $10.0 million line of credit.

•	Net Book Value. As of March 31, 2002, our net book value was $41.2 million or $0.93 per share of our common stock. We currently estimate that, as of August 31, 2002, our net book value will be approximately $48.0 million, or approximately $0.75 per share of common stock, assuming the Clean Earth Sale Transaction is consummated on or before that date. “Net book value” represents our consolidated stockholders’ equity. Our actual net book value may vary depending on various factors, including, but not limited to, the timing of the closing of the Clean Earth Sale Transaction.

•	Estimated Gain on Clean Earth Sale. We anticipate recording a pre-tax gain of approximately $1.0 million on the Clean Earth Sale Transaction.

•	Net Loss Subsequent to Clean Earth Sale Transaction. After the consummation of the Clean Earth Sale Transaction, we anticipate our net loss from continuing operations for the third quarter of 2002 to be between approximately $0.7 million and $1.0 million, or between $0.01 and $0.02 per share. This estimate assumes that the Clean Earth Sale Transaction is consummated before August 31, 2002. We cannot assure you that these assumptions will ultimately prove correct.

•	Federal Income Tax Consequences of the Clean Earth Sale Transaction. The Clean Earth Sale Transaction will not cause any federal income tax consequences to you. We do not anticipate incurring any material federal tax liability as a result of the Clean Earth Sale Transaction.

•	State Tax Consequences of the Clean Earth Sale Transaction. We anticipate that we will incur a state tax liability of approximately $500,000 to $1.0 million as a result of the Clean Earth Sale Transaction.

•	338(h)(10) Election Payment. We believe that the additional $1.0 million of consideration we will receive from the Purchaser as a result of a Section 338(h)(10) election will be sufficient to cover our federal and state income tax liabilities resulting from the Clean Earth Sale Transaction.

      There can be no assurance that any of the estimates set forth above, or anywhere else in this proxy statement, will be realized. Stockholders, in determining whether to vote in favor of the Clean Earth Sale Transaction, are cautioned not to attribute undue certainty to any estimates set forth in this proxy statement. Such estimates are based on a variety of assumptions relating to, among other things, general economic conditions, the length of time until the closing of the Clean Earth Sale Transaction, the fees and expenses associated with consummating the Clean Earth Sale Transaction, and the market value of our remaining assets.

$10.0 Million Line of Credit

      On June 14, 2002, the senior lenders under the Senior Credit Facility and we entered into a commitment letter regarding the extension of a $10.0 million senior secured revolving credit facility, referred to in this document as the $10.0 million line of credit, subject to the satisfaction of certain conditions described herein. The commitment of the senior lenders is subject to the satisfaction of various conditions including, but not limited to:

•	satisfaction of the senior lenders with the terms and conditions of the sale of Clean Earth, the use of the proceeds from such sale and the consummation of such sale;

•	the negotiation, execution and delivery of a definitive amendment to, or amendment and restatement of, the Senior Credit Facility;

•	no change, occurrence or development occurring after the date of the commitment letter that could have a material adverse effect on our business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects (on a consolidated basis);

•	the senior lenders not becoming aware after the date of the commitment letter of any information or other matter with respect to us or any of our subsidiaries which is inconsistent in a material and adverse manner with any information or other matter disclosed to the senior lenders prior to the date of the letter agreement;

•	agreement of the lenders under the Master Credit Facility that no amortization of principal will be required under the Master Credit Facility for at least two years;

•	agreement of Halifax that all of its subordinated debt will bear interest at 10% payable in kind for two years and in cash thereafter and that all accrued interest and fees will be forgiven at time of closing; and

•	all existing indebtedness on the Stout Debenture being converted to equity.

      The proceeds of the $10.0 million line of credit will be used to provide ongoing financing for our working capital needs and general corporate purposes. The $10.0 million line of credit will be secured by a first priority (subject to customary exceptions to be agreed upon) perfected security interest in (i) the capital stock of each of our subsidiaries and (ii) all our other present and future assets and properties and those of our subsidiaries, but excluding the options to purchase certain rights and interests in land located in Chicago, Illinois.

      At closing, the senior lenders will waive payment of $1.0 million of deferred interest and fees payable under our existing revolver subject to certain conditions contained in the terms of the $10.0 million line of credit.

      Upon the sale of Clean Earth and the closing of the $10.0 million line of credit (or the refinancing of the existing revolver), the senior lenders will release all guaranties and security granted by Clean Earth and its subsidiaries in connection with our existing revolver.

Plans after the Clean Earth Sale Transaction

      If our stockholders approve the Clean Earth Sale Transaction and we consummate the Clean Earth Sale Transaction, we will continue our operations of the plastic lumber division. Our plastic lumber division has had a history of substantial losses and mixed operating results. The plastic lumber division, through much of its history, has been able to rely on the profits and cash flow generated by the environmental recycling division operated by Clean Earth in order to maintain its operations and grow its business. Although we believe that with the estimated pay-down of $46.6 million of our outstanding indebtedness and other obligations with the proceeds from the Clean Earth Sale Transaction and the increased production capacity acquired in 1999 and 2000 we should be in an improved position to increase our margins, grow our sales, and deliver value to our stockholders, we can give you no assurances that the sale of Clean Earth will enable us to accomplish any of these goals or even to continue as a going concern. Notwithstanding the completion of the Clean Earth Sale Transaction, the receipt of the estimated net cash proceeds of $40.6 million therefrom, the receipt of the $10.0 million line of credit, the conversion of the Stout Debenture and the restructuring of the Halifax debentures in accordance with the terms described in this document, we may require additional capital to repay outstanding indebtedness and fund ongoing operations. We believe, based on our current financial projections, that assuming the completion of the Clean Earth Sale Transaction on or before August 31, 2002, the application of $40.6 million of net cash proceeds therefrom to repay a portion of our outstanding indebtedness, the conversion of the Stout Debenture and the restructuring of the Halifax debentures in accordance with the terms described in this document, the $10.0 million line of credit will be adequate to fund our current level of operations through the end of fiscal year 2003. After we close the Clean Earth Sale Transaction and assuming the conversion of the Stout Debenture and the restructuring of the Halifax debentures in accordance with the terms described in this document, the cash interest expense on our remaining debt for the balance of fiscal year 2002 will be approximately $800,000. We intend to service the debt through cash flow from operations and our $10.0 million working capital line of credit. Our results for the first quarter of fiscal year 2002 showed a significant improvement in the operating performance of the plastic lumber division as a result of the completion of our restructuring plan, and we expect continued improvement into 2003. However, there can be no assurances that we will meet our projections. If we fail to meet our projections, it will have a material adverse impact on our liquidity and capital resources. Our current projections also allow for the use of approximately $6.0 million of the $10.0 million line of credit to retire outstanding debt and other obligations that may be due at closing, including interest payments and past due accounts payable. However, if we fail to meet these projections at anytime during the year, we will be required to raise additional capital. These projections are based on internal forecasts, including current backlog of orders; however there can be no assurance that actual results will meet these projections. These projections give effect to our anticipated purchase price adjustments. Accordingly, the amount of additional funding, if any, the timing of our need for such funding and our ability to raise the necessary funds can not be predicted at this time. In the event additional capital is required, our failure to complete an additional debt or equity financing may have a material adverse effect on our operations and our ability to continue as a going concern. See “Special Considerations — Special Considerations Relating to Our Business Upon the Consummation of the Clean Earth Sale Transaction” and “Proposal One: The Clean Earth Sale Transaction — Description of Remaining Business — Plastic Lumber Operation.”

Use of Net Cash Proceeds from the Clean Earth Sale Transaction

      We currently estimate that, assuming the closing occurs on or before August 31, 2002, the Clean Earth Sale Transaction will generate net cash proceeds of approximately $40.6 million after reductions for estimated purchase price adjustments and transaction costs. We believe that the $1.0 million delivered to the escrow agent will be sufficient to cover any purchase price adjustments related to long-term debt and working capital subsequent to the closing and the net cash proceeds of $40.6 million take into account these adjustments. These estimates do not take into account adjustments to the Purchase Price related to debt defaults which would result in our receipt of notes from the Purchaser in lieu of cash at the closing as we currently believe the circumstances that would give rise to our receiving notes in lieu of cash are sufficiently remote. We intend to use the net cash proceeds to repay a portion of our outstanding indebtedness, including but not limited to, our term loan with our senior lenders as well as other debt. These estimates may ultimately change as a result of subsequent events. We anticipate that our debt obligations at closing in excess of the net cash proceeds will be financed through a new working capital credit line of at least $10.0 million, which is discussed on page 82. Assuming the completion of the Clean Earth Sale Transaction on or before August 31, 2002, the application of $40.6 million of net cash proceeds therefrom to repay a portion of our outstanding indebtedness, the conversion of the Stout Debenture and the restructuring of the Halifax debentures in accordance with the terms described in this document, we will have approximately $23.0 million of debt outstanding, exclusive of any borrowings that would take place under the $10.0 million line of credit.

Net Cash Proceeds — Clean Earth Sale Assuming August 31, 2002 Close

($ in thousands)
Cash purchase price	$45,000
Less: Amount to be delivered to the Escrow Agent	1,000
Purchase price adjustments	1,688
Financial advisory fees(a)	520
Consulting fees	250
B. C. Guarantors’ fees(b)	488
Legal fees	250
Accounting fees	20
Printing and mailing fees	180
SEC filing fees	5
Proxy solicitation fees	15
Miscellaneous	9

Net cash proceeds	$40,575

(a)	Kenneth Leung, one of our directors, is a managing director of the Investment Banker which will receive $20,000 in cash proceeds. The Investment Banker previously received $60,000 in connection with the Original Clean Earth Sale Transaction.

(b)	The guarantors consist of a group of persons or entities, including our directors, Mark S. Alsentzer and August C. Schultes, III, family members and affiliates of such directors, and certain officers of BET.

      In addition to the expenses listed in the table above and assuming the use of the Section 338(h)(10) election by the Purchaser, we do not anticipate incurring any material federal tax liability but we do anticipate a state tax liability of approximately $500,000 to $1.0 million. This expense has not been included in the table above because the Purchaser will pay us an additional $1.0 million for agreeing to make the Section 338(h)(10) election.

      The following table illustrates, assuming an August 31, 2002 close, how we intend to use the net proceeds of the Clean Earth Sale Transaction, with dollar amounts in thousands:

Net Cash Proceeds	$40,575
Retirement of Senior Credit Facility Term Loan(a)	(25,000)
Retirement of Senior Credit Facility Revolving Credit Line(a)	(12,900)
Deferred interest and fees on Senior Credit Facility(a)	(2,941)
Partial repayment of Halifax Subordinated Convertible Debenture	(2,500)
Payment of past due accounts payable	(2,250)
Payment on Master Credit Facility(b)	(500)
Consulting and legal fees	(500)

Excess (deficit) proceeds	$(6,017)

(a)	Holders of debt include Bank of America, N.A., Union Planters Bank and LaSalle Bank.

(b)	Holders of this debt include, G.E. Capital, Siemens Financial Services Inc., Safeco Credit Co., Inc., The CIT Group/ Equipment Financing Inc. and HSBC Business Credit (USA), Inc.

      We intend to use the $10.0 million revolving credit line to (i) fund the deficit shown in the above table, and (ii) fund the working capital requirements of the plastic lumber division. We have obtained a commitment from Bank of America, N.A. and we anticipate that this funding will be available at the closing. See “Proposal One: The Clean Earth Sale Transaction — $10.0 Million Line of Credit.”

Interests in the Clean Earth Sale Transaction that Differ from Your Interests

      Each of Frank Barbella, Theodore Budzynski, Steven C. Sands and Michael Goebner, officers of Clean Earth or one of its subsidiaries, have executed letter agreements with the Purchaser providing for each to enter into long term employment agreements with the Purchaser, effective as of the closing of the Clean Earth Sale Transaction. The Purchaser also intends to enter into a similar letter agreement with Brent Kopenhaver, also a key executive of Clean Earth. None of these individuals are our directors or officers.

      Kenneth Leung, one of our directors, is a managing director of the Investment Banker that rendered the fairness opinion in connection with the Clean Earth Sale Transaction. The Investment Banker, including its affiliates, did not receive any compensation from us, other than fees and expenses related to the fairness opinions issued in connection with the Original Clean Earth Sale Transaction and the Clean Earth Sale Transaction, during the past two years, except for board fees and reimbursement of travel expenses of Kenneth Leung. See “— Opinion of the Investment Banker.”

Brooklyn Contract Guarantors

      In December 2001, BET received notice regarding BET’s award of the Brooklyn Contract, subject to the satisfaction of certain conditions. These conditions included the issuance of a performance bond on behalf of BET in the amount of $57.5 million at the time of the execution of the Brooklyn Contract. As a result of our financial condition, the bond company, AIG, requested a $4.0 million letter of credit and personal guarantors with liquid net worth of approximately $15.0 million in order to issue the performance bond due to the deterioration in our financial condition during the past year. Neither BET nor us was able to deliver the required letter of credit or to obtain any third parties interested in providing collateral and/or guarantees on our behalf without taking a major portion of the profits from the Brooklyn Contract. During the course of the negotiations with New CEI, New CEI indicated that the receipt of the Brooklyn Contract was critical to its decision to proceed with the Original Clean Earth Sale Transaction. In order to permit BET to obtain the Brooklyn Contract and to avoid the termination of negotiations related to the Original Clean Earth Sale Transaction, Mark S. Alsentzer, our director, Chairman, and Chief Executive Officer, and August C. Schultes, III, our director, established a group of personal indemnitors, referred to previously as the B.C. Guarantors, including family members and affiliates of the two directors as well as third parties, who were willing to provide the letter of credit and guarantee for the issuance of the performance bond in exchange for a fee described below.

      In order to accomplish the indemnity transaction with the B.C. Guarantors, we verbally agreed to pay the B.C. Guarantors a fee of $862,500, subject to the fee being increased pursuant to a renegotiation in the event the sale of Clean Earth to New CEI did not close on or before March 31, 2002. Of the $862,500 to be paid to the B.C. Guarantors, $375,000, subject to the conditions described on page 40, of this amount will be paid by Clean Earth if the Clean Earth Sale Transaction is consummated pursuant to the terms of the Purchase Agreement and the remaining amount not paid by Clean Earth or the Purchaser will be paid by us, and is factored into our estimate of net cash proceeds to be received.

      Other than payments to the B.C. Guarantors described above, none of our affiliates will have an on-going relationship with the Purchaser, except as described below.

      In the event the Purchaser is unable to terminate or replace the letters of credit provided by the B.C. Guarantors within 30 days after the closing of the Clean Earth Sale Transaction, the Purchaser is required to make an additional payment to the B.C. Guarantors in the amount of $125,000. If for any reason, Purchaser is unable to remove or terminate the letters of credit within 30 days after the Closing Date, the Purchaser and the B.C. Guarantors will negotiate in good faith to resolve this matter.

      Strategic Alliance Group, LLC, which provides redevelopment services for landfills and other industrial properties, has engaged the services of Clean Earth in connection with its operations, including, but not limited to, retaining Clean Earth as a subcontractor in connection with a landfill contract between Strategic Alliance Group, LLP and the City of Linden, New Jersey. Certain of our officers, including Mark S. Alsentzer and Bruce Rosetto, own a minority interest in Strategic Alliance Group, LLC.

      Rosetto & Associates, LLP, a private law firm, has an executed engagement letter with Clean Earth. Although there is no obligation on the part of Clean Earth or the Purchaser to utilize the services of this law firm following the completion of the Clean Earth Sale Transaction, the services of Rosetto & Associates may be utilized in the future. Bruce Rosetto, our Executive Vice President and Secretary, is the sole principal of Rosetto & Associates.

PROPOSAL TWO: APPROVAL AND RATIFICATION OF THE ISSUANCE OF SHARES OF

OUR COMMON STOCK UPON CONVERSION OF A DEBENTURE AND EXERCISE OF
WARRANTS ISSUED TO STOUT PARTNERSHIP

General

      Stockholders are being asked to approve and ratify the issuance of 19,935,808 shares of our common stock to Stout upon the conversion of its $5.0 million convertible debenture, referred to as the Stout Debenture, including accrued interest of $183,310 as of May 29, 2002, as well as the issuance of 500,000 shares of our common stock to Stout upon the exercise of its warrants to purchase 500,000 shares of our common stock (“Stout Warrants”) as described below. Directors Mark S. Alsentzer, Gary Zeigler and August C. Schultes, III, are general partners of Stout. Subject to the completion of the Clean Earth Sale Transaction and the receipt of stockholder approval, by a letter dated as of May 29, 2002, Stout and we agreed to convert the Stout Debenture and accrued interest for 19,935,808 shares of our common stock. Although the approval of the Stout Conversion Transaction also includes approval of the issuance of 500,000 shares of our common stock to Stout upon the exercise of warrants held by Stout, Stout has advised us that it has no intention of exercising its warrants at this time.

      In addition, our senior lenders have required the conversion of the entire Stout Debenture as a condition to our receipt of the $10.0 million line of credit. The $10.0 million line of credit is necessary to fund our operations following the Clean Earth Sale Transaction. If stockholders do not approve the conversion, we will not have sufficient working capital to fund our ongoing operations following the completion of the Clean Earth Sale Transaction.

The Stout Transactions

      The following summary of the material terms of the Stout Transactions contained in this proxy statement does not purport to be complete and is subject to and qualified in its entirety by reference to the complete text of the Stout Debenture and Stout Warrants. Stockholders should read the complete text of the Stout Debenture and Stout Warrants, copies of which have been filed by us with the Commission in our Form 10-K/ A for the fiscal year ended December 31, 2000 filed on January 18, 2002 and in a Form 8-K filed on June 24, 2002.

      Stout Loan Transaction. On February 2, 1999, Stout made a $5.0 million unsecured loan to us (the “Stout Loan Transaction”). The loan bore interest at 10% and had a maturity date of June 30, 2001. Stout borrowed the $5,000,000 from a third party commercial bank and the individual partners personally guaranteed the loan. We paid $529,055 and $321,644 in interest on this loan in 2000 and 1999, respectively.

      Reasons for the Stout Loan Transaction. Proceeds from the Stout Loan Transaction were used to purchase Eaglebrook Plastic, Inc. and Eaglebrook Products, Inc.

      Our Board of Directors and management reviewed and considered numerous financing alternatives prior to entering into the Stout Loan Transaction. The disinterested members of the Board of Directors approved the Stout Loan Transaction and related transactions. In so doing, the disinterested members of the Board of Directors considered a number of factors including:

•	our ability to consummate the strategic acquisition of Eaglebrook without funding from Stout;

•	after the intense search for capital, the unavailability of other financially feasible alternatives to fund the Eaglebrook acquisition due to the unfavorable environment of the capital markets and our financial condition at the time of the acquisition; and

•	the increase in our available capital supplied by the proceeds from the Stout Loan Transaction and the prospect that, as a result of the Eaglebrook acquisition, we would be able to more effectively expand our operations and ensure our long term success.

      The Stout Debenture. On December 1, 2000, Stout exchanged the $5.0 million unsecured loan into a subordinated convertible debenture of an equal dollar amount with a due date of December 1, 2001, later amended to July 1, 2002 and then to July 1, 2003, with interest payable monthly in arrears at 11.5% per annum, which was later increased to 16%. Stout converted the Stout Loan to a convertible debenture in consideration for the extension of the maturity date. On April 4, 2002, the maturity date of the Stout Debenture was extended to July 1, 2003 in exchange for increasing the interest rate to 16%. The Stout Debenture gives Stout an option, upon the occurrence of certain events of default under the terms of the Stout Debenture, to consider the debenture immediately due and payable and requires us to redeem this debenture at a redemption price equal to 100% of the outstanding principal amount of the debenture plus accrued but unpaid interest and default payments. The Stout Debenture is convertible into common stock at the lower of $2.00 per share or the lowest closing price of our common stock during the four trading days prior to but not including the conversion date. The Stout Debenture is convertible at any time, in whole or in part, at the option of the holder. See “— The Stout Conversion Agreement.”

      The Stout Warrants. In consideration of Stout exchanging its unsecured loan for a subordinated convertible debenture and providing the additional funding through the Series E Preferred Stock on December 1, 2000, we granted Stout warrants to purchase 250,000 shares of our common stock at the exercise price of $1.50 per share, an amount higher than the market price of our common stock on the grant date, based on the closing price of our common stock on the grant date. The $264,374 value assigned to the warrants is reflected as a discount from the face value of the Stout Debenture and is being accreted over the term of the Stout Debenture. In addition, on June 1, 2001, Stout received warrants to purchase an additional 250,000 shares of our common stock at an exercise price of $1.50 (an amount higher than the market price of our common stock on the grant date, based on the closing price of our common stock on the grant date) in exchange for extending the due date of the Stout Debenture from December 1, 2001 to July 1, 2002 and because we did not dispose of some of our assets as of June 1, 2001. These warrants are referred to as the Stout Warrants in this document.

      The Stout Conversion Agreement. By a letter dated as of May 29, 2002, Stout and we agreed, subject to the receipt of the required stockholder approval and the completion of the Clean Earth Sale Transaction, to convert the Stout Debenture into 19,935,808 shares of our common stock based upon the conversion price of $0.26 per share, which represents the lowest closing price during the four trading days prior to May 29, 2002 in accordance with the Convertible Debenture Purchase Agreement dated December 1, 2000. Stout also agreed to waive past defaults on the Stout Debenture. Stout agreed to convert the Stout Debenture into shares of our common stock even though such conversion was not required pursuant to the terms of the Stout Debenture because such conversion is a condition to our receipt of the $10.0 million line of credit from our senior lenders necessary to fund our operations upon completion of the Clean Earth Sale Transaction. See “Proposal One: Clean Earth Sale Transaction — $10.0 Million Line of Credit.”

Special Considerations Related to the Stout Conversion Transaction

      While the disinterested member of the Board of Directors recommends approval of the issuance of our common stock to Stout, our stockholders should consider the following possible factors as well as other information contained in this Proxy Statement in evaluating the Stout Conversion Transaction.

      Dilution and Effect on Market Price. Assuming the receipt of stockholder approval and the completion of the Clean Earth Sale Transaction, when Stout converts the $5.0 million debenture (plus accrued interest of $183,310) and assuming no other issuances of, or exercises, conversions or exchanges of securities into, common stock, the number of shares of our outstanding common stock would increase by 19,935,808 shares, or 31.0% and would significantly dilute the ownership interests and proportionate voting power of the existing holders of our common stock. The exercise of warrants by Stout, which would further dilute the ownership interests and voting power of existing stockholders. The issuance of our common stock upon the conversion of the Stout Debenture could have a depressive effect on the market price of, and reduce trading activity in, our common stock.

      Stout Is and Will Continue to be a Significant Stockholder. At May 31, 2002, Stout and its affiliates held approximately 18.8% of the outstanding common stock, excluding warrants, options and convertible debt, and was our largest stockholder. Upon conversion of the Stout Debenture (including accrued interest) for 19,935,808 shares of our common stock, Stout and its affiliates will hold 44% of our common stock, excluding warrants and options, and as such, will continue to have significant voting power with respect to our shares. As a result, Stout may be able to affect the outcome of all matters brought before the stockholders, including a vote for the election of directors, the approval of mergers and other business combination transactions.

      Conversion of the Stout Debenture for Shares of Our Common Stock is a Condition to Our Receipt of Additional Financing. Bank of America, N.A. has conditioned its extension of the $10.0 million line of credit to us upon the conversion of the entire Stout Debenture for shares of our common stock. The line of credit is essential to the on-going viability of our company and will be used to fund operations following the Clean Earth Sale Transaction.

Stockholder Approval Requirements

      Our common stock is listed on The Nasdaq Stock Market. The Nasdaq rules require that issuers obtain stockholder approval of any issuance of securities that will result in the issuance of shares representing 20% or more of the issuer’s outstanding shares of common stock or voting power prior to the issuance of such securities, at a price per share below the greater of book value or market value of the issuer a common stock. Specifically, Nasdaq Rule 4350(i)(1)(D) requires that the issuer of stock in a nonpublic offering secure stockholder approval prior to an issuance where (i) the securities issued are common stock or securities convertible into common stock, (ii) the price per share of the securities in the offering is less than the greater of book value or market value of the issuer’s common stock, and (iii) the proposed issuance would result in the issuance of 20% or more of the common stock or voting power of the issuer before the issuance.

      Upon the conversion of the entire $5.0 million debenture held by Stout, including accrued interest of $183,310, the total number of shares of common stock that we would issue to Stout based upon a conversion price equal to the market price of $0.26 per share would be 19,935,808 shares. As of the closing date of the issuance of the Stout Debenture, December 1, 2000, there were 32,722,580 shares of our common stock issued and outstanding. As a result, the total number of shares of common stock to be issued to Stout if the Stout Conversion Transaction is approved by stockholders would constitute in excess of 20% of our issued and outstanding common stock on such date.

      Under the rules described above, we would not be in compliance with the maintenance requirements of the Nasdaq Stock Market upon the conversion of the Stout Debenture for shares of our common stock in excess of 19.99% of the then issued and outstanding shares of our common stock, unless stockholder approval is obtained prior to the issuance of such shares. The Stout Debenture contain a provision that restricts the issuance to Stout of shares in excess of 19.99% of our outstanding shares, without stockholder approval. In the event Stout were to convert its debenture prior to the receipt of stockholder approval, we would be required to make a cash payment to Stout equal to 130% of the balance of the Stout Debenture that could not be paid in stock. We do not have the financial resources to pay a portion of the Stout Debenture in cash.

      In addition, under Nasdaq Rule 4350, we are generally required to obtain stockholder approval prior to issuing any shares of our common stock that results in a change of control. Were Stout able to, and did in fact, immediately convert its debenture for 19,935,808 shares of our common stock and exercise all of its warrants and options, Stout would own approximately 42.3% (excluding shares held by affiliates of Stout) of the issued and outstanding shares of our common stock on the date of issuance. In order to prevent a deemed change of control of our company from occurring for purposes of the Nasdaq rules, the Stout Debenture contains a provision that restricts the issuance to Stout of shares in excess of 19.99% of our outstanding shares, without stockholder approval.

Principal Effects of Approval or Non-Approval of the Stout Conversion Transaction

      In the event that the stockholders approve the Stout Conversion Transaction and assuming the completion of the Clean Earth Sale Transaction, Stout will convert the $5.0 million debenture (including accrued interest of $183,310) and we will issue up to 19,935,808 shares of our common stock to Stout which will significantly dilute the ownership interest of existing stockholders.

      In the event that the stockholders do not approve the Stout Conversion Transaction, we will not have sufficient cash to fund our ongoing operations following the Clean Earth Sale Transaction because our senior lenders have conditioned their extension of the $10.0 million line of credit upon the conversion of the Stout Debenture into shares of common stock. Because our senior lenders have conditioned their extension of credit upon the conversion of the Stout Debenture, the failure of the stockholders to approve the Stout Conversion Transaction will have a serious detrimental effect on our ongoing operations upon completion of the Clean Earth Sale Transaction.

      Although the approval of the Stout Proposal also includes approval of the issuance of 500,000 shares of our common stock to Stout upon the exercise of warrants held by Stout, Stout has advised us that it has no intention of exercising its warrants at this time.

Vote Required for Approval of the Stout Conversion Transaction

      A majority of the total votes cast on the Stout Conversion Transaction at the Special Meeting, in person or by proxy, shall constitute the required approval, excluding the shares previously issued upon the conversion of the Stout Debenture or exercise of the Stout Warrants by Stout. As of June 15, 2002 Stout had not converted any of its debenture or warrants into shares of our common stock.

Dissenters’ Rights

      Any of our stockholders who do not approve of the Stout Conversion Transaction are not entitled to appraisal or dissenters’ rights with respect to the Stout Conversion Transaction and related matters under Nevada law or our articles of incorporation.

Recommendation of the Board of Directors

      For the reasons set forth above, the disinterested member of the Board of Directors believes that it is advisable and in the best interests of our company and its stockholders to approve and ratify the issuance of shares of common stock representing more than 19.99% of the outstanding shares of our common stock to Stout.

PROPOSAL THREE: ADJOURNMENT

      If there are not sufficient votes to constitute a quorum or to approve the Clean Earth Sale Transaction or the Stout Conversion Transaction at the time of the Special Meeting, such proposals could not be approved unless the Special Meeting is adjourned or postponed in order to permit further solicitation of proxies. In order to allow proxies which have been received by us at the time of the Special Meeting to be voted for the adjournment or postponement, if necessary, we have submitted the proposal of adjournment postponement under such circumstances to our stockholders as a separate matter for their consideration.

      Our board of directors recommends that stockholders vote “FOR” the adjournment proposal so that their proxies may be used for such purpose if it becomes necessary. Properly executed proxies will be voted in favor of the adjournment proposal unless otherwise indicated thereon. If it is necessary to adjourn the Special Meeting, no notice of the time and place of the adjourned meeting is required to be given to stockholders other than an announcement of such time and place at the Special Meeting; provided a new record date is not fixed for the adjourned meeting and such adjourned meeting is held within 60 days after the Special Meeting.

SPECIAL CONSIDERATIONS

      You should consider the following specific risks related to the Clean Earth Sale Transaction as well as general risks in connection with our business prior to and upon the consummation of the Clean Earth Sale Transaction, in addition to other information contained in this proxy statement in order to determine how to vote at the Special Meeting.

Special Considerations Relating to Our Business Upon the Consummation of the Clean Earth Sale Transaction

      Following the completion of the Clean Earth Sale Transaction, we will continue our recycled plastic lumber operation that will be our only active operation. Our operations following the Clean Earth Sale Transaction will be subject to risks and special considerations described below.

Following the Clean Earth Sale Transaction, we may need additional capital to fund our operations and to repay outstanding debt. If we cannot obtain this capital, when and if needed, we will have to significantly curtail our operations, our ability to continue as a going concern may be jeopardized and we may be forced to seek protection under the Bankruptcy Code or we may be forced into a bankruptcy proceeding by our lenders.

      We currently estimate that the net proceeds from the Clean Earth Sale Transaction will not be sufficient to repay our outstanding indebtedness. Assuming the completion of the Clean Earth Sale Transaction on or before August 31, 2002, the application of $40.6 million of net cash proceeds therefrom to repay a portion of our outstanding indebtedness, the conversion of the Stout Debenture and the restructuring of the Halifax debentures in accordance with the terms described in this document, we will have approximately $23.0 million of debt outstanding, exclusive of any borrowings that would take place under the $10.0 million line of credit. As a result, we may require additional capital to fund our operations and repay outstanding indebtedness. If we require additional capital, we will need to seek external debt or equity financing following the completion of the Clean Earth Sale Transaction. Although we anticipate that we will have limited lines of credit available to us after the Clean Earth Sale Transaction, the sources of funds or other financing may not be available for us in the future in light of our financial condition and pledge of substantially all of our assets to secure indebtedness following the Clean Earth Sale Transaction or may not be available in amounts we require to operate our business. Currently, all of our assets are subject to liens or pledged as collateral to our existing senior lenders and other purchase money lenders. Additionally, Halifax has a second lien position on all of our assets. We anticipate that, after the Clean Earth Sale Transaction, all assets will remain subject to liens or pledged on similar terms with the same lenders. Finally, in light of our financial condition, we may be unable to obtain additional sources of financing on terms acceptable to us. Our failure to obtain additional capital to finance our working capital needs and repay our debt obligations in adequate amounts and on acceptable terms will negatively impact our business, financial condition and liquidity and raises substantial doubt about our ability to continue as a going concern. As a result, we may be forced to seek protection under the Bankruptcy Code, or we may be forced into bankruptcy proceedings by these lenders. See “— Special Considerations Relating to Our Business Without Taking into Consideration the Clean Earth Sale Transaction — If we are unable to meet our payment obligations or comply with the covenants contained in our debt agreements in 2002, we will be required to significantly curtail our operations and it may raise substantial doubt about our ability to continue as a going concern.”

We cannot give you any assurance of our ability to continue as a going concern subsequent to the closing of the Clean Earth Sale Transaction.

      Upon consummation of the Clean Earth Sale Transaction, we will continue our business relative to the plastic lumber division. If our stockholders approve the Clean Earth Sale Transaction and the Stout Conversion Transaction and we consummate the Clean Earth Sale Transaction, we will continue our operations of the plastic lumber division. Our plastic lumber division has had a history of substantial losses and mixed operating results. The plastic lumber division, through much of its history, has been able to rely on the profits and cash flow generated by the environmental recycling division operated by Clean Earth in order to maintain its operations and grow its business. Although we believe that due to the estimated pay-down of $46.6 million of our outstanding indebtedness and other obligations, including, but not limited to, our term loan with our senior lenders as well as other debt with the proceeds from the Clean Earth Sale Transaction and the increased production capacity built over the last two years, we should be in an improved position to increase our margins, grow our sales, and deliver value to our stockholders. However, we can give you no assurances that the sale of Clean Earth will enable us to accomplish any of these goals or even to continue as a going concern. Notwithstanding the completion of the Clean Earth Sale Transaction, the receipt of the estimated net proceeds of $40.6 million therefrom, the receipt of the $10.0 million line of credit, the conversion of the Stout Debenture and the restructuring of the Halifax debentures in accordance with the terms described in this document, we may require additional capital to repay outstanding indebtedness and fund ongoing operations. We believe, based on our current financial projections, that assuming the completion of the Clean Earth Sale Transaction on or before August 31, 2002, the application of $40.6 million of net cash proceeds therefrom to repay a portion of our outstanding indebtedness, the conversion of the Stout Debenture and the restructuring of the Halifax debentures in accordance with the terms described in this document, the $10.0 million line of credit will be adequate to fund our current level of operations through the end of fiscal year 2003. After we close the Clean Earth Sale Transaction and assuming the conversion of the Stout Debenture and the restructuring of the Halifax debentures in accordance with the terms described in this document, the cash interest expense on our remaining debt for the balance of fiscal year 2002 will be approximately $800,000. We intend to service the debt through cash flow from operations and our $10.0 million working capital line of credit. Our current projections also allow for the use of approximately $6.0 million of the $10.0 million line of credit to retire outstanding debt and other obligations that may be due at closing, including interest payments and past due accounts payable. However, if we fail to meet these projections at anytime during the year, we will be required to raise additional capital. These projections are based on internal forecasts, including current backlog of orders; however there can be no assurance that actual results will meet these projections. These projections give effect to our anticipated purchase price adjustments. Accordingly, the amount of additional funding, if any, the timing of our need for such funding and our ability to raise the necessary funds can not be predicted at this time. In the event additional capital is required, our failure to complete an additional debt or equity financing may have a material adverse effect on our operations and our ability to continue as a going concern. See “Proposal One: The Clean Earth Sale Transaction — Description of Remaining Business — Plastic Lumber Operation.”

Special Considerations Relating to the Clean Earth Sale Transaction and the Stout Conversion Transaction

Since Purchaser does not plan to set aside funds to repay the Seller Note, we must rely on Purchaser’s revenues from Purchaser and/or Purchaser Sub’s operation of Clean Earth and other sources for repayment. If Purchaser’s sources of repayment are not adequate, Purchaser may be unable to repay the Seller Note at maturity.

      Purchaser does not plan to contribute funds on a regular basis to a separate account commonly known as a sinking fund, to repay the Seller Note upon maturity. Because funds will not be set aside periodically for the repayment of the Seller Note over their term, we must rely on Purchaser’s revenues from Purchaser and/or Purchaser Sub’s operation of Clean Earth and other sources for repayment if any. To the extent revenues from operations and other sources, if any, are not sufficient to repay the debt, Purchaser may be unable to repay the Seller Notes upon maturity.

Our ability to collect the obligations due under the Seller Note depend, in part, upon Purchaser and Purchaser Sub’s ability to profitably operate Clean Earth’s business.

      Purchaser and the Purchaser Sub have limited experience managing an environmental recycling company and may fail to manage Clean Earth effectively thus limiting Clean Earth’s earnings potential. There is no assurance Purchaser and Purchaser Sub will be able to successfully and profitably manage an environmental recycling company. The new management may not have the skills to market Clean Earth’s services, to manage future growth or obtain funds to fund growth and/or operations and their inexperience in these areas may detract from Clean Earth’s business.

      The success or failure of Purchaser and Purchaser Sub’s management, their operating ability, market conditions, industry trends, ability to finance their working capital needs, integrate operations, compete effectively, deal with regulatory impacts, may affect our ability to collect the obligations due under the Seller Note. Neither we nor Purchaser or Purchaser Sub can predict the outcome or impact of the success or failure of each of these events in the future. In addition, we may not collect the full principal amount of the Seller Note because it is subject to set-off provisions as provided in the Seller Note. See “Proposal One: The Clean Earth Sale Transaction — Summary of Terms of Seller Note.”

Since the Seller Note is unsecured and second in right of repayment to Purchaser’s senior debt in the event of insolvency, we would be repaid only if funds remain after the repayment of the Purchaser’s senior debt.

      The Seller Note obtained as consideration for the sale of Clean Earth will be subordinated, or second in right of repayment, to Purchaser’s senior debt and debt of Purchaser’s subsidiaries. Upon the closing of the Clean Earth Sale Transaction, it is anticipated that Purchaser will have $37.0 million of senior debt. There is no limitation on the amount of senior debt Purchaser can incur. If Purchaser were to become insolvent, the senior debt would have to be paid in full prior to payment of the Seller Note. In addition, any indebtedness of Purchaser’s subsidiaries, other than the senior debt, will have rights upon liquidation or dissolution of the particular subsidiary prior to payment being made to us. As a result, there may not be adequate funds remaining to pay the principal and interest on the Seller Note. See “Summary of Terms of Seller Note.”

The Clean Earth Sale Transaction could lead to downward pressure on our stock price.

      If we consummate the Clean Earth Sale Transaction, the sale of Clean Earth could cause our stockholders to elect to sell the shares of our common stock held by them, which could cause the trading price of our common stock to decrease. Furthermore, a perception that the Clean Earth Sale Transaction may lead to downward pressure on the trading price of our common stock could provide an incentive for selling our common stock which could also adversely affect the trading price of our common stock. See “— Special Considerations Relating to Our Business Without Taking into Consideration the Clean Earth Sale Transaction — If our common stock is delisted from the Nasdaq Stock Market, your ability to resell your shares at or above the purchase price would be reduced and the market price of the shares could decrease.”

If we are unsuccessful in obtaining the consents and waivers required in connection with the Clean Earth Sale Transaction and defaults on our outstanding debt, we will be unable to complete the Clean Earth Sale Transaction.

      The completion of the Clean Earth Sale Transaction and the defaults on our credit facilities will require us to obtain consents, waivers and/or forbearances from third parties, as well as various governmental entities. Delays or failure to obtain these necessary consents, waivers and/or forbearances will prevent us from completing the Clean Earth Sale Transaction. Our failure to complete this transaction will result in our default on our Senior Credit Facility which would have an adverse effect on our liquidity, would require us to curtail our operations and raise substantial doubt about our ability to continue as a going concern.

If our stockholders approve the Stout Conversion Transaction and Stout converts the Stout Debenture, our stockholders’ ownership interests will be significantly diluted.

      In the event that the stockholders approve the Stout Conversion Transaction and assuming the completion of the Clean Earth Sale Transaction, Stout will convert its $ 5.0 million debenture (including accrued interest of $183,310) and we will issue 19,935,808 shares of our common stock to Stout which will significantly dilute the ownership interest of existing stockholders. The issuance of these shares will increase Stout’s beneficial ownership in our company to 42.3% of our outstanding common stock.

If stockholders approve the Stout Conversion Transaction, the issuance of a significant number of additional shares of our common stock to Stout could result in downward pressure on our stock price.

      If stockholders approve the Stout Conversion Transaction, we will issue 19,935,808 shares of our common stock, or 31.0% of our outstanding shares on May 31, 2002, to Stout upon completion of the Clean Earth Sale Transaction. The issuance of a significant amount of our common stock to Stout could decrease the market price of and reduce trading activity in our common stock.

If our stockholders do not approve the Stout Conversion Transaction, we will be unable to fund our ongoing obligations following the completion of the Clean Earth Sale Transaction.

      In the event that the stockholders do not approve the Stout Conversion Transaction, we will be unable to fund our ongoing operations following the completion of the Clean Earth Sale Transaction because our senior lenders have conditioned their extension of the $10.0 million line of credit upon the conversion of the Stout Debenture into shares of our common stock. This line of credit is essential to the on-going viability of our company.

Special Considerations Relating to Our Business Without Taking into Consideration the Clean Earth Sale Transaction

Our inability to obtain financing in adequate amounts and on acceptable terms necessary to operate our business or repay our debt obligations could negatively impact our business, financial condition and liquidity.

      Capital requirements relating to the implementation of our business plan have been and will continue to be significant. We believe that our ability to generate cash from operations is dependent upon, among other things, increased demand for our products and services and the successful development of direct marketing and product distribution capabilities. There can be no assurance that we will have sufficient capital resources to permit us to continue implementation of our business plan even after the completion of the Clean Earth Sale Transaction, the receipt of the estimated net proceeds of $40.6 million therefrom, the receipt of the $10.0 million line of credit, the conversion of the Stout Debenture and the restructuring of the Halifax debentures in accordance with the terms described in this document. Additionally, as discussed below, we have material financial obligations to make payments under the Senior Credit Facility and the Master Credit Facility and may be required to repurchase the convertible debentures from Halifax in connection with the Clean Earth Sale Transaction. As a result of these funding needs, we will need to seek additional external debt and/or equity financing even if the Clean Earth Sale Transaction is consummated. We currently estimate that our debt obligations will exceed net proceeds from the Clean Earth Sale Transaction. Notwithstanding the completion of the Clean Earth Sale Transaction, the receipt of the estimated net proceeds of $40.6 million therefrom, the receipt of the $10.0 million line of credit, the conversion of the Stout Debenture and the restructuring of the Halifax debentures in accordance with the terms described in this document, we may require additional capital to repay outstanding indebtedness and fund ongoing operations. In addition, in light of our current financial condition and the pledge of substantially all of our assets as security for our current indebtedness, we may not be able to raise additional capital on terms that are acceptable to us. Currently all of our assets are subject to liens or pledged as collateral to the existing senior lenders and other purchase money lenders. Additionally, Halifax has a second lien position on all assets. We anticipate that, after the Clean Earth Sale Transaction, all assets will remain subject to liens or pledged on similar terms with the same lenders.

      We are highly leveraged and since our inception, we have financed our operations through a number of stock and debt issuances. To the extent we determine to issue a new series of preferred stock which is senior in right of preference to the outstanding shares of preferred stock, stockholder approval would be required from each series of outstanding preferred stock voting as a separate class. Adequate funds on terms acceptable to us, whether through additional equity financing, debt financing or other sources, may not be available when needed or may result in significant dilution to existing stockholders.

      Our failure to obtain additional capital to finance our working capital needs and repay our debt obligations in adequate amounts and on acceptable terms will negatively impact our business, financial condition and liquidity. See “— If we are unable to meet our payment obligations or comply with the covenants contained in our debt agreements in 2002, we will be required to significantly curtail our operations and it may raise substantial doubt about our ability to continue as a going concern.”

If we are unable to meet our payment obligations or comply with the covenants contained in our debt agreements in 2002, we will be required to significantly curtail our operations and it may raise substantial doubt about our ability to continue as a going concern.

      Our liquidity and our ability to meet our financial obligations and maintain our current operations in 2002 and beyond will be dependent on, among other things, our ability to refinance the Senior Credit Facility, meet our payment obligations under, achieve and maintain compliance with the financial covenants in our debt agreements and provide financing for working capital.

      We are highly leveraged, and during 2000 and 2001 incurred substantial losses from operations, primarily resulting from the significant expenses incurred in our plastic lumber division. Our accumulated deficit and working capital deficit totaled approximately $64.0 million and $55.9 million, respectively as of March 31, 2002. Our obligations to make payments under and maintain compliance with the covenants in the Senior Credit Facility and Master Credit Facility are material financial commitments.

      On September 28, 2001, we notified all of the banks which participate in the Senior Credit Facility, under which as of May 31, 2002 we owed approximately $41.3 million, including accrued interest and fees, that due to lower than expected sales at our plastic lumber division we could not pay the $2.5 million installment of our term loan due September 30, 2001 and certain interest and fees without jeopardizing our business operations. In addition, we were not in compliance with some of the covenants under the Senior Credit Facility as of September 30, 2001. Substantially all of our assets have been pledged as collateral for the Senior Credit Facility.

      On December 12, 2001, we entered into the Forbearance Agreement with the banks participating in the Senior Credit Facility, which was effective as of November 14, 2001, whereby the lenders under the facility agreed to accept interest only payments from us and allowed us to defer the September 30 and December 31, 2001 principal payments until the earlier of February 28, 2002 or the occurrence of a default under the Forbearance Agreement. Pursuant to the terms of this Forbearance Agreement, the lenders also agreed not to take any action against us with respect to the covenant violations as of September 30, 2001 and December 31, 2001. The Forbearance Agreement provided for a forbearance fee of $100,000 payable by us at the termination of the forbearance period. The forbearance period was to have terminated on February 28, 2002 or at the time of a Forbearance Default. Forbearance Defaults included, but were not limited to (i) our failure to comply with any provision of the Forbearance Agreement, (ii) our failure to enter into a definitive agreement for the sale of certain of our assets on or prior to December 31, 2001, (iii) termination of our bonding capacity, or (iv) any other default under the Senior Credit Facility, other than existing and anticipated defaults listed in the Forbearance Agreement.

      In addition, we did not make certain interest or principal payments during fiscal 2002. Although our failure to make these interest and principal payments and the expiration of the forbearance period set forth in the Forbearance Agreement constituted a default under our credit agreements, the senior lenders did not take any action against us with respect to these defaults.

      On April 12, 2002, the senior lenders agreed to the SC First Amendment, effective as of April 12, 2002, which amended the Forbearance Agreement to defer the interest payments due on January 31, February 28, April 1, and April 30, 2002 and the principal payment due on April 1, 2002. Under the terms of the SC First Amendment, the forbearance period was extended to May 31, 2002. The SC First Amendment also required that we make certain payments.

      The SC First Amendment also amended the definition of Forbearance Defaults. Forbearance Defaults under the SC First Amendment included, but were not limited to, (i) our failure to comply with any provision of the Forbearance Agreement; (ii) our failure to enter into a definitive agreement for the sale of certain of our assets on or prior to December 31, 2001; (iii) termination of our bonding capacity; (iv) any other default under the Senior Credit Facility, other than existing and anticipated defaults; or (v) our failure to take certain actions described in the SC First Amendment. See “Proposal One: Clean Earth Sale Transaction — Background of Our Decision to Sell Clean Earth” for a description of these actions.

      On June 14, 2002, we entered into the SC Second Amendment with the senior lenders effective as of May 31, 2002. The SC Second Amendment amends the SC First Amendment to, among other things, extend the Forbearance Period through August 31, 2002. Such extension defers our payments under the Senior Credit Facility, including, but not limited to, a $2.5 million in principal payment that is due on June 30, 2002 and the payment of the total outstanding balance of the Senior Credit Facility that is due on July 1, 2002. The Forbearance Defaults under the SC Second Amendment include, but are not limited to, the following:

•	our failure to comply with any provision of additional agreements under the SC First Amendment and the SC Second Amendment;

•	our failure to deliver to the administrative agent, on or prior to June 14, 2002, (i) a definitive purchase agreement for the sale of Clean Earth on terms and subject to conditions reasonably satisfactory to the senior lenders (it being understood that the form of the purchase agreement delivered to the senior lenders on June 13, 2002 was satisfactory to them); (ii) an agreement from our lenders under the Master Credit Facility, pursuant to which the Master Credit Facility will be restructured on terms (including required amortization) satisfactory to the senior lenders, in their sole discretion, in exchange for a payment of not more than $500,000 upon the closing of the sale of Clean Earth; and (iii) an agreement from Halifax, pursuant to which Halifax agrees to a restructuring of its existing subordinated debt on terms satisfactory to the senior lenders, in their sole discretion, in exchange for a payment of not more than $2.5 million upon the closing of the sale of Clean Earth; and

•	at any time after the execution and delivery of the purchase agreement for the sale of Clean Earth, the failure of such purchase agreement to be in full force and effect; or the determination by any party to the purchase agreement that it will not proceed with the sale of Clean Earth or the failure of such party to work diligently toward the completion of the sale of Clean Earth; or our failure to distribute to our stockholders, on or before August 12, 2002, a proxy statement for the approval of the sale of Clean Earth (which statement will be reasonably satisfactory to the senior lenders).

      As additional consideration for the forbearance, we agreed to enter into additional agreements under the terms of the SC Second Amendment, to (i) pay $303,258.22 of the interest which was due on May 31, 2002 under the Senior Credit Facility on the earlier of (x) the closing date of the sale of Clean Earth or (y) to the extent that any funds are received in connection with the contract for the project known as Remedial Action for Pennsylvania Avenue Landfill located in Brooklyn, New York, on the date of receipt of such funds; and (ii) permit the lenders’ financial consultant to participate in our discussions and negotiations with Halifax and lenders under the Master Credit Facility.

      Under the terms of the SC Second Amendment, the senior lenders consented to the sale of Clean Earth so long as such sale is consummated substantially in accordance with the form of the purchase agreement for the sale of Clean Earth delivered to the senior lenders on June 13, 2002.

      On October 4, 2001, we requested that the participants in the Master Credit Facility, under which as of May 31, 2002 we owed approximately $11.4 million including accrued interest, fees, and penalties, grant a suspension of principal payments on the Master Credit Facility until the earlier of March 31, 2002 or the sale of some of our assets. Through December 31, 2001, we continued to make all scheduled principal payments on the Master Credit Facility. On January 3, 2002, we notified all of the participants in the Master Credit Facility that we would not be making any further principal payments until at least April of 2002. In addition, we did not make the term payment of $1.7 million due January 2, 2002 and, as of September 30, 2001, we were not in compliance with the tangible net worth covenant under the Master Credit Facility, largely due to the restructuring and asset impairment charges recorded in the third quarter of 2001. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” While our failure to make principal payments and to meet the tangible net worth covenant constituted events of default under the Master Credit Facility, none of the lenders that are party to the Master Credit Facility took any action against us.

      On March 18, 2002, we, GE Capital Corp. and the other participants in the Master Credit Facility signed a Forbearance and Modification Agreement, dated as of February 28, 2002, which restructured the Master Credit Facility by allowing us to defer principal payments until April 1, 2002 while continuing to make interest payments and providing a waiver of the September 30, and December 31, covenant violations. In accordance with the agreement, we will be required to make a $500,000 principal payment upon the proposed sale of Clean Earth. In addition, we will be required to make a $2.0 million prepayment on the Master Credit Facility upon the earlier of (i) our obtaining a new revolving credit facility with availability of least $10.0 million to replace our current revolving credit facility; (ii) our exercising the purchase option on, and subsequently obtaining a mortgage against, our Chicago property; or (iii) September 30, 2002. Pursuant to this agreement, commencing on September 1, 2002, the Master Credit Facility will be restructured to a 48-month term. The Forbearance and Modification Agreement also re-sets the minimum tangible net worth covenant for June 30, 2002 and added new covenants for minimum levels of EBITDA commencing March 31, 2002. It also requires us, under certain circumstances, to grant additional security interest to GE Capital Corp. and to the other participants in the Master Credit Facility for some of our property, plant and equipment for which these lenders currently have no security interest.

      On June 5, 2002, we, GE Capital Corp. and the other participants in the Master Credit Facility signed the MC First Amendment, dated as of May 30, 2002. The MC First Amendment (i) extends the forbearance period until the earlier of July 31, 2002 or the closing of the Clean Earth Sale Transaction, and (ii) increases the forbearance fee from 1% to 2% of the obligations outstanding under the Master Credit Facility as of the date of the sale of Clean Earth. The forbearance fee will be due and payable in full on August 1, 2002, regardless of the date of the closing of the Clean Earth Sale Transaction. There can be no assurance that we will be successful in closing the Clean Earth Sale Transaction by or on July 31, 2002 or that we will be able to comply with the other revised terms of the MC First Amendment.

      The Master Credit Facility contains a provision whereby an event which would accelerate payment terms of the Senior Credit Facility would also accelerate the payment terms of the Master Credit Facility to the same due date as the Senior Credit Facility. The Senior Credit Facility has a similar provision with respect to the Master Credit Facility. In addition, defaults under these lending agreements cause defaults, pursuant to cross default provisions, of our other agreements, including, but not limited to, other lending agreements, debenture agreements, lease agreements and other agreements.

      We issued a $4.0 million convertible debenture to Halifax that was due July 1, 2002. The $4.0 million convertible debenture contains a provision which provides that the sale or transfer by us of substantially all of our assets (the sale of Clean Earth is considered to be the sale of substantially all of our assets) gives the holder an option to consider the debenture immediately due and payable and requires us to redeem this debenture at a redemption price equal to 100% of the outstanding principal amount of the debenture or at a premium. Halifax has provided its consent to the Clean Earth Sale Transaction and agreed to restructure this debenture and the other debenture we issued to it subject to the consummation of the Clean Earth Sale Transaction and the execution of definitive documents. See page 10 for a discussion regarding the restructuring of Halifax’s debentures. After restructuring, Halifax will continue to hold a second lien on substantially all of our assets. If the Clean Earth Sale Transaction is not completed, we will be required to retire the $4.0 million convertible debenture issued to Halifax. The Forbearance and Modification Agreement to the Master Credit Facility prohibits us from making any payments of principal, interest or any other amounts due and owing to Halifax, other than the $2.5 million payment related to Halifax’s debenture, Stout or any future subordinated lender for one year from the date of the closing of the proposed sale of Clean Earth, if consummated, unless an equal payment, in addition to all currently scheduled principal and interest payments, is paid to the participants in the Master Credit Facility.

      On April 4, 2002, the maturity date of the $5.0 million convertible debenture payable to Stout, our largest stockholder, was extended from July 1, 2002 to July 1, 2003 in exchange for increasing the interest rate on the debenture from 11.5% to 16%. Some of our officers and directors are the general partners of Stout, including Mark S. Alsentzer, August C. Schultes, III and Gary J. Ziegler. The debenture gives Stout an option, upon the occurrence of certain events of default under the terms of the debenture, to consider the debenture immediately due and payable and requires us to redeem this debenture at a redemption price equal to 100% of the outstanding principal amount of the debenture plus accrued, but unpaid interest and default payments. Our senior lenders have required that Stout convert its debenture into shares of our common stock as a condition to its extension of the $10.0 million line of credit. Subject to the completion of the Clean Earth Sale Transaction and the receipt of stockholder approval, by a letter dated as of May 29, 2002, Stout and we agreed to convert the Stout Debenture into 19,935,808 shares of our common stock at a conversion price of $0.26 per share, which represents the lowest closing price during the four trading days prior to May 29, 2002, in accordance with the Convertible Debenture Purchase Agreement dated December 1, 2000. Stout also agreed to waive past defaults on such debenture. See “Proposal Two: Approval and Ratification of the Issuance of Shares of Our Common Stock Upon Conversion of a Debenture and Exercise of Warrants Issued to Stout Partnership.”

      We currently do not have the financial resources to repay our debt obligations described above as they become due or in the event that current or future events of default are not waived in writing and such debt is immediately due without obtaining new debt and/or equity capital, negotiating different payment terms and/or selling some of our assets. Our current and past failures to comply with the terms of the Senior Credit Facility and Master Credit Facility, as well as the related forbearance agreements and other debt obligations, and the material financial obligations currently contained in the Senior Credit Facility and Master Credit Facility have a material adverse effect upon our liquidity and capital resources and raise substantial doubt our about our ability to continue as a going concern. Due to these factors, we may be forced to seek protection under the Bankruptcy Code or we may be forced into a bankruptcy proceeding by our lenders if the Clean Earth Sale Transaction is not consummated. See “Special Considerations — Special Considerations Relating to Our Business Without Taking into Consideration the Clean Earth Sale Transaction — If we are unable to meet our payment obligations or comply with the covenants contained in our debt agreements in 2002, we will be required to significantly curtail our operations and it may raise substantial doubt about our ability to continue as a going concern.”

      Our independent certified public accountants included an explanatory paragraph in their audit report for the fiscal year ended December 31, 2001 with respect to our consolidated financial statements as of December 31, 2001. This explanatory paragraph states that our recurring losses from operations, accumulated deficit of $61.0 million, working capital deficit of $60.5 million and our inability to make principal and interest payments on our senior debt raise substantial doubt about our ability to continue as a going concern. Furthermore, the factors leading to and the existence of the explanatory paragraph in the report of independent certified public accountants may adversely affect our relationship with potential investors, lenders, customers and suppliers and have an adverse effect on our ability to obtain additional financing.

      Other material financial commitments include payments pursuant to real property leases, equipment leases and manufacturing equipment installment purchases.

      In addition to the Senior Credit Facility and the Master Credit Facility, our other debt instruments contain covenants establishing financial operating restrictions. Our failure to comply with any covenant or material obligation contained in these agreements, absent a waiver from the lenders, would result in an event of default which could accelerate debt repayment terms under the debt agreements. Due to various cross default provisions contained in our credit agreements, an event of default under our debt agreements could accelerate debt repayment terms under other credit agreements, all of which would have a material adverse effect on our liquidity and capital resources.

      If we are not successful in obtaining the necessary waivers and amendments from the Senior Credit Facility and the Master Credit Facility lending groups, fail to consummate the Clean Earth Sale Transaction, or if we are unable to meet our payment obligations or comply with the covenants contained in our debt agreements in the future, we will be required to significantly curtail our operations and it may raise substantial doubt about our ability to continue as a going concern.

We have a history of losses and if we are not able to achieve and maintain profitability, the market price of our common stock could decrease.

      We incurred operating losses during much of our history. Our accumulated deficit totaled approximately $64.0 million as of March 31, 2002. We reported operating losses in our plastic lumber division in excess of $8 million in both 2001 and 2000, exclusive of restructuring and asset impairment charges of $11.5 million and $3.4 million respectively. We also incurred a consolidated operating loss for fiscal 2001 of $34.6 million, inclusive of restructuring and asset impairment charges, and a consolidated net loss of $48.2 million for fiscal 2001.

      In September of 2001, we announced the closing of three of our plastic lumber manufacturing facilities and the leasing of two of our resin processing plants to third parties. We also recorded an acquired intangibles impairment charge related to our environmental recycling division in the fourth quarter of 2001 in the amount of $13.5 million. The following is a summary of restructuring and asset impairment charges we recorded in the third and fourth quarters of 2001:

Write-down for equipment impairment	$8,694,000
Write-down for acquired intangible impairment	$14,616,000
Lease termination, severance and other exit costs	$1,656,000

Total restructuring and asset impairment charges	$24,966,000

      We recorded a significant loss in the third and fourth quarter of 2001 as a result of these charges. The third quarter charges of $11.5 million were composed of approximately $10.0 million of non-cash charges and $1.5 million of charges that will require cash expenditures during the twelve months following the third quarter restructuring charge. The fourth quarter impairment charge of $13.5 million was a non-cash charge.

      If we are not able to restore our profitability, which will depend largely on our ability to substantially increase sales, reduce fixed operating costs, and limit the growth of overhead and direct expenses, the market price of our common stock could decrease and our business and operations could be negatively impacted. See “— If we are unable to meet our payment obligations or comply with the covenants contained in our debt agreements in 2002, we will be required to significantly curtail our operations and it may raise substantial doubt about our ability to continue as a going concern” for further information on our failure to meet some of the financial covenants contained in the Senior Credit Facility and Master Credit Facility.

If our common stock is delisted from the Nasdaq Stock Market, your ability to resell your shares at or above the purchase price would be reduced and the market price of the shares could decrease.

      In order to maintain the listing of our common stock on the Nasdaq Stock Market, we are required to meet specified maintenance standards including the receipt of stockholder approval in connection with the issuance of more than 20% of our outstanding common stock and the maintenance of a minimum bid price of $1.00. In May 2002, we were notified by Nasdaq that we did not meet the Nasdaq maintenance criteria for continued listing on the NASDAQ National Market System due to the decline in our stock price and that our common stock would be delisted on May 24, 2002. We filed an application with Nasdaq to transfer our securities to The Nasdaq SmallCap Market, and the initiation of the delisting proceedings was stayed pending Nasdaq’s review of our application. On June 21, 2002, we were notified by Nasdaq that our application for listing on the Nasdaq SmallCap Market was approved and effective June 25, 2002, our common stock will trade on the Nasdaq SmallCap Market. As a result of our listing on the Nasdaq SmallCap Market, we have until August 13, 2002 to regain compliance with the $1.00 bid price requirement. We may also be eligible for an additional 180 day grace period if we meet certain requirements. In addition, we can transfer back to the Nasdaq National Market if our bid price is $1.00 per share for 30 consecutive trading days by February 10, 2003 and we meet the other criteria for continued listing on the Nasdaq National Market. No assurance can be given as to whether we will be successful in maintaining our Nasdaq SmallCap listing or transferring back to the Nasdaq National Market.

      If we are unable to maintain our listing on the Nasdaq SmallCap Market or transfer to the Nasdaq National Market, we would likely lose some of the market makers making a market in our stock, as well as coverage by our existing analysts, which would reduce your ability to resell our shares. Further, our efforts to seek new analyst coverage would be significantly impaired and the market price for shares of our common stock could decrease. See “— If we are unable to meet our payment obligations or comply with the covenants contained in our debt agreements in 2002, we will be required to significantly curtail our operations and it may raise substantial doubt about our ability to continue as a going concern.”

      If our common stock is delisted from the Nasdaq Stock Market, trading in our common stock may be subject to regulations promulgated by the SEC applicable to “penny stocks.” The SEC defines a “penny stock” to be an equity security not traded on a national securities exchange or Nasdaq that has a market price of less than $5.00 per share, subject to exemptions. For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to a transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about commissions payable to the broker-dealer and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock. If our common stock is subject to the rules on penny stocks, the market liquidity for our common stock could be materially and adversely affected. Any disruption in the liquid market of our common stock could limit our access to the equity markets in the future and could have a materially adverse effect on our business, financial conditions and results of operations.

The failure of our plastic lumber products to perform over their warranty periods, which for some products may be as long as 50 years, could result in decreases in our operating income and stock price.

      Our plastic lumber products are fairly new, have not been on the market for long periods of time, and may be used in applications for which we may have no knowledge or limited experience. Our plastic lumber products may be used in applications that we have little or no historical track record to measure our potential liability as it relates to product warranty or product liability issues. During fiscal 2001, our gross profit declined primarily due to returns of a product by a major customer. Although we believe we have addressed the issues that resulted in these returns and have established an accrued liability that we believe is sufficient to handle product warranty and liability issues, based upon our historical experience to date, there can be no assurance that our current accrual will be sufficient. If our products fail to perform over the extended warranty periods, which for some products on a limited basis are as long as 50 years, we may not have the ability to adequately protect ourselves against this potential liability, which could reduce our operating income and our stock price.

If we are unable to attract and keep employees with the requisite levels of expertise, it could negatively impact our ability to conduct business by reducing revenues or increasing operating expenses.

      Our business requires a significant amount of expertise in a wide variety of functions. We may not be able to maintain employees with the requisite levels of expertise or to attract and keep these employees in the future. Our failure to attract and keep employees with the requisite levels of expertise could negatively impact our ability to conduct business by reducing revenues or increasing operating expenses.

Several of our directors, officers, and employees are affiliated with entities which are significant stockholders of ours, which could result in a conflict of interest.

      Several of our directors, officers, and employees are affiliated, through ownership or otherwise, with the Stout Partnership, which is a significant stockholder, or other entities that have an equity interest in us. See “Security Ownership of Certain Beneficial Owners and Management” and “Proposal Two: Approval and Ratification of the Issuance of Shares of Our Common Stock Upon Conversion of a Debenture and Exercise of Warrants Issued to Stout Partnership.” When our directors who are affiliated with these entities are faced with decisions where we have interests adverse to those entities, a conflict of interest could arise. Since three of our four directors are affiliated with those entities, agreements related to monies provided by some of those entities may not have been the result of arm’s-length negotiations and may include terms and conditions that may be less favorable to us than terms contained in similar agreements negotiated with third parties.

If we are unable to successfully implement our growth strategy, our business may suffer which could result in a decrease in our stock price.

      The success of our growth strategy depends on our ability to continue to increase profit margins by increasing revenues and decreasing operating costs through:

•	Consolidation of plants and operations;

•	Reduced costs of operations;

•	Increased consumer acceptance of alternative wood products;

•	An increased distribution network;

•	Increased sales; and

•	Ability to finance growth.

      Our ability to implement this strategy will depend in large part on whether we are able to:

•	Obtain adequate financing on favorable terms to fund this growth strategy;

•	Develop and expand our customer base;

•	Hire, train, and retain skilled employees;

•	Strengthen brand identity and successfully implement our marketing campaigns;

•	Continue to expand in the face of increasing competition;

•	Continue to negotiate our supply contracts and sales agreements on terms that increase or maintain our current profit margins; and

•	Create sufficient demand for plastic lumber and other products.

      Our inability to implement any or all of these strategies could result in an increase in our losses and profits and our stock price could decrease.

As a result of our acquisition or lease of real estate, we may become liable for the remediation and/or removal of hazardous or toxic substances from that real estate which could result in a decrease in our operating income and stock price.

      From time to time, we acquire or lease storage facilities or other properties in connection with the operation of our business. Under various U.S. federal, state, or local environmental laws, ordinances, and regulations, we could be required to investigate and clean up hazardous or toxic substances or chemical releases at properties we acquire or lease. We could also be held liable to a governmental entity or to third parties for property damage, personal injury, and investigation and cleanup costs incurred by those parties in connection with any contamination. The costs of investigation, remediation, or removal of hazardous or toxic substances may be substantial, and the presence of those substances, or the failure to properly remediate a property, may adversely affect our ability to sell or rent a property or to borrow using a property as collateral. In addition, we could be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from these properties, which could result in a decline in our stock price.

The seasonal nature of our business could hurt our revenues, which could result in a decrease in our stock price.

      Our business is seasonal in nature. Historically, we have generated a substantial portion of our revenues and profits during the second and third quarters of our fiscal year. If for any reason our revenues fall below those normally expected during the second and third quarters of our fiscal year, our stock price could decrease.

Terrorist activities and resulting military and other actions could adversely affect our business and the price of our common stock.

      Terrorist attacks in New York and Washington, D.C. in September of 2001 disrupted commerce and caused major instability in financial markets throughout the United States. The continued threat of terrorism within the United States and the military action and heightened security measures in response to the threat may cause significant disruption to commerce throughout the country and instability in the financial markets. To the extent that the disruptions result in delays or cancellations of customer orders, a general decrease in spending on our products and services, or a general decline in economic conditions, our ability to effectively market, manufacture or ship our products, our business results of the operations and stock price could be materially and adversely affected. We are unable to predict whether the threat of terrorism or the responses to it will result in any long-term commercial disruptions or if the threat or responses will have any long-term material adverse effect on our business, results of operations, financial condition, or the price of our common stock.

Because our plastic lumber products are relatively new, we may encounter resistance from prospective customers which could result in decreased revenues and a decline in our stock price.

      The reclamation and recycling of plastic and the manufacture of plastic lumber for use in construction, and other composite materials containing recycled plastics, are relatively new. A general reluctance exists in the construction industry to use new products before they have been extensively tested, particularly in segments of the construction industry that have exacting performance standards for component materials. In the case of our recycled plastic lumber and composite materials in particular, this testing may be extensive for each prospective customer and may require substantial additional time and resources. In addition, we may experience resistance from prospective customers who are accustomed to more conventional, non-artificial wood materials. Moreover, we may not have sufficient financial and other resources to undertake extensive marketing and advertising activities or to afford the cost of the necessary marketing and sales personnel when it becomes appropriate to broaden our marketing efforts.

If we are not able to obtain our raw materials at commercially reasonable terms, our earnings may be reduced which could result in a decrease in our stock price.

      The availability of low-cost raw materials, namely post-consumer and industrial plastic waste products, is a material factor in our costs of operations. In 2001, we experienced significant cost increases relative to increases in energy related prices which caused our raw material costs to increase substantially during 2001. Although material costs recently decreased, the unavailability, scarcity, or increased cost of these raw materials could continue to affect our profitability. We purchase most of our raw materials through generators of post-consumer and industrial recycled plastic materials. We do not rely on contractual arrangements with our raw materials suppliers and we have no long-term supply contracts. Disruption of our supply sources could reduce our earnings and result in a decrease in our stock price.

If we are unable to develop new technologies, we may not be able to compete effectively, our business could suffer and our stock price could decrease.

      Our products and services involve newly developing technologies and we may be unable to compete effectively in developing and marketing new products and services or in developing or maintaining the know-how, technology, and patents to compete effectively. The public is unaware of these newly developing products and services generally, or as alternatives to more traditional and well-established products. To compete effectively, we must increase public knowledge and acceptance of our products and services and develop and maintain appropriate levels of know-how and technical expertise. Our failure to develop new technologies could have an adverse effect on our ability to compete and our business could suffer causing a decrease in our stock price.

A lack of uniform standards exists in the plastic lumber industry in which we operate that could restrict the growth of plastic lumber products and limit the market for these products, which could result in decreased revenues and a decline in our stock price.

      The American Society for Testing and Materials and other industry trade organizations have established general standards and methods for measuring the characteristics of specific building materials. Users of building materials (and frequently, issuers of building codes) generally specify that the building materials comply with the standards relative to the proposed applications. Since uniform, recognized standards or methods have only recently been established for measuring the characteristics of plastic lumber, potential users may not be aware of this method of judging whether or not plastic lumber may be suitable for their particular requirements, without being informed of these standards by the plastic lumber supplier or otherwise becoming aware of them. The fact that these standards are not well known for plastic lumber may limit the market potential for our building materials and make potential purchasers of these building materials reluctant to use them and result in decreased revenues and a decline in our stock price.

Because the industries in which we operate are subject to extensive regulation, the cost of complying with those regulations, or the liability for not complying, could become substantial which could reduce our revenues and result in a decrease in our stock price.

      Our businesses are subject to extensive laws and regulations designed to protect the environment from toxic wastes and hazardous substances or emissions and to provide a safe workplace for employees. Under current federal regulations, the Resource Conservation & Recovery Act, and Comprehensive Environmental Responsibility, Compensation, and Liability Act, the generator of toxic or hazardous waste is financially and legally responsible for that waste forever, and strictly liable for the clean up and disposal costs. In particular, the business of treating or otherwise handling toxic or hazardous waste materials is fraught with potential liability to handlers if the handling and tracking of wastes is not completed properly. We believe we are either in material compliance with all currently applicable laws and regulations or that we are operating in accordance with appropriate variances or similar arrangements, but we cannot be sure that we will always be deemed in compliance, nor can we be sure that compliance with current laws and regulations will not require significant capital expenditures that could have a material adverse effect on our operations. These laws and regulations are subject to change and could become more stringent in the future. Although state and federal legislation currently provide for procurement preferences for recycled materials, the preferences for materials containing waste plastics are dependent upon the eventual promulgation of product or performance standard guidelines by state or federal regulatory agencies. The guidelines for recycled plastic building materials may not be released or, if released, the product performance standards required by those guidelines may be incompatible with our manufacturing capabilities. It may be necessary to expend considerable time, effort and money to keep our existing or acquired facilities in compliance with applicable environmental, zoning, health, and safety regulations and as to which there may not be adequate insurance coverage. In addition, due to the possibility of unanticipated factual or regulatory developments, the amounts and timing of future environmental expenditures and compliance could vary substantially from those currently anticipated.

If we are not able to maintain our permits and licenses necessary to conduct our business, our revenues and stock price could be reduced.

      Our business, especially our environmental recycling operation, depends on our maintaining permits and licenses from many different federal, state, and local agencies. Due to changing requirements of these agencies, we may be unable to maintain our permits and licenses in the future or that we will be able to modify our permits and licenses, if necessary, to be able to compete effectively. If we are not successful in maintaining the permits and licenses necessary to conduct our business, our revenues and stock price could be reduced.

Because we rely significantly on our trade secrets, our inability to protect these trade secrets could result in reduced revenues and a decrease in our stock price.

      Our businesses involve many proprietary trade secrets, including methods, processes, and equipment designs for which we have not sought patent protection. Rather than rely on patent protection, we have generally chosen to rely on the unique and proprietary nature of our processes. If our trade secrets are disclosed or if our competitors independently develop comparable or superior technology, our revenues and stock price could decline.

      We have obtained licensing rights with respect to patent technology related to manufacturing railroad crossties and structural lumber, but we may be unable to maintain those rights for any length of time. We will seek protection against known infringement of our patents, but our efforts may be unsuccessful. Additionally, our patents may not adequately protect us from similar technology being developed with different formulations or from use of our technology in countries in which we do not have patent protection.

If we are not able to successfully obtain bid work at suitable profitable margins, our operating income will decrease and our stock price may decline.

      Our environmental recycling operation consists of subsidiaries which are highly reliant upon contract bidding as a significant source of revenues. We may not be successful in obtaining bid work in the future or if we do obtain bid work, it may not be at suitable profitable margins. Our failure to successfully obtain bid work at suitable profitable margins may result in a decrease in our operating income and stock price.

The occurrence of an event not fully covered by insurance could reduce our operating income or our revenues which could result in a decrease in our stock price.

      Our business could be disrupted by a variety of occurrences, including:

•	Terrorist activities or military responses;

•	Fires, explosions, or blowouts;

•	Environmental hazards;

•	Hurricanes, floods, fires, or other acts of God; or

•	Product liability occurrences.

      Any of these occurrences could result in substantial losses due to:

•	Injury;

•	Loss of life;

•	Severe damage;

•	Clean-up responsibilities;

•	Regulatory investigation; or

•	Penalties and suspension of operations.

      We maintain insurance coverage against some, but not all, potential risks, however, our insurance may not be adequate to cover all losses or exposure for liability or continue to be available at premium levels that justify its purchase, or continue to be available at all. If an event occurs which is not fully covered by insurance, our revenues and stock price could be reduced.

We may be unable to compete effectively in the industries in which we operate which would reduce our revenues and our stock price.

      All of our businesses operate in highly competitive industries. For example, our recycled plastic lumber business faces competition from other producers of recycled plastic lumber as well as producers of vinyl and aluminum decking, and traditional wood, especially pressured treated wood. We compete against other makers of recycled plastic principally upon the basis of price and quality, as well as the immediate availability of the product. We compete against other products such as pressure treated lumber by emphasizing the superior suitability characteristics of plastic lumber for some of the applications, as well as appealing to the environmental consciousness of consumers.

      Our environmental recycling operations face competition from several large competitors that provide similar services throughout the northeast and Mid-Atlantic States. The resources of these competitors, financial or otherwise, are such that it is very difficult for us to effectively compete. In some instances, our competitors have more revenues, larger market share, better name recognition and more available capital which could make it difficult for us to compete. In addition, the environmental industry is changing as a result of rapid consolidation and our future success may be affected by those changes. Our failure to compete successfully in either the plastic lumber or the environmental industry could reduce our revenues and our stock price.

Sales of our common stock or securities convertible into our common stock in the public market could adversely affect our stock price and our ability to raise funds necessary to grow our business in new stock offerings.

      There were 44,319,456 shares of our common stock outstanding as of May 31, 2002. In addition, we will issue common stock in connection with our outstanding convertible debt and convertible securities or in other transactions including the issuance of 19,935,808 shares of our common stock to Stout, in connection with the conversion of the Stout Debenture. See “Proposal Two: Approval and Ratification of the Issuance of Shares of Our Common Stock upon Conversion of a Debenture and Exercise of Warrants Issued to Stout Partnership.” In addition, assuming the restructuring of the Halifax debentures as described herein, the conversion of the debentures (including interest) and exercise of warrants received or to be received by Halifax would result in the issuance of approximately 4.4 million shares of our common stock to Halifax. Future sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur, could adversely affect prevailing market prices of our common stock and could impair our ability to raise capital through future offerings of equity securities. The sale by these stockholders of significant amounts of shares at any given time could cause the trading price of our common stock to decline.

Anti-takeover provisions may make it more difficult for a third party to acquire control of us, could adversely affect the market price of our common stock and could reduce the amount that stockholders might receive if we are sold.

      “Anti-takeover” provisions contained in Nevada law and in our articles of incorporation, bylaws, and contracts could make it more difficult for a third party to acquire control of us, even if that change in control would be beneficial to stockholders. These provisions could adversely affect the market price of our common stock and could reduce the amount that stockholders might receive if we are sold. These anti-takeover provisions include the following:

•	Our articles of incorporation give our board of directors the authority to issue shares of preferred stock without stockholder approval. Any preferred stock could have rights, preferences, and privileges that could adversely affect the voting power and the other rights of the holders of our common stock.

•	Our bylaws provide for staggered terms for the members of the board of directors, with each board member serving a staggered three-year term.

•	Our employee stock option plan provides that options to purchase our common stock will immediately become exercisable upon a change in control.

INFORMATION ABOUT THE PURCHASER

General

      CEI Holding Corporation was organized with a nominal amount of capital under the laws of Delaware on June 4, 2002 for the purpose of acquiring the outstanding capital stock of Clean Earth, and through Clean Earth and the subsidiaries of Clean Earth engaging in the comprehensive, vertically-integrated environmental services and solutions for industrial waste management, treatment, transportation and disposal. CEI Acquisition Corp. was organized with a nominal amount of capital under the laws of Delaware on May 7, 2002 for the purpose of obtaining senior secured credit financing to finance, in part, the Purchaser’s acquisition of the outstanding capital stock of Clean Earth. It is anticipated that CEI Acquisition Corp. will be merged with and into Clean Earth immediately after the Clean Earth Sale Transaction.

      The Purchaser has not engaged in any operations. Its activities to date have been the negotiation and execution of the Purchase Agreement and the negotiation of a commitment from a group of lenders led by Bank of America, N.A. to provide a $37,000,000 line of credit and commitments from equity sponsors to provide debt and equity financing in the amount of $25,000,000. Currently, the Purchaser does not own or lease any property.

No Market for Purchaser’s Capital Stock

      No public market exists for any of the Purchaser’s capital stock. None of the Purchaser’s capital stock is registered under the Securities Act of 1933 or under the securities laws of any state. After consummation of the Clean Earth Sale Transaction, less than 25 persons will hold shares of the Purchaser’s Common Stock or Preferred Stock. The Purchaser has no history of paying dividends. The Purchaser has not indicated that it has any intention of paying or will be able to pay any dividends on any of its outstanding capital stock in the foreseeable future.

Our Interest in Purchaser

      Upon consummation of the Clean Earth Sale Transaction, we will own a 5% Junior Subordinated Promissory Note in the original principal amount of $3,500,000 (subject to certain rights of set-off), the form of which is attached to this Proxy Statement as Appendix B. Our 5% Junior Subordinated Promissory Note will represent less than 5% of the Purchaser’s total outstanding capitalization. We will not own any equity securities of the Purchaser as of the close of the Clean Earth Sale Transaction.

Management and Ownership of the Purchaser

      The founders, executive officers and directors and, as of June 14, 2002, the sole stockholders of the Purchaser are:

Edward T. Sheehan, President and Director
Mark First, Secretary and Director
Travis Hain, Treasurer and Director
BancAmerica Capital Investors SBIC I, L.P., 50% stockholder
Eos (and various of its affiliates), 50% stockholder

      Mark L. First (37) is a managing director of Eos, a private investment firm based in New York City. Prior to joining Eos in 1994, Mr. First was an investment banker in mergers and acquisitions with Morgan Stanley & Co., Inc. beginning in 1987 until 1994. Mr. First has a B.S. from The Wharton School of the University of Pennsylvania and an M.B.A. from the Harvard Business School.

      Travis Hain (43) is a Managing Director with BancAmerica Capital Investors, a private equity affiliate of Bank of America Corporation and was a founding partner of Capital Investors in 1993. Mr. Hain has prior experience in the Merger & Acquisitions department of NationsBank, where he advised clients with respect to buyouts, acquisitions, and divestitures of companies. He joined NationsBank in 1985 from Manufactures Hanover, where he provided acquisition finance and other financial services to corporations. He serves on the boards of directors of North American Technologies Group, Inc., CEI Holding Corporation, Tepco Energy Resources Inc., FlexSol Holding Corp., GX Technology Corporation and on the board of managers of WorldStrides, LLC and Titan Towers, L.L.C. Mr. Hain earned his M.B.A. from Duke University where he was a Martin L. Black Fellow, and his B.S. in Business Administration from Washington University in St. Louis.

      Mr. Sheehan (59), an independent consultant since 1999, had been Chairman of the Board and Chief Executive Officer of United Road Services, Inc., a roll-up of transport and towing service companies, from 1997, when it was founded by him until 1999. Mr. Sheehan was President and Chief Operating Officer of United Waste Systems, Inc. from December 1992 to August 1997, when it was sold to USA Waste Services, Inc. He was Senior Vice President and Chief Financial Officer of Clean Harbors, Inc., a publicly-held environmental services company, from September 1990 to April 1992. From 1966 to 1990, Mr. Sheehan held several financial and operating positions with General Electric Company (“GE”), including Manager — Finance for GE’s power generation services businesses, factory automation operations and Europe, Africa and Middle East Divisions. Mr. Sheehan serves on the board of directors of Gundle/ SLT Environmental, Inc.

      Mr. Sheehan is to be employed pursuant to a three year agreement providing for a salary of $200,000 per annum for the first year with incremental increases at the discretion of the Board of Directors of the Purchaser. The agreement will provide for annual bonuses based on achievement of certain levels of consolidated earnings before certain fees to management consultants, interest, taxes and depreciation. The agreement will also contain a noncompete covenant for a period of three years from termination.

      The Purchaser has entered into letter agreements with Messrs. Frank Barbella, Theodore S. Budzynski, Steven C. Sands and Michael Goebner, each of whom has a key executive position with Clean Earth or a subsidiary of Clean Earth, providing for each to enter into long term employment agreements with the Purchaser, effective as of the closing of the Clean Earth Sale Transaction. The Purchaser also intends to enter into a similar letter agreement with Mr. Brent Kopenhaver, also a key executive of Clean Earth. Each such person will continue to serve in executive positions with the Purchaser or an operating subsidiary for three years with a three year from termination noncompete covenant. The agreements provide for an initial annual salary ranging from $135,000 to $195,000 with increments and bonuses to be based on the same criteria as set forth above with respect to Mr. Sheehan’s agreement.

Legal Proceedings

      Since the Purchaser is only recently formed, it is not subject to any legal proceedings.

Description of Capital Stock

      The authorized capital stock of the Purchaser consists of (i) 20,000 shares of Common Stock, par value $.001 per share, and (ii) 10,000 shares of Preferred Stock, $.001 par value per share.

      Common Stock. Holders of Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders, do not have cumulative voting rights in the election of directors and are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors of the Purchaser. In the event of liquidation, dissolution or winding-up of Clean Earth, holders of Common Stock are entitled to share ratably in all assets of Clean Earth.

      Preferred Stock. The Certificate of Incorporation of the Purchaser provides its Board of Directors with authority to issue shares of Preferred Stock in one or more series and to fix the powers, designations, rights, preferences and restrictions thereof, including dividend rights, conversion rights, voting rights, redemption terms, liquidation preferences and the number of shares constituting each such series, without any further vote or action by Clean Earth’s shareholders. Currently, there are no shares of Preferred Stock issued or outstanding.

SELECTED FINANCIAL DATA

      You should consider our consolidated financial information set forth below together with the more detailed consolidated financial statements, including the related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this proxy statement.

	Three Months
	Ended March 31,		Years Ended December 31,

	2002	2001	2001	2000	1999	1998	1997

	(In thousands, except per share data)
Statement of Operations Data:
Sales, net	$36,888	$38,636	$174,050	$173,744	$138,545	$72,794	$24,739
Operating income (loss)	504	(3,115)	(34,610)	(5,867)	10,238	1,688	(321)
(Loss) earnings before extraordinary item	(2,810)	(4,972)	(48,163)	(11,447)	3,149	304	(706)
Net (loss) earnings	(2,810)	(4,972)	(48,163)	(12,475)	3,149	304	(706)
Net (loss) earnings per common share — diluted:
(Loss) earnings before extraordinary item	$(0.07)	$(0.16)	$(1.34)	$(0.36)	$0.09	$(0.02)	$(0.05)
Net (loss) earnings	$(0.07)	$(0.16)	$(1.34)	$(0.39)	$0.09	$(0.02)	$(0.05)
Weighted average common shares outstanding —
Diluted	41,028	34,918	36,974	34,297	30,199	18,737	14,054

	March 31,		December 31,

	2002	2001	2001	2000	1999	1998	1997

	(In thousands)
Balance Sheet Data (at end of period):
Cash and cash equivalents	$1,062	$547	$912	$2,211	$1,808	$3,053	$1,170
Working capital (deficit)	(55,872)	146	(60,525)	10,965	12,189	10,422	(474)
Total assets	161,931	192,561	161,669	200,411	166,311	63,336	23,171
Long-term debt, including current maturities	72,622	74,844	71,583	78,162	54,690	26,170	3,222
Total stockholders’ equity	41,176	81,910	43,185	85,742	83,010	24,588	11,466

      On January 1, 2002 we adopted Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets.” Had this Statement been in effect on January 1, 1999, (loss) income before extraordinary item, net (loss) income and (loss) earnings per share would have been as follows (in thousands except earnings per share amounts):

	Three months
	ended March 31,	Twelve months ended December 31,

	2001	2001	2000	1999

(Loss) earnings before extraordinary item	(4,665)	(47,366)	(10,265)	4,098
Net (loss) earnings	(4,665)	(47,366)	(11,293)	4,098
Net (loss) earnings per common share — diluted (loss) earnings before extraordinary item	$(0.15)	$(1.32)	$(0.32)	$0.13
Net (loss) earnings	$(0.15)	$(1.32)	$(0.35)	$0.13

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

      The following discussion is intended to assist in the understanding of our financial position and results of operations for the three months ended March 31, 2002 and 2001 and for the years ended December 31, 2001, 2000 and 1999. You should read this discussion in conjunction with the consolidated financial statements and notes thereto included elsewhere in this proxy statement.

Forward Looking Statements

      When used in this document, the words or phrases “will likely result”, “are expected to”, “will continue”, “is anticipated”, “estimate”, “projected”, “intends to” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to numerous risks and uncertainties, including but not limited to risks associated with our credit facilities and liquidity, the ability to obtain adequate financing on commercially acceptable terms, economic conditions, demand for our products and services, newly developing technologies, regulatory matters, protection of our proprietary technology, the effects of competition from entities with greater financial resources than ours and stockholder dilution.

      Such factors, which are discussed in “Special Considerations,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the notes to the consolidated financial statements, could affect our financial performance and could cause our actual results for future periods to differ materially from any opinions or statements expressed with undue reliance on any such forward-looking statements, which speak only as of the date made. See “Special Considerations” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Business Segments

      We currently have two distinct business segments: manufacturing plastic lumber and environmental recycling. The plastic lumber division manufactures structural and non-structural plastic lumber and a variety of accessory products such as park and site amenities and products for original equipment manufacturers, made from recycled high density polyethylene and in some instances, composite materials. The structural plastic lumber is manufactured under processes that are protected by patents. The environmental recycling division provides environmental recycling services including environmental construction services, upland disposal of dredge materials, beneficial re-use of industrial wastes, and on-site recycling services. The environmental recycling division also operates five plants. Two plants utilize a thermal desorption process, one uses an organic process and one uses a chemical treatment and cold mix process to recycle contaminated soil brought to the plants by third parties as well as their sister environmental service companies. We also have a plant that consolidates and stabilizes oils, solvents and heavy metal contaminated waste for disposal by unrelated companies. We are not dependent upon a single customer or a few customers for either segment of our business. No single customer accounts for sales equal to or greater than 10% of our consolidated revenues.

Purchase Agreement to Sell Clean Earth, Inc.

      On December 29, 2001 we entered into the Original Purchase Agreement, subsequently amended on February 12, 2002, to sell 100% of the capital stock of Clean Earth, our wholly-owned subsidiary, which together with its subsidiaries comprise our environmental recycling division, to New CEI, subject to shareholder approval. New CEI is a newly created Delaware corporation owned by affiliates of Founders, an investment group headquartered in New York, New York.

      On March 5, 2002 the Original Purchase Agreement, which had been terminated by a letter from Founders dated March 4, 2002, was reinstated and amended to allow Founders additional time to meet all of the preconditions to closing the transaction, and to extend the date for which either party to the transaction could terminate the agreement from March 31, 2002 to April 21, 2002.

      We obtained the stockholders’ approval of the Original Clean Earth Sale Transaction at the Special Meeting of our stockholders held on March 19, 2002. Subsequent to the stockholders’ approval of the Original Clean Earth Sale Transaction, New CEI assigned all of its rights and obligations under the Original Purchase Agreement to Purchaser. We entered into the Purchase Agreement with the Purchaser and Clean Earth. See “Summary of the Purchase Agreement.”

      As a result of the proposed sale of Clean Earth and the requirement to reduce to fair value the carrying amount of Clean Earth’s long-lived assets, we recorded an impairment charge of $13.5 million, as required by Statement of Financial Accounting Standard No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of.”

      We anticipate that we will use the estimated $40.6 million of net proceeds to be realized from the Clean Earth sale, if consummated, to retire the Senior Credit Facility in the amount of $40.9 million as of March 31, 2002, including deferred interest and fees, as well as some of our other outstanding indebtedness. If we are unsuccessful in closing this transaction, we will be working with our senior creditors and a number of potential new lenders and investors on an alternative plan to refinance the Senior Credit Facility. In this event, we may be forced to seek protection under the Bankruptcy Code or we may be forced into a bankruptcy proceeding by these lenders.

      Because New CEI had not met all of the preconditions of the Original Purchase Agreement as of March 31, 2002 and since the stockholder approval was applicable only to the specific purchase agreement, we did not account for Clean Earth as a discontinued operation in our 2001 audited consolidated financial statements. We are currently working with the Purchaser to close the Clean Earth Sale Transaction prior to August 31, 2002. Although we believe we are taking all of the actions required of us to consummate this transaction, the outcome is still uncertain due to outstanding conditions precedent to closing which are still unmet.

Business Combinations

      We make decisions to acquire or invest in businesses based on financial and strategic considerations. See Note 4 to the consolidated financial statements for summaries of the business combinations completed in 2000 and 1999. Several of the 1999 acquisitions were accounted for as a pooling of interests. Accordingly, all amounts in the financial statements and related notes include the accounts of the pooled companies as if the mergers took place on January 1, 1998. Charges for merger related expenses in connection with these pooling of interests totaling $1,035,000 in the environmental recycling division and $810,000 in the plastic lumber division were recorded in 1999.

Restructuring and Asset Impairment Charges

2001 Restructuring and Asset Impairment Charge

      In September of 2001 we announced the closing of three of our manufacturing facilities and the leasing of two of our resin processing plants to third parties in an effort to reduce fixed costs, improve customer service and narrow management’s focus to a smaller number of manufacturing facilities, without reducing total manufacturing capacity. With the exception of activities associated with exiting the facilities, the Fontana, California, Denton, Maryland, and Trenton, Tennessee plants were closed on September 28, 2001 and the equipment and manufacturing processes at these plants were transferred to the Chicago, Illinois and Ocala, Florida manufacturing locations. We are currently attempting to obtain a buyout or sublease of the closed facilities. In addition, we have discontinued raw material processing at our Auburn, Massachusetts and Chino, California resin plants have sub-leased these operations to other raw material processors. We will continue raw material processing for our own use at the Chicago and Ocala plants. Approximately 140 full time manufacturing and administrative positions were eliminated in connection with the reduction in facilities. We expect to save approximately $4 million annually, primarily in fixed manufacturing costs as a result of reducing the number of facilities we operate in. The plan of restructure was adopted by management and the board of directors and communicated to employees in late September of 2001. During the fourth quarter of 2001, we recorded an acquired intangibles impairment charge related to the environmental division of $13.5 million. The following is a summary of the restructuring and asset impairment charge recorded in the third and fourth quarter of 2001:

Write-down for equipment impairment	$8,694,000
Write-down for acquired intangibles impairment	14,616,000
Lease termination, severance and other exit costs	1,656,000

Total restructuring and asset impairment charges	$24,966,000

      During 2001 we paid approximately $761,000 in employee termination, lease termination and other exit costs in connection with the restructuring and approximately $895,000 remains in the accrual as of December 31, 2001, primarily for lease termination expenses.

2000 Restructuring and Asset Impairment Charge

      In the fourth quarter of 2000, we committed to a plan of restructure with respect to some of the smaller plants in our plastic lumber division. In connection with the plan of restructure, the Reidsville, North Carolina plant was closed in October of 2000, the Green Bay, Wisconsin and Vernon, California plants were closed in January 2001 and the Sweetser, Indiana facility was closed during the third quarter of 2001. As a result, we recorded the following charges in the fourth quarter of 2000:

Write-down for equipment impairment	$2,319,000
Lease termination and other exit costs in connection with the restructuring	1,098,000

Total restructuring charges in 2000	$3,417,000

      As of December 31, 2000, we had accrued $1,098,000 in connection with lease termination costs. During 2001 we paid approximately $564,000 in lease termination payments and charged this amount against the accrual. In addition, we reversed approximately $154,000 of the accrual for other exit costs related to the 2000 restructuring due to a change in estimate. As of December 31, 2001, we had approximately $380,000 remaining in our 2000 restructuring accrual for lease termination payments. During 2000 and early 2001, we eliminated approximately 300 employees as part of the 2000 restructuring plan. The severance component of the restructuring plan was communicated to the employees in early January 2001. As a result, we recorded a charge of $182,000 in the first quarter of 2001 in connection with severance. The entire $182,000 cost of these severance benefits was paid in 2001 and no balance remains in this accrual.

1999 Restructuring and Asset Impairment Charge

      During the first quarter of 1999, we committed to a plan to restructure and consolidated our two operating divisions and facilities. As part of this plan, the plastic lumber division discontinued the labor intensive flow mold process and converted entirely to the more efficient continuous extrusion method of manufacturing plastic lumber. As a result, we closed our facility in Mulliken, Michigan and one of our facilities in Trenton, Tennessee and recorded the following charges during the first quarter of 1999:

Write-down of flow mold inventory to its raw material value	$2,025,000
Write-down of flow mold equipment to its salvage value	1,315,000
Severance costs in connection with the restructuring	1,075,000
Exit costs in connection with the restructuring	1,330,000

$5,745,000

      Of the total charges recorded, $4,365,000 was recorded by the plastic lumber division and $1,380,000 was recorded by the environmental division, which includes the closing of the environmental division’s Norristown, Pennsylvania facility. The write-down of flow mold inventory was recorded as a component of gross profit within the accompanying consolidated statement of operations. Severance costs relates to the

61 employees from plants that were planned to be closed during the year. Exit costs consist primarily of lease termination and idle plant costs during the changeover.

      During 1999, we terminated 53 employees and paid $697,000 in severance costs. In addition, we charged $973,000 to the exit cost accrual primarily for lease termination and idle plant costs. As of December 31, 1999, we had approximately $378,000 remaining in severance reserves and approximately $357,000 remaining in exit cost reserves, which are primarily for lease termination costs.

      During 2000, we determined that we had $232,000 of excess accrual from the restructuring charges recorded during the first quarter of 1999. The residual excess reserve was reversed in 2000. As of December 31, 2001, no amount remains in exit cost accruals pertaining to the 1999 restructuring.

Results of Operations

Three Months Ended March 31, 2002 Compared to Three Months Ended March 31, and 2001

      Net Sales by Segment. Net sales in the first quarter of 2002 were $36,888,000, a decrease of $1,748,000, or 4.5%, as compared to the first quarter of 2001. Plastic lumber division revenues decreased by 9.3% in the quarter to $14,204,000. Our decision to discontinue resin processing for outside customers resulted in lower revenues of approximately $2 million, partially offset by increased sales of our CAREFREE decking product. Environmental recycling division revenues for the quarter of $22,684,000 were 1.3% lower than in the prior year, as our current liquidity constraints delayed the start of certain projects.

      Gross Profit. Despite lower revenues in both divisions, gross profit in the first quarter of 2002 increased by 131% to $6,429,000, as compared to $2,782,000 in the first three months of 2001. The increase was primarily due to the completion of the restructuring plan at the plastic lumber division during the first quarter of 2002 and, to a lesser extent, higher energy costs and increased start up costs experienced in 2001 for certain long term contracts at the environmental recycling division. Gross profit margin as a percent of revenues in the plastic lumber division increased in the first quarter of 2002 to 22.2%, as compared to 4.7% in the first quarter of 2001. As a result of the restructuring at the plastic lumber division, the division currently operates in three facilities, as compared to the first quarter of 2001 when the division operated in nine facilities. In addition to a significant reduction in fixed manufacturing costs, the restructuring also resulted in more efficient and uniform manufacturing processes and decreased variable manufacturing costs. The environmental recycling division’s gross profit as a percent of revenue increased from 8.9% in 2001 to 14.4% in 2002, mainly due to improved margins at the division’s fixed base treatment facilities and to improved project results in its construction and dredging operations.

      Selling, General and Administrative Expenses. Selling, general and administrative expenses (“SG&A”), excluding a $182,000 restructuring charge at the Plastic lumber division in the first quarter of 2001, increased by 3.7% to $5,925,000, as reduced expenses at both operating divisions were more than offset by increased corporate expenses. The increase in corporate expenses is due primarily to legal fees and proxy solicitation, printing and mailing costs in connection with the proposed sale of the environmental recycling division. These costs totaled approximately $604,000 in the first three months of 2002. SG&A was also favorably impacted by our adoption of Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets”, on January 1, 2002. In connection with the adoption of this standard, we ceased amortization of goodwill effective January 1, 2002. The first three months of 2001 included $307,000 of goodwill amortization expense. The elimination of goodwill amortization in 2002 resulted in reduced SG&A expense of approximately $115,000 for the first 3 months of 2002.

      Operating Income (Loss). The first quarter of 2002 produced operating income of $504,000, as compared to an operating loss of $3,115,000 for the same quarter in 2001. The environmental recycling division had operating income of $1,154,000 in 2002, compared to an operating loss of $363,000 in 2001. Operating income at the plastic lumber division was $810,000 in 2002, compared to an operating loss of $2,132,000 in 2001. The improvement at both divisions is due primarily to the increase in gross profit margins.

      Interest Expense. Interest expense increased by $812,000 from the first quarter of 2001, mainly due to increased amortization of deferred financing costs and debt discounts as compared to 2001. Interest expense was also impacted by a beneficial conversion feature of $250,481 that was recorded in the first quarter of 2002 in connection with a partial conversion of one of our convertible debentures.

      Income Tax Expense (Benefit). We did not record any income tax benefit in 2002, while we recorded a benefit of $710,000 in the first quarter of 2001. We have increased the valuation allowance for our deferred tax assets so that no net tax benefit was recorded in the first quarter of 2002.

      Seasonality. We normally experience a seasonal slow down during the winter months because our environmental operations are located in the Northeast United States where adverse weather and normal ground freezing can impact our performance. Additionally, sales of certain plastic lumber products tend to slow significantly in the winter months.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

      Consolidated Revenues and Operating (Loss) Income. Revenues in 2001 were $174,050,000, compared $173,744,000 in 2000, as the $15,690,000 revenue increase in environmental recycling revenues was almost entirely offset by a similar revenue decline at the plastic lumber division. The operating loss in 2001, excluding restructuring and asset impairment charges, was $9,616,000 compared to in an operating loss of $2,682,000 for 2000. The increase in operating loss was due primarily to a write down of a receivable from a large governmental agency of approximately $3.2 million, declining gross profit margins at both divisions and increased selling, general and administrative expenses.

      In 1999 and 2000 our environmental recycling division was involved in a project with the Pennsylvania Department of Environmental Protection (“PaDEP”) in which work was performed beyond the original scope of the project. The additional work was required in order to meet the objectives of the project, which were mutually agreed upon by the PaDEP and us, and to avoid further consequential damages. The reasons for the increased work, and the costs associated with this work, included a change in federal regulations after the contract was signed which altered the treatment criteria for certain materials, an increase in the amount of soil required to be treated of 123% above the amount indicated necessary by PaDEP, a change in off-site disposal requirements after the contract was awarded, a change in permitted methods of treating waste material after the contract was awarded, an increase above what was estimated in the contract in waste material required to be excavated and unforeseen weather conditions resulting in significant expenses to treat and dispose of rain water runoff from adjoining property. When the project was completed, we put in a claim to PaDEP for approximately $6.7 million as compensation for this additional work, an amount which was disputed by PaDEP. We retained outside counsel and two independent consulting firms with experience in these matters to represent us, and at December 31, 2000 we had a receivable balance of approximately $4.2 million in connection with this claim. This amount was based on management’s expectation of recovery of the extra costs, as well as the advice of our outside counsel as to what we were likely to recover upon completion of the dispute resolution process. On July 19, 2001 PaDEP offered to pay us approximately $284,000 in full and complete settlement of this claim. We rejected this offer and demanded a pre-settlement hearing on this matter, which took place on November 19, 2001. On January 4, 2002 PaDEP rendered a pre-settlement hearing decision and recommended a payment to us of approximately $1 million. Because we strongly believe in the merits of our claim and our ability to support it with the appropriate facts, documentation and expert opinions, we also rejected this offer and proceeded with the next step in the dispute resolution process, which is a formal hearing with the Board of Claims for Pennsylvania. As previously discussed, on December 29, 2001 we entered into an agreement to sell Clean Earth. Under the terms of the agreement we retained all of the rights to this claim for payment. While we believe the expertise of the necessary personnel from Clean Earth will be available to us in any future litigation with respect to this matter, there can be no assurances we will have access to this important resource. While we have every intention of pursuing this claim for the full amount, we established an allowance for this receivable for the difference in the amount offered us in the January 4, 2002 decision and the carrying amount, resulting in a $3,180,000 charge to bad debt expense at December 31, 2001.

      Net Sales By Segment. Sales of plastic lumber products decreased by 21% in 2001 to $57,830,000 compared to $73,214,000 in 2000. The decrease was primarily due to our discontinuance of selling resin to third party customers. Excluding resin sales, sales decreased by $1,796,000, or 3.3% in 2001, as lower sales of slipsheet, fabricated and structural lumber sales were partially offset by increased sales for our Carefree 100% plastic decking materials and for cornerboard packaging products. Plastic lumber revenues were negatively impacted by certain operational inefficiencies where we were not able to fill some orders for decking products during the height of the building season, and we have taken corrective action to address these issues.

      Environmental recycling division revenues increased by 16% in 2001 to $116,220,000 compared to $100,530,000 in 2000. These increased revenues were related to an increase in major projects in the dredging and construction services operations as compared to 2000, as well as a new ash recycling contract awarded to us in early 2001.

      Gross Profit. Consolidated gross profit in 2001 decreased by $2,124,000, or 9%, compared with 2000. The plastic lumber division’s gross profit decreased by $1,591,000, or 24% compared to 2000, mainly due to lower sales. The plastic lumber division’s gross margin as a percentage of sales also declined, from 9.2% in 2000 to 8.9% in 2001. The division’s performance was negatively impacted by an underabsorption of manufacturing overhead resulting from operating as many as nine different manufacturing and recycling facilities while experiencing sales declines in several product lines. We concluded from these events that in order to provide the appropriate level of customer service and achieve the operating margins that are necessary to compete in the businesses in which we operate, we needed to restructure our manufacturing “footprint” by reducing the number of facilities we operate in without reducing our overall manufacturing capacity. We believe we have accomplished this with the final phase of our restructuring plan which began in the fourth quarter of 2000 (see — “Restructuring, Equipment and Inventory Impairment Charges”).

      Gross profit at the environmental recycling division decreased by $533,000 in 2001, or 3%, as compared to 2000. The decrease was due to an increase in lower margin project work, and, to a lesser extent, anticipated losses on a particular contract which was recorded in the fourth quarter of 2001. As a percentage of net sales, gross margin for the environmental recycling division decreased from 18% in 2000 to 15.1% in 2001.

      Selling, General and Administrative Expenses. Selling, general and administrative expenses (“SG&A”) increased by $4,810,000 in 2001 to $32,320,000 compared to $27,510,000 in 2000. SG&A expenses at the environmental recycling division increased by $3,954,000 in 2001, primarily due to the $3.2 million charge to bad debt expense previously discussed. The plastic lumber division decreased its SG&A expenses by $1,541,000 as significant reductions in marketing, selling and administrative overhead were partially offset by an accrual of $1,844,000 in connection with the Southern Wood litigation award (see “Legal Proceedings”). Corporate SG&A expenses increased by $2,397,000, mainly due to expenses related to the common stock purchase agreement with Fusion Capital ($555,000), increased legal expenses due to Southern Wood litigation and, to a lesser extent, employee litigation ($495,000), legal and other expenses associated with the proposed sale of Clean Earth ($312,000), an increase in workers’ compensation liabilities ($662,000) and increased legal, printing and audit fees ($150,000) in connection with our filing a registration statement and the subsequent review by the SEC. As a percentage of net sales, SG&A increased to 18.6% in 2001 from 15.8% in 2000.

      Interest Expense. Interest expense increased by $5,803,000 in 2001 to $12,840,000 as compared to $7,037,000 in 2000. The change was due primarily to an increase in amortization of deferred financing costs ($1,606,000), increased amortization of discounts on convertible subordinated debentures ($588,000), termination of our interest rate swap derivative agreements ($1,080,000) and penalties associated with our failure to file a registration statement in connection with the issuance of a convertible subordinated debenture and a common stock private placement ($410,000) in 2001. The $4,000,000 convertible subordinated debenture issued on June 15, 2001 paid interest at 18% through August 15, 2001 and 25% thereafter. The remainder of the increase was mainly due to amendments in the Senior Credit Facility in 2001 whereby we were prohibited from borrowing based on the more favorable LIBOR rates that were available to us in 2000, and which increased the spread over the prime rate by an additional 150 basis points.

      Income Tax Expense (Benefit). We recorded a provision for income taxes in 2001 of $712,000, as compared to an income tax benefit of $1,188,000 in 2000. During 2001 we determined that it was more likely than not that we would fail to generate sufficient pre-tax income to use any net deferred tax assets. As such, we wrote off the net deferred tax asset of $672,000 that existed at December 31, 2000 and increased our valuation allowance so that no net tax benefit was recorded in 2001.

Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

      Consolidated Revenues and Operating (Loss) Income. Revenues in 2000 were $173,744,000, an increase of $35,200,000, or 25.4%, over 1999. Approximately $ 9,439,000 of the increased revenues is attributable to plastic lumber operations acquired in 2000. As a result of deterioration in gross profit margins at the plastic lumber division and a shift in revenue mix to lower margin services at the environmental division, operating income versus 1999 was reduced by $20,510,000, resulting in an operating loss, excluding restructuring and asset impairment charges, of $(2,682,000) for 2000.

      Net Sales By Segment. Sales of plastic lumber products increased by 38% in 2000 to $73,214,000 compared to $53,046,000 in 1999. Approximately $9,439,000 of the increased revenues is attributable to plastic lumber operations acquired in 2000. As a result of capital expenditures in 2000 to increase capacity, the plastic lumber division’s California, Maryland and Florida manufacturing facilities accounted for $6,983,000 of the increased internal growth for the plastic lumber division.

      Environmental recycling division revenues increased by 18% in 2000 to $100,530,000 compared to $85,498,000 in 1999. These increased revenues are related to several significant projects started in 2000 at the division’s environmental construction operations. Environmental recycling revenues were negatively impacted by abnormally wet weather in the northeastern United States in the first quarter of 2000, which affected all of the soil recycling plants. In addition, revenues were negatively impacted by the three-month shut down of the Soil Remediation of Philadelphia (SRP) facility, now known as Clean Earth of Philadelphia, Inc. (“CEP”), which was retrofitted to process additional waste streams under its newly expanded permit.

      Gross Profit. Consolidated gross profit decreased by $13,540,000, or 35%, compared with 1999, excluding inventory impairment charges. The plastic lumber division’s gross profit decreased $10,020,000, or 60% compared to 1999, excluding inventory impairment charges. Approximately $1 million of this decrease was the result of returns of SmartDeck product that were accepted from a large customer during the third quarter of 2000, due primarily to issues with color variation. Gross profit was also impacted by approximately $1 million of additional expenses related to the associated handling and regrind costs and the write down of inventory for the returned product. In late 1999 and 2000, we invested in a major capacity expansion program to accommodate anticipated sales of SmartDeck for 2000. While SmartDeck sales and production were largely curtailed in the second half of 2000 due to the aforementioned returns and related quality issues, we continued to incur significant fixed manufacturing overhead expenses as a result of the capacity expansion, causing further deterioration of our gross margins throughout the second half of 2000. The returns accepted from this single large customer were outside our normal return policy. We accepted these returns in order to maintain a long-term relationship with this customer. Other than occasional returns customary in the normal course of business, no SmartDeck returns were received from other customers. Net sales of SmartDeck in 2000 were approximately 8% of the plastic lumber division’s 2000 revenues. Net sales to this single customer were approximately 7% of the plastic lumber division’s 2000 revenues. We have since implemented an extensive engineering and manufacturing program to ensure that all products entering the distribution system meet rigorous quality control standards. Gross profit was also negatively impacted by significantly higher material and direct labor costs. While plans have been put into place to reduce these costs in the fourth quarter and in 2001, further increases in the price of oil, which directly impacts our raw material costs, could adversely affect gross margin. Gross margin as a percent of revenues in the plastic lumber division decreased in 2000, from 31.6% in 1999 to 9.2%, excluding inventory impairment charges, primarily due to higher material and labor costs, product returns and associated handling and regrind costs and the write down of inventory that did not meet the newly implemented quality control standards.

      Gross profit at the environmental recycling division decreased by $3,340,000, or 18%, compared to 1999. The decrease was due to a shift in revenue mix to lower margin replacement revenues for construction services and higher natural gas prices at two of our five soil recycling plants. Gross margin at the environmental recycling division decreased to 18.0% in 2000 from 25.3% in 1999. Reduced soil coming to the Clean Earth New Castle, Clean Rock and CEP facilities, the shut down of the CEP facility and lower margin replacement revenues for construction services all contributed to this decline.

      Selling, General and Administrative Expenses. Selling, general and administrative expenses (“SG&A”) increased by $6,970,000 in 2000 to $27,510,000 compared to $20,540,000 in 1999. The increase was primarily due to increases in marketing and promotion and administrative costs at the plastic lumber division, and increased bad debt expense of $1,144,000. Approximately $800,000 of the increase in bad debt expense was due to the bankruptcy filings of three customers and the remainder was due to the growth in revenues. The three customers that declared bankruptcy in 2000 were extended credit based on our normal credit review policies. We believed at the time the product was shipped that these customers had the ability to pay for the products and services received in accordance with our normal sales terms and conditions. As a percentage of net sales, SG&A increased to 15.8% in 2000 from 14.8% in 1999. Cost reduction programs implemented at the plastic lumber division during the third and fourth quarters of 2000 are expected to reverse this trend in 2001.

      Interest Expense. Interest expense increased by $1,572,000 in 2000 to $7,037,000 compared to $5,465,000 in 1999. The increase was primarily due to higher average debt levels in 2000, offset by lower amortization of financing costs, including discounts on convertible subordinated debentures compared to 1999. Total amortization of debt and debenture issuance costs included in interest expense for 2000 was reduced by 41% to $829,000 as compared to $1,410,000 in 1999.

      Income Tax Expense (Benefit). We recorded an income tax benefit of $1,188,000 in 2000, compared to income tax expense of $1,731,000 in 1999 as we had a pre-tax loss, before extraordinary item, of $12,635,000 in 2000 compared to pre-tax income of $4,880,000 in 1999. The tax benefit in 2000 includes the recording of a valuation allowance of $4,269,000, as we determined that it was more likely than not that we would fail to generate sufficient pre-tax income in future years to utilize all of our deferred tax assets.

      Extraordinary Item. In June of 2000, we entered into a new Senior Credit Facility and terminated our previously existing line of credit. In connection with this termination, we incurred an extraordinary loss of $1,028,000, net of taxes, primarily as a result of prepayment penalties and the write off of deferred loan costs pertaining to the terminated credit facility.

      Seasonality. We experience a seasonal slow down during the winter months because our environmental operations are located in the Northeast United States where adverse weather and normal ground freezing can impact our performance. Additionally, sales of some plastic lumber products slow significantly in the winter months.

Liquidity and Capital Resources

      Our liquidity and ability to meet our financial obligations and maintain our current operations in 2002 and beyond will be dependent on, among other things, our ability to refinance the Senior Credit Facility, meet the payment obligations under, achieve and maintain compliance with the financial covenants in all of our debt agreements and provide financing for working capital.

      Capital requirements relating to the implementation of our business plan have been and will continue to be significant. We believe that our ability to generate cash from operations is dependent upon, among other things, increased demand for our products and services and the successful and continuous development of cost effective manufacturing processes, direct marketing and product distribution capabilities. There can be no assurance that we will have sufficient capital resources to permit us to continue implementation of our business plan.

      We are highly leveraged, and during 2000 and 2001 we incurred substantial losses from operations, primarily resulting from the significant expenses incurred in our plastic lumber division and $13.5 million of acquired intangible impairment charges in our environmental recycling division. Our accumulated deficit and working capital deficit totaled approximately $64.0 million and $55.9 million respectively as of March 31, 2002. Our obligations to make payments under and achieve and maintain compliance with the covenants in the Senior Credit Facility and Master Credit Facility are material financial commitments.

      On September 28, 2001, we notified all of the banks which participate in the Senior Credit Facility, under which as of May 31, 2002 we owed approximately $41.3 million, including accrued interest and fees, that due to lower than expected sales at our plastic lumber division we could not pay the $2.5 million installment of our term loan due September 30, 2001 and certain interest and fees without jeopardizing our business operations. In addition, we were not in compliance with some of the covenants under the Senior Credit Facility as of September 30, 2001. Substantially all of our assets have been pledged as collateral for the Senior Credit Facility.

      On December 12, 2001, we entered into the Forbearance Agreement with the banks participating in the Senior Credit Facility, which was effective as of November 14, 2001, whereby the lenders under the facility agreed to accept interest only payments from us and allowed us to defer the September 30 and December 31, 2001 principal payments until the earlier of February 28, 2002 or the occurrence of a default under the Forbearance Agreement. Pursuant to the terms of this Forbearance Agreement, the lenders also agreed not to take any action against us with respect to the covenant violations as of September 30, 2001 and December 31, 2001. The Forbearance Agreement provided for a forbearance fee of $100,000 payable by us at the termination of the forbearance period. The forbearance period was to have terminated on February 28, 2002 or at the time of a forbearance default (“Forbearance Default”), as defined in the Forbearance Agreement. Forbearance Defaults included, but were not limited to (i) our failure to comply with any provision of the Forbearance Agreement, (ii) our failure to enter into a definitive agreement for the sale of certain of our assets on or prior to December 31, 2001, (iii) termination of our bonding capacity, or (iv) any other default under the Senior Credit Facility, other than existing and anticipated defaults listed in the Forbearance Agreement.

      In addition, we did not make certain interest or principal payments during fiscal 2002. Although our failure to make these interest and principal payments and the expiration of the forbearance period set forth in the Forbearance Agreement constituted a default under our credit agreements, the senior lenders did not take any action against us with respect to these defaults.

      On April 12, 2002, the senior lenders agreed to the SC First Amendment, effective as of April 12, 2002, which amended the Forbearance Agreement to defer the interest payments due on January 31, February 28, April 1, and April 30, 2002 and the principal payment due on April 1, 2002. Under the terms of the SC First Amendment, the forbearance period was extended to May 31, 2002. The SC First Amendment also required us to make payments to the senior lenders in the aggregate of approximately $716,000 at various dates between April 12 and May 30, 2002, including all of the costs and expenses pertaining to the senior lenders’ retention of a financial consultant to evaluate the operations, financial records, business prospects, economic value and other aspects of our company. Payments made under the terms of this agreement were to be applied first to amounts payable to the lenders’ financial consultant, second to interest that was due January 31, 2002, third to interest that was due February 28, 2002 and fourth to interest that was due April 1, 2002. We are also required to maintain at all times a retainer with the lenders’ financial consultant of not less than $75,000. As of May 31, 2002 we made all required payments under the SC First Amendment, including $200,000 of payments to the lenders’ financial consultant, except for the payment due May 31, 2002, which the senior lenders agreed to defer until the earlier of the Clean Earth Sale Transaction or the receipt of funds from certain projects.

      The SC First Amendment also amended the definition of Forbearance Defaults. Forbearance Defaults under the SC First Amendment included, but were not limited to: (i) our failure to comply with any provision of the Forbearance Agreement; (ii) our failure to enter into a definitive agreement for the sale of certain of our assets on or prior to December 31, 2001; (iii) termination of our bonding capacity; (iv) any other default under the Senior Credit Facility, other than existing and anticipated defaults; or (v) our failure to do the following:

•	to pay the March invoice of counsel to the administrative agent under the Senior Credit Facility on or before April 15, 2002 or any other invoice of counsel to the administrative agent within 15 days after receipt of such invoice;

•	to make any required payment, not to exceed $715,802.11, under the SC First Amendment;

•	to deliver to the administrative agent, on or before May 10, 2002, an appraisal of our equipment and the equipment of our subsidiaries;

•	to deliver to the administrative agent, on or before April 20, 2002, a letter agreement with Eos providing an exclusivity period during which Eos would conduct due diligence in order to evaluate a potential transaction with Clean Earth, subject to receiving the consent of New CEI allowing the foregoing and any potential transaction arising therefrom; and

•	to comply with any provision of additional agreements described below that we entered into as consideration for the forbearance under the SC First Amendment.

      On June 14, 2002, we entered into the SC Second Amendment with the senior lenders effective as of May 31, 2002. The SC Second Amendment amends the SC First Amendment to, among other things, extend the Forbearance Period through August 31, 2002. Such extension defers our payments under the Senior Credit Facility, including, but not limited to, a $2.5 million in principal payment that is due on June 30, 2002 and the payment of the total outstanding balance of the Senior Credit Facility that is due on July 1, 2002. The Forbearance Defaults under the SC Second Amendment include, but are not limited to, the following:

•	our failure to comply with any provision of additional agreements under the SC First Amendment and the SC Second Amendment;

•	our failure to deliver to the administrative agent, on or prior to June 14, 2002, (i) a definitive purchase agreement for the sale of Clean Earth on terms and subject to conditions reasonably satisfactory to the senior lenders (it being understood that the form of the purchase agreement delivered to the senior lenders on June 13, 2002 was satisfactory to them); (ii) an agreement from our lenders under the Master Credit Facility, pursuant to which the Master Credit Facility will be restructured on terms (including required amortization) satisfactory to the senior lenders, in their sole discretion, in exchange for a payment of not more than $500,000 upon the closing of the sale of Clean Earth; and (iii) an agreement from Halifax, pursuant to which Halifax agrees to a restructuring of its existing subordinated debt on terms satisfactory to the senior lenders, in their sole discretion, in exchange for a payment of not more than $2.5 million upon the closing of the sale of Clean Earth; and

•	at any time after the execution and delivery of the purchase agreement for the sale of Clean Earth, the failure of such purchase agreement to be in full force and effect; or the determination by any party to the purchase agreement that it will not proceed with the sale of Clean Earth or the failure of such party to work diligently toward the completion of the sale of Clean Earth; or our failure to distribute to our stockholders, on or before August 12, 2002, a proxy statement for the approval of the sale of Clean Earth (which statement will be reasonably satisfactory to the senior lenders).

      As additional consideration for the forbearance, we agreed to enter into additional agreements under the terms of the SC Second Amendment, to (i) pay $303,258.22 of the interest which was due on May 31, 2002 under the Senior Credit Facility on the earlier of (x) the closing date of the sale of Clean Earth or (y) to the extent that any funds are received in connection with the contract for the project known as Remedial Action for Pennsylvania Avenue Landfill located in Brooklyn, New York, on the date of receipt of such funds; and (ii) permit the lenders’ financial consultant to participate in our discussions and negotiations with Halifax and lenders under the Master Credit Facility.

      Under the terms of the SC Second Amendment, the senior lenders consented to the sale of Clean Earth so long as such sale is consummated substantially in accordance with the form of the purchase agreement for the sale of Clean Earth delivered to the senior lenders on June 13, 2002.

      On October 4, 2001, we requested that the participants in the Master Credit Facility, under which as of May 31, 2002 we owed approximately $11.4 million including accrued interest, fees, and penalties, grant a suspension of principal payments on the Master Credit Facility until the earlier of March 31, 2002 or the sale of some of our assets. Through December 31, 2001, we continued to make all scheduled principal payments on the Master Credit Facility. On January 3, 2002, we notified all of the participants in the Master Credit Facility that we would not be making any further principal payments until at least April of 2002. In addition, we did not make the term payment of $1.7 million due January 2, 2002 and, as of September 30, 2001, we were not in compliance with the tangible net worth covenant under the Master Credit Facility, largely due to the restructuring and asset impairment charges recorded in the third quarter of 2001. See “Special Considerations — Special Considerations Relating to Our Business Without Taking into Consideration the Clean Earth Sale Transaction — We have a history of losses and if we are not able to achieve and maintain profitability, the market price of our common stock could decrease” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” While our failure to make principal payments and to meet the tangible net worth covenant constituted events of default under the Master Credit Facility, none of the lenders that are party to the Master Credit Facility took any action against us.

      On March 18, 2002, we, GE Capital Corp. and the other participants in the Master Credit Facility signed a Forbearance and Modification Agreement, dated as of February 28, 2002, which restructured the Master Credit Facility by allowing us to defer principal payments until April 1, 2002 while continuing to make interest payments and providing a waiver of the September 30, and December 31, covenant violations. In accordance with the agreement, we will be required to make a $500,000 principal payment upon the proposed sale of Clean Earth. In addition, we will be required to make a $2.0 million prepayment on the Master Credit Facility upon the earlier of (i) our obtaining a new revolving credit facility with availability of least $10.0 million to replace our current revolving credit facility; (ii) our exercising the purchase option on, and subsequently obtaining a mortgage against, our Chicago property; or (iii) September 30, 2002. Pursuant to this agreement, commencing on September 1, 2002, the Master Credit Facility will be restructured to a 48-month term. The Forbearance and Modification Agreement also re-sets the minimum tangible net worth covenant for June 30, 2002 and added new covenants for minimum levels of EBITDA commencing March 31, 2002. It also requires us, under certain circumstances, to grant additional security interest to GE Capital Corp. and to the other participants in the Master Credit Facility for some of our property, plant and equipment for which these lenders currently have no security interest. As of March 31, 2002, we were in compliance with EBITDA covenant.

      On June 5, 2002, we, GE Capital Corp. and the other participants in the Master Credit Facility signed the MC First Amendment, dated as of May 30, 2002. The MC First Amendment (i) extends the forbearance period until the earlier of July 31, 2002 or the closing of the Clean Earth Sale Transaction, and (ii) increases the forbearance fee from 1% to 2% of the obligations outstanding under the Master Credit Facility as of the date of the sale of Clean Earth. The forbearance fee will be due and payable in full on August 1, 2002, regardless of the date of the closing of the Clean Earth Sale Transaction. There can be no assurance that we will be successful in closing the Clean Earth Sale Transaction by or on July 31, 2002 or that we will be able to comply with the other revised terms of the MC First Amendment.

      The Master Credit Facility contains a provision whereby an event which would accelerate payment terms of the Senior Credit Facility would also accelerate the payment terms of the Master Credit Facility to the same due date as the Senior Credit Facility. The Senior Credit Facility has a similar provision with respect to the Master Credit Facility. In addition, defaults under these lending agreements cause defaults, pursuant to cross default provisions, of our other agreements, including, but not limited to, other lending agreements, debenture agreements, lease agreements and other agreements.

      We issued a $4.0 million convertible debenture to Halifax that was due July 1, 2002. The $4.0 million convertible debenture contains a provision which provides that the sale or transfer by us of substantially all of our assets (the sale of Clean Earth is considered to be the sale of substantially all of our assets) gives the holder an option to consider the debenture immediately due and payable and requires us to redeem this debenture at a redemption price equal to 100% of the outstanding principal amount of the debenture or at a premium. Halifax has provided its consent to the Clean Earth Sale Transaction and agreed to restructure this debenture and the other debenture we issued to it subject to the consummation of the Clean Earth Sale Transaction and the execution of definitive documents. See page 10 for a discussion regarding the restructuring of Halifax’s debentures. After restructuring, Halifax will continue to hold a second lien on substantially all of our assets. If the Clean Earth Sale Transaction is not completed, we will be required to retire the $4.0 million convertible debenture issued to Halifax. The Forbearance and Modification Agreement to the Master Credit Facility prohibits us from making any payments of principal, interest or any other amounts due and owing to Halifax, other than the $2.5 million payment related to Halifax’s debenture, Stout or any future subordinated lender for one year from the date of the closing of the proposed sale of Clean Earth, if consummated, unless an equal payment, in addition to all currently scheduled principal and interest payments, is paid to the participants in the Master Credit Facility.

      On April 4, 2002, the maturity date of the $5.0 million convertible debenture payable to Stout, our largest stockholder, was extended from July 1, 2002 to July 1, 2003 in exchange for increasing the interest rate on the debenture from 11.5% to 16%. Some of our officers and directors are the general partners of Stout, including Mark S. Alsentzer, August C. Schultes, III and Gary J. Ziegler. The debenture gives Stout an option, upon the occurrence of certain events of default under the terms of the debenture, to consider the debenture immediately due and payable and requires us to redeem this debenture at a redemption price equal to 100% of the outstanding principal amount of the debenture plus accrued, but unpaid interest and default payments. Our senior lenders have required that Stout convert its debenture into shares of our common stock as a condition to its extension of the $10.0 million line of credit. Subject to the completion of the Clean Earth Sale Transaction and the receipt of stockholder approval, by a letter dated as of May 29, 2002, Stout and we agreed to convert the Stout Debenture into 19,935,808 shares of our common stock at a conversion price of $0.26 per share, which represents the lowest closing price during the four trading days prior to May 29, 2002, in accordance with the Convertible Debenture Purchase Agreement dated December 1, 2000. Stout also agreed to waive past defaults on such debenture. See “Proposal Two: Approval and Ratification of the Issuance of Shares of Our Common Stock Upon Conversion of a Debenture and Exercise of Warrants Issued to Stout Partnership.”

      We currently do not have the financial resources to repay our debt obligations described above as they become due or in the event that current or future events of default are not waived in writing and such debt is immediately due without obtaining new debt and/or equity capital, negotiating different payment terms and/or selling some of our assets. Our current and past failures to comply with the terms of the Senior Credit Facility and Master Credit Facility, as well as the related forbearance agreements and other debt obligations, and the material financial obligations currently contained in the Senior Credit Facility and Master Credit Facility have a material adverse effect upon our liquidity and capital resources and raise substantial doubt our about our ability to continue as a going concern. Due to these factors, we may be forced to seek protection under the Bankruptcy Code or we may be forced into a bankruptcy proceeding by our lenders if the Clean Earth Sale Transaction is not consummated. See “Special Considerations — Special Considerations Relating to Our Business Without Taking into Consideration the Clean Earth Sale Transaction — If we are unable to meet our payment obligations or comply with the covenants contained in our debt agreements in 2002, we will be required to significantly curtail our operations and it may raise substantial doubt about our ability to continue as a going concern.”

      Our independent certified public accountants included an explanatory paragraph in their audit report with respect to our December 31, 2001 consolidated financial statements. This explanatory paragraph states that our recurring losses from operations, accumulated deficit of $61.0 million, working capital deficit of

$60.5 million and our inability to make principal and interest payments on our senior debt raise substantial doubt about our ability to continue as a going concern. Furthermore, the factors leading to and the existence of the explanatory paragraph in the report of independent certified public accountants may adversely affect our relationship with potential investors, lenders, customers and suppliers and have an adverse effect on our ability to obtain additional financing.

      If we are successful in completing the Clean Earth Sale Transaction, we will pay down our entire Senior Credit Facility and certain other indebtedness. While there can be no assurances, we believe that this sale transaction, if consummated, is crucial to allowing us to reorganize our capital structure and cure our liquidity crisis. If the Clean Earth Sale Transaction described above is completed, we believe our remaining assets and business will be sufficient to allow us to generate the necessary capital to fund our operations and meet our debt and other obligations in 2002.

      If we are not successful in completing the proposed sale of Clean Earth, we will be required to seek other alternatives for refinancing our capital structure which could include raising additional equity, selling some of our assets or restructuring the Senior Credit Facility. There can be no assurances that this course of action will be successful. Our failure to refinance our capital structure would require us to significantly curtail our operations and would raise substantial doubt about our ability to continue as a going concern. In this event, we may be forced to seek protection under the Bankruptcy Code or we may be forced into a bankruptcy proceeding by these lenders.

      Cash and cash equivalents totaled $1,062,000 at March 31, 2002, an increase of $150,000 from the $912,000 at December 31, 2001. Cash provided by operating activities amounted to $804,000 for the first three months of 2002, as compared to $1,515,000 for the comparable period in 2001. The following table summarizes the different components of cash provided by operating activities for the three months ended March 31, 2002 and 2001.

	Three Months Ended
	March 31,

	2002	2001

	(Dollar amounts in
	thousands)
Net loss	$(2,810)	$(4,972)
Non-cash charges	3,299	1,771
Decrease (Increase) in accounts receivable	(1,241)	4,326
Decrease in inventories	275	2,474
Increase (Decrease) in accounts payable	2,227	(877)
Changes in other working capital	(946)	(1,207)

Net cash provided by operating activities	$804	$1,515

      Non cash charges consist primarily of depreciation expense, amortization of intangibles, deferred income tax benefit, amortization of deferred financing costs and discounts on convertible debentures and beneficial conversion features of convertible debentures.

      Cash used in investing activities was $1,171,000 in the first three months of 2002, an increase of $422,000 from the prior year. The increase is primarily due to higher capital expenditures at the Plastic lumber division in 2002. Capital expenditures in the first three months of 2002 amounted to $1,218,000, an increase of $386,000 over the same period in 2001. In the first quarter of 2002 the Plastic lumber division completed its restructuring in which all of its products will be manufactured and shipped out of three facilities, as compared to nine facilities in the first quarter of 2001, which required additional capital expenditures to reinstall equipment at its existing facilities.

      Cash provided by financing activities totaled $517,000 for the three months ending March 31, 2002, as compared to cash used in financing activities of $2,430,000 during the comparable period in 2001. During the first three months of 2001, we made a $1,250,000 principal payment on the Senior Credit Facility term loan, paid down $1,300,000 on the Senior Credit Facility revolving line of credit, and made principal payments of $470,000 on the Master Credit Facility. In 2002, we did not make any principal payments on the Senior Credit Facility term loan or on the Master Credit Facility, and we had net borrowings of $500,000 on the Senior Credit Facility revolving line of credit.

      At March 31, 2002, we had a working capital deficit of $55,872,000, compared to $60,525,000 at December 31, 2001. The change is due primarily to the extension of the maturity date of Stout Partnership convertible debenture from July 1, 2002 to July 1, 2003. Stout Partnership is our largest shareholder. Several members of our board of directors and a member of management are affiliated with Stout Partnership.

      On February 2, 2000, we issued a 5% $7,500,000 convertible subordinated debenture (the “Fiscal 2000 Debenture”), which is convertible into shares of our common stock. The original conversion price of the Fiscal 2000 Debenture was the lower of $9.65 or the lowest trading price of our common stock during the four trading days prior to the conversion date, but not less than $8.25 (the “minimum floating conversion price”). The convertible debenture includes a provision that, in the event that the market price of our common stock is less than $8.25 for ten consecutive trading days after the first anniversary of the issuance of the debenture, the holder of the debenture may give notice to us which would require us to, at our option, (a) repurchase the debenture for a cash price equal to 110% of the outstanding principal amount of the debenture plus accrued interest, or (b) reset the minimum floating conversion price to zero (which changes the conversion price to the market price upon conversion, not to exceed $9.6525). The right of the debenture holder to convert the debenture to common stock is limited in that the holder may not convert the debenture if upon such conversion the holder will become a beneficial owner of more than 9.9% of the total issued and outstanding shares of our common stock. If the holder elects to convert and the entire debenture cannot be converted due to this limitation, we must settle in cash that portion of the debenture which cannot be converted to stock when the debenture matures in February of 2005, at 110% of the sum of the outstanding balance of the debenture that is in excess of the limitation and accrued but unpaid interest and default payments.

      On February 20, 2001, the holder of the Fiscal 2000 Debenture exercised its option to have us repurchase the debenture for cash at 110% of the outstanding principal balance plus accrued interest or reset the minimum floating conversion price to zero. We elected not to repurchase the debenture and the minimum floating conversion price was effectively reset to zero. During 2001 the holder of the Fiscal 2000 Debenture converted $2,191,494 of the debenture and $23,801 of unpaid interest into 2,134,742 shares of common stock at prices ranging from $1.00 to $1.05 per share. Also during 2001, the balance of the Fiscal 2000 Debenture increased by $201,764 resulting from interest that was paid in kind. As of December 31, 2001 the outstanding balance on the Fiscal 2000 Debenture was $5,583,579, net of unamortized discounts.

      During the first quarter of 2002 the holder of the Fiscal 2000 Debenture converted an additional $697,000 of principal and $5,105 of unpaid interest into 1,903,031 shares of common stock. We will record a beneficial conversion feature of approximately $323,000 in connection with these conversions.

      On June 15, 2001, we issued a convertible subordinated debenture due May 31, 2002 in the principal amount of $4.0 million (the “Fiscal 2001 Debenture”) and a warrant to purchase 250,000 shares of our common stock, at an initial purchase price of $2.00 per share to Halifax. Halifax paid us $4.0 million for these securities. The principal amount of the Fiscal 2001 Debenture paid interest at a rate of 18% per year through August 14, 2001. On August 9, 2001, the Fiscal 2001 Debenture agreement was amended to change the due date from May 31, 2002 to July 1, 2002.

      We have the option at any time and, upon five business day’s notice, to repurchase all or any part of the Fiscal 2001 Debenture. At August 15, 2001, we did not repurchase the Fiscal 2001 Debenture, nor did we consummate a sale/ leaseback transaction on some of our assets under the terms described in the Fiscal 2001 Debenture Purchase Agreement. As a result, Halifax may convert the principal amount plus accrued interest and any default payments on the Fiscal 2001 Debenture into shares of our common stock. The conversion price of the common stock under the Fiscal 2001 Debenture is a price per share equal to the average of the lowest trading prices of the common stock on the principal trading market for the common stock during any three trading days during the twenty-two trading days immediately prior to the conversion date. Because the Fiscal 2001 Debenture was not repurchased by August 15, 2001 and the sale/leaseback was not completed, in accordance with the terms of the Fiscal 2001 Debenture we: (i) issued to Halifax for no consideration another Warrant to purchase 250,000 shares of our common stock at a purchase price per share equal to 120% of the closing market price of such stock on August 15, 2001, which was $0.90 per share and, (ii) increased the interest rate from 18% to 25%. As of December 31, 2001 the outstanding balance on the Fiscal 2001 convertible debenture was $3,579,144, net of unamortized discounts.

      As part of the financing, we also granted a subordinate lien on all of our assets to Halifax through a Security Agreement, which also secures our obligations under the Fiscal 2000 Debenture due February 5, 2005 and the $1.0 million stated value of the our Series D Convertible Preferred Stock previously sold to Halifax. In addition, the Fiscal 2001 Debenture Purchase Agreement with Halifax required that the shares and associated warrants underlying the Fiscal 2001 Debenture be registered within 90 days of the June 15, 2001 closing date of the agreement. The Fiscal 2001 Debenture Purchase Agreement provides that we pay in cash a default payment of 2.5% of the sum of the outstanding principal amount of the Fiscal 2001 Debenture plus the accrued interest for each thirty day period that the shares are not registered. As of December 31, 2001 we had not filed a registration statement to register these shares and we accrued $350,000 in penalties due Halifax as a result of our failure to register these shares. We will continue to accrue additional penalties in the amount of $100,000 per month until the Fiscal 2001 debenture is retired or we file a registration statement with the SEC and the SEC declares it effective. Pursuant to a letter agreement dated June 5, 2002, Halifax agreed in principal to restructure all securities held by it and liabilities owed to Halifax subject to the execution of definitive agreements and consummation of the Clean Earth Sale Transaction. See “Summary — Restructuring of Halifax’s Debentures.”

      On July 3, 2001, we issued 476,191 shares of common stock to ZLP Master Fund, LTD. and 476,190 shares of common stock to ZLP Master Technology Fund, LTD. at a purchase price of $1.05 per share. This private placement transaction was not registered under the Act in reliance upon the exemption from registration in Section 4(2) of the Act, as a transaction not involving any public offering. Net proceeds after issuance costs of approximately $983,000 were used for general corporate purposes. Because we did not, within 60 days of July 3, 2001, file a registration statement with the SEC to register the resale of these shares as required under the stock purchase agreement, we are required to pay a cash penalty fee to the purchasers of these shares at a rate equal to 1.5% of the outstanding amount purchased for each 30-day period that a registration statement is not filed. As of December 31, 2001 we had not filed a registration statement to register these shares for resale and $60,000 has been accrued in connection with this penalty fee. We will continue to accrue additional penalties in the amount of $15,000 per month until such time as a registration statement is filed with the SEC. On November 1, 2001 we raised an additional $752,000, net of issuance costs, through the issuance of 1,334,000 shares of common stock. These private placement transactions were not registered under the Exchange Act in reliance upon the exemption from registration in Section 4(2) of the Act, as transactions not involving any public offering. The holder of the shares issued on November 1, 2001 has waived all penalties with respect to our failure to register these shares.

      In September of 2000 we issued 1,187,285 shares of our Series D Preferred Stock. The Series D Preferred Stock pays a quarterly cash dividend at an annual rate of 15%, with the initial dividend payable on March 31, 2001. Each share of Series D Preferred Stock was convertible into one share of our common stock at the option of the holder, subject to our certain rights. If these rights are not exercised, the Series D Preferred Stock automatically converts into common stock on March 1, 2002. The net proceeds of $4,100,000 from the issuance of Series D Preferred Stock were used for general corporate purposes.

      We did not pay any of the required cash dividends on the Series D Preferred Stock due to a deterioration in our financial condition. Dividends in arrears on the Series D Preferred Stock amounted to $808,631 at December 31, 2001 and $911,466 at February 28, 2002. On February 28, 2002 we issued a promissory note to each holder of Series D Preferred Stock for the corresponding amount of unpaid dividends owed to each holder. The notes pay quarterly interest at 5% per annum and are due April 1,

2004. On March 1, 2002 all of the 1,187,285 shares of outstanding Series D Preferred Stock were converted into an equal number of shares of common stock.

      In November of 2000 through March 2001, we issued 1,714,285 shares of our Series E Preferred Stock to the Stout Partnership, our largest shareholder. Several members of our board of directors and a member of our management are affiliated with Stout Partnership. The Series E Preferred Stock pays a monthly cash dividend at an annual rate of 10%, with the initial dividend payable on January 15, 2001. All of the Series E Preferred Stock is held by the Stout Partnership, our largest shareholder. Several members of our board of directors and a member of management are affiliated with the Stout Partnership. Each share of Series E Preferred Stock is convertible into one share of our common stock at the option of the holder, subject to our rights. If these rights are not exercised, the Series E Preferred Stock was to have automatically converted into common stock on March 1, 2002. The net proceeds of $3,000,000 from the issuance of Series E Preferred Stock were used for general corporate purposes. There were no dividends in arrears on the Series E Preferred Stock as of December 31, 2001 or February 28, 2002. On March 4, 2002 our Board of Directors extended the automatic conversion date of the Series E Preferred Stock to March 31, 2002. On March 31, 2002, all of the Series E Preferred Stock was converted into common stock.

      On June 30, 2000 we terminated our previously existing line of credit and entered into a new three-year Senior Credit Facility with three banks. The Senior Credit Facility provides for a $30,000,000 term loan and a $15,000,000 revolving credit line. During 2000, the Senior Credit Facility allowed us to select from two interest rate options, one based on a spread over the prime rate and the other based on a spread over the Eurodollar deposit rate. The spread above each interest rate option was determined by our ratio of consolidated debt to EBITDA. Effective with the second amendment to the Senior Credit Facility dated March 12, 2001 the interest rate on all borrowings under the Senior Credit Facility was the prime rate plus 350 basis points.

      Proceeds from the Senior Credit Facility were used to pay down approximately $8.7 million of our existing indebtedness and for general corporate purposes. At March 31, 2002 we had outstanding borrowings under the Senior Credit Facility of $37.9 million, plus additional deferred interest and fees of approximately $3.0 million.

      The Senior Credit Facility requires the maintenance of defined levels of net worth, various financial performance ratios and restrictions on capital expenditures, dividend payments, acquisitions and additional indebtedness.

      At September 30, 2000 we were not in compliance with certain covenant requirements of the Senior Credit Facility for which we received waivers and amendments dated November 13, 2000. In addition to an interest rate increase of 200 basis points and amendment fees of $428,125, the terms of the amendments required us to raise a minimum of $2 million in equity or equity equivalents prior to November 30, 2000, an additional $2 million prior to December 26, 2000, and an additional $500,000 prior to January 31, 2001. The amended terms also put further limits on our capital expenditures, and gave the senior lenders the option to permanently reduce their commitment on the revolving credit line when payments were made on that portion of the Senior Credit Facility by the amount paid.

      At December 31, 2000, we were not in compliance with certain financial covenant requirements of our amended Senior Credit Facility, for which we received a Waiver and Second Amendment dated March 12, 2001. In addition to amendment fees of $106,250, the terms of the amendment required us to raise an aggregate of $6,500,000 of equity or equity equivalents prior to February 28, 2002. The Waiver and Second Amendment also put further limits on our capital expenditures, and contained a provision requiring the Senior Credit Facility be refinanced or paid in full by April of 2002.

      On July 13, 2001, we entered into a Waiver and Third Amendment to the Senior Credit Facility (“Waiver and Third Amendment”) with our senior lenders, the primary terms of which were as follows: (i) to extend the required due date to refinance the Senior Credit Facility until July 1, 2002, (ii) extend terms relative to our borrowing base as defined in the Amendment and (iii) provide for mandatory prepayment when certain of our outstanding claims were collected.

      During 2000, we obtained $14,600,000 in new equipment financing through a Master Credit Facility with GE Capital in order to finance the expansion of its plastic lumber manufacturing facilities. The Master Credit Facility is secured by certain equipment and contains a minimum tangible net worth covenant. At December 31, 2000 we were not in compliance with the minimum tangible net worth covenant. On March 30, 2001, we entered into amendments on the Master Credit Facility with GE Capital to waive the tangible net worth Covenant for the fourth quarter 2000 and amended the covenant for each quarter of 2001. We were required to accelerate a portion of the principal payments on the Master Credit Facility and were required to refinance or repay a portion of the outstanding balance on the Master Credit Facility upon the refinancing or repayment of the Senior Credit Facility.

      On June 4, 2002, we entered into a termination agreement with Fusion Capital which terminates the Fusion Purchase Agreement. See “Summary — Termination of Fusion Capital Agreement.”

      We did not make the payments of $266,667 that were due on December 31, 2001 and December 31, 2000 in connection with an $800,000 note assumed in a 1999 acquisition. On February 4, 2002 we reached an agreement with the holder of the note, Waste Management Inc., to amend the terms of the note whereby it would be due in three equal annual installments beginning December 31, 2002. The agreement also waives the failure to make the aforementioned principal and interest payments that had been due on December 31, 2001 and 2000.

New Accounting Standards

      In June, 1998 the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended, which establishes accounting and reporting standards for derivative instruments, including some derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. This statement became effective for all fiscal quarters of fiscal years beginning after June 15, 2000. We adopted SFAS No. 133 and SFAS No. 138 on January 1, 2001. In accordance with the transition provisions of SFAS No. 133, we recorded a net-of-tax cumulative-effect loss of $453,615 in accumulated other comprehensive income to recognize at fair value two interest-rate swap derivatives that are designated as a cash-flow hedging instruments. As of September 30, 2001, the net-of-tax fair value of these derivatives carried as a component of other comprehensive loss was $1,123,891. In December of 2001, we received notice from the counterparties that they were exercising their rights to terminate the interest rate swap agreements due to our failure to comply with the terms of the Senior Credit Facility. In accordance with the termination notice, the counterparties demanded compensation for their costs of liquidating their corresponding derivative obligations in the amount of $1,080,249. We accrued this amount as interest expense in 2001 and reversed the amounts included within other comprehensive loss in connection with the fair value of the interest rate swap derivatives. As a result of the termination of the interest swap agreements in 2001, comprehensive income for the twelve months ended December 31, 2001 was equal to the net income/loss amounts presented in our statements of operations.

      In July 2001, FASB issued SFAS No. 141, “Business Combinations”, and SFAS No. 142, “Goodwill and Other Intangible Assets”. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, as well as all purchase method business combinations completed after June 30, 2001. SFAS No. 141 also specifies criteria that intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill, noting that any purchase price allocable to an assembled workforce may not be accounted for separately. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 121.

      We adopted the provisions of SFAS No. 141 during 2001 and initially adopted the provisions of SFAS No. 142 on January 1, 2002. Goodwill and intangible assets acquired in business combinations completed before July 1, 2001 continued to be amortized prior to the initial adoption of SFAS No. 142.

      SFAS No. 141 requires that upon adoption of SFAS No. 142 we must evaluate our existing intangible assets and goodwill that were acquired in a prior purchase business combination, and make any necessary reclassifications in order to conform with the new criteria in SFAS No. 141 for recognition apart from goodwill. SFAS No. 142 requires us to reassess the useful lives and residual values of all amortizable intangible assets acquired in purchase business combinations, and make any necessary amortization period adjustments by the end of the first interim period after adoption. In addition, to the extent an intangible asset is identified as having an indefinite useful life, we are required to test the intangible asset for impairment in accordance with the provisions of SFAS No. 142 within six months of adoption. Any impairment loss will be measured as of the date of adoption and recognized as the cumulative effect of a change in accounting principle in the first interim period.

      In connection with the transitional goodwill impairment evaluation, SFAS No. 142 requires us to perform an assessment of whether there is an indication that goodwill is impaired as of January 1, 2002. To accomplish this, we have identified our reporting units and determined the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of January 1, 2002. We have until June 30, 2002 to determine the fair value of each reporting unit and compare it to the reporting unit’s carrying amount. To the extent a reporting unit’s carrying amount exceeds its fair value, an indication exists that the reporting unit’s goodwill may be impaired and we must perform the second step of the transitional impairment test. In the second step, we must compare the implied fair value to all of our assets (recognized and unrecognized) and liabilities in a manner similar to a purchase price allocation in accordance with SFAS No. 141, to its carrying amount, both of which would be measured as of the date of adoption. Any transitional impairment loss will be recognized as the cumulative effect of a change in accounting principle and we would restate our financial statements as of March 31, 2002.

      At December 31, 2001, we had approximately $13.0 million of unamortized goodwill, an unamortized permit in the amount of approximately $8.1 million, which was acquired in a purchase business combination by its environmental recycling division in 1999, and unamortized patents of approximately $600,000, which are subject to the transition provisions of SFAS No. 141 and 142. During the first three months of 2002, we added approximately $372,000 of other intangibles with an estimated useful life of four years which are also subject to these provisions. We have determined that the permit has a useful life of 18 years as of January 1, 2002 and adjusted its amortization from 25 years effective with that date. We are currently evaluating the $13.0 million of unamortized goodwill and expects to record any transition adjustment for this goodwill no later than June 30, 2002. The following table summarizes the carrying value of our amortizable intangible assets:

	March 31,	December 31,
	2002	2001

	(Dollar amounts in
	thousands)
Permit	$9,337	$9,337
Accumulated amortization	(1,385)	(1,269)

Carrying amount — Permit	7,952	8,068
Patents	811	810
Accumulated amortization	(231)	(213)

Carrying amount — Patents	580	597
Other	372	—
Accumulated amortization	(7)	—

Carrying amount — Other	365	—

Total, net	$8,897	$8,665

      During the three months ended March 31, 2002, aggregate amortization expense for our intangible assets was approximately $141,000. As of March 31, 2002, estimated aggregate annual amortization expense for our intangible assets are as follows (in thousands):

Year Ending	Amounts

2002	$541
2003	556
2004	556
2005	556
2006	548

$2,757

      In connection with the initial adoption of SFAS No. 142, we ceased amortization of goodwill as of January 1, 2002. Had goodwill amortization ceased as of January 1, 2001, net loss and loss per diluted common share for the first three months of 2001 would have been reduced by approximately $307,000 and $.01 respectively.

      Also, in July 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations”. That standard requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity will capitalize a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The standard is effective for fiscal years beginning after June 15, 2002, with earlier adoption permitted. We are currently evaluating the effect that the adoption of SFAS No. 143 may have on our consolidated results of operations and financial position.

      In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. While SFAS No. 144 supersedes SFAS No. 121, it retains many of the fundamental provisions of SFAS No. 121. SFAS No. 144 also supersedes the accounting and reporting provisions of Accounting Principles Board (“APB”) Opinion No. 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions,” for the disposal of a segment of a business. However, it retains the requirement in APB Opinion No. 30 to report separately discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. Adoption of SFAS No. 144 on January 1, 2002 had no material effect on our consolidated results of operations and financial position.

Transactions with Related and Certain Other Parties

      On February 2, 1999 Stout made a $5.0 million unsecured loan to us bearing interest at 10%, with an original maturity date of June 30, 2001. Several members of our board of directors and a member of our management are affiliated with Stout. The proceeds were used in the purchase of one of our plastic lumber subsidiaries. Stout borrowed the $5.0 million from PNC Bank and the individual partners have personally guaranteed the loan. We paid $529,055 and $321,644 in interest on this loan in 2000 and 1999 respectively.

      On December 1, 2000 Stout exchanged the $5.0 million unsecured loan into a subordinated convertible debenture of an equal dollar amount with a due date of December 1, 2001, later amended to July 1, 2002 and then to July 1, 2003, with interest payable monthly in arrears at 11.5% per annum which was increased to 16% in connection with the extension of the maturity date to July 1, 2003. We paid $573,204 of interest on this loan in 2001. The debenture is convertible into common stock at the lower of $2.00 per share or the lowest closing price of our common stock during the four trading days prior to but not including the conversion date. The debenture is convertible at any time, in whole or part, at the option of the holder. In consideration of Stout exchanging its unsecured loan for a subordinated convertible debenture and providing funding through Series E Preferred Stock, we granted to Stout 250,000 warrants at the exercise price of $1.50 per share. In consideration for extending the maturity date of the debenture from December 1, 2001 to July 1, 2002, and because some of our assets were not disposed of as of June 1, 2001, on June 1, 2001 we granted an additional 250,000 warrants to purchase our common stock to Stout at an exercise price of $1.50 per share. In addition, during 2000 and 2001 Stout provided us with additional funding of $3,000,000 through the Series E Preferred stock private placement. All of the Series E Preferred Stock was to have converted on March 1, 2002. On March 4, 2002 our Board of Directors extended the automatic conversion date of the Series E Preferred Stock to March 31, 2002. On March 31, 2002 all of the Series E Preferred Stock was converted into common stock. Subject to the completion of the Clean Earth Sale Transaction and the receipt of stockholder approval of the issuance of our shares to Stout, by a letter dated as of May 29, 2002, Stout and we agreed to convert the Stout Debenture into 19,935,808 shares of our common stock at a conversion price of $0.26 per share, which represents the lowest closing price during the four trading days prior to May 29, 2002, in accordance with the Convertible Debenture Purchase Agreement dated December 1, 2000. Stout also agreed to waive past defaults on such debenture. See “Proposal Two — Approval and Ratification of the Issuance of shares of our Common Stock upon Conversion of a Debenture and Exercise of Warrants Issued to Stout Partnership.”

      On March 1, 2002 all of our outstanding Series D Preferred Stock was automatically converted into an equal amount of our common stock in accordance with the Series D Certificate of Designation. The dividends in arrears pertaining to the Series D Preferred Stock was converted into a note payable to each holder of the Series D Preferred Stock in pro rata amounts based on the amount of shares held by each party. In connection with this conversion, A.C. Schultes, Inc., a corporation controlled by August C. Schultes, III, our director, received a note payable in the amount of $110,864. Also in connection with the conversion, a note payable in the amount of $32,979 was issued to Consultants and Planners, Inc. Gary Ziegler, our director, is affiliated with Consultants and Planners, Inc.

      In December 2001, BET received notice regarding BET’s award of the Brooklyn Contract, subject to the satisfaction of certain conditions. These conditions included the issuance of a performance bond on behalf of BET in the amount of $57.5 million at the time of the execution of the Brooklyn Contract. Due to the deterioration in our financial condition during the past year, the insurance company underwriting the performance bond requested a $4.0 million letter of credit and personal guarantors with liquid net worth of approximately $15.0 million in order to issue the performance bond. Neither BET nor us was able to deliver the required letter of credit or to obtain any third parties interested in providing collateral and/or guarantees on our behalf without taking a major portion of the profits from the Brooklyn Contract. During the course of the negotiations with New CEI, New CEI indicated that the receipt of the Brooklyn Contract was critical to New CEI’s decision to proceed with the Original Clean Earth Sale Transaction. In order to permit BET to obtain the Brooklyn Contract and to avoid the termination of negotiations related to the Original Clean Earth Sale Transaction, Mark S. Alsentzer, our director, Chairman, and Chief Executive Officer, and Mr. Schultes established a group of personal indemnitors, including family members and affiliates of the two directors as well as third parties, who were willing to provide the letter of credit and guarantee for the issuance of the performance bond in exchange for a fee of $862,500. In the event that we are successful in completing the proposed transaction to sell Clean Earth, $375,000 of this amount, subject to the conditions described on page 40, will be paid by Clean Earth at the Closing of the Clean Earth Sale Transaction.

      We have a professional services contract with Rosetto & Associates LLC, a private law firm, that performs legal work for us as well as for unrelated third parties. Mr. Rosetto, our Executive Vice President, General Counsel and Secretary, is the sole principal of Rosetto & Associates. Rosetto & Associates billed us $523,305, $465,145 and $355,377 for legal services for the years ended December 31, 2001, 2000 and 1999, respectively, which includes payments to outside attorneys and consultants for our benefit. We billed $160,800, $160,800 and $206,514 to Rosetto & Associates for use of office space, office equipment and other shared services during the years ended December 31, 2001, 2000 and 1999, respectively. In addition, Rosetto & Associates has paid out of pocket expenses on behalf of us for outside attorneys’ and consulting fees of approximately $250,000, $200,000 and $130,000 for the years ended December 31, 2001, 2000 and 1999 respectively.

      Strategic Alliance Group, LLC, which provides redevelopment services for landfills and other industrial properties, has engaged our services in connection with its operations, including, but not limited to, retaining Clean Earth as a subcontractor in connection with a landfill contract between Strategic Alliance Group, LLP and the City of Linden, New Jersey. Some of our officers and employees, including Mark S. Alsentzer and Bruce Rosetto, own a minority interest in Strategic Alliance Group, LLC.

Critical Accounting Policies and Estimates

      We have identified the policies outlined below as critical to our business operations and an understanding of our results of operations. The listing is not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States, with no need for management’s judgment in their application. The impact and any associated risks related to these policies on our business operations are discussed throughout Management’s Discussion and Analysis of Financial Condition and Results of Operations where such policies affect our reported and expected financial results. For a detailed discussion on the application of these and other accounting policies, see Note 1 in the Notes to the Consolidated Financial Statements for the years ended December 31, 2001, 2000 and 1999. Note that our preparation of our consolidated financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates.

Revenue Recognition and Accounts Receivable

      We recognize a significant portion of the revenue and profit at our environmental recycling division as work progresses on long-term contracts using the percentage-of-completion method, which relies on estimates of total expected contract revenue and costs. Recognized revenues and profit are subject to revisions as the contract progresses to completion, and a liability is recorded for estimated losses, if any, on uncompleted contracts. Revenues from our plastic lumber division are recognized at the date the products are shipped and risk of ownership transfers to the customer. Title passes to the customer upon shipment of the goods. We generally do not accept returns or issue credits for damaged or defective merchandise if not notified by the customer within five days from the date of delivery. In the event we accept a claim from a customer, we have sole discretion with regard to replacing the goods, repairing the product or issuing a credit to the customer. We provide for the estimated cost of product warranties at the time revenue is recognized and have established an accrued liability that we believe is sufficient to handle product warranty and liability issues based upon our historical experience to date. We perform ongoing credit evaluations of our customers and adjust credit limits based upon payment history and the customers’ current credit worthiness, as determined by our review of their current credit information. We continuously monitor collections and payments from our customers and maintain a provision for estimated credit losses based upon our historical experience and any specific customer collection issues that we have identified. While such credit losses have historically been within our expectations and the provisions established, we cannot guarantee that we will continue to experience the same credit loss rates that have occurred in the past. Our accounts receivable balance as of December 31, 2001 was approximately $37.3 million, net of allowance for doubtful accounts of approximately $5.2 million.

Inventory

      We value our inventory at the lower of the actual cost to purchase and/or manufacture the inventory or the current estimated market value of the inventory. We write down our finished goods inventory for estimated obsolescence equal to the difference between the cost of that inventory and either its market value or its value as a raw material to be reused in our manufacturing process.

Property, Plant and Equipment

      We record our property, plant and equipment at cost and depreciate over the estimated useful life of the asset on a straight-line basis. We periodically test our property, plant and equipment for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The conditions that would trigger an impairment assessment of our property, plant and equipment would include, but not be limited to, a significant, sustained negative trend in our operating results or cash flows, a decrease in demand for our products, a change in the competitive environment and other industry and economic factors. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to future net cash flows expected to be generated by the asset. If such assets are deemed to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets based on the projected net cash flows discounted at a rate commensurate with the risk of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. We recorded impairment charges on property, plant and equipment of approximately $8.7 million, $2.3 million and $1.3 million for the years ended December 31, 2001, 2000 and 1999, respectively.

Acquired Intangibles

      Acquired intangibles consist of goodwill and permits. We continually evaluate whether events and changes in circumstances warrant revised estimates of useful lives or recognition of an impairment loss of unamortized acquired intangibles. The conditions that would trigger an impairment assessment of unamortized acquired intangibles include a significant, sustained negative trend in our operating results or cash flows, a decrease in demand for our products, a change in the competitive environment and other industry and economic factors. We assess the recoverability of acquired intangibles by determining whether the amortization of the balance over their remaining lives can be recovered through undiscounted future cash flows using a discount rate commensurate with the risk of the acquired intangibles. For the year ended December 31, 2001, we recorded a charge of approximately $14.6 million in connection with impairment of acquired intangibles.

Accounting For Income Taxes

      As part of the process of preparing our consolidated financial statements, we are required to estimate our income taxes. This process involves us estimating our actual current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within our consolidated balance sheet. We must then assess the likelihood that our deferred tax assets will be recovered from future taxable income and to the extent we believe that recovery is not likely, we must establish a valuation allowance. To the extent we establish a valuation allowance or increase this allowance in a period, we must include an expense within the tax provision in the consolidated statement of operations. Significant management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. We have recorded a valuation allowance of $18.8 million as of December 31, 2001, due to uncertainties related to our ability to utilize some of our deferred tax assets, primarily consisting of certain net operating losses carried forward and merger accrual and other accrued expenses, before they expire. The valuation allowance is based on our estimates of taxable income and the period over which our deferred tax assets will be recoverable. In the event that actual results differ from these estimates, or we adjust these estimates in future periods, we may need to establish an additional valuation allowance which could materially impact our financial position and results of operations. The net deferred tax asset as of December 31, 2001 was $0, net of the valuation allowance.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

      Our major market risk exposure is to changing interest rates. We currently do not engage in any hedging activities to manage this risk. At December 31, 2001, we had outstanding indebtedness of $71,583,000, of which $55,295,000 was debt with variable interest rates. A 100 basis point increase in interest rates would reduce our annual earnings and cash flow by approximately $553,000 based on our outstanding debt at December 31, 2001. We also have market risk exposure with respect to petroleum prices. Petroleum prices impact the cost of raw materials at our plastic lumber division. As of March 31, 2002, there have been no significant developments with respect to our exposure to market risk.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth information as of May 31, 2002 with respect to the beneficial ownership of our common stock by: (i) each person who is known by us to be the beneficial owner of five percent (5%) or more of our outstanding common stock, (ii) each of our directors, (iii) our chief executive officer and each other officer whose salary and bonus totaled $100,000 or more during fiscal 2001; and (iv) all of our directors and executive officers as a group. As of May 31, 2002, 44,319,456 shares of our common stock were outstanding.

      The securities “beneficially owned” by an individual are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the SEC. Accordingly they may include securities owned by or for, among others, the wife and/or minor children or the individual and any other relative who has the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power or has the right to acquire under outstanding stock options, warrants and/or convertible debentures within 60 days after the date of this table. Beneficial ownership may be disclaimed as to some of the securities.

	Amount of Shares		Percent
Name and Address**	Beneficially Owned		of Class

Directors and Executive Officers
Mark S. Alsentzer	28,649,512	(1)	43.5%
August C. Schultes, III	28,271,262	(2)	43.6%
Gary J. Ziegler	27,938,668	(3)	43.1%
Kenneth Leung	475,121	(4)	1.1%
Bruce C. Rosetto	212,371	(5)	*
Michael D. Schmidt	167,308	(6)	*
Michael McCann	63,334	(7)	*
John W. Poling	150,000	(8)	*
All directors and executive officers as a group (7 persons)	31,096,562	(9)	46.8%
5% Holders
Stout Partnership	27,397,507	(10)	42.3%
101 Jessup Rd., Thorofare, NJ 08086
Halifax Fund, LP	4,869,729	(11)	9.9%
195 Maplewood Ave., Maplewood NJ 07040

*	Less than 1%.

**	The business address of all of the executive officers and directors is 2300 W. Glades Road, Suite 440 W, Boca Raton, Florida 33431.

(1)	Includes 84,823 shares held directly by Mr. Alsentzer, 5,000 shares owned by Mr. Alsentzer’s spouse, as to which Mr. Alsentzer has shared voting and dispositive power, 1,105,000 shares which Mr. Alsentzer presently has the right to acquire through the exercise of outstanding options, subject to stockholder approval of the Stout Conversion Transaction, 27,397,507 shares, as to which Mr. Alsentzer has shared voting power as a general partner of Stout (see Notes 9 and 10 below), 39,182 shares held by Marrin LLP, a limited partnership, as to which Mr. Alsentzer has full voting power and shared dispositive power, and 18,000 shares held by Adams Oil Inc., as to which Mr. Alsentzer has shared voting and dispositive power.

(2)	Includes 113,827 shares held directly by Mr. Schultes, 27,500 shares which Mr. Schultes has the right to acquire through the exercise of options, 143,000 shares acquired upon the conversion of the Series D Preferred Stock owned by Schultes, Inc. and 285,714 shares held by Schultes, Inc. upon the conversion of the Series E Preferred Stock. Mr. Schultes has the sole voting and dispositive power over the shares held by Schultes, Inc. Includes 285,714 shares held by A.C. Schultes, Inc. upon the conversion of the Series E Preferred Stock. Mr. Schultes has the sole voting and dispositive power over the shares held by A.C. Schultes, Inc. Includes, subject to stockholder approval of the Stout Conversion Transaction, 27,397,507 shares, as to which Mr. Schultes has shared voting power as a general partner of Stout (see Notes 9 and 10 below), and 18,000 shares held by Adams Oil Inc., as to which Mr. Schultes has shared voting and dispositive power.

(3)	Includes 443,666 shares held directly by Mr. Ziegler, 27,500 shares which Mr. Ziegler has the right to acquire through the exercise of options, and 42,857 shares acquired upon the conversion of Series D Preferred Stock owned by Consultants and Planners, Inc. Mr. Ziegler has the sole voting and dispositive power over the shares held by Consultants and Planners, Inc. Includes, subject to stockholder approval of the Stout Conversion Transaction, 27,397,507 shares, as to which Mr. Ziegler has shared voting power as a general partner of Stout (see Notes 9 and 10 below), 18,000 shares held by Adams Oil Inc., as to which Mr. Ziegler has shared voting and dispositive power, and 9,138 shares owned by Bedford 5 LP, as to which Mr. Ziegler has shared voting and dispositive power.

(4)	Includes 6,000 shares held directly by Mr. Leung, 550 shares held by a family member, 15,000 shares Mr. Leung has the right to acquire through the exercise of options, and 453,571 shares owned by EOF II, of which Mr. Leung is a member of the investment committee with shared voting and dispositive power.

(5)	Includes 62,371 shares held directly by Mr. Rosetto and 150,000 shares Mr. Rosetto has the right to acquire through the exercise of options.

(6)	Includes 17,308 shares held directly by Mr. Schmidt and 150,000 shares which Mr. Schmidt has the right to acquire through the exercise of options.

(7)	Includes options to purchase 63,334 shares of our common stock.

(8)	Includes 25,000 shares held directly by Mr. Poling and 125,000 shares which Mr. Poling has the right to acquire through the exercise of options.

(9)	Some of our officers and directors are general partners of Stout, including Mark S. Alsentzer, August C. Schultes, III, and Gary J. Ziegler. All of the shares beneficially owned by Stout are owned by the general partnership, whose ownership is described in the Schedule 13D dated March 13, 1998 and Note 10 below. Each of the individual partners of Stout have voting power and dispositive power equal to their pro rata interest.

(10)	Includes 5,748,842 shares beneficially owned by Stout, 70,000 shares subject to options granted to Stout, 500,000 shares subject to warrants granted to Stout and, assuming approval of the Stout Conversion Transaction by stockholders and completion of the Clean Earth Sale Transaction, 19,935,808 shares subject to the Stout Debenture (plus accrued interest) held by Stout based upon conversion occurring at the conversion price of $0.26 per share. See “Proposal Two: Approval and Ratification of the Issuance of Shares of Our Common Stock upon Conversion of a Debenture and Exercise of Warrants Issued to Stout Partnership.” Also includes 1,142,857 shares acquired upon the conversion of the Series E Preferred Stock.

(11)	Halifax and its investment advisor, The Palladin Group, L.P., share voting and dispositive power with respect to 9.9% of our outstanding shares (4,869,729 shares as of May 31, 2002) and disclaim beneficial ownership with respect to the remaining shares as a result of an ownership limitation contained in agreements entered into between us and which restrict the number of shares of our common stock into which such entities may convert the 5% convertible debenture, 25% convertible debenture, warrants (which are exercisable for 852,642 shares of common stock) and Series D Convertible Preferred Stock (which was converted into 285,714 shares of common stock) to 9.9% of our outstanding common stock or 4,869,729. Yarmouth Investments, Ltd. is the sole general partner of Halifax. Palladin Capital Management, LLC is the sole general partner of Palladin Group. Yarmouth and Palladin Capital Management are controlled by Jeffrey Devers. These amounts do not reflect the proposed restructuring of Halifax’s debentures. Assuming the completion of the restructuring of such debentures, Halifax’s beneficial ownership will be as follows: 2,924,444 shares of common stock which they may acquire upon the conversion of the restructured debentures, and 852,642 shares upon the exercise of outstanding warrants.

MANAGEMENT

      The following table sets forth information regarding our directors and executive officers as of March 31, 2002. Our directors and officers will remain the same upon the completion of the Clean Earth Sale Transaction. Directors are divided into classes which are elected for staggered terms of three years, and serve until the annual meeting of the year in which the terms expire, or until their successors are duly elected and qualify. Officers serve generally pursuant to employment agreements each has with us, and, if no such written agreement exists, then until the next annual meeting of the board of directors or until their successors are elected.

		Director	Expiration
Name of Director/Officer	Age(1)	Since	of Term	Positions with U.S. Plastic Lumber

Mark S. Alsentzer	47	May 1994	2003	Chairman, President & Chief Executive Officer
August C. Schultes, III	55	Feb 1997	2003	Director
Kenneth Ch’uan-K’ai Leung	57	July 1999	2004	Director
Gary J. Ziegler	54	Feb 1997	2005	Director
Michael McCann	38	—	—	Chief Operating Officer
John W. Poling	55	—	—	Chief Financial Officer
Bruce C. Rosetto	43	—	—	Secretary/Executive Vice President and General Counsel
Michael D. Schmidt	52	—	—	Treasurer/Vice President of Finance

(1)	As of March 31, 2002.

      The following is a description of the biographical information of each of our directors for the last five years:

      Mark S. Alsentzer, Chairman, President and Chief Executive Officer. Mr. Alsentzer has been the President and Chief Executive Officer since December 1996, and the Chairman since January 2000. He was previously our Chairman from November 1997 to May 1999. From 1980 to 1992, Mr. Alsentzer served as President of Stout Environmental, Inc., a full service hazardous waste environmental service company. During this period, Stout Environmental Inc. increased its revenues from $2 million to $90 million and the number of employees from 46 to 700. In 1992, Stout Environmental Inc. merged with Republic Industries Inc., where Mr. Alsentzer remained as Vice President of Republic Environmental Systems, Inc. until he joined U.S. Plastic Lumber Corp. In addition, Mr. Alsentzer was a Director of Cemtech, a company which grew from $3 million to $21 million and was sold to Waste Management Inc. in 1991. Mr. Alsentzer was the former Chief Executive Officer and founder of Clean Earth, Inc., which is currently our wholly-owned subsidiary and a leading recycler of contaminated soil and debris located in the northeast, from 1993 to 1996. Mr. Alsentzer has a Bachelor of Science degree in Chemical Engineering from Lehigh University and a Masters in Business Administration from Fairleigh Dickinson University. Mr. Alsentzer also serves as a Director of Mace Security International, Inc. (MACE), a public company, since December 1999, a company that owns and operates car washes throughout the United States.

      August C. Schultes III, Director. Mr. Schultes is Chairman of the Board and Chief Executive Officer of A.C. Schultes, Inc., a contracting and service organization specializing in water well drilling, water and waste water treatment, and pump and motor repair services for over seventy-five years with offices in Maryland, Delaware and New Jersey. He is also the Chairman of the Board and Chief Executive Officer of Life Care Institute, a medical diagnostic center with facilities to perform stress tests, CAT scans, MRI scans and physical therapy located in New Jersey. He was also the founder, Chairman of the Board and Chief Executive Officer of Stout Environmental, Inc. Mr. Schultes is a graduate of Penn State University and has a Bachelor of Science degree in Civil Engineering.

      Gary J. Ziegler. Director. Mr. Ziegler is President of Consultants and Planners, Inc., which provides operating services to several water utility companies in New Jersey. Mr. Ziegler is a Professional Engineer and Professional Planner in New Jersey, a Professional Engineer in Maryland, Pennsylvania, Ohio and New York and a member of the American Society of Civil Engineers and the National Society of Professional Engineers. He was President of W.C. Services, Inc. and Vice President of Stout Environmental, Inc. Mr. Ziegler is a graduate of Clemson University with a Bachelor of Science degree in Civil Engineering.

      Kenneth Ch’uan-K’ai Leung. Director. Mr. Leung heads the Corporate Finance Department of Sanders Morris Harris in New York City and is the Chief Investment Officer of Environmental Opportunities Funds I and II. Prior to joining Sanders Morris Harris, Inc. in 1995, Mr. Leung was a Managing Director at Smith Barney from 1978 to 1994. He has been an Institutional Investor All Star analyst for twenty-one years and has been involved in many of the major environmental service investment banking transactions over the last sixteen years. Mr. Leung was a Vice President at F. Eberstadt Co. from 1974 to 1978 and an Assistant Treasurer at Chemical Bank from 1967 to 1974. Mr. Leung holds a Masters in Business Administration degree in Finance from Columbia University and a Bachelor of Arts degree in History from Fordham College. He serves on the Board of Directors of Zahren Alternative Power Corp., Capital Environmental Resource Inc., Avista Resources, Inc., Synagro Technologies, Inc. and Northstar Passenger Services Ltd. Sanders Morris Harris, Inc. is the Investment Banker which rendered the fairness opinion in connection with the Clean Earth Sale Transaction.

      The following is a description of our officers who are not also directors:

      Michael T. McCann was named Chief Operating Officer in February 2002. Mr. McCann joined us in July 1999 and has been primarily responsible for managing the engineering plastics division of U.S. Plastic Lumber Ltd., inclusive of sales and operational responsibilities. As Senior Vice President of Engineered Products. Mr. McCann led his division, through internal growth and acquisition, from $4.5 million in sales to $25 million in sales within three years. He was also responsible for profit and loss in his division, senior sales management for all divisions, acquisitions and new product development. Prior to joining USPL, Mr. McCann was President of Brigadoon Industries, Inc., an extrusion manufacturer of recyclable plastic profiles for the produce industry. He served as President of Brigadoon Industries, Inc. from November 1993 until its acquisition by us on June 30, 1999. From January 1990 to June of 1993, he served as President of Surface Concepts of South Florida (a commercial floor covering products distributor), in which his primary function was full P&L responsibility, including multi-site operations, sales and vendor recruiting and management.

      John W. Poling is our Chief Financial Officer, a position he has held since 1999. Mr. Poling is responsible for our overall financial reporting and SEC reporting, accounting operations and accounting controls. Prior to joining us in early 1999, Mr. Poling was Vice President of Finance at Eastern Environmental Services, Inc. from 1996 to 1999. Mr. Poling has held senior financial positions in publicly-held environmental services companies since 1979, and served as Vice President and Treasurer of Smith Technology Inc. from 1994 to 1996, Vice President, Finance and Chief Financial Officer of Envirogen, Inc. from 1993 to 1994, President of Tier Inc. from December 1992 to September 1993, and Vice President-Finance and Chief Financial Officer of Roy F. Weston, Inc. from 1989 to 1992. Mr. Poling received a B.S. degree in Accounting from Rutgers University.

      Bruce C. Rosetto is Executive Vice President and General Counsel/ Secretary, a position he has held since 1997. Mr. Rosetto joined us in January 1997 and his primary responsibilities are acting as General Counsel, providing management support, and performing the functions as corporate secretary. Mr. Rosetto was a partner in a New Jersey law firm, Paschon, Feurey, and Rosetto from 1982 to 1986. In 1986, Mr. Rosetto became Chairman and Chief Executive Officer of Consolidated Waste Services of America, Inc., a fully integrated environmental company. Mr. Rosetto built that company primarily through mergers and acquisitions into one of the largest privately owned environmental companies in New Jersey until its acquisition by USA Waste Services. In 1994, he became Chairman and Chief Executive Officer of Hemo Biologics International, Inc., a biologic products company. He graduated from LaSalle University in 1979 with a B.A. Degree in Political Science, and from Villanova University School of Law in 1982, with a J.D. degree. He is currently a member of both the Florida and New Jersey Bars.

      Michael D. Schmidt is Treasurer and Vice President of Finance, positions he has held since 1997. Mr. Schmidt joined us in December 1997. Mr. Schmidt has over 20 years of public and private accounting experience including ten years in the environmental industry. Prior to joining us, Mr. Schmidt served as Chief Financial Officer of Republic Environmental Systems, Inc., a publicly traded company and a leading environmental service provider, headquartered in Blue Bell, Pennsylvania, a position he held for approximately ten years. Mr. Schmidt has a B.S. degree in Business Administration from Rowan University and is a Certified Public Accountant in the State of New Jersey.

INDEPENDENT ACCOUNTANTS

      The consolidated financial statements and schedules as of December 31, 2001, 2000 and 1999 and for each of the three years in the period ended December 31, 2001 were audited by KPMG LLP. Our board has selected BDO Seidman, LLP to serve as our independent accountants for the year ended December 31, 2002. Representatives of BDO Seidman, LLP are expected to be present at the Special Meeting with an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

      The pro forma financial information included in this proxy statement has been prepared by, and is the responsibility of, our management. Neither BDO Seidman, LLP nor KPMG LLP has examined or compiled the accompanying pro forma financial information and, accordingly, neither BDO Seidman, LLP nor KPMG LLP expresses an opinion or any other form of assurance with respect thereto.

STOCKHOLDER PROPOSALS

      Pursuant to the proxy rules promulgated under the Exchange Act, the deadline for providing us timely notice of any stockholder proposal to be submitted outside of the Rule 14a-8 process for consideration at our Annual Meeting to be held in 2003 (the “2003 Annual Meeting”) will be March 12, 2003. As to all such matters which we do not have notice on or prior to March 12, 2003, discretionary authority will be granted to the persons designated in our proxy related to the 2003 Annual Meeting to vote on such proposal. This change in procedure does not affect the Rule 14a-8 requirements applicable to inclusion of stockholder proposal in our proxy materials related to the 2003 Annual Meeting. A stockholder proposal must be submitted to us at our offices located at 2300 Glades Road, Suite 440W, Boca Raton, FL, 33431 by December 29, 2002 to receive consideration for inclusion in our proxy materials. Any such proposal must also comply with the proxy rules under the Exchange Act, including Rule 14a-8.

OTHER MATTERS

      Our board knows of no other business to be presented at the Special Meeting, but if any other matters should properly come before the Special Meeting, it is intended that the persons named in the accompanying proxy card will vote the same in accordance with their own judgment and discretion, and authority to do so is included in the proxy.

FORWARD-LOOKING STATEMENTS

      Some of the information in this proxy statement may contain “forward-looking statements”. Forward-looking statements can be identified by the use of forward-looking language such as “will likely result,” “may,” “are expected to,” “is anticipated,” “estimate,” “projected,” “intends to” or other similar words. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Forward-looking statements are subject to risks and uncertainties, including but not limited to the risks which are described in detail under “Special Considerations” and elsewhere in this proxy statement. When considering these forward-looking statements, you should keep in mind these special considerations and other cautionary statements in this proxy statement. You should not place undue reliance on any forward-looking statement which speaks only as of the date made.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the SEC. So long as we are subject to the SEC’s reporting requirements, we will continue to furnish the reports and other required information to the SEC. You may read and copy any reports, statements and other information we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operations of the Public Reference Room. Our SEC filings are also available on the SEC’s Internet site (http://www.sec.gov). The information on this web site is not and should not be considered part of this document and unless otherwise indicated above, is not incorporated into this proxy statement by reference. This web address is, and is only intended to be, an inactive textual reference.

      Our common stock is traded on the Nasdaq National Market under the symbol “USPL.” You may also read reports, proxy statements and other information we file at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, DC 20006.

      Stockholders are urged to sign the enclosed proxy, which is solicited on behalf of the board of directors, and to return it as soon as possible in the enclosed envelope.

By order of the Board of Directors

/s/ MARK S. ALSENTZER

Mark S. Alsentzer
Chairman, President and Chief Executive Officer

Boca Raton, Florida

                    , 2002

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
At March 31, 2002 and December 31, 2001

	2002	2001

	(Unaudited)

	(Dollar amounts
	in thousands except
	share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,062	$912
Accounts receivable, net of allowance for doubtful accounts of $4,974 and $5,171, respectively	38,185	37,316
Inventories	5,458	5,666
Prepaid expenses and other assets	2,730	2,351

Total current assets	47,435	46,245
Property, plant and equipment (net)	86,440	86,916
Assets held for sale	1,071	1,071
Goodwill (net)	13,031	13,031
Other intangibles	8,897	8,665
Other assets	5,057	5,741

Total assets	$161,931	$161,669

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$32,885	$30,658
Notes and capital leases payable, current portion	52,150	51,779
Accrued expenses	8,986	9,182
Convertible subordinated debentures, net of unamortized discount	3,798	3,579
Convertible subordinated debentures — affiliates, net of unamortized discount	—	5,000
Restructuring accrual	648	1,275
Other liabilities	4,840	5,297

Total current liabilities	103,307	106,770
Notes and capital leases payable, net of current portion	6,323	5,641
Deferred income taxes and other liabilities	609	324
Minority interest	165	165
Convertible subordinated debentures, net of unamortized discount	5,351	5,584
Convertible subordinated debentures — affiliates, net of unamortized discount	5,000	—

Total liabilities	120,755	118,484

STOCKHOLDERS’ EQUITY
Convertible preferred stock, par value $.001; authorized 5,000,000 shares; Series “D” 15%, issued and outstanding 0 and 1,187,285 shares, respectively	—	1
Series “E” 10%, issued and outstanding 0 and 1,714,285 shares, respectively	—	2
Common stock par value $.0001, authorized 100,000,000 shares; issued and outstanding 44,319,286 and 39,611,392 shares, respectively	4	4
Additional paid-in capital	105,158	104,177
Accumulated deficit	(63,986)	(60,999)

Total stockholders’ equity	41,176	43,185

Total liabilities and stockholders’ equity	$161,931	$161,669

See accompanying notes to condensed unaudited consolidated financial statements.

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Three Months Ended March 31, 2002 and 2001

	2002	2001

	(Dollar amounts in thousands
	except share and per share data)

	(Unaudited)
Sales, net	$36,888	$38,636
Cost of goods sold	30,459	35,854

Gross profit	6,429	2,782
Selling, general and administrative expenses	5,925	5,715
Restructuring and asset impairment charge	—	182

Operating income (loss)	504	(3,115)
Interest and other income	83	18
Interest expense	3,397	2,585

Loss before income taxes	(2,810)	(5,682)
Income tax benefit	—	(710)

Net loss	(2,810)	(4,972)
Preferred stock dividend earned	177	680

Net loss attributable to common stockholders	$(2,987)	$(5,652)

Net loss per common share — Basic	$(0.07)	$(0.16)
Net loss per common share — Diluted	$(0.07)	$(0.16)
Weighted average common shares outstanding:
Basic	41,028,479	34,918,105
Diluted	41,028,479	34,918,105

See accompanying notes to condensed unaudited consolidated financial statements.

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Three Months Ended March 31, 2002 and 2001

	2002	2001

	(Dollar amounts in
	thousands except
	share data)
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,810)	$(4,972)

Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	1,591	1,601
Amortization	271	513
Deferred income tax benefit	—	(710)
Amortization of deferred financing costs	863	249
Reduction of discounts on convertible subordinated debentures	271	118
Interest expense paid in kind	64	—
Beneficial conversion feature of convertible subordinated debentures	250	—
Gain on sale of property, plant & equipment	(11)	—
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(1,241)	4,326
Inventories	275	2,474
Prepaid expenses and other current assets	(379)	477
Other assets	(309)	(1,677)
Accounts payable	2,227	(877)
Other liabilities	110	(561)
Accrued expenses	(368)	554

Net cash provided by operating activities	804	1,515
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures for property and equipment	(1,218)	(832)
Divestitures of property, plant and equipment	47	83

Net cash used in investing activities	(1,171)	(749)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the sale of common stock, net of issuance costs	376	6
Proceeds from the sale of preferred stock, net of issuance costs	—	1,000
Proceeds from notes payable	500	—
Payments of notes payable	(359)	(3,436)

Net cash provided by (used in) financing activities	517	(2,430)

Net change in cash and cash equivalents	150	(1,664)
Cash and cash equivalents, beginning of period	912	2,211

Cash and cash equivalents, end of period	$1,062	$547

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$744	$1,831
Income taxes	$4	$4
Number of shares issued during the period for non-cash transactions:
Compensation — employees and directors	4,400	4,400
Litigation settlements	—	45,000
Conversion of debenture and preferred stock	3,903,494	—
Investment banking and commitment fees	—	200,000

See accompanying notes to condensed unaudited consolidated financial statements.

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONDENSED UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.     Nature of Operations and Basis of Presentation

     Nature of Operations

      U.S. Plastic Lumber Corp. and its subsidiaries (collectively the “Company”) are engaged in the manufacturing of recycled plastic lumber and other products and environmental remediation services, including recycling of soils that have been exposed to hydrocarbons and the beneficial reuse of dredge materials. The Company’s plastic lumber customers are located primarily throughout the United States, however the Company does have a small number of international customers. The Company’s environmental remediation, dredge and soil recycling customers are located primarily in the Northeastern United States.

     Basis of Presentation

      The Company’s consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial reporting and the regulations of the Securities and Exchange Commission (“SEC”) for quarterly reporting. The interim consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s annual report on Form 10-K as filed with the SEC for the year ended December 31, 2001. Management acknowledges its responsibility for the preparation of the accompanying interim condensed consolidated financial statements which reflect all adjustments considered necessary, in the opinion of management, for a fair statement of the results of interim periods presented. The results of operations for the interim periods are not necessarily indicative of the results of operations for the entire year. Where appropriate, certain amounts for 2001 have been reclassified to conform to the 2002 presentation.

2.     Liquidity and Capital Resources

      The Company’s liquidity and ability to meet its financial obligations and maintain its current operations in 2002 and beyond will be dependent on, among other things, its ability to refinance its Senior Credit Facility, its ability to meet its payment obligations under, achieve and maintain compliance with the financial covenants in all of its debt agreements and to provide financing for working capital.

      The Company is highly leveraged, and during 2000 and 2001 incurred substantial losses from operations, primarily resulting from the significant expenses incurred in its plastic lumber division. The Company’s accumulated deficit and working capital deficit totaled approximately $64.0 million and $55.9 million respectively as of March 31, 2002. The Company’s obligations to make payments under, achieve and maintain compliance with the covenants in its Senior Credit Facility and Master Credit Facility are material financial commitments.

      On September 28, 2001, the Company notified all of the banks which participate in its Senior Credit Facility that due to lower than expected sales at the Company’s Plastic lumber division the Company would not make the $2.5 million term loan payment due September 30, 2001. In addition, the Company was not in compliance with some of the covenants under its Senior Credit Facility as of September 30, 2001. Substantially all of the assets of the Company have been pledged as collateral with respect to the Senior Credit Facility. Effective November 14, 2001, the Company entered into a forbearance agreement with the participating banks whereby the lenders under the Senior Credit Facility agreed to accept interest only payments from the Company and allowed it to defer the September 30, and December 31, 2001 principal payments until the earlier of February 28, 2002 or the sale of some of its assets. Pursuant to the terms of the forbearance agreement, the lenders also agreed not to take any action against the Company with respect to covenant violations as of September 30 and December 31, 2001. The forbearance period terminated on February 28, 2002. Although the Company did not, as of February 28, 2002, make the required principal payments under the forbearance agreement that were originally due September 30, and

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONDENSED UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2001 in the amount of $2.5 million each, as well as the required interest payments of approximately $215,000 and $197,000 due January 31, and February 28, 2002 respectively, the lenders took no action against the Company. In addition, the Company did not make the $2.5 million principal payment that was due March 31, 2002 and the interest payment of approximately $203,000 that was due April 1, 2002. The Company also has an additional $2.5 million principal payment due June 30, 2002 and the outstanding balance of the Senior Credit Facility is due in its entirety on July 1, 2002. At March 31, 2002, amounts outstanding under the Senior Credit Facility totaled approximately $40.9 million, including accrued interest, fees and penalties.

      On April 12, 2002, the Company entered into a supplemental forbearance agreement with the senior lenders under the Senior Credit Facility. This agreement extends the forbearance period in connection with the Company’s failure to make its September 30, 2001, December 31, 2001 and March 31, 2002 principal payments and the interest payments due January 31, February 28, and April 1, 2002, to May 31, 2002. The forbearance also applies to all outstanding violations of financial covenants. Under the terms of the supplemental forbearance agreement, the Company is required to make payments to the senior lenders in the aggregate of approximately $716,000 at various dates between April 12, and May 30, 2002, including all of the costs and expenses pertaining to the senior lenders’ retention of a financial consultant to evaluate the operations, financial records, business prospects, economic value and other aspects of the Company. Payments made under the terms of this agreement are to be applied first to amounts payable to the lenders’ financial consultant, second to interest that was due January 31, 2002, third to interest that was due February 28, 2002 and fourth to interest that was due April 1, 2002. The Company is also required to maintain at all times a retainer with the lenders’ financial consultant of not less than $75,000. As of May 13, 2002 the Company has made all required payments under the supplemental forbearance agreement, including $200,000 of payments to the lenders’ financial consultant. In addition, a termination of the purchase agreement between the Company and New CEI, Inc. (see note 3 to the Condensed Consolidated Financial Statements) shall be considered a forbearance default under the terms of the supplemental forbearance agreement.

      On January 3, 2002, the Company notified all of the participants in its Master Credit Facility with GE Capital Corporation that it would not be making any further principal payments until at least April of 2002. In addition, the Company did not make the term payment of approximately $1.7 million due January 2, 2002 and, as of September 30, and December 31, 2001, was not in compliance with the tangible net worth covenant under the Master Credit Facility. On February 28, 2002 the Company, GE Capital Corp. and the other participants in the Master Credit Facility agreed to and signed a Forbearance and Modification Agreement which restructures the Master Credit Facility by allowing the Company to defer principal payments until April 1, 2002 while continuing to make interest payments, and providing a waiver of the September 30, and December 31, covenant violations. In accordance with the agreement, the Company will be required to make a $500,000 principal payment upon the proposed sale of Clean Earth, Inc., if it takes place. In addition, the Company will be required to make a $2 million prepayment on the Master Credit Facility upon the earlier of (i) the Company’s obtaining a new revolving credit facility with availability of at least $10 million to replace its existing revolving credit facility; (ii) the Company’s exercising the purchase option on, and subsequently obtaining a mortgage against, its Chicago property; or (iii) September 30, 2002. The Forbearance and Modification Agreement also re-sets the minimum tangible net worth covenant for June 30, 2002 and adds new covenants for minimum levels of earnings before interest, taxes, depreciation and amortization (“EBITDA”) commencing March 31, 2002. It also requires the Company, under certain circumstances, to grant additional security interest to GE Capital Corp. and to the other participants in the Master Credit Facility for some of the Company’s property, plant and equipment that these lenders currently have no security interest in. The Company was in compliance with the EBITDA covenant at March 31, 2002.

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONDENSED UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Pursuant to this agreement, commencing on September 1, 2002, the Master Credit Facility will be restructured to a 48-month term. The Company will be required to pay a forbearance fee in connection with the Forbearance and Modification Agreement in an amount equal to 1% of its obligations under the Master Credit Facility outstanding as of the date of the proposed sale of Clean Earth. This forbearance fee will be immediately due and payable if the closing of the proposed sale of Clean Earth does not occur by June 1, 2002. The Master Credit Facility also contains a provision whereby an event which would accelerate payment terms of the Company’s Senior Credit Facility would also accelerate the payment terms of the Master Credit Facility to the same due date as the Senior Credit Facility. The Senior Credit Facility has a similar provision with respect to the Master Credit Facility. At March 31, 2002, amounts outstanding under the Master Credit Facility totaled approximately $11.4 million. In addition, defaults under these lending agreements cause defaults, pursuant to cross default provisions, of the Company’s other agreements, including, but not limited to, other lending agreements, debenture agreements, lease agreements and others. Because the proposed sale transaction described in Note 3 did not take place, the Company did not make the required principal payments under the Forbearance and Modification Agreement for April of 2002, and has requested an extension of the forbearance period to July 1, 2002. Although the failure to make the required principal payments constitute a forbearance default under the terms of the Forbearance and Modification Agreement, the lenders under the Master Credit Facility have yet to take any action against the Company, including declaration of default.

      The Company is also required to retire its $4.0 million convertible debenture issued to Halifax Fund, L.P., on or before July 1, 2002. In addition, the $4.0 million convertible debenture contains a provision which provides that the sale or transfer by the Company of substantially all of its assets gives the holder an option to consider the debenture immediately due and payable and require the Company to redeem this debenture at a redemption price equal to 100% of the outstanding principal amount of the debenture or at a premium. The holder of a significant portion of the Company’s convertible debentures has a second lien on substantially all of the assets of the Company. The Forbearance and Modification Agreement to the Master Credit Facility prohibits the Company from making any payments of principal, interest or any other amounts due and owing to Halifax Fund, L.P., other than the payment of Halifax’ $4.0 million debenture, Stout Partnership or any future subordinated lender for one year from the date of the closing of the proposed sale of Clean Earth, if consummated, unless an equal payment, in addition to all currently scheduled principal and interest payments, is paid to the participants in the Master Credit Facility.

      On April 4, 2002 the maturity date of the $5.0 million convertible debenture payable to Stout Partnership, the Company’s largest stockholder, was extended from July 1, 2002 to July 1, 2003 in exchange for increasing the interest rate on the debenture from 11.5% to 16%. Several members of the Company’s board of directors and Mark S. Alsentzer, the Company’s Chief Executive Officer, are affiliated with Stout Partnership.

      The Company currently does not have the financial resources to repay its debt obligations under the Senior Credit Facility, Master Credit Facility and $4 million convertible debenture as they become due or in the event that current or future events of default are not waived in writing and such debt is immediately due without obtaining new debt and/or equity capital, negotiating different payment terms and/or selling some of its assets. The Company’s current and past failures to comply with the terms of its Senior Credit Facility and Master Credit Facility, as well as the related forbearance agreement and other debt obligations, and the material financial obligations currently contained in its Senior Credit Facility and Master Credit Facility have a material adverse effect upon the Company’s liquidity and capital resources and raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONDENSED UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      On December 29, 2001 the Company entered into an agreement to sell 100% of the capital stock of its wholly owned subsidiary, Clean Earth, Inc., to a newly created corporation owned by Founders Equity, Inc. See note 3 for further information on the proposed sale of Clean Earth, Inc. No assurances can be given that the Company will be able to close this transaction or that the Company will be successful in selling Clean Earth, Inc. at all in the event this transaction is not consummated. If the Company is successful in completing the sale transaction as described in note 3, it will pay down its entire Senior Credit Facility, and to the extent it has proceeds remaining, it will also pay down the $4.0 million convertible debenture that requires redemption upon the sale of substantially all of the Company’s assets. While there can be no assurances, the Company believes that this sale transaction, if consummated, would be a critical catalyst in allowing the Company to reorganize its capital structure and cure its liquidity crisis.

      If the Company is not successful in completing the sale transaction described in note 3, it will be required to seek other alternatives for refinancing its capital structure which could include raising additional equity, selling some of its assets or restructuring the Senior Credit Facility. There can be no assurances that this course of action will be successful. The Company’s failure to refinance its capital structure would require the Company to significantly curtail its operations. In this event, the Company may be forced to seek protection under the Bankruptcy Code or it may be forced into a bankruptcy proceeding by these lenders.

3.     Agreement to Sell Clean Earth, Inc.

      On December 29, 2001 the Company entered into a purchase agreement, subsequently amended on February 12, 2002, and again on March 5, 2002, to sell 100% of the capital stock of Clean Earth, Inc. (“CEI”) to New CEI Inc., a newly created Delaware corporation owned by affiliates of Founders Equity, Inc. (“Founders”), an investment group headquartered in New York, New York, subject to approval of the Company’s shareholders. The purchaser has found a new equity investor to participate in the transaction and provide the equity financing. This new investor is nearing completion of its due diligence and the Company is currently negotiating amended terms to the purchase agreement with this new investor. In order to obtain the necessary financing to complete this transaction, the new investor may require the amendment of certain terms of the purchase agreement, including but not limited to adjustment mechanisms which may affect the cash portion of the purchase price, and the cash to be received by the Company at the time of closing. If the cash to be received at the time of closing is to be less than $42,500,000, the Company will re-solicit shareholders for approval, as required by the definitive proxy statement outlining the terms of the transaction. No assurances can be given that the Company will be able to close this transaction or that the Company will be successful in selling CEI at all in the event the sale to New CEI, Inc. is not consummated.

      Under the terms of the purchase agreement, the purchase price will consist of:

•	$45.0 million, of which $44.0 million will be payable at the closing and $1.0 million will be held in escrow pending the outcome of several purchase price adjustments pursuant to the terms of the Purchase Agreement; and

•	45,000 shares of the Junior Preferred Stock of New CEI, Inc. The Junior Preferred Stock is redeemable upon the earlier of (i) the tenth anniversary of the issuance of the Junior Preferred Stock, (ii) a change of control event, or (iii) a registered offering of New CEI’s securities that results in gross proceeds of at least $25.0 million. The Junior Preferred Stock will be subordinate to the senior debt of New CEI and the other outstanding preferred stock of New CEI.

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONDENSED UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Additional adjustments to the purchase price will be made if the $1.0 million escrow is not sufficient to cover the adjustments related to debt and other obligations outstanding and non-cash working capital. The adjustments, if any, for a shortfall of escrow in excess of $1.0 million related to debt and other obligations outstanding and non-cash working capital will result in a reduction in the Junior Preferred Stock the Company will receive from New CEI by 0.02% for each $1,000 of the shortfall.

      In addition, there may be additional adjustments to the cash portion of the purchase price based upon a final audited balance sheet to be delivered after the closing if the amount of outstanding debt and other obligations and non-cash working capital set forth on the final audited balance sheet differ from the amounts of such items set forth on the unaudited balance sheet on the closing date. The $1.0 million escrow will be distributed among the parties accordingly. If on the closing date, there are any obligations of CEI or any subsidiary of CEI that an obligee would have the right to accelerate the date of payment of such obligation of CEI or its subsidiary (a “Clean Earth Defaulted Obligation”), the cash portion of the purchase price will be reduced by the amount of the accelerated portion of the Clean Earth Defaulted Obligation less the amount by which such acceleration has resulted in the reduction of the cash portion of the purchase price pursuant to the foregoing adjustments pertaining to working capital and retention of debt.

      If New CEI has received the mezzanine financing of at least $8.0 million but less than $10.0 million by or at the closing, the cash portion of the purchase price will be reduced by the amount by which the amount of the mezzanine financing is less than $10.0 million, but such reduction will not, unless the Company, in its sole discretion, agrees otherwise, cause the closing date cash payment to be less than $43.5 million.

      In addition, the receivables pursuant to (i) the Company’s ownership interest in the joint venture between Interstate Industrial Corp. and the Company (ii) the Quakertown Foundry Site Agreement between Integrated Technical Services, a subsidiary of CEI, and the Pennsylvania Department of Environmental Protection were not included as part of the purchase agreement. The net book value of these receivables was approximately $1,640,000 as of March 31, 2002.

      The sale of CEI was approved by the Company’s board of directors on December 31, 2001. On March 19, 2002, a special meeting of the Company’s stockholders was held whereby the stockholders approved the purchase agreement. The shareholder approval obtained on March 19, 2002 was only applicable to the specific purchase agreement with Founders and did not authorize the Company’s management or board of directors to pursue alternative plans for the sale or disposal of CEI.

      The terms of the purchase agreement, as amended, provide for significant preconditions to the purchaser’s obligation to close the transaction. These preconditions include, but are not limited to, requirements that the purchaser obtain $32.0 million of senior debt and $10.0 million of mezzanine financing prior to closing the transaction. The Company cannot predict the date as to when all of these preconditions will be met or whether they will be met at all. On March 5, 2002 the agreement, which had been terminated by a letter from New CEI dated March 4, 2002, was reinstated and amended to allow New CEI additional time to meet all of the preconditions to closing the transaction, and to extend the date for which either party to the transaction could terminate the agreement from March 31, 2002 to April 21, 2002. As of May 12, 2002 neither party has terminated the purchase agreement.

      Because the purchaser has not met all of these preconditions, and since the shareholder approval was only applicable to the specific purchase agreement, the Company did not account for CEI as a discontinued operation in the accompanying consolidated financial statements.

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONDENSED UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.     Capital Stock

     Series D Convertible Preferred Stock

      In September of 2000 the Company issued 1,187,285 shares of its Series D Preferred Stock and received net proceeds of $4.1 million. The Series D Preferred Stock contained a quarterly cash dividend at an annual rate of 15%, with the initial dividend payable on March 31, 2001. Each share of Series D Preferred Stock was convertible into one share of the Company’s common stock at the option of the holder any time after March 31, 2001, and the Company had certain rights to redeem or require conversion of the Series D Preferred Stock prior to March 1, 2002. Otherwise, the Series D Preferred Stock would automatically convert into common stock on March 1, 2002.

      The Company did not pay any of the required cash dividends on the Series D Preferred Stock due to a deterioration in the Company’s financial condition. Dividends in arrears on the Series D Preferred Stock amounted to approximately $809,000 at December 31, 2001 and $911,000 at February 28, 2002. On February 28, 2002 the Company offered a promissory note to each holder of Series D Preferred Stock for the corresponding amount of unpaid dividends owed to each holder and this amount is reflected in Notes Payable on the Company’s balance sheet as of March 31, 2002. Only one Series D shareholder has executed the note. The note pays quarterly interest at 5% per annum and is due April 1, 2004. On March 1, 2002 all 1,187,285 shares of outstanding Series D Preferred Stock were converted into an equal number of shares of common stock.

     Series E Convertible Preferred Stock

      Between November 2000 and March 2001, the Company issued a total 1,714,285 shares of its Series E Preferred Stock to the Stout Partnership in exchange for payments to the Company in the aggregate of $3,000,000. The stock paid a monthly cash dividend at an annual rate of 10%. Each share of Series E Preferred Stock was convertible into one share of the Company’s common stock at the option of the holder at any time after December 31, 2001, subject to certain rights of the Company to redeem or require conversion of the Series E Preferred Stock prior to March 1, 2002. Otherwise, the Series E Preferred Stock was to have automatically converted into common stock on March 1, 2002. On March 4, 2002 the Company’s Board of Directors extended the automatic conversion date of the Series E Preferred Stock to March 31, 2002. On March 31, 2002 all 1,714,285 shares of outstanding Series E Preferred Stock were converted into an equal number of shares of common stock.

     Common Stock Private Placement

      On February 19, 2002, the Company issued 800,000 shares of common stock at a purchase price of $0.50 per share. This private placement transaction was not registered under the Securities and Exchange Act of 1933 (the “Act”) in reliance upon the exemption from registration in Section 4(2) of the Act, as a transaction not involving any public offering. Net proceeds after issuance costs of $376,000 were used for general corporate purposes.

5.     Notes and Capital Leases Payable

      On September 28, 2001, the Company notified all of the banks which participate in its Senior Credit Facility that due to lower than expected sales at the Company’s plastic lumber division the Company would not make the $2.5 million term loan payment due September 30, 2001. In addition, the Company was not in compliance with some of the covenants under its Senior Credit Facility as of September 30, 2001. Substantially all of the assets of the Company have been pledged as collateral with respect to the Senior Credit Facility. Effective November 14, 2001, the Company entered into a forbearance agreement

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONDENSED UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

with the participating banks whereby the lenders under the Senior Credit Facility agreed to accept interest only payments from the Company and allowed it to defer the September 30, and December 31, 2001 principal payments until the earlier of February 28, 2002 or the sale of some of its assets. Pursuant to the terms of the forbearance agreement, the lenders also agreed not to take any action against the Company with respect to covenant violations as of September 30 and December 31, 2001. The forbearance period terminated on February 28, 2002. Although the Company did not, as of February 28, 2002, make the required principal payments under the forbearance agreement that were originally due September 30, and December 31, 2001 in the amount of $2.5 million each, as well as the required interest payments of approximately $215,000 and $197,000 due January 31, and February 28, 2002 respectively, the lenders took no action against the Company. In addition, the Company did not make the $2.5 million principal payment that was due March 31, 2002 and the interest payment of approximately $203,000 that was due April 1, 2002. The Company also has an additional $2.5 million principal payment due June 30, 2002 and the outstanding balance of the Senior Credit Facility is due in its entirety on July 1, 2002. At March 31, 2002, amounts outstanding under the Senior Credit Facility totaled approximately $40.9 million, including accrued interest, fees and penalties.

      On April 12, 2002, the Company entered into a supplemental forbearance agreement with the senior lenders under the Senior Credit Facility. This agreement extends the forbearance period in connection with the Company’s failure to make its September 30, 2001, December 31, 2001 and March 31, 2002 principal payments, as well the interest payments due January 31, February 28, and April 1, 2002, to May 31, 2002. The forbearance also applies to all outstanding violations of financial covenants. Under the terms of the supplemental forbearance agreement, the Company is required to make payments to the senior lenders in the aggregate of approximately $716,000 at various dates between April 12, and May 30, 2002, including all of the costs and expenses pertaining to the senior lenders’ retention of a financial consultant to evaluate the operations, financial records, business prospects, economic value and other aspects of the Company. Payments made under the terms of this agreement are to be applied first to amounts payable to the lenders’ financial consultant, second to interest that was due January 31, 2002, third to interest that was due February 28, 2002 and fourth to interest that was due April 1, 2002. The Company is also required to maintain at all times a retainer with the lenders’ financial consultant of not less than $75,000. As of May 13, 2002 the Company has made all required payments under the supplemental forbearance agreement, including $200,000 of payments to the lenders’ financial consultant. In addition, a termination of the purchase agreement between the Company and New CEI, Inc. (see note 3 to the Condensed Consolidated Financial Statements) shall be considered a forbearance default under the terms of the supplemental forbearance agreement.

      On January 3, 2002, the Company notified all of the participants in its Master Credit Facility with GE Capital Corporation that it would not be making any further principal payments until at least April of 2002. In addition, the Company did not make the term payment of approximately $1.7 million due January 2, 2002 and, as of September 30, and December 31, 2001, was not in compliance with the tangible net worth covenant under the Master Credit Facility. On February 28, 2002 the Company, GE Capital Corp. and the other participants in the Master Credit Facility agreed to and signed a Forbearance and Modification Agreement which restructures the Master Credit Facility by allowing the Company to defer principal payments until April 1, 2002 while continuing to make interest payments and providing a waiver of the September 30, and December 31, covenant violations. In accordance with the agreement, the Company will be required to make a $500,000 principal payment upon the proposed sale of Clean Earth, Inc., if it takes place. In addition, the Company will be required to make a $2 million prepayment on the Master Credit Facility upon the earlier of (i) the Company’s obtaining a new revolving credit facility with availability of at least $10 million to replace its existing revolving credit facility; (ii) the Company’s exercising the purchase option on, and subsequently obtaining a mortgage against, its Chicago property; or

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONDENSED UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(iii) September 30, 2002. The Forbearance and Modification Agreement also re-sets the minimum tangible net worth covenant for June 30, 2002 and adds new covenants for minimum levels of EBITDA commencing March 31, 2002. It also requires the Company, under certain circumstances, to grant additional security interest to GE Capital Corp. and to the other participants in the Master Credit Facility for some of the Company’s property, plant and equipment that these lenders currently have no security interest in. The Company was in compliance with the EBITDA covenant as of March 31, 2002.

      Pursuant to this agreement, commencing on September 1, 2002, the Master Credit Facility will be restructured to a 48-month term. The Company will be required to pay a forbearance fee in connection with the Forbearance and Modification Agreement in an amount equal to 1% of its obligations under the Master Credit Facility outstanding as of the date of the proposed sale of Clean Earth. This forbearance fee will be immediately due and payable if the closing of the proposed sale of Clean Earth does not occur by June 1, 2002. The Master Credit Facility also contains a provision whereby an event which would accelerate payment terms of the Company’s Senior Credit Facility would also accelerate the payment terms of the Master Credit Facility to the same due date as the Senior Credit Facility. The Senior Credit Facility has a similar provision with respect to the Master Credit Facility. At March 31, 2002, amounts outstanding under the Master Credit Facility totaled approximately $11.4 million. In addition, defaults under these lending agreements cause defaults, pursuant to cross default provisions, of the Company’s other agreements, including, but not limited to, other lending agreements, debenture agreements, lease agreements and others. Because the proposed sale transaction described in Note 3 did not take place, the Company did not make the required principal payments under the Forbearance and Modification Agreement for April of 2002, and has requested an extension of the forbearance period to July 1, 2002. Although the failure to make the required principal payments constitute a forbearance default under the terms of the Forbearance and Modification Agreement, the lenders under the Master Credit Facility have yet to take any action against the Company, including declaration of default.

      The Company did not make the payments of approximately $267,000 that were due on December 31, 2001 and December 31, 2000 in connection with the $800,000 Note assumed in a 1999 acquisition. On February 4, 2002 the Company reached an agreement with the holder of the Note, Waste Management Inc., to amend the terms of the Note whereby it would be due in three equal annual installments beginning December 31, 2002. The agreement also waives the failure to make the aforementioned principal and interest payments that had been due on December 31, 2001 and 2000.

      Notes payable and capital leases consist of the following (in thousands):

	March 31,	December 31,
	2002	2001

Term loan under the Senior Credit Facility	$25,000	$25,000
Revolving credit line under the Senior Credit Facility	12,900	12,400
Equipment term loans under the Master Credit Facility	11,356	11,356
Mortgage notes and capital leases payable collateralized by certain facilities and equipment owned by the Company and its subsidiaries	4,488	4,840
Other notes payable	4,729	3,824

Total notes payable and capital leases	58,473	57,420
Less current portion:	52,150	51,779

	$6,323	$5,641

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONDENSED UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.     Convertible Subordinated Debentures

      On February 2, 2000 the Company issued a 5% $7,500,000 convertible subordinated debenture (the “Fiscal 2000 Debenture”) to Halifax Fund, L.P. (“Halifax”) which is convertible into the Company’s common stock. On February 20, 2001, Halifax exercised its rights under the terms of the debenture to require the Company to (a) repurchase the debenture for cash at 110% of the outstanding principal amount plus all accrued, unpaid interest, or (b) have the Minimum Floating Conversion Price permanently re-set to zero. The Company did not elect option (a), therefore the Minimum Floating Conversion Price was permanently re-set to zero. The effect of re-setting the Minimum Floating Conversion Price to zero is that upon conversion of the Fiscal 2000 Debenture into common stock the price at which the common stock of the Company will be issued to Halifax shall be equal to the lowest trading price of the common stock on the principal trading market for such common stock (which is currently the NASDAQ National Market) during the four (4) trading days prior to but not including the holder’s conversion date. The right of the debenture holder to convert the debenture to common stock is limited in that the holder may not convert the debenture if upon such conversion the holder will become a beneficial owner of more than 9.9% of the total issued and outstanding shares of the Company’s common stock. If the holder elects to convert and the entire debenture cannot be converted due to this limitation, the Company must settle in cash that portion of the debenture which cannot be converted to stock when the debenture matures in February of 2005, at 110% of the sum of the outstanding balance of the debenture that is in excess of the limitation and accrued but unpaid interest and default payments.

      On February 4, 2002 $349,000 of the previously issued convertible subordinated debenture and approximately $2,000 of unpaid interest were converted into 1,001,923 shares of common stock at a conversion price of $0.35 per share. As a result of this conversion, the Company recorded a beneficial conversion feature benefit granted to the holder of approximately $250,000, which was charged to interest expense during the quarter ended March 31, 2002. As of March 31, 2002, approximately $5,351,000 net of discounts, is outstanding on the Fiscal 2000 convertible subordinated debenture.

      On June 15, 2001, the Company issued a convertible subordinated debenture due May 31, 2002 in the principal amount of $4.0 million (the “Fiscal 2001 Debenture”) and a warrant to purchase 250,000 shares of its common stock, at an initial purchase price of $2.00 per share, to Halifax. Halifax paid the Company $4.0 million for these securities. The principal amount of the Fiscal 2001 Debenture currently bears interest at an annual rate of 25% and is due on July 1, 2002.

      The Company has the option at any time and, upon five business day’s notice, to repurchase all or any part of the Fiscal 2001 Debenture. At August 15, 2001, the Company did not repurchase the Fiscal 2001 Debenture, nor did it consummate a sale/leaseback of some of its assets under the terms described in the Fiscal 2001 Debenture Purchase Agreement. As a result, Halifax may convert the principal amount plus accrued interest and any default payments on the Fiscal 2001 Debenture into shares of the Company’s common stock at a conversion price per share equal to the average of the lowest trading price of the common stock during any three trading days during the twenty-two trading days immediately prior to the conversion date. In addition, because the Fiscal 2001 Debenture was not repurchased by August 15, 2001 and the sale/leaseback was not completed, in accordance with the terms of the Fiscal 2001 Debenture the Company issued to Halifax for no consideration another Warrant to purchase 250,000 shares of its common stock at a purchase price per share equal to 120% of the closing market price of such stock on August 15, 2001, which was $0.90 per share. As of March 31, 2002 the outstanding balance on the Fiscal 2001 convertible debenture is $3,797,701, net of discounts associated with the issuance of the above-mentioned warrants. The Company did not make the required quarterly interest payments on this debenture of $250,000 for the three-month periods ending December 31, 2001 and March 31, 2002.

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONDENSED UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      As part of the financing, the Company also granted a subordinate lien on all its assets to Halifax through a Security Agreement. The lien not only secures the Company’s obligations under the Fiscal 2001 Debenture, but it also secures the Company’s obligations under the Fiscal 2000 Debenture due February 5, 2005 and the promissory note for dividends in arrears pertaining to the Company’s Series D Convertible Preferred Stock previously sold to Halifax. In addition, the Fiscal 2001 Debenture Purchase Agreement with Halifax required that the shares and associated warrants underlying the Fiscal 2001 Debenture be registered within 90 days of the June 15, 2001 closing date of the agreement. The Fiscal 2001 Debenture Purchase Agreement provides that the Company pay in cash a default payment of 2.5% of the sum of the outstanding principal amount of the Fiscal 2001 Debenture plus the accrued interest for each thirty day period that the shares are not registered. As of March 31, 2002 the Company had not filed a registration statement to register these shares and the Company has accrued $650,000 in penalties due Halifax as a result of the Company’s failure to register these shares.

7.     Restructuring Charges

      In September of 2001 the Company announced the closing of three of its manufacturing facilities and the leasing of two of its resin processing plants to third parties in an effort to reduce fixed costs, improve customer service and narrow management’s focus to a smaller number of manufacturing facilities, without reducing total manufacturing capacity. With the exception of activities associated with exiting the facilities, the Fontana, California, Denton, Maryland, and Trenton, Tennessee plants were closed on September 28, 2001 and the equipment and manufacturing processes at these plants were transferred to the Chicago, Illinois and Ocala, Florida manufacturing locations. The Company is currently attempting to obtain a buyout or sublease of the closed facilities. In addition, the Company discontinued raw material processing at its Auburn, Massachusetts and Chino, California resin plants and agreed to lease these operations to other raw material processors. Approximately 140 full time manufacturing and administrative positions were eliminated in connection with the reduction in facilities. The plan of restructure was adopted by management and the board of directors and communicated to employees in late September of 2001. During the fourth quarter of 2001, the Company recorded an acquired intangibles impairment charge related to the environmental division of $13.5 million as a result of the proposed sale of CEI (see note 3) and the requirement to reduce to fair value the carrying value of CEI’s long-lived assets. The following is a summary of the restructuring and asset impairment charges recorded during the third and fourth quarter of 2001:

Write-down for equipment impairment	$8,694,000
Write-down for goodwill impairment	14,616,000
Lease termination, severance and other exit costs	1,656,000

Total restructuring and asset impairment charges	$24,966,000

      During 2001 the Company paid approximately $761,000 in employee termination, lease termination and other exit costs in connection with the restructuring and approximately $895,000 remained in the accrual as of December 31, 2001, primarily for lease termination expenses. During the three months ended March 31, 2002 the Company paid approximately $534,000 in lease termination and employee termination costs in connection with the restructuring and approximately $361,000 remained in the accrual at March 31, 2002.

      In the fourth quarter of 2000, the Company committed to a plan to restructure and to consolidate some of its smaller plants within the plastic lumber division. Specifically, the Company closed its Reidsville, North Carolina facility in the fourth quarter of 2000, its Green Bay, Wisconsin and Vernon, California facilities in January 2001 and its Sweetser, Indiana facility early in the third quarter of 2001. As

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONDENSED UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

a result, the Company recorded a charge of $3,417,000 in the fourth quarter of 2000 for equipment impairment and lease termination costs in connection with the restructuring. As of December 31, 2000, the Company had accrued $1,098,000 in connection with the lease termination costs and anticipates making lease termination payments throughout 2001 and 2002 as it completes its restructuring plan. During 2001 the Company paid approximately $564,000 in lease termination payments and charged this amount against the accrual. Also during 2001, the Company reversed $154,000 of the accrual for other exit costs due to a change in estimate. As of December 31, 2001 the Company had approximately $380,000 remaining in its 2000 restructuring accrual for lease termination payments. During the three months ended March 31, 2002 the Company paid approximately $93,000 in lease termination payments and had approximately $287,000 remaining in its 2000 restructuring accrual as of March 31, 2002.

8.     Legal Proceedings

      In April 2001, the Company was served with an arbitration demand from Southern Wood Services seeking an award of $3,328,000 due to the Company’s failure to abide by the terms of a contract relative to the purchase of wood flour. On September 7, 2001, the arbitrators issued an award for damages in favor of Southern Wood Services in the amount of $1,760,000, inclusive of arbitration costs and expenses.

      The Company promptly appealed the award, however on February 28, 2002 the results of a hearing in the Superior Court of DeKalb County, Georgia, in a civil action, affirmed the arbitration ruling in favor of Southern Wood Services. The court upheld the $1,760,000 award for damages, and also ordered the Company to pay administrative fees, arbitrators’ compensation and interest on the aggregate at 12% retroactive to September 7, 2001. As a result, the Company accrued $1,844,000 at December 31, 2001 in connection with this ruling. While the Company will continue to appeal this decision, the Company cannot avoid the judgment without posting a financial security bond. The Company is unable to post a financial security bond at this time, and has commenced negotiations to reach a settlement and payment plan with Southern Wood Services. No assurances can be given that the Company will be able to amicably resolve or reach a settlement and payment plan with Southern Wood Services.

      In December 1998, the Company purchased Clean Earth of North Jersey (“CENJ”, then known as S&W Waste, Inc.) in a stock purchase transaction. Pursuant to such purchase, the Company could be responsible for liabilities resulting from matters wherein CENJ has been named as a potentially responsible party (“PRP”) in matters involving the possible disposal of hazardous waste at specific disposal sites. CENJ is currently named as a PRP in the following matters: Bayonne Barrel & Drum Site, Spectron, Inc. and Four County Landfill-Operable Unit #2. At March 31, 2002 the Company has accrued approximately $324,000 for estimated liabilities related to these matters. The Company believes the accrual is sufficient to cover the aggregate liability that may be incurred in these matters; however, there can be no assurances that the accrual will be sufficient.

      The Company is subject to claims and legal actions that arise in the ordinary course of its business. The Company believes that the ultimate liability, if any, with respect to these claims and legal actions, will not have a material effect on the financial position or results of operations of the Company.

9.     Recent Accounting Pronouncements

      In July 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 141, “Business Combinations”, and SFAS No. 142, “Goodwill and Other Intangible Assets”. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, as well as all purchase method business combinations completed after June 30, 2001. SFAS No. 141 also specifies criteria that intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill,

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONDENSED UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

noting that any purchase price allocable to an assembled workforce may not be accounted for separately. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 121.

      The Company adopted the provisions of SFAS No. 141 during 2001 and initially adopted the provisions of SFAS No. 142 on January 1, 2002. Goodwill and intangible assets acquired in business combinations completed before July 1, 2001 continued to be amortized prior to the initial adoption of SFAS No. 142.

      SFAS No. 141 requires that upon adoption of SFAS No. 142 the Company must evaluate its existing intangible assets and goodwill that were acquired in a prior purchase business combination, and make any necessary reclassifications in order to conform with the new criteria in SFAS No. 141 for recognition apart from goodwill. SFAS No. 142 requires the Company to reassess the useful lives and residual values of all amortizable intangible assets acquired in purchase business combinations, and make any necessary amortization period adjustments by the end of the first interim period after adoption. In addition, to the extent an intangible asset is identified as having an indefinite useful life, the Company is required to test the intangible asset for impairment in accordance with the provisions of SFAS No. 142 within six months of adoption. Any impairment loss will be measured as of the date of adoption and recognized as the cumulative effect of a change in accounting principle in the first interim period.

      In connection with the transitional goodwill impairment evaluation, SFAS No. 142 requires the Company to perform an assessment of whether there is an indication that goodwill is impaired as of January 1, 2002. To accomplish this, the Company has identified its reporting units and determined the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of January 1, 2002. The Company has until June 30, 2002 to determine the fair value of each reporting unit and compare it to the reporting unit’s carrying amount. To the extent a reporting unit’s carrying amount exceeds its fair value, an indication exists that the reporting unit’s goodwill may be impaired and the Company must perform the second step of the transitional impairment test. In the second step, the Company must compare the implied fair value to all of its assets (recognized and unrecognized) and liabilities in a manner similar to a purchase price allocation in accordance with SFAS No. 141, to its carrying amount, both of which would be measured as of the date of adoption. Any transitional impairment loss will be recognized as the cumulative effect of a change in accounting principle and the Company would restate its financial statements as of March 31, 2002.

      At December 31, 2001, the Company had approximately $13.0 million of unamortized goodwill, an unamortized permit in the amount of approximately $8.1 million, which was acquired in a purchase business combination by its environmental recycling division in 1999, and unamortized patents of approximately $600,000, which are subject to the transition provisions of SFAS No. 141 and 142. During the first three months of 2002 the Company added approximately $372,000 of other intangibles with an estimated useful life of four years which are also subject to these provisions. The Company has determined that the permit has a useful life of 18 years as of January 1, 2002 and adjusted its amortization from 25 years effective with that date. The Company is currently evaluating the $13.0 million of unamortized

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONDENSED UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

goodwill and expects to record any transition adjustment for this goodwill no later than June 30, 2002. The following table summarizes the carrying value of the Company’s amortizable intangible assets:

	2002	2001

	(Dollar amounts in
	thousands)
Permit	$9,337	$9,337
Accumulated amortization	(1,385)	(1,269)

Carrying amount — Permit	7,952	8,068
Patents	811	810
Accumulated amortization	(231)	(213)

Carrying amount — Patents	580	597
Other	372	—
Accumulated amortization	(7)	—

Carrying amount — Other	365	—

Total, net	$8,897	$8,665

      During the three months ended March 31, 2002, aggregate amortization expense for the Company’s intangible assets was approximately $141,000. As of March 31, 2002, estimated aggregate annual amortization expense for the Company’s intangible assets are as follows (in thousands):

Year Ending	Amounts

2002	$541
2003	556
2004	556
2005	556
2006	548

$2,757

      In connection with the initial adoption of SFAS No. 142, the Company ceased amortization of goodwill as of January 1, 2002. Had goodwill amortization ceased as of January 1, 2001, net loss and loss per diluted common share for the first three months of 2001 would have been reduced by approximately $307,000 and $.01 respectively.

      Also, in July 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations”. That standard requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity will capitalize a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The standard is effective for fiscal years beginning after June 15, 2002, with earlier adoption permitted. The Company is currently evaluating the effect that the adoption of SFAS No. 143 may have on its consolidated results of operations and financial position.

      In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. While SFAS No. 144 supersedes SFAS No. 121, it retains many of the fundamental

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONDENSED UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

provisions of SFAS No. 121. SFAS No. 144 also supersedes the accounting and reporting provisions of Accounting Principles Board (“APB”) Opinion No. 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions,” for the disposal of a segment of a business. However, it retains the requirement in APB Opinion No. 30 to report separately discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. Adoption of the provisions of SFAS No. 144 on January 1, 2002 had no material effect on the Company’s consolidated results of operations and financial position.

10.     Segment Reporting

      The Company has two reportable operating segments. The Plastic lumber division manufactures structural and non-structural plastic lumber and a variety of accessory products such as park and site amenities. The Environmental recycling division provides environmental recycling services including environmental construction services, upland disposal of dredge materials, beneficial re-use of industrial wastes and on-site recycling services. The operating results of the two segments are as follows (in thousands):

	For the Three Months
	Ended March 31,

	2002	2001

Sales:
Environmental recycling	$22,684	$22,980
Plastic lumber	14,204	15,656

Total	$36,888	$38,636

Operating Income (Loss):
Environmental recycling	$1,154	$(363)
Plastic lumber	810	(2,132)
Corporate	(1,460)	(620)

Total	$504	$(3,115)

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONDENSED UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	For the Three
	Months
	Ended March 31,

	2002	2001

Depreciation and Amortization:
Environmental recycling	$902	$1,017
Plastic lumber	936	1,073
Corporate	24	24

Total	$1,862	$2,114

Expenditures for Long-Lived Assets:
Environmental recycling	$497	$667
Plastic lumber	1,094	165
Corporate	0	0

Total	$1,591	$832

      The operating income of the Plastic lumber division in 2001 includes a $182,000 restructuring charge, with no comparable amount in 2002.

      The identifiable assets of the respective segments is set forth below (in thousands):

	March 31,	December 31,
	2002	2001

Identifiable assets:
Environmental recycling	$67,219	$71,945
Plastic lumber	89,156	84,858
Corporate	5,556	4,866

Total	$161,931	$161,669

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors

U.S. Plastic Lumber Corporation:

      We have audited the accompanying consolidated balance sheets of U.S. Plastic Lumber Corp. (a Nevada Corporation) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of U.S. Plastic Lumber Corp. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

      The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations, has an accumulated deficit and a working capital deficit of approximately $61.0 million and $60.5 million, respectively, and has not made its scheduled principal and interest payments on its Senior Credit Facility. The Company’s failure to make its principal and interest payments constitute an event of default that permits the lenders under the Senior Credit Facility to accelerate their maturity. The Company currently does not have the financial resources to repay its debt obligations as they become due. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

By:	/s/ KPMG LLP

KPMG LLP

Miami, Florida

March 29, 2002

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
As of December 31, 2001 and 2000

	2001	2000

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$911,531	$2,211,082
Accounts receivable (net)	37,316,243	43,763,378
Inventories	5,665,948	9,723,390
Prepaid expenses and other assets	2,351,467	2,542,126

Total current assets	46,245,189	58,239,976
Property, plant and equipment (net)	86,916,060	100,544,939
Assets held for sale	1,070,966	—
Acquired intangibles (net)	21,123,033	37,033,919
Other assets	6,313,907	4,592,125

Total assets	$161,669,155	$200,410,959

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$30,657,783	$27,958,413
Notes and capital leases payable, current portion	51,778,636	11,535,698
Accrued expenses	9,182,350	4,390,344
Restructuring accrual	1,274,654	1,149,431
Convertible subordinated debentures, net of unamortized discount	3,579,144	—
Convertible subordinated debentures — affiliates, net of unamortized discount	5,000,000	—
Other liabilities	5,297,635	2,240,721

Total current liabilities	106,770,202	47,274,607
Notes and capital leases payable, net of current portion	5,641,349	54,613,509
Other liabilities	324,485	571,382
Minority interest	165,010	196,383
Convertible subordinated debentures, net of unamortized discount	5,583,579	7,255,213
Convertible subordinated debentures — affiliates, net of unamortized discount	—	4,757,657

Total liabilities	118,484,625	114,668,751

STOCKHOLDERS’ EQUITY
Convertible preferred stock, par value $.001; authorized 5,000,000 shares; Series D 15%, issued and outstanding 1,187,285 in 2001 and 2000	1,187	1,187
Series E 10%, issued and outstanding 1,714,285 and 1,142,857 respectively	1,714	1,143
Common stock par value $.0001, authorized 100,000,000 shares; issued and outstanding 39,611,392 and 34,836,594 shares, respectively	3,961	3,484
Additional paid-in capital	104,176,557	97,195,416
Accumulated deficit	(60,998,889)	(11,459,022)

Total stockholders’ equity	43,184,530	85,742,208

Total liabilities and stockholders’ equity	$161,669,155	$200,410,959

See accompanying notes to consolidated financial statements.

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2001, 2000 and 1999

	2001	2000	1999

Sales, net	$174,050,099	$173,744,343	$138,544,512
Cost of goods sold	151,345,476	148,916,681	100,176,431
Inventory impairment	—	—	2,025,000

Gross profit	22,704,623	24,827,662	36,343,081
Selling, general and administrative expenses	32,320,985	27,509,565	20,539,660
Merger costs	—	—	1,845,000
Restructuring and asset impairment charges	24,993,522	3,184,926	3,720,000

Operating (loss) income	(34,609,884)	(5,866,829)	10,238,421
Interest and other (expense) income	(31,717)	215,083	106,275
Interest expense	12,840,349	7,037,457	5,464,880
Minority interest	31,373	53,782	—

(Loss) earnings before extraordinary item and income taxes	(47,450,577)	(12,635,421)	4,879,816
Provision for (benefit from) income taxes	712,358	(1,188,075)	1,731,000

(Loss) earnings before extraordinary item	(48,162,935)	(11,447,346)	3,148,816
Extraordinary loss on extinguishment of debt, net of taxes of $655,729.	—	(1,027,785)	—

Net (loss) earnings	(48,162,935)	(12,475,131)	3,148,816
Preferred stock dividend earned	(1,376,932)	(819,759)	(316,782)

Net (loss) earnings attributable to common stockholders	$(49,539,867)	$(13,294,890)	$2,832,034

Net (loss) earnings per common share — Basic:
(Loss) earnings before extraordinary item	$(1.34)	$(0.36)	$0.10
Loss on extinguishment of debt	$—	$(0.03)	$—

Net (loss) earnings per common share	$(1.34)	$(0.39)	$0.10

Net (loss) earnings per common share — Diluted:
(Loss) earnings before extraordinary item	$(1.34)	$(0.36)	$0.09
Loss on extinguishment of debt	$—	$(0.03)	$—

Net (loss) earnings per common share	$(1.34)	$(0.39)	$0.09

Weighted average common shares outstanding:
Basic	36,973,930	34,297,292	28,171,655

Diluted	36,973,930	34,297,292	30,199,499

See accompanying notes to consolidated financial statements.

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
For the Years Ended December 31, 2001, 2000 and 1999

	Convertible
	Preferred Stock		Common Stock		Additional	Retained
					Paid-In	(Deficit)
	Shares	Amount	Shares	Amount	Capital	Earnings	Total

Balance at December 31, 1998	382,709	$383	20,091,292	$2,009	$25,126,549	$(540,769)	$24,588,172
Business acquisitions and earnout agreements	—	—	4,074,711	407	19,380,593	—	19,381,000
Settlement of Historical Shareholders’ earnout agreement	—	—	—	—	5,166,005	—	5,166,005
Value of warrants issued on acquisitions	—	—	—	—	1,219,892	—	1,219,892
Exercise of options and warrants	—	—	761,226	76	3,009,100	—	3,009,176
Costs of issuing common and preferred shares	—	—	—	—	(1,978,509)	—	(1,978,509)
Private placement of common shares	—	—	4,090,171	409	26,573,681	—	26,574,090
Stock issued in conjunction with private placements	—	—	35,000	4	288,747	—	288,751
Stock & options issued in conjunction with debt agreement and subordinated debentures	—	—	10,000	1	516,733	—	516,734
Debenture proceeds allocated to 10% conversion discount	—	—	—	—	277,777	—	277,777
Other issuances	—	—	161,040	16	1,078,605	—	1,078,621
Distributions to sub S shareholders prior to pooling	—	—	—	—	—	(260,127)	(260,127)
Conversion of Preferred to Common	(407,742)	(408)	2,854,192	286	122	—	—
Preferred stock dividends	25,033	25	—	—	512,027	(512,052)	—
Net earnings	—	—	—	—	—	3,148,816	3,148,816

Balance at December 31, 1999	—	—	32,077,632	3,208	81,171,322	1,835,868	83,010,398
Business acquisitions and earnout agreements	—	—	835,209	84	1,755,332	—	1,755,416
Other issuances	—	—	50,334	5	194,709	—	194,714
Exercise of options and warrants	—	—	180,334	18	785,057	—	785,075
Costs of issuing common shares	—	—	—	—	(40,485)	—	(40,485)
Value of warrants issued with subordinated debentures	—	—	—	—	840,077	—	840,077
Private placement of preferred shares	2,330,142	2,330	—	—	6,153,171	—	6,155,501
Costs associated with issuance of preferred shares	—	—	—	—	(107,282)	—	(107,282)
Amortization of beneficial conversion feature — Series D preferred	—	—	—	—	617,465	(617,465)	—
Preferred dividends	—	—	—	—	—	(202,294)	(202,294)
Beneficial conversion features — subordinated debentures	—	—	—	—	270,946	—	270,946
Conversion of debentures and accrued Interest	—	—	1,693,085	169	6,544,942	—	6,545,111
Costs associated with debentures
Converted	—	—	—	—	(989,838)	—	(989,838)
Net loss	—	—	—	—	—	(12,475,131)	(12,475,131)

Balance at December 31, 2000	2,330,142	2,330	34,836,594	3,484	97,195,416	(11,459,022)	85,742,208
Settlement of Historical Shareholders’ earnout agreement	—	—	8,075	1	8,835	—	8,836
Exercise of options	—	—	21,200	2	7,978	—	7,980
Stock issued in conjunction with stock purchase agreement	—	—	200,000	20	286,740	—	286,760
Private placement of preferred shares	571,428	571	—	—	998,881	—	999,452
Private placement of common shares	—	—	2,286,381	229	1,751,771	—	1,752,000
Beneficial conversion features — subordinated debentures	—	—	—	—	1,277,439	—	1,277,439
Value of warrants issued with subordinated debentures	—	—	—	—	365,506	—	365,506
Conversion of debentures and accrued interest, net of costs	—	—	2,134,742	213	2,082,049	—	2,082,262
Other issuances of common stock	—	—	124,400	12	61,895	—	61,907
Value of other options and warrants issued	—	—	—	—	140,047	—	140,047
Preferred dividends	—	—	—	—	—	(1,376,932)	(1,376,932)
Net loss	—	—	—	—	—	(48,162,935)	(48,162,935)

Balance at December 31, 2001	2,901,570	$2,901	39,611,392	$3,961	$104,176,557	$(60,998,889)	$43,184,530

See accompanying notes to consolidated financial statements.

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2001, 2000 and 1999

	2001	2000	1999

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) earnings	$(48,162,935)	$(12,475,131)	$3,148,816

Adjustments to reconcile net (loss) earnings to net cash provided by (used in) operating activities:
Depreciation	6,610,154	4,955,080	3,880,752
Amortization	2,016,055	1,908,719	2,491,769
Deferred income tax provision (benefit)	672,285	(2,062,184)	1,148,159
Amortization of deferred financing costs	1,947,660	342,743	1,442,646
Loss (gain) on sale of property, plant & equipment	309,177	(17,430)	—
Loss on early extinguishment of debt	—	1,683,514	—
Non cash restructuring charges and asset impairment charge	23,310,629	3,184,926	3,972,142
Beneficial conversion feature of convertible subordinated debentures	280,000	270,946	—
Amortization of discounts on convertible subordinated debentures	918,869	330,916	—
Provision for bad debt expense	4,240,155	1,766,109	621,755
Interest paid in kind	201,764	—	—
Non cash merger costs	—	—	1,461,766
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	2,206,980	(11,438,866)	(13,649,845)
Inventories	4,057,442	(1,991,917)	(3,276,013)
Prepaid expenses and other current assets	601,087	144,707	(769,129)
Other assets	(4,794,080)	(1,999,388)	60,432
Accounts payable	2,699,370	7,548,605	6,966,968
Accrued expenses	3,965,913	(165,194)	(1,449,962)
Other liabilities	2,903,867	329,338	(89,645)

Net cash provided by (used in) operating activities	3,984,392	(7,684,507)	5,960,611
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures for property and equipment	(3,388,361)	(24,808,163)	(31,909,978)
Cash paid for acquisitions, net of cash received	—	(62,297)	(15,098,104)
Proceeds from the sale of property, plant and equipment	359,136	534,893	—
Payments on non-compete agreements	—	—	(841,591)

Net cash used in investing activities	(3,029,225)	(24,335,567)	(47,849,673)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of warrants and options, net of issuance costs	7,980	744,590	1,924,381
Proceeds from the sale of common stock, net of issuance costs	1,735,119	—	25,206,612
Sale of preferred stock, net of issuance costs	999,452	6,045,889	—
Proceeds from sale of convertible debentures, net of issuance costs	4,000,000	7,500,000	2,500,000
Advances from (repayment to) affiliates, net	—	(1,000,000)	6,000,000
Proceeds from notes payable	—	61,610,619	23,128,118
Payment of deferred financing costs	(268,044)	—	(632,373)
Distributions to shareholders of pooled companies	—	—	(260,128)
Payments of notes payable and capital leases	(8,729,225)	(42,477,530)	(17,222,478)

Net cash (used in) provided by financing activities	(2,254,718)	32,423,568	40,644,132

Net change in cash and cash equivalents	(1,299,551)	403,494	(1,244,930)
Cash and cash equivalents, beginning of period	2,211,082	1,807,588	3,052,518

Cash and cash equivalents, end of period	$911,531	$2,211,082	$1,807,588

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$6,700,951	$5,994,687	$3,772,631
Income taxes	$40,073	$(98,202)	$704,453
Capitalized interest	—	$1,379,818	$236,115
Capitalized leases	—	1,832,657	77,801
Number of shares issued during the period for non-cash transactions:
Acquisitions and Clean Earth merger	8,075	835,209	4,074,711
Compensation — employees and directors	4,400	45,934	117,408
Litigation settlements	—	11,666	30,000
Conversion of debentures	2,134,742	1,693,085	—
Financing fees and other	320,000	—	107,082
Conversion of preferred stock	—	—	2,854,192

See accompanying notes to consolidated financial statements

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Nature of Operations and Summary of Significant Accounting Policies

     Nature of Operations

      U.S. Plastic Lumber Corp. and its subsidiaries (collectively the “Company”) are engaged in the manufacturing of recycled plastic lumber and other products and environmental remediation services, including recycling of soils which have been exposed to hydrocarbons and the beneficial reuse of dredge materials. The Company’s plastic lumber customers are located throughout the United States. The Company’s environmental remediation, dredge and soil recycling customers are located primarily in the Northeastern United States.

     Principles of Consolidation

      The accompanying consolidated financial statements include the accounts of U.S. Plastic Lumber Corp. and its wholly-owned subsidiaries U.S. Plastic Lumber LTD, Eaglebrook Group, Inc., and Clean Earth, Inc. (“CEI”), as well as CEI’s wholly-owned subsidiaries: Clean Earth of Carteret, Inc. (“CEC”), Clean Earth of New Castle, Inc. (“CENC”), Clean Earth of Philadelphia, Inc. (“CEP”), Consolidated Technologies, Inc. (“CTI”), Integrated Technical Services, Inc. (“ITS”), Clean Earth of North Jersey, Inc. (“CENJ”), Barbella Environmental Technologies, Inc., (“BET”), Advanced Remediation and Disposal Technologies Delaware (“ARDT”), Allied Waste Services, Inc., Clean Earth of Maryland, Inc. and Clean Rock Properties, LTD. The accompanying consolidated financial statements also include the accounts of the joint venture between the Company and Interstate Industrial Corp., for which the Company held a 51.1% interest at December 31, 2001, 2000 and 1999. All significant intercompany balances and transactions have been eliminated in consolidation.

     Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     Reclassifications

      Where appropriate, certain amounts in 2000 and 1999 have been reclassified to conform to the 2001 presentation.

     Cash and Cash Equivalents

      The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     Inventories

      Inventories are valued at the lower of cost or market, cost being determined by the first-in, first-out method.

     Property, Plant and Equipment

      Property, plant and equipment are stated at cost. Depreciation is computed primarily using the straight-line method over the estimated useful lives of the assets. Useful lives for certain machinery and equipment at CTI are based on the number of units of material to be processed, and depreciation for this

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

equipment is computed based on the number of units processed during the period. Expenditures for maintenance and repairs are charged to operations as incurred. Significant renewals, improvements and betterments are capitalized. Leasehold improvements are amortized over the shorter of the underlying lease term or the asset’s useful life. Applicable interest charges incurred during the construction of new facilities are capitalized and amortized over the asset’s estimated useful lives.

      Property, plant and equipment held for sale amounting to $1,070,966 at December 31, 2001 is stated at net realizable value and is not being depreciated.

     Impairment of Long Lived Assets

      It is the Company’s policy to review the carrying value of acquired intangibles and property, plant and equipment based on an evaluation of such factors as the occurrence of a significant adverse event or changes in the environment in which the business operates. The Company accounts for long-lived assets in accordance with the provisions of Statement of Financial Accounting Standard (“SFAS”) No. 121, “Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed of.” This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. See note 11 for asset impairment charges for 2001, 2000 and 1999.

     Acquired Intangibles, Net

      Acquired intangibles were amortized on a straight-line basis as follows at December 31, 2001 and 2000:

	Useful
	Lives	2001	2000

Goodwill — acquisitions	20 years	$3,723,087	$13,872,583
Goodwill — acquisitions	25 years	—	5,457,264
Goodwill — acquisitions	40 years	10,831,355	10,831,355
Permits — acquired	25 years	9,453,813	10,575,891

		24,008,255	40,737,093
Less accumulated amortization		(2,885,222)	(3,703,174)

Acquired intangibles (net)		$21,123,033	$37,033,919

      The Company assesses the recoverability of acquired intangibles by determining whether the amortization of the balance over their remaining lives can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of acquired intangibles impairment, if any, would be measured based on the projected discounted future operating cash flows using a discount rate commensurate with the risk of the acquired intangibles. During 2001, the Company recorded approximately $14.6 million for acquired intangibles impairment (see note 11).

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Other Assets

      Other assets are summarized as follows at December 31, 2001 and 2000:

	2001	2000

Disposal permits and deferred site development costs, net	$2,222,924	$946,247
Deferred financing costs, net	1,531,173	864,721
Deferred convertible debenture issuance costs, net	228,415	47,434
Non compete agreements, net	441,507	608,654
Restricted cash	827,500	250,000
Deferred tax asset	—	672,285
Patents, net	624,256	644,482
Other	438,132	558,302

Total other assets	$6,313,907	$4,592,125

      In February of 2001 the Company entered into a five-year contract to recycle ash generated from a municipal incinerator. The Company incurred approximately $1.5 million in site development costs at its facilities to accommodate the work to be performed under this contract, and the costs are being amortized over the life of the contract.

      Prior to 1999, the Company incurred $2,165,397 of costs to permit and develop dredge material disposal sites in strip mines in Pennsylvania. Through 1999, these costs were being amortized over the estimated number of cubic yards of dredge material to be disposed of, which was 550,000 cubic yards. This resulted in amortization expense of $1,003,519 in 1999. Based on the success of the dredge disposal project through 1999, in 2000 the Company increased the estimated number of cubic yards over which the permit is being amortized to approximately 2,000,000 cubic yards, including ash material, to better reflect the expected work to be done under the permit. As a result, amortization in 2001 and 2000 was $205,056 and $68,588 respectively. Had the Company not changed the estimated units available for disposal in 2000, amortization expense related to this permit would have been $393,762 and $456,776 in 2001 and 2000, respectively.

      Non-compete agreements are being amortized over periods ranging from two to six years, resulting in amortization expense of $171,000 in 2001, $137,500 in 2000 and $39,600 in 1999. The $626,099 value assigned to the Trimax patents acquired in 1998 is being amortized over 12 years resulting in $52,873, $52,164, $50,269 of amortization expense in 2001, 2000 and 1999 respectively. The unamortized balance of the Trimax patents at December 31, 2001 was $445,793. During 2001 the Company incurred approximately $41,000 of expenses which were assigned to the value of various other patents held by the Company. The restricted cash of $827,500 pertains to certificates of deposit held as collateral for letters of credit and certain funds which are being held in escrow.

     Revenue Recognition

      Revenues from the Company’s plastic lumber division are recognized at the date the products are shipped and risk of ownership transfers to the buyer. Title passes to the customer upon shipment of goods. The Company generally does not accept returns or issue credits for damaged or defective goods if not notified by the customer within five days from the date of delivery. In the event that the Company accepts a claim from a customer, the Company has sole discretion with regard to replacing the goods, repairing the product or issuing a credit to the customer. The Company has a warranty policy for its plastic lumber products which includes a warranty period ranging from seven to fifty years, depending on the type of

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

product, for structural damage. The Company’s liability for warranty claims is limited to the replacement of substitute product.

      Revenues from the environmental construction services companies are recognized on the percentage of completion method or as units are processed. Revenues from the environmental recycling facilities are recognized when material is treated. Under the percentage of completion method, contract revenue is recognized in the ratio of contract costs incurred to date to the estimated total costs to complete the project. Contract costs include all direct and indirect labor, material and equipment depreciation required to complete the contract. A liability is recorded for estimated losses, if any, on uncompleted contracts. Billings in excess of costs incurred and estimated profit recognized are included in other liabilities. Costs incurred and profits recognized in excess of billings on applicable contracts are included in accounts receivable.

      The following is a summary of the costs and estimated earnings on uncompleted contracts at December 31:

	2001	2000	1999

Costs incurred on uncompleted contracts	$30,383,561	$33,951,824	$18,697,161
Estimated profit	3,178,884	4,402,705	4,520,207

Total included in sales	33,562,445	38,354,529	23,217,368
Less billings to date	(30,353,580)	(34,101,682)	(21,387,899)

Costs and estimated profits in excess of billings	$3,208,865	$4,252,847	$1,829,469

      In accordance with industry practice, the Company classifies as current all assets and liabilities related to the performance of long-term contracts. The contracting cycle for certain long-term contracts may extend beyond one year and, accordingly, collection or payment of amounts related to these contracts may extend beyond one year. Also included within accounts receivable are unbilled revenues which represent revenue earned for work completed in accordance with contract provisions.

     Stock-Based Compensation

      The Company follows Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation.” In accounting for stock-based transactions with nonemployees, the Company records the fair value of these instruments as compensation expense when these types of instruments are issued. As permitted by SFAS No. 123, the Company accounts for stock-based compensation granted to employees using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.”

     Income Taxes

      The Company provides for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” SFAS No. 109 requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of assets and liabilities.

     Advertising Costs

      Advertising production costs are expensed the first time the advertisement is run. Media (TV and print) placement costs are expensed in the month the advertising appears. Advertising costs charged to operations were $1,817,001, $3,550,671 and $391,581 in 2001, 2000 and 1999, respectively.

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Concentrations of Credit Risk

      Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents and trade receivables. The Company maintains its cash and cash equivalents with various financial institutions which are primarily located in the Eastern United States. At December 31, 2001, the Company had bank balances of approximately $215,285 in excess of amounts insured by federal deposit insurance. Trade receivables are concentrated primarily in the Northeastern United States. The Company does not normally require collateral from its customers. The Company is not dependent upon a single customer or a few customers for either segment of its business. No single customer accounts for sales equal to or greater than 10% of the Company’s consolidated revenues for the years ended December 31, 2001, 2000 and 1999.

     Fair Value of Financial Instruments

      Financial instruments include cash and cash equivalents, receivables, accounts payable, accrued expenses, notes payable and convertible subordinated debentures. The carrying amounts reported in the consolidated balance sheet for these financial instruments approximate their fair value. For certain instruments, including cash and cash equivalents, trade accounts receivable, accounts payable and accrued expenses, the carrying amount approximates fair value due to their short maturity.

     Earnings (Loss) Per Share

      Basic earnings or loss per share is computed by dividing net earnings or loss attributable to common stockholders by the weighted average number of shares outstanding during the year. Diluted earnings or loss per share attributable to common stockholders further considers the impact of dilutive common stock equivalents. Diluted loss per share is equal to basic loss per share for 2001 and 2000 because the effect of the additional shares which would be issued assuming conversion of the convertible debentures, convertible preferred stock and the outstanding common stock options and warrants are anti-dilutive for the aforementioned years. Common shares which would be issued assuming conversion of the convertible debentures, convertible preferred stock and common stock options and warrants total 16,009,575 and 13,284,796 for 2001 and 2000 respectively.

      The following is a reconciliation of the numerator (net earnings) and the denominator (common shares outstanding) of the basic and diluted per share computations for 1999):

	Net
	Earnings	Shares	Amount

BASIC EPS
Net earnings available to common shareholders	$2,832,034	28,171,655	$.10
EFFECT OF DILUTIVE SECURITIES
Stock options	—	2,027,844	(.01)

DILUTED EPS	$2,832,034	30,199,499	$.09

      Common shares assumable in connection with convertible debentures and convertible preferred stock total 6,832,329 for 1999. These shares were not included in the computation of diluted EPS in 1999 because their effect is anti-dilutive.

     Comprehensive Income

      During the years ended December 31, 2001, 2000 and 1999 the Company did not have any changes in its stockholders equity resulting from non-owner sources. Accordingly, comprehensive income was equal to

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the net income/loss amounts presented in the statements of operations. See note 17 for further information.

     Recent Accounting Pronouncements

      In June, 1998 the Financial Accounting Standards Board (“FASB”) issued SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended, which establishes accounting and reporting standards for derivative instruments, including some derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. This statement became effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company adopted SFAS No. 133 and SFAS No. 138 on January 1, 2001. In accordance with the transition provisions of SFAS No. 133, the Company recorded a net-of-tax cumulative-effect loss of $453,615 in accumulated other comprehensive income to recognize at fair value two interest-rate swap derivatives that are designated as a cash-flow hedging instruments. As of September 30, 2001, the net-of-tax fair value of these derivatives carried as a component of other comprehensive loss was $1,123,891. In December of 2001, the Company received notice from the banks that they were exercising their rights to terminate the interest rate swap agreements due to the Company’s failure to comply with the terms of the Senior Credit Facility. In accordance with the termination notice, the banks demanded compensation for their costs of liquidating their corresponding derivative obligations in the amount of $1,080,249. The Company accrued this amount as interest expense in 2001 and reversed the amounts included within other comprehensive loss in connection with the fair value of the interest rate swap derivatives. As a result of the termination of the interest swap agreements in 2001, comprehensive income for the twelve months ended December 31, 2001 was equal to the net income/loss amounts presented in the accompanying consolidated statements of operations.

      In July 2001, the FASB issued SFAS No. 141, “Business Combinations”, and SFAS No. 142, “Goodwill and Other Intangible Assets”. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. SFAS No. 141 also specifies criteria intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill, noting that any purchase price allocable to an assembled workforce may not be accounted for separately. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 121.

      The Company adopted the provisions of SFAS No. 141 during 2001 and adopted the provisions SFAS No. 142 on January 1, 2002. Goodwill and intangible assets acquired in business combinations completed before July 1, 2001 continued to be amortized prior to the adoption of SFAS No. 142.

      SFAS No. 141 requires upon adoption of SFAS No. 142 that the Company evaluate its existing intangible assets and goodwill that were acquired in a prior purchase business combination, and to make any necessary reclassifications in order to conform with the new criteria in SFAS No. 141 for recognition apart from goodwill. SFAS No. 142 requires the Company to reassess the useful lives and residual values of all intangible assets acquired in purchase business combinations, and make any necessary amortization period adjustments by the end of the first interim period after adoption. In addition, to the extent an intangible asset is identified as having an indefinite useful life, the Company is required to test the intangible asset for impairment in accordance with the provisions of SFAS No. 142 within the first interim

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

period. Any impairment loss will be measured as of the date of adoption and recognized as the cumulative effect of a change in accounting principle in the first interim period.

      In connection with the transitional goodwill impairment evaluation, SFAS No. 142 requires the Company to perform an assessment of whether there is an indication that goodwill is impaired as of the date of adoption. To accomplish this, the Company must identify its reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of the date of adoption. The Company has up to six months from the date of adoption to determine the fair value of each reporting unit and compare it to the reporting unit’s carrying amount. To the extent a reporting unit’s carrying amount exceeds its fair value, an indication exists that the reporting unit’s goodwill may be impaired and the Company must perform the second step of the transitional impairment test. In the second step, the Company must compare the implied fair value to all of its assets (recognized and unrecognized) and liabilities in a manner similar to a purchase price allocation in accordance with SFAS No. 141, to its carrying amount, both of which would be measured as of the date of adoption. Any transitional impairment loss will be recognized as the cumulative effect of a change in accounting principle in the Company’s statement of operations.

      At December 31, 2001, the Company has approximately $13.0 million of unamortized goodwill and an unamortized permit in the amount of approximately $8.1 million, which was acquired in a purchase business combination by our environmental recycling division in 1999, which will be subject to the transition provisions of SFAS No. 141 and 142. The Company recorded amortization expense of $1,397,000, $1,665,000 and $1,399,000 pertaining to this goodwill and permit in 2001, 2000 and 1999 respectively. The Company is currently evaluating the effect that the adoption of SFAS No. 142 may have on its consolidated results of operation and financial position. Although the Company’s analysis is not yet complete, management believes that it has identified all of the existing intangibles other than goodwill that have been acquired in prior purchase business combinations in order to make the necessary reclassifications required by the new standard. The Company is currently evaluating the effect that the adoption of SFAS No. 142 may have upon the Company’s results of operations and financial condition.

      Also, in July 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations”. That standard requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity will capitalize a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The standard is effective for fiscal years beginning after June 15, 2002, with earlier adoption permitted. The Company is currently evaluating the effect that the adoption of SFAS No. 143 may have on its consolidated results of operation and financial position.

      In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. While SFAS No. 144 supersedes SFAS No. 121, it retains many of the fundamental provisions of SFAS No. 121. SFAS No. 144 also supersedes the accounting and reporting provisions of Accounting Principles Board (“APB”) Opinion No. 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions,” for the disposal of a segment of a business. However, it retains the requirement in APB Opinion No. 30 to report separately discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. The Company adopted the provisions of SFAS No. 144 on January 1, 2002.

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.     Liquidity and Capital Resources

      The Company’s liquidity and ability to meet its financial obligations and maintain its current operations in 2002 and beyond will be dependent on, among other things, its ability to refinance its Senior Credit Facility, its ability to meet its payment obligations under, achieve and maintain compliance with the financial covenants in all of its debt agreements and to provide financing for working capital.

      The Company is highly leveraged, and during 2000 and 2001 incurred substantial losses from operations, primarily resulting from the significant expenses incurred in its plastic lumber division. The Company’s accumulated deficit and working capital deficit totaled approximately $61.0 million and $60.5 million respectively as of December 31, 2001. The Company’s obligations to make payments under, achieve and maintain compliance with the covenants in its Senior Credit Facility and Master Credit Facility are material financial commitments.

      On September 28, 2001, the Company notified all of the banks which participate in its Senior Credit Facility that due to lower than expected sales at the Company’s plastic lumber division the Company would not make the $2.5 million term loan payment due September 30, 2001. In addition, the Company was not in compliance with some of the covenants under its Senior Credit Facility as of September 30, 2001. Substantially all of the assets of the Company have been pledged as collateral with respect to the Senior Credit Facility. Effective November 14, 2001, the Company entered into a forbearance agreement with the participating banks whereby the lenders under the Senior Credit Facility agreed to accept interest only payments from the Company and allowed it to defer the September 30, and December 31, 2001 principal payments until the earlier of February 28, 2002 or the sale of some of its assets. Pursuant to the terms of the forbearance agreement, the lenders also agreed not to take any action against the Company with respect to covenant violations as of September 30 and December 31, 2001. The forbearance period terminated on February 28, 2002. As of February 28, 2002 the Company did not make the required principal payments under the forbearance agreement that were originally due September 30, and December 31, 2001 in the amount of $2.5 million each. The Company also did not make the required interest payments of approximately $215,000 and $197,000 due January 31, and February 28, 2002 respectively. In addition, on March 11, 2002 the Company informed the lenders under the Senior Credit Facility that it could not make the $2.5 million principal payment due March 31, 2002. The Company also has an additional $2.5 million principal payment due June 30, 2002 and the outstanding balance of the Senior Credit Facility is due in its entirety on July 1, 2002. At December 31, 2001, amounts outstanding under the Senior Credit Facility totaled approximately $39.9 million, including accrued interest, fees and penalties.

      The Company is negotiating with the senior lenders under the Senior Credit Facility for an extension of the forbearance period in connection with its failure to make its September 30, and December 31, 2001 principal payments on February 28, 2002, its interest payments due January 31, and February 28, 2002 and the $2.5 million principal payment due March 31, 2002. Although the failure to make these principal and interest payments constitute events of default under the Senior Credit Facility and the forbearance agreement, the lenders that are party to the Senior Credit Facility have yet to take any action against the Company, including declaration of default. The Company believes that if it could obtain an extension of the forbearance period, it may provide the Company with sufficient time to sell certain assets or find an alternative means to refinance the Senior Credit Facility. In the event that the necessary waiver and forbearance are not obtained or future principal and interest payments cannot be made, the lenders under the Senior Credit Facility can demand immediate repayment from the Company of the outstanding balance on the Senior Credit Facility.

      On January 3, 2002, the Company notified all of the participants in its Master Credit Facility with GE Capital Corporation that it would not be making any further principal payments until at least April of 2002. In addition, the Company did not make the term payment of $1.7 million due January 2, 2002 and,

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

as of September 30, and December 31, 2001, was not in compliance with the tangible net worth covenant under the Master Credit Facility. On February 28, 2002 the Company, GE Capital Corp. and the other participants in the Master Credit Facility agreed to and signed a Forbearance and Modification Agreement which restructures the Master Credit Facility by allowing the Company to defer principal payments until April 1, 2002 while continuing to make interest payments and providing a waiver of the September 30, and December 31, covenant violations. In accordance with the agreement, the Company will be required to make a $500,000 principal payment upon the proposed sale of Clean Earth, Inc., if it takes place. In addition, the Company will be required to make a $2 million prepayment on the Master Credit Facility upon the earlier of (i) the Company’s obtaining a new revolving credit facility with availability of at least $10 million to replace its existing revolving credit facility; (ii) the Company’s exercising the purchase option on, and subsequently obtaining a mortgage against, its Chicago property; or (iii) September 30, 2002. The Forbearance and Modification Agreement also re-sets the minimum tangible net worth covenant for March 31, 2002 and adds new covenants for minimum levels of earnings before interest, taxes, depreciation and amortization (“EBITDA”) commencing March 31, 2002 if the proposed sale of Clean Earth (see note 3) does not take place, or June 30, 2002 if the proposed sale does take place. It also requires the Company, under certain circumstances, to grant additional security interest to GE Capital Corp. and to the other participants in the Master Credit Facility for some of the Company’s property, plant and equipment that these lenders currently have no security interest in.

      Pursuant to this agreement, commencing on September 1, 2002, the Master Credit Facility will be restructured to a 48-month term. The Company will be required to pay a forbearance fee in connection with the Forbearance and Modification Agreement in an amount equal to 1% of our obligations under the Master Credit Facility outstanding as of the date of the proposed sale of Clean Earth. This forbearance fee will be immediately due and payable if the closing of the proposed sale of Clean Earth does not occur by June 1, 2002.

      The Master Credit Facility also contains a provision whereby an event which would accelerate payment terms of the Company’s Senior Credit Facility would also accelerate the payment terms of the Master Credit Facility to the same due date as the Senior Credit Facility. The Senior Credit Facility has a similar provision with respect to the Master Credit Facility. At December 31, 2001, amounts outstanding under the Master Credit Facility totaled approximately $11.4 million. In addition, defaults under these lending agreements cause defaults, pursuant to cross default provisions, of the Company’s other agreements, including, but not limited to, other lending agreements, debenture agreements, lease agreements and others.

      The Company is also required to retire its $4.0 million convertible debenture issued to Halifax Fund, L.P., as well as the $5.0 million convertible debenture payable to Stout Partnership, the Company’s largest stockholder, on or before July 1, 2002. Several members of the Company’s board of directors and a member of its management are affiliated with Stout Partnership. In addition, the $4.0 million convertible debenture contains a provision which provides that the sale or transfer by the Company of substantially all of its assets gives the holder an option to consider the debenture immediately due and payable and require the Company to redeem this debenture at a redemption price equal to 100% of the outstanding principal amount of the debenture or at a premium. The holder of a significant portion of the Company’s convertible debentures has a second lien on substantially all of the assets of the Company. The Forbearance and Modification Agreement to the Master Credit Facility prohibits the Company from making any payments of principal, interest or any other amounts due and owing to Halifax Fund, L.P., other than the payment of Halifax’ $4.0 million debenture, Stout Partnership or any future subordinated lender for one year from the date of the closing of the proposed sale of Clean Earth, if consummated, unless an equal payment, in addition to all currently scheduled principal and interest payments, is paid to the participants in the Master Credit Facility.

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company currently does not have the financial resources to repay its debt obligations under the Senior Credit Facility, Master Credit Facility, $4 million convertible debenture and the $5 million convertible debenture as they become due or in the event that current or future events of default are not waived in writing and such debt is immediately due without obtaining new debt and/or equity capital, negotiating different payment terms and/or selling some of its assets. The Company’s current and past failures to comply with the terms of its Senior Credit Facility and Master Credit Facility, as well as the related forbearance agreement and other debt obligations, and the material financial obligations currently contained in its Senior Credit Facility and Master Credit Facility have a material adverse effect upon the Company’s liquidity and capital resources and raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

      On December 29, 2001 the Company entered into an agreement to sell 100% of the capital stock of Clean Earth, Inc. to a newly created corporation owned by Founders Equity, Inc. See note 3 for further information on the proposed sale of Clean Earth, Inc. No assurances can be given that the Company will be able to close this transaction or that the Company will be successful in selling Clean Earth, Inc. at all in the event this transaction is not consummated. If the Company is successful in completing the sale transaction as described in note 3, it will pay down its entire Senior Credit Facility, as well as the $4.0 million convertible debenture that requires redemption upon the sale of substantially all of the Company’s assets. The Company believes that it will have the available cash necessary to retire this debenture in its entirety if this transaction take place. While there can be no assurances, the Company believes that this sale transaction, if consummated, would be a critical catalyst in allowing the Company to reorganize its capital structure and cure its liquidity crisis.

      If the Company is not successful in completing the sale transaction described in note 3, it will be required to seek other alternatives for refinancing its capital structure which could include raising additional equity, selling some of its assets or restructuring the Senior Credit Facility. There can be no assurances that this course of action will be successful. The Company’s failure to refinance its capital structure would require the Company to significantly curtail its operations. In this event, the Company may be forced to seek protection under the Bankruptcy Code or it may be forced into a bankruptcy proceeding by these lenders.

3.     Purchase Agreement to Sell Clean Earth, Inc.

      On December 29, 2001 the Company entered into a purchase agreement, subsequently amended on February 12, 2002, and again on March 5, 2002, to sell 100% of the capital stock of Clean Earth, Inc. (“CEI”) to New CEI Inc., a newly created Delaware corporation owned by affiliates of Founders Equity, Inc., an investment group headquartered in New York, New York (“Founders”), subject to approval of the Company’s shareholders. No assurances can be given that the Company will be able to close this transaction or that the Company will be successful in selling CEI at all in the event the sale to New CEI, Inc. is not consummated.

      Under the terms of the purchase agreement, the purchase price will consist of:

•	$45.0 million, of which $44.0 million will be payable at the closing and $1.0 million will be held in escrow pending the outcome of several purchase price adjustments pursuant to the terms of the Purchase Agreement; and

•	45,000 shares of the Junior Preferred Stock of New CEI, Inc. The Junior Preferred Stock is redeemable upon the earlier of (i) the tenth anniversary of the issuance of the Junior Preferred Stock, (ii) a change of control event, or (iii) a registered offering of New CEI’s securities that

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

results in gross proceeds of at least $25.0 million. The Junior Preferred Stock will be subordinate to the senior debt of New CEI and the other outstanding preferred stock of New CEI.

      Additional adjustments to the purchase price will be made if the $1.0 million escrow is not sufficient to cover the adjustments related to debt and other obligations outstanding and non-cash working capital. The adjustments, if any, for a shortfall of escrow in excess of $1.0 million related to debt and other obligations outstanding and non-cash working capital will result in a reduction in the Junior Preferred Stock the Company will receive from New CEI by 0.02% for each $1,000 of the shortfall.

      In addition, there may be additional adjustments to the cash portion of the purchase price based upon a final audited balance sheet to be delivered after the closing if the amount of outstanding debt and other obligations and non-cash working capital set forth on the final audited balance sheet differ from the amounts of such items set forth on the unaudited balance sheet on the closing date. The $1.0 million escrow will be distributed among the parties accordingly. If on the closing date, there are any obligations of CEI or any subsidiary of CEI that an obligee would have the right to accelerate the date of payment of such obligation of CEI or its subsidiary (a “Clean Earth Defaulted Obligation”), the cash portion of the purchase price will be reduced by the amount of the accelerated portion of the Clean Earth Defaulted Obligation less the amount by which such acceleration has resulted in the reduction of the cash portion of the purchase price pursuant to the foregoing adjustments pertaining to working capital and retention of debt.

      If New CEI has received the mezzanine financing of at least $8.0 million but less than $10.0 million by or at the closing, the cash portion of the purchase price will be reduced by the amount by which the amount of the mezzanine financing is less than $10.0 million, but such reduction will not, unless we, in our sole discretion, agree otherwise, cause the closing date cash payment to be less than $43.5 million.

      In addition, the receivables pursuant to (i) the Company’s ownership interest in the joint venture between Interstate Industrial Corp. and the Company (ii) the Quakertown Foundry Site Agreement between Integrated Technical Services, a subsidiary of CEI, and the Pennsylvania Department of Environmental Protection were not included as part of the purchase agreement. The net book value of these receivables were approximately $1,640,000 as of December of 2001.

      The sale of CEI was approved by the Company’s board of directors on December 31, 2001. On March 19, 2002, a special meeting of the Company’s stockholders was held whereby the stockholders approved the purchase agreement. The shareholder approval obtained on March 19, 2002 was only applicable to the specific purchase agreement with Founders and did not authorize the Company’s management or board of directors to pursue alternative plans for the sale or disposal of CEI.

      The terms of the purchase agreement, as amended, provide for significant preconditions to the purchaser’s obligation to close the transaction. These preconditions include, but are not limited to, requirements that the purchaser obtain $32.0 million of senior debt and $10.0 million of mezzanine financing prior to closing the transaction. The Company cannot predict the date as to when all of these preconditions will be met or whether they will be met at all. On March 5, 2002 the agreement, which had been terminated by a letter from Founders dated March 4, 2002, was reinstated and amended to allow Founders additional time to meet all of the preconditions to closing the transaction, and to extend the date for which either party to the transaction could terminate the agreement from March 31, 2002 to April 21, 2002.

      Because the purchaser has not met all of these preconditions, and since the shareholder approval was only applicable to the specific purchase agreement, the Company did not account for CEI as a discontinued operation in the accompanying consolidated financial statements. The Company is currently working with the purchaser to close this transaction prior to April 21, 2002.

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.     Acquisitions

     1999 Acquisitions Purchase Transactions

      On March 23, 1999, the Company acquired all of the stock of Brass Investment Co. (“Brass”) and its wholly owned subsidiaries Soil Remediation of Philadelphia (“SRP”) and Allied Waste, Inc. (“AWI”). SRP operates a soil remediation facility in Philadelphia, PA. AWI provides environmental services. The Company entered into a Management Contract taking over all responsibility for day to day management and financial control of SRP and AWI as of January 7, 1999 and entitling the Company to all net profits or losses after January 4, 1999.

      On January 28, 1999, the Company acquired 100% of the stock of Eaglebrook Plastics, Inc. and Eaglebrook Products, Inc. (collectively “Eaglebrook”), a plastic recycling and plastic lumber manufacturing company located in Chicago, IL. The Company is leasing the 300,000 square foot Chicago facility from the sellers for ten years at a monthly rental of $39,181 with an option to purchase the facility for $3,000,000. The Company intends to purchase the Chicago facility and has recorded the appraised value of the land and building in property and equipment and the applicable lease payments and the option price in notes and capital leases payable.

      On April 1, 1999, the Company signed a Management Contract with Brigadoon Industries, Inc., (“Brigadoon”) taking over all responsibility for day-to-day management and financial control as of that date and entitling the Company to all net profits or losses after April 1, 1999. Brigadoon manufactures corner boards from recycled plastic for use by the packaging industry. The Company acquired 100% of the stock of Brigadoon on June 30, 1999. The Company also purchased a 140,000 sq. ft. facility situated on approximately 39 acres in Ocala, Florida. The Ocala plant will house expanded operations of Brigadoon plus a large number of new extruders to manufacture other products for the plastic lumber division.

      The $41,965,833 total purchase price for all of the 1999 acquisitions consisted of 4,244,525 shares of the Company’s common stock valued at an aggregate of $19,343,714, cash payments of $14,800,000 and issuance of debt totaling $5,763,494, costs totaling $838,733 and $1,219,892 assigned to warrants granted to a former owner. Several of the acquisitions included non compete agreements, stock options and earnout provisions based on achieving specified profitability levels for key employees and former owners. The earnout provisions were payable entirely in the form of the Company’s common stock. No shares were issued under the earnout provisions in 2000. At December 31, 2000 all of the Company’s obligations related to the earnout provisions have been satisfied and there are no outstanding liabilities related to the earnout agreements. A summary of the allocation of the $41,965,833 aggregate purchase price of the 1999 acquisitions to the net assets acquired follows:

Working capital (deficit)	$(9,296,459)
Long-term assets	29,517,927
Deferred tax liabilities	(2,655,384)
Acquired intangibles	24,399,749

Aggregate purchase price	$41,965,833

      All of the aforementioned acquisitions in 1999 have been accounted for as purchases. Accordingly, the results of operations of the purchased companies are included in the consolidated financial statements for periods subsequent to the date of acquisition or the date management obtained day-to-day management and financial control. The excess of the aggregate purchase price over the estimated fair value of the net assets acquired in all of the acquisitions has been recorded as acquired intangibles. The acquired intangibles are being amortized on a straight-line basis over periods of twenty to forty years.

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The unaudited pro forma combined results of operations of the Company and all of its subsidiaries for the year ended December 31, 1999, after giving effect to certain pro forma adjustments as if the acquisitions had taken place on January 1, 1998, are as follows:

1999

Net sales	$141,401,003

Net income (loss)	$3,117,343

Net income (loss) attributable to common stockholders	$2,800,561

Net income (loss) per share — diluted	$0.09

Weighted average shares used in computation	30,467,766

      The foregoing unaudited pro forma results of operations reflect adjustments for amortization of goodwill, depreciation on re-valued buildings and equipment and interest on cash paid to the sellers. Per share amounts are calculated after preferred dividends are subtracted from net income. They do not purport to be indicative of the results of operations which actually would have resulted had the acquisitions occurred at January 1, 1998 or of future results of operations of the consolidated entities.

     Pooling Transactions

      On June 25, 1999, the Company acquired 100% of the stock of Barbella Environmental Technology, Inc. (“Barbella”), an environmental remediation and construction service company located in Somerville, New Jersey, for 810,000 shares of the Company’s common stock. The Company incurred merger costs totaling $595,000 in the Barbella transaction which were charged to expenses in the second quarter of 1999. On September 28, 1999, the Company acquired 100% of the stock of Eureka Plastics of California, Inc. (“Eureka”), and Ecosource Corporation (“Ecosource”), for 236,600 and 392,000 shares respectively of the Company’s common stock, in unrelated transactions. Both of these companies recycle and process plastics in Southern California. The Company incurred $810,000 of costs related to these mergers that were written off in the third quarter of 1999. On December 14, 1999, the Company acquired 100% of the stock of Clean Rock Industries, Inc. and Clean Rock Properties, Ltd. (collectively “Clean Rock”), for 422,164 shares of the Company’s common stock. Clean Rock Industries, Inc. is a soil recycling facility located in Hagerstown, Maryland. Clean Rock Properties, Ltd. is a holding company that owns the real estate upon which this business operates. The Company incurred $440,000 of costs related to the Clean Rock merger which were charged to expense in the fourth quarter of 1999.

      The Company has accounted for each of the Barbella, Eureka, Ecosource and Clean Rock transactions as a pooling of interests. Accordingly, the accompanying financial statements include the applicable amounts for the pooled companies as if the acquisitions had taken place on January 1, 1998. Following is a summary of the amounts included in the accompanying statements of operations for the year ended December 31, 1999 for all of the pooled companies:

1999

Net sales	$34,480,025
Net income	1,747,110
Net income per share	$.06

      The statement of stockholders’ equity was also restated to include $850,523 of retained earnings and $457,302 of additional paid in capital for all of the pooled companies as of January 1, 1998. The Company had no inter-company transactions with the pooled entities prior to their acquisition.

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     2000 Acquisitions

      On February 10, 2000, the Company acquired certain assets and certain liabilities of Baron Enterprises, Inc. (“Baron”), a manufacturer of plastic slip and tier sheets used in handling freight. Baron operates facilities in Denver, CO and Reidsville, NC. Both plants manufacture tier and slip sheets that are similar to products manufactured in the Company’s Chicago facility. The acquisition was accounted for as a purchase. Accordingly the $1,635,147 excess of the purchase price over the value of the net tangible assets acquired is included in acquired intangibles as of December 31, 2000.

      The $2,105,000 purchase price of the Baron acquisition consisted of 202,376 shares of the Company’s common stock valued at an aggregate of $1,800,000 and acquisition related costs of $305,000.

      A summary of the allocation of the purchase price of the Baron acquisition to the net assets acquired follows:

Working capital	$1,540,072
Long-term assets	3,096,778
Long-term debt	(4,166,997)
Acquired intangibles	1,635,147

Aggregate purchase price	$2,105,000

      The unaudited pro forma combined results of operations of the Company and all of its subsidiaries for the years ended December 31, 2000 and 1999 after giving effect to certain pro forma adjustments as if the Baron acquisition had taken place on January 1, 1999, are as follows:

	2000	1999

Net sales	$175,226,924	$153,913,003
Net (loss) income	$(12,653,499)	$1,973,498
Net (loss) income attributable to common stockholders	$(13,473,255)	$1,656,716
Net (loss) income per share — diluted	$(.39)	$.05
Weighted average shares used in computation	34,319,470	30,670,142

      The foregoing unaudited pro forma results of operations reflect adjustments for amortization of goodwill, depreciation on re-valued buildings and equipment and interest on cash paid to the sellers. Per share amounts are calculated after preferred dividends are subtracted from net income. They do not purport to be indicative of the results of operations which actually would have resulted had the acquisitions occurred at January 1, 1999 or of future results of operations of the consolidated entities.

5.     Accounts Receivable, Net

      Accounts receivable consist of the following at December 31, 2001 and 2000:

	2001	2000

Trade receivables	$26,814,035	$29,679,374
Unbilled receivables related to long-term contracts	8,471,782	8,749,307
Costs and estimated profits in excess of billings	3,208,865	4,252,847
Retainage	3,992,284	3,457,329
Allowance for doubtful accounts	(5,170,723)	(2,375,479)

Accounts receivable (net)	$37,316,243	$43,763,378

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In 1999 and 2000 the Company’s environmental recycling division was involved in a project with the Pennsylvania Department of Environmental Protection (“PaDEP”) in which work was performed beyond the original scope of the project. The additional work was required in order to meet the objectives of the project, which were mutually agreed upon by the PaDEP and the Company, and to avoid further consequential damages. When the project was completed, the Company put in a claim to PaDEP for approximately $6.7 million as compensation for this additional work, an amount which was disputed by PaDEP. The Company retained outside counsel and two independent consulting firms with experience in these matters to represent it, and at December 31, 2000 had a receivable balance of approximately $4.2 million in connection with this claim, of which approximately $3.8 million was included in unbilled receivables related to long term contracts, and approximately $400,000 was included in trade receivables. This amount was based on management’s expectation of recovery of the extra costs, as well as the advice of outside counsel as to what the Company was likely to recover upon completion of the dispute resolution process. On July 19, 2001 PaDEP offered to pay the Company approximately $284,000 in full and complete settlement of this claim. The Company rejected this offer and demanded a pre-settlement hearing on this matter, which took place on November 19, 2001. On January 4, 2002 PaDEP rendered a pre-settlement hearing decision and recommended a payment to the Company of approximately $1 million. Because the Company strongly believes in the merits of its claim and its ability to support it with the appropriate facts, documentation and expert opinions, the Company also rejected this offer and proceeded with the next step in the dispute resolution process, which is a formal hearing with the Board of Claims for Pennsylvania. As discussed in note 3, on December 29, 2001 the Company entered into an agreement to sell Clean Earth, Inc. Under the terms of the proposed agreement the Company retained all of the rights to this claim for payment. While the Company believes the expertise of the necessary personnel from Clean Earth will be available to the Company in any future litigation with respect to this matter, there can be no assurances the Company will have access to this important resource. While the Company has every intention of pursuing this claim for the full amount, the Company decided to establish an allowance for this receivable for the difference between the amount offered in the January 4, 2002 decision and the carrying amount, resulting in a $3,180,000 charge to bad debt expense at December 31, 2001.

      With the exception of payments due under long-term contracts, as discussed in the Revenue Recognition section of Note 1, the Company believes that all receivables included in the table above are collectible within one year.

6.     Inventories

      Inventories consist of the following at December 31, 2001 and 2000:

	2001	2000

Raw materials	$1,458,328	$5,626,356
Finished goods	4,207,620	4,097,034

Inventories	$5,665,948	$9,723,390

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.     Property, Plant and Equipment, Net

      Property, plant and equipment consist of the following at December 31, 2001 and 2000:

	Useful Lives	2001	2000

Land		$6,257,500	$6,257,500
Buildings	30 to 40 years	24,875,101	21,460,673
Machinery and equipment in use	5 to 20 years	67,944,205	69,427,149
Leasehold improvements	Life of lease	4,062,217	5,486,112
Furniture and office equipment	5 to 7 years	2,289,843	2,364,176
Construction in progress		4,066,672	11,841,860

		109,495,538	116,837,470
Less accumulated depreciation		(22,579,478)	(16,292,531)

Property, plant and equipment (net)		$86,916,060	$100,544,939

8.     Notes and Capital Leases Payable

      Notes payable and capital leases consist of the following at December 31, 2001 and 2000:

	2001	2000

Revolving credit line under the Senior Credit Facility with interest payments monthly at prime plus 3.5% collateralized by accounts receivable, inventory and equipment of certain subsidiaries of the company	12,400,000	14,900,000
Term loan under the Senior Credit Facility with quarterly installments of $1,250,000 through June 30, 2001, quarterly installments of $2,500,000 through March 31, 2002, and the remainder due July 2, 2002, with monthly interest payments at prime plus 3.5% collateralized by substantially all the assets of certain subsidiaries of the company	25,000,000	27,500,000
Equipment term loans under the Master Credit Facility due in monthly installments of approximately $250,000 through June 2006 bearing interest at LIBOR plus 3.5%	11,356,490	13,514,733
Low interest bearing money purchase mortgage note payable in monthly installments of $18,939 through December 31, 2009 including interest imputed at 8.5%, collateralized by the CENJ facility	1,325,399	1,426,229
Real estate loan payable in monthly installments of approximately $14,720 through June 1, 2009 bearing interest at .50% over prime, collateralized by the CEP facility	1,000,817	1,093,559
Notes payable to government agency, payable in monthly installments totaling $9,505 through July 1, 2003, including interest at 5% to 5.5%	172,671	285,665
Capital lease payable on real estate in monthly installments of $41,566 through January 31, 2009 bearing interest of 10% collateralized by Chicago facility	3,000,000	3,000,000
Note payable assumed in acquisition of Brass payable in annual installments of $267,000 through December 31, 2004 plus interest accrued at 5% (interest imputed at 8.5%)	800,000	800,000

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2001	2000

Other notes and capital leases payable in monthly installments of approximately $150,000, maturing through January 1, 2006, with interest ranging from 5.9% to 11.75%, collateralized by various equipment of subsidiaries of the Company	2,364,608	3,629,021

Total notes payable and capital leases	57,419,985	66,149,207
Less current portion	(51,778,636)	(11,535,698)

Long-term portion	$5,641,349	$54,613,509

      On June 30, 2000 the Company terminated its previously existing line of credit and entered into a new three-year Senior Credit Facility with three banks. The Senior Credit Facility provides for a $30,000,000 term loan and a $15,000,000 revolving credit line. During 2000, the Senior Credit Facility allowed the Company to select from two interest rate options, one based on a spread over the prime rate and the other based on a spread over the Eurodollar deposit rate. The spread above each interest rate option was determined by the Company’s ratio of consolidated debt to EBITDA. Effective with the second amendment to the Senior Credit Facility dated March 12, 2001 the interest rate on all borrowings under the Senior Credit Facility was the prime rate plus 350 basis points. The revolving credit line has an unused commitment fee of 50 basis points. The weighted average interest rate on the Senior Credit Facility was approximately 9.1% and 11.2% during 2001 and 2000 respectively.

      In terminating the previously existing line of credit, the Company incurred an extraordinary loss in the second quarter of 2000 for prepayment penalties and the write off of deferred loan costs amounting to $1,027,785, net of taxes. At December 31, 2001 the Company had outstanding borrowings under the Senior Credit Facility of $37,400,000, plus an additional $2,495,000 of deferred interest, fees and penalties.

      The Senior Credit Facility requires the maintenance of defined levels of net worth, various financial performance ratios and restrictions on capital expenditures, dividend payments, acquisitions and additional indebtedness.

      At September 30, 2000 the Company was not in compliance with certain covenant requirements of the Senior Credit Facility for which the Company received waivers and amendments dated November 13, 2000. In addition to an interest rate increase of 200 basis points and amendment fees of $428,125, the terms of the amendments required the Company to raise a minimum of $2 million in equity prior to November 30, 2000, an additional $2 million prior to December 26, 2000, and an additional $500,000 prior to January 31, 2001. The amended terms also put further limits on the Company’s capital expenditures, and gave the senior lenders the option to permanently reduce their commitment on the revolving credit line when payments were made on that portion of the Senior Credit Facility by the amount paid.

      At December 31, 2000, the Company was not in compliance with certain financial covenant requirements of its amended Senior Credit Facility, for which the Company received a Waiver and Second Amendment dated March 12, 2001. In addition to amendment fees of $106,250, the terms of the amendment required the Company to raise an aggregate of $6,500,000 of equity or equity equivalents prior to February 28, 2002. The Waiver and Second Amendment also put further limits on the Company’s capital expenditures, and contained a provision requiring the Senior Credit Facility be refinanced or paid in full by April of 2002.

      On July 13, 2001, the Company entered into a Waiver and Third Amendment to the Senior Credit Facility (“Waiver and Third Amendment”) with its senior lenders, the primary terms of which were as follows: (i) to extend the required due date to refinance the Senior Credit Facility until July 1, 2002, (ii) extend terms relative to the Company’s borrowing base as defined in the Amendment and (iii) provide for mandatory prepayment when certain outstanding claims of the Company are collected.

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      On September 28, 2001, the Company notified all of the banks which participate in its Senior Credit Facility that the Company would not make the $2.5 million term loan payment due September 30, 2001 without jeopardizing its business operations. In addition, the Company was not in compliance with some of the covenants under its Senior Credit Facility as of September 30, 2001. Substantially all of the assets of the Company have been pledged as collateral with respect to the Senior Credit Facility. Effective November 14, 2001, the Company entered into a forbearance agreement with the participating banks whereby the lenders under the Senior Credit Facility agreed to accept interest only payments from the Company and allowed it to defer the September 30, and December 31, 2001 principal payments until the earlier of February 28, 2002 or the sale of some of its assets. Pursuant to the terms of the forbearance agreement, the lenders also agreed not to take any action against the Company with respect to covenant violations as of September 30 and December 31, 2001. The forbearance agreement provided for a forbearance fee of $100,000 payable by the Company at the termination of the forbearance period. The forbearance period terminated on February 28, 2002. As of February 28, 2002 the Company did not make the required principal payments under the forbearance agreement that were originally due September 30, and December 31, 2001 in the amount of $2.5 million each. The Company also did not make the required interest payments due January 31, and February 28, 2002. In addition, on March 11, 2002 the Company informed the lenders under the Senior Credit Facility that it would not make the $2.5 million principal payment due March 31, 2002. The Company also has an additional $2.5 million principal payment due June 30, 2002 and the outstanding balance of the Senior Credit Facility is due in its entirety on July 1, 2002.

      The Company is negotiating with the senior lenders under the Senior Credit Facility for an extension of the forbearance period in connection with its failure to make its September 30 and December 31, 2001 principal payments on February 28, 2002 and its interest payments due January 31, 2002 and February 28, 2002. Although the failure to make these principal and interest payments constitute events of default under the Senior Credit Facility and the forbearance agreement, none of the lenders that are party to the Senior Credit Facility have taken action against the Company. The Company believes that an extension of the forbearance period may provide it with sufficient time to close the Clean Earth sale transaction or find an alternative means to refinance the Senior Credit Facility. In the event that the necessary waiver and forbearance are not obtained or future principal and interest payments cannot be made, the lenders under the Senior Credit Facility can demand immediate repayment from the Company of the outstanding balance on the Senior Credit Facility.

      During 2000, the Company obtained $14,600,000 in new equipment financing through a Master Credit Facility with GE Capital in order to finance the expansion of its plastic lumber manufacturing facilities. The Master Credit Facility is secured by certain equipment and contains a minimum tangible net worth covenant. At December 31, 2000 the Company was not in compliance with the minimum tangible net worth covenant. On March 30, 2001, the Company entered into amendments on the Master Credit Facility with GE Capital to waive the tangible net worth covenant for the fourth quarter 2000 and amended the covenant for each quarter of 2001. The Company was required to accelerate a portion of the principal payments on the Master Credit Facility and was required to refinance or repay a portion of the outstanding balance on the Master Credit Facility upon the refinancing or repayment of the Senior Credit Facility.

      On January 3, 2002, the Company notified all of the participants in its Master Credit Facility with GE Capital Corporation that it would not be making any further principal payments until at least April of 2002. In addition, the Company did not make the term payment of $1.7 million due January 2, 2002 and, as of September 30, and December 31, 2001, was not in compliance with the tangible net worth covenant under the Master Credit Facility. On February 28, 2002 the Company, GE Capital Corp. and the other participants in the Master Credit Facility agreed to and signed a Forbearance and Modification Agreement which restructures the Master Credit Facility by allowing the Company to defer principal payments until April 1, 2002 while continuing to make interest payments and providing a waiver of the September 30, and

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, covenant violations. In accordance with this agreement, the Company will be required to make a $500,000 principal payment upon the proposed sale of Clean Earth, Inc., if it takes place. In addition, the Company will be required to make a $2 million prepayment on the Master Credit Facility upon the earlier of (i) an increase in availability on a new revolving credit facility to at least $10 million; (ii) the Company’s exercising the purchase option on, and subsequently obtaining a mortgage against, its Chicago property; or (iii) September 30, 2002. The Forbearance and Modification Agreement also re-sets the minimum tangible net worth covenant for March 31, 2002 and adds new covenants for minimum levels of EBITDA commencing March 31, 2002 if the proposed sale of Clean Earth does not take place, or on June 30, 2002 if the proposed sale does take place. It also requires the Company, under certain circumstances, to grant additional security interest to GE Capital Corp. and to the other participants in the Master Credit Facility for some of the Company’s property, plant and equipment that these lenders currently have no security interest in.

      Pursuant to this agreement, commencing on September 1, 2002, the Master Credit Facility will be restructured to a 48-month term. The Company will be required to pay a forbearance fee in connection with the Forbearance and Modification Agreement in an amount equal to 1% of our obligations under the Master Credit Facility outstanding as of the date of the proposed sale of Clean Earth. This forbearance fee will be immediately due and payable if the closing of the proposed sale of Clean Earth does not occur by June 1, 2002.

      The Master Credit Facility also contains a provision whereby an event which would accelerate payment terms of the Company’s Senior Credit Facility would also accelerate the payment terms of the Master Credit Facility to the same due date as the Senior Credit Facility. The Senior Credit Facility has a similar provision with respect to the Master Credit Facility. In addition, defaults under these lending agreements cause defaults, pursuant to cross default provisions, of the Company’s other agreements, including, but not limited to, other lending agreements, debenture agreements, lease agreements and others.

      At December 31, 2000, the Company had interest rate swap agreements outstanding with a notional amount of $20,000,000 under which the Company paid a fiscal rate of interest and received a floating rate of interest over the term of the interest rate swap agreement without the exchange of the underlying notional amounts. The interest rate swap agreements converted a portion of the Senior Credit Facility from a floating rate to a fixed rate obligation. The fair value of the interest rate swap agreements outstanding at December 31, 2000 was $453,615. On January 1, 2001, in accordance with the transition provisions of SFAS No. 133, the Company recorded a net-of-tax cumulative-effect loss of $453,615 in accumulated other comprehensive income to recognize at fair value the interest-rate swap derivatives that are designated as a cash-flow hedging instruments. See note 17 for further discussion of these cash-flow hedging instruments.

      The Company did not make the payments of $266,667 that were due on December 31, 2001 and December 31, 2000 in connection with the $800,000 note assumed in the Brass acquisition. On February 4, 2002 the Company reached an agreement with the holder of the note, Waste Management Inc., to amend the terms of the note whereby it would be due in three equal annual installments beginning December 31, 2002. The agreement also waives the failure to make the aforementioned principal and interest payments that had been due on December 31, 2001 and 2000.

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Notes payable and capital leases mature as follows:

Year Ending	Amounts

2002	$51,778,636
2003	503,888
2004	1,202,132
2005	153,655
2006	165,000
2007 and later	3,616,674

$57,419,985

9.	Convertible Subordinated Debentures

      On February 2, 2000 the Company issued a 5% $7,500,000 convertible subordinated debenture (the “Fiscal 2000 Debenture”), which is convertible into shares of the Company’s common stock. The original conversion price of the Fiscal 2000 Debenture was the lower of $9.65 or the lowest trading price of the Company’s common stock during the four trading days prior to the conversion date, but not less than $8.25 (the “minimum floating conversion price”). The convertible debenture includes a provision that, in the event that the market price of the common stock of the Company is less than $8.25 for ten consecutive trading days after the first anniversary of the issuance of the debenture, the holder of the debenture may give notice to the Company which would require the Company to, at the Company’s option, (a) repurchase the debenture for a cash price equal to 110% of the outstanding principal amount of the debenture plus accrued interest, or (b) reset the minimum floating conversion price to zero (which changes the conversion price to the market price upon conversion, not to exceed $9.6525). The right of the debenture holder to convert the debenture to common stock is limited in that the holder may not convert the debenture if upon such conversion the holder will become a beneficial owner of more than 9.9% of the total issued and outstanding shares of the Company’s common stock. If the holder elects to convert and the entire debenture cannot be converted due to this limitation, the Company must settle in cash that portion of the debenture which cannot be converted to stock when the debenture matures in February of 2005, at 110% of the sum of the outstanding balance of the debenture that is in excess of the limitation and accrued but unpaid interest and default payments.

      In conjunction with the issuance of the debentures, the Company issued 200,000 warrants to purchase Common stock at $10.09 per share. The Company expensed a beneficial conversion feature of $270,946 in the first quarter of 2000. The $575,703 value assigned to the warrants and the $750,000 discount attributed to the 10% contingent premium discussed in option (a) in the above paragraph are reflected as discounts from the face value of the Fiscal 2000 Debenture and are being accreted into interest expense over the term of the debenture.

      On February 20, 2001 the holder of the Fiscal 2000 Debenture exercised its option to have the Company repurchase the debenture for cash at 110% of the outstanding principal balance plus accrued interest or reset the minimum floating conversion price to zero. The Company elected not to repurchase the debenture and the minimum floating conversion price was effectively reset to zero. During 2001 the holder of the Fiscal 2000 Debenture converted $2,191,494 of the debenture and $23,801 of unpaid interest into 2,134,742 shares of common stock at prices ranging from $1.00 to $1.05 per share. Unamortized debenture issuance costs and debt discounts of $12,475 and $120,558 respectively were charged to additional paid-in capital. As a result of these conversions, the Company recorded an additional beneficial conversion feature benefit granted to the holder of approximately $280,000, which was charged to interest expense during 2001. Also during 2001, the balance of the Fiscal 2000 Debenture increased by $201,764

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

resulting from interest that was paid in kind. As of December 31, 2001 the outstanding balance on the Fiscal 2000 Debenture was $5,583,579, net of unamortized discounts.

      During the first quarter of 2002 the holder of the Fiscal 2000 Debenture converted an additional $697,000 of principal and $5,105 of unpaid interest into 1,903,031 shares of common stock. The Company will record an additional beneficial conversion feature benefit in connection with these conversions in the first quarter of 2002 of approximately $323,000.

      On June 15, 2001, the Company issued a convertible subordinated debenture due May 31, 2002 in the principal amount of $4.0 million (the “Fiscal 2001 Debenture”) and a warrant to purchase 250,000 shares of its common stock, at an initial purchase price of $2.00 per share, (the “Warrant”) to Halifax Fund, LP (“Halifax”). Halifax paid the Company $4.0 million for these securities. The $195,120 value assigned to these warrants was recorded as a discount to the face value of the debenture, and is being accreted as interest expense through June 30, 2002. The principal amount of the Fiscal 2001 Debenture bears interest at a rate of 18% per year through August 14, 2001. On August 9, 2001, the Company and Halifax amended the Fiscal 2001 Debenture agreement to change the due date from May 31, 2002 to July 1, 2002.

      The Company has the option at any time and, upon five business day’s notice, to repurchase all or any part of the Fiscal 2001 Debenture. At August 15, 2001, the Company did not repurchase the Fiscal 2001 Debenture, nor did it consummate a sale/ leaseback of some of its assets under the terms described in the Fiscal 2001 Debenture Purchase Agreement. As a result, Halifax may convert the principal amount plus accrued interest and any default payments on the Fiscal 2001 Debenture into shares of the Company’s common stock. The conversion price of the common stock under the Fiscal 2001 Debenture is a price per share equal to the average of the lowest trading prices of the common stock on the principal trading market for the common stock during any three trading days during the twenty-two trading days immediately prior to the conversion date. Because the Fiscal 2001 Debenture was not repurchased by August 15, 2001 and the sale/ leaseback was not completed, in accordance with the terms of the Fiscal 2001 Debenture the Company: (i) issued to Halifax for no consideration another Warrant to purchase 250,000 shares of its common stock at a purchase price per share equal to 120% of the closing market price of such stock on August 15, 2001, which was $0.90 per share and, (ii) increased the interest rate from 18% to 25%. On August 15, 2001, the Company recognized a beneficial conversion feature in the amount of $534,000 which was recorded as a discount to the debenture. The $170,000 value assigned to the warrants issued on August 15, 2001 was recorded as an additional discount to the face value of the debenture. These discounts are being accreted as interest expense through June 30, 2002. As of December 31, 2001 the outstanding balance on the Fiscal 2001 convertible debenture is $3,579,144, net of unamortized discounts.

      As part of the financing, the Company also granted a subordinate lien on all its assets to Halifax through a Security Agreement. The lien not only secures the Company’s obligations under the Fiscal 2001 Debenture, but it also secures the Company’s obligations under the Fiscal 2000 Debenture due February 5, 2005 and the $1.0 million stated value of the Company’s Series D Convertible Preferred Stock previously sold to Halifax. In addition, the Fiscal 2001 Debenture Purchase Agreement with Halifax required that the shares and associated warrants underlying the Fiscal 2001 Debenture be registered within 90 days of the June 15, 2001 closing date of the agreement. The Fiscal 2001 Debenture Purchase Agreement provides that the Company pay in cash a default payment of 2.5% of the sum of the outstanding principal amount of the Fiscal 2001 Debenture plus the accrued interest for each thirty day period that the shares are not registered. As of December 31, 2001 the Company had not filed a registration statement to register these shares and the Company has accrued $350,000 in penalties due Halifax as a result of the Company’s failure to register these shares.

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.	Capital Stock

Series D Convertible Preferred Stock

      In September of 2000 the Company issued 1,187,285 shares of its Series D Preferred Stock and received net proceeds of $4.1 million. The Series D Preferred Stock pays a quarterly cash dividend at an annual rate of 15%, with the initial dividend payable on March 31, 2001. Each share of Series D Preferred Stock is convertible into one share of the Company’s common stock at the option of the holder any time after March 31, 2001, subject to certain rights of the Company. The Company at its sole option can redeem the Series D Preferred Stock at 115% of the initial purchase price in cash prior to March 31, 2001. In addition, if the common stock of the Company is trading at an average closing price of $3.50 per share or higher for 20 consecutive trading days at any time prior to March 1, 2002 the Company has the right to require conversion of the Series D Preferred Stock into common stock. Otherwise, the Series D Preferred Stock automatically converts into common stock on March 1, 2002. The beneficial conversion feature in the amount of $1,080,563 was accreted and recorded as preferred stock dividend from the date the Series D Preferred Stock was issued until the earliest possible conversion date.

      The Company did not pay any of the required cash dividends on the Series D Preferred Stock due to a deterioration in the Company’s financial condition. Dividends in arrears on the Series D Preferred Stock amounted to $808,631 at December 31, 2001 and $911,466 at February 28, 2002. On February 28, 2002 the Company issued a promissory note to each holder of Series D Preferred Stock for the corresponding amount of unpaid dividends owed to each holder. The notes pay quarterly interest at 5% per annum and are due April 1, 2004. On March 1, 2002 all 1,187,285 shares of outstanding Series D Preferred Stock was converted into an equal number of shares of common stock.

Series E Convertible Preferred Stock

      In November of 2000, the Company issued 1,142,857 shares of its Series E Preferred Stock to the Stout Partnership, the Company’s largest shareholder, and received net proceeds of $2 million. The Series E Preferred Stock pays a monthly cash dividend at an annual rate of 10%, with the initial dividend payable on January 15, 2001. Each share of Series E Preferred Stock is convertible into one share of the Company’s common stock at the option of the holder any time after December 31, 2001, subject to certain rights of the Company. The Company can at its sole option redeem the Series E Preferred Stock at 110% of the initial purchase price in cash prior to December 31, 2001. In addition, if the common stock of the Company is trading at an average closing price of $1.75 per share or higher for 20 consecutive trading days at any time prior to March 1, 2002 the Company has the right to require conversion of the Series E Preferred Stock into common stock. Otherwise, the Series E Preferred Stock automatically converts into common stock on March 1, 2002.

      During February and March 2001, the Company issued an additional 571,428 of Series E Preferred stock to the Stout Partnership and received net proceeds of approximately $1 million. On March 4, 2002 the Company’s Board of Directors extended the automatic conversion date of the Series E Preferred Stock to March 31, 2002.

Fusion Capital Fund II

      On December 7, 2000, the Company entered into a common stock purchase agreement with Fusion Capital Fund II, LLC pursuant to which Fusion Capital agreed to purchase up to $6.0 million of the Company’s common stock subject to increase, at the Company’s discretion, by an additional $6.0 million of common stock. The $6.0 million of common stock purchasable under the first tranche of the common stock purchase agreement is to be purchased over a twelve-month period, subject to a 6-month extension or earlier termination at our discretion. The selling price of the shares will be equal to the lesser of

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(1) $15.00 or (2) a price based upon the future market price of the common stock without any fixed discount to the market price. Pursuant to the terms of the Agreement with Fusion, the Company may not sell shares to Fusion until such time as the Securities and Exchange Commission declares a registration statement effective which registers for resale the shares Fusion Capital has agreed to purchase. Because the Company did not file a registration statement with the Securities and Exchange Commission prior to October 31, 2001, Fusion Capital has the right to terminate this agreement. The Company currently has no intention of utilizing this agreement.

      On March 2, 2001 under the terms of the common stock purchase agreement, Fusion Capital Fund II, LLC was issued 200,000 shares of the Company’s common stock as a commitment fee. The market value of these shares was approximately $287,000 at the time of issuance. Unless an event of default occurs, these shares must be held by Fusion Capital until the common stock purchase agreement has been terminated. On August 31, 2001 the common stock purchase agreement was amended whereby the Company granted Fusion Capital warrants to purchase 100,000 shares of the Company’s common stock at an exercise price of $1.00 per share in exchange for Fusion Capital’s agreement to revise the terms under which Fusion Capital could terminate the agreement. These warrants were valued at approximately $65,000. During 2001 the Company recorded expenses of approximately $555,000 in connection with the Fusion Capital Agreement, including the value of these shares and warrants issued during 2001.

     Common Stock Private Placements

      On July 3, 2001, the Company issued 476,191 shares of common stock to ZLP Master Fund, LTD. and 476,190 shares of common stock to ZLP Master Technology Fund, LTD. at a purchase price of $1.05 per share. This private placement transaction was not registered under the Act in reliance upon the exemption from registration in Section 4(2) of the Act, as a transaction not involving any public offering. Net proceeds after issuance costs of approximately $983,000 were used for general corporate purposes. Because the Company did not, within 60 days of July 3, 2001, file a registration statement with the SEC to register the resale of these shares as required under the stock purchase agreement, the Company is required to pay a cash penalty fee to the purchasers of these shares at a rate equal to 1.5% of the outstanding amount purchased for each 30-day period that a registration statement is not filed. As of December 31, 2001 the Company had not filed a registration statement to register these shares for resale and $60,000 has been accrued in connection with this penalty fee. On November 1, 2001 the Company raised an additional $752,000, net of issuance costs, through the issuance of 1,334,000 shares of common stock. These private placement transactions were not registered under the Securities and Exchange Act of 1934 (the “Act”) in reliance upon the exemption from registration in Section 4(2) of the Act, as transactions not involving any public offering.

     Employee Stock Options

      The Company has granted stock options to key employees and directors. The option price at the date of grant is determined by the Board of Directors and is generally tied to the market price of the Company’s freely trading shares. The term for exercising the stock options is generally ten years. Stock options granted by the Company generally vest ratably over a period of three years. Employee stock option activity in 2001, 2000 and 1999 is as follows:

	Weighted Average	Number of Options
	Exercise Price	Outstanding

Outstanding at December 31, 1998	$3.46	1,671,000
Granted	6.93	3,040,250
Exercised	2.94	(343,332)
Canceled	5.04	(465,500)

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Weighted Average	Number of Options
	Exercise Price	Outstanding

Outstanding at December 31, 1999	$6.01	3,902,418
Granted	4.41	572,667
Exercised	3.75	(85,335)
Canceled	7.98	(803,000)

Outstanding at December 31, 2000	$5.37	3,586,750
Granted	2.16	482,250
Exercised	—	—
Canceled	5.33	(310,000)

Outstanding at December 31, 2001	$4.96	3,759,000

      The weighted average remaining contractual life of all outstanding employee stock options is 7.0 years at December 31, 2001. Additional information regarding options outstanding at December 31, 2001, 2000 and 1999 follows:

	Range Of		Outstanding		Exercisable
	Exercise Prices
				Weighted Average		Weighted Average
	Low	High	Number	Exercise Price	Number	Exercise Price

1999:
	$2.25	$6.00	2,406,918	$4.45	1,182,875	$3.71
	7.22	12.50	1,495,500	8.53	284,166	8.27

	$2.25	$12.50	3,902,418	$6.01	1,467,041	$4.59

2000:
	$1.25	$6.25	2,634,250	$4.34	1,706,128	$4.23
	6.25	12.50	952,500	8.22	396,673	8.02

	$1.25	$12.50	3,586,750	$5.37	2,102,801	$4.95

2001:
	$0.50	$6.25	2,899,000	$4.03	2,096,383	$4.27
	6.25	12.50	860,000	8.11	615,003	8.01

	$0.50	$12.50	3,759,000	$4.96	2,711,386	$5.12

      The following table summarizes the pro forma consolidated results of operations of the Company as though the fair value based accounting method in SFAS 123 had been used in accounting for employee stock options for the years ended December 31, 2001, 2000 and 1999.

	2001	2000	1999

As reported results of operations:
Net (loss) earnings	$(48,162,935)	$(12,475,131)	$3,148,816
Net (loss) earnings attributable to common stockholders	$(49,539,867)	$(13,294,890)	$2,832,034
Basic (loss) earnings per share	$(1.34)	$(.39)	$.10
Diluted (loss) earnings per share	$(1.34)	$(.39)	$.09

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2001	2000	1999

Pro forma results of operations:
Net (loss) earnings	$(49,433,991)	$(14,199,284)	$1,086,001
Net (loss) earnings attributable to common stockholders	$(50,810,923)	$(15,019,040)	$769,219
Basic (loss) earnings per share	$(1.37)	$(.44)	$.03
Diluted (loss) earnings per share	$(1.37)	$(.44)	$.03

      For purposes of the above disclosure, the determination of the fair value of stock options granted in 2001, 2000 and 1999 was based on the following: (i) a risk free interest rate of 5%, 7% and 7% respectively; (ii) expected option lives of four years, four years and four years respectively; (iii) expected volatility in the market price of the Company’s common stock of 100%, 100% and 75% respectively; and (iv) expected dividends on the underlying common stock of 0%, 2.5% and 2.5% respectively.

      The weighted average fair value of options granted to employees were $0.93, $2.96 and $4.60 per share for the years ended December 31, 2001, 2000 and 1999 respectively.

     Non-Employee Stock Options

      Magellan Finance Corporation (“Magellan”), a stockholder, was originally granted options to purchase up to 353,684 shares of the Company’s common stock at $1.77 per share. Magellan exercised 117,895 of the options in 1997 and another 117,895 options in September 1998. The remaining 117,894 options were exercised on June 30, 1999.

      The Stout Partnership was granted 320,000 options at $2.25 per share in January 1998 in exchange for enabling the Company to obtain a line of credit by providing guarantees (see note 14). Stout Partnership exercised 250,000 shares in September 1999. The remaining 70,000 options expired during 2001.

      Nonemployee stock option activity in 2001, 2000 and 1999 is summarized as follows:

	Weighted Average	Number of Options
	Exercise Price	Outstanding

Outstanding at December 31, 1998.	$2.37	520,395
Granted	7.38	25,000
Exercised	2.32	(427,895)
Canceled	—	—

Outstanding at December 31, 1999.	$3.38	117,500
Granted	3.79	102,500
Exercised	5.00	(10,000)
Canceled	—	—

Outstanding at December 31, 2000.	$3.50	210,000
Granted	0.53	41,200
Exercised	0.38	(21,200)
Canceled	2.25	(70,000)

Outstanding at December 31, 2001.	$3.70	160,000

Stock options exercisable at December 31, 2001	$3.70	160,000

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Stock Warrants

      Warrants to purchase 62,500 common shares at $7.22 per share were issued to the purchasers of $2,500,000 of convertible subordinated debentures in January 1999. Another 85,000 and 42,500 warrants to purchase common stock at $5.00 and $7.50, respectively, were also issued in conjunction with the sale of the $2,500,000 convertible subordinated debentures in 1999. The Company issued 500,000 warrants to purchase the Company’s common stock at $6.00 per share to the shareholders of Brass Investment Company as part of the acquisition consideration. The company issued warrants to purchase 200,000 common shares at $10.09 in conjunction with the issuance of $7,500,000 of convertible subordinated debentures in February 2000 (see note 9). In December 2000, the company granted 250,000 warrants to the Stout Partnership at an exercise price of $1.50 per share. The warrants were granted in consideration of the Stout Partnership for exchanging the unsecured loan to a convertible subordinated debenture and providing the additional funding of Series E.

      Preferred Stock (see note 14). August C. Schultes, III and Gary J. Ziegler are individual partners in Stout Partnership and also serve as directors to the Company. Mark S. Alsentzer is Chairman and Chief Executive Officer of the Company as well as an individual partner in Stout Partnership. At December 31, 2000 a total of 1,260,000 warrants were outstanding.

      On June 1, 2001, the Company granted 250,000 warrants to purchase the Company’s common stock to the Stout Partnership at an exercise price of $1.50 per share. The warrants were granted in consideration of the Stout Partnership extending the maturity date of its $5,000,000 convertible debenture to July 1, 2002 and because some of the assets of the Company were not disposed of as of June 1, 2001 (see note 14).

      On June 15, 2001 the Company granted 250,000 warrants to Halifax Fund L.P. at an exercise price of $2.00 per share in connection with their purchase of a $4,000,000 convertible debenture purchased from the Company on that date (see note 9). In addition, because the Company failed to retire the debenture prior to August 15, 2001, and a sale/ leaseback of some of the Company’s assets was not consummated in accordance with the terms of the debenture, the Company issued to Halifax an additional 250,000 warrants at an exercise price of $0.90 per share on August 15, 2001.

      On July 3, 2001 the Company granted Zimmer Lucas Partners LLC 238,095 warrants in connection with their purchase of 952,381 shares of the Company’s common stock in a private placement transaction.

      In August of 2001 the Company granted a total of 175,000 warrants in exchange for investment banking and financial consulting services to be incurred over a prospective one-year period. The exercise price of the warrants range from $1.07 to $1.40. These warrants were valued at approximately $75,000, and are being amortized over the related period of services.

      On August 31, 2001 the Company amended the Common Stock Purchase Agreement entered into with Fusion Capital Fund II, LLC on December 7, 2000 and granted Fusion 100,000 warrants at an exercise price of $1.00 per share in connection with the amendment.

      On October 23, 2001 the Company issued 375,200 warrants, at an exercise price of $0.60 per share, to the participants in the November 1, 2001 common stock private placement.

      As of December 31, 2001 warrants to purchase 2,828,295 shares of common stock were outstanding.

     Earnout Agreement with “Historical Shareholders”

      The Company had previously reserved 4,609,386 shares for issuance pursuant to earnout provisions in the Agreement and Plan of Reorganization entered into by the Company on December 15, 1995 and subsequently in an Earn Out Rights Agreement dated October, 1997. The parties to the agreement

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

specified that the shares would be paid to certain shareholders (Historical Shareholders), who held the common stock as of the date of the Agreement and Plan of Reorganization, when net sales or production of Earth Care Global Holdings, on a consolidated basis, meet or exceed 2.0 million pounds of plastic lumber per month for three consecutive months, subject to certain limitations contained in the Agreement.

      In 1999 the Company determined that it was unlikely to meet the performance goals set out in the Earnout Rights Agreement and approached all of the Historical Shareholders and requested that they sign a Settlement Agreement. Under the terms of the Settlement Agreement, the historical shareholders individually waived any future rights to Earnout Shares in exchange for a reduced payment in the form of Company shares upon signing the agreement. Approximately 99% of the Historical Shareholders (representing 4,553,606 shares of the total 4,609,386 earn out shares) agreed to accept 15% of the original earnout shares. The remaining 1% of the Historical Shareholders could not be located by the Company, and there are no pending proceedings with these remaining shareholders.

      On January 17, 2000, the Company issued 632,833 shares to the Historical Shareholders who accepted the Settlement Agreement. The Company has included the $5,166,005 value of the shares issued in acquired intangibles and additional paid in capital on the balance sheet as of December 31, 1999.

      During 2001 the Company issued an additional 8,075 shares to a Historical Shareholder who had previously not received shares under the terms of the Settlement Agreement.

     Stock Reserved

      At December 31, 2001, common stock was reserved for the following:

Shares contingently issuable to USPL and CEI shareholders	55,845
Non employee stock options	160,000
Employee stock options	3,759,000
Warrants	2,828,295
Convertible debentures	46,807,323
Preferred Stock	2,901,570

56,512,033

11.     Restructuring and Asset Impairment Charges

     2001 Restructuring and Asset Impairment Charge

      In September of 2001 the Company announced the closing of three of its manufacturing facilities and the leasing of two of its resin processing plants to third parties in an effort to reduce fixed costs, improve customer service and narrow management’s focus to a smaller number of manufacturing facilities, without reducing total manufacturing capacity. With the exception of activities associated with exiting the facilities, the Fontana, California, Denton, Maryland, and Trenton, Tennessee plants were closed on September 28, 2001 and the equipment and manufacturing processes at these plants were transferred to the Chicago, Illinois and Ocala, Florida manufacturing locations. The Company is currently attempting to obtain a buyout or sublease of the closed facilities. In addition, the Company has discontinued raw material processing at its Auburn, Massachusetts and Chino, California resin plants and has agreed to lease these operations to other raw material processors. The Company will continue raw material processing for its own use at the Chicago and Ocala plants. Approximately 140 full time manufacturing and administrative positions were eliminated in connection with the reduction in facilities. The plan of restructure was adopted by management and the board of directors and communicated to employees in late September of 2001. During the fourth quarter of 2001, the Company recorded an acquired intangibles impairment charge

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

related to the environmental division of $13.5 million as a result of the proposed sale of CEI (see note 3) and the requirement to reduce to fair value the carrying value of CEI’s long-lived assets. The following is a summary of the restructuring and asset impairment charges recorded during the third and fourth quarter of 2001. As a result of this restructuring, the

Company recorded the following charges:
Write-down for equipment impairment	$8,694,000
Write-down for acquired intangibles impairment	14,616,000
Lease termination, severance and other exit costs	1,656,000

Total restructuring and asset impairment charges	$24,966,000

      During 2001 the Company paid approximately $761,000 in employee termination, lease termination and other exit costs in connection with the restructuring and approximately $895,000 remains in the accrual as of December 31, 2001, primarily for lease termination expenses.

     2000 Restructuring and Asset Impairment Charge

      In the fourth quarter of 2000, the Company committed to a plan of restructure with respect to some of the smaller plants in its plastic lumber division. In connection with the plan of restructure, the Reidsville, North Carolina plant was closed in October of 2000, the Green Bay, Wisconsin and Vernon, California plants were closed in January 2001 and the Sweetser, Indiana facility was closed during the third quarter of 2001. As a result, the Company recorded the following charges in the fourth quarter of 2000:

Write-down for equipment impairment	$2,319,000
Lease termination and other exit costs in connection with the restructuring	1,098,000

Total restructuring and asset impairment charges in 2000.	$3,417,000

      The Company anticipates lease termination costs will be paid throughout 2001 and 2002, as the Company completes its restructuring plan. As of December 31, 2000, the Company had accrued $1,098,000 in connection with lease termination costs. During 2001 the Company paid approximately $564,000 in lease termination payments and charged this amount against the accrual. Also during 2000, the Company reversed $154,000 of the accrual for other exit costs due to a change in estimate. As of December 31, 2001, the Company has approximately $380,000 remaining in its 2000 restructuring accrual for lease termination payments. During 2000 and early 2001, the Company eliminated approximately 300 employees as part of the 2000 restructuring plan. The severance component of the restructuring plan was communicated to the employees in early January 2001. As a result, the Company recorded a charge of $182,000 in the first quarter of 2001 in connection with severance. The entire $182,000 cost of these severance benefits was paid in 2001 and no balance remains in this accrual.

     1999 Restructuring and Asset Impairment Charge

      During the first quarter of 1999, the Company committed to a plan to restructure and consolidated its two operating divisions and facilities. As part of this plan, the plastic lumber division discontinued the labor intensive flow mold process and converted entirely to the more efficient continuous extrusion method of manufacturing plastic lumber. As a result, the Company closed its facility in Mulliken, Michigan and

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

one of its facilities in Trenton, Tennessee and recorded the following charges during the first quarter of 1999:

Write-down of flow mold inventory to its raw material value	$2,025,000
Write-down of flow mold equipment to its salvage value	1,315,000
Severance costs in connection with the restructuring	1,075,000
Exit costs in connection with the restructuring	1,330,000

$5,745,000

      Of the total charges recorded, $4,365,000 was recorded by the plastic lumber division and $1,380,000 was recorded by the environmental division, which includes the closing of the environmental division’s Norristown, Pennsylvania facility. The write-down of flow mold inventory was recorded as a component of gross profit within the accompanying consolidated statement of operations. Severance costs relates to the 61 employees from plants that were planned to be closed during the year. Exit costs consist primarily of lease termination and idle plant costs during the changeover.

      During 1999, the Company terminated 53 employees and paid $697,000 in severance costs. In addition, the company charged $973,000 to the exit cost accrual primarily for lease termination and idle plant costs. As of December 31, 1999, the Company has approximately $378,000 remaining in severance reserves and approximately $ 357,000 remaining in exit cost reserves, which are primarily for lease termination costs.

      During 2000, the Company determined it had approximately $232,000 of excess accrual from the restructuring charges recorded during the first quarter of 1999. The residual excess reserve was reversed in 2000. As of December 31, 2001, no amount remains in exit cost accruals pertaining to the 1999 restructuring.

12.     Employee Benefit Plans

      The Company has defined contribution 401(k) and profit sharing plans that cover substantially all employees who have met the eligibility requirements. Employees may contribute up to the maximum allowable under current regulations to the 401(k). There are no employee contributions to the profit sharing plan. The Company’s contribution to each plan is at the discretion of the Company. The Company contributed $182,547, $127,374 and $132,493 in 2001, 2000 and 1999, respectively.

13.     Income Taxes

      The provision (benefit) for income taxes includes federal and state taxes currently payable and those deferred because of temporary differences between the financial statement and tax basis of assets and liabilities. The components of the provision for income taxes (benefit) included in the consolidated statements of operations is as follows:

	2001	2000	1999

Current:
Federal	$—	$509,108	$178,647
State	40,073	(290,728)	404,204
	40,073	218,380	582,851

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2001	2000	1999

Deferred:
Federal	2,837,276	(778,147)	1,225,417
State	(2,164,991)	(628,308)	(77,268)
	672,285	(1,406,455)	1,148,149
Total continuing operations	712,358	(1,188,075)	1,731,000
Extraordinary item	—	(655,729)	—
Total provision (benefit) for income taxes	$712,358	$(1,843,804)	$1,731,000

      The total provision for income taxes (benefit) differed from the amount obtained by applying the federal statutory income tax rate to pre-tax accounting earnings (loss), before extraordinary item, as follows:

	2001	2000	1999

Tax at statutory rate of 34%	$(16,133,196)	$(4,296,043)	$1,659,136
State taxes, net of Federal benefit	(2,164,991)	(803,245)	198,518
Nondeductible goodwill amortization	4,751,761	207,597	656,910
Increases (decreases) in valuation reserves	14,484,527	4,268,771	(435,500)
Earnings of Pooled Sub S corporations	—	—	(223,412)
Other	(225,743)	(565,155)	(124,652)

Income tax provision (benefit)	$712,358	$(1,188,075)	$1,731,000

      Temporary differences between financial statement carrying amounts and tax basis of assets and liabilities that give rise to significant deferred tax assets and liabilities as of December 31, 2001, 2000 and 1999 are as follows:

	2001	2000	1999

Deferred tax assets:
Goodwill	$2,691,766	$2,703,389	$2,994,000
Merger reserves and accrued expenses	3,068,051	2,542,012	1,176,000
Allowance for doubtful accounts	2,223,416	998,192	383,000
Original issue discount on debentures	288,800	288,800	289,000
Net operating loss	15,477,519	5,606,598	1,134,000
Inventory overhead	327,586	324,699	252,000
Other	225,964	218,277	74,000

Total deferred tax assets	24,303,102	12,681,967	6,302,000
Less valuation allowance	(18,753,298)	(4,268,771)	—

Net deferred tax asset	5,549,804	8,413,196	6,302,000

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2001	2000	1999

Deferred tax liabilities:
Property and equipment basis difference	4,900,515	7,473,353	6,585,000
Goodwill on asset purchases	571,757	241,099	250,000
Long term contracts	—	—	226,000
Other	77,532	26,459	178,000

Total deferred tax liabilities	5,549,804	7,740,911	7,239,000

Deferred tax asset (liabilities), net	$0	$672,285	$(937,000)

      A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company determines a valuation allowance based on its analysis of amounts available in the statutory carryback period, consideration of future deductible amounts, and assessment of future profitability. As a result of the substantial operating losses incurred during 2000 and 2001, the Company established valuation allowances for the entire net deferred tax asset as of December 31, 2001. The net change in the valuation allowance was an increase of $14,484,527 and $4,268,771 for the years ended December 31, 2001 and 2000 respectively. In 1999 the Company used approximately $8,200,000 of Federal net operating loss carryforwards to reduce taxes that would otherwise be payable. For financial reporting purposes a valuation allowance of $2,824,000 had been established to offset the net deferred tax assets related to these carryforwards at December 31, 1998. With the realization of the tax benefit of these loss carryforwards in 1999, the valuation allowance was no longer needed and $2,388,500 of the reduction in the valuation allowance was recorded as a reduction of acquired intangible assets in 1999. The remaining $435,500 decrease in the valuation allowance was recorded as a reduction of income tax expense in 1999.

      The Company also realized $1,084,796 of tax benefits related to the exercise of non-qualified stock options in 1999. There was no exercise of non-qualified stock options in 2001 and 2000. The $1,084,796 of tax benefits and $1,439,966 net proceeds on the exercise of stock options was recorded as additional paid in capital in 1999.

      The Company had net operating loss carryforwards of approximately $38,700,000 as of December 31, 2001 which begin to expire in 2010. A portion of these losses is subject to limitations regarding the offset of the Company’s future taxable income. The Company does not expect any recent changes in the tax code to have a material effect upon the Company’s statement of operations or financial condition.

14. Related Party Transactions

      In 1999 and 1998, the Company borrowed up to $2,400,000 under a $2,500,000 line of credit agreement from a company controlled by a member of the Board of Directors and his family. The line of credit bears interest at prime plus 1% and expires on June 30, 2001. At December 31, 1999 $1,500,000 was outstanding under the line. No balance was outstanding at December 31, 1998. The Company paid $109,933 and $171,849 in interest on this line in 1999 and 1998, respectively. During 2000 the line of credit was paid-off and terminated in conjunction with the entering into the Senior Credit Facility on June 30, 2000 (see note 8).

      On February 2, 1999 the Stout Partnership made a $5,000,000 unsecured loan to the Company bearing interest at 10%, with an original maturity date of June 30, 2001. The proceeds were used in the purchase of Eaglebrook (see note 4). The Stout Partnership borrowed the $5,000,000 from PNC Bank and the individual partners have personally guaranteed the loan. The Company paid $529,055 and $321,644 in interest on this loan in 2000 and 1999 respectively.

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      On December 1, 2000 the Stout Partnership exchanged the $5,000,000 unsecured loan into a subordinated convertible debenture of an equal dollar amount which currently matures on July 1, 2002, with interest payable monthly in arrears at 11.5% per annum. The Company paid $573,204 of interest on this loan in 2001. The debenture is convertible into common stock at the lower of $2.00 per share or the lowest closing price of the Company’s common stock during the four trading days prior to but not including the conversion date. The debenture is convertible at any time, in whole or part, at the option of the holder. In consideration of the Stout Partnership exchanging its unsecured loan for a subordinated convertible debenture and providing funding through Series E Preferred Stock, the Company granted 250,000 warrants at the exercise price of $1.50 per share. The $264,374 value assigned to the warrants was reflected as a discount from the face value of the debentures and was accreted over the original term of the debenture. In consideration for extending the maturity date of the debenture from December 1, 2001 to July 1, 2002, and because some of the assets of the Company were not disposed of as of June 1, 2001, on June 1, 2001 the Company granted an additional 250,000 warrants to purchase the Company’s common stock to the Stout Partnership at an exercise price of $1.50 per share. In addition, during 2000 and 2001 Stout Partnership provided the Company with additional funding of $3,000,000 through the Series E Preferred stock private placement (see note 10).

      On March 1, 2002 all of the Company’s outstanding Series D Preferred Stock was automatically converted into an equal amount of the Company’s common stock in accordance with the Series D Certificate of Designation. The dividends in arrears pertaining to the Series D Preferred Stock was converted into a note payable to each holder of the Series D Preferred Stock in pro rata amounts based on the amount of shares held by each party (see note 10). In connection with this conversion, A.C. Schultes, Inc., a corporation controlled by August C. Schultes, III, a director of the Company, received a note payable in the amount of $110,864. Also in connection with the conversion, a note payable in the amount of $32,979 was issued to Consultants and Planners, Inc. Gary Ziegler, a director of the Company, is affiliated with Consultants and Planners, Inc.

      On March 4, 2002 the Company’s Board of Directors extended the automatic conversion date of the Series E Preferred Stock to March 31, 2002. All of the Series E Preferred Stock is held by the Stout Partnership.

      In December 2001, BET received notice regarding its award of a contract with the City of New York to perform environmental services at the Brooklyn Landfill on Pennsylvania Avenue in the Borough of Brooklyn (the “Brooklyn Contract”), subject to the satisfaction of certain conditions. These conditions included the issuance of a performance bond on behalf of BET in the amount of $57.5 million at the time of the execution of the Brooklyn Contract. Due to the deterioration in the Company’s financial condition during the past year, the insurance company underwriting the performance bond requested a $4.0 million letter of credit and personal guarantors with liquid net worth of approximately $15.0 million in order to issue the performance bond. Neither BET nor the Company was able to deliver the required letter of credit or to obtain any third parties interested in providing collateral and/or guarantees on the Company’s behalf. In order to permit BET to obtain the Brooklyn Contract and to avoid the termination of negotiations related to the Clean Earth, Inc. sale transaction (see note 3), Mark S. Alsentzer, the Company’s director, Chairman, and Chief Executive Officer, and Mr. Schultes established a group of personal indemnitors, including family members and affiliates of the two directors as well as third parties, who were willing to provide the letter of credit and guarantee for the issuance of the performance bond in exchange for a fee of $862,500. In the event that the Company is successful in completing the proposed transaction to sell Clean Earth, Inc. the purchaser will pay a portion of this fee.

      The Company has a professional services contract with Rosetto & Associates LLC, a private law firm, that performs legal work for the company as well as unrelated third parties. Mr. Rosetto, Executive Vice President, General Counsel and Secretary for the Company, is the sole principal of Rosetto & Associates.

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Rosetto & Associates billed the Company $523,305, $465,145 and $355,377 for legal services for the years ended December 31, 2001, 2000 and 1999 respectively, which includes payments to outside attorneys and consultants for the benefit of the Company. The Company billed $160,800, $160,800 and $206,514 to Rosetto & Associates for use of office space, office equipment and other shared services during the years ended December 31, 2001, 2000 and 1999 respectively.

      Strategic Alliance Group, LLC, which provides redevelopment services for landfills and other industrial properties, may consider engaging the services of the Company in connection with its operations, including, but not limited to, retaining Clean Earth as a subcontractor in connection with a landfill contract between Strategic Alliance Group, LLP and the City of Linden, New Jersey. Some of the Company’s officers and employees, including Mark S. Alsentzer and Bruce Rosetto, own a minority interest in Strategic Alliance Group, LLC.

      In June 1999 the Company entered into an agreement to charter air services from a company owned by a former director. During 2000 and 2001, the Company did not utilize any services under this agreement and the charter service was discontinued. The Company leases approximately 3,240 square feet of office space for $62,000 per year from that same former director. The lease expires in October 2004.

15.     Commitment and Contingencies

     Operating Leases

      The Company leases office space, equipment, manufacturing facilities, and land under non-cancelable operating leases that expire at various dates through year 2028. Rent expense for all operating leases for the years ended December 31, 2001, 2000 and 1999 was approximately $5,077,000, $2,514,000 and $2,186,000 respectively.

      Future minimum payments are as follows for the year ending December 31:

2002	$5,006,000
2003	3,962,000
2004	2,413,000
2005	1,038,000
2006	1,114,000
Thereafter	5,580,000

Total	$19,113,000

      The Company leases approximately 7.5 acres of land at its Delaware soil recycling facility at a rental of $1.00 per ton of soil received with a minimum rental of $50,000 per year. Rent expense under this lease was $245,000, $213,000 and $190,000 in 2001, 2000 and 1999, respectively. The lease was renewed for five years in 1998 and contains two five-year renewal options. The lessor has the right and option at the time of renewal to require the Company to purchase the property at a purchase price of $100,000 per acre subject to annual escalation based on the Consumer Price Index from inception of the lease. The Company currently leases approximately 5 acres of land under the New Jersey soil recycling facility. The lease term is 30 years with two renewal options.

      The Company leases premises in Jersey City, New Jersey as an off-loading, processing and transfer facility for dredged materials. The lease expires in 2009, and terms of the lease include a component for minimum basic rent, and a component to compensate the lessor for its costs incurred in improving the property in 1999 and 2000. Such improvements included rail sidings, grading, paving and reconstruction of the pier and bulkhead on which a portion of the leased premises is located. The minimum rental payments include $305,000 per year through 2008 in connection with these property improvements.

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Employment Agreements

      At December 31, 2001, the Company had employment agreements with certain officers and key employees. Salaries and benefits expense recorded under these agreements totaled approximately $4,028,000, $3,234,000 and $2,544,000 during the years ended December 31, 2001, 2000 and 1999, respectively. Future minimum payments under these employment agreements are as follows:

Year Ending December 31,	Amount

2002	$2,538,000
2003	259,000
2004 and thereafter	—

$2,797,000

     Legal Proceedings

      In April 2001, the Company was served with an arbitration demand from Southern Wood Services seeking an award of $3,328,000 due to the Company’s failure to abide by the terms of a contract relative to the purchase of wood flour. On September 7, 2001, the arbitrators issued an award for damages in favor of Southern Wood Services in the amount of $1,759,822, inclusive of arbitration costs and expenses.

      The Company promptly appealed the award, however on February 28, 2002 the results of a hearing in the Superior Court of DeKalb County, Georgia, in a civil action, affirmed the arbitration ruling in favor of Southern Wood Services. The court upheld the $1,759,822 award for damages, and also ordered the Company to pay administrative fees, arbitrators’ compensation and interest on the aggregate at 12% retroactive to September 7, 2001. As a result, the Company accrued $1,844,299 at December 31, 2001 in connection with this ruling. While the Company will continue to appeal this decision, the Company cannot avoid the judgment without posting a financial security bond. The Company is unable to post a financial security bond at this time, and has commenced negotiations to reach a settlement and payment plan with Southern Wood Services. No assurances can be given that the Company will be able to amicably resolve or reach a settlement and payment plan with Southern Wood Services.

      In December 1998, we purchased CENJ (then known as S&W Waste, Inc.) in a stock purchase transaction. Pursuant to such purchase, we could be responsible for liabilities resulting from matters wherein CENJ has been named as a potentially responsible party (“PRP”) in matters involving the possible disposal of hazardous waste at specific disposal sites. CENJ is currently named as a PRP in the following matters: Bayonne Barrel & Drum Site, Spectron, Inc. and Four County Landfill-Operable Unit #2. At December 31, 2001 the Company currently has accrued approximately $324,000 for estimated liabilities related to these matters. The Company believes the accrual is sufficient to cover the aggregate liability that may be incurred in these matters; however, there can be no assurances that the accrual will be sufficient.

      The Company is subject to claims and legal actions that arise in the ordinary course of its business. The Company believes that the ultimate liability, if any, with respect to these claims and legal actions, will not have a material effect on the financial position or results of operations of the Company.

Licensing Agreements

      During February of 1997, the Company entered into a licensing agreement with Rutgers University for the rights to commercially develop, manufacture and sell a composite building material from recycled waste. In exchange for $10,000 in cash and 187,500 shares of the Company’s common stock, the Company received an exclusive license to use this material for certain applications, including railroad ties, marine

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

pilings and building materials. The total consideration was valued at $103,750 and has been recorded as a component of other assets in the consolidated balance sheet. This agreement is in effect for at least ten years from the date of the initial product sales. The license agreement was subsequently modified in September of 2001. It requires the Company to pay an annual maintenance fee of $10,000 and a 2.5% royalty fee. The company had no sales of these products in 1999 and 2000 and had minimal sales in 2001.

      CEC has a license and operating agreement with SD&G Aggregates, Inc. (“SD&G”) to conduct remediation of contaminated soils. The Company pays SD&G a royalty of 2% of CBC’s sales. CBC commenced operations in July 1998 and recorded royalty expense of $85,000, $73,288 and $77,790 in 2001, 2000 and 1999, respectively.

      The Company also has a license agreement with Paul T. Adam for the manufacture and commercial sale of contaminated or impacted dredge material from a wide variety of industrial waste streams that the Company uses in its environmental division. The license requires that the Company pay a royalty fee equal to 10% of net sales or 25% of net income, but in no event less than $0.20 per ton. No royalty fee was paid in 2001. Minimum annual royalties of $25,000 have been paid through 2003, and the license does not expire until December 5, 2011. During 2001 no dredge material was processed using the technology specified in this license agreement, thus no additional royalty expense was incurred.

      The Company also has a non-exclusive license with the Strandex Corporation to manufacture a composite railing product and deck plank, although the Company no longer uses the Strandex technology to manufacture composite planks. The license expires on April 22, 2011. The license requires a royalty fee equal to $.032 per pound of product manufactured. The Company did not manufacture any of this product in 2001.

Loss Contingencies

      Loss contingencies are recorded and recognized by accruing a charge to income if it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated.

16.     Segment Reporting

      The Company’s sales generating operations are conducted through its plastic lumber and environmental recycling divisions. Separate consolidated financial statements are prepared for each division. There are no intersegment or foreign revenues. The corporate administrative expenses consist of the executive officers of the Company and include the legal, accounting and enterprise wide cash management functions and public company expenses. Substantially all of the debt and related interest expense is also retained at corporate. The corporate administrative and interest expenses are not allocated to the two Divisions for management reports. The operating income of each of the Divisions is the principal measurement tool used to manage the two segments. Information on the operating results of each segment for each of the years ended December 31, 2001, 2000 and 1999 follows (in thousands):

	2001	2000	1999

Revenues:
Environmental recycling	$116,220	$100,530	$85,499
Plastic lumber	57,830	73,214	53,046
	$174,050	$173,744	$138,545

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2001	2000	1999

Operating (loss) income:
Environmental recycling	$(9,141)	$8,846	$9,702
Plastic lumber	(19,906)	(11,547)	2,474
Corporate	(5,563)	(3,166)	(1,938)
	$(34,610)	$(5,867)	$10,238
Depreciation and amortization:
Environmental recycling	$4,080	$3,586	$3,765
Plastic lumber	4,450	3,171	2,551
Corporate	96	107	57
	$8,626	$6,864	$6,373

      Information with respect to assets of the segments and reconciliation to the financial statements is set forth below (in thousands):

	2001	2000

Segment assets at December 31:
Environmental recycling	$71,945	$93,215
Plastic lumber	84,858	103,222
Corporate	4,866	3,974

	$161,669	$200,411

      Expenditures for long-lived assets for the segments is set forth below (in thousands):

	2001	2000	1999

Segment assets at December 31:
Environmental recycling	$1,786	$8,278	$26,494
Plastic lumber	1,599	19,354	33,344
Corporate	3	186	381

	$3,388	$27,818	$60,219

17.     Derivatives

      As part of its overall interest rate risk management activities, the Company utilized interest rate related derivatives during 2001 to manage its exposure to various types of interest rate risks. The Company does not speculate using derivative instruments. The Company’s risk management policies emphasize the management of interest rate risk within acceptable guidelines. The Company’s objective in maintaining these policies is to limit volatility arising from changes in interest rates. Risks to be managed are primarily cash flow risks.

      Utilization of derivative financial instruments provides a valuable tool to assist in the management of these risks.

      The Company is exposed to interest rate cash flow risk due to loans under its Senior Credit Facility whose interest payments are based on floating rate indices. The Company continually monitors changes in these exposures and their impact on its risk management activities. The Company had entered into interest rate swap agreements under which the Company paid a fixed rate of interest and received a floating rate of interest over the term of the interest rate swap agreement without the exchange of the underlying notional

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

amounts. The financial institutions that were party to these interest rate swap agreements were two of the banks which provide loans under the Company’s Senior Credit Facility. These agreements allowed the Company to offset the variability of floating rate loan interest with the variable interest payments due on the interest rate swaps. The Company assessed the effectiveness of these hedges by comparing the timing, frequency, and magnitude of changes in its interest rate to that of the interest rate referenced in the swap agreements, and no portion of the hedging instruments’ gain or loss was excluded from the assessment of hedge effectiveness. During 2001 no gain or loss was recognized as a result of any ineffectiveness of the cash flow hedging instruments.

      The Company adopted SFAS No. 133 and SFAS No. 138 on January 1, 2001. In accordance with the transition provisions of SFAS No. 133, the Company recorded a net-of-tax cumulative-effect loss of $453,615 in accumulated other comprehensive income to recognize at fair value two interest-rate swap derivatives that are designated as a cash-flow hedging instruments. As of September 30, 2001, the net-of-tax fair value of these derivatives carried as a component of other comprehensive loss was $1,123,891. In December of 2001 the Company received notice from the banks that they were exercising their rights to terminate the interest rate swap agreements due to the Company’s failure to comply with the terms of the Senior Credit Facility (see note 8). In accordance with the termination notice, the banks demanded compensation for their costs of liquidating their corresponding derivative obligations in the amount of $1,080,249. The Company accrued this amount as interest expense in 2001 and reversed the amounts included in other comprehensive loss in connection with the fair value of the interest rate swap derivatives. As a result of the termination of the interest swap agreements in 2001, comprehensive income for the twelve months ended December 31, 2001 was equal to the net income/ loss amounts presented in the Company’s statements of operations.

18.     Changes in Valuation Accounts

	Balance At	Charges To	Charged		Balance At
	Beginning	Costs And	To Other		End Of
Description	Of Period	Expenses	Accounts	Deductions	Period

AT DECEMBER 31, 2001:
Allowance for Doubtful Accounts Receivable	$2,375,479	$4,240,155	—	$1,444,911	$5,170,723
Deferred Tax Asset Valuation Allowance	4,268,771	14,484,527	—	—	18,753,298
AT DECEMBER 31, 2000:
Allowance for Doubtful Accounts Receivable	$1,139,870	$1,766,109	—	$530,500	$2,375,479
Deferred Tax Asset Valuation Allowance	—	4,268,771	—	—	4,268,771
AT DECEMBER 31, 1999:
Allowance for Doubtful Accounts Receivable	$460,907	$621,755	57,208	—	$1,139,870
Deferred Tax Asset Valuation Allowance	2,824,000	(435,500)	(2,388,500)	—	—

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

19.     Quarterly Financial Data (Unaudited)

      Following is a summary of the quarterly results of operations for the years ended December 31, 2001 and 2000:

	Fiscal Quarter

	First	Second	Third	Fourth	Total

	($ In Thousands, Except Per Share Amounts)
2001
Sales, net	$38,636	$50,750	$46,823	$37,841	$174,050
Gross profit	2,782	8,796	6,610	4,517	22,705
(Loss) earnings before extraordinary item	(4,972)	71	(16,428)	(26,834)	(48,163)
Net (loss) earnings	(4,972)	71	(16,428)	(26,834)	(48,163)
Net (loss) earnings attributable to Common shareholders	(5,652)	(160)	(16,661)	(27,067)	(49,540)
Net (loss) earnings per common share — Basic:
(Loss) earnings before extraordinary item	(.16)	(.00)	(.44)	(.69)	(1.34)
Net (loss) earnings per common share	(.16)	(.00)	(.44)	(.69)	(1.34)

Net (loss) earnings per common share — Diluted:
(Loss) earnings before extraordinary item	(.16)	(.00)	(.44)	(.69)	(1.34)
Net (loss) earnings per common share	(.16)	(.00)	(.44)	(.69)	(1.34)

2000
Sales, net	$30,404	$44,260	$50,088	$48,992	$173,744
Gross profit	5,517	9,630	6,115	3,566	24,828
(Loss) earnings before extraordinary item	(670)	1,735	(2,450)	(10,062)	(11,447)
Net (loss) earnings	(670)	796	(2,450)	(10,151)	(12,475)
Net (loss) earnings attributable to common shareholders	(670)	796	(2,633)	(10,788)	(13,295)
Net (loss) earnings per common share — Basic:
(Loss) earnings before extraordinary item	(.02)	.05	(.08)	(.31)	(.36)
Net (loss) earnings per common share	(.02)	.02	(.08)	(.31)	(.39)

Net (loss) earnings per common share — Diluted:
(Loss) earnings before extraordinary item	(.02)	.05	(.08)	(.31)	(.36)
Net (loss) earnings per common share	(.02)	.02	(.08)	(.31)	(.39)

20.     Adoption of SFAS No. 142, “Goodwill and Other Intangible Assets”

      On January 1, 2002 the Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets.” At December 31, 2001, the Company had approximately $13.0 million of unamortized goodwill, an unamortized permit in the amount of approximately $8.1 million, which was acquired in a purchase business combination by the Company’s environmental recycling division in 1999, and unamortized patents of approximately $600,000 which are subject to the transition provisions of SFAS No. 141 and 142. The Company has determined that the permit has a useful life of 18 years as of January 1, 2002 and adjusted its amortization from 25 years effective with that date. The Company is currently evaluating the

U.S. PLASTIC LUMBER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$13.0 million of goodwill and expects to record any transition adjustment for this goodwill no later than June 30, 2002.

      Had SFAS No. 142 been in effect for the twelve months ended December 31, 2001, 2000 and 1999, net (loss) income before extraordinary item, net (loss) income and (loss) earnings per share would have been as follows (in thousands except earnings per share amounts):

	2001	2000	1999

Net (loss) income before extraordinary item as reported	(48,163)	(11,447)	3,149
Add back: Goodwill amortization	899	1,284	1,051
Less: Permit amortization adjustment	(102)	(102)	(102)

Net (loss) income before extraordinary item adjusted	(47,366)	(10,265)	4,098
Basic (loss) earnings per common share before extraordinary item as reported	(1.34)	(0.36)	0.10
Add back: Goodwill amortization	0.02	0.04	0.04
Less: Permit amortization adjustment	(0.00)	(0.00)	(0.00)

Basic (loss) earnings per common share before extraordinary item adjusted	(1.32)	(0.32)	0.14
Diluted (loss) earnings per common share before extraordinary item as reported	(1.34)	(0.36)	0.09
Add back: Goodwill amortization	0.02	0.04	0.04
Less: Permit amortization adjustment	(0.00)	(0.00)	(0.00)

Diluted (loss) earnings per common share before extraordinary item adjusted	(1.32)	(0.32)	0.13
Net (loss) income as reported	(48,163)	(12,475)	3,149
Add back: Goodwill amortization	899	1,284	1,051
Less: Permit amortization adjustment	(102)	(102)	(102)

Net (loss) income adjusted	(47,366)	(11,293)	4,098
Basic (loss) earnings per common share as reported	(1.34)	(0.39)	0.10
Add back: Goodwill amortization	0.02	0.04	0.04
Less: Permit amortization adjustment	(0.00)	(0.00)	(0.00)

Basic (loss) earnings per common share adjusted	(1.32)	(0.35)	0.14
Diluted (loss) earnings per common share as reported	(1.34)	(0.39)	0.09
Add back: Goodwill amortization	0.02	0.04	0.04
Less: Permit amortization adjustment	(0.00)	(0.00)	(0.00)

Diluted (loss) earnings per common share adjusted	(1.32)	(0.35)	0.13

CLEAN EARTH, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

		December 31,
	March 31,
	2002	2001	2000

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$681,889	$663,156	$630,778
Accounts receivable, net of allowance for doubtful accounts of $1,559,092, $4,990,085 and $1,281,628, respectively	26,662,727	31,013,209	37,496,169
Prepaid expenses, inventories and other current assets	1,192,820	1,199,012	1,598,232

Total current assets	28,537,436	32,875,377	39,725,179
Property, plant and equipment (net)	27,530,781	28,145,845	29,265,132
Other intangibles (net)	8,316,932	8,091,912	9,755,776
Goodwill (net)	—	—	12,627,633
Other assets	2,833,830	2,831,779	1,835,788

Total assets	$67,218,979	$71,944,913	$93,209,508

LIABILITIES AND STOCKHOLDER’S EQUITY
CURRENT LIABILITIES
Accounts payable	$18,524,000	$19,368,472	$17,995,552
Notes and capital leases payable, current portion	1,419,737	2,388,794	1,130,277
Accrued expenses	1,573,255	2,987,361	1,855,873
Other liabilities	794,150	769,740	1,177,242

Total current liabilities	22,311,142	25,514,367	22,158,944
Notes and capital leases payable, net of current portion	3,318,144	2,641,352	5,193,729
Deferred income taxes	544,526	544,526	1,558,533
Other liabilities		324,485	571,382
Minority interest	—	—	196,383

Total liabilities	26,173,812	29,024,730	29,678,971

STOCKHOLDER’S EQUITY
Common stock par value $1.00, 100 shares issued and outstanding	100	100	100
Additional paid-in capital	7,509,781	7,509,781	7,500,943
Advances from Parent	45,079,382	47,606,793	54,659,737
(Accumulated Deficit) Retained Earnings	(11,544,096)	(12,196,491)	1,369,757

Total stockholder’s equity	41,045,167	42,920,183	63,530,537

Total liabilities and stockholder’s equity	$67,218,979	$71,944,913	$93,209,508

See accompanying notes to consolidated financial statements

CLEAN EARTH, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months	Twelve months ended December 31,
	ended March 31,
	2002	2001	2000	1999

Sales, net	$22,683,582	$116,220,019	$100,530,436	$85,498,314
Cost of services performed	19,411,618	98,649,546	82,427,680	63,875,421

Gross profit	3,271,964	17,570,473	18,102,756	21,622,893
Selling, general and administrative expenses	2,118,326	13,211,868	9,253,523	9,489,100
Asset impairment, restructuring and merger charges	—	13,500,000	—	2,415,000

Operating Income (loss)	1,153,638	(9,141,395)	8,849,233	9,718,793
Interest and other income	17,312	87,735	102,870	89,067
Interest expense	83,625	357,635	544,024	211,952
Intercompany interest expense	—	794,093	539,018	413,094
Trademark/Royalty Expense to USPL	—	4,447,133	3,645,080	2,653,340

Income before income taxes	1,087,325	(14,652,521)	4,223,981	6,529,474
Income tax provision (benefit)	434,930	(1,014,008)	1,818,395	2,585,263

Net Income (loss)	$652,395	$(13,638,513)	$2,405,586	$3,944,211

See accompanying notes to consolidated financial statements

CLEAN EARTH INC. AND SUBSIDIARIES

UNAUDITED STATEMENT OF STOCKHOLDER’S EQUITY

For the three months ended March 31, 2002 and the years ended December 31, 2001, 2000 and 1999
(Unaudited)

			Advances
		Additional	from	Retained	Total
	Common	Paid in	(Returns to)	Earnings	Stockholders’
	Stock	Capital	Parent	(Deficit)	Equity

Balance at December 31, 1998	$100	$4,524,470	$16,673,751	$3,310,691	$24,509,012
Net Income				3,944,211	3,944,211
Settlement Agreement with Historical Shareholders		2,976,473			2,976,473
Advances from Parent, net *			19,908,636		19,908,636
USPL Corp. Overhead Allocation for Income Tax Purposes			8,030,604	(8,030,604)	—
Distributions to Sub. S shareholders — Clean Rock				(260,127)	(260,127)

Balance at December 31, 1999	100	7,500,943	44,612,991	(1,035,829)	51,078,205
Net Income				2,405,586	2,405,586
Advances from Parent, net			10,046,746		10,046,746

Balance at December 31, 2000	100	7,500,943	54,659,737	1,369,757	63,530,537
Additional Shares issued to Historical Shareholders		8,838			8,838
Net Loss				(13,638,513)	(13,638,513)
Net Transfer of assets to Parent			(299,244)	72,265	(226,979)
Repayments to Parent, net			(6,753,700)		(6,753,700)

Balance at December 31, 2001	100	7,509,781	47,606,793	(12,196,491)	42,920,183
Net Income				652,395	652,395
Net Transfer of assets to Parent			(240,585)		(240,585)
Returns to Parent, net			(2,286,826)		(2,286,826)

Balance at March 31, 2002	$100	$7,509,781	$45,079,382	$(11,544,096)	$41,045,167

* — Includes $16,432,463 for the purchase price of Brass Investment Co.

See accompanying notes to consolidated financial statements

CLEAN EARTH, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three months	Years ended December 31,
	ended March 31,
	2002	2001	2000	1999

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$652,395	$(13,638,513)	$2,405,586	$3,944,211

Adjustments to reconcile net cash provided by operating activities:
Depreciation	648,094	2,640,527	2,275,258	1,832,047
Amortization	253,832	1,439,709	966,821	912,830
Deferred income tax liability	—	(1,014,008)	—	—
Loss (gain) on sale of property, plant & equipment	(11,550)	109,367	(18,000)	—
Non-cash asset impairment charge	—	13,500,000
Changes in working capital, net of acquisitions:
Accounts receivable	2,978,039	5,793,579	(11,929,884)	(10,384,426)
Accounts payable	(844,473)	1,372,921	7,812,495	4,284,111
Other changes in working capital and other assets and liabilities, net	(989,378)	(486,495)	(697,694)	(1,054,248)

Net cash provided by (used) in operating activities	2,686,959	9,717,087	814,582	(465,475)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures for property and equipment	(124,134)	(1,785,982)	(6,705,109)	(9,559,420)
Divestitures of property, plant and equipment	35,000	148,833	—	—

Net cash used in investing activities	(89,134)	(1,637,149)	(6,705,109)	(9,559,420)
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash Advances from (repayment to) parent, net	(2,286,826)	(6,753,700)	10,046,746	3,476,173
Proceeds from notes payable, net of principal payments made	(292,266)	(1,293,860)	(4,495,460)	5,022,736

Net cash (used in) provided by financing activities	(2,579,092)	(8,047,560)	5,551,286	8,498,909

Net change in cash and cash equivalents	18,733	32,378	(339,241)	(1,525,986)
Cash and cash equivalents, beginning of period	663,156	630,778	970,019	2,496,005

Cash and cash equivalents, end of period	$681,889	$663,156	$630,778	$970,019

See accompanying notes to consolidated financial statements

CLEAN EARTH, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

      Clean Earth, Inc. and its subsidiaries (collectively the “Company”) are engaged in environmental remediation services, including recycling of soils which have been exposed to hydrocarbons and the beneficial reuse of dredge materials. The Company’s environmental remediation, dredge and soil recycling customers are located primarily in the Northeastern United States.

      The Company is a wholly owned subsidiary of U.S. Plastic Lumber Corporation (“USPL”), a Nevada corporation whose stock is currently traded on the Nasdaq National Market.

Basis of Presentation

      The Company’s consolidated financial statements have been prepared in accordance with generally accepted accounting principles. Management acknowledges its responsibility for the preparation of the accompanying consolidated financial statements which reflect all adjustments considered necessary, in the opinion of management, for a fair statement of the financial position, results of operations and cash flows for the periods presented. The results of operations for the interim period ended March 31, 2002 are not necessarily indicative of the results of operations for the entire year.

Principles of Consolidation

      The accompanying consolidated financial statements include the accounts of Clean Earth, Inc. and its wholly owned subsidiaries, Clean Earth of Carteret, Inc. (“CEC”), Clean Earth of New Castle, Inc. (“CENC”), Clean Earth of Philadelphia, Inc. (“CEP”), Consolidated Technologies, Inc. (“CTI”), Integrated Technical Services, Inc. (“ITS”), Clean Earth of North Jersey, Inc. (“CENJ”), Barbella Environmental Technologies, Inc., (“Barbella”), Clean Earth of Maryland, Inc. and Clean Rock Properties, LTD. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

      The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Property, Plant and Equipment

      Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Useful lives for certain machinery and equipment at CTI are based on units of material to be processed, and depreciation for this equipment is computed based on the number of units processed during the period. Expenditures for maintenance and repairs are charged to operations as incurred. Significant renewals, improvements and betterments are capitalized. Leasehold improvements are amortized over the shorter of the underlying lease term or the asset’s useful life.

CLEAN EARTH, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Applicable interest charges incurred during the construction of the new facilities are capitalized and amortized over the asset’s estimated useful lives.

Impairment of Long Lived Assets

      It is the Company’s policy to review the carrying value of acquired intangibles and property, plant and equipment based on an evaluation of such factors as the occurrence of a significant adverse event or changes in the environment in which the business operates. During 1999, 2000 and 2001 the Company accounted for long-lived assets in accordance with the provisions of Statement of Financial Accounting Standard (“SFAS”) No. 121, “Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed of.” This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. During the fourth quarter of 2001 the Company recorded an impairment charge of $13.5 million as a result of the proposed sale of the Company (see note 3) and the requirement to reduce to fair value the carrying amount of the Company’s long-lived assets, primarily goodwill.

      In October 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. While SFAS No. 144 supersedes SFAS No. 121, it retains many of the fundamental provisions of SFAS No. 121. SFAS No. 144 also supersedes the accounting and reporting provisions of Accounting Principles Board (“APB”) Opinion No. 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions,” for the disposal of a segment of a business. However, it retains the requirement in APB Opinion No. 30 to report separately discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. The Company adopted the provisions of SFAS No. 144 on January 1, 2002. Adoption of SFAS No. 144 had no material effect on the Company’s consolidated results of operations and financial position.

Other Intangibles, Net

      In July 2001, FASB issued SFAS No. 141, “Business Combinations”, and SFAS No. 142, “Goodwill and Other Intangible Assets”. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, as well as all purchase method business combinations completed after June 30, 2001. SFAS No. 141 also specifies criteria that intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill, noting that any purchase price allocable to an assembled workforce may not be accounted for separately. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 121.

      The Company adopted the provisions of SFAS No. 141 during 2001 and initially adopted the provisions of SFAS No. 142 on January 1, 2002. Goodwill and intangible assets acquired in business

CLEAN EARTH, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

combinations completed before July 1, 2001 continued to be amortized prior to the initial adoption SFAS No. 142.

      SFAS No. 141 requires that upon adoption of SFAS No. 142 the Company must evaluate its existing intangible assets and goodwill that were acquired in a prior purchase business combination, and make any necessary reclassifications in order to conform with the new criteria in SFAS No. 141 for recognition apart from goodwill. SFAS No. 142 requires the Company to reassess the useful lives and residual values of all amortizable intangible assets acquired in purchase business combinations, and make any necessary amortization period adjustments by the end of the first interim period after adoption. In addition, to the extent an intangible asset is identified as having an indefinite useful life, the Company is required to test the intangible asset for impairment in accordance with the provisions of SFAS No. 142 within six months of adoption. Any impairment loss will be measured as of the date of adoption and recognized as the cumulative effect of a change in accounting principle in the first interim period.

      At December 31, 2001, the Company had an unamortized permit in the amount of approximately $8.1 million, which was acquired in a purchase business combination in 1999, which is subject to the transition provisions of SFAS No. 141 and 142. During the first three months of 2002 the Company added approximately $372,000 of other intangibles with an estimated useful life of four years which are also subject to these provisions. The Company has determined that the permit has a useful life of 18 years as of January 1, 2002 and adjusted its amortization from 25 years effective with that date. The following table summarizes the carrying value of the Company’s amortizable intangible assets:

	March 31,	December 31,	December 31,
	2002	2001	2000

	(Dollar amounts in thousands:)
Permit	$9,337	$9,360	$10,576
Accumulated amortization	(1,385)	(1,268)	(820)

Carrying amount — Permit	7,952	8,092	9,756
Other	372	—	—
Accumulated amortization	(7)	—	—

Carrying amount — Other	365	—	—

Total, net	$8,317	$8,092	$9,756

      Had goodwill amortization ceased as of January 1, 1999, and the amortization life of the permit been adjusted as of that date, the adjustments to net income (loss) for the twelve months ended December 31, 2001, 2000 and 1999 would have been as follows:

	2001	2000	1999

Net income (loss) as reported	$(13,639)	$2,498	$3,918
Add back goodwill amortization	390	755	505
Adjust permit amortization	(102)	(102)	(102)
Income tax effect	7	44	40

Net income as adjusted	$(13,344)	$3,195	$4,361

CLEAN EARTH, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      During the three months ended March 31, 2002, aggregate amortization expense for the Company’s intangible assets was approximately $124,000. As of March 31, 2002, estimated aggregate annual amortization expense for the Company’s intangible assets are as follows (in thousands):

Year Ending	Amounts

2002	$473
2003	488
2004	488
2005	488
2006	480

$2,417

Other Assets

      Other assets are summarized as follows at March 31, 2002, December 31, 2001 and December 31, 2000:

	2002	2001	2000

Deferred site development costs, net	$2,244,889	$2,222,924	$946,247
Non compete agreements, net	410,257	441,507	566,507
Other	178,684	167,348	323,034

Total other assets	$2,833,830	$2,831,779	$1,835,788

      Deferred site development costs represent costs to develop and certify dredge and ash material disposal sites in strip mines, primarily in Pennsylvania. These costs are being amortized over the estimated number of cubic yards of dredge and ash material to be disposed of, which was approximately 550,000 cubic yards in 1999, and 2,000,000 cubic yards in 2000 and thereafter. Amortization expense was $84,168 for the three months ended March 31, 2002, and $423,465, $68,588 and $1,003,519 for the twelve months ended December 31, 2001, 2000 and 1999 respectively.

      The $750,000 cost of non-compete agreements is being amortized over 6 years resulting in amortization expense of $31,250 for the three months ended March 31, 2002, $125,000 in 2001 and 2000 and $39,600 in 1999.

Revenue Recognition

      Revenues from the environmental construction services companies are recognized on the percentage of completion method or as units are processed. Revenues from the environmental recycling facilities are recognized when material is treated. Under the percentage of completion method, contract revenue is recognized in the ratio of contract costs incurred to date to the estimated total costs to complete the project. Contract costs include all direct and indirect labor, material and equipment depreciation required to complete the contract. A liability is recorded for estimated losses, if any, on uncompleted contracts. Billings in excess of costs incurred and estimated profit recognized are included in other liabilities. Costs incurred and profits recognized in excess of billings on applicable contracts are included in accounts receivable.

      In accordance with industry practice, the Company classifies as current all assets and liabilities related to the performance of long-term contracts. The contracting cycle for certain long-term contracts may extend beyond one year and, accordingly, collection or payment of amounts related to these contracts may extend beyond one year. Also included within accounts receivable are unbilled revenues which represent revenue earned for work completed in accordance with contract provisions.

CLEAN EARTH, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Income Taxes

      The Company provides for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” SFAS No. 109 requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of assets and liabilities.

Concentrations of Credit Risk

      Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of trade receivables. Trade receivables are concentrated primarily in the Northeastern United States. The Company does not require collateral from its customers. The Company is not dependent upon a single customer or a few customers for its business. No single customer accounted for more than 10% of the Company’s consolidated revenues for the three months ended March 31, 2002 or the twelve months ended December 31, 2001, 2000 and 1999.

Fair Value of Financial Instruments

      Financial instruments include cash and cash equivalents, receivables, accounts payable and notes payable. The carrying amounts reported in the consolidated balance sheet for these financial instruments approximate their fair value. For certain instruments, including cash and cash equivalents, trade accounts receivable, other current assets, other assets, accounts payable and accrued expenses, the carrying amount approximates fair value due to their short maturity.

2. LIQUIDITY AND CAPITAL RESOURCES

      The Company is dependent upon its parent, USPL, to provide, among other things, financing for working capital as well as legal and administrative support services. In addition, USPL has historically been dependent upon the Company’s operating cash flow to finance the working capital needs of its other subsidiaries. The Company’s liquidity and ability to meet its financial obligations and maintain its current operations in 2002 and beyond will be dependent on, among other things, USPL’s ability to refinance its Senior Credit Facility, its ability to meet its payment obligations under, achieve and maintain compliance with the debt covenants in all of its debt agreements and provide financing for working capital.

      USPL is highly leveraged, and during 2000 and 2001 suffered significant losses from operations, primarily resulting from the significant expenses incurred in its plastic lumber division. USPL’s accumulated deficit and working capital deficit totaled approximately $64.0 million and $55.9 million respectively as of March 31, 2002. USPL’s obligations to make payments under and maintain compliance with the covenants in its Senior Credit Facility and Master Credit Facility are material financial commitments.

      On September 28, 2001, USPL notified all of the banks which participate in its Senior Credit Facility that due to lower than expected sales at USPL’s plastic lumber division, USPL would not make the $2.5 million term loan payment due September 30, 2001. In addition, USPL was not in compliance with some of the covenants under its Senior Credit Facility as of September 30, 2001. Substantially all of the assets of the Company have been pledged as collateral with respect to the Senior Credit Facility. Effective November 14, 2001, USPL entered into a forbearance agreement with the participating banks whereby the lenders under the Senior Credit Facility agreed to accept interest only payments from USPL and allowed it to defer the September 30, and December 31, 2001 principal payments until the earlier of February 28, 2002 or the sale of some of its assets. Pursuant to the terms of the forbearance agreement, the lenders also agreed not to take any action against USPL or the Company with respect to covenant violations as of September 30, and December 31, 2001. The forbearance period terminated on February 28, 2002.

CLEAN EARTH, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Although USPL did not, as of February 28, 2002, make the required principal payments under the forbearance agreement that were originally due September 30, and December 31, 2001 in the amount of $2.5 million each, as well as the required interest payments of approximately $215,000 and $197,000 due January 31, and February 28, 2002 respectively, the lenders took no action against USPL or the Company. In addition, USPL did not make the $2.5 million principal payment that was due March 31, 2002 and the interest payment of approximately $203,000 that was due April 1, 2002. USPL also has an additional $2.5 million principal payment due June 30, 2002 and the outstanding balance of the Senior Credit Facility is due in its entirety on July 1, 2002. At March 31, 2002 amounts outstanding under the Senior Credit Facility totaled approximately $40.9 million, including accrued interest, fees and penalties.

      On April 12, 2002, USPL entered into a supplemental forbearance agreement with the senior lenders under the Senior Credit Facility. This agreement extends the forbearance period in connection with the USPL’s failure to make its September 30, 2001, December 31, 2001 and March 31, 2002 principal payments and the interest payments due January 31, February 28, and April 1, 2002, to May 31, 2002. The forbearance also applies to all outstanding violations of financial covenants. Under the terms of the supplemental forbearance agreement, USPL is required to make payments to the senior lenders in the aggregate of approximately $716,000 at various dates between April 12, and May 30, 2002, including all of the costs and expenses pertaining to the senior lenders’ retention of a financial consultant to evaluate the operations, financial records, business prospects, economic value and other aspects of USPL and the Company. Payments made under the terms of this agreement are to be applied first to amounts payable to the lenders’ financial consultant, second to interest that was due January 31, 2002, third to interest that was due February 28, 2002 and fourth to interest that was due April 1, 2002. USPL is also required to maintain at all times a retainer with the lenders’ financial consultant of not less than $75,000. As of May 13, 2002 USPL has made all required payments under the supplemental forbearance agreement, including $200,000 of payments to the lenders’ financial consultant. In addition, a termination of the purchase agreement between USPL, the Company and CEI Holding Corp., (see note 3 to the Condensed Consolidated Financial Statements) shall be considered a forbearance default under the terms of the supplemental forbearance agreement. Effective as of May 31, 2002 USPL entered into a second supplemental forbearance agreement which extended the forbearance period to August 31, 2002. The second supplemental forbearance agreement also waived USPL’s failure to make the payments due May 30, 2002 as required under the first supplemental forbearance agreement.

      On January 3, 2002, USPL notified all of the participants in its Master Credit Facility with GE Capital Corp. that it would not be making any further principal payments until at least April of 2002. In addition, USPL did not make the term payment of $1.7 million due January 2, 2002 and, as of September 30, and December 31, 2001, was not in compliance with the tangible net worth covenant under the Master Credit Facility. On February 28, 2002, USPL, GE Capital Corp. and the other participants in the Master Credit Facility agreed to and signed a Forbearance and Modification Agreement which restructures the Master Credit Facility by allowing USPL to defer principal payments until April 1, 2002 while continuing to make interest payments and providing a waiver of the September 30, and December 31, covenant violations. In accordance with the agreement, USPL will be required to make a $500,000 principal payment upon the proposed sale of the Company, if it takes place. On June 15, 2002 the Forbearance and Modification Agreement was amended to extend the forbearance period from April 1, 2002 to July 31, 2002 and to increase the forbearance fee to 2% of the outstanding principal balance of the facility payable upon the earlier of the close of the sale of the Company or August 11, 2002.

      The Master Credit Facility also contains a provision whereby an event which would accelerate payment terms of USPL’s Senior Credit Facility would also accelerate the payment terms of the Master Credit Facility to the same due date as the Senior Credit Facility. The Senior Credit Facility has a similar provision with respect to the Master Credit Facility. At March 31, 2002, amounts outstanding under the Master Credit Facility totaled approximately $11.4 million. In addition, defaults under these lending

CLEAN EARTH, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

agreements cause defaults, pursuant to cross default provisions, of the Company’s and USPL’s other agreements, including, but not limited to, other lending agreements, debenture agreements, lease agreements and others.

      In conjunction with the transaction described in Note 3 and the consent obtained from Halifax Fund, L.P. (“Halifax”) for the transaction, Halifax agreed to restructure USPL’s outstanding convertible debentures due to Halifax including all accrued and unpaid interest and default penalties into a $2.8 million convertible debenture and a $5.6 million non-convertible debenture, subject to certain conditions including the completion of the Clean Earth Sale Transaction. Both debentures will mature three years after the close of the transaction described in Note 3, if it takes place. If the transaction is not completed, the $4.0 million convertible debenture issued to Halifax will become immediately due and payable. Halifax holds a second lien on substantially all of the assets of USPL and the Company.

      On April 4, 2002 the maturity date of the $5.0 million convertible debenture payable to Stout Partnership, the USPL’s largest stockholder, was extended from July 1, 2002 to July 1, 2003 in exchange for increasing the interest rate on the debenture from 11.5% to 16%. Several members of the USPL’s board of directors and Mark S. Alsentzer, the Company’s Chief Executive Officer, are affiliated with Stout Partnership. USPL’s lenders under its Senior Credit Facility have required Stout Partnership, and Stout Partnership has agreed, to convert this debenture and all accrued unpaid interest to equity in accordance with the terms of the debenture.

      USPL currently does not have the financial resources to repay its debt obligations under the Senior Credit Facility, Master Credit Facility and $4 million convertible debenture as they become due or in the event that current or future events of default are not waived in writing and such debt is immediately due without obtaining new debt and/or equity capital, negotiating different payment terms and/or selling some of its assets. USPL’s current and past failures to comply with the terms of its Senior Credit Facility and Master Credit Facility, as well as the related forbearance agreement and other debt obligations, and the material financial obligations currently contained in its Senior Credit Facility and Master Credit Facility have a material adverse effect upon USPL’s and the Company’s liquidity and capital resources and raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

      On June 14, 2002 the USPL entered into an agreement to sell 100% of the capital stock of the Company to a newly created corporation owned by Eos Partners L.P. (“Eos”) and BancAmerica Capital Investors. See note 3 for further information on the proposed sale of the Company. No assurances can be given that USPL will be able to close this transaction or that USPL will be successful in selling the Company at all in the event this transaction is not consummated. If USPL is successful in completing the sale transaction as described in note 3, it will pay down its entire Senior Credit Facility and a portion of its other indebtedness. While there can be no assurances, USPL believes that this sale transaction, if consummated, would be a critical catalyst in allowing the Company to reorganize its capital structure and cure its liquidity crisis.

      If USPL is not successful in completing the sale transaction described in note 3, it will be required to seek other alternatives for refinancing its capital structure which could include raising additional equity, selling some of its assets or restructuring the Senior Credit Facility. There can be no assurances that this course of action will be successful. USPL’s failure to refinance its capital structure would require it to significantly curtail its operations. In this event, USPL and the Company may be forced to seek protection under the Bankruptcy Code or it may be forced into a bankruptcy proceeding by these lenders.

CLEAN EARTH, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3. SALE TO CEI HOLDING COMPANY

      On June 14, 2002 USPL entered into an amended and restated purchase agreement to sell 100% of the capital stock of the Company to CEI Holding Corporation (the “Purchaser”), a newly created corporation owned by Eos and BancAmerica Capital Investors, two private equity investment groups that collectively manage over $2.5 billion of capital. No assurance can be given that USPL will be able to close this transaction or that USPL will be successful in selling the Company at all in the event the sale to the Purchaser is not consummated.

      Under the terms of the purchase agreement, the purchase price will consist of:

•	$45.0 million, of which $44.0 million will be payable at the closing and $1.0 million will be held in escrow pending the outcome of several purchase price adjustments pursuant to the terms of the Purchase Agreement; and

•	A 5% Subordinated Promissory Note issued by the Purchaser in the original principal amount of $3,500,000, with a maturity date representing the ten-year anniversary of the close of the transaction, if consummated.

      Additional adjustments to the purchase price will be made if the $1.0 million escrow is not sufficient to cover the adjustments related to debt and other obligations outstanding and non-cash working capital. The adjustments, if any, for a shortfall of escrow in excess of $1.0 million related to debt and other obligations outstanding and non-cash working capital will result in a reduction in the Junior Subordinated Promissory Note.

      In addition, there may be additional adjustments to the cash portion of the purchase price based upon a final audited balance sheet to be delivered after the closing if the amount of outstanding debt and other obligations and non-cash working capital set forth on the final audited balance sheet differ from the amounts of such items set forth on the unaudited balance sheet on the closing date. The $1.0 million escrow will be distributed among the parties accordingly. If on the closing date, there are any obligations of the Company or any subsidiary of the Company that an obligee would have the right to accelerate the date of payment of such obligation of the Company or its subsidiary (a “Clean Earth Defaulted Obligation”), the cash portion of the purchase price will be reduced by the amount of the accelerated portion of the Clean Earth Defaulted Obligation less the amount by which such acceleration has resulted in the reduction of the cash portion of the purchase price pursuant to the foregoing adjustments pertaining to working capital and retention of debt.

      In addition, the claim for payment pursuant to USPL’s ownership interest in the Quakertown Foundry Site Agreement between ITS, a subsidiary of the Company, and the Pennsylvania Department of Environmental Protection (“PaDEP”) were not included as part of the Purchase Agreement. The net book value of this claim was approximately $1 million and $4.2 million as of December 31, 2001 and 2000 respectively and is included within accounts receivables. The retention by USPL of this claim was accounted for as a return to the parent in the first quarter of 2002.

      In accordance with the Purchase Agreement, USPL will transfer all licenses and trademarks relating to the assets, business and operations of the Company from U.S. Plastic Lumber IP Corporation, a wholly owned subsidiary of USPL, to the Company. This transfer was accounted for in December of 2001. The licenses and trademarks were valued at USPL’s carryover basis of approximately $62,000 and were recorded in Advances From Parent.

      Prior to the closing date, the Company is required to conduct its business in the ordinary course, as defined in the Purchase Agreement.

CLEAN EARTH, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Pursuant to the Purchase Agreement, the Purchaser agreed, among other things, to pay or cause the Company to pay to the guarantors (the “B.C. Guarantors”) of the indemnity agreement with AIG Environmental (“AIG”) with respect to a $57.5 million contract with the City of New York for a project known as “Remedial Action for Pennsylvania Avenue Landfill” located in Brooklyn, New York (the “Brooklyn Contract”) $375,000 at the close of this transaction. The Purchaser agrees to use its best efforts to have the B.C. Guarantors’ letters of credit terminated or replaced following the Closing. If The Purchaser is unable to terminate or replace the letters of credit of the B.C. Guarantors within 30 days from the closing date, then The Purchaser will pay the B.C. Guarantors an additional $125,000 to be paid on the 31st day subsequent to the closing date. The B.C. Guarantors consist of a group of persons and entities, including USPL directors, Mark S. Alsentzer and August C. Schultes, III, family members and affiliates of such directors, and officers of a subsidiary of the Company. In the event that the sale transaction does not close, the Company is obligated to pay the B.C. Guarantors a total of $862,500 in fees in exchange for the guarantee.

      Also pursuant to the Purchase Agreement, USPL agreed to assume all liability relating to certain matters in which CENJ has been named a “potentially responsible party”. As of December 31, 2001 the Company has accrued $324,485 within Deferred Taxes and Other Liabilities on the balance sheet in connection with such matters. The retention of this liability by USPL was accounted for as a reduction in Advances from Parent in the first quarter of 2002.

      The sale of the Company was approved by USPL’s board of directors on June 14, 2002 and is subject to approval of USPL’s stockholders. If shareholder approval is obtained at the special meeting of USPL’s stockholders which is expected to take place in July or August of 2002, it will only be applicable to the specific purchase agreement with the Purchaser and would not authorize USPL’s management or board of directors to pursue alternative plans for the sale or disposal of the Company.

4. ACCOUNTS RECEIVABLE, NET

      Accounts receivable as of March 31, 2002 and December 31, 2001 consist of the following:

	2002	2001	2000

Trade receivables	$16,715,548	$20,330,363	$22,318,314
Unbilled receivables related to long-term contracts	6,405,349	8,625,611	8,749,307
Cost in excess of billings	1,160,948	3,208,865	4,252,847
Retainage	3,939,974	3,838,455	3,457,329
Allowance for doubtful accounts	(1,559,092)	(4,990,085)	(1,281,628)

Accounts receivable (net)	$26,662,727	$31,013,209	$37,496,169

      In 1999 and 2000 the Company was involved in a project with PaDEP in which work was performed beyond the original scope of the project. The additional work was required in order to meet the objectives of the project, which were mutually agreed upon by the PaDEP and the Company, and to avoid further consequential damages. When the project was completed, the Company submitted a claim to PaDEP for approximately $6.7 million as compensation for this additional work, an amount which was disputed by PaDEP. The Company retained outside counsel and two independent consulting firms with experience in these matters to represent it, and at December 31, 2000 had a receivable balance of approximately $4.2 million in connection with this claim, of which approximately $3.8 million was included in unbilled receivables related to long term contracts, and approximately $400,000 was included in trade receivables. This amount was based on management’s expectation of recovery of the extra costs, as well as the advice of outside counsel as to what the Company was likely to recover upon completion of the dispute resolution process. On July 19, 2001 PaDEP offered to pay the Company approximately $284,000 in full and complete settlement of this claim. The Company rejected this offer and demanded a pre-settlement

CLEAN EARTH, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

hearing on this matter, which took place on November 19, 2001. On January 4, 2002 PaDEP rendered a pre-settlement hearing decision and recommended a payment to the Company of approximately $1 million. Because the Company strongly believes in the merits of its claim and its ability to support it with the appropriate facts, documentation and expert opinions, the Company also rejected this offer and proceeded with the next step in the dispute resolution process, which is a formal hearing with the Board of Claims for Pennsylvania. While USPL and the Company have every intention of pursuing this claim for the full amount, an allowance for this receivable was established for the difference between the amount offered in the January 4, 2002 decision and the carrying amount, resulting in a $3,180,000 charge to bad debt expense at December 31, 2001.

      With the exception of payments due under long-term contracts, as discussed in the Revenue Recognition section of Note 1, the Company believes that all receivables included in the table above are collectible within one year.

5. PROPERTY, PLANT AND EQUIPMENT, NET

      Property, plant and equipment consists of the following at March 31, 2002 and December 31, 2001:

	Useful Lives	2002	2001	2000

Land		$3,988,764	$3,907,500	$3,907,500
Buildings	30 to 40 years	6,331,596	6,412,122	6,372,524
Machinery & equipment in use	5 to 20 years	27,671,610	27,604,229	27,285,400
Leasehold improvements	Life of lease	971,290	969,421	825,465
Furniture and office equipment	5 to 7 years	496,843	485,802	456,269
Construction in progress		39,444	91,994	—

		39,499,547	39,471,068	38,847,158
Less accumulated depreciation		(11,968,766)	(11,325,223)	(9,582,026)

Property, plant and equipment (net)		$27,530,781	$28,145,845	$29,265,132

CLEAN EARTH, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6. NOTES AND CAPITAL LEASES PAYABLE

      Notes payable and capital leases consist of the following as of March 31, 2002 and December 31, 2001:

	2002	2001	2000

Mortgage note payable in monthly installments of $18,939 through December 31, 2009 including interest imputed at 8.5%, collateralized by the CENJ facility	$1,296,544	$1,325,399	$1,426,229

Real estate loan payable in monthly installments of approximately $14,720 through June 1, 2009 including interest imputed at .50% over prime, collateralized by the CEP facility	969,740	1,000,817	1,093,559

Notes payable to government agency, payable in monthly installments totaling $9,505 through July 1, 2003, including interest at 5% to 5.5%	143,642	172,671	285,665

Note payable assumed in acquisition of Brass payable in annual installments of $267,000 through December 31, 2004 plus interest accrued at 5% (interest imputed at 8.5%)	800,000	800,000	800,000

Other notes and capital leases payable in monthly installments of approximately $150,000, maturing from May 29, 2001 to January 1, 2006, with interest ranging from 5.9% to 11.75%, collateralized primarily by various equipment of subsidiaries of the Company	1,527,955	1,731,259	2,718,553

Total notes payable and capital leases	4,737,881	5,030,146	6,324,006
Less current portion	(1,419,737)	(2,388,794)	(1,130,277)

Long-term portion	$3,318,144	$2,641,352	$5,193,729

      Notes payable and capital leases mature as follows:

Year Ending	Amounts

Remainder of 2002	1,153,834
2003	1,180,541
2004	731,081
2005	339,897
2006 and later	1,332,528

$4,737,881

      The Company did not make the payments of $266,667 that were due on December 31, 2001 and December 31, 2000 in connection with the $800,000 note assumed in the acquisition of Brass Investment Co. in 1999. On February 4, 2002 the Company reached an agreement with the holder of the note, Waste Management Inc., to amend the terms of the note whereby it would be due in equal annual installments beginning December 31, 2002. The agreement also waives the failure to make the aforementioned principal and interest payments that had been due on December 31, 2001 and 2000.

CLEAN EARTH, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7. RESTRUCTURING AND MERGER CHARGES

      In the first quarter of 1999 the Company closed its Norristown, Pennsylvania facility and relocated its operations to the Company’s other facilities. The Company accrued lease termination, employee severance and other exit costs of $1,380,000 in connection with this restructuring. During 1999 the Company paid $1,234,000 of lease termination and exit costs and $146,000 remained in the restructuring accrual at December 31, 1999. This amount was paid in 2000 and no amount remained in the restructuring accrual at December 31, 2000.

      On June 25, 1999 USPL acquired 100% of the stock of Barbella Environmental Technology, Inc., an environmental remediation and construction service company, in a pooling of interests transaction in exchange for 810,000 shares of USPL’s common stock. The Company incurred merger costs totaling $595,000 in this transaction, which were charged to expenses in the second quarter of 1999. On December 14, 1999 USPL acquired 100% of the stock of Clean Rock Industries, Inc. and Clean Rock Properties, Inc. (collectively “Clean Rock”), for 422,164 shares of the USPL’s common stock in a pooling of interests transaction. The Company incurred $440,000 of costs related to the Clean Rock merger which were charged to expense in the fourth quarter of 1999.

8. RELATED PARTY TRANSACTIONS

      USPL provides cash management, legal and other administrative services for the Company. USPL provides cash to the Company when needed and the Company remits excess cash to USPL when available. During the three months ended March 31, 2002 and the twelve months ended December 31, 2001, the Company remitted approximately $2.9 million and $6.8 million respectively to USPL, net of cash advances to the Company, the effect of which is reflected in Advances from Parent within the Stockholders’ Equity section of the Company’s balance sheet. During the twelve months ended December 31, 2000 and 1999, USPL advanced approximately $8.5 million and $2.2 million respectively to the Company, net of cash remittances to USPL. The Company paid interest to USPL in connection with long term financing of $794,000, $539,000 and $413,000 for the twelve months ended December 31, 2001, 2000 and 1999 respectively. No corresponding amount was paid to USPL during the three months ended March 31, 2002. USPL does not allocate any selling, general or administrative expenses incurred by its corporate officers or staff to its subsidiaries, nor does it allocate interest expense to its subsidiaries.

      On December 1, 2000 the Stout Partnership exchanged a $5,000,000 unsecured loan to USPL into a subordinated convertible debenture of an equal dollar amount with a due date of July 1, 2002, with interest payable monthly in arrears at 11.5% per annum. Several members of USPL’s Board of Directors and a member of USPL’s management are affiliated with the Stout Partnership. The debenture is convertible into USPL common stock at the lower of $2.00 per share or the lowest closing price of USPL’s common stock during the four trading days prior to but not including the conversion date. The debenture is convertible at any time, in whole or part, at the option of the holder.

      In addition Stout Partnership provided USPL with additional funding in the amount of $3,000,000 as part of USPL’s preferred stock private placement in 2000 and 2001.

      In consideration of the Stout Partnership exchanging its unsecured loan for a subordinated convertible debenture and providing the additional funding of Series E Preferred Stock, the USPL granted 250,000 warrants at the exercise price of $1.50 per share. The $264,374 value assigned to the warrants was reflected as a discount from the face value of the debentures and is being accreted over the term of the debenture. In consideration for extending the maturity date of the debenture from December 1, 2001 to July 1, 2002, and because some of the assets of the Company were not disposed of as of June 1, 2001, on June 1, 2001 Stout Partnership received an additional 250,000 warrants at an exercise price of $1.50 per share. By a letter dated as of May 29, 2002, Stout Partnership and we agreed to convert the debenture and

CLEAN EARTH, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

all accrued unpaid interest into USPL common stock, even though such conversion was not required pursuant to the terms of the debenture, based upon a conversion price of $0.26 per share, which represents the lowest closing price during the four trading days prior to May 29, 2002, in accordance with the terms of the debenture.

      In December 2001, BET received notice regarding its award of a contract with the City of New York to perform environmental services at the Brooklyn Landfill on Pennsylvania Avenue in the Borough of Brooklyn (the “Brooklyn Contract”), subject to the satisfaction of certain conditions. These conditions included the issuance of a performance bond on behalf of BET in the amount of $57.5 million at the time of the execution of the Brooklyn Contract. Due to the deterioration in USPL’s financial condition during the past year, the insurance company underwriting the performance bond requested a $4.0 million letter of credit and personal guarantors with liquid net worth of approximately $15.0 million in order to issue the performance bond. Neither BET nor the Company was able to deliver the required letter of credit or to obtain any third parties interested in providing collateral and/or guarantees on the Company’s behalf. In order to permit BET to obtain the Brooklyn Contract and to avoid the termination of negotiations related to the sale of the Company to New CEI (see note 3), Mark S. Alsentzer, USPL’s director, Chairman, and Chief Executive Officer, and August C. Schultes III, another director of USPL, established a group of personal indemnitors, including family members and affiliates of the two directors as well as third parties, who were willing to provide the letter of credit and guarantee for the issuance of the performance bond in exchange for a fee of $862,500. In the event that USPL is successful in completing the proposed transaction to sell the Company, the purchaser will pay a portion of this fee.

      USPL has a professional services contract with Rosetto & Associates LLC, a private law firm, that performs legal work for the company as well as unrelated third parties. Mr. Rosetto, Executive Vice President, General Counsel and Secretary for USPL, is the sole principal of Rosetto & Associates. Rosetto & Associates billed USPL $168,120, $523,305, 465,145 and $355,377 for legal services for the three months ended March 31, 2002 and the twelve months ended December 31, 2001, 2000 and 1999 respectively, which includes payments to outside attorneys and consultants for the benefit of the Company. USPL billed $72,000, $160,800, $160,800 and $206,514 to Rosetto & Associates for use of office space, office equipment and other shared services for the three months ended March 31, 2002 and the twelve months ended December 31, 2001, 2000 and 1999 respectively.

      USPL holds certain intellectual property used by the Company, including the trademark name “Clean Earth.” The Company paid a fee to USPL in connection with the use of intellectual property of $4,447,133, $3,645,080 and $2,653,000 during the twelve months ended December 31, 2001, 2000 and 1999 respectively, which is reflected as “trademark/royalty expense to USPL” in the accompanying consolidated statement of operations of the Company. No such amounts were paid to USPL during the first three months of 2002.

      The Company has a note payable to an officer of the Company in the amount of $17,015, due in 2002. This amount is included in Notes and Capital Leases Payable (see Note 5).

      Strategic Alliance Group, LLC, which provides redevelopment services for landfills and other industrial properties, may consider engaging the services of the Company in connection with its operations, including, but not limited to, retaining the Company as a subcontractor in connection with a landfill contract between Strategic Alliance Group, LLP and the City of Linden, New Jersey. Some of the Company’s officers and employees, including Mark S. Alsentzer, Chairman, President and Chief Executive Officer of USPL, and Mr. Rosetto, own a minority interest in Strategic Alliance Group, LLC.

      The Company leases approximately 3,240 square feet of office space for $62,000 per year from a former director of USPL. The lease expires in October 2004.

CLEAN EARTH, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9. COMMITMENT AND CONTINGENCIES

Operating Leases

      The Company leases office space, equipment, facilities, and land under non-cancelable operating leases that expire at various dates through 2028. Rent expense for all operating leases for the year ended December 31, 2001 was approximately $3,512,000. Future minimum payments are as follows for the year ending December 31:

2002.	$3,847,000
2003.	3,056,000
2004.	1,696,000
2005.	696,000
2006.	635,000
Thereafter	5,580,000

Total	$15,510,000

      The Company leases approximately 7.5 acres of land at its Delaware soil recycling facility at a rental of $1.00 per ton of soil received with a minimum rental of $50,000 per year. Rent expense under this lease was $245,000 in 2001. The lease was renewed for five years in 1998 and contains two five-year renewal options. The lessor has the right and option at the time of renewal to require the Company to purchase the property at a purchase price of $100,000 per acre subject to annual escalation based on the Consumer Price Index from inception of the lease. The Company currently leases approximately 5 acres of land under the New Jersey soil recycling facility. The lease term is 30 years with two renewal options.

      The Company leases premises in Jersey City, New Jersey as an off-loading, processing and transfer facility for dredged materials. The lease expires in 2009, and terms of the lease include a component for minimum basic rent, and a component to compensate the lessor for its costs incurred in improving the property in 1999 and 2000. Such improvements included rail sidings, grading, paving and reconstruction of the pier and bulkhead on which a portion of the leased premises is located. The minimum rental payments include $305,000 per year through 2008 in connection with these property improvements.

Employment Agreements

      At December 31, 2001, the Company had employment agreements with certain officers and key employees. Salaries and benefits expense recorded under the Agreements totaled approximately $1,973,000, during the year ended December 31, 2001. Future minimum payments under these employment agreements are as follows:

Year Ending December 31,	Amount

2002	$1,100,000
2003	123,000
2004 and thereafter	—

$1,223,000

      Upon completion of the sale of the Company to New CEI, certain officers and key employees of the Company may enter into new employment contracts with New CEI. However, as of May 29, 2002 no such contracts have been executed, and the above table does not include amounts which will be committed to these officers or employees.

CLEAN EARTH, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Legal Proceedings

      In December 1998, the Company purchased CENJ (then known as S&W Waste, Inc.) in a stock purchase transaction. Pursuant to such purchase, the Company could be responsible for liabilities resulting from matters wherein CENJ has been named as a potentially responsible party (“PRP”) in matters involving the possible disposal of hazardous waste at specific disposal sites. CENJ is currently named as a PRP in the following matters: Bayonne Barrel & Drum Site, Spectron, Inc. and Four County Landfill-Operable Unit #2. At December 31, 2001 the Company has accrued approximately $324,000 for estimated liabilities related to these matters. The Company believes the accrual is sufficient to cover the aggregate liability that may be incurred in these matters; however, there can be no assurances that the accrual will be sufficient.

      The Company is subject to claims and legal actions that arise in the ordinary course of its business. The Company believes that the ultimate liability, if any, with respect to these claims and legal actions, will not have a material effect on the financial position or results of operations of the Company.

Licensing Agreements

      CEC has a license and operating agreement with SD&G Aggregates, Inc. (“SD&G”) to conduct remediation of contaminated soils, and pays SD&G a royalty of 2% of CEC’s sales. CEC recorded royalty expense of approximately $85,000 in 2001.

      The Company also has a license agreement with Paul T. Adam for the manufacture and commercial sale of contaminated or impacted dredge material from a wide variety of industrial waste streams that the Company uses in its environmental division. The license requires that the Company pay a royalty fee equal to 10% of net sales or 25% of net income, but in no event less than $.20 per ton. No royalty fee was paid in 2001. Minimum annual royalties of 25,000 have been paid through 2003, although the license does not expire until December 5, 2011. During the first three months of 2002 and the twelve months ended December 31, 2001 and 2000, no dredge material was processed using the technology specified in this license agreement, thus no additional royalty expense was incurred.

Loss Contingencies

      Loss contingencies are recorded and recognized by accruing a charge to income if it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated.

10. INCOME TAXES

      The provision (benefit) for income taxes includes federal and state taxes currently payable and those deferred because of temporary differences between the financial statement and tax basis of assets and liabilities. The components of the provision for income taxes (benefit) included in the consolidated

CLEAN EARTH, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

statements of operations for the three months ended March 31, 2002 and the twelve months ended December 31, 2001, 2000 and 1999 is as follows:

	2002	2001	2000	1999

Current:
Federal	$369,691	$—	$1,308,931	$2,302,837
State	65,239	—	300,000	590,000

	434,930	—	1,608,931	2,892,837

Deferred:
Federal	—	(827,782)	178,044	(261,438)
State	—	(186,225)	31,420	(46,136)

	—	(1,014,007)	209,464	(307,574)

Total provisions (benefit) for income taxes	$434,930	$(1,014,007)	$1,818,395	$2,585,263

      The total provision for income taxes (benefit) differed from the amount obtained by applying the federal statutory income tax rate to pre-tax accounting earnings (loss) for the three months ended March 31, 2002 and the twelve months ended December 31, 2001, 2000 and 1999, as follows:

	2002	2001	2000	1999

Tax at statutory rate of 34%	$369,691	$(4,981,857)	$1,436,154	$2,220,021
State taxes, net of Federal benefit	39,143	(186,225)	229,420	343,264
Nondeductible goodwill amortization	—	4,312,005	122,125	84,886

Other	26,096	(157,931)	30,696	(62,908)

Income tax provision (benefit)	$434,930	$(1,014,008)	$1,818,395	$2,585,263

      A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company determines a valuation allowance based on its analysis of amounts available in the statutory carryback period, consideration of future deductible amounts, and assessment of future profitability. The Company had net operating loss carryforwards of approximately $6,100,000 as of December 31, 2001 which begin to expire in 2010. A portion of these losses is subject to limitations regarding the offset of the Company’s future taxable income.

CLEAN EARTH, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Temporary differences between financial statement carrying amounts and tax basis of assets and liabilities that give rise to significant deferred tax assets and liabilities as of December 31, 2001 and 2000 are as follows:

	2001	2000

Deferred tax assets:
Goodwill	$6,867	$18,490
Accrued expenses	166,380	448,147
Allowance for doubtful accounts	2,097,824	512,651
Net operating loss	690,484	1,509,572
Other	76,720	45,000

Total deferred tax assets	3,038,275	2,533,860
Less valuation allowance	(48,524)	(48,524)

Net deferred tax asset	2,989,751	2,485,336
Deferred tax liabilities:
Property and equipment basis difference	3,460,376	4,021,040
Other	73,901	22,829

Total deferred tax liabilities	3,534,277	4,043,869

Deferred tax asset (liabilities) net	$(544,526)	$(1,558,533)

      The Company is included in the consolidated federal income tax return of USPL. The income tax provision (benefit) and temporary differences included in the Company’s financial statements are based on the filing of separate returns. As such, certain adjustments generally made at the consolidated level have not been included in the Company’s income tax benefit for the three months ended March 31, 2002 and the years ended December 31, 2001, 2000 and 1999.

CEI HOLDING CORPORATION

UNAUDITED BALANCE SHEET AS OF JUNE 19, 2002

Assets
Cash	$20,000
Transaction costs and formation expenses	1,000,000
Proxy escrow	200,000

Total Assets	$1,220,000

Liabilities and Equity
Accounts Payable	$1,000,000
Shareholders Equity and Paid in Capital	220,000

Total Liabilities and Equity	$1,220,000

APPENDIX A: PURCHASE AGREEMENT

AMENDED AND RESTATED

PURCHASE AGREEMENT

DATED AS OF JUNE 14, 2002

AMONG

CEI ACQUISITION CORP.,

CEI HOLDING CORPORATION,
CLEAN EARTH, INC.
AND
U.S. PLASTIC LUMBER CORP.

i

ii

iii

AMENDED AND RESTATED PURCHASE AGREEMENT

      THIS AMENDED AND RESTATED PURCHASE AGREEMENT (the “Agreement”) is entered into as of June 14, 2002, among CEI Acquisition Corp., a Delaware corporation (“Purchaser Sub”), CEI Holding Corporation, a Delaware corporation (“Purchaser ”), Clean Earth, Inc., a Delaware corporation (the “Company”) and U.S. Plastic Lumber Corp., a Nevada corporation (the “Shareholder”).

RECITALS

      The Company, New CEI Inc., a Delaware corporation (the “Original Purchaser Entity”), and the Shareholder are parties to a certain Purchase Agreement entered into as of December 29, 2001, as amended, supplemented or otherwise modified through the date hereof, including by the Amendment dated as of February 12, 2002 and the letter agreement dated as of March 5, 2002 (the “Original Agreement”).

      The Shareholder owns all of the issued and outstanding capital stock of Company.

      The Original Purchaser Entity has assigned all of its rights and obligations under the Original Agreement to Purchaser.

      Upon the terms and subject to the conditions set forth in the Original Agreement, the Shareholder has agreed to sell to Purchaser, and Purchaser has agreed to purchase from the Shareholder, all of the issued and outstanding capital stock of the Company.

      The Purchaser, Purchaser Sub, the Company and the Shareholder now desire to amend and restate the Original Agreement.

      NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to amend and restate the Original Agreement in its entirety to read as follows:

ARTICLE I

DEFINITIONS

      Unless otherwise defined herein or the context otherwise requires, the terms defined in this Article I shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined. Unless otherwise indicated, any reference herein to a “Section”, “Article”, “Schedule” or “Exhibit” shall mean the applicable section, article, schedule or exhibit of or to this Agreement. All accounting terms used in this Agreement not defined in this Article I shall, except as otherwise provided for herein, be construed in accordance with U.S. generally accepted accounting principles, consistently applied.

      “Accelerated Upstream Repayment” shall have the meaning assigned to it in Section 7.12(h).

      “Account” shall have the meaning assigned to it in Section 7.12(a).

      “ACO” shall mean the Administrative Consent Order dated April 25, 1991, issued by the New Jersey Department of Environmental Protection to S&W Waste, Inc., establishing certain remedial, investigation and cleanup requirements in connection with CENJ’s South Kearny, New Jersey facility.

      “Acquisition Transaction” shall have the meaning assigned to it in Section 7.9(a).

      “Action” shall mean any actual claim, action, suit, arbitration, hearing, inquiry, order, proceeding, complaint, charge or investigation by or before any Governmental Entity or arbitrator and any appeal from any of the forgoing.

      “Activity Notice” shall have the meaning assigned to it in Section 7.12(j).

      “Adjusted Long-Term Debt” shall mean the outstanding obligations of the Company and its Subsidiaries on a consolidated basis under capital equipment leases, promissory notes (including, without limitation, notes payable to Waste Management, Inc., and excluding any promissory notes to the Shareholder), obligations to employees and the long-term portion of all other liabilities (including, without limitation, the mortgage notes on the Company’s and its Subsidiaries’ Philadelphia, Pennsylvania and South Kearney, New Jersey properties, and excluding the PRP Reserve, all Excess Billings and all such other liabilities to the Shareholder), based on the Final Closing Date Balance Sheet. For avoidance of doubt, the Defaulted Obligations shall not be excluded from the Adjusted Long-Term Debt by reason of the actual or potential repayment of the Defaulted Obligations simultaneous with, or at any time following, the Closing.

      “Affected Holder” shall have the meaning assigned to it in Section 2.3(e).

      “Affiliate” of a Person shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with the indicated Person.

      “Agreed Upon Section 338 Payment” shall have the meaning assigned to it in Section 7.11(b).

      “Agreement” shall mean this Amended and Restated Purchase Agreement.

      “AIG Financial Support Letter” shall mean that letter agreement dated as of December 21, 2001, among NUFI, the B.C. Guarantors, BET and USPL.

      “AIG Indemnity Agreement” shall mean the General Indemnity Agreement dated as of August 30, 1999, between the Shareholder, the Company, and the Subsidiaries of the Company, as the Contractors and Indemnitors thereunder, on the one hand, and the member companies of the American International Group (including NUFI and TICSP), on the other hand.

      “Alsentzer” shall mean Mark Alsentzer.

      “Alsentzer Agreement” shall mean the Non-Competition, Non-Solicitation and No-Hire Agreement, dated as of the Closing Date, between the Company and Alsentzer, substantially in the form attached hereto as Exhibit A.

      “A/P & A/R Disclosure Letter” shall have the meaning assigned to it in Section 4.6(a).

      “Applicable Period” shall have the meaning assigned to it in Section 7.12(g).

      “AWC” shall mean the adjusted working capital, which is defined as (x) the Company’s consolidated current assets (excluding (A) (1) subject to clause (B) below, cash and cash equivalents that are collateral or security for consolidated liabilities or obligations of the Company not reflected in the sum referred to in clause (y) below, (2) the Distributed Claims, and (3) receivables from the Shareholder, but including (B) cash or cash equivalents (if any) held in the remediation trust fund established pursuant to the Trust Fund Agreement) minus (y) the sum of (i) the Company’s consolidated current liabilities (excluding the current portion of capital leases and mortgages of the Company and its Subsidiaries and payables to the Shareholder, and, for avoidance of doubt, including all accruals for taxes as contemplated by Section 4.12) and (ii) all Excess Billings. For avoidance of doubt, the current portion of the Defaulted Obligations shall not be excluded from the calculation of AWC by reason of the actual or potential repayment of the Defaulted Obligations simultaneous with, or following, the Closing.

      “Arbiter” shall have the meaning assigned to it in Section 6.18.

      “Arrangements” shall have the meaning assigned to it in Section 4.2(a).

      “Audit Fee” shall have the meaning assigned to it in Section 6.19.

      “Audited Financial Statements” shall have the meaning assigned to it in Section 6.19.

      “Auditor Report “ shall have the meaning assigned to it in Section 6.19.

      “Balance Sheet Date” shall have the meaning assigned to it in Section 4.5(a).

      “Balance Sheet Dispute Resolution Procedure” shall have the meaning assigned to it in Section 6.18.

2

      “Bankruptcy Exception” shall have the meaning assigned to it in Section 4.5(d).

      “BAS” shall mean Banc of America Securities, LLC.

      “BAS Fee Agreement” shall mean that certain agreement between the Shareholder and BAS, with respect to the potential payment of certain fees by the Shareholder to BAS.

      “B.C. Guarantor LoCs” shall have the meaning assigned to it in Section 7.2(c).

      “B.C. Guarantor Reimbursement Agreements” shall have the meaning assigned to it in Section 7.1(h).

      “B.C. Guarantors” shall mean Bargus Partnership, Schultes Family Partnership LP, R&K Schultes Partnership, 4-SIBS, LLC, MICJIM, LP, Mark Alsentzer, Karin Alsentzer, Frank Barbella, Patricia A. Barbella, Joseph K. Battista and Brian J. Barbella.

      “BET” shall mean Barbella Environmental Technology, Inc., a Subsidiary of the Company.

      “BOA” shall mean Bank of America, N.A.

      “BOA Commitment” shall have the meaning assigned to it in Section 8.1(g).

      “Box” shall have the meaning assigned to it in Section 7.12(a).

      “Breached Representation” shall have the meaning assigned to it in Section 7.4(b).

      “Brooklyn Contract” shall mean the Contract, between BET and The City of New York, awarded by The City of New York to BET during 2001 and relating to the environmental remediation of the Pennsylvania Avenue Landfill in the Borough of Brooklyn.

      “Brooklyn Administration Agreement” shall mean the Agreement dated January 2, 2002, between BET and Polar Capital LLC

      “Business” shall have the meaning assigned to it in Section 7.13(a).

      “business day” shall mean a calendar day other than Saturday, Sunday or other day on which banking institutions in New York, New York are not required to be open.

      “Calculations Certificate” shall have the meaning ascribed to it in Section 6.18.

      “Cash Facilities” shall have the meaning assigned to it in Section 7.12(a).

      “Cash Purchase Price” shall have the meaning assigned to it in Section 2.2(a).

      “CENJ” shall mean Clean Earth of North Jersey, Inc., a New Jersey corporation.

      “CEPI” shall mean Clean Earth of Philadelphia, Inc., formerly known as Soil Remediation of Philadelphia, Inc.

      “Change Order” shall mean the Assignment Agreement dated as of May 21, 2000, between Interstate Industrial Corp. and the Shareholder.

      “Clean Earth Sale Transaction” shall have the meaning assigned to it in Section 3.2(a).

      “Clean Earth Zero Balance Account” shall have the meaning assigned to it in Section 4.9(a).

      “Closing” and “Closing Date” shall have the respective meanings assigned to such terms in Section 2.4.

      “Closing Date Cash Payment” shall have the meaning assigned to it in Section 2.2(b).

      “Closing Default” shall have the meaning assigned to it in the definition of “Defaulted Obligation.”

      “Closing Estimates Certificate” shall have the meaning assigned to it in Section 6.17.

      “Code” shall mean the Internal Revenue Code of 1986, as amended.

      “Common Stock” shall mean the Company’s common stock, $1.00 par value per share.

3

      “Company” shall have the meaning assigned to it in the caption.

      “Competing Business” shall have the meaning assigned to it in Section 4.28.

      “Completed IRS Form 8023” shall have the meaning assigned to it in Section 7.11(b).

      “Compliance Period” shall have the meaning assigned to it in Section 9.1(f).

      “Concentration Account” shall have the meaning assigned to it in Section 4.9(a).

      “Corporate Allocation Payment” shall have the meaning assigned to it in Section 7.12(f)(iv).

      “CTI” shall mean Consolidated Technologies, Inc., a Subsidiary of the Company.

      “Custody Arrangement” shall have the meaning assigned to it in Section 7.12(a).

      “Damages” shall mean any and all losses, liabilities, obligations, costs, expenses, damages or judgments of any kind or nature whatsoever, including, but not limited to, (x) reasonable attorneys’, accountants’, and experts’ fees, and disbursements of counsel, (y) removal costs, cleanup costs, containment costs, remediation costs, closure costs, fines, penalties, and expenses of investigation and ongoing monitoring, and (z) other costs and expenses incurred pursuing indemnification claims under Article X hereof.

      “Defaulted Obligation” shall mean any Adjusted Long-Term Debt (excluding the PNC Obligation) (a) listed on Schedule 1 which shall be outstanding immediately prior to the Closing, or (b) if (i) immediately prior to the Closing, under the terms of such Adjusted Long-Term Debt (subject to any waiver thereof by the D.O. Obligee thereunder), a D.O. Obligor thereunder is in violation thereof or in breach of or in default thereunder, or, a condition shall exist such that, upon the passage of time, the giving of notice, the expiration of a grace period or all of the foregoing, (x) a right of termination, cancellation or acceleration thereunder has arisen or is reasonably likely to arise in favor of a D.O. Obligee thereunder or (y) a D.O. Obligor is reasonably likely to be in violation thereof or in breach of or in default thereunder (collectively, a “Pre-Closing Default”) or (ii) upon the occurrence of the Closing, as a result of the occurrence of the Closing, under the terms of such Adjusted Long-Term Debt, (x) a D.O. Obligor thereunder shall or is reasonably likely to be in violation thereof or in breach of or in default thereunder, or, a condition shall exist such that, upon the passage of time, the giving of notice, the expiration of a grace period or all of the foregoing, (1) a right of termination, cancellation or acceleration thereunder shall or is reasonably likely to arise in favor of a D.O. Obligee thereunder or (2) a D.O. Obligor thereunder is reasonably likely to be in violation thereof or in breach of or in default thereunder and (y) the waiver of such violation, breach, default or right of termination, cancellation or acceleration shall not have been made by the D.O. Obligee thereunder by the Closing (collectively, a “Closing Default”); provided, however, that the term “Defaulted Obligation” shall not include Adjusted Long Term Debts which (x) fall within clause (ii) of the definition of “Defaulted Obligation” and (y) constitute either (1) leases of equipment possessed or operated by the Company or any Subsidiary thereof (provided, that such exclusion shall be limited to only the first $150,000 of the obligations of the D.O. Obligors under such leases) or (2) obligations to BOA under the Existing Credit Agreement. For purposes of the definition of “Defaulted Obligation”, the current portion of an obligation constituting Adjusted Long-Term Debt shall be included within such Adjusted Long-Term Debt.

      “Delivery Date Cut-Off” shall have the meaning ascribed to it in Section 6.19.

      “disclosing party” shall have the meaning ascribed to it in Section 7.3(b).

      “Distributed Claims” shall mean, collectively, the receivables related to the Quakertown Claim and the Change Order related to the Interstate Industrial Joint Venture Claim.

      “D.O. Note” shall have the meaning ascribed to it in Section 2.2(f).

      “D.O. Obligee” shall mean, with respect to a Defaulted Obligation, each Person which is an obligee under such Defaulted Obligation.

      “D.O. Obligor” shall mean, with respect to a Defaulted Obligation, each of the Company and its Subsidiaries which is an obligor under such Defaulted Obligation.

4

      “D.O. Reduction” shall mean, with respect to any Defaulted Obligation, assuming the occurrence of the Closing, the aggregate amount of such Defaulted Obligation immediately thereafter, but before giving effect to any actual or potential repayment of such Defaulted Obligation simultaneous with, or at any time following, the Closing.

      “DOL” shall mean the United States Department of Labor.

      “Downstream Fiduciary Payment” shall have the meaning assigned to it in Section 7.12(i).

      “Downstream Repayment” shall have the meaning assigned to it in Section 7.12(f)(vi).

      “Environmental Laws” shall mean all Legal Requirements pertaining to the protection of the environment, the treatment, emission and discharge of gaseous, particulate and effluent pollutants and the use, handling, storage, treatment, removal transport, transloading, cleanup decontamination, discharge and disposal of Hazardous Materials, including, without limitation, those statutes, laws, rules and regulations set forth below in the definitions of “Hazardous Material”.

      “Environmental Reports” shall have the meaning assigned to it in Section 4.26(g).

      “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

      “ERISA Affiliate” shall mean any Person which is (or at any relevant time was) a member of a controlled group of corporations within the meaning of Code Section 414(b), all trades or businesses under common control within the meaning of Code Section 414(c), and all affiliated service groups within the meaning of Code Section 414(m), of which the Company is (or at any relevant time was) a member.

      “Escrow Agent” shall mean SunTrust Bank, a Georgia banking corporation.

      “Escrow Agreement” shall mean the Escrow Agreement dated as of the date hereof, by and among the Shareholder, the Company, Purchaser, Purchaser Sub, and the Escrow Agent, substantially in the form attached hereto as Exhibit B.

      “Escrow Deposit” shall have the meaning assigned to it in Section 7.14.

      “Escrowed Funds” shall have the meaning assigned to it in Section 2.2(b).

      “Escrowed Proxy Reimbursement Amount” shall have the meaning assigned to it in Section 7.14.

      “Estimated Adjusted Long-Term Debt” shall have the meaning assigned to it in Section 6.17.

      “Estimated AWC” shall have the meaning assigned to it in Section 6.17.

      “Estimated D.O. Reduction” shall have the meaning assigned to it in Section 6.17.

      “Estimated Total D.O. Reduction” shall mean the sum of the Estimated D.O. Reductions.

      “Excess Billings” shall mean the billings of the Company and its Subsidiaries in excess of cost incurred (including, without limitation, any long-term portion thereof), within the meaning of U.S. generally accepted accounting principles.

      “Excess Corporate Allocation Payment” shall have the meaning assigned to it in Section 7.12(g).

      “Existing Credit Agreement” shall mean that certain Credit Agreement dated as of June 30, 2000, among the Shareholder, various financial institutions, BOA, as administrative agent, issuing bank and swing line bank and BAS, as lead arranger and book manager, as amended, amended and restated, supplemented or otherwise modified through the Closing Date.

      “Existing Credit Documents” shall mean (i) the Existing Credit Agreement, and (ii) the other documents (if any) executed and delivered in connection therewith or otherwise referred to therein, in each case as amended, amended and restated, supplemented or otherwise modified from time to time.

      “Existing Senior Lenders” shall have the meaning assigned to it in Section 7.12(o).

5

      “Facility Provider” shall have the meaning assigned to it in Section 7.12(a).

      “Final Adjusted Long-Term Debt” shall have the meaning assigned to it in Section 6.18.

      “Final Adjusted Long-Term Debt Adjustment” shall have the meaning assigned to it in Section 2.2(d)(i).

      “Final AWC” shall have the meaning assigned to it in Section 6.18.

      “Final AWC Adjustment” shall have the meaning assigned to it in Section 2.2(d)(ii).

      “Final Cash Adjustment” shall have the meaning assigned to it in Section 2.2(d)(iv).

      “Final Closing Date Balance Sheet” shall have the meaning ascribed to it in Section 6.18.

      “Final Defaulted Obligations” shall have the meaning assigned to it in Section 6.18.

      “Final D.O. Reduction” shall have the meaning assigned to it in Section 6.18.

      “Final Draft Audited Financial Statements” shall have the meaning assigned to it in Section 6.19.

      “Final Draft Auditor Report” shall have the meaning assigned to it in Section 6.19.

      “Final Indemnity Determination” shall have the meaning assigned to it in Section 10.2(d).

      “Final D.O. Adjustment” shall mean, with respect to any Defaulted Obligation, the excess (if any) of (x) the Final D.O. Reduction of such Defaulted Obligation over (y) the Estimated D.O. Reduction of such Defaulted Obligation.

      “Final Total D.O. Adjustment” shall have the meaning assigned to it in Section 2.2(d)(iii).

      “Final Total D.O. Reduction” shall have the meaning assigned to it in Section 6.18.

      “Financial Assurances” shall mean financial instruments, deposits, trust funds, escrow funds, surety bonds, letters of credit or other similar financial assurance instruments.

      “FMV Allocation Schedule” shall have the meaning assigned to it in Section 7.11(b).

      “Fundamental Seller Representations” shall have the meaning assigned to it in Section 10.1(a).

      “General Cap” shall have the meaning assigned to it in Section 10.5(a).

      “General Deductible” shall have the meaning assigned to it in Section 10.5(a).

      “General Threshold” shall have the meaning assigned to it in Section 10.5(a).

      “Governmental Entity” shall mean any local, state, federal or foreign (i) court, (ii) government or (iii) governmental department, commission, instrumentality, board, agency or authority, including the IRS and other taxing authorities.

      “Guaranty” shall mean any guaranty or similar agreement made by Shareholder as a corporate guarantor of any liabilities or obligations on behalf of the Company.

      “Halifax” shall mean Halifax Fund, L.P.

      “Halifax Consent” shall have the meaning assigned to it in Section 3.3.

      “Halifax Documents” shall mean (i) the Convertible Debenture Purchase Agreement dated as of February 2, 2000, between the Shareholder and Halifax, (ii) the 5% Convertible Debenture due February 2, 2005, in the original principal amount of $7,500,000, issued by the Shareholder to Halifax, (iii) the Registration Rights Agreement dated as of February 2, 2000, between the Shareholder and Halifax, (iv) the Common Stock Purchase Warrant, issued by the Shareholder to Halifax, and (v) the other documents (if any) executed and delivered in connection therewith or otherwise referred to therein, in each case as amended, amended and restated, supplemented or otherwise modified from time to time.

6

      “Hazardous Material” shall mean any flammable, ignitable, corrosive, reactive, radioactive or explosive substance or material, hazardous waste, toxic substance or related material and any other substance or material defined or designated as a hazardous or toxic substance, material or waste by any Environmental Law currently in effect or as amended or promulgated in the future and shall include, without limitation:

(a) those substances included within the definitions of “hazardous substances”, “hazardous materials”, “toxic substances”, or “solid waste” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601, et. seq., the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et. seq., and the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801 et. seq., and in the regulations promulgated pursuant thereto;

(b) those substances defined as “hazardous substances”, “hazardous materials”, “toxic substances”, or “solid waste” in any state in which the Company performs services, does business or owns or leases Real Property;

(c) those substances listed in the United States Department of Transportation Table (49 CFR 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor thereto) as hazardous substances (40 CFR Part 302 and any amendments thereto);

(d) such other substances, materials and wastes that are or become regulated under applicable local, state or federal laws or regulations, or which are or become classified as hazardous or toxic under any Legal Requirement; and

(e) any material, waste or substance that is, in whole or in part, (i) petroleum, asbestos, polychorinated biphenyls, methylene chloride, trichorothylene, transdichoroethylene, dioxins or dibenzofurans, (ii) designated as an “extremely hazardous substance” pursuant to Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended, or (iii) designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, 33 U.S.C. Sections 1251 et. seq. (U.S.C. Section 1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. Section 1317), or Section 112 or other sections of the Clean Water Act, as amended.

      “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      “Incoming Payments” shall have the meaning assigned to it in Section 7.12(b).

      “Indebtedness” shall mean, when used with reference to any Person, without duplication, (i) any liability of such Person created or assumed by such Person or any Subsidiary thereof, (A) for borrowed money, (B) evidenced by a bond, note, debenture, or similar instrument (including a purchase money obligation, deed of trust or mortgage) given in connection with the acquisition of, or exchange for, any property or assets (other than inventory or similar property acquired and consumed in the Ordinary Course), including securities and other Indebtedness, (C) in respect of letters of credit issued for such Person’s account and “swaps” of interest and currency exchange rate (and other interest and currency exchange rate hedging agreements) to which such Person is a party or (D) for the payment of money as lessee under leases that should be, in accordance with U.S. generally accepted accounting principles, recorded as capital leases for financial reporting purposes; (ii) any liability of others described in the preceding clause (i) to the extent guaranteed as to payment of principal or interest by such Person or in effect guaranteed as to payment by such Person through an agreement, contingent or otherwise, to purchase, repurchase or pay the related Indebtedness or to acquire security therefor; (iii) all liabilities or obligations secured by a Lien upon property owned by such Person and upon liabilities or obligations of another Person as to which such Person customarily pays interest or principal, whether or not such Person has assumed or become liable for the payment of such liabilities or obligations; and (iv) any amendment, renewal, extension, revision or refunding of any such liability or obligation; provided, however, that Indebtedness shall not include any liability for compensation of such Person’s employees or for inventory or similar property or services acquired and consumed in the Ordinary Course or for services, including but not limited to accounts payable.

      “Indemnifiable Claim” shall have the meaning assigned to it in Section 10.3(a).

      “Indemnified Group” shall have the meaning assigned to it in Section 10.5(a).

7

      “Indemnified Party” shall have the meaning assigned to it in Section 10.3(a).

      “Indemnifying Party” shall have the meaning assigned to it in Section 10.3(a).

      “Initial Adjusted Long-Term Debt Adjustment” shall have the meaning assigned to it in Section 2.2(c)(i).

      “Initial AWC Adjustment” shall have the meaning assigned to it in Section 2.2(c)(iv).

      “Initial Cash Adjustment” shall have the meaning assigned to it in Section 2.2(c)(vi).

      “Initial Total D.O. Adjustment” shall have the meaning assigned to it in Section 2.2(c)(v).

      “Insurance Payments” shall have the meaning assigned to it in Section 7.12(f)(iii).

      “Interstate Industrial Joint Venture Claim” shall mean the claims for payment or other consideration of the Company and its Subsidiaries pursuant to the Joint Venture Agreement dated December 31, 1997 between Interstate Industrial Corp. and the Shareholder.

      “Intervening Event” shall have the meaning assigned to it in Section 7.4(b).

      “IRS” shall mean the United States Internal Revenue Service.

      “ISRA” shall mean the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq.

      “ITS” shall mean Integrated Technical Services, Inc.

      “KPMG” shall mean KPMG, LLP.

      “Latest Unaudited Annual Financial Statements” shall have the meaning assigned to it in Section 4.4(a).

      “Latest Unaudited Year-End Balance Sheet” shall have the meaning assigned to it in Section 4.4(a).

      “Leased Real Property” shall mean all real property, including Structures, leased by the Company.

      “Legal Requirements” shall mean any statute, law, ordinance, rule, regulation, permit, order, writ, judgment, injunction, decree or award issued, enacted or promulgated by any Governmental Entity or any arbitrator.

      “Lien” shall mean all liens (including judgment and mechanics’ liens, regardless of whether liquidated), mortgages, assessments, security interests, easements, claims, pledges, trusts (constructive or other), deeds of trust, options or other charges, encumbrances or restrictions.

      “Material Adverse Effect” shall mean, with respect to any Person (including, without limitation, the Company), a material adverse effect on the financial condition, properties, business, operations, assets or results of operations of such Person and its Subsidiaries taken as a whole. Notwithstanding the foregoing, a Material Adverse Effect with respect to a Person shall not include any adverse effect resulting from (i) a decline in general economic or general business conditions, except to the extent that such Person has been disproportionately affected, or (ii) a decline in general industry-wide conditions, except to the extent that such Person has been disproportionately affected.

      “Melon Documents” shall mean (i) the Promissory Note dated December 30, 1998, issued by CENJ to Melon Leasing Corporation, (ii) the Purchase Money Mortgage dated as of December 30, 1998, between CENJ and Melon Leasing Corporation, and (iii) the other documents (if any) executed and delivered in connection therewith or otherwise referred to therein, in each case as amended, amended and restated, supplemented or otherwise modified from time to time.

      “Mortgage Payments” shall have the meaning assigned to it in Section 7.12(f)(iii).

      “Net Intercompany Position” shall have the meaning assigned to it in Section 7.12(g).

      “Non-Cash Purchase Price” shall have the meaning assigned to it in Section 2.2(a).

      “Non-Compliance Date” shall have the meaning assigned to it in Section 9.1(f).

8

      “Notes” shall have the meaning assigned to it in Section 2.2(a).

      “Notice of Disagreement” shall have the meaning ascribed to it in Section 6.18.

      “NUFI” shall mean National Union Fire Insurance Company of Pittsburgh, PA (a member company of the American International Group).

      “Ordinary Course” shall mean, when used with reference to the Company or a Subsidiary, the ordinary course of the Company’s or its Subsidiary’s business, consistent with past practices.

      “Original Agreement” shall have the meaning assigned to it in the recitals.

      “Original Proxy Statement” shall mean the Company’s definitive proxy statement on Schedule 14A, filed on February 15, 2002 with the Securities and Exchange Commission.

      “Original Purchaser Entity” shall have the meaning assigned to it in the recitals.

      “Owned Real Property” shall mean all real property, including Structures, owned by the Company or a Subsidiary.

      “Payors” shall have the meaning assigned to it in Section 7.12(b).

      “Payroll” shall have the meaning assigned to it in Section 7.12(f)(iii).

      “Payroll Taxes” shall have the meaning assigned to it in Section 7.12(f)(iii).

      “PBGC” shall mean the Pension Benefit Guaranty Corporation.

      “Permits” shall have the meaning assigned to it in Section 4.16.

      “Permitted Accounts” shall have the meaning assigned to it in Section 7.12(b).

      “Permitted Additional Remedies” shall have the meaning assigned to it in Section 10.4.

      “Permitted Boxes” shall have the meaning assigned to it in Section 7.12(b).

      “Permitted Guaranty” shall have the meaning assigned to it in Section 10.2(b).

      “Permitted Liens” shall mean (a) Liens for ad valorem real or personal property taxes or assessments not at the time due and (b) Liens in respect of pledges or deposits under worker’s compensation laws or similar legislation, carriers’, warehousemen’s, mechanic’s, laborers’ and materialmen’s and similar liens, if the obligations secured by such Liens are not then delinquent and would not be delinquent but for the existence of a grace period then in effect.

      “Permitted Locations” shall have the meaning assigned to it in Section 7.12(b).

      “Permitted Transfer” shall have the meaning assigned to it in Section 11.2.

      “Permitted Transferee” shall have the meaning assigned to it in Section 11.2.

      “Persons” shall mean all natural persons, corporations, business trusts, associations, limited liability companies, companies, partnerships, joint ventures, Governmental Entities and any other entities.

      “Philadelphia Facility” shall have the meaning assigned to it in Section 10.2(a)(vi).

      “Philadelphia Indemnity Amount” shall have the meaning assigned to it in Section 2.3(d).

      “Philadelphia Indemnity Cap” shall have the meaning assigned to it in Section 10.5(c).

      “Philadelphia Indemnity Deductible” shall have the meaning assigned to it in Section 10.5(c).

      “Philadelphia Indemnity Determination” shall have the meaning assigned to it in Section 10.2(e).

      “PNC” shall mean PNC Bank, Delaware.

      “PNC Documents” shall mean (i) the Promissory Note dated May 21, 1999, issued by CEPI to PNC, (ii) the Open-End Mortgage dated as of February 21, 1999, between CEPI and PNC, (iii) the Guaranty and

9

Suretyship Agreement dated as of February 21, 1999 between the Company and PNC, (iv) the PNC Shareholder Guaranty and (v) the other documents (if any) executed and delivered in connection therewith or otherwise referred to therein, in each case as amended, amended and restated, supplemented or otherwise modified from time to time.

      “PNC Pittsburgh” shall have the meaning assigned to it in Section 4.9(a).

      “PNC Shareholder Guaranty” shall mean the Guaranty and Suretyship Agreement dated as of February 21, 1999 between the Shareholder and PNC.

      “PNC Obligation” shall mean the liabilities and obligations of the Shareholder, the Company and CEPI pursuant to the PNC Documents.

      “Policies” shall have the meaning assigned to it in Section 4.9(b).

      “Pre-Closing Balance Sheet” shall have the meaning assigned to it in Section 6.17.

      “Pre-Closing Default” shall have the meaning assigned to it in the definition of “Defaulted Obligation.”

      “Pre-Closing Dispute Procedure” shall have the meaning assigned to it in Section 6.17.

      “Pre-Signing Events” shall have the meaning assigned to it in Section 7.4(b).

      “Proprietary Information” shall have the meaning assigned to it in Section 4.8(b).

      “Proxy Escrow” shall have the meaning assigned to it in Section 7.14.

      “PRP Matters” shall mean the matters listed on Schedule 4.26(c) in which CENJ, or any of its predecessor companies, has been, or may be named, as a “potentially responsible party”.

      “PRP Reserve” is hereby defined as the $324,485 reserve on the Latest Unaudited Year-End Balance Sheet of the Company with respect to the PRP Matters.

      “Proxy Statement” shall have the meaning assigned to it in Section 7.1(e).

      “Purchase Price” shall have the meaning assigned to it in Section 2.2(a).

      “Purchase Price Overpayment” shall have the meaning ascribed to it in Section 2.3(b)(i).

      “Purchase Price Underpayment” shall have the meaning ascribed to it in Section 2.3(b)(ii).

      “Purchaser” shall have the meaning assigned to it the caption.

      “Purchaser Indemnified Group” shall have the meaning ascribed to it in Section 10.2(a).

      “Purchaser Indemnity Determination” shall have the meaning assigned to it in Section 10.2(d).

      “Purchaser Preferred Stock” shall have the meaning ascribed to it in Section 5.5.

      “Purchaser Section 338 Escrow” shall have the meaning assigned to it in Section 7.11(b).

      “Purchaser Sub” shall have the meaning assigned to it the caption.

      “Quakertown Claim” shall mean the claims for payment or other consideration of the Company and its Subsidiaries pursuant to the Quakertown Founding Site Agreement dated December 1998 between ITS, a subsidiary of the Company, and Pennsylvania Department of Environmental Protection.

      “RCRA” shall mean the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. 6901 et seq.

      “Real Property” shall mean the Owned Real Property and the Leased Real Property, collectively.

      “Recovery Procedure” shall have the meaning assigned to it in Section 2.3(f).

      “Registered Rights” shall have the meaning assigned to it in Section 4.8(a).

10

      “Related Person” shall mean, with respect to any Person, (a) each Person who serves as a director or officer of such Person (or in a similar capacity), and (b) each Affiliate of each Person referred to in the foregoing clause (a).

      “Remaining Purchase Price Overpayment” shall have the meaning ascribed to it in Section 2.3(b)(i).

      “Remaining Purchaser Indemnity Amount” shall have the meaning ascribed to it in Section 2.3(d).

      “Representatives” shall mean, with respect to any Person, such Persons’ directors, officers, employees, agents, consultants, advisors, Affiliates or other representatives, including legal counsel, accountants and financial advisors.

      “Required Policies” shall have the meaning assigned to it in Section 4.9(b).

      “Restricted Area” shall have the meaning assigned to it in Section 7.13(b).

      “Schnitzer Contract” shall mean the Contract of Dredging and Material Disposition dated as of September 24, 1999, between CTI and Hugo Neu Schnitzer East.

      “Section 338 Election” shall have the meaning assigned to it in Section 7.11(a).

      “Section 338 Returns” shall have the meaning assigned to it in Section 7.11(a).

      “Securities Act” shall mean the Securities Act of 1933, as amended.

      “Segregated Accounts” shall have the meaning assigned to it in Section 7.12(e).

      “Seller Note” shall have the meaning assigned to it in Section 2.2(a).

      “Seller Note Reduction” shall have the meaning assigned to it in Section 2.3(e).

      “Senior Facility Consent” shall have the meaning assigned to it in Section 3.3.

      “Shareholder” shall have the meaning assigned to it the caption.

      “Shareholder Approval” shall have the meaning assigned to it in Section 7.1(e).

      “Shareholder Board” shall have the meaning assigned to it in Section 3.2(a).

      “Shareholder CFO” shall have the meaning assigned to it in Section 7.12(f)(v).

      “Shareholder Indemnified Group” shall have the meaning ascribed to it in Section 10.2(b)

      “Shareholder Meeting” shall have the meaning assigned to it in Section 7.1(e).

      “Shareholder Update Letter” shall have the meaning assigned to it in Section 7.4(b).

      “Shares” shall have the meaning assigned to it in Section 2.1.

      “Structure” shall mean any facility, building, plant, factory, office, warehouse structure or other improvement owned or leased by the Company.

      “Subsidiary” of a Person shall mean any corporation, partnership, limited liability company, association or other business entity at least 50% of the outstanding voting power of which is at the time owned or controlled directly or indirectly, in the aggregate, by such Person or by one or more Subsidiary entities of such Person, or both.

      “Substitution Agreement” shall mean the Substitution Agreement dated as of the date hereof, among Purchaser, NUFI and TICSP, a copy of which is attached hereto as Exhibit R.

      “Survival Date” shall have the meaning assigned to it in Section 10.1(a).

      “Tax” shall mean any Federal, state, local or foreign income, gross receipts, license, payroll, unemployment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including, without limitation, taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), employment, disability, real property, personal property, sales, use, transfer, registration,

11

value added, alternative or add-on minimum, estimated tax or other tax, assessment or charge of any kind whatsoever, including, without limitation, (i) any interest, fine, penalty or addition thereto, whether disputed or not, and (ii) any Tax liability arising as a result of being a member of a combined, consolidated, unitary, affiliated or similar group, by reason of Treasury Regulation § 1.1502-6 or otherwise, and (iii) any similar Tax liability as result of being a transferee or under an indemnity or contractual agreement.

      “Tax Election Escrow” shall have the meaning assigned to it in Section 7.11(b).

      “Tax Payment Collateral” shall have the meaning assigned to it in Section 7.11(b).

      “Tax Return” shall mean any return, declaration, report, claim for refund or information, or statement relating to Taxes, and any exhibit, schedule, attachment or amendment thereto.

      “TICSP” shall mean The Insurance Company of the State of Pennsylvania

      “Total D.O. Reduction” shall mean the sum of all of the D.O. Reductions.

      “Transaction Documents” means this Agreement, the Escrow Agreement, the Notes, the Transition Agreement, and the other documents executed and delivered in connection herewith or therewith.

      “Transfer Notice” shall have the meaning assigned to it in Section 11.2.

      “Transferee Acceptance Notice” shall have the meaning assigned to it in Section 11.2.

      “Transferred Notes” shall have the meaning assigned to it in Section 11.2.

      “Transferring Holder” shall have the meaning assigned to it in Section 11.2.

      “Transition Agreement” shall mean the Transition Services Agreement dated as of the Closing Date, by and between the Shareholder and the Company, substantially in the form attached hereto as Exhibit C.

      “Trust Fund Agreement” shall mean the Remediation Trust Fund Agreement dated as of September 10, 2001, between CENJ and First Union National Bank, a National Bank.

      “Unaudited Financial Statements” and “Unaudited April Balance Sheet” shall have the meanings assigned to each in Section 4.4(a).

      “Unrecovered Purchaser Amount” shall have the meaning assigned to it in Section 2.3(e).

      “Upstream Fiduciary Payment” shall have the meaning assigned to it in Section 7.12(f)(v).

      “Upstream Repayment” shall have the meaning assigned to it in Section 7.12(j).

      “Upstream Repayment Date” shall have the meaning assigned to it in Section 7.12(j).

      “USPLIP” shall have the meaning assigned to it in Section 6.21.

      “Welfare Plan” shall have the meaning assigned to it in Section 4.14(c).

ARTICLE II

PURCHASE OF SECURITIES

2.1     Sale and Delivery.

      The Shareholder agrees to sell and deliver to Purchaser, and Purchaser agrees to purchase and accept from the Shareholder, free and clear of all Liens, on the terms and conditions set forth in this Agreement, and for the purchase price described in Section 2.2(a) below, 100 shares of Common Stock (the “Shares”). The Shares constitute all of the outstanding capital stock of the Company.

12

2.2     Purchase Price.

      (a) The aggregate purchase price (the “Purchase Price”) to be paid by Purchaser to the Shareholder for the Shares shall be a combination of (i) an amount in cash (the “Cash Purchase Price”) equal to (A) Forty Five Million Dollars ($45,000,000), plus (B) the Audit Fee, plus or minus (C) any Initial Cash Adjustment made pursuant to Section 2.2(c), plus or minus (D) any Final Cash Adjustment made pursuant to Section 2.2(d); and (ii) non-cash consideration (the “Non-Cash Purchase Price”) consisting of (x) a 5.0% Junior Subordinated Promissory Note issued by Purchaser to Shareholder in the original principal amount of Three Million Five Hundred Thousand Dollars ($3,500,000) with a scheduled final maturity date representing the ten-year anniversary date of the Closing Date, in the form attached hereto as Exhibit D (the “Seller Note”), and (y) the D.O. Notes issued by Purchaser to Shareholder pursuant to Section 2.2(b) (together with the Seller Note, the “Notes”). The parties agree that, as of the Closing Date, other than for tax purposes, (i) the Seller Note shall be deemed to have a value of $3,500,000 and (ii) each D.O. Note shall be deemed to have a value equal to its Estimated D.O. Reduction (subject, after such date, to automatic adjustment by the amount of its Final D.O. Adjustment), in each case, among other things, for the purpose of calculating the Purchase Price used in connection with determining calculations pursuant to Section 2.3.

      (b) On the Closing Date, Purchaser shall make payment of (i) the Cash Purchase Price by way of (1) wire transfer of an amount (the “Closing Date Cash Payment”) equal to (A) the Cash Purchase Price (after giving effect to any Initial Cash Adjustment but before giving effect to any Final Cash Adjustment) less (B) One Million Dollars ($1,000,000), less (C) the Audit Fee (but only if required to be paid to KPMG in accordance with Section 6.19), less (D) the Escrowed Proxy Reimbursement Amount (to the extent such amount has been placed in escrow pursuant to Section 7.14 prior to the Closing Date), to an account designated in writing by the Shareholder to Purchaser no less than two business days before the Closing Date, (2) if the Audit Fee is required to be paid to KPMG in accordance with Section 6.19, wire transfer of the Audit Fee to KPMG, to an account designated in writing by KPMG to the Shareholder and Purchaser no less than two business days before the Closing Date, and (3) delivery of an amount equal to One Million Dollars ($1,000,000) (the “Escrowed Funds”) to the Escrow Agent to be held in escrow pursuant to the Escrow Agreement, and paid as provided in Section 2.3 and as more fully provided in the Escrow Agreement; and (ii) the Non-Cash Purchase Price, through its simultaneous issuance and delivery of (1) the D.O. Notes to the Shareholder and (2) the Seller Note to the Escrow Agent to be held in escrow pursuant to the Escrow Agreement as provided in Section 2.3 and as more fully provided in the Escrow Agreement.

      (c) The Closing Date Cash Payment shall be subject to adjustment as follows:

(i) If the aggregate amount of the Estimated Adjusted Long-Term Debt as reflected on the Pre-Closing Balance Sheet and specified in the Closing Estimates Certificate is greater or less than $5,500,000, the Cash Purchase Price (and the Closing Date Cash Payment) shall be (A) decreased, to the extent greater than $5,500,000, by the amount of the excess, or (B) increased, to the extent less than $5,500,000, by the amount of the difference (such adjustment, the “Initial Adjusted Long-Term Debt Adjustment”).

(ii) If the amount of the Estimated AWC as reflected in the Pre-Closing Balance Sheet and specified in the Closing Estimates Certificate is less than $10,000,000, the Cash Purchase Price (and the Closing Date Cash Payment) shall be reduced by the amount of the deficiency;

(iii) If the amount of the Estimated AWC as reflected in the Pre-Closing Balance Sheet and specified in the Closing Estimates Certificate is greater than $12,500,000, the Cash Purchase Price (and the Closing Date Cash Payment) shall be increased by the amount of the difference.

(iv) The required adjustment to the Cash Purchase Price (and the Closing Date Cash Payment) by reason of an adjustment set forth in clause (ii) or (iii) above shall be referred to as the “Initial AWC Adjustment.”

(v) The Cash Purchase Price (and the Closing Date Cash Payment) shall be reduced by the amount, if any, of the Estimated Total D.O. Reduction (such adjustment, the “Initial Total D.O. Adjustment”).

13

(vi) The net adjustment resulting from the Initial Adjusted Long-Term Debt Adjustment, the Initial AWC Adjustment and the Initial Total D.O. Adjustment pursuant to this Section 2.2(c) shall be referred to as the “Initial Cash Adjustment.”

      (d) Notwithstanding the foregoing, the Cash Purchase Price shall be subject to further adjustment as follows:

(i) Upon the final determination of the Final Closing Date Balance Sheet and the aggregate amount of the Final Adjusted Long-Term Debt in accordance with Section 6.18, if the aggregate amount of the Final Adjusted Long-Term Debt is greater or less than the aggregate amount of the Estimated Adjusted Long-Term Debt, the Cash Purchase Price shall be (A) decreased, to the extent greater than the aggregate amount of the Estimated Adjusted Long-Term Debt, by the amount of the excess, or (B) increased, to the extent less than the aggregate amount of the Estimated Adjusted Long-Term Debt, by the amount of the difference (such adjustment, the “Final Adjusted Long-Term Debt Adjustment”).

(ii) Upon the final determination of the Final Closing Date Balance Sheet and the amount of the Final AWC in accordance with Section 6.18,

(A) if the amount of the Final AWC is less than the amount of the Estimated AWC specified in the Closing Estimates Certificate, the Cash Purchase Price shall be reduced by the amount of the deficiency; and

(B) if the amount of the Final AWC is greater than the amount of the Estimated AWC specified in the Closing Estimates Certificate, the Cash Purchase Price shall be increased by the amount of the difference.

The adjustment to the Cash Purchase Price (if any) by reason of the adjustment set forth in this clause (ii) above shall be referred to as the “Final AWC Adjustment”.

(iii) Upon the final determination of the Final Closing Date Balance Sheet and the aggregate amount of the Final Defaulted Obligations and the amount of the Final Total D.O. Reduction in accordance with Section 6.18, the Cash Purchase Price shall be reduced (such adjustment, the “Final Total D.O. Adjustment”) by the excess (if any) of (x) the Final Total D.O. Reduction over (y) the Estimated Total D.O. Reduction.

(iv) The net adjustment resulting from the Final Adjusted Long-Term Debt Adjustment, the Final AWC Adjustment and the Final Total D.O. Adjustment pursuant to this Section 2.2(d) shall be referred to as the “Final Cash Adjustment.”

      (e) Purchaser agrees to use its commercially reasonable efforts to have each D.O. Note refinanced within a reasonable period following the Closing Date on terms and with security no more adverse to Purchaser than those of such D.O. Note and related security and apply the proceeds thereof to the payment of such D.O. Note. The foregoing undertaking of Purchaser shall not require Purchaser to incur any material expense or fees, or make any material payments to such lenders, to effect any such refinancing.

      (f) With respect to each Defaulted Obligation, Purchaser shall issue and deliver a promissory note (each, a “D.O. Note”) to the Shareholder at the Closing in an original principal amount equal to the Estimated D.O. Reduction of such Defaulted Obligation (which principal amount shall be automatically adjusted by the amount of the Final D.O. Adjustment thereof), payable on such terms and at such date or dates as such Defaulted Obligation would have been payable by the D.O. Obligors thereunder had the Pre-Closing Default or Closing Default thereunder not occurred (provided, that Purchaser shall be the sole obligor with respect to such D.O. Note). Each D.O. Note shall be secured by liens to be granted by the D.O. Obligors under the related Defaulted Obligation on the real estate or other collateral of such D.O. Obligors which was the subject of the liens, if any, in favor of the D.O. Obligees under such Defaulted Obligation and which secured repayment of such Defaulted Obligation, with such new liens to be of the same nature and have the same priority as such former liens. In the case of each Defaulted Obligation, the related D.O. Note shall be in form and substance reasonably satisfactory to the Shareholder, Purchaser and Purchaser Sub.

14

2.3     Escrow; Satisfaction of Payment Claims.

      (a) At the Closing, Purchaser shall deliver the Escrowed Funds (by wire transfer) and the Seller Note to the Escrow Agent, to be held in escrow and released to the Shareholder, Purchaser or Purchaser Sub in accordance with the terms and conditions provided herein and in the Escrow Agreement. As provided more fully in the Escrow Agreement, (x) the Escrowed Funds and the Seller Note shall be available to satisfy certain claims of Purchaser and Purchaser Sub pursuant to Section 2.3(b)(i), Section 2.3(c), Section 2.3(d) and Section 2.3(e), and (y) any remaining Escrowed Funds and the Seller Note shall be released to the Shareholder upon the latest of (1) the one-year anniversary of the Closing Date, (2) the final determination of the Final Closing Date Balance Sheet and the Final Cash Adjustment in accordance with Section 6.18 and the collection by Purchaser of any Purchase Price Overpayment from the Escrowed Funds or by retirement or reduction of, or offset against, the Seller Note, and (3) the final, binding resolution of any disputes between the Shareholder, on the one hand, and Purchaser and Purchaser Sub, on the other hand, arising under this Agreement of which the Escrow Agent is notified in writing by the Shareholder, Purchaser or Purchaser Sub prior to such one-year anniversary.

      (b) Upon the final determination of the Final Closing Date Balance Sheet and the Final Cash Adjustment in accordance with Section 6.18, the following amounts will be payable in accordance with the following terms:

(i) If the Purchase Price (as adjusted by the Final Cash Adjustment) is less than the sum of (a) the Closing Date Cash Payment, (b) the initial value of the Seller Note (as specified in Section 2.2(a)), (c) the aggregate initial value of the D.O. Notes (as specified in Section 2.2(a)), as adjusted by the Final D.O. Adjustments, (d) the initial amount of the Escrowed Funds, (e) the Audit Fee, and (f) the Escrowed Proxy Reimbursement Amount, Purchaser shall be entitled to the amount of such overpayment (such overpayment, the “Purchase Price Overpayment”). Purchaser shall first seek to collect the Purchase Price Overpayment from the Escrowed Funds pursuant to the terms and conditions of the Escrow Agreement. If the amount recovered by Purchaser from the Escrowed Funds is less than the Purchase Price Overpayment (the “Remaining Purchase Price Overpayment”), Purchaser shall be entitled to recover the Remaining Purchase Price Overpayment in accordance with Sections 2.3(c) and 2.3(e).

(ii) If the Purchase Price (as adjusted by the Final Cash Adjustment) is greater than the sum of (a) the Closing Date Cash Payment, (b) the initial value of the Seller Note (as specified in Section 2.2(a)), (c) the aggregate initial value of the D.O. Notes (as specified in Section 2.2(a)), as adjusted by the Final D.O. Adjustments, (d) the initial amount of the Escrowed Funds, (e) the Audit Fee, and (f) the Escrowed Proxy Reimbursement Amount, the Shareholder shall be entitled to the amount of such underpayment (such underpayment, the “Purchase Price Underpayment”). The Shareholder shall seek to collect the Purchase Price Underpayment by written demand for payment upon Purchaser, whereupon Purchaser shall pay to the Shareholder, by wire transfer of immediately available funds pursuant to the payment instructions specified in such demand, no later than five business days after its receipt of such demand, the Purchase Price Underpayment.

      (c) Purchaser shall recover the Remaining Purchase Price Overpayment by its election, in its sole discretion, (i) to make written demand upon the Shareholder for payment of all or a portion of the Remaining Purchase Price Overpayment, whereupon the Shareholder shall pay to Purchaser, by wire transfer of immediately available funds pursuant to the payment instructions specified in such demand, no later than five business days after its receipt of such demand, the portion of the Remaining Purchase Price Overpayment specified in such demand to be so paid; and (ii) to offset all or a portion of the Remaining Purchase Price Overpayment against the Seller Note, or to retire or reduce the Seller Note by all or a portion of the Remaining Purchase Price Overpayment, as more fully set forth in Section 2.3(e). Purchaser shall determine, in its sole discretion, the portion (if any) of the Remaining Purchase Price Overpayment which it shall seek to recover under clause (i) or clause (ii) above.

      (d) In the event of a Purchaser Indemnity Determination (other than a Philadelphia Indemnity Determination), Purchaser and Purchaser Sub shall first seek to collect the amount of such Purchaser

15

Indemnity Determination from the Escrowed Funds pursuant to the terms and conditions of the Escrow Agreement. If the amount recovered by Purchaser and Purchaser Sub from the Escrowed Funds is less than the amount of such Purchaser Indemnity Determination, Purchaser and Purchaser Sub shall be required to recover the amount of such shortfall (the “Remaining Purchaser Indemnity Amount”) by offset of the Remaining Purchaser Indemnity Amount against the Seller Note, or by the mandatory retirement or reduction of the Seller Note by the Remaining Purchaser Indemnity Amount, as more fully set forth in Section 2.3(e). If, after giving effect to the provisions of Section 2.3(e), the Remaining Purchaser Indemnity Amount is not fully recovered by Purchaser and Purchaser Sub pursuant thereto, Purchaser and Purchaser Sub shall be entitled to recover the amount of such shortfall by written demand upon the Shareholder, whereupon the Shareholder shall pay to Purchaser and Purchaser Sub, by wire transfer of immediately available funds pursuant to the payment instructions specified in such demand, no later than five business days after its receipt of such demand, the amount of such shortfall. In the event of a Philadelphia Indemnity Determination, Purchaser and Purchaser Sub shall be required to recover such amount (the “Philadelphia Indemnity Amount”) by offset of the Philadelphia Indemnity Amount against the Seller Note, or by the mandatory retirement or reduction of the Seller Note by the Philadelphia Indemnity Amount, as more fully set forth in Section 2.3(e)

      (e) In the event Purchaser Sub and/or Purchaser seek to recover (i) in accordance with Section 2.3(c), all or a portion of the Remaining Purchase Price Overpayment pursuant to this Section 2.3(e) or (ii) in accordance with Section 2.3(d), the Remaining Purchaser Indemnity Amount or Philadelphia Indemnity Amount pursuant to this Section 2.3(e) (either such amount, the “Unrecovered Purchaser Cash Amount”), the Unrecovered Purchaser Cash Amount shall be offset, on a dollar-for-dollar basis, against, or be recovered by the mandatory retirement or reduction of, the obligations of Purchaser under the Seller Note, on a dollar-for-dollar basis, by the Unrecovered Purchaser Cash Amount (the amount of such offset or retirement or reduction, the “Seller Note Reduction”). Purchaser and Purchaser Sub shall provide written notice of any such offset or retirement or reduction to the Shareholder, the holder of the Seller Note (the “Affected Holder”), and, prior to the release of the Seller Note to the Shareholder or the Affected Holder from escrow, the Escrow Agent, specifying the amount of the Seller Note Reduction. As more fully set forth in the Escrow Agreement, in the event the Seller Note is held in escrow at the time of the Escrow Agent’s receipt of such notice, the Escrow Agent shall release from the escrow and deliver to Purchaser, no later than five business days after its receipt of such notice, the Seller Note, whereupon Purchaser shall promptly reissue to the Shareholder or the Affected Holder, as the case may be, the Seller Note to the extent of the remaining principal thereon (if any) after giving effect to such offset or retirement or reduction and deliver such reissued Seller Note to the Escrow Agent for redeposit in the escrow. In such case, the Shareholder’s execution of this Agreement, or the Affected Holder’s execution of its Transferee Acceptance Notice, shall hereby constitute its consent to the transfer of its title to the Seller Note to Purchaser in accordance with this Section and an irrevocable power which authorizes Purchaser to record on its books and records such transfer. In the event the Seller Note is not held in escrow at the time of the Shareholder’s or the Affected Holder’s receipt of such notice, such Person shall deliver to Purchaser, no later than five business days after its receipt of such notice, the Seller Note, duly endorsed for transfer or with duly executed transfer powers in form and substance sufficient to convey to Purchaser good title to the Seller Note, whereupon Purchaser shall promptly reissue and deliver to such Person the Seller Note to the extent of the remaining principal thereon (if any) after giving effect to such offset or retirement or reduction.

      (f) For all purposes of this Agreement, the procedures set forth in this Section 2.3 shall be referred to herein as the “Recovery Procedure.”

2.4     Closing.

      The purchase and sale of the Shares and the consummation of the other transactions contemplated by this Agreement (the “Closing”) shall occur at 10:00 AM, New York City time, at the offices of O’Sullivan LLP, 30 Rockefeller Plaza, New York, New York 10112 on the third (3rd) business day following satisfaction or, if permissible, waiver of the conditions precedent to the Closing set forth in Article VIII of this Agreement, or at such other place, time or date as shall be agreed upon by the Shareholder, the Purchaser and Purchaser

16

Sub (the time and date of the closing being herein generally referred to as the “Closing Date”), provided, however, that, in the event a Shareholder Update Letter is delivered to Purchaser and Purchaser Sub pursuant to Section 7.4(b), the Closing Date shall be that day which is no more than ten business days after the day on which the Closing would have occurred but for the delivery of the Shareholder Update Letter. At the Closing:

(a) The Shareholder shall deliver or cause to be delivered to Purchaser in exchange for payment by Purchaser of the Purchase Price to the Shareholder:

(i) a certificate or certificates representing all of the Shares, duly endorsed in blank, or accompanied by duly executed stock powers duly executed in blank, in proper form for transfer, transferring to Purchaser good and marketable title to the Shares, free and clear of all Liens, and with any requisite stock transfer tax stamps properly affixed thereto;

(ii) the Escrow Agreement duly executed by the Shareholder and the Company;

(iii) the Transition Agreement duly executed by the Shareholder and the Company;

(iv) the Alsentzer Agreement duly executed by Alsentzer;

(v) all of the documents, certificates, and instruments required to be delivered, or caused to be delivered, by the Shareholder pursuant to Section 8.1 hereof; and

(vi) all records, documents, and files of the Company, including, without limitation, all minute books, stock records, stock certificate books, and internal accounting records.

(b) Purchaser and Purchaser Sub shall deliver or cause to be delivered to the Shareholder, in exchange for all of the Shares:

(i) a wire transfer to the Shareholder’s designated account in the amount of the Closing Date Cash Payment, as provided in Section 2.2(b);

(ii) the D.O. (iii) Notes, as provided in Section 2.2(b);

(iii) the Escrow Agreement duly executed by Purchaser, Purchaser Sub and the Escrow Agent; and

(iv) all of the documents, if any, required to be delivered by Purchaser and Purchaser Sub pursuant to Section 8.2 hereof.

(c) Purchaser shall deliver, or cause to be delivered, to the Escrow Agent at the Closing (i) the Escrowed Funds, by wire transfer, and (ii) the Seller Note, in each case as provided in Section 2.2(b).

(d) Purchaser shall deliver, or cause to be delivered, to KPMG at the Closing the Audit Fee, by wire transfer, to the extent provided in Section 2.2(b).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE SHAREHOLDER

      The Shareholder hereby represents and warrants to Purchaser and Purchaser Sub, as of the date hereof and as of the Closing:

3.1     Ownership of Shares.

      The Shareholder owns and will own up to the Closing of record and beneficially the Shares and has, and will have, at all times prior to and as of the Closing, valid title to the Shares free and clear of all Liens. Except as set forth on Schedule 3.1, there are no outstanding options, warrants, rights, calls, agreements or commitments to which the Shareholder is a party to sell any of the Shares owned by the Shareholder, and there are no contracts, commitments, agreements, understandings or arrangements to which Shareholder is a party which relate to any of the Shares.

17

3.2     Power and Authority; Execution and Delivery; Corporate Action.

      (a) Except for the Shareholder Approval (as may be required by applicable Legal Requirements) and other than as set forth on Schedule 3.3, all consents, filings (including any filing under the HSR Act), approvals, authorizations and orders necessary for the execution, delivery and performance by each of the Shareholder and the Company of the Transaction Documents to which it is a party (including, without limitation, the sale of the Shares to Purchaser at the Closing upon the terms and conditions of this Agreement (the “Clean Earth Sale Transaction”)) have been, or prior to the Closing will have been, duly and lawfully obtained. The Board of Directors of the Shareholder (the “Shareholder Board”), at a meeting duly called and held, has approved the execution, delivery and performance by the Shareholder of the Transaction Documents to which it is a party (including, without limitation, the Clean Earth Sale Transaction). The Board of Directors of the Company, at a meeting duly called and held, has approved the execution, delivery and performance by the Company of the Transaction Documents to which it is a party. No other corporate proceedings on the part of either the Shareholder or the Company are necessary to authorize such party’s execution and delivery of the Transaction Documents to which it is a party or the performance by such party of its obligations under such Transaction Documents. Each of the Shareholder and the Company has, and at the Closing such party will have, full right, power, authority and capacity to execute, deliver and perform the Transaction Documents to which it is a party.

      (b) Each of the Transaction Documents to which either the Shareholder or the Company is a party has been duly executed and delivered by such party and constitutes the legal, valid and binding agreement of such party, enforceable against such party in accordance with its terms, subject to the Bankruptcy Exception.

      (c) The Shareholder Board, at a meeting duly called and held, has (i) approved the form and terms of the Transaction Documents to which the Shareholder is a party and the transactions contemplated thereby (including, without limitation, the Clean Earth Sale Transaction) and (ii) resolved to recommend the Clean Earth Sale Transaction to the shareholders of the Shareholder for their approval in accordance with applicable Legal Requirements. The Shareholder Board has not (A) withdrawn or modified or amended, in a manner adverse to Purchaser, (1) its approval of the Transaction Documents to which the Company or the Shareholder are parties or (2) its recommendation of the Clean Earth Sale Transaction to the shareholders of the Shareholder for their approval in accordance with applicable Legal Requirements, or (B) approved, recommended or endorsed any Alternative Transaction.

      (d) As of the Closing, the Shareholder Approval will have been obtained.

3.3     No Conflicts.

      Except as set forth on Schedule 3.3, the execution, delivery and performance of the Transaction Documents to which the Shareholder is a party and the consummation of the transactions contemplated thereby will not (a) conflict with or result in a breach or violation of any term or provision of, or (with or without notice or passage of time, or both) constitute a default under, any indenture, mortgage, deed of trust, trust (constructive and other), loan agreement or other agreement or instrument to which the Shareholder is a party or by which the Shareholder or the Shares are bound, or (b) result in the violation of (i) the provisions of the Articles of Incorporation or Bylaws of the Shareholder, in each case as amended, or (ii) any Legal Requirement applicable to the Shares or the Shareholder. Schedule 4.2 sets forth a list of all consents, filings, approvals, authorizations or orders by or with any Person required to be obtained or made by or with respect to the Shareholder, the Company or any of its Subsidiaries in connection with the execution, delivery and performance of the Transaction Documents or the consummation of the transactions contemplated thereby. The Shareholder shall have received (i) the consent and waiver of BOA, as administrative agent, issuing bank, swing line bank and lender, and the other lenders under the Existing Credit Documents to the consummation of the transactions contemplated by this Agreement (the “Senior Facility Consent”), and (ii) the consent and waiver of Halifax under the Halifax Documents to the consummation of the transactions contemplated by this Agreement (the “Halifax Consent”).

18

3.4     No Brokers.

      Except for the BAS Fee Agreement and the fees payable thereunder for which the Shareholder has sole responsibility, no broker, finder or similar agent has been employed by or on behalf of the Shareholder in connection with this Agreement or the transactions contemplated hereby, and the Shareholder has not entered into any agreement or understanding of any kind with any person or entity for the payment of any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

3.5     Purchase Entirely for Own Account.

      (a) The Notes to be issued by Purchaser to the Shareholder will be acquired by the Shareholder for investment for its own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Shareholder has no present intention of selling, granting any participation in or otherwise distributing the same. The Shareholder does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to all or any portion of either Note. The Shareholder qualifies as an “accredited investor” (as defined in Rule 501(a) under the Securities Act).

      (b) The Shareholder is aware that an investment in the Notes is highly speculative and subject to substantial risks. The Shareholder is capable of bearing the high degree of economic risk and burdens of an investment in the Notes, including the possibility of a complete loss of such investment and the lack of a public market and limited transferability of the Notes, which may make the liquidation of such investment impossible for an indefinite period of time. The financial condition of the Shareholder is such that it is under no present or contemplated future need to dispose of all or any portion of the Notes to satisfy any existing or contemplated undertaking, need or indebtedness.

3.6     Disclosure of Information.

      The Shareholder, individually or through its investment advisor, believes it has received all the information it considers necessary or appropriate for deciding whether to accept the Notes as the Non-Cash Purchase Price. The Shareholder further represents that, individually or through its investment advisor, it has had an opportunity to ask questions and receive answers from the Company, Purchaser and Purchaser Sub regarding the terms and conditions of the Notes and the business, properties, prospects and financial condition of the Company and Purchaser.

3.7     Restricted Securities.

      The Shareholder understands that the Notes are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired in a transaction not involving a public offering and that under such laws and applicable regulations such Notes or an interest therein may not be resold without registration under the Securities Act only in certain limited circumstances. In the absence of an effective registration statement covering the Notes or an available exemption from registration under the Securities Act, the Notes must be held indefinitely. In this connection, the Shareholder acknowledges that there is no public market for any of the securities of Purchaser, and understands the resale limitations by the Securities Act, including without limitation, the Rule 144 condition that current information about the Company or Purchaser, as the case may be, be available to the public.

3.8     Legends.

      (a) It is understood that the Notes to be issued or reissued pursuant to Section 2.2, Section 2.3 or Section 11.2 shall bear a legend in substantially the following form:

“THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. IT MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATE-

19

MENT AS TO IT UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF SUCH PROMISSORY NOTE THAT SUCH REGISTRATION IS NOT REQUIRED.

      (b) It is further understood that the Seller Note to be issued or reissued pursuant to Section 2.2, Section 2.3 or Section 11.2 shall bear a legend in substantially the following form:

“THE INDEBTEDNESS EVIDENCED BY THIS PROMISSORY NOTE IS SUBORDINATED TO CERTAIN SENIOR DEBT TO THE EXTENT PROVIDED HEREIN.”

“THIS PROMISSORY NOTE UNDER CERTAIN CONDITIONS MAY BE OFFSET AGAINST, OR MANDATORILY REDUCED OR RETIRED, OR REISSUED, PURSUANT TO THE PROVISIONS OF ARTICLE 2 OF THE AMENDED AND RESTATED PURCHASE AGREEMENT DATED AS OF JUNE 14, 2002, AMONG CEI ACQUISITION CORP. (“PURCHASER SUB”), CEI HOLDING CORPORATION (THE “CORPORATION”), CLEAN EARTH, INC. (“CEI”), AND U.S. PLASTIC LUMBER CORP. (THE “SELLER”), AS AMENDED, RESTATED, AMENDED AND RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME (THE “PURCHASE AGREEMENT”), AND THE ESCROW AGREEMENT DATED AS OF JUNE 14, 2002, AMONG SUNTRUST BANK (THE “ESCROW AGENT”), PURCHASER SUB, THE CORPORATION, THE SELLER AND CEI, AS AMENDED, RESTATED, AMENDED AND RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME (THE “ESCROW AGREEMENT”). THE TRANSFER OF THIS PROMISSORY NOTE IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE PURCHASE AGREEMENT AND THE ESCROW AGREEMENT AND NO TRANSFER OF THIS PROMISSORY NOTE SHALL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED. COPIES OF THE PURCHASE AGREEMENT AND ESCROW AGREEMENT ARE ON FILE AND MAY BE INSPECTED AT THE PRINCIPAL EXECUTIVE OFFICE OF THE CORPORATION. THE HOLDER OF THIS PROMISSORY NOTE, BY ACCEPTANCE OF THIS PROMISSORY NOTE, AGREES TO BE BOUND BY THE PROVISIONS OF THE PURCHASE AGREEMENT AND ESCROW AGREEMENT SOLELY AS THEY RELATE TO THE RIGHTS AND OBLIGATIONS OF THE HOLDER, THE PURCHASER AND THE CORPORATION HEREUNDER.”

      (c) It is further understood that each D.O. Note to be issued or reissued pursuant to Section 2.2 or Section 11.2 shall bear a legend in substantially the following form:

“THE INDEBTEDNESS EVIDENCED BY THIS PROMISSORY NOTE IS SUBORDINATED TO CERTAIN SENIOR DEBT TO THE EXTENT PROVIDED HEREIN.”

“THE TRANSFER OF THIS PROMISSORY NOTE IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE AMENDED AND RESTATED PURCHASE AGREEMENT DATED AS OF JUNE 14, 2002, AMONG CEI ACQUISITION CORP., CEI HOLDING CORPORATION (THE “CORPORATION”), CLEAN EARTH, INC. AND U.S. PLASTIC LUMBER CORP., AS AMENDED, RESTATED, AMENDED AND RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME (THE “PURCHASE AGREEMENT”) AND NO TRANSFER OF THIS PROMISSORY NOTE SHALL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED. A COPY OF THE PURCHASE AGREEMENT IS ON FILE AND MAY BE INSPECTED AT THE PRINCIPAL EXECUTIVE OFFICE OF THE CORPORATION. THE HOLDER OF THIS PROMISSORY NOTE, BY ACCEPTANCE OF THIS PROMISSORY NOTE, AGREES TO BE BOUND BY THE PROVISIONS OF THE PURCHASE AGREEMENT SOLELY AS THEY RELATE TO THE RIGHTS AND OBLIGATIONS OF THE HOLDER, THE PURCHASER AND THE CORPORATION HEREUNDER.”

20

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

CONCERNING THE COMPANY

      The Shareholder and the Company hereby jointly and severally represent and warrant to Purchaser and Purchaser Sub, as of the date hereof and as of the Closing, that:

4.1     Organization and Good Standing.

      (a) The Company has been duly organized under the laws of the State of Delaware and has full power and authority (corporate and other) to own and lease its properties and to conduct its business as currently conducted.

      (b) The Company is existing as a corporation in good standing under the laws of the State of Delaware. The Company has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each jurisdiction set forth on Schedule 4.1(b), such jurisdictions comprising all jurisdictions in which the Company owns or leases any property, or conducts any business, so as to require such qualifications.

      (c) Except as set forth in Schedule 4.1(c), the Company has no Subsidiary nor owns or controls, or has any other equity investment or other interest in, directly or indirectly, any corporation, joint venture, partnership, association or other entity.

      (d) Each of the Company’s Subsidiaries has been duly organized under the laws of its state of incorporation and has full power and authority (corporate and other) to own and lease its properties and to conduct its business as currently conducted.

      (e) Each of the Company’s Subsidiaries set forth in Schedule 4.1(c) is existing as a corporation in good standing under the laws of its state of incorporation. Each such Subsidiary has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each jurisdiction in which such Subsidiary owns or leases any property or conducts any business, so as to require such qualifications. Each such jurisdiction is set forth in Schedule 4.1(c).

4.2     No Conflicts.

      (a) Except as set forth on Schedule 4.2, the execution, delivery and performance by the Company of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby will not: (i) conflict with or result in a breach or violation of any term or provision of, or constitute a default under (with or without notice or passage of time, or both), or otherwise give any Person a basis to terminate or not perform or accelerate or increase its rights under, any indenture, mortgage, deed of trust, loan or credit agreement, lease, license or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or affected or to which any of the property or assets of the Company or any of its Subsidiaries is bound or affected (collectively, “Arrangements”) including, without limitation, all Arrangements referred to in Section 4.19 hereof, (ii) result in the violation of (x) the provisions of the Certificate of Incorporation or Articles of Incorporation, as the case may be, or Bylaws of the Company or any of its Subsidiaries, each as amended, or (y) any Legal Requirement applicable to or binding upon the Company or any of its Subsidiaries or upon any property or asset of the Company or any of its Subsidiaries, (iii) result in the creation or imposition of any Lien upon any property or asset of the Company or any of its Subsidiaries or (iv) otherwise adversely affect the contractual or other legal rights or privileges of the Company or any of its Subsidiaries.

      (b) Schedule 4.2 sets forth a list of all consents, filings, approvals, authorizations or orders by or with any Person required to be obtained or made by or with respect to the Shareholder, the Company or any of its Subsidiaries in connection with the execution, delivery and performance of the Transaction Documents or the consummation of the transactions contemplated thereby.

21

4.3     Capitalization.

      (a) The authorized capital stock of the Company consists solely of One Hundred (100) shares of Common Stock having a par value of $1.00 per share, of which only the Shares are, and as of the Closing will be, issued and outstanding. All of the Shares and all of the issued and outstanding shares of capital stock of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid, nonassessable and outstanding. The Company is the direct record and beneficial owner of all of the outstanding shares of the capital stock of each of its Subsidiaries, and holds such securities free and clear of any Liens except as set forth on Schedule 4.3, which Liens shall be discharged or released in full prior to or simultaneously with the Closing. There are no existing options, warrants, rights, calls or agreements or commitments of any character relating to the shares of Common Stock or any other capital stock or securities of the Company or any of its Subsidiaries. There are no outstanding securities or other instruments convertible into or exchangeable for shares of Common Stock or any other capital stock or securities of the Company or any of its Subsidiaries and no commitments to issue such securities or instruments and no Person has any right of first refusal, preemptive right, subscription right or similar right with respect to any shares of Common Stock or any other capital stock or securities of the Company or any of its Subsidiaries.

      (b) The offer, issuance and sale of the Shares were (i) exempt from the registration and prospectus delivery requirements of the Securities Act, (ii) registered or qualified (or exempt from registration or qualification) under the registration or qualification requirements of all applicable state securities laws and (iii) accomplished in conformity with all other Legal Requirements.

4.4     Financial Statements.

      (a) Attached hereto as Schedule 4.4(a) are true and complete copies of the following financial statements (the “Unaudited Financial Statements”): (i) the unaudited consolidated balance sheet of the Company and its Subsidiaries at December 31, 2000, and the related unaudited consolidated statements of income, equity and cash flow of the Company and its Subsidiaries for the 12-month periods ended December 31, 2000 and December 31, 1999, (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries at December 31, 2001 (the “Latest Unaudited Year-End Balance Sheet”) and the related unaudited consolidated statements of income, equity and cash flow of the Company and its Subsidiaries for the 12-month period ended December 31, 2001 (together with the Latest Unaudited Year-End Balance Sheet, the “Latest Unaudited Annual Financial Statements”), and (iii) the unaudited consolidated balance sheet of the Company and its Subsidiaries at April 30, 2002 (the “Unaudited April Balance Sheet”) and the related unaudited consolidated statements of income and equity of the Company and its Subsidiaries for the four-month period ended April 30, 2002.

      (b) The Unaudited Financial Statements present fairly the consolidated financial condition of the Company and its Subsidiaries in all material respects as of the dates indicated therein and the results of operations and changes in financial position of the Company and its Subsidiaries for the periods specified therein, have been prepared in conformity with U.S. generally accepted accounting principles applied on a consistent basis during the periods covered thereby and prior periods, have been derived from the accounting records of the Company and represent only actual, bona fide transactions and present fairly the consolidated results of the operations of the Company and its Subsidiaries for the periods or as of the dates indicated therein.

      (c) Upon the Closing, the Company and its Subsidiaries shall have no Indebtedness to the Shareholder or any of its Subsidiaries, except for the PNC Shareholder Guaranty and any Permitted Guaranties of the Shareholder made on behalf of the Company which have not been removed prior to the Closing.

4.5     Title to Property; Encumbrances.

      (a) The Company or its Subsidiaries, as the case may be, has, and at the Closing will have, good, valid and marketable title in fee simple to all Owned Real Property and all personal property reflected on the Latest Unaudited Year-End Balance Sheet as owned by the Company and its Subsidiaries and all Owned Real Property and personal property acquired by the Company and its Subsidiaries subsequent to December 31,

22

2001 (the “Balance Sheet Date”), in each case free and clear of all Liens except (i) as set forth on Schedule 4.5(a), (ii) for sales and other dispositions of inventory in the Ordinary Course since the Balance Sheet Date which, in the aggregate, have not been materially different from prior periods, and (iii) Permitted Liens. Notwithstanding anything to the contrary herein, all Owned Real Property and all personal property is being delivered hereunder “as is, where is” without any representations or warranties except as specifically set forth herein.

      (b) Schedule 4.5(b) contains a true and complete list of each parcel of Owned Real Property and a general description of each Structure situated thereon. The Shareholder has heretofore furnished to Purchaser true and complete copies of all deeds, other instruments of title and policies of title insurance indicating and describing the Company’s ownership of the Owned Real Property, as well as copies of any surveys or environmental reports relating to the real property.

      (c) Schedule 4.5(c) contains a list of all tangible personal property having a cost or net book value in excess of One Hundred Thousand Dollars ($100,000.00) owned by the Company or any of its Subsidiaries (other than personal property held by the Company or any of its Subsidiaries as lessee under an operating lease).

      (d) Schedule 4.5(d)(i) contains a list of all real property leases, licenses, personal property leases and conditional sales agreements under which the Company or any of its Subsidiaries is the lessee, licensee or purchaser, together with (i) the location and nature of each of the subject properties, (ii) the termination date of each such lease, license or agreement, (iii) the name of the lessor, licensor or conditional sale vendor and (iv) all rental and other payments required to be made for the fiscal year ending December 31, 2002. True and complete copies of all real property leases, licenses and personal property leases listed on Schedule 4.5(d)(i) have been delivered to Purchaser heretofore, as well as copies of any title reports, surveys or environmental reports or audits relating to any Leased Real Property. Except as set forth in Schedule 4.5(d)(ii), no such lease, license or agreement will require the consent of the lessor, licensor or vendor to or as a result of the consummation of the transactions contemplated by this Agreement. For the purposes of this Section 4.5(d), a “lease” shall include a sublease. Each of the leases, licenses and agreements set forth on Schedule 4.5(d) is in full force and effect and is valid, binding and enforceable in accordance with its respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally (the “Bankruptcy Exception”). No event or condition has happened or exists which constitutes a material default or breach or, after notice or lapse of time or both, would constitute a material default or breach by the Company or any of its Subsidiaries, or to the Company’s and the Shareholder’s knowledge, any other party under and of such leases, licenses or agreements. There does not exist any security interest, lien, encumbrance or claim of others created or suffered to exist on any interest created under any of the leases, licenses and agreements set forth on Schedule 4.5(d)(i) (except for those that result from or relate to leased assets).

      (e) The Owned Real Property and personal property described in Sections 4.5(a), 4.5(b) and 4.5(c) and the Leased Real Property and personal property held by the Company or its Subsidiaries pursuant to the leases and licenses described in Schedule 4.5(d)(i) comprise all of the Real Property and personal property used in the conduct of business of the Company and its Subsidiaries.

4.6     Accounts Receivable, etc.

      (a) Except as reserved on the Latest Unaudited Year-End Balance Sheet, all accounts receivable of the Company and its Subsidiaries reflected on the Latest Unaudited Year-End Balance Sheet and all accounts receivable of the Company and its Subsidiaries that have arisen since the Balance Sheet Date (except such accounts receivable as have been collected since such date) are valid and enforceable claims, and the goods and services sold and delivered that gave rise to such accounts were or will be sold and delivered in conformity with all applicable express and implied warranties, purchase orders, agreements and specifications. The Shareholder has previously delivered to Purchaser a letter, which was addressed to Purchaser and Purchaser Sub and included a statement therein, in boldface type, to the effect that such letter is the “A/P & A/R Disclosure Letter” referred to in this Section 4.6(a) and Section 4.6(b) (the “A/P & A/R Disclosure Letter”),

23

that contains an aging of the Company’s accounts receivable as of the date of the Unaudited April Balance Sheet. The Company has established an allowance for doubtful accounts reflected on the Latest Unaudited Year-End Balance Sheet, which has been determined in accordance with U.S. generally accepted accounting principles consistently applied, and which the Company believes to be a fair amount. Since the Balance Sheet Date, neither the Company nor any Subsidiary thereof has canceled or agreed to cancel, in whole or in part, any accounts receivable except in the Ordinary Course or pursuant to the Asset Purchase Agreement dated as of March 15, 2002 among Advanced Remediation & Disposal Technologies of Delaware, Inc., Bell Environmental Consultants, Inc., Donald M. Bello and Ellen J. Silberstein.

      (b) The A/P & A/R Disclosure Letter sets forth the payee, the due date, aging and the amount of each accounts payable of the Company or any of its Subsidiaries as of the date of the Unaudited April Balance Sheet. Except as set forth in the A/P & A/R Disclosure Letter, there are no accounts payable by the Company or any of its Subsidiaries that are past due as of the date of the Unaudited April Balance Sheet. All accounts payable of the Company or any of its Subsidiaries as of the date hereof arose in the Ordinary Course.

4.7     Inventories.

      Except as described in Schedule 4.7, all inventory set forth or reflected in the Latest Unaudited Year-End Balance Sheet or acquired by the Company or its Subsidiaries since the Balance Sheet Date, consist of a quality and quantity usable in the Ordinary Course.

4.8     Trademarks, Patents, Etc.

      (a) Schedule 4.8(a) contains a complete and accurate list of all letters patent, patent applications, trade names, trademarks, service marks, trademark and service mark registrations and applications, copyrights, copyright registrations and applications, URLs, grants of a license or right to the Company or its Subsidiaries or the Shareholder or its Subsidiaries with respect to the foregoing, both domestic and foreign, claimed by the Company or its Subsidiaries or used or proposed to be used by the Company or its Subsidiaries in the conduct of its business, whether registered or not (collectively herein, “Registered Rights”).

      (b) Except as described in Schedule 4.8(b), the Company owns and has the unrestricted right to use the Registered Rights and every trade secret, know-how, process, discovery, development, design, technique, customer and supplier list, promotional idea, marketing and purchasing strategy, invention, process, confidential data and or other information (collectively herein, “Proprietary Information”) required for or incident to the design, development, manufacture, operation, sale and use of all products and services sold or rendered or proposed to be sold or rendered by the Company or its Subsidiaries, free and clear of any right, equity or claim of others. The Company and its Subsidiaries each has taken reasonable security measures to protect the secrecy, confidentiality and value of all Proprietary Information.

      (c) Schedule 4.8(c) contains a list and description of all licenses of or rights to Registered Rights and Proprietary Information granted to the Company or its Subsidiaries or the Shareholder or its Subsidiaries by others or to others by the Company or its Subsidiaries. Except as described in Schedule 4.8(c), (i) neither the Company nor any of its Subsidiaries nor the Shareholder nor its Subsidiaries has sold, transferred, assigned, licensed or subjected to any Lien, any Registered Right or Proprietary Information or any interest therein, and (ii) neither the Company nor any of its Subsidiaries nor the Shareholder nor its Subsidiaries has infringed, violated or breached and is not obligated or under any liability whatever to make any payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any Registered Right or Proprietary Information.

      (d) There is no claim or demand of any Person pertaining to, or any Action that is pending or, to the Shareholder’s or the Company’s knowledge, threatened, which challenges the rights of the Company or its Subsidiaries in respect of any Registered Right or any Proprietary Information.

      (e) There is no requirement of consent from any Person pertaining to the rights of the Company or its Subsidiaries or the Shareholder or its Subsidiaries in respect of any Registered Right and Proprietary Information or transfer of rights thereto.

24

      (f) All Registered Rights and Proprietary Information granted to or owned by the Company or its Subsidiaries or the Shareholder or its Subsidiaries shall be assigned to the Company at or prior to the Closing, and all such Registered Rights and Proprietary Information will be owned by or exclusively licensed to and available for use by the Company immediately following the Closing, including, but not limited to, all Registered Rights and Proprietary Information granted to or owned by USPLIP for the benefit of the Company.

4.9     Banking and Insurance.

      (a) Schedule 4.9(a)(i) contains a list, as of the date hereof, of (1) the names and locations of all financial institutions at which the Company or any of its Subsidiaries holds or maintains a checking account, deposit account, securities account, safety deposit box or other deposit or safekeeping arrangement, (2) the numbers or other identification of all such accounts, boxes and arrangements, (3) the purpose of each such account, box or other arrangement, (4) the agreements or other understandings which govern the deposit and withdrawal of funds or securities into and from such accounts or boxes (or giving or acceptance of instructions with respect thereto) or specify such deposit or safekeeping arrangements or provide for the pledge of such accounts or boxes (or the funds or other securities therein), and (5) the names of all persons authorized to draw against any funds or securities therein. Schedule 4.9(a)(ii) contains a list, as of the date hereof, of (1) the names and locations of all financial institutions at which the Shareholder or any of its Affiliates (other than the Company and its Subsidiaries) holds or maintains a checking account, deposit account, securities account, safety deposit box or other deposit or safekeeping arrangement used in connection with, or related to, the business of the Company or any Subsidiary thereof, (2) the numbers or other identification of all such accounts, boxes and arrangements, (3) the purpose of each such account, box or other arrangement, (4) the agreements or other understandings which govern the deposit and withdrawal of funds or securities into and from such accounts or boxes (or giving or acceptance of instructions with respect thereto) or specify such deposit or safekeeping arrangements or provide for the pledge of such accounts or boxes (or the funds or other securities therein) and (5) the names of all persons authorized to draw against any funds or securities therein. The Shareholder holds in its name, and is the sole owner of, Account No. 5600807716 (the “Concentration Account”) and Account No. 1006799428 (the “Clean Earth Zero Balance Account”), in each case held at PNC Bank, Pittsburgh, Pennsylvania (“PNC Pittsburgh”). No checks or similar instruments have been issued on the Concentration Account. No checks or similar instruments have been issued on the Clean Earth Zero Balance Account other than in connection with, or related to, the business of the Company or any Subsidiary thereof. No post office lock box is used in connection with, or related to, the business of the Company or any Subsidiary thereof.

      (b) Schedule 4.9(b)(i) contains a list, as of the date hereof, of all Policies and sets forth, with respect to each such Policy, a description of the insured loss coverage, the expiration date and time of coverage, the dollar limitations of coverage, and a general description of each deductible feature. For purposes of this Section 4.9, the term “Policies” means all insurance policies and bonds (including, without limitation, all performance and warranty bonds required under outstanding contracts or purchase orders) and self insurance arrangements that cover or purport to cover risks or losses to or associated with the business, operations, premises, properties, assets, employees, agents and directors (including, without limitation, those arising with respect to environmental matters) of the Company and its Subsidiaries. The Company and its Subsidiaries maintain Policies (the “Required Policies”) with financially sound and reputable insurance companies against risks of liability, product liability, casualty and fire, theft and other losses and liabilities customarily obtained to cover comparable businesses and assets in amounts, scope and coverage which are consistent with industry practice and, in the reasonable belief of the Shareholder Board, adequate for the Company and its Subsidiaries. The Required Policies are in full force and effect, and neither the Company nor any of its Subsidiaries is in default under any of them. Except as set forth on Schedule 4.9(b)(ii), neither the Company nor any of its Subsidiaries has received any notice of cancellation or intent to cancel or increase the premiums with respect to any of the Policies, nor, to its or the Shareholder’s knowledge, is there any basis for such action.

25

4.10     Indebtedness; Absence of Undisclosed Liabilities.

      (a) Neither the Company nor any of its Subsidiaries has any obligation as of the date hereof for Indebtedness in excess of $25,000 other than as set forth on Schedule 4.10(a), and copies of all instruments and documents evidencing, creating, securing or otherwise relating to Indebtedness in excess of $25,000 for which either the Company or any of its Subsidiaries is obligated have been delivered to Purchaser heretofore. Except as set forth in Schedule 4.2, no instrument or document evidencing, creating, securing or otherwise relating to Indebtedness will require the consent or waiver of any person to or as a result of the consummation of the transactions contemplated by this Agreement.

      (b) Neither the Company nor any of its Subsidiaries has any liabilities or obligations, secured or unsecured, whether absolute, accrued or contingent, which are not specifically reserved against in or reflected as a liability on the Unaudited April Balance Sheet or disclosed in the footnotes to the Latest Unaudited Year-End Financial Statements, except (i) as disclosed on Schedule 4.10(b), and (ii) for those liabilities and obligations (not to exceed $175,000 in the aggregate) arising since April 30, 2002 incurred in the Ordinary Course (none of which is a liability or obligation arising from any breach of contract, breach of warranty, tort, infringement claim, violation of law or any action, suit or proceeding).

4.11     Judgments; Litigation.

      Except as set forth on Schedule 4.11:

(a) There is no (i) outstanding judgment, order, decree, award stipulation or injunction of any Governmental Entity or arbitrator against or affecting the Company or any of its Subsidiaries or their respective properties, assets or business or (ii) Action pending against or affecting the Company, any of its Subsidiaries or its properties, assets or business.

(b) There is no (i) outstanding judgment, order, decree, award, stipulation, injunction of any Governmental Entity or arbitrator against or affecting any officer, director or employee of the Company or any of its Subsidiaries relating to the Company, its Subsidiaries or its business, (ii) to the Company’s or the Shareholder’s knowledge, Action threatened against or affecting the Company, its Subsidiaries or its properties, assets or business, (iii) Action pending or, to the Company’s or the Shareholder’s knowledge, threatened against the Company’s officers, directors or employees relating to the Company, its Subsidiaries or its business or (iv) to the Company’s or the Shareholder’s knowledge, basis for the institution of any Action against the Company, its Subsidiaries or any of their respective officers, directors, employees, properties or assets which, if decided adversely, would have a Material Adverse Effect on the Company.

4.12     Income and Other Taxes.

      Except as set forth on Schedule 4.12:

(a) All Tax Returns required to be filed through and including the Closing Date in connection with the operations of the Company and its Subsidiaries, and any other Person with whom the Company or any of its Subsidiaries has filed a consolidated, combined, unitary or affiliated Tax Return, are true, complete and correct in all respects and have been properly and timely filed on a consolidated, combined and individual basis, and all Taxes required to be paid in connection with such Tax Returns, or otherwise, have been paid. The Company has not requested any extension of time within which to file any Tax Return, which Tax Return has not since been timely filed. Purchaser has heretofore been furnished by the Company with true, correct and complete copies of all Tax Returns for which the Company or any of its Subsidiaries could have Tax liability with respect to open tax years, including, without limitation, the past three (3) taxable years ending December 31, 1998, 1999 and 2000, and of all reports of, and communications from, any Governmental Entities relating to such periods. The Company has disclosed, or caused to be disclosed, on its Federal Income Tax Returns for which it is liable all positions taken therein that could give rise to a substantial understatement of income for federal income tax purposes within the meaning of Code Section 6662.

26

(b) All Taxes required to be paid or withheld and deposited through and including the Closing Date in connection with the operations of the Company and its Subsidiaries (and any other Person for whose Taxes the Company or any of its Subsidiaries could be liable) have been duly and timely paid or deposited by the Company and its Subsidiaries. The Company and its Subsidiaries (and any other Person for whose Taxes the Company or any of its Subsidiaries could be liable) have properly withheld or collected all amounts required by law for income Taxes and employment Taxes relating to their respective employees, creditors, independent contractors and other third parties, and for sales Taxes on sales and revenues, and have properly and timely remitted such withheld or collected amounts to the appropriate Governmental Entity. The Company and its Subsidiaries have no liabilities for any Taxes (including any such Taxes of any other Person by reason of Treasury Regulation § 1.1502-6 or other similar provision of state, local or foreign law), other than as reflected on the Final Closing Date Balance Sheet, for any taxable period ending prior to or coincident with the Closing Date.

(c) The Company has and will have made adequate provision on its books of account, and on the Final Closing Date Balance Sheet, for all Taxes with respect to the business, properties and operations of the Company and its Subsidiaries (and any other Taxes for which the Company or any Subsidiary thereof may be liable) (including for all income Taxes of any current tax year based on a deemed closing of the Company’s or the applicable Subsidiary’s books, and for all other Taxes, pro rata based on the proportion of days in the applicable tax period prior to the Closing Date) through the Closing Date. The accruals for Taxes in the Latest Unaudited Year-End Balance Sheet are adequate to cover all liabilities for Taxes of the Company and its Subsidiaries for all periods (or portions of periods) ending on or before the Balance Sheet Date and the accruals for Taxes in the Final Closing Date Balance Sheet will be adequate to cover all liabilities for taxes of the Company and its Subsidiaries for all periods (or portions of periods) ending on or before the Closing Date. For purposes of the foregoing, liabilities for Tax with respect to a period that includes, but does not end on, the Closing Date shall be included in such accruals, (i) in the case of Taxes based on or measured by gross or net income, by a deemed closing of the Company’s books as of the close of business on the Closing Date; and (ii) in the case of all other Taxes, by including the percentage of such Taxes equal to the quotient (rounded to the nearest one hundredth of a percent) obtained by dividing (i) the number of days in such period up to (and including) the Closing Date, by (ii) the total number of days in such period.

(d) The Company (i) has not filed any consent or agreement pursuant to Code Section 341(f), and no such consent or agreement will be filed at any time on or before the Closing Date; (ii) has not made any payments, is not obligated to make any payments and is not a party to any agreement that under certain circumstances could obligate the Company to make any payments that will not be deductible under Code Section 280G, (iii) is not a United States real property holding corporation within the meaning of Code Section 897(c)(2); (iv) is not a party to a tax allocation or sharing agreement; (v) other than the affiliated group of which it currently is a member, has never been (or does not have any liability for unpaid Taxes because it was) a member of an affiliated group with the meaning of Code Section 1504(a); (vi) has never applied for a tax ruling from a Governmental Entity and (vii) has never filed or been the subject of an election under Code Section 338(g) or Code Section 338(h)(10) or caused or been the subject of a deemed election under Code Section 338(e). Neither the Company nor any Subsidiary thereof has ever been required to change its accounting method pursuant to Section 481 of the Code or otherwise.

4.13     Questionable Payments.

      Neither the Company nor its Subsidiaries nor, to the Shareholder’s or the Company’s knowledge, any of their respective directors, officers, agents, employees or other Person associated with or acting on behalf of the Company or any of its Subsidiaries has (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any direct or indirect unlawful payments to government officials or employees, or foreign government officials or employees, from corporate funds, (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets, (d) made any false or fictitious entries on the books of account of the Company or any of its

27

Subsidiaries, (e) made or received any bribe, rebate, payoff, influence payment, kickback or other unlawful payment, or (f) made any other payment, favor or gift not fully deductible for federal income tax purposes. The books and records of the Company and each of its Subsidiaries have been maintained in accordance with good business practice, state in reasonable detail, and accurately and fairly reflect in all material respects the transactions and dispositions of the assets of the Company and its Subsidiaries.

4.14     Employee Benefit Matters.

      (a) Schedule 4.14(a) contains a complete list of all Plans. For purposes of this Section 4.14, the term “Plan” shall mean any plan, fund, program or arrangement sponsored or maintained by the Shareholder, the Company or any of its Subsidiaries for the benefit of employees or former employees of the Company or any of its Subsidiaries which is either an “employee benefit plan” as defined in Section 3(3) of ERISA or a “fringe benefit plan” as defined in Section 6039D of the Code, including any Plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA (a “Multiemployer Plan”). True and complete copies of each of the following documents (and any amendments thereto), where applicable, have been delivered previously to Purchaser with respect to each Plan that is not a Multiemployer Plan: (i) the Plan documents; (ii) a written description of each Plan which is not in writing; (iii) if the Plan is funded through a trust or any third-party funding vehicle, the trust or other funding agreement; (iv) the Plan’s most recent financial statements; (v) the two most recent annual reports (including all schedules and attachments thereto) required by ERISA; (vi) any actuarial report and valuation prepared within the last 5 years; (vii) the most recent determination letter received from the IRS with respect to each Plan that is intended to be qualified under Code Section 401 or to be recognized as tax-exempt under Code Section 501(c); (viii) the most recent summary plan description and each summary of material modifications required by ERISA; (ix) any agreement providing for the provision of administrative or investment management services with respect to the Plan; and (x) all documents and correspondence received from or provided to the DOL, IRS and PBGC during the past two years.

      (b) Each Plan, other than a Multiemployer Plan, and related trust, annuity, or other funding agreement complies and has been maintained in compliance with all applicable Legal Requirements. With respect to each Plan which is not a Multiemployer Plan, no non-exempt prohibited transaction (as defined in Code Section 4975 and ERISA Sections 406 and 408) has occurred and no “fiduciary” (as defined in ERISA Section 3(21)) has committed any breach of duty which could subject the Company or any of its Subsidiaries, any ERISA Affiliate, or any director, officer, or employee thereof to material liability under Title I of ERISA or to tax under Code Section 4975. All material obligations required to be performed by the Company and its Subsidiaries under the terms of each Plan, and all material obligations required to be performed by any other Person under the terms of each Plan other than a Multiemployer Plan, and applicable Legal Requirements have been performed. Except as set forth on Schedule 4.14(b), there have been no Reportable Events as defined in Section 4043 of ERISA with respect to a Plan which is not a Multiemployer Plan, and no events described in Sections 4062, 4063 or 4064 of ERISA and no termination or partial termination of any Plan which is not a Multiemployer Plan.

      (c) With respect to each Plan which is not a Multiemployer Plan, all required reports and descriptions, including, without limitation, annual reports (Form 5500), summary annual reports, and summary plan descriptions, have been filed and distributed timely and the most current Form 5500 required to be filed with the relevant authority has been attached hereto as part of Schedule 4.14(c). With respect to each Plan which is a “welfare plan” (as defined in ERISA Section 3(1)) (a “Welfare Plan”) other than a Multiemployer Plan, the requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Section 4980B have been satisfied in all material respects.

      (d) All contributions, premiums, and other payments, including, without limitation, employer contributions and employee salary reduction contributions, have been paid when due or accrued in accordance with the past custom and practice of the Shareholder and the Company and any of its Subsidiaries and ERISA Affiliates. No Plan, other than a Multiemployer Plan, that is subject to Part 3 of Subtitle B of Title I of ERISA or to Code Section 412 has incurred any accumulated funding deficiency, whether or not waived, and no other actual or contingent liability for any other expenses or obligations of any Plan, other than a

28

Multiemployer Plan, exists. The Shareholder, the Company and all of its Subsidiaries and ERISA Affiliates have timely paid all required contributions to each Multiemployer Plan or have cured any prior failure to make all such required contributions.

      (e) With respect to each Plan which is not a Multiemployer Plan, there are no pending or, to the Company’s and the Shareholder’s knowledge, threatened Actions (other than routine claims for benefits) asserted or instituted against any such Plan or the assets of any such Plan, or against the Company or any of its Subsidiaries or ERISA Affiliates, or against any trustee, administrator, or fiduciary of such Plan which could result in a liability, and neither the Company nor the Shareholder has any knowledge of any facts that could form the basis of any such Action. There is no pending or, to the Company’s or the Shareholder’s knowledge, threatened or contemplated Action by any Governmental Entity with respect to any such Plan which could result in a liability, and neither the Company nor the Shareholder has knowledge of any facts that could reasonably be expected to cause or trigger such an Action.

      (f) The Shareholder or the Company (or, if applicable, an ERISA Affiliate) may terminate, suspend, or amend each Plan, other than a Multiemployer Plan, at any time without any liability, except to the extent otherwise required by Code Section 4980B, without the consent of the participants or employees covered by such Plan. Neither the Shareholder, the Company nor any of its Subsidiaries or ERISA Affiliates has announced any intention, made any amendment or binding commitment, or given any written or oral notice providing that the Shareholder, the Company or an ERISA Affiliate (i) will create additional Plans covering employees of the Company or any of its Subsidiaries or any ERISA Affiliate, (ii) will increase benefits promised or provided pursuant to any Plan, or (iii) will exercise after the Closing Date any right or power it may have to terminate, suspend, or amend any Plan.

      (g) Except as set forth on Schedule 4.14(g), neither the Shareholder, the Company nor any ERISA Affiliate maintains or has maintained at any time, or contributes to or has contributed to or is or was required to contribute to, any (i) Plan subject to Title IV of ERISA, including, without limitation, any Multiemployer Plan to which there is any outstanding liability, or (ii) funded or unfunded medical, health, accident, or life insurance plan or arrangement for current or future retirees or terminated employees or their spouses or dependents (except to the extent required by Part 6 of Subtitle B of Title I of ERISA or Code Sections 162(k) or 4980B), including, without limitation, any Multiemployer Plan to which there is any outstanding liability. Neither the Shareholder, the Company nor any ERISA Affiliate has any outstanding liability arising under Title IV of ERISA.

      (h) Except as set forth on Schedule 4.14(h), based on the most recent information received by or known to the Shareholder or the Company, including without limitation information received pursuant to Section 4221(e) of ERISA, neither the Company nor any of its Subsidiaries would have any “withdrawal liability” as defined in Section 4201 of ERISA if the Company or any of its Subsidiaries were to make a complete or partial withdrawal from any Multiemployer Plan, other than a withdrawal described in Section 4203(b) of ERISA.

      (i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a termination of employment or other event entitling any Person to any additional or other benefits, or that would otherwise modify benefits or the vesting of benefits, provided under any Plan.

      (j) No event has occurred which could subject the Company or any of its Subsidiaries or any ERISA Affiliate to any liability (i) under any legal requirement relating to any Plan or (ii) resulting from any obligation of the Company or an ERISA Affiliate to indemnify any Person against liability incurred with respect to or in connection with any Plan.

      (k) Except as set forth on Schedule 4.14(k), each Plan, other than a Multiemployer Plan, which is intended to be qualified under Code Section 401 has received, within the last five years, a favorable determination letter from the IRS. No event has occurred and no facts or circumstances exist which is likely to cause or result in the loss or revocation of such determination. Each such Plan has been timely amended, or

29

is still within the remedial amendment period under Code Section 401(b), for changes required by tax laws enacted between 1994 and 1999 (commonly referred to as “GUST”).

4.15     Compliance with Law.

      Except as set forth on Schedule 4.15, since January 1, 1999, neither the Company nor any of its Subsidiaries (i) has violated or conducted its business or operations in violation of, and has not used or occupied its properties or assets in violation of, any Legal Requirement, (ii) to the Company’s and the Shareholder’s knowledge, has been alleged to be in violation of any Legal Requirement, and (iii) has received any notice of any violation or alleged violation of, or any citation for noncompliance with, any Legal Requirement.

4.16     Permits, Licenses, Etc.

      The Company and each of its Subsidiaries possesses, and is operating in material compliance with, all franchises, licenses, permits, certificates, authorizations, rights and other approvals of Governmental Entities (collectively “Permits”) necessary to (i) occupy, maintain, operate and use the Real Property as it is currently used and proposed to be used, (ii) conduct its business as currently conducted and as proposed to be conducted, and (iii) maintain and operate its Permits. Schedule 4.16 contains a list of all Permits. Each Permit has been lawfully and validly issued, and no proceeding is pending or, to the Company’s and the Shareholder’s knowledge, threatened looking toward the revocation, suspension or limitation of any Permit. The consummation of the transactions contemplated by this Agreement will not result in the revocation, suspension or limitation of any Permit and, except as set forth in Schedule 4.16, no Permit will require the consent of its issuing authority to or as a result of the consummation of the transaction contemplated hereby.

4.17     Regulatory Filings.

      The Company and each of its Subsidiaries has made all required registrations and filings with and submissions to all applicable Governmental Entities relating to the operations of the Company and its Subsidiaries as currently conducted and as proposed to be conducted, including, without limitation, all such applicable Governmental Entities having jurisdiction over any matters pertaining to conservation or protection of the environment, and the treatment, discharge, use, handling, storage, production, or disposal of Hazardous Materials. All such registrations, filings and submissions were when filed and are in compliance with all Legal Requirements (including all Environmental Laws) and other requirements, no material deficiencies have been asserted by any such applicable Governmental Entity with respect to such registrations, filings or submissions and, to the Company’s and the Shareholder’s knowledge, no facts or circumstances exist which would indicate that a material deficiency may be asserted by any such authority with respect to any such registration, filing or submission.

4.18     Consents.

      All consents, authorizations and approvals of any Person to or as a result of the consummation of the transactions contemplated hereby, that are necessary or advisable in connection with the continued operations and business of the Company and its Subsidiaries as currently conducted and as proposed to be conducted, or for which the failure to obtain the same might have, individually or in the aggregate, a Material Adverse Effect on the Company, have been, and prior to the Closing will be, lawfully and validly obtained by the Company and its Subsidiaries, as the case may be. All consents, authorizations and approvals described in Schedules 4.5(d), 4.10(a) and 4.16 will have been lawfully and validly obtained prior to the Closing.

4.19     Material Contracts; No Defaults.

      (a) Schedule 4.19(a)(i) contains the aggregate contract backlog of the Company and its Subsidiaries outstanding on the date hereof and a list and description of each sales order, sales contract and project agreement in the backlog having an indicated gross value on the date hereof in excess of Two Hundred Thousand Dollars ($200,000). All outstanding sales orders, sales contracts and project agreements of the

30

Company and its Subsidiaries have been entered into in the Ordinary Course. Except as set forth on Schedule 4.19(a)(ii), (1) the Company and its Subsidiaries have obtained all performance and surety bonds required under or pursuant to such contracts and orders from a recognized insurance company at a commercially reasonable cost and (2) for those contracts for which a bond will be, but is not yet, required to be obtained by the Company, or a Subsidiary thereof, subject to the then financial condition of the Company or the applicable Subsidiary, there is no reason to believe that the Company or the applicable Subsidiary will not be able to obtain any such bond from a recognized insurance company at a commercially reasonable cost.

      (b) Schedule 4.19(b) sets forth the aggregate amount of all outstanding purchase orders and purchase commitments and a list and description of all outstanding purchase orders and purchase commitments of the Company and it Subsidiaries as of the date hereof having a gross indicated value in excess of Seventy-Five Thousand Dollars ($75,000) in the aggregate from any single supplier or other vendor. All outstanding purchase orders and purchase commitments of the Company and its Subsidiaries have been incurred in the Ordinary Course.

      (c) Schedule 4.19(c) contains a true and complete list of all sales agency, sales representative, and similar contracts or agreements of the Company and its Subsidiaries, true and complete copies of the same have been delivered to Purchaser heretofore. Except as described in Schedule 4.19(c), all of such contracts and agreements are terminable at any time by the Company or the Subsidiary without penalty (including, without limitation, any obligation to repurchase inventories on hand) upon not more than thirty (30) days’ notice.

      (d) Schedule 4.19(d)(i) contains a true and complete list and description of all noncompetition and confidentiality agreements and covenants under which the Company, its Subsidiaries or any of their respective officers, directors or employees or the Shareholder is obligated; true and complete copies of the same have been delivered to Purchaser heretofore. Except as described in Schedule 4.19(d)(ii), neither the Company nor any Subsidiary is restricted by any agreement from carrying on its business or engaging in any other activity anywhere in the world (including relocating, closing, or terminating any of its operations or facilities), and neither the Company nor any officer, director or key employee of the Company, any of its Subsidiaries or the Shareholder is a party to or otherwise bound or affected by any agreement, covenant or other arrangement or understanding that would restrict or impair his ability to perform diligently his other duties to the Company or its Subsidiaries, as the case may be. Schedule 4.19(d)(i) also contains a true and complete list and description of all noncompetition and confidentiality agreements or covenants in favor of the Company or any of its Subsidiaries, and true and complete copies of the same have been delivered to Purchaser heretofore. There is no actual and, to the knowledge of the Shareholder and the Company, there is no pending or threatened violation or breach by any of the parties thereto of any such agreement.

      (e) Schedule 4.19(e) contains a true and complete list and description of all contracts, agreements, understandings, arrangements and commitments, written or oral, of the Company and any of its Subsidiaries with any officer, director, consultant, employee or Affiliate of the Company or any of its Subsidiaries or with any associate, Affiliate or employee of any Affiliate of the Company, other than those disclosed in Schedule 4.21(a) hereto; in each case a true and complete copy of such written contract, agreement, understanding, arrangement or commitment or a true and complete summary of such oral contract, agreement, understanding, arrangement or commitment has been delivered to Purchaser heretofore. Schedule 4.19(e) also sets forth the employee severance policy for the Company and each of its Subsidiaries in effect as of the date hereof.

      (f) Schedule 4.19(f) contains a true and complete list and description of all other material contracts, agreements, understandings, arrangements and commitments, written or oral, of the Company and its Subsidiaries by which it or its properties, rights or assets are bound that are not otherwise disclosed in this Agreement or the Schedules hereto. True and complete copies of such written contracts, agreements, understandings, arrangements and commitments and true and complete summaries of such oral contracts, agreements, understandings, arrangements and commitments have been delivered to Purchaser heretofore. For the purposes of this subsection (f), “material” means any contract, agreement, understanding, arrangement or commitment that (i) involves performance by any party more than ninety (90) days from the date

31

hereof, (ii) involves payments or receipts by the Company or any of its Subsidiaries in excess of Two Hundred and Fifty Thousand Dollars ($250,000), (iii) involves capital expenditures in excess of Fifty Thousand Dollars ($50,000) or (iv) otherwise materially affects the Company or any of its Subsidiaries.

      (g) No event or condition has happened or exists which constitutes a material default or breach or, after notice or lapse of time or both, would constitute a material default or breach by the Company or any of its Subsidiaries, or to the Company’s and the Shareholder’s knowledge, any other party under and of the contracts, agreements, understandings, arrangements or commitments set forth on any of Schedules 4.19(a)(i), 4.19(b), 4.19(c), 4.19(d)(i), 4.19(e) and 4.19(f).

4.20     Absence of Certain Changes.

      As of the date hereof, except as disclosed in Schedule 4.20, neither the Company nor any of its Subsidiaries has suffered a Material Adverse Effect since the Balance Sheet Date. As of the Closing Date, neither the Company nor any of its Subsidiaries will have suffered a Material Adverse Effect since the date hereof. Since the Balance Sheet Date, except as disclosed in Schedule 4.20, neither the Company nor any of its Subsidiaries has (i) incurred any debts, obligations or liabilities (absolute, accrued, contingent or otherwise), other than current liabilities incurred in the Ordinary Course which, individually or in the aggregate, are not material; (ii) subjected to or permitted a Lien (other than a Permitted Lien) upon or otherwise encumbered any of its assets, tangible or intangible; (iii) sold, transferred, licensed or leased any of its assets or properties except in the Ordinary Course; (iv) discharged or satisfied any Lien other than a Lien securing, or paid any obligation or liability other than, current liabilities shown on the Latest Unaudited Year-End Balance Sheet and current liabilities incurred since the Balance Sheet Date, in each case in the Ordinary Course; (v) canceled or compromised any debt owed to or by or claim of or against it, or waived or released any right of material value other than in the Ordinary Course; (vi) suffered any physical damage, destruction or loss (whether or not covered by insurance) causing or likely to cause a Material Adverse Effect on the Company; (vii) entered into any material transaction or otherwise committed or obligated itself to any capital expenditure other than in the Ordinary Course; (viii) made or suffered any change in, or condition affecting, its condition (financial or otherwise), properties, profitability, prospects or operations other than changes, events or conditions in the Ordinary Course, none of which (individually or in the aggregate) has had or may have a Material Adverse Effect on the Company; (ix) made any change in the accounting principles, methods, records or practices followed by it or depreciation or amortization policies or rates theretofore adopted; (x) other than in the Ordinary Course, made or suffered any amendment or termination of any material contract, agreement, lease or license to which it is a party; (xi) paid, or made any accrual or arrangement for payment of, any severance or termination pay to, or entered into any employment or loan or loan guarantee agreement with, any current or former officer, director or employee or consultant; (xii) paid, or made any accrual or arrangement for payment of, any increase in compensation, bonuses or special compensation of any kind to any employee other than pursuant to an agreement disclosed on Schedule 4.21(a) or Schedule 4.21(b) or other than in the Ordinary Course, or paid, or made any accrual or arrangement for payment of, any increase in compensation, bonuses or special compensation of any kind to any officer or director of the Company or any of its Subsidiaries or any consultant to the Company or any of its Subsidiaries; (xiii) made or agreed to make any charitable contributions or incurred any nonbusiness expenses; (xiv) changed or suffered change in any benefit plan or labor agreement affecting any employee of the Company or any of its Subsidiaries otherwise than to conform to Legal Requirements; or (xv) entered into any agreement or otherwise obligated itself to do any of the foregoing.

4.21     Employees and Labor Matters.

      (a) Schedule 4.21(a) contains a true and complete list of all contracts, agreements, plans, arrangements, commitments and understandings (formal and informal) pertaining to terms of employment, compensation, bonuses, profit sharing, stock purchases, stock repurchases, stock options, commissions, incentives, loans or loan guarantees, severance pay or benefits, use of the Company’s or any of its Subsidiaries’ property and related matters of the Company or its Subsidiaries with any current or former officer, director, employee or consultant, and true and complete copies of all such contracts, agreements, plans, arrangements and

32

understandings have been delivered to Purchaser heretofore. Attached to Schedule 4.21(a) is the most current copy of the employee handbook containing the employment policies utilized by the Company and each of its Subsidiaries and distributed to each of their employees. There has been no actual or, to the knowledge of the Shareholder or the Company, threatened violation or breach of any such contracts, agreements, plans, arrangements, commitments and understandings.

      (b) Schedule 4.21(b) contains a true and complete list of all labor, collective bargaining, union and similar agreements under or by which the Company or any of its Subsidiaries is obligated, and true and complete copies of all such agreements have been delivered to Purchaser heretofore. There has been no actual or, to the knowledge of the Shareholder or the Company, threatened violation or breach of any such agreements.

      (c) Except as set forth on Schedules 4.21(a) and 4.21(b), neither Purchaser or Purchaser Sub nor the Company or any of its Subsidiaries will have any responsibility or legal obligation to continue any person in the employ (or retaining any person as a consultant) of the Company or one of its Subsidiaries from and after the Closing or have any liability for any severance payments to or similar arrangements with any such Person who shall cease to be an employee of the Company or any of its Subsidiaries at or prior to the Closing.

      (d) There is not occurring or, to the Shareholder’s or the Company’s knowledge, threatened, any strike, slow down, picket, work stoppage, charge or complaint of employment discrimination or other concerted action or similar occurrence by any union or any other group of employees or individual employee or other persons against the Company, its Subsidiaries or their premises or products nor does the Company or the Shareholder know any basis for any such allegation, charge or complaint.

      (e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, alone or in conjunction with another event (such as termination of employment), (i) result in any payment (including without limitation compensation, salary, severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee or independent contractor of the Company or its Subsidiaries under any plan, contract, agreement, arrangement, or otherwise, (ii) increase any benefits otherwise payable under any plan, contract, agreement, arrangement, or otherwise, (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits, (iv) result in a breach or default or an event which would (with passage of time, notice or both) constitute a breach or default under any contract, agreement, arrangement, plan, or otherwise, including without limitation any such agreements contained in Schedules 4.21(a) and 4.21(b), or (v) terminate or modify (and will not give any person a right to terminate or modify) any rights of, or accelerate or augment any obligation of the Company or any of its Subsidiaries under any contracts, agreements, arrangements, plans, or otherwise, including without limitation any such agreements contained in Schedules 4.1(a) and 4.1(b). There are no agreements, arrangements or understandings between the Company or any of its Subsidiaries and any officer, director or employee of the Company or any of its Subsidiaries relating to the management or operation of any business of the Company and its Subsidiaries.

4.22     Intentionally Omitted.

4.23     Principal Customers and Suppliers.

      (a) Schedule 4.23(a) contains a true and complete list of the name and address of each customer that purchased in excess of five percent (5%) of the goods or services of the Company or any of its Subsidiaries reflected on the Latest Unaudited Annual Financial Statements, and since the Balance Sheet Date no such customer has terminated its relationship with or adversely curtailed its purchases from the Company or its Subsidiaries or indicated (for any reason) its intention so to terminate its relationship or curtail its purchases.

      (b) Schedule 4.23(b) contains a true and complete list of each supplier from whom the Company and its Subsidiaries purchased in excess of five percent (5%) of the Company’s purchases of goods or services reflected on the Latest Unaudited Annual Financial Statements, and since the Balance Sheet Date no such supplier has terminated its relationship with or adversely curtailed its accommodations, sales or services to the

33

Company and its Subsidiaries or indicated (for any reason) its intention to terminate such relationship or curtail its accommodations, sales or services.

4.24     Disclosure.

      The representations and warranties of the Shareholder and the Company under this Agreement and all the statements in all Schedules or other documents delivered or to be delivered hereunder by the Shareholder and the Company to Purchaser are, and when delivered will be, true and complete in all material respects and do not or will not when delivered, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to be stated therein in order to make such representations and warranties or statements not misleading under the circumstances under which they were or are made. All of the information relating to the Company and its Subsidiaries contained in the Shareholder’s Form 10-K for the years ended December 31, 2000 and December 31, 2001 and its Quarterly Reports on Form 10-Q filed for the fiscal quarters ended March 31, June 30 and September 30 in each of 2000 and 2001 and for the fiscal quarter ended March 31, 2002, the Original Proxy Statement and any annual or quarterly reports or to be filed prior to the Closing Date, with the Securities and Exchange Commission are, and with respect to future filings prior to the Closing Date (including, but not limited to, the Proxy Statement (if filed)) will be, true and complete in all material respects and do not or will not when filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to be stated therein to make the statements not misleading under the circumstances under which they were or are made.

4.25     Corporate Records.

      The copies or originals of the Certificate of Incorporation or Articles of Incorporation, as the case may be, Bylaws, minute books and stock records of the Company and each of its Subsidiaries previously delivered to, or made available for inspection by, Purchaser are true, complete and correct.

4.26     Hazardous Materials.

      (a) Except as set forth on Schedule 4.26(a), no Hazardous Material (i) has been released, placed, stored, generated, used, manufactured, treated, deposited, spilled, discharged, released or disposed of on or under any real property currently or previously owned or leased by the Company or any of its Subsidiaries or is presently located on or under any Real Property (or, to the Company’s and the Shareholder’s knowledge, any property adjoining any Real Property) in amounts requiring investigation or cleanup under Environmental Laws, (ii) is presently maintained, used, generated, or permitted to remain in place by the Company or its Subsidiaries in violation of any Environmental Law, or (iii) is of a type, location, material, nature or condition which requires special notification to third parties by the Company or any of its Subsidiaries under Environmental Law or common law.

      (b) Except as set forth on Schedule 4.26(b), no notice, citation, summons or order has been received by the Company or any of its Subsidiaries or Shareholder, no notice has been given by the Company or any of its Subsidiaries or the Shareholder and no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to the knowledge of the Company or the Shareholder, threatened by any Governmental Entity, with respect to (i) any alleged violation by the Company or any of its Subsidiaries of any Environmental Law, (ii) any alleged failure by the Company or any of its Subsidiaries to obtain and maintain any environmental permit, certificate, license, approval, registration or authorization required in connection with its business or properties, or (iii) any use, possession, generation, treatment, storage, recycling, transportation, release or disposal by or on behalf of the Company or any of its Subsidiaries of any Hazardous Material.

      (c) Except as set forth on Schedule 4.26(c), neither the Company nor any of its Subsidiaries has received any request for information, notice of claim, demand or notification from any Governmental Entity, or any owner, lessor or lessee of property that it is or that indicates that it may be a “potentially responsible party” with respect to any investigation or remediation of any threatened or actual release of any Hazardous Material.

34

      (d) Except as set forth on Schedule 4.26(d), no notice has been received by the Company or any of its Subsidiaries with respect to the listing or proposed listing of any property currently or previously owned, operated or leased by the Company on the National Priorities List promulgated pursuant to CERCLA, CERCLIS or any similar state list of sites requiring investigation or cleanup.

      (e) Except as set forth on Schedule 4.26(e), there are no underground storage tanks (including as that term is defined, construed and otherwise used in RCRA and all rules, regulations, standards, guidelines and publications issued thereunder, and in comparable state and local laws) located in, at, on, or under any of the properties of the Company or any of its Subsidiaries.

      (f) Except as set forth on Schedule 4.26(f), there are no facts or circumstances which are likely to require material capital expenditures within five years of the Closing Date to maintain compliance with all current and any currently pending or proposed Environmental Laws. Neither the Company nor any of its Subsidiaries has actual or potential liability for indemnity or similar obligations with respect to any third party under any Environmental Law.

      (g) The Company and the Shareholders have provided the Purchaser with true and complete copies of all environmental reports, studies, assessments, and sampling data (“Environmental Reports”) within their possession that have been issued within the past five years by or for the Company or any Subsidiary, or by any Governmental Entity, relating to the property or operations of the Company or any Subsidiary. Schedule 4.26(g) contains a true and complete list of all such Environmental Reports.

4.27     Brokers’ Fees.

      Except pursuant to the BAS Fee Agreement, which provides for fees to be paid by the Shareholder, no broker, finder or similar agent has been employed by or on behalf of the Company or its Subsidiaries in connection with this Agreement or the transactions contemplated hereby, and the Company has not entered into any agreement or understanding of any kind with any person or entity for the payment of any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

4.28     Relationships with Related Persons.

      Except as provided in Section 6.21, since the Balance Sheet Date, the Shareholder has not, nor has any Related Person of the Shareholder, the Company or any Subsidiary thereof had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the business of the Company and its Subsidiaries. Neither the Shareholder, nor any Related Person of the Shareholder, the Company or any Subsidiary thereof, has, or, since the Balance Sheet Date, has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has, (i) had business dealings or a material financial interest in any transaction with the Company or any Subsidiary thereof, or (ii) engaged in competition with the Company or any Subsidiary thereof with respect to any line of the products or services of the Company or any Subsidiary thereof (a “Competing Business”) in any market presently served by the Company or any Subsidiary thereof. Except as set forth on Schedule 4.28, the Shareholder is not, nor is any Related Person of the Shareholder, the Company or any Subsidiary thereof, a party to any contract, agreement, understanding or arrangement with, or has any claim or right against, the Company or any Subsidiary thereof.

35

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF PURCHASER AND PURCHASER SUB

      Purchaser and Purchaser Sub hereby jointly and severally represent and warrant to the Shareholder, as of the date hereof and as of the Closing, that:

5.1     Organization and Good Standing.

      Each of Purchaser and Purchaser Sub has been duly organized and is existing as a corporation in good standing under the laws of the State of Delaware with full corporate power and authority to enter into each Transaction Document to which it is a party and to consummate the transactions contemplated thereby.

5.2     Execution and Delivery.

      (a) Each Transaction Document to which Purchaser is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Purchaser. Each Transaction Document to which Purchaser is a party has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the Bankruptcy Exception.

      (b) Each Transaction Document to which Purchaser Sub is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Purchaser Sub. Each Transaction Document to which Purchaser Sub is a party has been duly executed and delivered by Purchaser Sub and constitutes the legal, valid and binding agreement of Purchaser Sub, enforceable against Purchaser Sub in accordance with its terms, subject to the Bankruptcy Exception.

5.3     No Conflicts.

      The execution, delivery and performance by Purchaser and Purchaser Sub of this Agreement and the consummation of the transactions contemplated hereby will not (a) conflict with or result in a breach or violation of any term or provision of, or constitute a default under (with or without notice or passage of time, or both), or otherwise give any Person a basis for accelerated or increased rights or termination or nonperformance under, any indenture, mortgage, deed of trust, loan or credit agreement, lease, license or other agreement or instrument of which Purchaser or Purchaser Sub is a party or by which Purchaser or Purchaser Sub is bound or affected or to which any of the property or assets of Purchaser or Purchaser Sub is bound or affected, (b) result in the violation of the provisions of the certificate of incorporation or bylaws of Purchaser or Purchaser Sub or any Legal Requirement applicable to or binding upon Purchaser or Purchaser Sub, (c) result in the creation or imposition of any Lien upon any property or asset of Purchaser or Purchaser Sub or (d) otherwise adversely affect the contractual or other legal rights or privileges of Purchaser or Purchaser Sub. Schedule 5.3 sets forth a list of all agreements to which Purchaser or Purchaser Sub is a party requiring the consent of any party thereto to any of the transactions contemplated hereby.

5.4     Ability to Close.

      Subject to the satisfaction of the condition set forth in Section 8.1(g), Purchaser will have the ability and financial wherewithal to close the purchase of the Shares on the Closing Date.

5.5     Capitalization.

      The authorized and outstanding capital stock of Purchaser, as of the date hereof, consists of 30,000 shares, consisting of (i) 20,000 shares of Common Stock, par value $.001 per share, of which up to 5,000 shares are issued and outstanding, and (ii) 10,000 shares of Preferred Stock, par value $.001 per share (the “Purchaser Preferred Stock”), none of which are part of any designated series of Purchaser Preferred Stock and none of which are issued or outstanding. All of the outstanding shares of capital stock of Purchaser have been duly authorized and validly issued and are, and will be, fully paid, nonassessable and outstanding.

36

Assuming the accuracy of the representations and warranties of the Shareholder to Purchaser and Purchaser Sub in Section 3.5, the issuance of the Notes will be (i) exempt from the registration and prospectus delivery requirements of the Securities Act, (ii) registered or qualified (or exempt from registration or qualification) under the registration or qualification requirements of all applicable state securities laws and (iii) accomplished in conformity with all other applicable Legal Requirements.

5.6     Consents.

      All consents, authorizations and approvals of any Person to or as a result of the consummation of the transactions contemplated hereby, that are necessary or advisable in connection with the operations and business of Purchaser or Purchaser Sub as currently conducted and as proposed to be conducted, or for which the failure to obtain the same might have, individually or in the aggregate, a Material Adverse Effect on Purchaser or Purchaser Sub, have been lawfully and validly obtained by Purchaser and Purchaser Sub.

5.7     Valid Issuance of the Notes.

      The Notes being issued to the Shareholder hereunder will, upon issuance pursuant to the terms hereof, be duly authorized and validly issued, fully paid, nonassessable and free of any Liens created by Purchaser or Purchaser Sub and the issuance will, assuming the accuracy of the representations and warranties made by the Shareholder to Purchaser and Purchaser Sub, be in compliance with applicable state and federal securities laws.

5.8     Absence of Litigation.

      There is no action, suit or proceeding pending, or, to the knowledge of Purchaser or Purchaser Sub, any investigation pending, or to the knowledge of Purchaser or Purchaser Sub, threatened, against Purchaser or Purchaser Sub and (x) in which an unfavorable outcome, ruling or finding in any said matter, or for all said matters taken as a whole, might have a Material Adverse Effect on Purchaser or Purchaser Sub or (y) that questions the Transaction Documents to which Purchaser or Purchaser Sub is a party or the right of Purchaser or Purchaser Sub to execute, deliver and perform under same.

5.9     Brokers’ Fees.

      No broker, finder or similar agent has been employed by or on behalf of Purchaser or Purchaser Sub in connection with this Agreement or the transactions contemplated hereby, and neither Purchaser nor Purchaser Sub has entered into any agreement or understanding of any kind with any person or entity for the payment of any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby, except with respect to the reimbursement upon the occurrence of the Closing of certain fees and expenses of Founders Management Services, Inc. (or an Affiliate thereof) in connection with its preparation, review and negotiation of the Original Agreement.

5.10     Disclosure.

      The representations and warranties of Purchaser and Purchaser Sub under this Agreement and all the statements in all Schedules or other documents delivered or to be delivered hereunder by Purchaser or Purchaser Sub to the Shareholder and the Company pursuant to this Agreement are, and when delivered will be, true and complete in all material respects and do not or will not when delivered, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to be stated therein in order to make such representations and warranties or statements not misleading under the circumstances under which they were made.

5.11     Consolidated Surety Net Worth.

      As of the Closing, the Purchaser’s “consolidated surety net worth”, as such term is defined in the Substitution Agreement, shall be at least $10,000,000.

37

ARTICLE VI

CONDUCT OF BUSINESS PENDING CLOSING

      During the period commencing on the date hereof and continuing through the Closing Date, the Shareholder and the Company covenant and agree that, except as expressly contemplated by this Agreement or to the extent that Purchaser and Purchaser Sub shall otherwise expressly consent in writing (the term “Company” in Sections 6.1 through 6.16 includes the Company and each of its Subsidiaries):

6.1     Qualification.

      The Shareholder will cause the Company and the Company shall maintain all qualifications to transact business and remain in good standing in its jurisdiction of incorporation and in the foreign jurisdictions set forth on Schedules 4.1(b) and 4.1(c), as applicable.

6.2     Ordinary Course.

      The Company shall conduct its business in, and only in, the Ordinary Course and, to the extent consistent with such business, shall preserve intact its current business organizations, keep available the services of its current officers and employees and preserve the relationships with customers, suppliers and others having business dealings with them to the end that the goodwill and going business value shall be unimpaired at the Closing Date. The Company shall maintain its properties and assets in good condition and repair.

6.3     Corporate Changes.

      The Company shall not: (a) amend its Certificate of Incorporation or Bylaws (or equivalent documents), (b) acquire by merging or consolidating with, or agreeing to merge or consolidate with, or purchase substantially all of the stock or assets of, or otherwise acquire, any business or any corporation, partnership, association or other business organization or division thereof, (c) enter into any partnership or joint venture, (d) declare, set aside, make or pay any dividend or other distribution (other than the distribution of the Distributed Claims and the PRP Reserve) in respect of its capital stock or purchase or redeem, directly or indirectly, any shares of its capital stock, (e) issue or sell any shares of its capital stock of any class or any options, warrants, conversion or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares, or (f) liquidate or dissolve or obligate itself to do.

6.4     Indebtedness.

      The Company shall not incur any Indebtedness or, other than in the Ordinary Course of its business, any liabilities; or sell any debt securities or lend money to or guarantee the Indebtedness of any Person other than a Subsidiary in the Ordinary Course of its business. The Company shall not restructure or refinance its existing Indebtedness. Any intercompany indebtedness or outstanding transactions between the Company or any Subsidiary thereof, on the one hand, and the Shareholder or any Subsidiary thereof (excluding the Company or any Subsidiary thereof), on the other hand, will be settled prior to the Closing Date (it being understood that the Distributed Claims shall be distributed by the Company to the Shareholder at or prior to Closing). Without limitation of the foregoing, the Shareholder shall cause the promissory notes issued by the Company or any Subsidiary thereof to the Shareholder or any Subsidiary thereof (excluding the Company or any Subsidiary thereof) to be cancelled prior to the Closing Date, whereupon neither the Company nor any Subsidiary thereof shall have any further liability thereunder.

6.5     Accounting.

      The Company shall not make any change in the accounting principles, methods, records or practices followed by it or depreciation or amortization policies or rates heretofore adopted by it. The Company shall maintain its books, records and accounts in accordance with U.S. generally accepted accounting principles applied on a basis consistent with that of prior periods.

38

6.6     Compliance with Legal Requirements.

      The Company shall comply promptly with all requirements that applicable law may impose upon it and its operations and with respect to the transactions contemplated by this Agreement, and shall cooperate promptly with, and furnish information to, Purchaser and Purchaser Sub in connection with any such requirements imposed upon either of them, or upon any of their affiliates, in connection therewith or herewith.

6.7     Disposition of Assets.

      The Company shall not sell, transfer, license, lease or otherwise dispose of, or suffer or cause the encumbrance by any Lien upon any of its properties or assets, tangible or intangible, or any interest therein, except for sales or dispositions of inventory, or excess equipment or other assets (which excess equipment and other assets taken together shall not exceed $175,000 in aggregate amount, whether such sales or dispositions are in the Ordinary Course or otherwise), in the Ordinary Course of its business.

6.8     Compensation.

      Except as set forth in Section 6.8, the Company shall not (i) adopt or amend in any material respect any collective bargaining, bonus, profit-sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other plan, agreement, trust, fund or arrangement for the benefit of employees (whether or not legally binding) other than to comply with any Legal Requirement or (ii) pay, or make any accrual or arrangement for payment of, any increase in compensation, bonuses or special compensation of any kind, or any severance or termination pay to, or enter into any employment or loan or loan guarantee agreement with, any current or former officer, director, employee or consultant of the Company, except as may be within the Ordinary Course of its business, but in no event shall the compensation or severance of any employee who currently earns over $75,000 per year be increased.

6.9     Modification or Breach of Agreement; New Agreements.

      The Company shall not terminate or modify, or commit or cause or suffer to be committed any act that will result in breach or violation of any term of or (with or without notice or passage of time, or both) constitute a default under or otherwise give any person a basis for non-performance under, any indenture, mortgage, deed of trust, loan or credit agreement, lease, license or other agreement, instrument, arrangement or understanding, written or oral, to which it is a party. The Company shall refrain and shall cause each of its Subsidiaries to refrain from becoming a party to any contract or commitment other than in the Ordinary Course (but in no event shall the Company or a Subsidiary enter into a contract or commitment for products or services in an amount greater than $3,000,000 without the prior consent of Purchaser Sub which consent shall not be unreasonably withheld.)

6.10     Capital Expenditures.

      Except for capital expenditures or commitments necessary to maintain its properties and assets in good condition and repair (the amount of which shall not in the aggregate exceed Fifty Thousand Dollars ($50,000)) and for equipment or machinery (no item of which shall exceed $100,000) acquired to perform services under contracts then outstanding or about to be outstanding, the Company shall not purchase or enter into any contract to purchase any capital assets or capital stock of any other Person.

6.11     Consents.

      The Company shall use its best efforts to obtain any consent, authorization or approval of, or exemption by, any Person required to be obtained or made by any party hereto in connection with the transactions contemplated hereby or the taking of any action in connection with the consummation thereof.

39

6.12     Insurance; Bonds.

      The Company shall maintain its Required Policies in full force and effect and shall not do, permit or allow to be done any act by which any of the Required Policies may be suspended, impaired or canceled.

6.13     Discharge.

      The Company shall not cancel, compromise, release or discharge any claim of the Company upon or against any person or waive any right of the Company of material value, and not discharge any Lien (other than Permitted Liens) upon any asset of the Company or compromise any debt or other obligation of the Company to any Person other than Liens.

6.14     Actions.

      The Company shall not institute, settle or agree to settle any Action before any Governmental Entity, except as it relates solely to the Distributed Claims.

6.15     Permits.

      The Company shall maintain in full force and effect, and comply with, all Permits.

6.16     Tax Assessments and Audits.

      The Company shall furnish promptly to Purchaser and Purchaser Sub a copy of all notices of proposed assessment or similar notices or reports that are received from any taxing authority and which relate to the Company’s operations for periods ending on or prior to the Closing Date. The Shareholder shall cause the Company to promptly inform Purchaser and Purchaser Sub, and permit, at the Company’s expense, the participation in and control by either Purchaser or Purchaser Sub, of any investigation, audit or other proceeding by a Governmental Entity in connection with any Taxes, assessment, governmental charge or duty and shall not consent to any settlement or final determination in any proceeding without the prior written consent of Purchaser and Purchaser Sub.

6.17     Pre-Closing Balance Sheet; Related Calculations.

      In anticipation of the Closing, the Company shall, and the Shareholder shall cause the Company to, deliver to Purchaser at least ten days prior to the Closing Date, an estimated consolidated balance sheet of the Company and its Subsidiaries as of immediately prior to the Closing (as the same may be amended in accordance with the Pre-Closing Dispute Procedure, the “Pre-Closing Balance Sheet”), together with a certificate of the Company (as the same may be amended in accordance with the Pre-Closing Dispute Procedure, the “Closing Estimates Certificate”), which sets forth the Company’s reasonable, good faith estimates (and detailed calculations thereof, together with supporting schedules of accounts receivable and accounts and notes payable), based on such estimated consolidated balance sheet, of the Adjusted Long-Term Debt (as the same may be amended in accordance with the Pre-Closing Dispute Procedure, the “Estimated Adjusted Long-Term Debt”), AWC (as the same may be amended in accordance with the Pre-Closing Dispute Procedure, the “Estimated AWC”) and the D.O. Reduction of each Defaulted Obligation (each, as the same may be amended in accordance with the Pre-Closing Dispute Procedure, an “Estimated D.O. Reduction”), in each case as of immediately prior to the Closing; provided, that, if the Company’s estimate of AWC as of immediately prior to the Closing, based on such consolidated balance sheet, and specified in such certificate, shall be $9,000,000 or more, Purchaser shall have the right, acting in good faith, to dispute such consolidated balance sheet, certificate and estimates, in which case the parties hereto shall act in good faith to resolve any such disputes and such consolidated balance sheet, certificate and related estimates specified therein shall be amended, if necessary, to reflect the parties’ agreement resolving such disputes (the “Pre-Closing Dispute Procedure”). The Pre-Closing Balance Sheet need not be audited but shall be prepared in accordance with U.S. generally accepted accounting principles, consistently applied and shall fairly present the consolidated financial condition of the Company and its Subsidiaries.

40

6.18     Final Closing Date Balance Sheet; Related Calculations.

      As soon as practicable following the Closing Date (and in no event later than 90 days following the Closing Date), the Company shall have prepared and delivered, at the expense of Purchaser, to the Shareholder and Purchaser (i) an audited final consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with U.S. generally accepted accounting principles (including as provided in Section 4.12(c)), accompanied by the unqualified report thereon of a nationally recognized independent accounting firm (other than PricewaterhouseCoopers, LLP) selected by Purchaser (the “Final Closing Date Balance Sheet”), as of immediately prior to the Closing and (ii) its calculation of the amounts of the Adjusted Long-Term Debt (“Final Adjusted Long-Term Debt”), AWC (“Final AWC”), Defaulted Obligations (“Final Defaulted Obligations”), the D.O. Reduction of each Defaulted Obligation (each, a “Final D.O. Reduction”), the sum of the Final D.O. Reductions (the “Final Total D.O. Reduction”) and the Final Cash Adjustment as of immediately prior to the Closing (based on the Final Closing Date Balance Sheet), accompanied by the unqualified report of the independent accounting firm referred to in clause (i) above (the “Calculations Certificate”) . The computations set forth in the Final Closing Date Balance Sheet and the Calculations Certificate shall be conclusive and binding upon the parties hereto on the thirty-first (31st) day following delivery thereof, unless the Shareholder, within thirty (30) days after delivery thereof, notifies the other in writing that it disputes any of the amounts set forth therein, specifying in reasonable detail the nature of the dispute and the basis therefor (such notice, the “Notice of Disagreement”). If, within a further period of one week, the parties do not reach agreement resolving the dispute, the parties shall submit the dispute to a partner at a nationally recognized independent accounting firm mutually agreeable to the parties, provided that neither such partner nor such accounting firm shall have had a material relationship with either the Company, the Shareholder or Purchaser within the two years preceding the appointment (the “Arbiter”), for final resolution. If the parties cannot agree on the selection of a partner at such an independent accounting firm to act as Arbiter, the parties shall request the American Arbitration Association to appoint such a partner at such an independent accounting firm, and such appointment shall be conclusive and binding on the parties. Promptly, but no later than twenty (20) days after his or her acceptance of his or her appointment as Arbiter, the Arbiter shall determine, based solely on presentations by, on the one hand, the Shareholder and, on the other hand, Purchaser, and not by independent review, only those issues in dispute and which are included in the Notice of Disagreement and shall render a written report as to the dispute and the resulting computation, as determined by the Arbiter, of the number(s) in question (including, without limitation, the amounts of the Final Adjusted Long-Term Debt, Final AWC, Final Defaulted Obligations, the Final D.O. Reductions, the Final Total D.O. Reduction and Final Cash Adjustment, as the case may be), which shall be conclusive and binding upon the parties. All proceedings conducted by the Arbiter shall take place in The City of New York. In resolving any disputed item, the Arbiter (i) shall be bound by the provisions of this Section 6.18 and (ii) may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The fees, costs and expenses of the Arbiter shall be borne by Purchaser in the proportion that the aggregate dollar amount of such disputed items so submitted that are successfully disputed by the Shareholder or unsuccessfully disputed by Purchaser (as finally determined by the Arbiter) bears to the aggregate dollar amount of such disputed items so submitted, with the remainder of such costs and expenses to be borne by the Shareholder. For all purposes of this Agreement, the dispute resolution procedure set forth in this Section 6.18 shall be referred to herein as the “Balance Sheet Dispute Resolution Procedure.”

6.19     Audited Financial Statements.

      On a date no later than the day (the “Delivery Date Cut-Off”) which is ten days or more prior to the Closing Date, the Company shall deliver to Purchaser and Purchaser Sub either (i) the audited consolidated balance sheet of the Company and its Subsidiaries at December 31, 2001 and the related audited consolidated statements of income, cash flow and the stockholders’ equity for the 12-month period then ended, together with the accompanying supplementary information (the “Audited Financial Statements”), and accompanied by the audit report of its independent auditor, KPMG, with respect to the Audited Financial Statements, free of any qualification (other than a going concern qualification) (the “Auditor Report”); or (ii) a final draft of the Audited Financial Statements (the “Final Draft Audited Financial Statements”) and a final draft of the

41

Auditor Report (the “Final Draft Auditor Report”). As of the Closing Date, the Shareholder and the Company jointly and severally represent and warrant to the Purchaser and Purchaser Sub that (A) a true and complete copy of the Audited Financial Statements has been delivered by the Company to Purchaser, (B) the Audited Financial Statements (i) fairly present the consolidated financial condition of the Company and its Subsidiaries in all material respects as of December 31, 2001 and the consolidated results of operations and changes in consolidated financial position of the Company and its Subsidiaries for the year then ended, (ii) have been prepared in conformity with U.S. generally accepted accounting principles applied on a consistent basis during the period covered thereby and prior periods, and (iii) have been derived from the accounting records of the Company and represent only actual, bona fide transactions and present fairly the consolidated results of the operations of the Company and its Subsidiaries for the period or as of the dates indicated therein; and (C) the Audited Financial Statements are substantially similar to the Latest Unaudited Annual Financial Statements and there has been no material adverse change in the consolidated financial condition or the consolidated results of operations of the Company and its Subsidiaries from those reflected in the Latest Unaudited Annual Financial Statements. If the reasonable fees and expenses of KPMG with respect to its preparation and issuance of the Auditor Report have not been paid prior to the Closing, Purchaser agrees to pay to KPMG, on behalf of the Shareholder and the Company, in accordance with Section 2.2(b), the reasonable fees and expenses of KPMG (not to exceed $50,000) with respect to the preparation and issuance of the Auditor Report, provided, that, if such fees and expenses have been paid by the Shareholder and the Company prior to the Closing, Purchaser agrees to pay the Shareholder, pursuant to Section 2.2(a), as part of the Cash Purchase Price, an amount equal to such fees and expenses (not to exceed $50,000), to the extent the same have been previously paid by the Shareholder. As used herein, the term “Audit Fee” refers to the payment required to be made by Purchaser pursuant to the foregoing sentence.

6.20     PRP Matters.

      From and after the Closing, the Shareholder hereby unconditionally and irrevocably assumes all liability which the Company or any Subsidiary thereof may suffer, sustain or become subject to by virtue of or which arise out of, relate to, or result from the PRP Matters. The Shareholder agrees to cause the transfer of the PRP Reserve currently on the Company’s books and records prior to the Closing to the books and records of the Shareholder.

6.21     Transfer of Licenses and Trademarks.

      The Shareholder and the Company will cause the transfer, pursuant to one or more assignment agreements reasonably acceptable to Purchaser in form and substance, to the Company on or prior to the Closing of all licenses and trademarks relating to the assets, business and operations of the Company or any of its Subsidiaries from or with U.S. Plastic Lumber IP Corp. (“USPLIP”), a Subsidiary of Shareholder, without any cost, expense or fees payable by the Company, any of its Subsidiaries, Purchaser or Purchaser Sub. The Shareholder and the Company hereby jointly and severally represent and warrant to Purchaser and Purchaser Sub that (i) the licenses contained in Schedule 4.8(a) constitute all the licenses to which the Shareholder or any of its Subsidiaries, other than the Company or a Subsidiary of the Company, is a licensor or licensee which are currently outstanding and relate to assets, businesses or operations of the Company or any of its Subsidiaries and (ii) the trademarks contained in Schedule 4.8(a) constitute all the trademarks relating to the assets, businesses or operations of the Company or any of its Subsidiaries.

ARTICLE VII

ADDITIONAL COVENANTS

7.1     Covenants of the Shareholder.

      During the period from the date hereof through the Closing Date, the Shareholder agrees to:

(a) comply and have the Company and each Subsidiary thereof comply promptly with all requirements that applicable Legal Requirements may impose upon it with respect to the transactions

42

contemplated by this Agreement, and shall cooperate promptly with, and furnish information to, Purchaser and Purchaser Sub in connection with any requirements imposed upon Purchaser or Purchaser Sub or upon any of their Affiliates in connection with this Agreement or the transactions contemplated by this Agreement;

(b) obtain (and to cooperate with Purchaser and Purchaser Sub in obtaining) any consent, authorization or approval of, or exemption by, any Person required to be obtained or made by the Company or the Shareholder in connection with the transactions contemplated by this Agreement;

(c) promptly advise Purchaser and Purchaser Sub orally and, within five (5) business days thereafter in writing, of any change in the consolidated business or condition of the Company and its Subsidiaries that has had or may have a Material Adverse Effect on the Company; and

(d) deliver to Purchaser and Purchaser Sub prior to the Closing a written statement disclosing any materially untrue statement in this Agreement or any Schedule hereto or document furnished pursuant hereto, or any material omission to state any material fact required to make the statements herein or therein contained complete and not misleading, promptly upon the discovery of such untrue statement or omission; provided, however, that the disclosure of such untrue statement or omission shall not prevent Purchaser and Purchaser Sub from terminating this Agreement pursuant to Section 9.1(b) hereof or obtaining the expenses contemplated by Section 12.1 hereof at any time at or prior to the Closing in respect of any original untrue or misleading statement;

(e) subject to Section 7.14, prepare and deliver a proxy statement or information statement relating to the transaction contemplated by this Agreement prepared in accordance with the Securities Exchange Act of 1934, as amended, and the rules thereunder (the “Proxy Statement”), to the shareholders of the Shareholder soliciting their vote in favor of the Clean Earth Sale Transaction and containing advice that the Shareholder Board recommends that the shareholders approve the Clean Earth Sale Transaction; and in connection therewith, (i) cause a meeting of its shareholders to be duly called and held for the purpose of voting on the approval (the “Shareholder Approval”) of the Clean Earth Sale Transaction (the “Shareholder Meeting”), as soon as practicable after the date hereof, and (ii) deliver at the Shareholder Meeting the votes or proxies of the officers and directors of the Company and the Subsidiaries and their respective affiliates in favor of the transaction;

(f) except as provided in Section 7.2(b), to cause the Company’s Subsidiary that is a party to the Brooklyn Contract not to distribute to the Shareholder any “mobilization” monies or advances received under or in connection with the Brooklyn Contract, other than to pay such expenses actually incurred in the performance of its obligations thereunder or to pay profits based on the percentage-of-completion method under U.S. generally accepted accounting principles to the Company;

(g) take all actions to enable an effective election to be made for the Company and each of its Subsidiaries under Section 338(h)(10) of the Code, as required by Section 7.11, and not to take any action inconsistent therewith; and

(h) use its reasonable best efforts to obtain termination agreements from the B.C. Guarantors that terminate any agreements, arrangements or understandings (whether oral or written) among the B.C. Guarantors and any of the Company or any Subsidiary thereof, with respect to the payment by the Company or any Subsidiary thereof of any amounts or other consideration to the B.C. Guarantors, or any of them, upon the occurrence of the Closing or thereafter (the “B.C. Guarantor Reimbursement Agreements”).

7.2     Covenants of Purchaser, Purchaser Sub and the Company.

      (a) During the period from the date hereof to the Closing Date, each of Purchaser and Purchaser Sub shall:

(i) comply promptly with all requirements that applicable Legal Requirements may impose upon it with respect to the transactions contemplated by this Agreement, and shall cooperate promptly with, and

43

furnish information to, the Shareholder in connection with any such requirements imposed upon the Shareholder or the Company or upon any of the Company’s affiliates in connection therewith or herewith;

(ii) use its reasonable best efforts to obtain any consent, authorization or approval of, or exemption by, any Person required to be obtained or made by it in connection with the transactions contemplated by this Agreement; and

(iii) provide such information with respect to the it as the Shareholder may reasonably request for inclusion in the Proxy Statement for distribution to the shareholders of the Shareholder.

      (b) The Company will pay a fee of $375,000 to the B.C. Guarantors at the Closing, provided, that, in each case, the payment by the Company of any such fees to the B.C. Guarantors shall be subject to the Company’s receipt of written agreements from the B.C. Guarantors which provide for the termination by the B.C. Guarantors of the B.C. Guarantor Reimbursement Agreements and the release of the Company and its Subsidiaries from any further liability or obligation thereunder.

      (c) The Purchaser hereby represents and warrants to the Shareholder that the Substitution Agreement provides, upon the terms and conditions set forth therein, for the return by NUFI to the B.C. Guarantors of all collateral received from them pursuant to the AIG Financial Support Letter (including the one or more letters of credit in the amount of $4,000,000 received from them pursuant thereto (collectively, the “B.C. Guarantor LoCs”)). From and after the Closing, regardless of the Substitution Agreement, Purchaser agrees to use its commercially reasonable best efforts to have the B.C. Guarantor LoCs terminated or replaced. In the event Purchaser is unable to terminate or replace the B.C. Guarantor LoCs within 30 days after the Closing Date, then Purchaser shall pay the B.C. Guarantors an additional $125,000 to be paid on the 31st day after the Closing Date. If for any reason, Purchaser is unable to remove or terminate the letters of credit within 30 days after the Closing Date, the Purchaser and the B.C. Guarantors shall negotiate in good faith additional payments to resolve such matter.

7.3     Access and Information

      (a) During the period commencing on the date hereof and continuing through the Closing Date, the Shareholder shall cause the Company and its Subsidiaries to afford to Purchaser, Purchaser Sub and to their Representatives, reasonable access to all of its properties, books, contracts, commitments, records and personnel and, during such period, to continue to cause the Company and its Subsidiaries to furnish promptly to Purchaser and Purchaser Sub all information concerning its business, properties and personnel as Purchaser and Purchaser Sub may reasonably request.

      (b) Except (i) to the extent permitted by the provisions of Section 7.5 hereof, or (ii) to the extent such information is or becomes publicly available without breach of this Agreement by the disclosing party or is received by the disclosing party from a third party which, to the actual knowledge of the disclosing party, is not under any obligation of confidentiality to the other parties to this Agreement, Purchaser, Purchaser Sub, the Company and the Shareholder shall keep the contents of this Agreement and all other documents and information relating hereto and thereto, or furnished or acquired pursuant to or in connection with, this Agreement and the Schedules hereto, or the transactions contemplated hereby or thereby, confidential; provided, however, that any such party may disclose (a “disclosing party”) such information: (i) to its parent company or its Subsidiaries, (ii) to its counsel, accountants and auditors, in any case, as and to the extent necessary to enable them to perform their respective services to such party in connection with this Agreement and the transactions contemplated hereby, so long as such Person is informed by the disclosing party of the confidential nature of the information so disclosed, (iii) in the case of either Purchaser or Purchaser Sub, to its stockholders, any advisors or prospective financial investors or lenders in connection with the financing of this transaction, (iv) as and to the extent required by applicable law, rule or regulation or policy of any stock exchange and (v) to the extent such information is required or is reasonably necessary to be provided pursuant to or in connection with any litigation, arbitration or similar proceeding; provided, however, that the disclosing party shall inform the other parties of such disclosure to the extent made in accordance with clause (iv) or (v) above, and shall take all reasonable available measures to protect the confidentiality of such information to the extent disclosed in accordance with any of clauses (i) through (v) above. The foregoing, however, shall

44

not preclude any financial investor or lender committed to participate in the financing of the transaction from making disclosure to its stockholders of its financial commitment, regardless of whether measures are taken to protect the confidentiality of such information disclosed in connection therewith, provided that such disclosure is subject to the prior consent of the Purchaser, Purchaser Sub and the Shareholder, which consent may not be unreasonably withheld. Upon termination of this Agreement prior to the Closing for any reason, each party shall promptly return or destroy all confidential information in writing or in computer format received pursuant to or in connection with this Agreement from another party and, if destroyed, furnish an officer’s certificate detailing such destruction to the provider thereof.

7.4     Certain Notifications.

      (a) At all times from the date hereof to the Closing Date, each party shall use its reasonable efforts to promptly notify the other parties in writing of the occurrence of any event known to such party that will or may result in the failure to satisfy any of the conditions specified in Article VIII hereof (provided, that the failure of such party to so inform the other parties shall not constitute a waiver by such party of any such condition or be prejudicial to the exercise of such party’s right to terminate this Agreement pursuant to Article IX).

      (b) At any time, or from time to time, prior to the Closing Date, the Shareholder may elect, in its sole discretion, to prepare, execute and deliver, in good faith, to Purchaser a letter, which shall be addressed to Purchaser and Purchaser Sub and include a statement therein, in boldface type, to the effect that such letter is a “Shareholder Update Letter” referred to in this Section 7.4(b) (each, a “Shareholder Update Letter”), which describes, in reasonable detail, (i) one or more specific events which have occurred after the date hereof (each, an “Intervening Event”) which have caused the inaccuracy or breach of any representation or warranty to be made by the Shareholder or the Company in this Agreement as of the Closing (each, a “Breached Representation”), (ii) the Breached Representation which will, as a result of the occurrence of such Intervening Event, be made inaccurate or be breached (with specific section and sentence references identifying such Breached Representation included in such Shareholder Update Letter) and (iii) a good faith estimate of the amount and composition, as of the Closing, of the Damages reasonably likely to arise out of, result from, or relate to such inaccuracy or breach. Such Shareholder Update Letter shall not refer to any fact, circumstance or matter in existence, or event which has occurred, on or prior to the date hereof which would have been required to be set forth or described in any of the Schedules hereto or which is necessary to correct or make the representations and warranties contained herein correct and complete as of the date hereof or as of the Closing (collectively, “Pre-Signing Events”); provided, however, that the receipt or acceptance by Purchaser and Purchaser Sub of a Shareholder Update Letter shall not constitute a waiver of any inaccuracies or breaches of any representation or warranty made or to be made by the Shareholder or the Company or prevent Purchaser or Purchaser Sub from terminating this Agreement pursuant to Section 9.1 or obtaining the expenses contemplated by Section 12.1 at any time at or prior to the Closing; and provided, further, however, that the receipt or acceptance by Purchaser and Purchaser Sub of a Shareholder Update Letter and the subsequent occurrence of a Closing shall not constitute a waiver of any Damages which arise out of, result from, or relate to Pre-Signing Events.

7.5     Publicity; Employee Communications.

      At all times prior to the Closing Date, each party shall obtain the consent of all other parties hereto prior to issuing, or permitting any of its directors, officers, employees or agents to issue, any information to the employees of the Company or its Subsidiaries or any third party with respect to this Agreement or the transactions contemplated hereby; provided, however, that no party shall be prohibited from supplying any information to any of its Representatives, financing sources and others to the extent necessary to complete the transactions contemplated hereby so long as such Representatives, financing sources and others are made aware of the terms of this Section 7.5. Nothing contained in this Agreement shall prevent any party to this Agreement at any time from furnishing required information to any Governmental Entity or authority pursuant to a Legal Requirement or from complying with its legal or contractual obligations. Notwithstanding the foregoing, the Shareholder may make a press release announcing this transaction when and as it deems appropriate after providing Purchaser and Purchaser Sub at least 2 days prior written notice of any such

45

proposed press release together with a copy thereof, whereupon the prior written consent of Purchaser and Purchaser Sub (which shall not be unreasonably withheld) shall be required for the making of such press release to the extent it discloses the identities of the stockholders of, or advisors to, Purchaser or Purchaser Sub or sources of financing for Purchaser and Purchaser Sub for this transaction.

7.6     Further Assurances.

      (a) Subject to the terms and conditions of this Agreement and without limiting the obligations of the Company under Section 6.11, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements, to consummate and make effective the transactions contemplated by this Agreement.

      (b) If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the Shareholder and the proper officers or directors of Purchaser and Purchaser Sub, as the case may be, shall take or cause to be taken all such necessary or convenient action and execute, and deliver and file, or cause to be executed, delivered and filed, all necessary or convenient documentation.

      (c) At the Closing, the Shareholder shall transfer to Purchaser Sub full record and beneficial ownership of the Shares, free and clear of any Liens.

7.7     Inconsistent Action.

      The Shareholder shall not take or suffer to be taken, and shall not permit the Company to take or cause or suffer to be taken, any action that would cause any of the representations or warranties of the Shareholder in this Agreement to be untrue, incorrect, incomplete or misleading.

7.8     Post-Closing Employment.

      Except for the employment agreements listed on Schedule 7.8, the Shareholder acknowledges and agrees that after the Closing (a) none of Purchaser, Purchaser Sub, the Company and the Subsidiaries of the Company shall be required to employ or retain any employee of the Company, any Subsidiary of the Company or any other Person, and (b) Purchaser, in its sole and absolute discretion, may cause the Company and its Subsidiaries to retain all, some, or none of such employees.

7.9     Acquisition Proposals.

      (a) Neither the Shareholder nor the Company nor any of their respective officers and directors has, and the Shareholder and the Company shall each direct and use their respective best efforts to cause their respective Representatives (including without limitation, any investment banker, attorney or accountant retained by the Shareholder or the Company) not to, (A) initiate, solicit, encourage, facilitate, discuss or negotiate, directly or indirectly, any proposal, offer or inquiry of another party to acquire all or any substantial part of the Company or any of its Subsidiaries or any capital stock of the Company or any of its Subsidiaries, whether by merger, purchase of assets, stock purchase or otherwise, whether for cash, securities or any other consideration or combination thereof (any such transaction being referred to herein as an “Acquisition Transaction”), (B) provide information to another party, or review information of another party, in connection with an Acquisition Transaction, or (C) enter into any contract, agreement or arrangement with another party, concerning or relating to an Acquisition Transaction.

      (b) Notwithstanding any other provisions of this Agreement, in response to an unsolicited offer, proposal or inquiry with respect to an Acquisition Transaction, (i) the Company may engage in discussions or negotiations regarding such offer, proposal or inquiry with a third party who (without solicitation or initiation, directly or indirectly, by or with the Company, the Shareholder or any Representative of the Company or the Shareholder after the date hereof) seeks to initiate such discussions or negotiations and may negotiate with and furnish to such third party information concerning the Company and its business, properties and assets, if, and only if, the Board of Directors of the Company determines in good faith, based upon a written opinion of

46

outside legal counsel, that a failure to furnish the information or participate in the discussions or negotiations could reasonably conflict with the proper discharge of the fiduciary duties of the Company’s directors.

      (c) In the event the Shareholder or the Company shall receive any offer, proposal or inquiry of the type referred to in paragraph (b) above, it shall (i) immediately provide Purchaser Sub a copy of all information provided to the third party, (ii) inform Purchaser and Purchaser Sub that information is to be provided, that discussions or negotiations are to take place or that an offer has been received, as the case may be, and (iii) furnish to Purchaser and Purchaser Sub the identity of the person receiving such information or the proponent of such offer, if applicable, and, if an offer has been received, a description of the material terms thereof.

7.10     Coverage of Company Employees.

      The Shareholder shall cooperate with the Company in its efforts to have those Plans (as defined in Section 4.14(a)) or portions of those Plans of the Shareholder that provide benefits or are applicable to the employees of the Company or any of its Subsidiaries (other than stock option or stock ownership plans of the Shareholder) to be adopted by the Company and continued for the covered employees of the Company and its Subsidiaries effective as of the Closing Date. In the event the adoption or continuation of any Plan by the Company can not reasonably be effected on the Closing Date, the Shareholder agrees to continue to make such Plan or Plans (other than non-occupational disability coverage funded through contributions to the New York or New Jersey state disability funds) available to the covered employees of the Company and its Subsidiaries until the last day of the month in which the Closing occurs or such earlier date of the effectiveness of a corresponding Plan adopted by the Company or its Subsidiary. The Shareholder shall provide continuation coverage to the extent required by Part 6 of Subtitle B of Title I of ERISA or by Code Section 4980B to all employees or former employees of the Company or any of its Subsidiaries, and to their dependents, who have a “qualifying event” prior to the Closing Date.

7.11     338(h)(10) Election.

      (a) At Purchaser’s sole discretion, subject to the terms and conditions set forth in this Section 7.11, the Shareholder shall, at the request of Purchaser, join in the making of an election pursuant to Section 338(h)(10) of the Code for the Company and any of its Subsidiaries, and any like election for state income tax purposes (the “Section 338 Election”).

      (b) Purchaser shall provide to the Shareholder no later than 30 business days after the final determination (in accordance with Section 6.18) of the Final Closing Date Balance Sheet, a schedule setting forth the fair market values, reasonably determined, in accordance with the principles of Section 1060 of the Code, of the relevant classes of the assets of the Company and each of its Subsidiaries for purposes of the allocation of the Purchase Price (the “FMV Allocation Schedule”). Within 30 business days following the delivery of the FMV Allocation Schedule to the Shareholder, Purchaser shall deliver to the Shareholder a properly completed (other than Section 4a-4c thereof and Section F thereof, which shall be completed by the Shareholder) IRS Form 8023 (and any like form to effect a Section 338 Election for state income tax purposes). Within 15 business days of Purchaser’s delivery of the IRS Form 8023 to the Shareholder, the Shareholder shall complete, execute and deliver the IRS Form 8023 (the “Completed IRS Form 8023”) to the Escrow Agent, to hold in escrow (the “Tax Election Escrow”). If Purchaser determines that a Section 338 Election will be made, Purchaser will deliver $1,000,000 in cash (the “Tax Payment Collateral”) to the Escrow Agent, to hold in escrow (the “Purchaser Section 338 Escrow”) in connection with the Purchaser’s payment obligation as described in the next sentence, whereupon the Escrow Agent shall release, out of the Tax Election Escrow, the Completed IRS Form 8023 to Purchaser. Immediately upon the Shareholder’s provision to Purchaser and Purchaser Sub of evidence of the filing by the Shareholder of its federal and state tax returns with respect to the Company and each Subsidiary for which a Section 338 Election has been made (the “Section 338 Returns”), Purchaser shall pay a total of $1,000,000 in cash to the Shareholder (the “Agreed Upon Section 338 Payment”), which obligation shall be satisfied upon the execution and delivery by Purchaser and Purchaser Sub of their legally binding, irrevocable written instruction to the Escrow Agent, in accordance with the Escrow Agreement, to release, out of the Purchaser Section 338 Escrow, the Tax

47

Payment Collateral (or, if the Purchaser Section 338 Escrow contains a lesser balance, the total amount of such balance) to the Shareholder. The Shareholder agrees to attach a copy of the IRS Form 8023 to its federal tax return for the tax year that includes the Closing Date, and to file or attach such other statements to the Shareholder’s federal and state tax filings reasonably requested by Purchaser to effect the Section 338 Election. The Escrow Agent shall perform its obligations under this Section 7.11 pursuant to the Escrow Agreement.

      (c) Notwithstanding anything to the contrary herein, any Taxes (other than Federal and state income Taxes) which (1) arise as a result of a Section 338 Election and (2) are imposed on the Company and any Subsidiary thereof for which a Section 338 Election has been made pursuant to this Section 7.11, shall not entitle Purchaser to indemnification hereunder or result in an adjustment to the Purchase Price, it being understood and agreed that such Taxes are solely the obligation of Purchaser, the Company, or such Subsidiary, as the case may be.

7.12     Cash Management.

      During the period from the date hereof up to the Closing, the following provisions shall apply:

(a) Except for the Segregated Accounts, neither the Company nor any Subsidiary thereof shall open or make use of any checking account, deposit account, securities account or other account (each, an “Account”), a post office box or safety deposit box (each, a “Box”) or other custody, deposit or safekeeping arrangement not listed on Schedule 7.12(a) (each, a “Custody Arrangement”; and together with the Accounts and Boxes, the “Cash Facilities”) without providing at least three business days’ prior written notice thereof to Purchaser, together with (1) the name and location of the financial institution or post office (each, a “Facility Provider”) at which such Cash Facility shall be maintained, (2) the number or other identification of such Cash Facility, (3) the purpose of such Cash Facility, (4) the agreement or understanding that shall govern the deposit or withdrawal of funds or securities into or from such Account or Box (or the giving or acceptance of instructions with respect thereto) or specify such Custody Arrangement or provide for the pledge of such Account or Box (or the funds or other securities therein) and (5) the names of all of the persons authorized to draw against any funds or securities therein. A Cash Facility shall be established on or after the date hereof only to the extent needed to hold cash, securities or other financial assets to be delivered by the Company or any Subsidiary thereof as security for the performance of the obligations of the Company or such Subsidiary under applicable laws or regulations or pursuant to the terms of a project agreement with a third party.

(b) Except solely with respect to the Distributed Claims, neither the Shareholder nor the Company or any Subsidiary thereof shall direct, notify, or agree with, any customer or supplier of, or any other party with dealings with, the Company or any Subsidiary thereof (“Payors”) that any such customer, supplier or other party shall or may wire, mail, deposit or otherwise send any wire transfers, checks or other payments (collectively, “Incoming Payments”) to any Account, Box, or office of the Shareholder, the Company or any Subsidiary thereof (each, an “Office Location”), other than those Accounts (“Permitted Accounts”), Boxes (“Permitted Boxes”) and Office Locations (“Permitted Locations”) listed on Schedule 7.12(b). The Shareholder and the Company shall (i) use their commercially reasonable efforts to revoke all prior notices or instructions to the contrary and (ii) to notify all Payors obligated or reasonably likely to make Incoming Payments that any Incoming Payments by such Payors shall be only mailed, deposited or otherwise sent to Permitted Accounts, Permitted Boxes and Permitted Locations, or any of them as may be specified by the Shareholder or the Company.

(c) On the date hereof, the Shareholder shall notify PNC Pittsburgh, that all of its prior instructions with respect to the Concentration Account and the Clean Earth Zero Balance Account, to the extent revocable, are revoked and that balances held in the Concentration Account from time to time shall not be drawn down to provide funds to any zero balance account that is not in the name of the Company or any Subsidiary thereof (other than the Clean Earth Zero Balance Account). From and after such transfer, the Concentration Account and the Clean Earth Zero Balance Account shall constitute Permitted Accounts.

48

(d) Subject to the provisions of Section 7.12(e), on the date hereof, the Company and its Subsidiaries shall cause all Incoming Payments received at all Office Locations or Boxes on the date hereof or hereafter to be deposited on a daily basis into Permitted Accounts and all available balances held in the Permitted Accounts on the date hereof or hereafter to be swept on a daily basis into the Concentration Account. The Company and its Subsidiaries shall notify all Facility Providers that all contrary prior instructions, to the extent revocable, are revoked. Any Incoming Payments received by the Shareholder shall be swept or deposited, on a daily basis, into the Concentration Account.

(e) As soon as reasonably practicable after the date hereof (and in no event later than three business days after the date hereof), the Shareholder and the Company shall cause (i) BET to open and maintain an Account at PNC Pittsburgh, to cause all funds or securities received by BET under or in connection with the Brooklyn Contract to be deposited into such Account (to the extent such funds or securities are not retained in the account established and maintained pursuant to the Brooklyn Administration Agreement) and, other than as may be contemplated by Section 7.2(b), to apply all funds or securities in such Account solely as follows (and in the following order of priority): first, to pay such expenses actually incurred in the performance of its obligations under the Brooklyn Contract; and second, to pay, on behalf of the Company and its Subsidiaries, obligations or liabilities of the Company and its Subsidiaries (other than to the Shareholder or any of its Subsidiaries (excluding the Company and its Subsidiaries)); and (ii) CTI to open and maintain an Account at PNC Pittsburgh (together with the Account referred to in clause (i) above, the “Segregated Accounts”), to cause all funds or securities received by CTI under or in connection with the Schnitzer Contract to be deposited into such Account, and, to apply all funds or securities in such Account solely as follows (and in the following order of priority): first, to pay such expenses actually incurred in the performance of its obligations under the Schnitzer Contract; and second, to pay, on behalf of the Company and its Subsidiaries, obligations or liabilities of the Company and its Subsidiaries (other than to the Shareholder or any of its Subsidiaries (excluding the Company and its Subsidiaries)).

(f) All withdrawals of funds or securities from the Concentration Account shall be:

(i) deposited in a Permitted Account, but only to the extent that such funds or securities are reasonably necessary for the Company and its Subsidiaries to provide funding or collateral for the activities referred to in the description of the purpose of such Permitted Account set forth opposite the name of such Permitted Account on Schedule 7.12(b);

(ii) applied to fund the Clean Earth Zero Balance Account, but only to the extent that such funding is necessary to make payment on checks presented for payment to PNC Pittsburgh that have been issued by the Company or any of its Subsidiaries prior to the date hereof or, if issued on or after the date hereof, issued in accordance with this Section 7.12;

(iii) applied to pay, on behalf of the Company and its Subsidiaries, obligations or liabilities of the Company and its Subsidiaries (other than to the Shareholder or any of its Subsidiaries (excluding the Company and its Subsidiaries)), including, but not limited to, (A) the payroll costs of the Company and its Subsidiaries with respect to the employees of the Company and its Subsidiaries (“Payroll”), (B) the related payroll taxes required to be paid by the Company and its Subsidiaries (“Payroll Taxes”), (C) the payments required to be made by CEPI and the Company pursuant to the PNC Documents and the Melon Documents (collectively, the “Mortgage Payments”), and (D) the payments required to be made by the Company and its Subsidiaries under any insurance policies that cover or purport to cover risks or losses to or associated with the business, operations, premises, properties, assets, and employees of the Company and its Subsidiaries (“Insurance Payments”);

(iv) applied to reimburse the Shareholder for the portion of its corporate overhead costs and expenses properly allocable to the business of the Shareholder (each such withdrawal, a “Corporate Allocation Payment”), provided that (x) the maximum amount of funds or securities that may be so withdrawn during any calendar week (it being understood that each calendar week shall begin on a Monday and end on the following Sunday) shall not exceed $120,000, and (y) the fees and expenses

49

(whether legal or otherwise) of the Shareholder and the Company and its Subsidiaries incurred in connection with this Agreement and the transactions contemplated hereby (including, but not limited to, proxy printing and mailing costs, any other proxy solicitation costs, and the fees and expenses of any financial adviser in connection with its issuance of a fairness opinion regarding this Agreement and the transactions contemplated hereby) shall be paid by the Shareholder and may be the subject of a Corporate Allocation Payment and, in any case, shall not be paid or reimbursed by way of a withdrawal of funds or securities from the Concentration Account pursuant to clause (ii) or (iii) above, a Permitted Account or a Segregated Account;

(v) made for the benefit of the Shareholder in such amounts as the Vice President of Finance of the Shareholder (the “Shareholder CFO”) determines to be necessary and appropriate in order for him to comply with his duties as the holder of such office and as the principal accounting officer of the Shareholder (each such withdrawal, an “Upstream Fiduciary Payment”); and

(vi) in such amounts as shall be required to reimburse the Shareholder for all or any portion of any Downstream Fiduciary Payment (as defined below) which may be deposited in the Concentration Account after the date hereof but prior to such reimbursement (each such withdrawal, a “Downstream Repayment”).

In the event of a shortfall of funds in the Concentration Account at any time, the order of priority of all payments made from the Concentration Account shall be as follows: (1) Payroll Taxes; (2) Payroll; (3) Mortgage Payments; (4) Insurance Payments; (5) any Corporate Allocation Payment; (6) any Upstream Fiduciary Payment; (7) any Downstream Repayment; and (8) any payments to vendors to, or suppliers of, the Company and its Subsidiaries.

(g) The Shareholder shall not make any Upstream Fiduciary Payments at any time, if at such time “NIP” (computed using the formula below, such amount, the “Net Intercompany Position”) shall exceed $1,000,000:

NIP = A - B - C + D + E

Where:
	A	=	The aggregate amount of all Upstream Fiduciary Payments during the period from the date hereof up to (and including) such time (the “Applicable Period”);
	B	=	The aggregate amount of all Upstream Repayments during the Applicable Period;
	C	=	The aggregate amount of all Downstream Fiduciary Payments during the Applicable Period;
	D	=	The aggregate amount of all Downstream Repayments during the Applicable Period; and
	E	=	The sum of all of the Excess Corporate Allocation Payments during the Applicable Period (with such amounts calculated for each full or partial calendar week during the Applicable Period). For purposes of this Agreement, the term “Excess Corporate Allocation Payment” shall mean, with respect to each calendar week during the Applicable Period (or, if such calendar week does not begin and end during the Applicable Period, the portion of such calendar week during the Applicable Period), the excess (if any) of (i) the aggregate amount of the Corporate Allocation Payments made during such period, over (ii) $120,000 (which shall be pro rated, to the extent such period is less than a full calendar week).

(h) As soon as reasonably practicable after the Shareholder’s receipt of any funds or securities in respect of the Distributed Claims (and in no event later than three business days after the date thereof), the Shareholder shall apply such funds or securities to the making of Upstream Repayments required by

50

Section 7.12(j) (each, an “Accelerated Upstream Repayment”), regardless of whether the applicable Upstream Repayment Dates have occurred.

(i) In the event that the Shareholder CFO determines that a contribution of cash or cash equivalents to the Concentration Account shall be necessary and appropriate in order for him to comply with his duties as the Vice President of Finance of the Shareholder and the principal accounting officer of the Shareholder, the Shareholder shall contribute cash and cash equivalents in the amount thereof to the Concentration Account, to the extent of legally available funds and not otherwise in conflict with such duties (such contribution, a “Downstream Fiduciary Payment”).

(j) In the event of an Upstream Fiduciary Payment, the Shareholder shall deposit cash or cash equivalents in the Concentration Account in the amount of such Upstream Fiduciary Payment (an “Upstream Repayment”) no later than ten business days (an “Upstream Repayment Date”) following the occurrence of such Upstream Fiduciary Payment. The Shareholder shall provide Purchaser with written notice (each, an “Activity Notice”) of the occurrence of (i) Upstream Fiduciary Payments in excess of $50,000, in the aggregate, subsequent to the last Activity Notice covering Upstream Fiduciary Payments, (ii) the occurrence of Downstream Fiduciary Payments in excess of $50,000, in the aggregate, subsequent to the last Activity Notice covering Downstream Fiduciary Payments, (iii) the occurrence of Upstream Repayments in excess of $50,000, in the aggregate, subsequent to the last Activity Notice covering Upstream Repayments, and (iv) the occurrence of Downstream Repayments in excess of $50,000, in the aggregate, subsequent to the last Activity Notice covering Downstream Repayments. The Shareholder shall deliver each Activity Notice to Purchaser no later than the next business day immediately following the occurrence of the events specified in such Activity Notice, and shall specify in such Activity Notice, in reasonable detail, the amounts and dates of the Upstream Fiduciary Payments, Downstream Fiduciary Payments, Upstream Repayments or Downstream Repayments referred to therein and the actual or intended uses of the proceeds thereof. In the event of an Upstream Fiduciary Payment or Downstream Fiduciary Payment, the Shareholder shall apply, or cause to be applied, the proceeds thereof in accordance with the use of proceeds specified in the applicable Activity Notice.

(k) All withdrawals of funds or securities from Permitted Accounts shall be made solely for the purposes set forth opposite the names of such Permitted Accounts on Schedule 7.12(b).

(l) Neither the Company nor any Subsidiary thereof shall issue a check or similar instrument on any Account, unless the withdrawal of funds in the amount of such check from such Account shall be authorized pursuant to this Section 7.12. The Shareholder shall not issue any checks or similar instruments on the Concentration Account. The Shareholder shall not issue any checks or similar instruments on the Clean Earth Zero Balance Account other than in connection with, or related to, the business of the Company or any Subsidiary thereof.

(m) Except for any Cash Facilities established and used on or after the date hereof in accordance with Section 7.12(a) (without taking into account the Segregated Accounts), neither the Shareholder nor the Company or any Subsidiary thereof shall assign, pledge, hypothecate or otherwise transfer any Cash Facility (or any funds or securities therein), or grant to any Person (other than the related Facility Provider, to the extent contemplated by the terms of such Facility Provider’s agreement for the provision of the Cash Facility) the power to make or block any withdrawals of funds or securities therefrom, or issue any instruction to the Facility Provider for any Cash Facility (x) that has the effect of making or blocking any withdrawals of funds or securities therefrom or (y) to honor the instructions of another Person. The Shareholder and the Company and its Subsidiaries shall obtain the revocation or suspension of any such prior grants or instructions.

(n) The Shareholder shall deliver to Purchaser, on each Tuesday, a reconciliation, in reasonable detail, of the withdrawals of funds or securities, during the prior calendar week, from the Concentration Account, against the provisions of Section 7.12(f).

(o) The Shareholder and the Company shall obtain from the lenders under the Existing Credit Documents (the “Existing Senior Lenders”) the following: (1) the written consent of the Existing Senior

51

Lenders to compliance by the Shareholder and the Company and its Subsidiaries with the provisions of this Section 7.12 and (2) the written agreement of the Existing Senior Lenders not to take any actions or give any instructions, from the date hereof up to the Closing, with respect to any Cash Facility (including the Concentration Account and the Clean Earth Zero Balance Account) to withdraw funds or securities therefrom under circumstances, or for any purposes, amounts or at times, inconsistent with the provisions of this Section 7.12.

(p) Neither the Shareholder nor the Company or any Subsidiary thereof shall take any actions inconsistent with the provisions of this Section 7.12.

7.13     Non-Competition; Non-Solicitation; No-Hire.

      (a) In consideration of the benefits of this Agreement to the Shareholder and in order to induce Purchaser and Purchaser Sub to enter into this Agreement, Shareholder hereby covenants and agrees that, for a period of three (3) years following the Closing Date, the Shareholder shall not, and shall cause its Subsidiaries not to, without the prior written consent of Purchaser and Purchaser Sub, directly or indirectly, (i) do anything to cause or encourage any officer, director, employee or agent of the Company or any Subsidiary thereof to terminate his or her employment with the Company or such Subsidiary, as the case may be, for the purpose of competing with or proposing to compete with the Company or any of its Subsidiaries, or for the purpose of damaging the Company or any of its Subsidiaries in any way, (ii) contact or otherwise act in concert with any other Person, for purposes of (x) competing, directly or indirectly, with the business of the Company and its Subsidiaries as engaged in, or being actively developed by, the Company and its Subsidiaries on the Closing Date (collectively, the “Business”) or (y) damaging in any way the Company or any of its Subsidiaries, or (iii) engage in, have an interest in, or provide advice or assistance to, any business in the Restricted Area which competes with the Business. Nothing in this Section 7.13(a) shall prohibit the Shareholder from owning, directly, or indirectly, not more than two percent (2.0%) of any class of securities of a publicly traded company.

      (b) The Shareholder specifically agrees that this covenant is an integral part of the inducement of Purchaser and Purchaser Sub to consummate the transactions contemplated by this Agreement (including, but not limited to, the Clean Earth Sale Transaction) and that Purchaser and Purchaser Sub shall be entitled to injunctive relief in addition to all other legal and equitable rights and remedies available to it in connection with any breach by the Shareholder of any provision of this Section and that, notwithstanding the foregoing, no right, power or remedy conferred upon or reserved or exercised by Purchaser or Purchaser Sub in this Section is intended to be exclusive of any other right, power or remedy of Purchaser or Purchaser Sub, each and every one of which (now or hereafter existing at law, in equity, by statute or otherwise) shall be cumulative and concurrent.

      (c) The covenants contained in subsection (a) of this Section shall be construed as a series of separate covenants, one for each county or state of the United States of America and one for each country in which the Company or any Subsidiary thereof conducted business on or prior to the Closing Date (together, the “Restricted Area”).

      (d) Each of the parties hereto agrees that in the event that either the length of time or geographical area set forth in this Section is deemed too restrictive by any court of competent jurisdiction, the covenants and agreements in this Section shall be enforceable for such time and within such geographical area as such court may deem reasonable under the circumstances.

      (e) The Shareholder hereby covenants and agrees that for a period of three (3) years following the Closing Date neither it nor any of its Subsidiaries shall, without the prior written consent of Purchaser and Purchaser Sub, directly or indirectly, (i) solicit for employment any employee of the Company or any Subsidiary thereof or (ii) employ, or retain as a consultant or independent contractor, any such employee, in each case whether (x) during such employee’s employment by the Company or any Subsidiary thereof or (y) after such employment, provided that the restriction set forth in clause (y) above shall not apply if (and only if) at no time from and after the date hereof until the end of such employment, the Shareholder has discussed with or communicated to such employee, directly or indirectly, (1) any plan or proposal for the

52

Shareholder, directly or indirectly, to employ, or retain as a consultant or independent contractor, such employee after the end of such employee’s employment by the Company or any Subsidiary thereof or (2) the availability or prospect of such employment or engagement or retention as a consultant or independent contractor after the end of such employee’s employment by the Company or any Subsidiary thereof.

7.14     Commencement of Proxy Solicitation.

      The obligations of the Shareholder and the Company pursuant to Section 7.1(e) shall be subject to (i) the deposit by Purchaser with the Escrow Agent of the amount of $200,000 (the “Escrow Deposit”), to be held in escrow (the “Proxy Escrow”) and to be released, together with the net earnings thereon in the Proxy Escrow (the “Escrowed Proxy Reimbursement Amount”), to the Shareholder or Purchaser in accordance with the terms and conditions provided herein and in the Escrow Agreement and (ii) the Shareholder’s receipt of a true and complete copy of the BOA Commitment. As provided more fully herein or in the Escrow Agreement, (i) upon the occurrence of the Closing, the Escrowed Proxy Reimbursement Amount shall be applied, in accordance with Section 2.2(b), to the reduction, on a dollar-for-dollar basis, of the amount of the Closing Date Cash Payment to be remitted by Purchaser to the Shareholder and shall be released by the Escrow Agent to the Shareholder, and (ii) upon the termination of this Agreement, (x) the Escrow Deposit shall be released by the Escrow Agent from the Proxy Escrow (A) to the Shareholder, but only if (1) all of the conditions precedent to Closing set forth in Section 8.1 (other than Section 8.1(g)) were fully satisfied and (2) all of the conditions precedent set forth in the credit agreement and related documents contemplated by the BOA Commitment to Purchaser’s receipt of senior secured financing pursuant to the credit agreement and such documents were fully satisfied, and (B) to Purchaser, in all other instances; and (y) any additional funds in the Proxy Escrow shall be released by the Escrow Agent from the Proxy Escrow to the party receiving the Escrow Deposit.

7.15     Termination of Certain Employment Agreements.

      The parties hereto agree that, effective as of the Closing, each of the employment agreements listed on Schedule 7.15, shall be automatically terminated without any further action by the parties thereto or any further liability of any of the parties thereunder, subject to the written agreement of the employee specified therein to such effect.

ARTICLE VIII

CONDITIONS PRECEDENT TO CLOSING

8.1     Conditions of Purchaser and Purchaser Sub.

      Notwithstanding any other provision of this Agreement, the obligations of Purchaser and Purchaser Sub to consummate the Clean Earth Sale Transaction and to take the other actions to be taken by them at the Closing shall be subject to the satisfaction, at or prior to the Closing, of the following conditions (any of which may be waived in whole or in part by Purchaser and Purchaser Sub):

(a) There shall not be instituted and pending or threatened any Action before any Governmental Entity (i) challenging the acquisition of the Shares by Purchaser or otherwise seeking to restrain or prohibit the consummation of the transactions contemplated hereby or (ii) seeking to prohibit the direct or indirect ownership or operation by Purchaser or Purchaser Sub of all or a material portion of the business or assets of the Company, or to compel Purchaser or Purchaser Sub or the Company to dispose of or hold separate all or a material portion of the business or assets of the Company, Purchaser or Purchaser Sub;

(b) The representations and warranties of the Shareholder and the Company in this Agreement (considered collectively), and each of these representations and warranties (considered individually), in each case without giving effect to any materiality, Material Adverse Effect or knowledge qualifiers set forth therein, shall be true and correct in all material respects on and as of the date of this Agreement and

53

as of the Closing Date (except where any such representation and warranty speaks by its terms as of a different date, in which case it shall be true and correct in all material respects as of such date), with the same effect as if made on the Closing Date and the Shareholder and the Company shall have complied with all covenants and agreements and satisfied all conditions on the Shareholder’s and the Company’s part to be performed or satisfied on or prior to the Closing Date;

(c) Purchaser and Purchaser Sub shall have received from (i) Blank Rome Comisky & McCauley LLP, counsel for the Shareholder and the Company, a written opinion dated the Closing Date and addressed to Purchaser and Purchaser Sub, in substantially the form attached as Exhibit F hereto, (ii) Gordon & Silver, Ltd., a written opinion dated the Closing Date and addressed to Purchaser and Purchaser Sub, in substantially the form attached as Exhibit G hereto, and (iii) Shareholder’s general counsel, a written opinion dated the Closing Date and addressed to Purchaser and the Purchaser Sub, in substantially the form attached as Exhibit O hereto,

(d) Purchaser and Purchaser Sub shall have received from the President of the Company a certificate dated the Closing Date in substantially the form attached as Exhibit H hereto;

(e) Purchaser and Purchaser Sub shall have received from the Chief Executive Officer of the Shareholder a certificate dated the Closing Date in substantially the form attached as Exhibit I hereto indicating, among other things, that there are no material misstatements or omissions and no Material Adverse Effect has occurred to the Company since the date hereof;

(f) Purchaser and Purchaser Sub shall have received (i) a certificate of the Secretary of the Company in substantially the form attached as Exhibit J hereto, and (ii) a certificate of the Secretary of the Shareholder in substantially the form attached as Exhibit K hereto;

(g) Purchaser or Purchaser Sub shall have received, on the Closing Date, senior secured financing of at least $37,000,000 (consisting of a term loan and a revolving credit facility) from a syndicate of institutional lenders led by BOA (or an Affiliate thereof) in accordance with a written commitment from BOA reasonably satisfactory to Purchaser and Purchaser Sub (the “BOA Commitment”);

(h) Purchaser shall have received a counterpart to the Alsentzer Agreement executed by Alsentzer and counterparts to the Transition Agreement executed by the Shareholder and the Company;

(i) All consents or filings required to be obtained or made by the Shareholder, the Company, Purchaser or Purchaser Sub from or with third parties, including any Governmental Entity, landlord, bank or other Person, necessary for the consummation of the transactions contemplated hereby shall have been obtained or made (including, but not limited to, any filing under the HSR Act), and all waiting periods (or extensions thereof) (if any) specified under applicable Legal Requirements (including the HSR Act, ISRA or RCRA), the expiration of which are necessary for the consummation of the transactions contemplated by this Agreement (including the Clean Earth Sale Transaction), shall have expired or been terminated, and Purchaser and Purchaser Sub shall have received true and complete copies of the Senior Facility Consent and the Halifax Consent; and Purchaser and Purchaser Sub shall apply at their sole cost and expense for approval under the HSR Act of the Clean Earth Sale Transaction, to the extent necessary thereunder;

(j) No Material Adverse Effect has occurred to the Company since the date hereof;

(k) Purchaser and Purchaser Sub shall have received (i) on or prior to the Delivery Date Cut-Off, either (x) the Audited Financial Statements and the Auditor Report or (y) the Final Draft Audited Financial Statements and the Final Draft Auditor Report; and (ii) at or prior to Closing, the Audited Financial Statements and Auditor Report; and the Audited Financial Statements are substantially similar to the Latest Unaudited Annual Financial Statements;

(l) The Shareholder Approval shall have been obtained at the Shareholder Meeting;

(m) At least ten days prior to the Closing Date, Purchaser and Purchaser Sub shall have received the Pre-Closing Balance Sheet and the Closing Estimates Certificate, each of which shall have been

54

prepared in a manner reasonably satisfactory to Purchaser Sub, and the amount of the Estimated AWC as reflected in the Pre-Closing Balance Sheet and specified in the Closing Estimates Certificate shall be at least $7,000,000;

(n) Purchaser and Purchaser Sub shall have received offers of resignation, effective as of the Closing upon acceptance by Purchaser, of all of the directors and officers of each of the Company and its Subsidiaries;

(o) Purchaser and Purchaser Sub shall have received a certificate, dated as of the Closing Date, signed by the Company, certifying that the ownership interest of the Shareholder in the Company is not, as of the Closing Date, a U.S. real property interest for purposes of Treasury Regulations Sections 1.897-2(g)(1)(ii) and (h)(1)(i) under the Code;

(p) Purchaser and Purchaser Sub shall have received a true and complete copy of an opinion dated as of the date of hereof, rendered by the Shareholder Board’s financial advisor, to the Shareholder Board, to the effect that, as of the date hereof, and based upon the assumptions and limitations stated in such opinion, the consideration that will be paid to the Shareholder in the Clean Earth Sale Transaction is fair and reasonable to the Shareholder and to the holders of the common stock of the Shareholder from a financial point of view;

(q) The Shareholder shall have delivered to Purchaser a certificate or certificates representing all of the Shares and the Transaction Documents specified to be delivered by the Shareholder, in each case in accordance with the provisions of Section 2.4(a); and

(r) Purchaser shall have received the written agreements (whether pursuant to the Senior Facility Consent, the Halifax Consent or other written letters or agreements) of the parties under the Existing Credit Agreement and of Halifax under the Halifax Documents, in each case to release their liens on the Shares and on the assets of the Company and its Subsidiaries.

8.2     Conditions of the Shareholder.

      Notwithstanding any other provision of this Agreement, the obligation of the Shareholder to consummate the Clean Earth Sale Transaction and to take the other actions to be taken by the Shareholder at the Closing shall be subject to the satisfaction, at or prior to the Closing, of the following conditions (any of which may be waived in whole or in part by the Shareholder):

(a) The conditions set forth in subsections (a) and (i) of Section 8.1 have been met;

(b) The representations and warranties of Purchaser and Purchaser Sub in this Agreement (considered collectively), and each of these representations and warranties (considered individually), in each case without giving effect to any materiality, Material Adverse Effect or knowledge qualifiers set forth therein, shall be true and correct in all material respects on and as of the date of this Agreement and as of the Closing Date (except where any such representation and warranty speaks by its terms as of a different date, in which case it shall be true and correct in all material respects as of such date), with the same effect as if made on the Closing Date and Purchaser and Purchaser Sub shall have complied with all covenants and agreements and satisfied all conditions on Purchaser’s part and Purchaser Sub’s part to be performed or satisfied on or prior to the Closing Date. The Chairman of the Board or President of the Purchaser Sub shall execute a Certificate at Closing to this effect in the form of Exhibit L hereto, and the Chairman of the Board or President of Purchaser shall execute a Certificate at Closing to this effect in the form of Exhibit Q hereto;

(c) Shareholder shall have received from O’Sullivan LLP, counsel for Purchaser and Purchaser Sub, a written opinion dated the Closing Date and addressed to Shareholder, in substantially the form attached as Exhibit M hereto;

(d) The Shareholder Approval shall have been obtained at the Shareholder Meeting;

55

(e) The obligations of the Shareholder under the Guaranties and the Financial Assurances set forth on Schedule 8.2, and those obligations of the Shareholder under Guaranties and Financial Assurances incurred subsequent to the date hereof and as to which Purchaser and Purchaser Sub have approved in writing prior to their incurrence, shall have been terminated;

(f) Shareholder shall have received (i) a certificate of the Secretary of Purchaser Sub in substantially the form attached hereto as Exhibit N, and (ii) a certificate of the Secretary of Purchaser in substantially the form attached hereto as Exhibit P hereto;

(g) Purchaser shall have delivered (i) the Closing Date Cash Payment and the Transaction Documents specified to be delivered by it, in each case in accordance with the provisions of Section 2.4(b), and (ii) the Escrowed Funds and the Seller Note to the Escrow Agent, in each case in accordance with the provisions of Section 2.4(c);

(h) Purchaser Sub shall have delivered the Transaction Documents specified to be delivered by it in accordance with the provisions of Section 2.4(b); and

(i) The Substitution Agreement (or an agreement with substantially similar provisions) shall be effective as of the Closing.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1     Termination.

      This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of Purchaser, Purchaser Sub and the Shareholder;

(b) by Purchaser and Purchaser Sub acting together, if (i) there has been a Material Adverse Effect on the Company between the date hereof and the Closing Date or (ii) any of the conditions precedent to Closing set forth in Section 8.1 have not been satisfied as of the Closing Date or if satisfaction of any such condition precedent is or becomes impossible (other than through the failure of Purchaser or Purchaser Sub to fully comply with its obligations hereunder) and Purchaser and Purchaser Sub have not waived such condition on or before the Closing Date;

(c) by the Shareholder and the Company acting together if any of the conditions precedent to Closing set forth in Section 8.2 have not been satisfied as of the Closing Date or if satisfaction of any such condition precedent is or becomes impossible (other than through the failure of the Shareholder or the Company to fully comply with its obligations hereunder) and the Shareholder and the Company have not waived such condition on or before the Closing Date;

(d) by either Purchaser and Purchaser Sub acting together, on the one hand, or the Shareholder and the Company acting together, on the other hand, if the Closing is not effected on or prior to (i) September 13, 2002 (subject to clause (ii) of this Section 9.1(d)) (provided, however, that the failure to effect the Closing by such date is not primarily due to acts, omissions or failure of the terminating party) or (ii) October 31, 2002 if the Closing is not effected due solely to the failure of the Shareholder Meeting to occur at any time during the period from the date hereof up to (and including) such date (other than through the failure of the Shareholder or the Company to fully comply with its obligations hereunder);

(e) by Purchaser and Purchaser Sub acting together on the one hand, or the Shareholder and the Company acting together on the other hand, if a material breach of any provision of this Agreement has been committed by the other and such breach has not been waived; provided, however, that termination pursuant to this Section 9.1(e) shall not relieve the breaching party of liability for such breach or otherwise;

56

(f) by Purchaser and Purchaser Sub acting together, if (i) a Shareholder Update Letter is delivered by the Shareholder to the Purchaser and Purchaser Sub on or before the Closing Date, (ii) the Net Intercompany Position exceeds or has exceeded $1,000,000 on any date (a “Non-Compliance Date”) during the period (the “Compliance Period”) from the date hereof up to (and including) the Closing Date (unless, on such Non-Compliance Date, the Net Intercompany Position is or was less than $1,200,000 and, during the Compliance Period (including, but not limited to, the Non-Compliance Date), the Net Intercompany Position has been between $1,000,000 and $1,200,000 for no more than three separate periods of up to three consecutive business days each), (iii) the Shareholder has failed to make an Accelerated Upstream Repayment in accordance with Section 7.12(h), or (iv) the Shareholder has failed to make an Upstream Repayment in full by the applicable Upstream Repayment Date; or

(g) by Purchaser and Purchaser Sub acting together on the one hand, or the Shareholder and the Company acting together on the other hand, if the Shareholder Meeting occurs and the Shareholder Approval is not obtained at the Shareholder Meeting.

9.2     Effect of Termination.

      In the case of any termination of this Agreement as provided in Section 9.1, this Agreement (other than Sections 7.3(b) and 7.14 and this Article IX and Article XII, each of which shall remain in full force and effect) shall forthwith become null and void and there shall be no liability or obligation on the part of any party hereto or their respective stockholders or Representatives, except as provided in this Section 9.2 and Sections 12.1 and 12.12; provided, however, that if this Agreement is terminated by a party because of the breach of this Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement are not satisfied as a result of the other party’s failure to fully comply with its obligations under this Agreement, the terminating party’s rights to pursue all remedies available at law or in equity (including, without limitation, the ability to apply to any court of competent jurisdiction for specific performance or injunctive relief) with respect to such breaching party will survive such termination unimpaired.

9.3     Amendment.

      This Agreement may be amended at any time by a written instrument executed by Purchaser, Purchaser Sub and the Shareholder. Any amendment effected pursuant to this Section 9.3 shall be binding upon all parties hereto.

9.4     Waiver.

      Any term or provision of this Agreement may be waived in writing at any time by the party or parties entitled to the benefits thereof, so long as such waiver is expressly set forth in such waiver. Any waiver effected pursuant to this Section 9.4 shall be binding upon all parties hereto. No failure to exercise and no delay in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any other right, power or privilege. No waiver of any breach of any covenant or agreement hereunder shall be deemed a waiver of any preceding or subsequent breach of the same or any other covenant or agreement. Except as set forth in Section 10.4, the rights and remedies of each party under this Agreement are in addition to all other rights and remedies, at law or in equity, that such party may have against the other parties.

ARTICLE X

INDEMNIFICATION

10.1     Survival of Representations and Warranties.

      (a) The representations and warranties of the parties hereto contained in this Agreement or in any writing delivered pursuant hereto or at the Closing shall survive the Closing and the consummation of the transactions contemplated hereby (and any examination or investigation by or on behalf of any party hereto)

57

until a date one year following the Closing Date, except for (i) those representations and warranties contained in any of Section 3.1, Section 3.2(a), Section 3.3(b)(i), Section 4.1(a), Section 4.2(a)(ii)(x) and Section 4.3(a) (collectively, the “Fundamental Seller Representations”), which shall survive indefinitely, (ii) those representations and warranties contained in this Agreement relating to taxes and environmental matters, which shall survive until the expiration of the applicable statutes of limitation (including extensions thereof), and (iii) those representations or warranties that are breached where such breaches involve fraud or intentional breach, which shall survive until the expiration of the applicable statutes of limitation (including extensions thereof). Any claim with respect to any inaccuracy or breach of any representation or warranty for which the party asserting such claim shall have given proper notice in accordance with the terms of this Agreement on or prior to the expiration of the applicable Survival Date shall survive until such claim is resolved pursuant to the terms of this Agreement. For convenience of reference, the date upon which any representation and warranty shall terminate, if any, shall be referred to herein as the “Survival Date.”

      (b) Each party hereto shall be entitled to rely upon, and shall be deemed to have relied upon, all representations, warranties and covenants of each other party set forth in this Agreement which have been or are made in favor of such party, notwithstanding (i) the making of this Agreement, (ii) any investigation or examination conducted with respect to, or any knowledge acquired (or capable of being acquired) about the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant, agreement, undertaking or obligation made by or on behalf of the parties hereto, (iii) the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, agreement, undertaking or obligation, or (iv) the Closing hereunder; provided, that, if (x) the Shareholder has prepared, executed and delivered a Shareholder Update Letter to Purchaser and Purchaser Sub in accordance with Section 7.4(b), (y) this Agreement is not terminated before Closing by Purchaser and Purchaser Sub pursuant to Section 9.1(f) and (z) the Closing occurs, Purchaser and Purchaser Sub shall have waived their claims to indemnification pursuant to Section 10.2(a)(i) with respect to Damages arising out of, resulting from, or relating to the inaccuracy or breach of each Breached Representation specified in such Shareholder Update Letter, in each case to the extent (but only to the extent) that such inaccuracy or breach resulted from the occurrence, after the date hereof, of the applicable Intervening Event specified in such Shareholder Update Letter; provided, however, that the receipt or acceptance by Purchaser and Purchaser Sub of a Shareholder Update Letter and the subsequent occurrence of a Closing shall not constitute a waiver of any Damages which arise out of, result from, or relate to Pre-Signing Events.

      (c) If the Closing occurs, (i) the Company shall have no liability (whether for indemnification or otherwise) with respect to any representation or warranty, or covenant, agreement, undertaking or obligation to be performed and complied with by it prior to the Closing, and (ii) Purchaser and Purchaser Sub shall have no liability (whether for indemnification or otherwise) with respect to any covenant, agreement, undertaking or obligation to be performed and complied with by it prior to the Closing.

10.2     Indemnification.

      (a) Subject to the proviso set forth in Section 10.1(b) and the specific limitations set forth below, the Shareholder covenants and agrees to defend, indemnify and hold harmless Purchaser, Purchaser Sub and the Company and each Person who controls Purchaser, Purchaser Sub or the Company within the meaning of the Securities Act (collectively, the “Purchaser Indemnified Group”) from and against any Damages arising out of, resulting from, or relating to:

(i) any inaccuracy or breach of any representation or warranty made by the Shareholder or the Company in this Agreement or the Proxy Statement (unless arising out of information provided to the Shareholder by Purchaser or Purchaser Sub specifically for inclusion therein) or in any writing delivered pursuant to this Agreement or at the Closing;

(ii) the failure of the Shareholder or the Company to perform or observe fully any covenant, agreement or provision to be performed or observed by such party pursuant to this Agreement or any other documents executed as part of this Agreement;

58

(iii) any Actions incidental to the enforcement of the rights of Purchaser or Purchaser Sub under this Agreement;

(iv) any fees of any broker, finder or similar agent employed by or on behalf of the Shareholder or the Company, or any brokerage commissions, finders’ fees or any similar compensation to be paid to any Person pursuant to any agreement or understanding of any kind which the Shareholder or the Company has entered into with such Person, in connection with this Agreement or the transactions contemplated hereby (including, but not limited to, any of the foregoing arising under the BAS Fee Agreement);

(v) the PRP Matters and the Company’s and its Subsidiaries’ obligations under ISRA and the ACO (excluding the costs associated with construction of the containment building at CENJ’s South Kearney, New Jersey property for which the Company has budgeted capital costs) with respect to the Company’s and its Subsidiaries’ New Jersey facilities arising under ISRA prior to the Closing, including those obligations arising under ISRA as a result of the consummation of the transactions contemplated by this Agreement, and specifically including all costs and expenses associated with the investigation and remediation incurred in connection with fulfilling the Company’s and its Subsidiaries’ obligations thereunder;

(vi) the pre-Closing environmental condition of CEPI’s facility and property at 3201 South 61st Street, Philadelphia, Pennsylvania (the “Philadelphia Facility”), specifically including, without limitation, the presence of, or release or threatened release of, any Hazardous Material or other contaminants at, on, under, or migrating from the Philadelphia Facility, to the extent that the Company or any Subsidiary thereof (including CEPI) is required by any Governmental Entity to investigate or remediate any such condition;

(vii) all Actions raised under the lawsuits set forth on Schedule 10.2(a) and any other causes of action arising out of the facts or circumstances alleged to have occurred in such lawsuits, to the extent such Damages are in excess of the amounts therefor (if any) reflected as a reserve, liability or accrual on the Final Closing Date Balance Sheet; or

(viii) all Actions threatened, asserted or instituted against or under the Welfare Plans of the Shareholder (or the assets thereof), by, for the benefit of, or with respect to, current or former employees of the Company and its Subsidiaries, at any time prior to the Closing.

      (b) Each of Purchaser, Purchaser Sub and the Company covenants and agrees to defend, indemnify and hold harmless the Shareholder and each Person who controls Shareholder (collectively, the “Shareholder Indemnified Group”) from and against any Damages arising out of or resulting from: (i) any inaccuracy in or breach of any representation or warranty made by Purchaser or Purchaser Sub in this Agreement or in any writing delivered pursuant to this Agreement or at the Closing (including without limitation, any writing delivered to the Shareholder by Purchaser or Purchaser Sub specifically for inclusion in the Proxy Statement); (ii) the failure by Purchaser or Purchaser Sub to perform or observe any covenant, agreement or condition to be performed or observed by it pursuant to this Agreement; (iii) any and all Actions incidental to the enforcement of the Shareholder’s rights under this Agreement; (iv) Shareholder’s liabilities or obligations arising subsequent to the Closing under the PNC Shareholder Guaranty; and (v) Shareholder’s liabilities or obligations under the Guaranties and Financial Assurances set forth on Schedule 10.2(b)(v) (each, a “Permitted Guaranty”). Each of Purchaser, Purchaser Sub and the Company covenants and agrees to defend, indemnify and hold harmless the B.C. Guarantors from and against any Damages arising out of or resulting from the B.C. Guarantor’s liabilities or obligations under the AIG Financial Support Letter.

      (c) The Company shall, and Purchaser and Purchaser Sub shall cause for a period of 6 years from the Closing Date, the Company to (i) continue to agree to indemnify and hold harmless, and provide advancement of expenses to all, past and present directors and officers of the Company and of its Subsidiaries, to the same extent such persons are indemnified or have the right to advancement of expenses as of the date hereof for acts or omissions occurring at or prior to the Closing Date (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), (ii) include and cause to be maintained in effect in the Company’s certificate of incorporation and

59

bylaws, the current provisions therein regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses, (iii) cause to be maintained a policy of directors’ and officers’ liability insurance with limits, terms and conditions appropriate to the Company and its Subsidiaries with respect to claims arising from facts or events that occurred on or before the Closing Date (provided, that, upon the Company’s purchase of a six-year noncancellable run-off directors’ and officers’ liability insurance policy issued by an insurer the Best’s rating of which is the same or higher as that of the insurer which has issued the Shareholder’s current directors’ and officers’ liability insurance policy, the Shareholder shall cause its current directors’ and officers’ liability insurance policy to exclude coverage for those directors and officers of the Company and its Subsidiaries who were directors and officers of the Company and its Subsidiaries prior to the Closing), and (iv) cause to be maintained a policy of environmental liability insurance with respect to claims arising from facts or events that occurred on or before the Closing Date with limits, coverage, terms and conditions substantially the same as that in force immediately prior to the Closing. It is agreed that the Indemnitees to whom this Section applies shall be considered third party beneficiaries of this Section.

      (d) Upon the final determination of any Damages payable by the Shareholder to Purchaser, Purchaser Sub or the Company pursuant to this Article X (other than Section 10.2(a)(vi)) (a “Purchaser Indemnity Determination”), Purchaser or Purchaser Sub, as the case may be, shall recover such Damages pursuant to the Recovery Procedure, subject to the other Permitted Additional Remedies.

      (e) Upon the final determination of any Damages payable by the Shareholder to Purchaser, Purchaser Sub or the Company pursuant to Section 10.2(a)(vi) (a “Philadelphia Indemnity Determination”), Purchaser or Purchaser Sub, as the case may be, shall recover such Damages such that Note Reductions under Section 2.3(e) shall be the sole remedy of Purchaser and Purchaser Sub for recovery of such Damages pursuant to Section 10.2(a)(vi), unless such Damages arise out of, result from, or relate to fraud or intentional breach by any party hereto, in which case either Purchaser or Purchaser Sub may elect to pursue any of its remedies available at law or in equity.

      (f) Upon the final determination of any Damages payable by Purchaser, Purchaser Sub or the Company to the Shareholder pursuant to this Article X, such final determination shall be paid within five business days on demand by wire transfer of immediately available funds.

      (g) An Action, and the liability for and amount of Damages therefor, shall be deemed to be “finally determined” for purposes of this Article X when the parties to such Action have so determined by mutual agreement or, if disputed, when a non-appealable award, decision, judgment, decree, settlement, order, ruling or verdict shall have been entered, issued, made or rendered by a Governmental Entity of competent jurisdiction.

10.3     Third Party Claims.

      (a) If any party entitled to be indemnified pursuant to Section 10.2 (an “Indemnified Party”) receives notice of the assertion by any third party of any Action or of the commencement by any such third party of any Action (any such Action being referred to herein as an “Indemnifiable Claim”) with respect to which another party hereto (an “Indemnifying Party”) is or may be obligated to provide indemnification, the Indemnified Party shall promptly notify the Indemnifying Party in writing (the “Claim Notice”) of the Indemnifiable Claim; provided, that the failure to provide such notice shall not relieve or otherwise affect the obligation of the Indemnifying Party to provide indemnification hereunder, except to the extent that any Damages directly resulted or were directly caused by such failure.

      (b) The Indemnifying Party shall have thirty (30) days after receipt of the Claim Notice to undertake, conduct and control, through counsel of its own choosing, and at its sole expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith; provided, that (i) the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party (subject to the consent of the Indemnifying Party, which consent shall not be unreasonably withheld), provided that the fees and expenses of such counsel shall not be borne by the Indemnifying Party, and (ii) the Indemnified Party shall not settle any Indemnifiable Claim without the Indemnifying Party’s consent, which consent shall not be unreasonably withheld. The

60

Indemnifying Party shall not pay or settle such claim without the Indemnified Party’s consent, which consent shall not be unreasonably withheld.

      (c) If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after receipt of the Claim Notice that it elects to undertake the defense of the Indemnifiable Claim described therein, the Indemnified Party shall have the right to contest, settle or compromise the Indemnifiable Claim in the exercise of its reasonable discretion; provided, that the Indemnified Party shall provide at least five business days prior notice to the Indemnifying Party of any compromise or settlement of any such Indemnifiable Claim.

10.4     Exclusive Remedy.

      The remedy provided by this Article X is the sole and exclusive remedy for the recovery of any Damages, other than the following remedies (the “Permitted Additional Remedies”): (i) the Balance Sheet Dispute Resolution Procedure and the Recovery Procedure, (ii) as set forth in Section 7.3(b), Section 7.13, Section 9.2 or Section 12.1, (iii) as set forth in the Transaction Documents (other than this Agreement), and (iv) the remedies available at law or in equity to a party hereto (including, without limitation, the ability to apply to any court of competent jurisdiction for specific performance or injunctive relief) in the event of fraud or intentional breach by any other party hereto with respect to this Agreement or the transactions contemplated hereby. Purchaser and Purchaser Sub expressly waive all rights and remedies against the Shareholder solely with respect to the transactions contemplated by this Agreement, whether by statute, rule, regulation, in tort, or otherwise, except (i) the remedy provided by this right of indemnification under this Article X and (ii) the Permitted Additional Remedies.

10.5     Indemnification Threshold.

      (a) No indemnification claim shall be made under the provisions of this Article X (excluding Section 10.2(a)(vi)) by the Purchaser Indemnified Group or the Shareholder Indemnified Group (each, an “Indemnified Group”) until such time that the members of such Indemnified Group making a claim for indemnification under such provisions against the Shareholder, in the case of the Purchaser Indemnified Group, or Purchaser and Purchaser Sub, in the case of the Shareholder Indemnified Group (such indemnitor, the “Indemnitor”), believe, in good faith, that they have claims for indemnification against the Indemnitor under such provisions for Damages which total on a cumulative basis at least Three Hundred Seventy Five Thousand Dollars ($375,000) (the “General Threshold”). Except as otherwise provided in Section 10.5(b), each Indemnitor shall not be liable to the Indemnified Group for any Damages arising in connection with its indemnification obligations to such Indemnified Group under such provisions until the aggregate amount of such Damages exceeds the General Threshold, in which case such Indemnitor shall be liable to the Indemnified Group for the amount by which such Damages exceed One Hundred Seventy Five Thousand Dollars ($175,000) (the “General Deductible”). Notwithstanding anything to the contrary herein, except as set forth in Section 10.5(b), under no circumstances, shall the Shareholder’s liability under this Article X (excluding Section 10.2(a)(vi)) exceed the amount of Twenty Five Million Dollars ($25,000,000) (the “General Cap”).

      (b) Notwithstanding anything to the contrary contained herein, none of the General Threshold, the General Deductible or the General Cap shall apply with respect to any Damages arising out of, resulting from, or relating to (1) any inaccuracy or breach of any representation or warranty set forth in any of the Fundamental Seller Representations or Sections 5.1, 5.2, 5.3 or 5.5 or any representation or warranty contained in this Agreement relating to taxes or environmental matters, (2) any indemnification claim made under Section 10.2(a) (excluding clauses (i), (iii) (to the extent such claim relates to a claim pursuant to clause (i), (vi) or (vii) of Section 10.2(a)), (vi) and (vii) thereof) or Section 10.2(b) (excluding clause (i) thereof), or (3) any indemnification claim made under this Article X with respect to fraud or intentional breach by any party hereto.

      (c) No indemnification claim shall be made under Section 10.2(a)(vi) by the Purchaser Indemnified Group until such time that the members of the Purchaser Indemnified Group making a claim for indemnification against the Shareholder under such provisions, believe, in good faith, that they have claims for

61

indemnification against the Shareholder under such provisions for Damages which total on a cumulative basis at least One Hundred Thousand Dollars ($100,000) (the “Philadelphia Indemnity Deductible”). Except as otherwise provided in Section 10.5(d), the Shareholder shall not be liable to the Purchaser Indemnified Group for any Damages arising in connection with its indemnification obligations to the Purchaser Indemnified Group under Section 10.2(a)(vi) until the aggregate amount of such Damages exceeds the Philadelphia Indemnity Deductible, in which case the Shareholder shall be liable to the Purchaser Indemnified Group for the amount by which such Damages exceed the Philadelphia Indemnity Deductible. Notwithstanding anything to the contrary herein, except as set forth in Section 10.5(d), under no circumstances, shall the Shareholder’s liability under Section 10.2(a)(vi) exceed the initial value of the Seller Note (as specified in Section 2.2(a)) (the “Philadelphia Indemnity Cap”).

      (d) Notwithstanding anything to the contrary contained herein, neither the Philadelphia Indemnity Deductible nor the Philadelphia Indemnity Cap shall apply with respect to any Damages arising out of, resulting from, or relating to any indemnification claim made under Section 10.2(a)(vi) with respect to fraud or intentional breach by any party hereto.

10.6     Punitive Damages.

      Notwithstanding anything to the contrary contained herein, no party shall be entitled to recover punitive damages from another party under this Article X.

10.7     Accounts Receivable.

      Upon (i) the final determination of any Damages payable by the Shareholder to Purchaser and Purchaser Sub with respect to a breach of the representations and warranties in Section 4.6 relating to the collection of accounts receivable and (ii) the Shareholder’s recovery of such Damages from the Shareholder or from the Escrowed Funds in accordance with the provisions of this Agreement and the Escrow Agreement, Purchaser and Purchaser Sub shall, concurrently with such recovery, assign to the Shareholder all of its title to, and the right to collect on, the accounts receivable in question, to the extent of the Damages so recovered.

10.8     Taxes and Insurance.

      Any indemnification payment pursuant to this Section 10 shall take into account (a) any tax benefit to the Indemnified Party resulting from the loss giving rise to such payment net of any tax cost to such Indemnified Party resulting from the receipt of such payment and (b) any insurance proceeds with respect thereto actually received by the Indemnified Party (or any Subsidiary thereof) from any insurance policy of the Indemnified Party (or any Subsidiary thereof) in effect at any time prior to the Closing (less the costs of recovering such proceeds, retrospective premium adjustments, experience-based premium adjustments and increases in the cost of other forms of self-insurance)

ARTICLE XI

POST CLOSING COVENANTS

      In addition to any other covenants in this Agreement that shall survive the Closing of this transaction, the parties agree that the following covenants shall continue to survive post Closing:

11.1     Purchaser and Purchaser Sub Covenants

      (a) Purchaser and Purchaser Sub shall cause the Company to fully cooperate with the Shareholder in Shareholder’s efforts to collect the Distributed Claims, including allowing employees of the Company to assist the Shareholder in its collection efforts, provided that neither the Company nor its employees shall be required to incur any costs or expenses in connection therewith or to take any actions that would unreasonably interfere with the conduct of the Company’s business or unreasonably disrupt its normal operations. Shareholder shall be solely liable for all expenses to be incurred associated with pursuing the aforementioned claims.

62

      (b) Purchaser shall provide Shareholder, within 45 days of the end of each of the first three quarters of its fiscal year and 90 days of the end of the last quarter of its fiscal year, its balance sheet and statement of operations for such quarter or fiscal year which need not be audited but prepared in accordance with U.S. generally accepted accounting principles of the Company (subject, in the case of such quarterly financial statements, to normal, year-end adjustments and the lack of footnotes and other presentation items), so long as the Shareholder holds Notes with an aggregate outstanding principal balance of at least $500,000.

      (c) To the extent any Permitted Guaranty of the Shareholder made on behalf of the Company is not removed on or before the Closing Date, Purchaser and Purchaser Sub shall cause the Company to use its commercially reasonable efforts, post-Closing, to have the Shareholder removed as a guarantor under such Permitted Guaranty or to release Shareholder from such Permitted Guaranty for any obligation or debt of the Company as soon as reasonably practical subsequent to Closing, without any expense to the Company, Purchaser or Purchaser Sub other than commercially reasonable expenses to provide a Financial Assurance in replacement or substitution.

      (d) So long as the Shareholder (or an Affiliate thereof) holds the Notes, Purchaser will maintain an office or agency in the United States at such address as may be designated in writing from time to time to the registered holders of the Notes, where notices, presentations and demands to or upon Purchaser in respect of the Notes may be given or made. Unless or until another office or agency is designated by Purchaser, such office shall be at the address set forth adjacent to Purchaser’s name in Section 12.2 of this Agreement.

      (e) So long as the Shareholder (or an Affiliate thereof) holds Notes with an aggregate outstanding principal balance of at least $500,000, Purchaser will (i) maintain its corporate existence, rights, powers and privileges in good standing, (ii) comply in all material respects with all laws and governmental regulations and restrictions applicable to its business or properties, (iii) keep records and books of account in accordance with sound business practices and maintain a system of internal accounting controls in compliance with Section 13(b)(2) of the Securities Exchange Act of 1934 (as amended), and (iv) retain independent public accountants of recognized national standing as auditors of Purchaser’s annual financial statements referred to in Section 11.1(b).

11.2     Limitations on Disposition of Notes.

      The holder of any Notes (the “Transferring Holder”), by acceptance thereof, hereby agrees not to make any disposition of all or any portion of such Notes (such disposed portions, the “Transferred Notes”) other than to an Affiliate thereof or a purchaser of all, or substantially all, of the assets of the Transferring Holder (a “Permitted Transferee”) in accordance with the terms and conditions of this Agreement (a “Permitted Transfer”). Prior to making any Permitted Transfer of any Transferred Note, the Transferring Holder shall give written notice to Purchaser of such Transferring Holder’s intention to effect such Permitted Transfer and to comply in all other respects with this Section 11.2. Each such written notice (a “Transfer Notice”) shall describe the manner and circumstances of the proposed Permitted Transfer and shall be accompanied, if reasonably requested by Purchaser, by the written opinion, addressed to Purchaser, of counsel for the Transferring Holder, as to whether in the opinion of such counsel (which opinion and counsel shall be reasonably satisfactory to Purchaser and which counsel may be the in-house counsel of such Transferring Holder) such proposed Permitted Transfer involves a transaction requiring registration of the Transferred Notes under the Securities Act. If in the opinion of such counsel (if such opinion is required hereunder), the proposed Permitted Transfer may be effected without registration under the Securities Act, or otherwise if such opinion is not required hereunder, the Transferring Holder shall thereupon be entitled to make such Permitted Transfer in accordance with the terms of the Transfer Notice, provided that, regardless of whether such opinion is required, the Permitted Transferee thereof shall have first delivered to Purchaser its written agreement (the “Transferee Acceptance Notice”), for the benefit of Purchaser, to be bound by and obligated to comply (i) if the Transferred Notes are Seller Notes, with the provisions of Section 2.3(e) (whereunder the Transferred Notes shall be subject to retirement and reduction or offset in accordance with the Recovery Procedure) and (ii) in any case, with this Section 11.2. Each instrument evidencing a Transferred Note, or any portion thereof retained by the Transferring Holder, or any portion of a Seller Note reissued pursuant to Section 2.3(e), shall bear the legends set forth in Section 3.8.

63

ARTICLE XII

GENERAL PROVISIONS

12.1     Fees and Expenses.

      (a) Subject to the other provisions of this Section 12.1, all costs and expenses (including, without limitation, all legal fees and expenses and fees and expenses of any brokers, finders or similar agents) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the same. Except as otherwise provided in this Section 12.1 or in Section 9.2, the termination of this Agreement by the Purchaser and Purchaser Sub, on the one hand, or by the Shareholder and the Company, on the other hand, pursuant to Section 9.1 shall not result in the liability of the Shareholder or the Company to Purchaser or Purchaser Sub, or the Purchaser or Purchaser Sub to the Shareholder or the Company.

      (b) If the termination of this Agreement is by Purchaser and Purchaser Sub acting together pursuant to either (i) Section 9.1(b) (other than by reason of the failure of the condition precedent set forth in Section 8.1(a), Section 8.1(b) (but only to the extent of a breach of either Section 3.2(d) or Section 3.3 (insofar as Section 3.3 relates to receipt of Shareholder Approval)), Section 8.1(g) or Section 8.1(l)) or (ii) Section 9.1(f), the Shareholder or the Company shall promptly pay Purchaser and Purchaser Sub a fee of (x) $1,250,000, plus (y) the verifiable legal and other out-of-pocket expenses of Purchaser and Purchaser Sub not to exceed $500,000.

      (c) If the termination of this Agreement is pursuant to Section 9.1(d) or 9.1(g), the Shareholder or the Company shall promptly pay Purchaser and Purchaser Sub the verifiable legal and other out-of-pocket expenses of Purchaser and Purchaser Sub not to exceed $500,000.

      (d) If the termination of this Agreement is pursuant to Section 9.1(d) or 9.1(g) and, prior to the six-month anniversary of the date of termination, the Shareholder, the Company or any Subsidiary thereof enters into a binding contract or agreement for the consummation of an Acquisition Transaction, then, upon consummation of such Acquisition Transaction, the Shareholder or the Company shall promptly pay Purchaser and Purchaser Sub a fee of $1,250,000.

      (e) The payments to be made pursuant to this Section 12.1 are intended to be paid as liquidated damages (including if payments are made in respect of a termination of this Agreement because of the breach of this Agreement), and not as a penalty. Upon payment in full by the applicable party under this Section 12.1, except for the provisions of Section 7.3(b), Section 7.14, Section 12.9, Section 12.10 and Section 12.12, this Agreement shall be null and void and of no further force and effect, and such party shall be relieved of any further liability to the other party. Except as set forth in Section 9.2, such payment under this Section 12.1 shall be the sole and exclusive remedy of the parties for the failure of the applicable party to consummate the transaction (except for fraud or intentional breach by the applicable party).

12.2     Notices.

      All notices and other communications under or in connection with this Agreement shall be in writing and shall be deemed given (a) if delivered personally (including by overnight express or messenger), upon delivery, (b) if delivered by registered or certified mail (return receipt requested), upon the earlier of actual delivery or three (3) days after being mailed, or (c) if given by telecopy, upon confirmation of transmission by telecopy, in each case to the parties at the following addresses:

(a) If to Purchaser, or after the Closing, the Company, addressed to:

CEI Holding Corporation
320 Park Avenue
New York, NY 10022
Attention: President
Telecopy: 212-832-5815

64

With a copy to:

O’Sullivan LLP
30 Rockefeller Plaza, 27th floor
New York, NY 10112
Attention: Dominick P. DeChiara, Esq.
Telecopy: (212) 218-6220

(b) If to Purchaser Sub, addressed to:

CEI Acquisition Corp.
320 Park Avenue
New York, NY 10022
Attention: President
Telecopy: 212-832-5815

With a copy to:

O’Sullivan LLP
30 Rockefeller Plaza, 27th floor
New York, NY 10112
Attention: Dominick P. DeChiara, Esq.
Telecopy: (212) 218-6220

(c) If to Shareholder, or prior to the Closing, the Company, addressed to:

U.S. Plastic Lumber Corp.
2300 W. Glades Road
Suite 440W
Boca Raton, Florida 33431
Attention: Bruce C. Rosetto, Vice President and General Counsel
Telecopy: (561) 394-5335

With a copy to:

Blank Rome Comisky & McCauley LLP
One Logan Square
Philadelphia, Pennsylvania 19103-6998
Attention: Alan L. Zeiger, Esq.
Telecopy: (215) 569-5628

12.3     Severability.

      If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable such term or provision in any other jurisdiction, the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or enforceable.

12.4     Entire Agreement.

      This Agreement, including the exhibits and schedules attached hereto and other documents referred to herein, contains the entire understanding of the parties hereto in respect of its subject matter and supersedes all prior and contemporaneous agreements and understandings, oral and written, between the parties with respect to such subject matter.

65

12.5     Successors and Assigns.

      This Agreement shall be binding upon and inure to the benefit of Purchaser, Purchaser Sub, the Shareholder, the Company and their respective successors and assigns; provided, however, that neither the Shareholder nor the Company shall directly or indirectly transfer or assign any of such party’s respective rights or obligations hereunder in whole or in part without the prior written consent of Purchaser and Purchaser Sub, and any such transfer or assignment without said consent shall be void, ab initio. Subject to the immediately preceding sentence, and except as set forth in Article X, this Agreement is not intended to benefit, and shall not run to the benefit of or be enforceable by, any other person or entity other than the parties hereto and their permitted successors and assigns.

12.6     Counterparts.

      This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same Agreement.

12.7     Recitals, Schedules and Exhibits.

      The recitals, schedules and exhibits to this Agreement are incorporated herein and, by this reference, made a part hereof as if fully set forth at length herein.

12.8     Construction; Interpretation.

      (a) The article, section and subsection headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

      (b) As used in this Agreement, the masculine, feminine or neuter gender, and the singular or plural, shall be deemed to include the others whenever and wherever the context so requires, and the words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation.”

      (c) For the purposes of this Agreement, unless the context clearly requires, “or” is not exclusive.

      (d) All Exhibits and Schedules attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The language used in this Agreement has been chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Without limitation of the generality of the foregoing, the provisions of this Agreement (including the Schedules) shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted.

12.9     Governing Law.

      This Agreement shall be governed by, enforced and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such state, without giving effect to any choice or conflict of law provision or rule (whether in the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware. Except as set forth in Section 6.18, each of the parties hereto hereby consents to the exclusive jurisdiction of, and venue in, any federal or state court of competent jurisdiction located in Wilmington, Delaware, solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated herein, and hereby waives, and agrees not to assert, as a defense in any action for the interpretation or enforcement hereof or any such document, that it is not subject thereto or that such action may not be brought or is not maintainable in said courts or that the venue thereof may not be applicable or that this Agreement or any such document may not be enforced in or by said courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in said courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12.2 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

66

12.10     Waiver of Jury Trial.

      EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.10.

12.11     Knowledge.

      When references are made in this agreement of information being “to the knowledge” of a specific party hereto, or similar language with respect to such party, such knowledge shall refer (i) in the case of the Shareholder or the Company, to the knowledge of the officers of the Shareholder and the Company set forth on Schedule 12.11(a) hereto and (ii) in the case of Purchaser or Purchaser Sub, to the knowledge of the directors or officers of Purchaser and Purchaser Sub set forth on Schedule 12.11(b) hereto. Such individuals shall be deemed to have “knowledge” of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

12.12     Interest.

      Any amounts not paid when due pursuant to Section 2.3(c) or (d) or Article X shall bear interest from the date due until the date paid at the lesser of (x) 10% per annum (calculated on the basis of a 365-day year and the actual number of days elapsed) or (y) the highest legal rate permitted by applicable Legal Requirements.

67

12.13     Actions of the Company and its Subsidiaries.

      Whenever this Agreement requires the Company or any Subsidiary thereof to take any action, such requirement shall be deemed to involve, with respect to actions to be taken at or prior to the Closing, an undertaking on the part of the Shareholder to cause the Company or such Subsidiary to take such action and, with respect to actions to be taken after the Closing, an undertaking on the part of Purchaser and Purchaser Sub to cause the Company or such Subsidiary to take such action.

* * *

      IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or has caused this Agreement to be executed on its behalf by a representative duly authorized, all as of the date first above set forth.

PURCHASER:

CEI HOLDING CORPORATION

By: /s/ EDWARD SHEEHAN
Name: Edward Sheehan
Title: President

PURCHASER SUB:

CEI ACQUISITION CORP.

By: /s/ EDWARD SHEEHAN
Name: Edward Sheehan
Title: President

SHAREHOLDER:
U.S. PLASTIC LUMBER CORP.
By: /s/ BRUCE C. ROSETTO
Name: Bruce C. Rosetto
Title: Executive Vice President and Secretary

COMPANY:
CLEAN EARTH, INC.
By: /s/ BRUCE C. ROSETTO
Name: Bruce C. Rosetto
Title: Secretary

68

APPENDIX B: FORM OF SELLER NOTE

       THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. IT MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO IT UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF SUCH PROMISSORY NOTE THAT SUCH REGISTRATION IS NOT REQUIRED.

       THE INDEBTEDNESS EVIDENCED BY THIS PROMISSORY NOTE IS SUBORDINATED TO CERTAIN SENIOR DEBT TO THE EXTENT PROVIDED HEREIN.

       THIS PROMISSORY NOTE UNDER CERTAIN CONDITIONS MAY BE OFFSET AGAINST, OR MANDATORILY REDUCED OR RETIRED, OR REISSUED, PURSUANT TO THE PROVISIONS OF ARTICLE 2 OF THE AMENDED AND RESTATED PURCHASE AGREEMENT DATED AS OF JUNE 14, 2002, AMONG CEI ACQUISITION CORP. (“PURCHASER SUB”), CEI HOLDING CORPORATION (THE “CORPORATION”), CLEAN EARTH, INC. (“CEI”), AND U.S. PLASTIC LUMBER CORP. (THE “SELLER”), AS AMENDED, RESTATED, AMENDED AND RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME (THE “PURCHASE AGREEMENT”), AND THE ESCROW AGREEMENT DATED AS OF JUNE 14, 2002, AMONG SUNTRUST BANK (THE “ESCROW AGENT”), PURCHASER SUB, THE CORPORATION, CEI, AND THE SELLER, AS AMENDED, RESTATED, AMENDED AND RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME (THE “ESCROW AGREEMENT”). THE TRANSFER OF THIS PROMISSORY NOTE IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE PURCHASE AGREEMENT AND THE ESCROW AGREEMENT AND NO TRANSFER OF THIS PROMISSORY NOTE SHALL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED. COPIES OF THE PURCHASE AGREEMENT AND ESCROW AGREEMENT ARE ON FILE AND MAY BE INSPECTED AT THE PRINCIPAL EXECUTIVE OFFICE OF THE CORPORATION. THE HOLDER OF THIS PROMISSORY NOTE, BY ACCEPTANCE OF THIS PROMISSORY NOTE, AGREES TO BE BOUND BY THE PROVISIONS OF THE PURCHASE AGREEMENT AND ESCROW AGREEMENT SOLELY AS THEY RELATE TO THE RIGHTS AND OBLIGATIONS OF THE HOLDER, THE PURCHASER AND THE CORPORATION HEREUNDER.

CEI HOLDING CORPORATION

5.0% Junior Subordinated Promissory Note

$3,500,000.00	[ ], 2002

SECTION 1.     General.

      (a) For value received, CEI HOLDING CORPORATION, a Delaware corporation (the “Corporation”), hereby promises to pay, subject to the further provisions hereof (including Section 7 hereof), to U.S. PLASTIC LUMBER CORP. (together with its permitted successors and assigns, the “Holder”), the principal amount of THREE MILLION FIVE HUNDRED THOUSAND DOLLARS ($3,500,000), or such lesser amount thereof or greater amount thereof (as a result of the exercise of the PIK Option) which may be outstanding, on the tenth anniversary date of the Closing Date, in such coin or currency of the United States of America as at the time of payment (as provided herein) shall be legal tender therein for the payment of public and private debts. All capitalized terms used but not defined herein shall have the meanings assigned to them in the Purchase Agreement (as defined below).

      (b) The Corporation shall pay interest on the principal amount of this Note, and to the maximum extent permitted by applicable Legal Requirements on any increase thereof as provided below, at a fixed rate per annum (the “Stated Rate”) equal to five percent (5.0%), until paid in full; provided, that, so long as any Default (as defined herein) shall have occurred and be continuing, such fixed rate per annum shall be seven percent (7.0%). Such interest on this Note shall accrue from day to day, beginning on the date hereof, and shall be payable on (i) each March 31, June 30, September 30 and December 31 (commencing on the first such date which occurs after the Closing Date) in arrears (each, an “Interest Payment Date”); (ii) the date of any prepayment in accordance with Section 5 hereof; and (iii) the maturity date of this Note, whether by acceleration or otherwise. All computations of interest hereunder shall be made on the basis of a 360-day year consisting of twelve 30-day months.

      (c) Notwithstanding anything contained to the contrary in this Note, upon any Interest Payment Date, the Corporation may elect (the “PIK Option”) to defer all or any portion of the interest to be paid in cash on such Interest Payment Date (such election being deemed made to the extent that the payment of the interest owing on such date is not paid in cash on such date), provided that the PIK Option shall not be utilized on any Interest Payment Date if a Default (as defined below) has occurred and is continuing on or during such Interest Payment Date. If the Corporation elects to exercise the PIK Option on any Interest Payment Date, then the aggregate principal amount of this Note shall be automatically deemed to be increased on such Interest Payment Date by an amount equal to the interest (or portion thereof) owing on such Interest Payment Date, to the extent not paid in cash on such date, and such amount shall no longer be due or payable as interest, but rather as principal.

SECTION 2.     This Note, etc.

      (a) This Note is (i) the “Seller Note” issued by the Corporation pursuant to Section 2.2(b)(i) of the Amended and Restated Purchase Agreement dated as of June 14, 2002 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”), among U.S. Plastic Lumber Corp. (the “Shareholder”), Clean Earth, Inc. (“CEI”), CEI Acquisition Corp. (“Purchaser Sub”) and the Corporation, and is subject to Section 2.3(e) and Section 11.2 thereof; and (ii) the “Seller Note” referred to in the Escrow Agreement dated as of June 14, 2002 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Escrow Agreement”), among SunTrust Bank, the Shareholder, CEI, Purchaser Sub and the Corporation, and is subject to Section 3 and Section 5 thereof.

      (b) When used herein, unless the context otherwise requires, (i) the terms “this Note” or the “Notes” include any other Notes which may be executed and delivered by the Corporation from time to time in replacement of this Note pursuant to Section 10 hereof (whether upon an assignment or transfer of this Note by the Holder to a Permitted Transferee pursuant to Section 11.2 of the Purchase Agreement or otherwise), and (ii) the term “Required Holders” shall mean the registered holders of the Notes representing a majority of the then outstanding principal balance of the Notes.

2

SECTION 3.     Restrictions on Transfer.

      This Note shall not be assignable or transferable, except as otherwise set forth in Section 11.2 of the Purchase Agreement, and shall be subject to deposit, release and redeposit from time to time in an escrow as set forth in Section 3 and Section 5 of the Escrow Agreement.

SECTION 4.     Rights of Set-Off, Retirement and Reduction.

      (a) In the event of a breach by the Shareholder of the provisions of the Purchase Agreement, in accordance with any applicable limitations set forth in the Purchase Agreement, the Corporation is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all obligations at any time owing by the Corporation under this Note to the Holder or the Shareholder against any and all of the obligations of the Shareholder to the Corporation now or hereafter existing under the Purchase Agreement.

      (b) Without limitation of the provisions of Section 4(a) hereof, in the event of an Unrecovered Purchaser Cash Amount, such Unrecovered Purchaser Cash Amount shall be offset, on a dollar-for-dollar basis, against, or be recovered, on a dollar-for-dollar basis, by the mandatory retirement or reduction of, the remaining obligations under this Note, as more fully set forth in Section 2.3(e) of the Purchase Agreement.

SECTION 5.     Prepayment.

      Subject to the provisions of Section 7 hereof, the Corporation may, at its sole option, at any time, or from time to time, prepay this Note, without penalty or premium, in whole or in part, provided that each prepayment of this Note shall include payment of the principal amount of this Note proposed to be prepaid on such prepayment date plus all accrued but unpaid interest thereon to the date of such prepayment on the portion of this Note being prepaid.

SECTION 6.     Optional Redemption.

      In the event of a Change of Control, the Holder shall have the option to require the Corporation to repurchase this Note at a purchase price equal to the then outstanding principal amount of this Note, together with all interest accrued thereon through the date of repurchase. Except as otherwise set forth in this Section 6, the Corporation shall give the Holder notice (a “Change of Control Notice”) of any transaction that would result in a Change of Control not less than ten (10) business days prior to the anticipated date of the consummation of such transaction. The Holder may exercise its right to require the Corporation to repurchase this Note by delivering written notice of such exercise (a “Repurchase Notice”) to the Corporation within five (5) business days after receipt of the Change of Control Notice. The repurchase of this Note shall be consummated concurrently with the consummation of the transaction that would result in a Change of Control (the “Change of Control Date”). On the Change of Control Date, subject to Section 7, the Corporation shall purchase from the Holder, and the Holder shall sell to the Corporation, this Note for the purchase price specified in this Section 6. In the event of the failure of the Corporation to give the Holder a Change of Control Notice in accordance with this Section 6, this Note shall become due and payable in full upon the occurrence of the Change of Control.

SECTION 7.     Subordination.

      (a) The Corporation hereby covenants and agrees, and the Holder, by its acceptance of this Note, likewise covenants and agrees, that, for the benefit of the holders of the Senior Debt (as defined below) all indebtedness evidenced by this Note, including principal, premium, if any, and interest, and all other amounts payable to the Holder hereunder (including, for all purposes of this Note, any payment in respect of redemption or purchase or other acquisition hereof) (collectively, the “Subordinated Debt”) shall, to the extent hereinafter set forth, be subordinate and junior to all Senior Debt in the manner set forth in this Section.

3

      (b) Unless and until all principal of, premium, if any, and interest on, and all other obligations of the Corporation under, any Senior Debt shall have been paid in full and all commitments to extend Senior Debt shall have terminated, neither the Corporation nor any of its Subsidiaries shall make, and the Holder shall not demand, accept or receive, or attempt to collect or commence any legal proceedings to collect, any direct or indirect payment (in cash or property or by setoff, exercise of contractual or statutory rights or otherwise) of or on account of any amount payable on or with respect to this Note (including any payment in respect of redemption or purchase or other acquisition) or any interest herein, except that the Corporation may make, and the Holder may demand, accept, receive and collect, any scheduled payment required pursuant to Section 1 hereof (including the payment of principal on the tenth anniversary of the Closing Date), or the payment required to be made pursuant to Section 6 upon a Change of Control, in each case so long as no Event of Default or Default under, and as defined in, the Senior Debt Documents has occurred and is continuing or would result therefrom. Unless and until all principal of, premium, if any, and interest on, and all other obligations of the Corporation under, the Senior Debt shall have been paid in full and all commitments to extend Senior Debt shall have terminated, the Holder will not commence or maintain any action, suit or any other legal or equitable proceeding against the Corporation, or join with any creditor in any such proceeding, under any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar law, unless the holders of Senior Debt shall also join in bringing such proceeding.

      (c) In the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation or other similar proceedings, relative to the Corporation and its creditors, in their capacity as creditors of the Corporation, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Corporation, whether or not involving insolvency or bankruptcy, then:

(i) the holders of the Senior Debt shall first be entitled to receive payment in full of the principal thereof, premium, if any, interest and all other amounts payable thereon (accruing before and after the commencement of the proceedings, whether or not allowed or allowable as a claim in such proceedings) before the Holder would be entitled to receive any payment on account or in respect of Subordinated Debt; and

(ii) any payment or distribution of assets of the Corporation of any kind or character, whether in cash, property or securities to which the Holder would be entitled, but for the provisions of this Note, shall be paid or distributed by the liquidating trustee or agent or other person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or other trustee or agent, directly to the holders of Senior Debt (or the Agents) to the extent necessary to make payment in full of all amounts of Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of the Senior Debt.

Should any payment or distribution or security or the proceeds of any thereof be collected or received by the Holder in respect of the Subordinated Debt, at a time when the payment thereof by the Corporation is prohibited by the terms of this Note, the Holder will forthwith deliver the same to the holders of Senior Debt (or the Agents) for the benefit of the holders of the Senior Debt in precisely the form received (except for the endorsement or the assignment of or by the Holder where necessary) for application to payment of all Senior Debt in full, after giving effect to any concurrent payment or distribution to the holders of Senior Debt and, until so delivered, the same shall be held in trust by the Holder as the property of the holders of the Senior Debt.

      (d) The Holder shall not be subrogated to the rights of the holders of the Senior Debt to receive payments or distributions of assets of the Corporation until all amounts payable with respect to the Senior Debt shall be paid in full. The subordination provisions of this Note are and are intended solely for the purpose of defining the relative rights of the Holder, on the one hand, and the holders of the Senior Debt, on the other hand.

      (e) After the payment in full of all of the Senior Debt, the Holder shall be subrogated (equally and ratably with the holders of all subordinated indebtedness of the Corporation which, by its terms as of the date hereof, is not superior in right of payment to the Subordinated Debt, and ranks on a parity with the

4

Subordinated Debt) to the rights of the holders of Senior Debt to receive payments or distributions of cash, property or securities of the Corporation applicable to the Senior Debt until all amounts owing on the Subordinated Debt shall be paid in full. For purposes of such subrogation, no payments or distributions to the Holder of cash, property, securities or other assets by virtue of the subrogation herein provided which otherwise would have been made to the holders of the Senior Debt shall, as between the Corporation, its creditors (other than the holders of Senior Debt) and the Holder, be deemed to be a payment to or on account of the Subordinated Debt. The Holder agrees that, in the event that all or any part of any payment made on account of the Senior Debt is recovered from the holders of Senior Debt as a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law, any payment or distribution received by the Holder on account of the Subordinated Debt at any time after the date of the payment so recovered, whether pursuant to the right of subrogation provided for in this Note or otherwise, shall be deemed to have been received by the Holder in trust as the property of the holders of the Senior Debt and the Holder shall forthwith deliver the same to the holders of the Senior Debt (or the Agents) for the benefit of the holders of the Senior Debt for application to payment of all Senior Debt in full.

      (f) The Holder hereby waives any and all notice in respect of the Senior Debt, present or future, and agrees and consents that without notice to or assent by it:

(i) the obligation and liabilities of the Corporation or any other party or parties for or upon the Senior Debt (or any promissory note, security document or guaranty evidencing or securing the same) may, from time to time, in whole or in part, be renewed, extended, modified, amended, restated, accelerated, compromised, supplemented, terminated, sold, exchanged, waived or released;

(ii) the holders of the Senior Debt (or the Agents), may exercise or refrain from exercising any right, remedy or power granted by or in connection with any agreements relating to the Senior Debt; and

(iii) any balance or balances of funds with any holders of the Senior Debt at any time standing to the credit of the Corporation may, from time to time, in whole or in part, be surrendered or released;

all as the holders of the Senior Debt (or Agents) may deem advisable and all without impairing, abridging, diminishing, releasing or affecting the subordination of the Subordinated Debt to the Senior Debt provided for herein.

      (g) Nothing contained in this Section 7 is intended to or shall impair, as between the Corporation and the Holder, the obligation of the Corporation to pay to the Holder the principal of, premium, if any, and interest on this Note, as and when the same shall become due and payable (except as otherwise provided in this Note) in accordance with its terms, or is intended to or shall affect the relative rights of the Holder and other creditors of the Corporation other than the holders of the Senior Debt.

      (h) No present or future holder of Senior Debt shall be prejudiced in his right to enforce the subordination contained herein in accordance with the terms hereof by any act or failure to act on the part of the Corporation or the Holder. The subordination provisions contained herein are for the benefit of the holders of the Senior Debt from time to time and, so long as any Senior Debt is outstanding under any agreement, may not be rescinded, cancelled or modified in any way without the prior written consent thereto as may be required pursuant to the terms of the Senior Debt Documents.

      (i) Notwithstanding anything to the contrary in this Note, upon any payment or distribution of assets of the Corporation in any proceedings for reorganization, insolvency, liquidation, dissolution or other winding up, the Holder shall be entitled to rely upon any final order or decree made by any court of competent jurisdiction in which any such proceedings are pending for the purpose of ascertaining the persons entitled to participate in such payment or distribution, the holders of the Senior Debt and other debt of the Corporation, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto.

5

      (j) The subordination provisions of this Section 7 shall be binding upon the Holder and upon the respective successors and assigns of the Holder; and all references herein to the Holder shall be deemed to include any successor or successors, whether immediate or remote, of the Holder.

      (k) Any payment of this Note that would result in a violation of the Senior Debt Documents shall not be made so long as the Senior Debt Documents remains in effect. Such failure to make such payments shall not be deemed to be a default under this Note.

SECTION 8.     Default.

      If any of the following events occurs and is continuing (each, a “Default”):

(i) The Corporation shall fail to make any payment of principal on this Note when and as the same shall become due and payable, by acceleration or otherwise;

(ii) The Corporation shall fail to make any payment of cash interest on this Note, when and as the same shall become due and payable, by acceleration or otherwise;

(iii) The Corporation shall default in the due observance or performance of any covenant, condition or agreement to be observed or performed by it under this Note (other than a covenant which is specifically addressed elsewhere in this Section 8) and such default shall continue unremedied for a period of 30 days after written notice thereof to the Corporation from the Holder;

(iv) The Corporation shall (A) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Bankruptcy Code, or any other bankruptcy, insolvency or similar law; (B) consent to the institution of, or fail to controvert in a timely and appropriate manner, any such proceeding or the filing of any such petition; (C) apply for, consent to the appointment of, or a court of competent jurisdiction shall enter an order appointing, a receiver, trustee, custodian, sequestrator or officer with similar powers of itself or for any substantial part of its property or assets; (D) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (E) make a general assignment for the benefit of creditors; (F) fail generally to pay its debts as they become due; (G) shall be adjudicated insolvent; or (H) take any action in furtherance of any of the foregoing; or

(v) (A) An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (1) relief in respect of the Corporation or of any substantial part of the property or assets thereof, under Title 11 of the United States Bankruptcy Code or any other bankruptcy, insolvency or similar law, (2) the appointment of a receiver, trustee, custodian, sequestrator or similar official for the Corporation or for any substantial part of its property or assets or (3) the winding-up or liquidation of any the Corporation, and any such proceeding, petition or order shall continue unstayed and in effect for a period of sixty (60) consecutive days; or (B) a warrant of attachment, execution or similar process shall be issued against any substantial part of the property or assets of the Corporation and the enforcement of such attachment, execution or similar process is not stayed pending appeal;

then, subject to the provisions of Section 7, the Required Holders may, at their election and without demand or notice of any kind, declare the unpaid principal amount of this Note, the then accrued interest thereon, and all other obligations due or payable hereunder, immediately due and payable, proceed to collect the same, and exercise any and all other rights, powers and remedies given it by this Note or by law.

SECTION 9.     Delivery of Senior Debt Documents.

      Upon the written request of the Holder, the Corporation hereby covenants to deliver to the Holder true and complete copies of the Senior Debt Documents, as in effect on the Closing Date and at any time and from time to time thereafter.

6

SECTION 10.     Replacement of Note.

      Upon surrender and cancellation of this Note, and in all cases (other than pursuant to clause (i) or (ii) of this Section 10) upon reimbursement to the Corporation of all reasonable expenses incident thereto, the Corporation will make and deliver a new Note of like tenor in lieu of this Note in the following circumstances: (i) in the event the right of set-off or mandatory retirement or reduction contemplated by Section 4 hereof shall apply (other than upon the set-off or mandatory retirement or reduction of the entire remaining principal amount of this Note (and all accrued interest thereon) in accordance with Section 4 hereof), (ii) in the event of a partial prepayment of the principal amount of this Note in accordance with Section 5 hereof, (iii) upon receipt by the Corporation of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note and, in case of loss, theft, destruction or mutilation, of indemnity satisfactory to it, or (iv) upon the Holder’s assignment or transfer of this Note in accordance with Section 11.2 of the Purchase Agreement. Any Note made and delivered in accordance with the provisions of this Section 10 shall be dated as of the date through which interest has been paid on this Note.

SECTION 11.     Amendments and Waivers.

      With the written consent of the Required Holders and the Corporation, any covenant, agreement or condition contained in this Note may be waived (either generally or in a particular instance and either retroactively or prospectively), or the Required Holders and the Corporation may from time to time enter into agreements for the purpose of amending or otherwise modifying any covenant, agreement or condition of this Note or changing in any manner the rights of the Holder; provided, however, that the provisions of Section 7 hereof may not be amended or modified without any prior written consent to such amendment or modification as may be required pursuant to the terms of the Senior Debt Documents. Any such waiver or amendment shall be binding upon each future Holder and upon the Corporation. Upon the written request of the Corporation, the Holder shall submit this Note to the Corporation so that this Note may be marked to indicate such waiver or amendment, and any Note issued thereafter shall bear a similar notation referring to any such waiver or amendment.

SECTION 12.     Extensions of Payment.

      Whenever any payment (including principal of, or interest on, this Note or any other amount) hereunder shall become due, or otherwise would occur, on a day that is not a business day, such payment shall be made on the next succeeding business day, and such extension of time shall be included in the computation of such interest, or other amount, if applicable.

SECTION 13.     Certain Definitions.

      The following terms, when used in this Note, have the following meanings, unless otherwise expressly indicated:

“Agent” shall, with respect to any series, class or other category of Senior Debt, (i) if such term (or a correlative term) is defined in the Senior Debt Documents (if any) for such Senior Debt, have the meaning ascribed to such term (or correlative term) in such Senior Debt Documents, and (ii) in all other cases, mean the Person elected, appointed or otherwise designated by the holders of such Senior Debt as their agent or representative.

“Change of Control” shall have the meaning ascribed to such term (or any correlative term) in the Senior Loan Documents.

“D.O. Debt Documents” shall mean (i) the one or more “D.O. Notes” issued by the Corporation pursuant to Section 2.2(b)(ii) of the Purchase Agreement, as the same may be amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time in accordance with its terms, and any successor loan agreement refinancing Senior Debt under the D.O. Debt Documents and designated by the Corporation as a “D.O. Debt Document” for

7

purposes hereof and (ii) the other documents executed and delivered in connection therewith, in each case as the same may be amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Senior Debt” shall mean (i) (a) all principal of, premium and interest (including, without limitation, any interest (“Post-Petition Interest”) which accrues (or which would accrue but for such case, proceeding or other action) after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Corporation (whether or not such interest is allowed or allowable as a claim in such case, proceeding or other action)) under the Senior Debt Documents, or on any loan under, and all notes issued pursuant to, the Senior Debt Documents, (b) any renewals, refinancings or extensions of any of the foregoing (or any portion thereof) (including Post-Petition Interest) and (c) all fees, expenses, indemnities and all other amounts payable by the Corporation thereunder or with respect thereto, including under any other documents referred to in the Senior Debt Documents; (ii) the following indebtedness or obligations of the Corporation, whether outstanding on the date hereof or hereafter created, including (A) indebtedness for borrowed money, (B) indebtedness evidenced by bonds, debentures, notes or other similar instruments, (C) indebtedness for guarantees by the Corporation of any of the indebtedness set forth in clauses (A) and (B) of this clause (ii); (D) indebtedness for guarantees by the Corporation of the performance obligations of Subsidiaries of the Corporation under the contracts or agreements to which they may be parties from time to time; and (E) obligations of the Corporation in respect of letters of credit or other similar instruments or surety bonds with respect to the contracts or agreements referred to in clause (D) of this clause (ii) (including reimbursement obligations with respect thereto); and (iii) all deferrals, renewals, extensions, refinancings and refundings of, and amendments, modifications and supplements to, any such indebtedness, unless by the terms of the instrument creating or evidencing any such indebtedness or obligation referred to in this definition of “Senior Debt” it is expressly provided that such indebtedness or obligation is not superior in right of payment to this Note. As used herein, the term “Senior Debt” includes interest that accrues on any such indebtedness or obligation after the commencement of any case or proceeding relating to the bankruptcy or insolvency of the Corporation (whether or not such interest is allowed or allowable as a claim in such case or proceeding).

“Senior Debt Documents” shall mean the Senior Loan Documents, the D.O. Debt Documents, and the Sponsor Debt Documents.

“Senior Loan Documents” shall mean (i) the Credit Agreement dated as of the Closing Date, among Purchaser Sub, Bank of America, N.A., as Administrative Agent, the lenders listed on the signature pages thereof, and the other parties thereto (if any), as the same may be amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time in accordance with its terms and any successor credit agreement refinancing all or a portion of the Senior Debt under the Credit Agreement and designated by the Corporation as a “Senior Loan Document” for purposes hereof, and (ii) the other documents executed and delivered in connection therewith, in each case as the same may be amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Sponsor Debt Documents” shall mean (i) the securities purchase agreement dated as of the Closing Date, among the Corporation, Eos Partners, L.P. (or one or more affiliates thereof), BancAmerica Capital Investors SBIC I, L.P. (or one or more affiliates thereof), and the other parties thereto, if any, as the same may be amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time in accordance with its terms and any successor loan agreement or note purchase agreement refinancing all or a portion of the Senior Debt under the Sponsor Debt Documents and designated by the Corporation as a “Sponsor Debt Document” for purposes hereof, and (ii) the other documents executed and delivered in connection therewith, in each case as the same may be amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

8

SECTION 14.     Successors and Assigns.

      The provisions of this Note shall be binding upon and inure to the benefit of the Corporation and its successors and assigns, and to the Holder and its permitted successors and assigns, which shall succeed to the Holder’s rights and obligations in, to and under this Note pursuant to Section 3 hereof.

SECTION 15.     Governing Law.

      This Note shall be governed by, enforced and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether in the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

SECTION 16.     Notices.

      Any notice to the Holder or the Corporation shall be delivered in accordance with Section 12.2 of the Purchase Agreement.

SECTION 17.     Waiver of Demand, etc.

      The Corporation hereby waives demand, presentment, notice of demand, dishonor or nonpayment, protest and notice of protest and any and all lack of diligence in the enforcement hereof and hereby assents to each and any extension or postponement of the time of payment, at or after maturity, or other indulgence, and hereby waives any and all notice thereof.

SECTION 18.     Costs of Collection.

      Subject to the provisions of Section 7, the Corporation agrees to reimburse the Holder for all of its documented costs and expenses (including reasonable and documented attorney’s fees) incurred in connection with its enforcement of any obligation of the Corporation to pay any amount of principal or interest on this Note that is due and payable under the terms of this Note.

SECTION 19.     Severability.

      In the event that any provision of this Note would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Note or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Note or affecting the validity or enforceability of such provision in any other jurisdiction.

* * *

9

      IN WITNESS WHEREOF, the Corporation has duly executed and delivered this Note as of the date first written above.

CEI HOLDING CORPORATION By: Name: Title:

10

APPENDIX C: OPINION OF SANDERS MORRIS HARRIS, INC.

SANDERS MORRIS HARRIS

G. Clyde Buck

Senior Vice President &
Managing Director

June 14, 2002

PERSONAL AND CONFIDENTIAL

Board of Directors

U.S. Plastic Lumber Corp.
2300 Glades Road
Suite 440W
Boca Raton, FL 33431

Gentlemen:

      You have advised Sanders Morris Harris, Inc. (“SMH”) that CEI Holding Corporation (“Purchaser”) has proposed to acquire Clean Earth Inc, (“CEI”), the environmental remediation and dredging segment of U.S. Plastic Lumber Corp. (“USPL”), at a price of approximately $45 million in cash (subject to adjustment), and the issuance of a junior subordinated note with an original principal amount of $3.5 million. The proposed transaction will also involve (a) the assignment to USPL of the Quakertown claim and the retention by USPL of the 51 percent interest in the ICC/JV (i.e., the retained net assets of ICC/JV) plus (b) the assumption of capital leases, notes (including the Waste Management note) and obligations to employees (not to exceed $3 million in the aggregate) and the assumption two real estate mortgages (not to exceed $2.5 million in the aggregate). The proposed transaction is subject to the definitive agreement which will be entered into on the date hereof (the “Agreement”), and approval of USPL’s shareholders.

      You have requested that SMH act as financial advisor to the Board of Directors of USPL and issue an opinion (“Opinion”) as to the fairness, from a financial point of view, to USPL and its common shareholders of the terms of the proposed transaction (the “Transaction”).

      SMH, as part of its investment banking business, is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes.

      In arriving at our Opinion, we have, among other things:

1. Reviewed a draft of the Agreement between CEI Holding Corporation, CEI Acquisition Corp., CEI and USPL dated June 12, 2002;

2. Reviewed a draft dated June 13, 2002 of USPL’s Schedule 14A Proxy Statement;

3. Reviewed USPL’s audited financial statements and annual report and Form 10-K for the fiscal years ended December 31, 2000 and December 31, 2001;

4. Reviewed USPL’s Form 10-Q report and unaudited financial statements for the quarters ended March 31, 2001, June 30, 2001, September 30, 2001 and March 31, 2002;

5. Reviewed USPL’s, U.S. Plastic Lumber Ltd.’s (“USPL Ltd.”) and CEI’s unaudited financial statements for the year ended December 31, 2000 and 2001 and three months ended March 31, 2001 and 2002;

6. Reviewed USPL management’s projected income statements for CEI for the years ending December 31, 2002-2004, including 2002 figures revised on 6/11/02;

7. Reviewed historical market prices and trading volume for USPL’s common stock;

8. Reviewed USPL press releases dated October 12, 2001, October 15, 2001, January 25, 2002, March 20, 2002, April 2, 2002 and April 11, 2002;

9. Reviewed a selling memorandum for CEI prepared by Banc of America Securities;

10. Reviewed Exhibit D to the Agreement regarding the 5.0% Junior Subordinated Promissory Note; and

11. Reviewed a draft of the post-closing capitalization table for both CEI and Purchaser.

      We also discussed with management of USPL various assets, liabilities and operations of USPL and its subsidiaries, CEI and USPL Ltd.

      With your permission, we have assumed and relied upon, without assuming any responsibility for verification, the accuracy and completeness of all of the financial and other information provided to, discussed with, or reviewed by or for us, or publicly available, for purposes of this Opinion, and have further relied upon the assurances of management of USPL that it is not aware of any facts that will make such information inaccurate or misleading in any respect material to our analysis. We have neither made nor obtained any independent evaluations or appraisals of the assets or liabilities of USPL or USPL’s subsidiary, CEI, nor have we conducted a physical inspection of the properties and facilities of USPL or CEI. We have assumed that the financial forecasts provided to us by USPL have been reasonably determined on bases reflecting the best currently available estimates and judgment of USPL’s management as to the future financial performance of CEI. We have further assumed in our analyses that, in, all material respects, such forecasts and projections will be realized in the amounts and times indicated thereby. We express no view as to such forecasts or the assumptions on which they were based. We have relied as to all legal, accounting and tax matters with respect to the Transaction on legal counsel accountants and other financial advisors of USPL. We were not authorized to negotiate the terms of the Transaction, and we have based our opinion solely upon the proposed Agreement as negotiated by others. We were not asked to, and we did not, solicit third party offers to acquire all or part of USPL or USPL’s subsidiary, CEI.

      For purposes of rendering our Opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the transaction will be satisfied without waiver thereof. We have also assumed that all material governmental, regulatory or other consents and approvals will be obtained and that in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which USPL is a party, as contemplated by the Agreement, no restrictions will be imposed or amendments, modifications or waivers made that would have any material adverse effect on the consideration to be received or the time of such receipt.

      Our Opinion is limited to the fairness, from a financial point of view, of the proposed transaction to USPL’s common shareholders, and we express no opinion as to the merits of the underlying decision by USPL to engage in the transaction. Our Opinion necessarily is based upon market, economic and other conditions as they exist and can be evaluated on the date hereof, and we assume no responsibility to update or revise our Opinion based upon circumstances or events occurring after the date hereof.

      We have acted as financial advisor to the Board of Directors of USPL in connection with the transaction and will receive a fee for our services, including for rendering this Opinion. In addition, USPL has agreed to indemnify us for certain liabilities arising out of our engagement. As we have previously advised you, in the ordinary course of business, we or our affiliates may trade in USPL’s common stock for our own accounts and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. Moreover, Kenneth C. Leung, a director of USPL, is a managing director of SMH.

      Based upon and subject to the foregoing, it is our Opinion that, as of June 14, 2002 the financial terms of the proposed Transaction are fair to USPL and its common shareholders from a financial point of view.

SANDERS MORRIS HARRIS INC.

By:	/s/ G. CLYDE BUCK

G. Clyde Buck
Managing Director

REVOCABLE PROXY

U.S. PLASTIC LUMBER CORP.
SPECIAL MEETING OF STOCKHOLDERS
      , 2002
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF U.S. PLASTIC LUMBER CORP.

The undersigned hereby appoints Mark S. Alsentzer and Bruce C. Rosetto, and each of them, as true and lawful attorneys-in-fact and proxies of the undersigned, with full power of substitution in each for the undersigned, to appear at and represent the undersigned in all matters coming before the special meeting (the “Special Meeting”) of stockholders of U.S. Plastic Lumber Corp. (“USPL”) to be held at the Renaissance Boca Raton Hotel located at 2000 NW 19th Street, Boca Raton, Florida 33431, on              , 2002 at 2:00 p.m., Daylight Savings Time, and any postponement or adjournment thereof, and to vote all shares of USPL’s common stock that the undersigned is entitled to vote, with all the powers and authority that the undersigned would possess if personally present at the Special Meeting. The undersigned directs the proxies to vote as follows:

    PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE: ☒.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE, “FOR” THE FOLLOWING:

Item 1.	To approve the sale of all of the issued and outstanding capital stock of Clean Earth, Inc., our wholly-owned subsidiary, which together with its subsidiaries comprise our environmental recycling division, to CEI Holding Corporation (the “Purchaser”), pursuant to the terms and conditions of the Amended and Restated Purchase Agreement dated as of June 14, 2002, between USPL, Clean Earth, Inc., Purchaser and CEI Acquisition Corp., a wholly-owned subsidiary of Purchaser, and the transactions contemplated thereby (the “Clean Earth Sale Transaction”), as described in the accompanying proxy statement.

☐ FOR          ☐ AGAINST          ☐ ABSTAIN

Item 2.	To approve and ratify the issuance of shares of our common stock upon the conversion of a debenture and the exercise of warrants issued to Stout Partnership (the “Stout Conversion Transaction”).

☐ FOR          ☐ AGAINST          ☐ ABSTAIN

Item 3.	To act upon any adjournment or postponement of the Special Meeting, if necessary, to permit further solicitation of proxies if we lack sufficient votes to approve the Clean Earth Sale Transaction or the Stout Conversion Transaction at the Special Meeting.

☐ FOR          ☐ AGAINST          ☐ ABSTAIN

Item 4.	In their discretion, to vote on any other business as may properly come before the Special Meeting or any adjournment or postponement of the Special Meeting.

ALL OF THE PROPOSALS SET FORTH ABOVE ARE PROPOSALS OF USPL. NONE OF THE PROPOSALS IS RELATED TO OR CONDITIONED UPON THE APPROVAL OF ANY OTHER PROPOSAL.

PLEASE DATE AND SIGN ON THE REVERSE SIDE

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER SPECIFIED ABOVE BY THE UNDERSIGNED. IF NO CONTRARY INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE PROPOSALS 1, 2 and 3. IF ANY OTHER BUSINESS IS PRESENTED AT THE SPECIAL MEETING, OR ANY ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT PRESENT, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE SPECIAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING.

THE PROXY AGENTS PRESENT AND ACTING IN PERSON OR BY THEIR SUBSTITUTES (OR, IF ONLY ONE IS PRESENT AND ACTING, THEN THAT ONE) MAY EXERCISE ALL THE POWERS CONFERRED BY THIS PROXY. DISCRETIONARY AUTHORITY IS CONFERRED BY THIS PROXY AS TO CERTAIN MATTERS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

The undersigned may revoke this proxy any time before it is voted by (i) filing with the Secretary of USPL a written notice of revocation bearing a later date than this proxy, (ii) duly executing a later dated proxy relating to the same shares, or (iii) attending the Special Meeting and voting in person (although attendance of the Special Meeting will not in itself constitute a revocation of the proxy). Before the taking of the vote at the Special Meeting, any written notice of revocation or subsequent proxy should be sent to U.S. Plastic Lumber Corp., 2300 W. Glades Road, Suite 440W, Boca Raton, Florida 33431, attention: Secretary, or hand delivered to our Secretary, or to our proxy solicitor, Georgeson Shareholder located at 17 State Street, 10th Floor, New York, New York 10004.

The undersigned hereby acknowledges receipt of the notice of the Special Meeting and the proxy statement relating to the Special Meeting.

Dated	, 2002

PLEASE SIGN EXACTLY AS NAME APPEARS BELOW

Signature

Signature

(JOINT OWNERS SHOULD EACH SIGN, ATTORNEYS-IN-FACT, EXECUTORS, ADMINISTRATORS, CUSTODIANS, PARTNERS OR CORPORATION OFFICERS SHOULD GIVE FULL TITLE).

YOUR VOTE IS IMPORTANT! PLEASE DATE, SIGN, AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE PROMPTLY. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.

THANK YOU FOR VOTING!